As filed with the Securities and Exchange Commission on April 9, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Cottonwood Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)
Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	61-1805524 (I.R.S. Employer Identification Number)
1245 Brickyard Rd., Suite 250
Salt Lake City, Utah 84106
(801) 278-0700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Enzio Cassinis
Chief Executive Officer and President
Cottonwood Communities, Inc.
1245 Brickyard Rd., Suite 250
Salt Lake City, Utah 84106
(801) 278-0700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With copies to:
Darryl Steinhause, Esq. Robert H. Bergdolt, Esq. Laura K. Sirianni, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000	Josh Schneiderman, Esq. Snell & Wilmer L.L.P. 350 South Grand Ave., Suite 3100 Los Angeles, California 90071 Tel: (213) 929-2500
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Class A Common Stock, par value $0.01 per share	5,762,253(1)	$10.00(2)	$57,622,530	$6,287
(1)
Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of the Registrant to be issued in connection with the merger described herein based on the product of 4,904,045 shares of Cottonwood Multifamily REIT I, Inc. common stock, par value $0.01 per share, outstanding as of March 23, 2021 multiplied by an assumed exchange ratio of 1.175 shares of Cottonwood Communities, Inc. for each share of Cottonwood Multifamily REIT I, Inc. common stock.

(2)
There is no established market for the Registrant’s shares of common stock. The estimated value per share of the Registrant’s Class A common stock is $10.00, based solely on the last price paid to acquire a share of the Registrant’s Class A common stock in the Registrant’s suspended initial public offering in December 2020.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f)(2) under the Securities Act.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1 million of the proposed maximum aggregate offering price.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.
PRELIMINARY – SUBJECT TO COMPLETION – DATED APRIL 9, 2021
PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Cottonwood Multifamily REIT I, Inc.:
On January 26, 2021, Cottonwood Multifamily REIT I, Inc. (“CMRI”), Cottonwood Multifamily REIT I O.P., LP (“CMRI OP”), CMRI’s operating partnership, Cottonwood Communities, Inc. (“CCI”), Cottonwood Communities O.P., LP (“CCOP”), CCI’s operating partnership, and Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “CMRI Merger Agreement”) pursuant to which (i) CMRI will merge with and into Merger Sub (the “CMRI Merger”), with Merger Sub surviving the CMRI Merger, such that following the CMRI Merger, the surviving entity will continue as a wholly owned subsidiary of CCI, and (ii) CMRI OP will merge with and into Cottonwood Residential O.P., LP (“CROP,” as successor to CCOP), with CROP surviving the merger (the “CMRI OP Merger”). At such time, the separate existence of CMRI and CMRI OP will cease.
The CMRI Merger Agreement was entered into after a thorough due diligence and negotiation process conducted by a special committee of CMRI’s board of directors (the “CMRI Special Committee”), with the assistance of its advisors, and a special committee of CCI’s board of directors (the “CCI Special Committee”), with the assistance of its advisors. Both the CMRI Special Committee and the CCI Special Committee are comprised solely of directors who are independent of management. The board of directors of CMRI (the “CMRI Board”) and the board of directors of CCI, based on the recommendation of the CMRI Special Committee and CCI Special Committee, respectively, each unanimously approved the CMRI Merger. The obligations of CMRI and CCI to effect the CMRI Merger and of CMRI OP and CROP to effect the CMRI OP Merger are subject to the satisfaction or waiver of several conditions set forth in the CMRI Merger Agreement and described in this proxy statement/prospectus.
On January 26, 2021, CCI, CCOP and Merger Sub also entered into an Agreement and Plan of Merger with Cottonwood Multifamily REIT II, Inc. (“CMRII”) and Cottonwood Multifamily REIT II O.P., LP (“CMRII OP”), CMRII’s operating partnership, whereby CMRII will merge with and into Merger Sub, with Merger Sub surviving the merger, and CMRII OP will merge with and into CROP (as successor to CCOP), with CROP surviving the merger. CCI’s proposed merger with CMRII and CROP’s proposed merger with CMRII OP are referred to herein as the “CMRII Merger”. The consummation of the CMRI Merger is not contingent upon the completion of the CMRII Merger, and the consummation of the CMRII Merger is not contingent upon the completion of the CMRI Merger.
On January 26, 2021, CCI, CCOP and Merger Sub also entered into an Agreement and Plan of Merger with Cottonwood Residential II, Inc. (“CRII”) and CROP, CRII’s operating partnership, whereby CRII would merge with and into CCI, with CCI surviving the merger (the “CRII Merger”), and CCOP would merge with and into CROP, with CROP surviving the merger (the “CROP Merger”). On April [•], 2021, the CRII Merger and the CROP Merger were completed.
Merger Consideration
As consideration for the CMRI Merger, in exchange for each share of CMRI Common Stock, CMRI stockholders will receive 1.175 shares of common stock of CCI, par value $0.01 per share (“CCI Common Stock”). The merger consideration was negotiated as a result of various discussions between the parties and on a thorough review of the relative valuation of CCI and CMRI by the CCI Special Committee, the CMRI Special Committee and their respective financial advisors. See “The CMRI Merger” beginning on page 104 of this proxy statement/prospectus for more information about the determination of the merger consideration.
Portfolio Information
CMRI and CMRII share ownership in the properties in which they have invested through joint venture arrangements with CROP. As a result, upon consummation of the CMRI Merger and the CMRII Merger, the composition of the portfolio of the Combined Company (the surviving entity upon consummation of the CMRI Merger) and the Fully Combined Company (the surviving entity upon consummation of both the CMRI Merger and the CMRII Merger) remains the same while the ownership interest in the properties held through joint ventures with CROP increases to 100%. In addition, the accounting treatment for these joint ventures differs for CROP and CMRI I and CMRII. Under generally accepted accounting principles (“GAAP”), CROP consolidates the joint ventures on its financial statements, recording CMRI and CMRII’s ownership as noncontrolling interests. CMRI and CMRII record their investments in these joint ventures using the equity method of accounting on their financial statements. As a result of equity method accounting, certain financial information for CMRI or CMRII, such as operating metrics, may be presented differently in this proxy statement/prospectus than in the consolidated financial statements of CMRI and CMRII.
If the CRII Merger and the CMRI Merger had been consummated on December 31, 2020, the portfolio of the surviving company (the “Combined Company”) would have had total assets of approximately $1.6 billion, consisting of 35 properties in 12 states. On a pro forma basis, the Combined Company portfolio would have an average effective rent of $1,367 and occupancy of 95.0%. If the CMRI Merger is completed, holders of shares of common stock, par value $0.01 per share, of CMRI (the “CMRI Common Stock”) will become holders of the common stock of the Combined Company.
If the CRII Merger, the CMRI Merger and the CMRII Merger had been consummated on December 31, 2020, the portfolio of the surviving company (the “Fully Combined Company”) would have had total assets of approximately $1.6 billion, consisting of 35 properties in 12 states. On a pro forma basis, the Fully Combined Company portfolio would have an average effective rent of $1,377 and occupancy of 94.9%. CMRI stockholders do not have the right to vote on the CMRII Merger. If the CMRI Merger and the CMRII Merger are completed, holders of shares of CMRI Common Stock will become holders of the common stock of the Fully Combined Company.
	Portfolio Statistics (as of December 31, 2020)
	CCI	CMRI	CRII	CMRII	Combined Company	Fully Combined Company
Stabilized Properties/States	2 / 2	3 / 3(1)	22 / 9	2 / 2(1)	24 / 9	24 / 9
Average Effective Rent	$2,057	$1,445	$1,284	$1,507	$1,367(2)	$1,377(2)
Portfolio Occupancy	95.3%	94.9%	95.0%	94.4%	95.0%(2)	94.9%(2)
Average Age of Portfolio (years)	4	8	22	6	19(2)	18(2)
Structured Investments/States	4 /4	—	2 / 2	—	6 / 6	6 / 6
Development Projects/States	—	—	4 / 1	—	4 / 1	4 / 1
Land Held for Development	—	—	1 / 1	—	1 / 1	1 / 1
Total Real Estate Assets/States	6 / 4	3 / 3(1)	29 / 10	2 / 2(1)	35 / 12	35 / 12
Total Assets (in millions)	$204.8	$27.5	$970.8	$37.9	$1,612.2	$1,612.4
(1)	Properties held jointly with CROP, CRII’s operating partnership, prior to the CROP Merger.
(2)	Averages weighted by ownership percentage and unit counts by asset
Summary of Strategic Benefits
The CMRI Merger, the CRII Merger and, if consummated, the CMRII Merger, are expected to create meaningful operational and financial benefits, including:
•
Increased Diversification. The Combined Company and the Fully Combined Company will benefit from enhanced investment diversification such as the number and location of assets, asset lifecycle (e.g., under development or stabilized) and investment structure (e.g., direct equity investment, preferred equity or debt).

•
Expanded Access to Capital and Reduced Cost of Capital. The larger size of the Combined Company and the Fully Combined Company will likely improve access to capital markets and reduce the cost of capital to support strategic investments that drive growth opportunities, and may increase opportunities for stockholder liquidity should the company ever opt to list its securities on a national securities exchange.

•
Greater Management Focus and Economies of Scale. The integrated organizational structure of the Combined Company and the Fully Combined Company will allow CCI management and CCI’s advisor to focus their efforts on the operation of the company instead of on separate REITs. The increased focus and size of the Combined Company and Fully Combined Company is expected to result in enhanced operating and cost efficiencies.

•
Broadened Potential Liquidity Options. The Combined Company and the Fully Combined Company are expected to have improved liquidity options for stockholders through the expansion of the share repurchase program which considerably increases the maximum amount of shares that may be repurchased, provides for monthly repurchases and removes the limitations on the funding sources that may be used to repurchase shares.

Special Meeting
CMRI will hold a special meeting of its stockholders on [•], 2021 (the “Special Meeting”), at which its stockholders will be asked to consider and vote on (i) a proposal to approve the CMRI Merger and (ii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the CMRI Merger.
The record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting is the close of business on [•], 2021 (the “Record Date”). The CMRI Merger will not be completed unless the CMRI stockholders approve the CMRI Merger by the affirmative vote of at least a majority of the outstanding shares of CMRI Common Stock entitled to vote.
No matter the size of your investment in CMRI, your vote is very important.
YOUR VOTE IS VERY IMPORTANT
Proxy Vote
Based on the recommendation of the CMRI Special Committee, the CMRI Board unanimously approved the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement and determined that they are advisable, fair to and in the best interests of CMRI and the CMRI stockholders.
Therefore, the CMRI Board recommends that you vote FOR the proposal to approve the CMRI Merger and FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, as set forth in the Notice of Special Meeting of Stockholders.
Your Vote Matters
Whether or not you expect to attend the Special Meeting in person, please authorize a proxy to vote on your behalf as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or by authorizing your proxy by one of the other methods specified in this proxy statement/prospectus. This saves CMRI time and money as management will no longer have to solicit your vote.
This proxy statement/prospectus provides you with detailed information about the Special Meeting, the CMRI Merger Agreement, the CMRI Merger and other related matters. A copy of the CMRI Merger Agreement is included as Annex A to this proxy statement/prospectus. We encourage you to read this proxy statement/prospectus in its entirety before voting, including the CMRI Merger Agreement and the other annexes attached to this proxy statement/prospectus. In particular, you should carefully consider the discussion in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 27.
On behalf of CMRI’s management team, the CMRI Board and the CMRI Special Committee, we thank you for your support and urge you to vote FOR the approval of each of the matters to be presented at the Special Meeting.
Sincerely,

Daniel Shaeffer
Chairman of the Board of Directors
Cottonwood Multifamily REIT I, Inc.
Neither the SEC nor any state securities regulatory authority has approved or disapproved of the CMRI Merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2021, and is first being mailed to the CMRI stockholders on or about [•], 2021.

COTTONWOOD MULTIFAMILY REIT I, INC.
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Cottonwood Multifamily REIT I, Inc., a Maryland corporation (“CMRI”), which will be held at the offices of CMRI located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106, at [•] a.m. Mountain Time on [•], 2021.
The purpose of the Special Meeting is to consider and vote upon the following proposals:
1.
A proposal to approve the merger of Cottonwood Multifamily REIT I, Inc. with and into Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of Cottonwood Communities, Inc., pursuant to the Agreement and Plan of Merger, dated as of January 26, 2021, by and among Cottonwood Multifamily REIT I, Inc., Cottonwood Communities, Inc. and the other parties thereto, which we refer to as the “CMRI Merger Proposal.”

2.
A proposal to adjourn the Special Meeting to solicit additional proxies in favor of the CMRI Merger Proposal if there are not sufficient votes to approve the CMRI Merger Proposal, if necessary and as determined by the chair of the Special Meeting, which we refer to as the “Adjournment Proposal.”

The CMRI Board of Directors recommends that you vote FOR the CMRI Merger Proposal and FOR the Adjournment Proposal.
The CMRI Board of Directors has fixed the close of business on [•], 2021 as the Record Date for the Special Meeting. Only the holders (the “CMRI stockholders”) of record of shares of common stock, par value $0.01 per share, of CMRI (the “CMRI Common Stock”) as of the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Due to concerns relating to the public health impact of the COVID-19 pandemic and related travel, CMRI is taking precautions and planning for the possibility that the Special Meeting may be held at a different location or solely by means of remote communication (i.e., a virtual-only meeting) and with additional procedures to protect public health and safety. If CMRI determines to hold the Special Meeting in this manner, CMRI will announce its decision in advance and file a Current Report on Form 1-U with the Securities and Exchange Commission (“SEC”), which will include details on how to participate. CMRI encourages you to check the SEC’s website (www.sec.gov) prior to the Special Meeting if you plan to attend.
YOUR VOTE IS VERY IMPORTANT
Your vote is important regardless of the number of shares of CMRI Common Stock that you own. Whether or not you plan to attend the Special Meeting in person, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is cast and counted at the Special Meeting if you do not attend in person. If your shares of CMRI Common Stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of CMRI Common Stock at the Special Meeting and your vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of CMRI Common Stock. You may revoke your proxy at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the CMRI Merger and the other proposals to be acted upon at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2021:
Our proxy statement/prospectus and form of proxy card is also available at [•] with the use of the control number on your proxy card.
By Order of the Board of Directors,

Salt Lake City, Utah	Gregg Christensen, Secretary
[•], 2021
ADDITIONAL INFORMATION
Certain business and financial information about CMRI and CCI included in reports and documents filed with the Securities and Exchange Commission (the “SEC”) have not been included in this proxy statement/prospectus. Information about CCI is available on, or may be accessed through, CCI’s website at www.cottonwoodcommunities.com. CMRI’s and CCI’s public filings are also available on the SEC’s website at www.sec.gov. Information included on, or that may be accessed through, these websites is not incorporated by reference into this proxy statement/prospectus.
If you are a stockholder of CMRI and would like to request documents, please do so by [•], 2021, to receive them before the Special Meeting.
For more information, see “Where You Can Find More Information” on page 203.
ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a Registration Statement on Form S-4 filed by CCI (File No. 333-[•]) with the SEC, constitutes a prospectus of CCI for purposes of the Securities Act of 1933 with respect to the shares of CCI Common Stock to be issued to the CMRI stockholders in exchange for shares of CMRI Common Stock pursuant to the CMRI Merger Agreement. This proxy statement/prospectus also constitutes a proxy statement for CMRI. In addition, this proxy statement/prospectus constitutes a notice of special meeting of the CMRI stockholders with respect to the Special Meeting.
You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus. Neither the mailing of this proxy statement/prospectus to the CMRI stockholders nor the issuance by CCI of CCI Common Stock to the CMRI stockholders pursuant to the CMRI Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person or entity to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding CCI has been provided by CCI and information contained in this proxy statement/prospectus regarding CMRI has been provided by CMRI.
EXPLANATORY NOTE
Prior to commencing the offering of shares of CCI Common Stock and the solicitation of a proxy with respect to CMRI stockholders, we expect the CRII Merger to have closed and certain pre-merger steps to have occurred. In this draft prospectus, we assume that all of these events have occurred.

i

ii

ANNEXES
Annex A– Agreement and Plan of Merger
Annex B– Opinion of CMRI Special Committee’s Financial Advisor
Annex C– Opinion Update of CMRI Special Committee’s Financial Advisor
Annex D CMRI Annual Report on Form 1-K
Annex E– CCI Annual Report on Form 10-K
Annex F– CRII Unaudited Consolidated Financial Statements for the period ending December 31, 2020
Annex G– CMRII Annual Report on Form 1-K
iii

QUESTIONS AND ANSWERS
The following are answers to some questions that the CMRI stockholders may have regarding the proposed merger transaction between CMRI and CCI, the Special Meeting and other related mergers and transactions with affiliated companies. CMRI and CCI urge you to read carefully this entire proxy statement/prospectus, including the Annexes, because the information in this section does not provide all of the information that might be important to you.
Unless stated otherwise, all references in this proxy statement/prospectus to:
1.
“Acquisition Proposal” are to any bona fide proposal or offer from any person (other than CCI or any of its subsidiaries) made after January 26, 2021, whether in one transaction or a series of related transactions, relating to any (i) merger, consolidation, share exchange, business combination or similar transaction involving CMRI or any significant CMRI subsidiary, (ii) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CMRI or any of its subsidiaries representing 20% or more of the consolidated assets of CMRI, (iii) issue, sale or other disposition by CMRI of securities representing 20% or more of the votes associated with the outstanding CMRI Common Stock, (iv) tender offer or exchange offer in which any person or group will acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding CMRI Common Stock, or (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CMRI in which a third party will acquire beneficial ownership of 20% or more of the outstanding shares of CMRI Common Stock;

2.
“Adjournment Proposal” are to the proposal to adjourn the Special Meeting to solicit additional proxies in favor of the CMRI Merger Proposal if there are not sufficient votes to approve the CMRI Merger Proposal, if necessary and as determined by the chair of the Special Meeting;

3.
“Amended and Restated Advisory Agreement” are to the Amended and Restated Advisory Agreement dated April [•], 2021 entered into by CCI, CROP and CCI Advisor as of the closing of the CRII Merger, as may be amended;

4.	“Broadridge” are to Broadridge Financial Solutions, Inc., the proxy solicitor;
5.	“CBRE Capital” are to CBRE Capital Advisors, Inc., the financial advisor of the CMRI Special Committee;
6.	“CCA” are to Cottonwood Communities Advisors, LLC, a Delaware limited liability company, the sole owner of CCI Advisor and CMRI Asset Manager;
7.	“CCA Note” are to the Amended and Restated Promissory Note of CCA dated January 1, 2021 payable to CROP in the amount of $13 million;
8.	“CCI” are to Cottonwood Communities, Inc., a Maryland corporation;
9.	“CCI Advisor” are to CC Advisors III, LLC, a Delaware limited liability company, a wholly owned subsidiary of CCA and the advisor to CCI and CROP (as successor to CCOP);
10.	“CCI Board” are to the board of directors of CCI;
11.	“CCI Bylaws” are to the bylaws of CCI;
12.	“CCI Charter” are to the Articles of Amendment and Restatement of CCI, as supplemented and amended;
13.
“CCI Common Stock” are to the shares of Class A common stock, $0.01 par value per share, of CCI, and where applicable in this proxy statement/prospectus, may also include the other classes of common stock, $0.01 per share, of CCI, including the Class T, TX, D and I shares;

14.	“CCI Parties” are to CCI, CCOP and Merger Sub;
15.
“CCI Series 2016 Preferred Stock” are to the shares of Series 2016 preferred stock, $0.01 par value per share, of CCI, which were issued to the holders of CRII’s Series 2016 preferred stock in connection with the CRII Merger;

16.
“CCI Series 2017 Preferred Stock” are to the shares of Series 2017 preferred stock, $0.01 par value per share, of CCI, which were issued to the holders of CRII’s Series 2017 preferred stock in connection with the CRII Merger;

17.	“CCI Series 2019 Preferred Stock” are to the shares of Series 2019 preferred stock, $0.01 par value per share, of CCI;
18.	“CCI Special Committee” are to the special committee of the CCI Board that was formed by the CCI Board to consider the Mergers and the other transactions contemplated by the Merger Agreements;
19.
“CCM” are to Cottonwood Communities Management, LLC, a Delaware limited liability company, a wholly owned subsidiary of Cottonwood Capital Management and the property manager of CCI, CCOP and their subsidiaries prior to the CROP Merger;

20.	“CCOP” are to Cottonwood Communities O.P., LP., a Delaware limited partnership, the operating partnership of CCI prior to the CROP Merger;
21.	“CCOP Common Unit” are to the common limited partner units of CCOP as set forth in the CCOP Partnership Agreement;
22.	“CCOP LTIP Units” are to the limited partner units of CCOP designated as LTIP Units as set forth in the CCOP Partnership Agreement and the documentation pursuant to which the LTIP Units are granted;
23.	“CCOP Partnership Agreement” are to the Amended and Restated Limited Partnership Agreement of CCOP, dated as of February 1, 2020, as may be amended;
24.	“CCOP Special LTIP Units” are to the CCOP LTIP Units designated as Special LTIP Units in the documentation pursuant to which the CCOP LTIP Units are granted;
25.
“CCPM II” are to Cottonwood Capital Property Management II, LLC, a Delaware limited liability company, a wholly owned subsidiary of Cottonwood Capital Management and the property manager of CMRI, CMRI OP, CMRII, CMRII OP and their respective subsidiaries, and the former asset manager of CMR I and CMRII;

26.	“CMRI” are to Cottonwood Multifamily REIT I, Inc., a Maryland corporation;
27.	“CMRI Asset Manager” are to CC Advisors I, LLC, a Delaware limited liability company, a wholly owned subsidiary of CCA and the asset manager of CMRI and CMRI OP;
28.	“CMRI Board” are to the board of directors of CMRI;
29.	“CMRI Bylaws” are to the bylaws of CMRI;
30.	“CMRI Charter” are to the Second Articles of Amendment and Restatement of CMRI, as supplemented and amended;
31.	“CMRI Common Stock” are to the shares of common stock, $0.01 par value per share, of CMRI;
32.
“CMRI Merger” are to the merger of CMRI with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the CMRI Merger Agreement, and where applicable in this proxy statement/prospectus may also include the CMRI OP Merger;

33.
“CMRI Merger Agreement” are to the Agreement and Plan of Merger, dated as of January 26, 2021, by and among the CMRI Parties and the CCI Parties, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus;

34.	“CMRI Merger Proposal” are to proposal to approve the CMRI Merger;
35.	“CMRI OP” are to Cottonwood Multifamily REIT I O.P., LP, a Delaware limited partnership, the operating partnership of CMRI;
36.	“CMRI OP Merger” are to the merger of CMRI OP with and into CROP (as successor to CCOP), with CROP surviving the merger, pursuant to the CMRI Merger Agreement;
37.	“CMRI OP Partnership Agreement” are to the Agreement of Limited Partnership of CMRI OP., dated June 18, 2015, as may be amended;

38.
“CMRI OP Unit Split” are to the split of each partnership unit of CMRI OP issued and outstanding immediately prior to the effective date of the CMRI OP Merger in an amount that results in the total number of CMRI OP partnership units then outstanding being equal to the number of shares of CMRI Common Stock that were outstanding immediately prior to the effective time of the CMRI Merger, which will occur immediately prior to the effective time of the CMRI OP Merger;

39.	“CMRI Parties” are to CMRI and CMRI OP;
40.
“CMRI Special Committee” are to the special committee of the CMRI Board that was formed by the CMRI Board to consider the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement;

41.	“CMRII” are to Cottonwood Multifamily REIT II, Inc., a Maryland corporation;
42.
“CMRII Merger” are to the merger of CMRII with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the CMRII Merger Agreement, and where applicable in this proxy statement/prospectus may also include the CMRII OP Merger;

43.	“CMRII Merger Agreement” are to the Agreement and Plan of Merger, dated as of January 26, 2021, by and among the CCI Parties, CMRII and CMRII OP, as it may be amended from time to time;
44.	“CMRII OP” are to Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership, the operating partnership of CMRII;
45.	“CMRII OP Merger” are to the merger of CMRII OP with and into CROP (as successor to CCOP), with CROP surviving the merger, pursuant to the CMRII Merger Agreement;
46.	“Code” are to the Internal Revenue Code of 1986, as amended;
47.	“Combined Company” are to CCI and its consolidated subsidiaries (including the Surviving Entity) after the closing of the CRII Merger, the CROP Merger, the CMRI Merger and the CMRI OP Merger;
48.	“Cottonwood Capital Management” are to Cottonwood Capital Management, Inc., a Delaware corporation, a wholly owned subsidiary of CROP and the owner of CCM and CCPM II;
49.
“CR Holdings” are to Cottonwood Residential Holdings, LLC, a Delaware limited liability, the sole owner of CRII’s voting common stock, and which is beneficially owned by Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin;

50.	“CRII” are to Cottonwood Residential II, Inc., a Maryland corporation;
51.
“CRII Merger” are to the merger of CRII with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the CRII Merger Agreement, and where applicable in this proxy statement/prospectus may also include the CROP Merger;

52.	“CRII Merger Agreement” are to the Agreement and Plan of Merger, dated as of January 26, 2021, by and among the CCI Parties, CRII and CROP, as it may be amended from time to time;
53.	“CROP” are to Cottonwood Residential O.P., LP, a Delaware limited partnership, the operating partnership of CRII;
54.	“CROP Common Units” are to the common limited partner units of CROP as set forth in the CROP Partnership Agreement;
55.	“CROP LTIP Units” are to the limited partner units of CROP designated as LTIP Units as set forth in the CROP Partnership Agreement and the documentation pursuant to which the LTIP Units are granted;
56.	“CROP Merger” are to the merger of CCOP with and into CROP, with CROP surviving the merger, pursuant to the CRII Merger Agreement;
57.	“CROP Partnership Agreement” are to the Fifth Amended and Restated Limited Partnership Agreement of CROP dated April [•], 2021 entered into as of the closing of the CROP Merger, as may be amended;
58.	“CROP Special LTIP Units” are to the CROP LTIP Units designated as Special LTIP Units in the documentation pursuant to which the CROP LTIP Units are granted;

59.	“CROP Tax Protection Agreement” are to the tax protection agreement between CROP and HT Holdings dated January 26, 2021, which became effective as of the closing of the CROP Merger;
60.	“DLA Piper” are to DLA Piper LLP (US);
61.	“DRULPA” are to the Delaware Revised Uniform Limited Partnership Act or any successor statute;
62.	“ERISA” are to the Employee Retirement Income Security Act of 1974, as amended;
63.	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
64.	“Fully Combined Company” are to CCI and its consolidated subsidiaries (including the Surviving Entity and CROP) assuming the closing of all of the Mergers;
65.	“HT Holdings” are to High Traverse Holdings, LLC, a Delaware limited liability company, which is beneficially owned by Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin;
66.	“Investment Company Act” are to the Investment Company Act of 1940, as amended;
67.	“Mergers” are to the CMRI Merger, CRII Merger and CMRII Merger, and where applicable in this proxy statement/prospectus may also include the CMRI OP Merger, the CROP Merger and the CMRII OP Merger;
68.	“Merger Agreements” are to the CMRI Merger Agreement, CRII Merger Agreement and CMRII Merger Agreement;
69.
“Merger Consideration” are to the conversion of each share of CMRI Common Stock issued and outstanding immediately prior to the effective time of the CMRI Merger, into the right to receive 1.175 shares of CCI Common Stock, pursuant to the terms of the CMRI Merger Agreement;

70.	“Merger Sub” are to Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company, a wholly owned subsidiary of CCI;
71.	“MGCL” are to the Maryland General Corporation Law or any successor statute;
72.
“ordinary course of business” are to an action taken by a person or entity that is consistent with past practice and similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations;

73.	“Outside Date” are to October 25, 2021;
74.	“Record Date” are to [•], 2021, the date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting;
75.	“REIT” are to a real estate investment trust;
76.	“SDAT” are to the State Department of Assessments and Taxation of Maryland;
77.	“SEC” are to the U.S. Securities and Exchange Commission;
78.	“Securities Act” are to the Securities Act of 1933, as amended;
79.	“Snell & Wilmer” are to Snell & Wilmer, L.L.P, counsel to the CMRI Special Committee;
80.	“Special Meeting” are to the special meeting of the CMRI stockholders, at which the CMRI stockholders will be asked to consider and vote on the CMRI Merger Proposal and the Adjournment Proposal;
81.
“Superior Proposal” are to a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to 20% will be replaced with 50%) that the CMRI Board (based on the recommendation of the CMRI Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors and after taking into account (i) all of the terms and conditions of the Acquisition Proposal and the CMRI Merger Agreement (as it may be proposed to be amended by CCI) and (ii) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CMRI Special Committee determines in good faith to be material to such analysis)) to be more favorable from a financial point of view to the stockholders of CMRI than the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement (as it may be proposed to be amended by CCI);
82.	“Surviving Entity” are to Merger Sub, a wholly owned subsidiary of CCI, after the effective time of the CMRI Merger and the other Mergers, as applicable; and
83.	“TRS” are to a taxable REIT subsidiary.
Q:	What is the CMRI Merger and what is the CMRI OP Merger?
A:
The CMRI Parties and the CCI Parties have entered into the CMRI Merger Agreement pursuant to which CMRI will merge with and into Merger Sub, with Merger Sub surviving the CMRI Merger, such that following the CMRI Merger, the Surviving Entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of the MGCL, the separate existence of CMRI will cease at the effective time of the CMRI Merger. In addition, CMRI OP will merge with and into CROP (as successor to CCOP), with CROP surviving the CMRI OP Merger. In accordance with the DRULPA, the separate existence of CMRI OP will cease at the effective time of the CMRI OP Merger.

The Fully Combined Company will retain the name “Cottonwood Communities, Inc.” and, in the event that the CMRII Merger does not occur, the Combined Company will retain the name “Cottonwood Communities, Inc.”
Q:	What is the CRII Merger and what is the CROP Merger?
A:
The CCI Parties also entered into the CRII Merger Agreement with CRII and CROP whereby CRII would merge with and into CCI, with CCI surviving the CRII Merger, and CCOP would merge with and into CROP, with CROP surviving the CROP Merger. On April [•], 2021, the CRII Merger and the CROP Merger were completed.

In connection with the CRII Merger and the CROP Merger, CCI, CROP and CCI Advisor entered into the Amended and Restated Advisory Agreement and the CROP Partnership Agreement. In addition, CCI acquired personnel who historically performed certain services for CCI on behalf of CCI Advisor, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. CCI will continue to rely on the employees of CCI Advisor and its affiliates to serve as certain of our executive officers and for those services not provided by the personnel acquired as a result of the CRII Merger.
Q	What is the CMRII Merger and what is the CMRII OP Merger?
A:
The CCI Parties also entered into the CMRII Merger Agreement with CMRII and CMRII OP whereby CMRII will merge with and into Merger Sub, with Merger Sub surviving the CMRII Merger, and CMRII OP will merge with and into CROP (as successor to CCOP), with CROP surviving the CMRII OP Merger. The consummation of the CMRI Merger is not contingent upon the completion of the CMRII Merger, and the consummation of the CMRII Merger is not contingent upon the completion of the CMRI Merger.

Q:	What will happen in the CMRI Merger and the CMRI OP Merger?
A:
At the effective time of the CMRI Merger, each issued and outstanding share of CMRI Common Stock will be converted automatically into the right to receive 1.175 shares of CCI Common Stock pursuant to the terms of the CMRI Merger Agreement.

The CMRI OP Merger will occur immediately after the CMRI Merger. At the effective time of the CMRI OP Merger, each partnership unit of CMRI OP issued and outstanding immediately prior to the effective date of the CMRI OP Merger will be split so that the total number of CMRI OP partnership units then outstanding equals the number of shares of CMRI Common Stock that were outstanding immediately prior to the effective time of the CMRI Merger. Immediately after the CMRI OP Unit Split, each partnership unit of CMRI OP issued and outstanding immediately prior to the effective time of the CMRI OP Merger will convert into the right to receive 1.175 CROP Common Units. Each partnership unit of CROP issued and outstanding immediately prior to the effective time of the CMRI OP Merger will remain outstanding.

See “The CMRI Merger Agreement—Consideration to be Received in the CMRI Merger and the CMRI OP Merger” beginning on page 148 for detailed descriptions of the Merger Consideration and treatment of securities.
Q:	Why am I receiving this proxy statement/prospectus?
A:
This proxy statement/prospectus is being delivered to you as both a proxy statement of CMRI for the Special Meeting and a prospectus of CCI in connection with the CMRI Merger. The CMRI Board is using this proxy statement/prospectus to solicit proxies of the CMRI stockholders in connection with the Special Meeting. In addition, this proxy statement/prospectus constitutes the prospectus of CCI with respect to the shares of CCI Common Stock to be issued to the CMRI stockholders pursuant to the CMRI Merger Agreement.

The CMRI Merger cannot be completed unless the holders of the CMRI Common Stock vote to approve the CMRI Merger. This proxy statement/prospectus contains important information about the CMRI Merger, and you should read it carefully. The enclosed voting materials allow you to vote your shares of CMRI Common Stock by proxy without attending the Special Meeting in person.
Your vote is very important. You are encouraged to authorize your proxy as promptly as possible.
Q:	How will the CCI stockholders be affected by the CMRI Merger and the issuance of shares of CCI Common Stock in connection with the CMRI Merger?
A:
After the CMRI Merger, each CCI stockholder will continue to own the shares of CCI Common Stock that such stockholder held immediately prior to the effective time of the CMRI Merger. As a result, each CCI stockholder will own shares of common stock in a larger company with more assets. However, because CCI will be issuing new shares of CCI Common Stock to the CMRI stockholders in exchange for shares of CMRI Common Stock in the CMRI Merger, each outstanding share of CCI Common Stock immediately prior to the effective time of the CMRI Merger will represent a smaller percentage of the aggregate number of shares of CCI Common Stock outstanding after the CMRI Merger. In addition, after completion of the CMRI OP Merger, CROP, the operating partnership of CCI following the CROP Merger, will have a greater number of partnership units outstanding including limited partner units that are separate from the general partner interest to be held by CCI. The CMRI Merger will have no impact on the terms of the CCI Series 2019 Preferred Stock issued and outstanding at the effective time of the CMRI Merger.

Upon completion of the CMRI Merger, based on the number of shares of CCI Common Stock and CMRI Common Stock, and the number of CROP Common Units and CMRI OP partnership units outstanding on April [•], 2021, continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI will own approximately [•]% and [•]%, respectively, of the issued and outstanding shares of common stock of the Combined Company. This will result in continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI indirectly owning [•]% and [•]%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own [•]% of the CROP Common Units after the CMRI Merger.
Upon completion of all the Mergers, based on the number of shares of CCI Common Stock, CMRI Common Stock and CMRII common stock, and the number of CROP Common Units and partnership units of CMRI OP and CMRII OP outstanding on April [•], 2021, continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI and CMRII will own approximately [•]%, [•]% and [•]%, respectively, of the issued and outstanding shares of common stock of the Fully Combined Company. This will result in continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI and CMRII indirectly owning [•]%, [•]% and [•]%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own [•]% of the CROP Common Units after the Mergers. Additionally, former CRII preferred stockholders and continuing CCI preferred stockholders will remain as part of the capitalization of the Combined Company and the Fully Combined Company.
Q:	What vote is required to approve the CMRI Merger Proposal?
A:	The approval of the CMRI Merger Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on such proposal.

Q:	Am I being asked to vote on any other proposals at the Special Meeting in addition to the CMRI Merger Proposal?
A:
Yes. At the Special Meeting, CMRI stockholders will be asked to consider and vote to approve one or more adjournments of the Special Meeting to another date, time or place, if necessary and as determined by the chair of the Special Meeting, to solicit additional proxies in favor of the CMRI Merger Proposal. The approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.

Q:	How does the CMRI Board recommend that the CMRI stockholders vote?
A:
The CMRI Board recommends that the CMRI stockholders vote FOR the proposal to approve the CMRI Merger and FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the CMRI Merger Proposal.

For a more complete description of the recommendation of the CMRI Board, see “The CMRI Merger—Recommendation of the CMRI Board and Its Reasons for the CMRI Merger” beginning on page 110.
Q:	When and where will the Special Meeting be held?
A:
The Special Meeting will be held on [•], 2021, at [•] a.m. Mountain Time at the offices of CMRI located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106. If you need directions to the location of the Special Meeting, please contact Investor Relations at (801) 278-0700.

Due to concerns relating to the public health impact of the COVID-19 pandemic and related travel, CMRI is taking precautions and planning for the possibility that the Special Meeting may be held at a different location or solely by means of remote communication (i.e., a virtual-only meeting) and with additional procedures to protect public health and safety. If CMRI determines to hold the Special Meeting in this manner, CMRI will announce its decision in advance and file a Current Report on Form 1-U with the SEC, which will include details on how to participate. CMRI encourages you to check the SEC’s website (www.sec.gov) prior to the Special Meeting if you plan to attend.
A virtual meeting will have no impact on the ability of the CMRI stockholders to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement/prospectus and the enclosed proxy card. We encourage you to vote your shares of CMRI Common Stock prior to the Special Meeting.
Q:	Who can vote at the Special Meeting?
A:
All holders of CMRI Common Stock of record as of the close of business on [•], 2021, the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting.

Each share of CMRI Common Stock is entitled to one vote on each proposal presented at the Special Meeting. As of the Record Date, there were 4,904,045 shares of CMRI Common Stock outstanding held by approximately 1,300 holders of record (which includes 1,021 shares of CMRI Common Stock held by CROP).
Q:	What constitutes a quorum?
A:
The CMRI Bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the Special Meeting for purposes of determining whether a quorum is present.

Q:	Will CMRI and CCI continue to pay dividends or distributions prior to the closing of the CMRI Merger?
A:
The CMRI Merger Agreement permits CMRI to continue to pay regular distributions in accordance with past practice at a monthly rate not to exceed $0.04792 per share of CMRI Common Stock, and any distributions that are reasonably necessary to maintain CMRI’s REIT qualification and avoid or reduce the imposition of U.S. federal income or excise tax.

Similarly, the CMRI Merger Agreement permits CCI to continue to pay regular distributions in accordance with past practice at a daily rate not to exceed $0.00136986 per share of CCI Common Stock, and any distributions that are reasonably necessary to maintain CCI’s REIT qualification and to avoid or reduce the imposition of U.S. federal income or excise tax.
Q:	Are there other transactions that the CMRI stockholders should be aware of?
A:
Prior to the consummation of the CRII Merger, the appropriate parties completed the following transactions: (i) CRII redeemed all outstanding shares of CRII’s voting common stock held by CR Holdings in exchange for an in-kind distribution by CRII of all of CROP’s interest in CCA, (ii) CROP issued 155,441 CROP Common Units in exchange for all of the interests in CC Advisors Promote – Employee Investor, LLC and CC Advisors Promote – Incentive Grant Investor, LLC and (iii) CROP redeemed an aggregate of 306,584 CROP Common Units held by HT Holdings in exchange for $6.46 million of notes receivables payable to CROP. In addition, CCA issued a $13 million promissory note payable to CROP, CROP entered into the CROP Tax Protection Agreement with HT Holdings and certain CROP LTIP Units and CCOP LTIP Units accelerated and vested in full in connection with the CRII Merger and the CROP Merger. For more information regarding these transactions, see “The Companies—Cottonwood Communities, Inc.—Certain Transactions with Related Persons” beginning on page 45 and “The Companies—Cottonwood Communities, Inc.—Equity Grants.”

Q:	Does CCI engage a third party to manage its operations?
A:
CCI has engaged CCI Advisor, an affiliated third party, to act as the external advisor to CCI and manage its portfolio of real estate investments and conduct certain of its operations, subject to the supervision of the CCI Board. CCI Advisor is solely owned by CCA, which is also the sole owner of CMRI Asset Manager. As a result of transactions completed immediately prior to the CRII Merger, an entity beneficially owned and controlled by Daniel Shaeffer, Chad Christensen and Gregg Christensen currently owns approximately 84.5% of CCA.

As of the closing of the CRII Merger, CCI acquired personnel who have historically performed certain services for CCI on behalf of CCI Advisor, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. As a result, CCI employees perform the foregoing services previously provided by CCI Advisor, including property management services for CCI’s real estate investments. Though CCI generally intends to property manage its real estate investments, in some cases, circumstances may necessitate that CCI hire local property managers to oversee the day-to-day operations at some of its properties. In addition, following the CRII Merger, the Chief Legal Officer and Chief Accounting Officer of CCI are employed by CCI. CCI will continue to rely on the employees of CCI Advisor and its affiliates to serve as certain of its executive officers and for those services not provided by the personnel acquired by CCI.
Q:	What fees will CMRI Asset Manager and CCI Advisor receive in connection with the CMRI Merger?
A:
Neither CMRI Asset Manager nor CCI Advisor will receive any fees directly in connection with the CMRI Merger, but CCI Advisor is expected to continue to receive fees as the advisor of the Combined Company pursuant to the Amended and Restated Advisory Agreement. See “The Companies—Cottonwood Communities, Inc.—Certain Transactions with Related Persons—Amended and Restated Advisory Agreement” beginning on page 45.

Q:	Do any of CMRI’s executive officers or directors have interests in the CMRI Merger that may differ from those of the CMRI stockholders?
A:
Some of CMRI’s executive officers and directors have interests in the CMRI Merger that are different from, or in addition to, the interests of the CMRI stockholders. The independent director of the CMRI Board is aware of and considered these interests, among other matters, in evaluating the CMRI Merger Agreement and the CMRI Merger and in recommending that the CMRI stockholders vote FOR the CMRI Merger Proposal and FOR the Adjournment Proposal. For a description of these interests, refer to the section entitled “The CMRI Merger—Interests of CMRI’s and CCI’s Directors and Executive Officers in the CMRI Merger” beginning on page 122.

Q:	When is the CMRI Merger expected to be completed?
A:
CMRI and CCI expect to complete the CMRI Merger as soon as reasonably practicable following satisfaction or waiver of all of the required conditions set forth in the CMRI Merger Agreement. If the CMRI stockholders approve the CMRI Merger, and if the other conditions to closing the CMRI Merger are satisfied or waived, it is currently expected that the CMRI Merger will be completed in the second or third quarter of 2021. However, there is no guarantee that the conditions to the CMRI Merger will be satisfied or that the CMRI Merger will close on the expected timeline or at all. CMRI and CCI have a mutual right to terminate the CMRI Merger Agreement if the CMRI Merger is not completed by the Outside Date. See “The CMRI Merger Agreement—Termination of the CMRI Merger Agreement—Termination by Either CMRI or CCI” beginning on page 162.
Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed CMRI Merger?
A:
The CMRI Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the closing of the CMRI Merger is conditioned on the receipt by each of CMRI and CCI of an opinion from its respective counsel to that effect. Assuming the CMRI Merger qualifies as a reorganization, a holder of shares of CMRI Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CCI Common Stock in exchange for shares of CMRI Common Stock in connection with the CMRI Merger.

Q:
How will my receipt of CCI Common Stock in exchange for my CMRI Common Stock be recorded? Will I have to take any action in connection with the recording of such ownership of CCI Common Stock? Will such shares of CCI Common Stock be certificated or in book-entry form?

A:
Pursuant to the CMRI Merger Agreement, as soon as practicable following the effective time of the CMRI Merger, CCI will cause DST Systems, Inc., the exchange agent in connection with the CMRI Merger, to record the issuance of CCI Common Stock as Merger Consideration pursuant to the CMRI Merger Agreement. If the CMRI Merger is consummated, you will not have to take any action in connection with the recording of your ownership of CCI Common Stock. Shares of CCI Common Stock issued as Merger Consideration to you will not be certificated and will be in book-entry form and will be recorded in the books and records of CCI.

Q:	Will my shares of CCI Common Stock be publicly traded?
A:	Shares of CCI Common Stock are not publicly traded.
Q:	Are CMRI stockholders entitled to appraisal rights?
A:	CMRI stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the CMRI Merger.
Q:	What do I need to do now?
A:
After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed pre-addressed postage-paid envelope or by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of CMRI Common Stock will be represented and voted at the Special Meeting. The method by which you submit a proxy will in no way limit your right to vote at the Special Meeting if you later decide to attend the Special Meeting in person.

If your shares of CMRI Common Stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at the Special Meeting. Obtaining a legal proxy may take several days and you must provide it to our proxy solicitor in advance of the Special Meeting. Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.
Q:	How will my proxy be voted?
A:
All shares of CMRI Common Stock entitled to vote and represented by properly completed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of CMRI Common Stock should be voted on any proposal, the shares of CMRI Common Stock represented by your proxy will be voted as the CMRI Board recommends. If your shares are held in street name through a broker or other nominee and you do not provide voting instructions to your broker or other nominee, your shares of CMRI Common Stock will NOT be voted at the Special Meeting and may result in broker non-votes.

Q:	Can I, as a CMRI stockholder, revoke my proxy or change my vote after I have delivered my proxy?
A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Special Meeting. For information on how to revoke your proxy or change your vote, see “The Special Meeting—Revocation of Proxies or Voting Instructions” beginning on page 101.

Q:	What does it mean if I receive more than one set of voting materials for the Special Meeting?
A:
You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of CMRI Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of CMRI Common Stock. If you are a holder of record and your shares of CMRI Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	Do I need identification to attend the Special Meeting in person?
A:
Yes. Please bring proper identification, together with proof that you are a record owner of shares of CMRI Common Stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of CMRI Common Stock on the Record Date. If your shares are held in street name, you must obtain a legal proxy from your broker or other nominee in order to vote at the Special Meeting.

Q:	Will a proxy solicitor be used?
A:
CMRI has contracted with Broadridge Financial Solutions, Inc. to assist CMRI in the distribution of proxy materials and the solicitation of proxies. CMRI expects to pay Broadridge fees of approximately $115,200 to solicit and distribute proxies, which includes estimated postage of $60,000 and other out-of-pocket expenses of Broadridge, plus other fees and expenses for other services related to this proxy solicitation, including, but not limited to, the review of proxy materials. CMRI will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to CMRI’s stockholders.

Q:	If I plan to attend the Special Meeting in person, should I notify anyone?
A:
While you are not required to notify anyone in order to attend the Special Meeting, if you do plan to attend the Special Meeting, CMRI would appreciate it if you would mark the appropriate box on the applicable enclosed proxy card to let the management of CMRI know how many stockholders will be attending the Special Meeting so that a suitable meeting room for the attendees can be prepared.

Q:	Who can answer my questions?
A:
If you have any questions about the CMRI Merger or how to submit your proxy or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact CMRI or Broadridge, the proxy solicitor:

CMRI:	Broadridge:
Cottonwood Multifamily REIT I, Inc. Attention: Investor Relations 1245 Brickyard Road, Suite 250 Salt Lake City, Utah 84106 (801) 278-0700	Cottonwood Multifamily REIT I, Inc. c/o Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, NY 11717 (855) 200-8032

SUMMARY
The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the CMRI Merger Agreement and the CMRI Merger, CMRI and CCI encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the CMRI Merger. See also the section entitled “Where You Can Find More Information” on page 203. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
Cottonwood Multifamily REIT I, Inc. (Beginning on page 81)
CMRI is a Maryland corporation that was formed on June 22, 2015 and has elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2016, and each year thereafter.
CMRI was formed to invest in multifamily apartment communities located in established cities throughout the United States. As of December 31, 2020, CMRI owned a 90% interest in three joint ventures formed by subsidiaries of CMRI OP and CROP, each of which acquired a multifamily apartment community comprising a total of 703 apartment units. At December 31, 2020, CMRI’s portfolio was approximately 94.9% occupied. CMRI owns its interests in all of its properties and conducts substantially all of its business through CMRI OP, a Delaware limited partnership formed on June 18, 2015. CMRI is externally managed by CMRI Asset Manager. The principal executive offices of CMRI are located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
For more information on CMRI, please see CMRI’s Annual Report on Form 1-K for the fiscal year ended December 31, 2020, a copy of which is attached to this proxy statement/prospectus as Annex D.
Cottonwood Communities, Inc. and Cottonwood Communities GP Subsidiary, LLC (Beginning on page 45)
CCI is a Maryland corporation that was formed on July 27, 2016 and has elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2019, and each year thereafter.
CCI invests in and manages multifamily apartment communities and multifamily real estate-related assets throughout the United States. As of December 31, 2020, CCI owned two multifamily apartment communities located in two states and issued a B-Note secured by a deed of trust on a multifamily development project and made preferred equity investments in three multifamily development projects located in four states. CCI may acquire additional properties, invest in additional multifamily developments or provide real estate-related financing in the future. CCI owns its interests in all of its properties and, as of the completion of the CROP Merger, conducts substantially all of its business through CROP (as successor to CCOP), a Delaware limited partnership formed on September 24, 2009. CCI is externally managed by CCI Advisor. The principal executive offices of CCI are located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
Cottonwood Communities GP Subsidiary, LLC, or Merger Sub, is a Maryland limited liability company and direct wholly owned subsidiary of CCI formed solely for the purpose of entering into the Merger Agreements and effecting the Mergers, including the CMRI Merger. Upon completion of the CMRI Merger, CMRI will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly owned subsidiary of CCI. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the CMRI Merger Agreement, the CRII Merger Agreement and the CMRII Merger Agreement.
On April [•], 2021, the CRII Merger was completed whereby CRII merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity, and the CROP Merger was completed whereby CCOP merged with and into CROP, with CROP continuing as the surviving operating partnership.
For more information on CCI, please see CCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, a copy of which is attached to this proxy statement/prospectus as Annex E.
The Combined Company (Beginning on page 93) and the Fully Combined Company (Beginning on page 95)
CCI and CRII completed the CRII Merger on April [•], 2021. References to the “Combined Company” are to CCI, CRII and CMRI after the effective time of the CRII Merger and the CMRI Merger. References to the “Fully

Combined Company” are to CCI, CRII, CMRI and CMRII after the effective time of the CRII Merger, the CMRI Merger and the CMRII Merger, assuming the closing of all of the Mergers.
CMRI and CMRII share ownership in the properties in which they have invested through joint venture arrangements with CROP. As a result, upon consummation of the CMRI Merger and the CMRII Merger, the composition of the portfolio of the Combined Company and the Fully Combined Company, respectively, remains the same while the ownership interest in the properties held through joint ventures with CROP increases to 100%.
The Combined Company and the Fully Combined Company are expected to have total assets of approximately $1.6 billion and will have an ownership interest or structured investment interest in 35 multifamily apartment communities in 12 states (based on data as of December 31, 2020). The Combined Company and the Fully Combined Company will retain the name “Cottonwood Communities, Inc.” and will continue to be a Maryland corporation. The business of the Combined Company and the Fully Combined Company will be operated through CROP. CCI will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of CROP.
The principal executive offices of the Combined Company and the Fully Combined Company will continue to be located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106, and its telephone number is (801) 278-0700.
The consummation of the CMRI Merger is not contingent upon the completion of the CMRII Merger, and the consummation of the CMRII Merger is not contingent upon the completion of the CMRI Merger. If one of the two Mergers is not completed, the Fully Combined Company will not include the business and assets contemplated by the uncompleted transaction.
The CMRI Merger
The CMRI Merger Agreement (Beginning on page 147)
On January 26, 2021, the CMRI Parties and the CCI Parties entered into the CMRI Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. CMRI and CCI encourage you to carefully read the CMRI Merger Agreement in its entirety because it is the principal document governing the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement.
The CMRI Merger Agreement provides that the closing of the CMRI Merger will take place at 10:00 a.m. Eastern Time no later than the third business day following the date on which the last of the conditions to closing of the CMRI Merger has been satisfied or waived, or at such other place and date as may be agreed to in writing by CMRI and CCI. The CMRI OP Merger will occur immediately after the CMRI Merger.
The CMRI Merger (Beginning on page 104)
Subject to the terms and conditions of the CMRI Merger Agreement, at the effective time of the CMRI Merger, CMRI will merge with and into Merger Sub, with Merger Sub surviving the CMRI Merger as the Surviving Entity, such that following the CMRI Merger, the Surviving Entity will continue as a wholly owned subsidiary of CCI. The CMRI Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.
Subject to the terms and conditions of the CMRI Merger Agreement, at the effective time of the CMRI OP Merger, CMRI OP will merge with and into CROP, with CROP surviving the CMRI OP Merger.
The Merger Consideration (Beginning on page [•])
At the effective time of the CMRI Merger and by virtue of the CMRI Merger, each share of CMRI Common Stock issued and outstanding immediately prior to the effective time of the CMRI Merger will convert into the right to receive 1.175 shares of CCI Common Stock.
The CMRI OP Merger will occur immediately after the CMRI Merger. At the effective time of the CMRI OP Merger, each partnership unit of CMRI OP issued and outstanding immediately prior to the effective date of the CMRI OP Merger will be split so that the total number of CMRI OP partnership units then outstanding equals the number of shares of CMRI Common Stock that were outstanding immediately prior to the effective time of the CMRI Merger (the “CMRI OP Unit Split”). Immediately after the CMRI OP Unit Split, each partnership unit of CMRI OP issued and outstanding immediately prior to the effective time of the CMRI OP Merger will convert into the right to receive 1.175 CROP Common Units. Each partnership unit of CROP issued and outstanding immediately prior to the effective time of the CMRI OP Merger will remain outstanding.
Upon completion of the CMRI Merger, based on the number of shares of CCI Common Stock and CMRI Common Stock, and the number of CROP Common Units and CMRI OP partnership units outstanding on April [•], 2021, continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI will own approximately [•]% and [•]%, respectively, of the issued and outstanding shares of common stock of the Combined Company. This will result in continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI indirectly owning [•]% and [•]%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own [•]% of the CROP Common Units after the CMRI Merger.
Upon completion of all the Mergers, based on the number of shares of CCI Common Stock, CMRI Common Stock and CMRII common stock, and the number of CROP Common Units and partnership units of CMRI OP and CMRII OP outstanding on April [•], 2021, continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI and CMRII will own approximately [•]%, [•]% and [•]%, respectively, of the issued and outstanding shares of common stock of the Fully Combined Company. This will result in continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI and CMRII indirectly owning [•]%, [•]% and [•]%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own [•]% of the CROP Common Units after the Mergers.
Reasons for the CMRI Merger (Beginning on page 113)
In evaluating the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement, the CMRI Board considered the recommendation of the CMRI Special Committee. The CMRI Special Committee, prior to making its recommendation, consulted with its independent legal and financial advisors. In deciding to declare advisable and approve the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement, and to recommend that the CMRI stockholders vote to approve the CMRI Merger pursuant to the CMRI Merger Agreement, the CMRI Board and the CMRI Special Committee considered a number of factors, including various factors that the CMRI Board and the CMRI Special Committee viewed as supporting their respective decisions with respect to the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement. In the course of their evaluations of the proposed transactions, the CMRI Board and the CMRI Special Committee also considered a variety of risks and other potentially negative factors concerning the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement.
A thorough discussion of certain factors considered by the CMRI Board and the CMRI Special Committee in reaching their decisions to approve the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement can be found in the section entitled “The CMRI Merger—Recommendation of the CMRI Board and Its Reasons for the CMRI Merger” beginning on page 110.
In evaluating the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement, the CCI Board considered the unanimous recommendation of the CCI Special Committee. The CCI Special Committee, prior to making its unanimous recommendation, evaluated the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement in consultation with its outside legal and financial advisors. In deciding to declare advisable and approve the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement, the CCI Board and the CCI Special Committee considered a number of factors, including various factors that the CCI Board and the CCI Special Committee viewed as supporting their respective decisions with respect to the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement. A thorough discussion of certain factors considered by the CCI Board and the CCI Special Committee in reaching their decisions to approve the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement can be found in the section entitled “The CMRI Merger—CCI’s Reasons for the CMRI Merger” beginning on page 113.

Recommendation of the CMRI Board (Beginning on page 103)
On January 22, 2021, after careful consideration, members of the CMRI Board, based on the recommendation of the CMRI Special Committee, (i) determined that the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement are advisable, fair to and in the best interests of CMRI and its stockholders and (ii) approved the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement. Certain factors considered by the CMRI Board in reaching its decision to approve the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement can be found in the section entitled “The CMRI Merger—Recommendation of the CMRI Board and Its Reasons for the CMRI Merger” beginning on page 110.
The CMRI Board recommends that the CMRI stockholders vote (i) FOR the CMRI Merger Proposal and (ii) FOR the Adjournment Proposal.
Summary of Risks Related to the CMRI Merger (Beginning on page 27)
You should consider carefully the risk factors described below together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the CMRI Merger are described in the section entitled “Risk Factors—Risks Related to the CMRI Merger” beginning on page 27. Certain of the risks related to the CMRI Merger, include, among others, the following:
•	The Merger Consideration will not be adjusted in the event of any change in the relative values of CMRI or CCI.
•
Completion of the CMRI Merger is subject to many conditions and if these conditions are not satisfied or waived, the CMRI Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

•	Completion of the CMRI Merger is not contingent upon completion of the CMRII Merger.
•	Failure to complete the CMRI Merger could negatively impact the future business and financial results of CMRI.
•
The pendency of the CMRI Merger, including as a result of the restrictions on the operation of CMRI’s and CCI’s business during the period between signing the CMRI Merger Agreement and the completion of the CMRI Merger, could adversely affect the business and operations of CMRI, CCI or both.

•	Some of the directors and executive officers of CMRI have interests in seeing the CMRI Merger completed that are different from, or in addition to, those of the CMRI stockholders.
•	The CMRI Merger is subject to approval by the CMRI stockholders.
•
The CMRI Merger Agreement prohibits CMRI from soliciting proposals after January 26, 2021 and places conditions on its ability to accept a Superior Proposal, which may adversely affect the CMRI stockholders.

•	CMRI and CCI each expect to incur substantial expenses related to the CMRI Merger.
•
The CMRI Merger is not a liquidity event for the CMRI stockholders. If a liquidity event is ever realized or if stockholders are otherwise able to sell their stock, the value received may be substantially less than what CMRI or CCI could have obtained by effecting a liquidity event at this time and substantially less than what stockholders paid for their investment in CMRI or CCI.

•	CMRI stockholders’ ownership interests will be diluted by the CMRI Merger.
•	Litigation, if any, challenging the CMRI Merger may increase transaction costs and prevent the CMRI Merger from becoming effective within the expected time frame.
The Special Meeting (Beginning on page 99)
The Special Meeting will be held at the offices of CMRI at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106, commencing at [•] a.m. Mountain Time on [•], 2021.
Due to concerns relating to the public health impact of the COVID-19 pandemic and related travel, CMRI is taking precautions and planning for the possibility that the Special Meeting may be held at a different location or solely by means of remote communication (i.e., a virtual-only meeting) and with additional procedures to protect public health and safety. If CMRI determines to hold the Special Meeting in this manner, CMRI will announce its decision in advance and file a Current Report on Form 1-U with the SEC, which will include details on how to participate. CMRI encourages you to check the SEC’s website (www.sec.gov) prior to the Special Meeting if you plan to attend.
A virtual meeting will have no impact on the ability of the CMRI stockholders to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement/prospectus and the enclosed proxy card. We encourage you to vote your shares of CMRI Common Stock prior to the Special Meeting.
At the Special Meeting, the CMRI stockholders will be asked to consider and vote upon the following matters:
1.	a proposal to approve the CMRI Merger; and
2.
a proposal to adjourn the Special Meeting to solicit additional proxies in favor of the CMRI Merger Proposal if there are not sufficient votes to approve the CMRI Merger Proposal, if necessary and as determined by the chair of the Special Meeting.

Approval of the CMRI Merger Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on such proposal.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.
Your vote as a CMRI stockholder is very important regardless of how many shares of CMRI Common Stock you own. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Special Meeting in person.
Opinion of CMRI Special Committee’s Financial Advisor (Beginning on page 115)
On December 29, 2020, CBRE Capital Advisors, Inc. (“CBRE Capital”), financial advisor to the CMRI Special Committee, delivered its oral opinion to the CMRI Special Committee, which oral opinion was subsequently confirmed in writing by delivery of CBRE Capital’s written opinion dated December 29, 2020 (the “Opinion”), to the effect that, as of such date and subject to the matters considered and the assumptions, limitations, qualifications and conditions set forth in the Opinion, the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger pursuant to the CMRI Merger Agreement was fair, from a financial point of view, to the holders of CMRI Common Stock. On January 22, 2021, CBRE Capital orally updated CBRE Capital’s review of certain matters referred to in the Opinion (which oral update was subsequently confirmed in writing by delivery of CBRE Capital’s written update dated January 22, 2021 (the “Opinion Update”)) and confirmed to the CMRI Special Committee that CBRE Capital’s updated review described in the Opinion Update had not caused CBRE Capital to change its opinion, set forth in the Opinion, to the effect that the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger pursuant to the CMRI Merger Agreement was fair, from a financial point of view, to the holders of CMRI Common Stock.
The full text of CBRE Capital’s written Opinion, dated December 29, 2020, and Opinion Update, dated January 22, 2021, are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. You should read CBRE Capital’s Opinion and Opinion Update carefully and in their entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by CBRE Capital in rendering its Opinion and Opinion Update. CBRE Capital’s Opinion and Opinion Update addressed only the fairness, from a financial point of view, of the Merger Consideration provided for in the CMRI Merger Agreement to the CMRI stockholders and did not address the underlying business decision of the CMRI Special Committee to recommend the CMRI Merger and CMRI’s entry into the CMRI Merger Agreement, the form or structure of the CMRI Merger or any other transactions contemplated in the CMRI Merger Agreement, the relative merits of the CMRI Merger as compared to any alternative transactions or business strategies that might exist for CMRI or the effect of any other transaction in which CMRI might engage. CBRE Capital’s Opinion and Opinion Update were not intended to, and do not, constitute advice or a recommendation to any holder of CMRI Common Stock with respect to any matter relating to the CMRI Merger, including without limitation (i) as to how any holder of CMRI Common Stock should vote at the Special Meeting or (ii) whether any holder of CMRI Common Stock should take any other action with respect to the CMRI Merger.

See “The CMRI Merger—Opinion of CMRI Special Committee’s Financial Advisor” beginning on page 115.
Stock Ownership of Directors and Executive Officers of CMRI (Beginning on page 64)
At the close of business on the Record Date, CROP owns 1,021 shares of CMRI Common Stock, which represents approximately 2.08% of all the shares of CMRI Common Stock outstanding and entitled to vote. CCI, as general partner, has control over CROP and the voting and disposition of the shares of CMRI Common Stock. Daniel Shaeffer and Chad Christensen are two of the five directors of CCI and affiliated directors of CMRI. Gregg Christensen is an executive officer of both CCI and CMRI and a director of CMRI. See “The Companies—Cottonwood Multifamily REIT I, Inc.—Security Ownership of Certain Beneficial Owners” beginning on page 73.
Directors and Management of the Combined Company After the CMRI Merger (Beginning on page 124)
The CCI Board currently consists of five directors, including three independent directors. Pursuant to the CRII Merger Agreement, CRII had the right to designate two independent directors to the CCI Board and CCI had the right to designate one independent director to the CCI Board. CMRI does not have the right to designate any directors to the CCI Board. CRII designated [•] and [•] to become independent directors of the CCI Board. Effective on the closing date of the CRII Merger, R. Brent Hardy and Gentry Jensen, former independent directors of CCI, resigned from the CCI Board. The current directors of the CCI Board are Chad Christensen (Executive Chairman), Daniel Shaeffer, John Lunt (independent director), [•] (independent director) and [•] (independent director). All current directors of the CCI Board are expected to comprise the board of directors of the Combined Company following the CMRI Merger and of the Fully Combined Company following the CMRI Merger and the CMRII Merger.
The executive officers of CCI immediately prior to the effective time of the CMRI Merger are expected to continue to serve as executive officers of the Combined Company after the CMRI Merger and the Fully Combined Company after the CMRI Merger and the CMRII Merger, with Daniel Shaeffer continuing to serve as Chief Executive Officer, Chad Christensen continuing to serve as Executive Chairman of the Board of Directors, Enzio Cassinis continuing to serve as President, Adam Larson continuing to serve as Chief Financial Officer, Susan Hallenberg continuing to serve as Chief Accounting Officer and Treasurer, Gregg Christensen continuing to serve as Chief Legal Officer and Secretary, Glenn Rand continuing to serve as Chief Operating Officer, Stan Hanks continuing to serve as Executive Vice President, Eric Marlin continuing to serve as Executive Vice President, Capital Markets, and Paul Fredenberg continuing to serve as Chief Investment Officer.
Interests of CMRI’s and CCI’s Directors and Executive Officers in the CMRI Merger (Beginning on page 122)
Some of CMRI’s and CCI’s directors and executive officers have interests in the CMRI Merger that differ from, or are in addition to, the interests of the CMRI stockholders. The CMRI Special Committee and the CMRI Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement.
Daniel Shaeffer and Chad Christensen are affiliated directors of both CMRI and CCI. Gregg Christensen is a director of CMRI and an executive officer of both CMRI and CCI and all other officers of CMRI are also officers of CCI. CROP, the operating partnership of CCI, owns 1,021 shares of CMRI Common Stock. CCA, an entity beneficially and majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen, owns 20,000 shares of CCI. In addition, HT Holdings, an entity beneficially and majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen, owns 1,727,794 CROP Common Units.
CR Holdings, an entity beneficially and majority owned and controlled by Daniel Shaeffer, Chad Christensen and Gregg Christensen, and the holder of 100% of CRII’s voting common stock, approved the CRII Merger without the approval of any other stockholders of CRII. Daniel Shaeffer, Chad Christensen and Gregg Christensen were also three of the five directors and executive officers of CRII. HT Holdings, an entity beneficially and majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen and the owner of approximately 17% of the outstanding CROP Common Units prior to the CROP Merger, voted, along with approximately 82% of the total non-management holders of the outstanding CROP Common Units (the “disinterested holders”), to approve the CROP Merger and the CROP Partnership Agreement. The disinterested holders that voted to approve the CROP Merger and the CROP Partnership Agreement represented approximately 97% of the total disinterested holders who voted with approximately 1% voting against and 2% abstaining.

Immediately prior to the closing of the CRII Merger, CRII redeemed all of its outstanding shares of voting common stock held by CR Holdings in exchange for an in-kind distribution by CRII to CR Holdings of CROP’s then-current interest in CCA, the sole owner of CCI Advisor and CMRI Asset Manager. These transactions resulted in CROP and CRII divesting their complete interest in CCA to an entity beneficially and majority owned and controlled by Daniel Shaeffer, Chad Christensen and Gregg Christensen. As a result of these transactions, Daniel Shaeffer, Chad Christensen and Gregg Christensen currently beneficially own approximately 84.5% of CCA, the sole owner of CCI Advisor. CCI Advisor earns fees and other compensation pursuant to its advisory agreement with CCI, which will continue following consummation of the CMRI Merger. CMRI Asset Manager also earns fees pursuant to its asset management agreement with CMRI. As beneficial owners of CCA, Daniel Shaeffer, Chad Christensen and Gregg Christensen receive a greater portion of the advisory fees paid to CCI Advisor and the asset management fees paid to CMRI Asset Manager. For information about the compensation paid to CCI Advisor before and after the CRII Merger, see “The Companies—Cottonwood Communities, Inc.—Certain Transactions with Related Persons—Our Relationship with CCI Advisor” beginning on page 74. For information about the compensation paid to CMRI Asset Manager, see “The Companies—Cottonwood Multifamily REIT I, Inc.—Certain Transactions with Related Persons—Our Relationship with CMRI Asset Manager” beginning on page 91. Pursuant to the CROP Partnership Agreement, which became effective as of the closing of the CROP Merger, CCI Advisor, as the special limited partner of CROP, is entitled to receive a 12.5% promotional interest subject to a 5% hurdle and certain limitations. For more information on the promotional interest to be received by CCI Advisor, see “Summary of CROP Partnership Agreement” beginning on page 182.
Daniel Shaeffer, Chad Christensen and Gregg Christensen waived any cash severance and benefits under their respective employment agreement as a result of the termination of their employment with CRII in connection with the CRII Merger. Pursuant to the terms of their employment agreements, as of the closing of the CRII Merger and the CROP Merger, all CROP LTIP Units and CROP Special LTIP Units granted to them prior to 2021 in the aggregate amount of 286,413 accelerated and vested in full. In addition, effective immediately prior to the closing of the CRII Merger, Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin were granted an aggregate of 237,445 time-based, retention CROP LTIP Units, which did not accelerate in connection with the CRII Merger but will vest subject to each senior officer’s continued service following the closing. As of the closing of the CRII Merger and the CROP Merger, (i) all outstanding time-based CROP LTIP Units granted to the other officers of CRII and CROP prior to 2021 accelerated and vested in full and all outstanding performance-based CROP Special LTIP Units granted to such other officers remain outstanding and (ii) all outstanding time-based CCOP LTIP Units granted to officers of CCI prior to 2021 accelerated and vested in full and all outstanding performance-based CCOP Special LTIP Units granted to such officers of CCI converted into the right to receive one CROP Special LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger. Effective immediately prior to the closing of the CRII Merger, Enzio Cassinis, Adam Larson, Susan Hallenberg and Eric Marlin were granted an aggregate of 50,000 time-based, retention CCOP LTIP Units, which did not accelerate in connection with the CRII Merger but converted into the right to receive one CROP LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger. At the effective time of the CROP Merger, each issued and outstanding CCOP LTIP Unit (vested and unvested) and CCOP Special LTIP Unit converted into the right to receive one CROP LTIP Unit or CROP Special LTIP Unit, as applicable, and the holders of such LTIP units will continue to operate under CCOP’s LTIP program in existence prior to the effective time of the CROP Merger.
Immediately prior to the closing of the CRII Merger, CROP redeemed an aggregate of 306,584 CROP Common Units held by HT Holdings in exchange for $6.46 million in outstanding notes receivable payable to CROP from certain senior officers, the funds of which were used by such officers to make equity investments in CCA. At the closing of the CROP Merger, the CROP Tax Protection Agreement between CROP and HT Holdings became effective and obligates CROP to, for a period of 10 years following the effective time of the CROP Merger, indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) against certain tax consequences of a taxable transfer of all or any portion of the properties owned, directly or indirectly, by CROP or any its subsidiaries as of the closing date of the CROP Merger, subject to certain conditions and limitations. For more information, see “The Companies—Cottonwood Communities, Inc.— Certain Transactions with Related Persons—CROP Tax Protection Agreement” beginning on page 79.

Relationship of CMRI and CCI
CCPM II, the sponsor of CMRI, is indirectly owned by CROP, which is controlled by CCI. Daniel Shaeffer and Chad Christensen are affiliated directors of both CMRI and CCI. Gregg Christensen is a director of CMRI and an executive officer of both CMRI and CCI and all other officers of CMRI are also officers of CCI. Daniel Shaeffer, Chad Christensen and Gregg Christensen currently beneficially own approximately 84.5% of CCA, the sole owner of CCI Advisor and CMRI Asset Manager. CROP owns and controls CCPM II, CMRI’s property manager.
Indemnification and Insurance
For a period of six years after the effective time of the CMRI Merger, pursuant to the terms of the CMRI Merger Agreement and subject to certain limitations, CCI will cause the Surviving Entity to honor all rights to indemnification, advancement of expenses and limitation of liability now existing in favor of current and former directors, officers, employees or agents of CMRI and its subsidiaries and of individuals who served in certain capacities for other entities at the request of CMRI or its subsidiaries (the “Indemnified Parties”) with regard to any actual or alleged acts, errors, omissions or claims occurring prior to the effective time of the CMRI Merger by reason of the Indemnified Parties’ position, such rights to be honored solely to the extent provided in (i) the governing documents of CMRI or similar organizational documents or agreements of any subsidiary of CMRI and (ii) any indemnification or similar agreements which CMRI or any of its subsidiaries is a party or bound and which are set forth in the CMRI disclosure letter.
For a period of six years after the effective time of the CMRI Merger, CCI will, or will cause the Surviving Entity to, either (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to CMRI’s directors and officers than as provided in CMRI’s existing policies or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CMRI, with a claims period of at least six years from the effective time of the CMRI Merger and with at least the same coverage and amount and containing terms and conditions that are not less advantageous to CMRI’s directors and officers than as provided in CMRI’s existing policies with respect to actions or omissions which occurred before or at the effective time of the CMRI Merger (including the transactions contemplated by the CMRI Merger Agreement).
Dissenters’ and Appraisal Rights in the CMRI Merger (Beginning on page [•])
No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGTCL, will be available to holders of CMRI Common Stock with respect to the CMRI Merger pursuant to the CMRI Merger Agreement.
Conditions to Completion of the CMRI Merger (Beginning on page 160)
As more fully described in this proxy statement/prospectus and the CMRI Merger Agreement, the obligation of each of CMRI and CCI to complete the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by the applicable party, at or prior to the effective time of the CMRI Merger, of a number of closing conditions. These conditions include, among other things:
•	the approval by the CMRI stockholders of the CMRI Merger;
•	the receipt of opinions of counsel concerning certain tax matters;
•
the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CMRI Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the CMRI Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the CMRI Merger or the other transactions contemplated by the CMRI Merger Agreement;

•
the registration statement filed by CCI of which this proxy statement/prospectus is a part having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose will have been initiated by the SEC and not withdrawn;

•	the truth and accuracy of the representations and warranties of each party made in the CMRI Merger Agreement as of the closing, subject to certain materiality standards;

•	the performance in all material respects with all agreements required by the CMRI Merger Agreement to be performed by each party;
•
the absence of any change, event, circumstance or development arising during the period from the date of the CMRI Merger Agreement until the effective time of the CMRI Merger that has had or would have a material adverse effect on the other party; and

•	the receipt of the specified lender consents.
Neither CMRI nor CCI can give any assurance as to when or if all of the conditions to the consummation of the CMRI Merger will be satisfied or waived or that the CMRI Merger will occur.
The completion of the CMRI Merger is not contingent upon the completion of the CMRII Merger.
See “The CMRI Merger Agreement—Conditions to Completion of the CMRI Merger” beginning on page 160 for more information.
Regulatory Approvals Required for the CMRI Merger (Beginning on page 124)
CMRI and CCI are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the CMRI Merger or the other transactions contemplated by the CMRI Merger Agreement.
No Solicitation; Change in Recommendation (Beginning on page 157)
From the effective date of the CMRI Merger Agreement, CMRI will not, and will cause its subsidiaries not to, directly or indirectly, initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.
At any time prior to obtaining the required CMRI stockholder approval, CMRI and its representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the CMRI Merger Agreement, contact such person to clarify the terms and conditions of such Acquisition Proposal and (i) provide information in response to a request therefor by the person who made the written Acquisition Proposal, provided that (A) such information is provided pursuant to one or more Acceptable NDAs (as defined in the CMRI Merger Agreement) and (B) CMRI provides such information to CCI prior to or at the same time the information is provided to such person, and (ii) engage or participate in any discussions or negotiations with the person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CMRI Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.
CMRI will promptly notify CCI in writing if (i) any Acquisition Proposal is received by CMRI or any CMRI subsidiary, (ii) any request for information relating to CMRI or any CMRI subsidiary is received by CMRI or any CMRI subsidiary from any person who informs CMRI or any CMRI subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CMRI or any CMRI subsidiary regarding any Acquisition Proposal, and thereafter will promptly keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.
At any time prior to obtaining the required CMRI stockholder approval, the CMRI Board (or the CMRI Special Committee) may make an Adverse Recommendation Change (as such term is defined in the section entitled “The CMRI Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation”) and/or terminate the CMRI Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal only if:
•	CMRI receives an Acquisition Proposal that was not obtained in violation of the CMRI Merger Agreement and such Acquisition Proposal is not withdrawn;
•
the CMRI Special Committee has determined that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to take such action would be inconsistent with the duties of the directors of CMRI under applicable Maryland law;

•	CMRI has given CCI at least five business days’ prior written notice of its intention to take such action; and
•
CCI and CMRI have negotiated in good faith during such notice period to enable CCI to propose in writing revisions to the terms of the CMRI Merger Agreement such that it would, in the good faith determination of the CMRI Board or the CMRI Special Committee, after consultation with outside legal counsel and its financial advisor, cause such Superior Proposal to no longer constitute a Superior Proposal.

For more information regarding the limitations on CMRI, the CMRI Board and the CMRI Special Committee to consider other proposals, see “The CMRI Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation” beginning on page 157.
Termination of the CMRI Merger Agreement (Beginning on page 162)
CMRI and CCI may, by written consent, mutually agree to terminate the CMRI Merger Agreement before completing the CMRI Merger, even after obtaining the required approval of the CMRI stockholders.
The CMRI Merger Agreement may also be terminated prior to the effective time of the CMRI Merger by either CMRI or CCI if any of the following occur, each subject to certain exceptions:
•	the CMRI Merger has not occurred on or before the Outside Date;
•
there is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the CMRI Merger Agreement; or

•	the approval of the CMRI stockholders of the CMRI Merger is not obtained at the Special Meeting.
The CMRI Merger Agreement may also be terminated prior to the effective time of the CMRI Merger by CCI upon any of the following, each subject to certain exceptions:
•
CMRI has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the CMRI Merger Agreement, which breach or failure to perform (i) would result in a failure of CMRI to satisfy certain closing conditions and (ii) cannot be cured or, if curable, is not cured by CMRI by the earlier of 20 days following written notice of such breach or failure from CCI to CMRI and two business days before the Outside Date; or

•
at any time prior to obtaining the required approval of the CMRI stockholders, if (i) the CMRI Board has made an Adverse Recommendation Change or (ii) CMRI has materially violated any of its obligations described in “The CRII Merger Agreement —Covenants and Agreements—No Solicitation; Change in Recommendation.”

The CMRI Merger Agreement may also be terminated prior to the effective time of the CMRI Merger by CMRI upon any of the following:
•
CCI has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the CMRI Merger Agreement, which breach or failure to perform (i) would result in a failure of CCI to satisfy certain closing conditions and (ii) cannot be cured or, if curable, is not cured by CCI by the earlier of 20 days following written notice of such breach or failure from CMRI to CCI and two business days before the Outside Date;

•
CCI permits or agrees to any material modification, amendment or termination of, or waiver, release, compromise or assignment of any material rights or claims under, the CRII Merger Agreement, the CMRII Merger Agreement or the Amended and Restated Advisory Agreement without obtaining CMRI’s prior written consent; and

•
at any time prior to obtaining the required CMRI stockholder approval to permit CMRI to enter into an alternative acquisition agreement with respect to a Superior Proposal so long as the termination payment described below in “—Termination Payment and Expense Reimbursement” is made in full to CCI prior to or concurrently with such termination.

For more information regarding the rights of CMRI and CCI to terminate the CMRI Merger Agreement, see “The CMRI Merger Agreement—Termination of the CMRI Merger Agreement” beginning on page 162.

Termination Payment and Expense Reimbursement (Beginning on page 163)
All expenses incurred in connection with the CMRI Merger Agreement and the other transactions contemplated by the CMRI Merger Agreement will generally be paid by the party incurring such expenses, provided that CMRI and CCI will share equally any Form S-4 filing fees as may be required to consummate the transactions contemplated by the CMRI Merger Agreement. Additionally, upon termination of the CMRI Merger Agreement in certain circumstances, the CMRI Merger Agreement provides for the payment by CMRI to CCI of a termination payment equal to $1,707,000 plus reimbursement of CCI’s expenses up to $284,000.
See “The CMRI Merger Agreement—Termination of the CMRI Merger Agreement—Termination Payment and Expense Reimbursement” beginning on page 163 for more information on the termination payment or reimbursement of expenses that could be payable by CMRI to CCI.
Material U.S. Federal Income Tax Consequences of the CMRI Merger (Beginning on page 126)
CMRI and CCI intend that the CMRI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the CMRI Merger is conditioned on the receipt by CCI and CMRI of an opinion from its respective tax counsel to the effect that the CMRI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the CMRI Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a holder of shares of CMRI Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CCI Common Stock in exchange for shares of CMRI Common Stock in connection with the CMRI Merger.
For further discussion of certain U.S. federal income tax consequences of the CMRI Merger and the ownership and disposition of CCI Common Stock, see “U.S. Federal Income Tax Considerations” beginning on page 125. CMRI stockholders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the CMRI Merger and the ownership and disposition of CCI Common Stock.
Accounting Treatment of the CMRI Merger (Beginning on page 21)
CCI prepares its financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. The CMRI Merger will be treated as a business combination under GAAP. See “Accounting Treatment” on page 146 for more information.
Comparison of Rights of CMRI Stockholders and CCI Stockholders (Beginning on page 191)
At the effective time of the CMRI Merger, CMRI stockholders will become CCI stockholders and, accordingly, their rights will be governed by the CCI Charter and the CCI Bylaws and the laws of the state of Maryland. The CCI Charter and the CCI Bylaws contain certain provisions that are different from the CMRI Charter and the CMRI Bylaws.
For a summary of certain differences between the rights of the CMRI stockholders and the CCI stockholders, see “Comparison of Rights of the CMRI Stockholders and the CCI Stockholders” beginning on page 191.
Selected Historical Financial Information of CCI
Presented below is the selected historical consolidated financial data of CCI as of and for the periods indicated. The selected historical consolidated financial data of CCI for each of the fiscal years ended December 31, 2020, 2019, 2018, 2017 and 2016 has been derived from CCI’s historical audited consolidated financial statements for such periods. The historical financial information of CCI does not take into account the significance of the completion of the CRII Merger. The selected unaudited pro forma condensed combined financial information of the Combined Company and the Fully Combined Company set forth below include certain historical financial information of CRII. All amounts are in thousands, except share and per share amounts.
You should read the selected historical financial information of CCI together with CCI’s audited consolidated financial statements for the fiscal year ended December 31, 2020 and related management’s discussion and analysis of operations and financial condition, a copy of which is attached to this proxy statement/prospectus as Annex E.

	As of December 31,
	2020	2019	2018	2017	2016[1]
Balance Sheet data
Total real estate assets, net	$199,347	$70,927	$—	$—	$—
Total assets	204,805	119,376	3,724	200	200
Credit facilities, net	70,320	34,990	—	—	—
Preferred stock, net	29,825	809	—	—	—
Total liabilities	102,721	37,080	158	—	—
Total stockholders’ equity	102,084	82,296	3,566	200	200
	For the Year Ended December 31,
	2020	2019	2018	2017	2016[1]
Operating Data
Total revenues	$11,325	$2,842	$—	$—	$—
Equity in earnings (losses) of unconsolidated real estate entities	2,113	273	—	—	—
Net loss	(8,551)	(3,296)	(100)	—	—
Net loss per common share - basic and diluted	(0.79)	(0.70)	(3.13)	—	—
Other Data
Net cash provided by (used in) operating activities	(2,816)	(459)	(4)	—	—
Net cash used in investing activities	(83,284)	(38,130)	—	—	—
Net cash provided by financing activities	42,991	82,925	3,210	—	—
Distributions declared to common stockholders	5,398	2,370	—	—	—
Distributions declared per common share	0.50	0.50	—	—	—
Weighted average shares outstanding	10,781,487	4,711,343	32,053	20,000	—
FFO(2)	(1,585)	(558)	—	—	—
FFO per common share(2)	(0.15)	(0.12)	—	—	—
Core FFO(2)	1,422	(307)	—	—	—
Core FFO per common share(2)	0.13	(0.07)	—	—	—
(1)	Period from July 27, 2016 (Inception) to December 31, 2016. CCI was capitalized on December 2, 2016 with a $0.2 million investment by CROP.
(2)
For additional information on how CCI calculates FFO, FFO per common share, Core FFO, Core FFO per common share and a reconciliation to net loss and net loss per common share, see Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations” in CCI’s Annual Report on Form 10-K for the year ended December 31, 2020, attached as Annex E to this proxy statement/prospectus.

Selected Historical Financial Information of CMRI
Presented below is the selected historical consolidated financial data of CMRI as of and for the periods indicated. The selected historical consolidated financial data of CMRI for each of the fiscal years ended December 31, 2020, 2019, 2018, 2017 and 2016 has been derived from CMRI’s historical audited consolidated financial statements for such periods. All amounts are in thousands, except share and per share amounts.
You should read the selected historical financial information of CMRI together with CMRI’s audited consolidated financial statements for the fiscal year ended December 31, 2020 and related management’s discussion and analysis of operations and financial condition, a copy of which is attached to this proxy statement/prospectus as Annex D.
	As of December 31,
	2020	2019	2018	2017	2016
Balance Sheet data
Total real estate and real estate-related investments, net	$27,126	$31,478	$35,810	$42,818	$46,403
Total assets	27,485	31,797	36,796	43,134	48,784
Credit facilities, net	—	—	—	—	—
Total liabilities	2,930	1,371	421	2,162	24,444
Total stockholders’ equity	24,555	30,426	36,375	40,972	24,340

	For the Year Ended December 31,
	2020	2019	2018	2017	2016
Operating Data
Total revenues	—	—	—	—	—
Equity in earnings (losses) of unconsolidated real estate entities	(885)	(1,323)	(385)	(1,365)	(1,796)
Net loss	(2,622)	(2,654)	(1,611)	(2,825)	(3,205)
Net loss per common share, basic and diluted	(0.53)	(0.53)	(0.32)	(0.60)	(7.40)
Other Data
Net cash provided by (used in) operating activities	2,296	2,595	(86)	1,243	851
Net cash provided by (used in) investing activities	—	—	3,747	—	(49,050)
Net cash (used in) provided by financing activities	(2,255)	(3,297)	(2,990)	(3,333)	50,570
Distributions declared to common stockholders	2,832	2,857	2,863	2,714	259
Distributions declared per common share	0.58	0.57	0.57	0.57	0.60
Weighted average shares outstanding, basic and diluted	4,925	4,974	4,992	4,721	433
FFO(1)	1,700	1,619	2,601	1,737	(68)
FFO per common share, basic and diluted(2)	0.35	0.33	0.52	0.37	(0.16)
Core FFO(1)	2,097	2,101	2,438	1,746	(28)
Core FFO per common share, basic and diluted(1)	0.43	0.42	0.49	0.37	(0.06)
(1)
For additional information on how CMRI calculates FFO, FFO per common share, Core FFO, Core FFO per common share and a reconciliation to net loss and net loss per common share, see Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations” in CMRI’s Annual Report on Form 1-K for the year ended December 31, 2020, attached as Annex D to this proxy statement/prospectus.

Selected Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company
The following tables set forth selected unaudited pro forma condensed combined financial information of the Combined Company after giving effect to the CRII Merger and the CMRI Merger. The unaudited pro forma condensed combined statements of income of the Combined Company for the year ended December 31, 2020 give effect to the CRII Merger and the CMRI Merger as if each had occurred on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Combined Company as of December 31, 2020 gives effect to the CRII Merger and the CMRI Merger as if each had occurred on December 31, 2020.
The unaudited pro forma condensed combined financial statements of the Combined Company were prepared using the business combination method of accounting, with CCI considered the accounting acquirer of CRII and CMRI. Under the business combination method of accounting, the purchase price is allocated to the CRII and CMRI identifiable tangible and intangible assets acquired and liabilities assumed at their respective fair value.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information of the Combined Company, including the notes thereto, appearing in this proxy statement/prospectus and (ii) the historical consolidated financial statements of CCI, CMRI and CRII, including the notes thereto, which are attached as Annexes D, E and F, respectively, to this proxy statement/prospectus.
The unaudited pro forma combined financial information of the Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements. All amounts are in thousands, except per share amounts.

	As of December 31, 2020
	CCI Historical	CRII Historical	CMRI Historical	Autonomous Entity Adjustments	Pro Forma Combined Company Transaction Accounting Adjustments	Pro Forma Combined Company
Balance Sheet data
Total real estate and real estate-related investments, net	$199,347	$866,962	$27,126	$(27,115)	$452,450	$1,518,770
Total assets	204,805	970,772	27,485	(34,883)	444,029	1,612,208
Mortgage notes, net	70,320	628,042	—	—	6,811	705,173
Construction loans, net	—	50,007	—	—	—	50,007
Preferred stock, net	29,825	143,532	—	—	528	173,885
Unsecured promissory notes, net	—	46,642	—	—	2,000	48,642
Total liabilities	102,721	901,577	2,930	(668)	6,674	1,013,234
Total stockholders' equity and noncontrolling interests	102,084	69,195	24,555	(34,215)	437,355	598,974

	For The Year Ended December 31, 2020
Operating Data
Total revenues	$11,325	$106,699	$—	$(4,517)	$—	$113,507
Equity in earnings (losses) of unconsolidated real estate entities	2,113	589	(885)	885	(13,433)	(10,731)
Net income (loss) attributable to common stockholders	(8,551)	(959)	(2,622)	991	382	(10,759)
Net income (loss) per common share - basic and diluted	(0.79)	(3.99)	(0.53)	—	0.06	(0.63)
Selected Unaudited Pro Forma Condensed Combined Financial Information of the Fully Combined Company
The following tables set forth selected unaudited pro forma condensed combined financial information of the Fully Combined Company after giving effect to all of the Mergers. The unaudited pro forma condensed combined statements of income of the Fully Combined Company for the year ended December 31, 2020 give effect to the Mergers as if each had occurred on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Fully Combined Company as of December 31, 2020 gives effect to the Mergers as if they had occurred on December 31, 2020.
The unaudited pro forma condensed combined financial statements of the Fully Combined Company were prepared using the business combination method of accounting, with CCI considered the accounting acquirer of each of CRII, CMRI and CMRII. Under the business combination method of accounting, the purchase price is allocated to the CRII, CMRI and CMRII identifiable tangible and intangible assets acquired and liabilities assumed at their respective fair value.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing in this proxy statement/prospectus and (ii) the historical consolidated financial statements of CCI, CMRI, CRII and CMRII, including the notes thereto, which are attached hereto as Annexes D, E, F and G, respectively, to this proxy statement/prospectus.
The unaudited pro forma combined financial information of the Fully Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the transactions described above had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements. All amounts are in thousands, except per share amounts.

	As of December 31, 2020
	CCI Historical	CRII Historical	CMRI Historical	CMRII Historical	Autonomous Entity Adjustments	Pro Forma Fully Combined Transaction Accounting Adjustments	Pro Forma Fully Combined Company
Balance Sheet data
Total real estate and real estate-related investments, net	$199,347	$866,962	$27,126	$37,676	$(64,811)	$452,450	$1,518,750
Total assets	204,805	970,772	27,485	37,932	(72,585)	444,029	1,612,438
Mortgage notes, net	70,320	628,042	—	—	—	6,811	705,173
Construction loans, net	—	50,007	—	—	—	—	50,007
Preferred stock, net	29,825	143,532	—	—	—	528	173,885
Unsecured promissory notes, net	—	46,642	—	—	—	2,000	48,642
Total liabilities	102,721	901,577	2,930	3,157	(673)	3,822	1,013,534
Total stockholders' equity and noncontrolling interests	102,084	69,195	24,555	34,775	(71,912)	440,207	598,904

	For the year ended December 31, 2020
Operating Data
Total revenues	$11,325	$106,699	$—	$—	$(4,517)	$—	$113,507
Equity in earnings (losses) of unconsolidated real estate entities	2,113	589	(885)	(262)	1,148	(13,433)	(10,730)
Net income (loss) attributable to common stockholders	(8,551)	(959)	(2,622)	(1,690)	1,279	1,335	(11,208)
Net income (loss) per common share - basic and diluted	(0.79)	(3.99)	(0.53)	(0.34)	—	0.12	(0.50)
Unaudited Comparative Per Share Information
The following table sets forth for the year ended December 31, 2020, selected per share information for CCI Common Stock, CMRI Common Stock, shares of common stock of CRII and shares of common stock of CMRII on an historical basis and for the Combined Company and the Fully Combined Company on a pro forma basis after giving effect to the CMRI Merger, the CRII Merger and CMRII Merger, all accounted for as a business combination. The information in the table is unaudited. You should read the tables below together with the historical and interim consolidated financial statements and related notes of CCI, CMRI, CRII and CMRII, which are attached as Annexes to this proxy statement/prospectus.
	CCI Historical	CRII Historical	CMRI Historical	CMRII Historical	Pro Forma Combined	Pro Forma Fully Combined
As of December 31, 2020
Book value per share of common stock	$9.47	$5.35	$4.99	$7.07	$9.61	$9.69
For the year ended December 31, 2020
Distributions declared per common stock	$0.50	$0.89	$0.58	$0.53	$0.50	$0.50
Net (loss) income per common share - basic and diluted	$(0.79)	$(3.99)	$(0.53)	$(0.34)	$(0.63)	$(0.50)
The pro forma Combined Company net loss per share for the year ended December 31, 2020 includes the combined net loss per share of CCI, CMRI and CRII on a pro forma basis as if the transaction was consummated on January 1, 2020 and, with respect to net book value per share of common stock, on December 31, 2020, and include the effects of certain adjustments in the pro forma consolidated statement of operations for the year ended December 31, 2020.

The pro forma Fully Combined Company net income (loss) per share for the year ended December 31, 2020, includes the combined net income (loss) per share of CCI, CMRI, CRII and CMRII on a pro forma basis as if the transaction was consummated on January 1, 2020 and, with respect to net book value per share of common stock, on December 31, 2020, and include the effects of certain adjustments in the pro forma consolidated statement of operations for the year ended December 31, 2020.
The CCI pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.
Comparative Market Price Data and Distribution Data
Neither the CMRI Common Stock nor the CCI Common Stock is listed on an exchange and there is no established public trading market for shares of the CMRI Common Stock or the CCI Common Stock.
CMRI’s Distribution Data
The CMRI Board has historically authorized distributions to CMRI stockholders on a monthly basis that accrue daily to CMRI stockholders of record as of the close of business on each day and are payable in cumulative amounts on or before the 10th day of each calendar month with respect to the prior month.
For the period from January 1, 2020 to December 31, 2020, the distribution rate declared per share of CMRI Common Stock was $0.001571 per day. There can be no assurance that the CMRI Board will continue to authorize such distributions at such amount or frequency, if at all.
Distributions declared and distributions paid during 2020 are as follows:
Period	Total Distributions Paid to Common Stockholders	Distributions Declared Per Common Share(1)
First Quarter 2020	$710,830	$0.14375
Second Quarter 2020	710,320	$0.14375
Third Quarter 2020	707,666	$0.14375
Fourth Quarter 2020	705,418	$0.14375
(1)	Assumes the share was issued and outstanding each day during the period presented.
CCI’s Distribution Data
The CCI Board historically has authorized distributions to CCI stockholders on a monthly basis that accrue daily to CCI stockholders of record as of the close of business on each day and are payable in cumulative amounts on or before the 10th day of each calendar month with respect to the prior month.
For the period from January 1, 2020 to December 31, 2020, the distribution rate declared per share of CCI Common Stock was $0.001366 per day. There can be no assurance that the CCI Board will continue to authorize such distributions at such amount and frequency, if at all.
Distributions declared and distributions paid during 2020 are as follows:
Period	Total Distributions Paid to Common Stockholders	Distributions Declared Per Common Share(1)
First Quarter 2020	$1,126,131	$0.125
Second Quarter 2020	1,292,163	$0.125
Third Quarter 2020	1,383,845	$0.125
Fourth Quarter 2020	1,449,604	$0.125
(1)	Assumes the share was issued and outstanding each day during the period presented.

RISK FACTORS
In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44, you, as a stockholder of CMRI, should carefully consider the following risks before deciding how to vote your shares of CMRI Common Stock. In addition, you should read and consider the risks associated with the business of CCI because these risks will also affect the Combined Company. These risks can be found in CCI’s Annual Report on Form 10-K for the year ended December 31, 2020, which is attached as Annex E to this proxy statement/prospectus. You should also read and consider the other information included or incorporated by reference in this proxy statement/prospectus, including the Annexes. See “Where You Can Find More Information” on page 203.
In this section, the term “Combined Company” means the Combined Company or the Fully Combined Company, as applicable.
Risks Related to the CMRI Merger
The Merger Consideration will not be adjusted in the event of any change in the relative values of CMRI or CCI.
Upon the consummation of the CMRI Merger, each outstanding share of CMRI Common Stock will be converted automatically into the right to receive 1.175 shares of CCI Common Stock. The Merger Consideration will not be adjusted, other than in the limited circumstances as expressly contemplated in the CMRI Merger Agreement in connection with stock splits, combinations, reorganizations, or other similar events affecting the outstanding CMRI Common Stock or CCI Common Stock. Except as expressly contemplated in the CMRI Merger Agreement, no change in the Merger Consideration will be made for any reason, including the following:
•	changes in the respective businesses, operations, assets, liabilities and prospects of CMRI and CCI;
•	CCI’s failure to complete the CMRII Merger;
•	changes in the estimated value per share of either the shares of CMRI Common Stock or CCI Common Stock;
•	interest rates, general market and economic conditions and other factors generally affecting the businesses of CMRI and CCI;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which CMRI and CCI operate;
•	dissident stockholder activity, including any stockholder litigation challenging the transaction;
•	acquisitions, dispositions or new development opportunities; and
•	other factors beyond the control of CMRI and CCI, including those described or referred to elsewhere in this “Risk Factors” section.
Completion of the CMRI Merger is subject to many conditions and if these conditions are not satisfied or waived, the CMRI Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.
The completion of the CMRI Merger is subject to many conditions, which must be satisfied or waived in order to complete the CMRI Merger. The mutual conditions of the parties include, among others, (i) the approval by the CMRI stockholders of the CMRI Merger, (ii) the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CMRI Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the CMRI Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the CMRI Merger or the other transactions contemplated by the CMRI Merger Agreement, and (iii) the effectiveness of the registration statement on Form S-4 to be filed by CCI for purposes of registering shares of CCI Common Stock to be issued in connection with the CMRI Merger. In addition, each party’s obligation to consummate the CMRI Merger is subject to certain other conditions, including, among others, (a) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions), (b) the other party’s compliance with its covenants and agreements contained in the CMRI Merger Agreement (subject to customary materiality qualifiers), (c) the absence of any change, event, circumstance or development arising during the period from the date of the CMRI Merger Agreement until the effective time of the CMRI Merger that has had or would have a material adverse effect on the other party, (d) the receipt of the specified lender consents, (e) the receipt of an opinion of counsel of each party to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT and (f) the receipt of an opinion of counsel of each party to the effect that the CMRI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the CMRI Merger, see “The CMRI Merger Agreement—Conditions to Completion of the CMRI Merger” beginning on page 160.
There can be no assurance that the conditions to closing of the CMRI Merger will be satisfied or waived or that the CMRI Merger will be completed. Failure to consummate the CMRI Merger may adversely affect CMRI’s or CCI’s results of operations and business prospects for the following reasons, among others, (i) each of CMRI and CCI has incurred and will continue to incur certain transaction costs, regardless of whether the CMRI Merger closes, which could adversely affect each company’s financial condition, results of operations and ability to make distributions to its stockholders and (ii) the CMRI Merger, whether or not it closes, will divert the attention of certain management and other key employees of CMRI and CCI from ongoing business activities, including the pursuit of other opportunities that could be beneficial to CMRI or CCI, respectively. In addition, CMRI or CCI may terminate the CMRI Merger Agreement under certain circumstances, including, among other reasons, if the CMRI Merger is not completed by the Outside Date. If the CMRI Merger is not consummated, the ongoing business of CMRI could be adversely affected. See “The CMRI Merger Agreement—Termination of the CMRI Merger Agreement” beginning on page 162.
Failure to complete the CMRI Merger could negatively impact the future business and financial results of CMRI.
If the CMRI Merger is not completed, the ongoing business of CMRI could be materially and adversely affected and CMRI will be subject to a variety of risks associated with the failure to complete the CMRI Merger, including the following:
•	CMRI being required, under certain circumstances, to pay to CCI a termination payment of $1,707,000 and up to $284,000 as reimbursement for CCI’s expenses;
•	CMRI having to pay certain costs relating to the CMRI Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•	the diversion of CMRI management focus and resources from operational matters and other strategic opportunities while working to implement the CMRI Merger.
If the CMRI Merger is not completed, these risks could materially affect the business and financial results of CMRI.
The pendency of the CMRI Merger, including as a result of the restrictions on the operation of CMRI’s and CCI’s business during the period between signing the CMRI Merger Agreement and the completion of the CMRI Merger, could adversely affect the business and operations of CMRI, CCI or both.
In connection with the pending CMRI Merger, some business partners or vendors of each of CMRI and CCI may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of CMRI and CCI, regardless of whether the CMRI Merger is completed. In addition, due to operating covenants in the CMRI Merger Agreement, each of CMRI and CCI may be unable, during the pendency of the CMRI Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial. CCI faces similar restrictions and risks related to the CRII Merger and the CMRII Merger, which could further impact its revenues, earnings, cash flows and expenses.
Some of the directors and executive officers of CMRI have interests in seeing the CMRI Merger completed that are different from, or in addition to, those of the CMRI stockholders.
Some of the directors and executive officers of CMRI have interests in seeing the CMRI Merger completed that are different from, or in addition to, those of the CMRI stockholders. Specifically, Daniel Shaeffer, Chad Christensen and Gregg Christensen currently beneficially own approximately 84.5% of CCA as a result of certain pre-merger transactions effected in connection with the CRII Merger. CCI Advisor and CMRI Asset Manager are wholly owned subsidiaries of CCA. CCI Advisor earns fees and other compensation pursuant to its advisory agreement with CCI and CMRI Asset Manager earns fees pursuant to its asset management agreement with CMRI. CCI Advisor is expected to provide advisory services for the Combined Company and earn fees and other compensation for its services. Pursuant to the CROP Tax Protection Agreement, CROP has agreed to indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) against certain tax consequences of a taxable transfer of the properties owned by CROP or its subsidiaries as of the closing date of the CROP Merger, subject to certain conditions and limitations. For more information about these and other interests of the directors and executive officers of CMRI, see “The CMRI Merger—Interests of CMRI’s and CCI’s Directors and Executive Officers in the CMRI Merger” beginning on page 122.
The CMRI Merger is subject to approval by CMRI stockholders.
In order for the CMRI Merger to be completed, CMRI stockholders must approve the CMRI Merger, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of CMRI Common Stock entitled to vote on the CMRI Merger Proposal at the Special Meeting. If the CMRI Merger Proposal is not approved by the stockholders by the Outside Date, either party can terminate the CMRI Merger Agreement, in which case the CMRI Merger would not be consummated.
The CMRI Merger Agreement contains provisions that could discourage a potential competing acquirer of CMRI or could result in an Acquisition Proposal being at a lower price than it might otherwise be.
The CMRI Merger Agreement contains provisions that, subject to limited exceptions, restrict CMRI’s ability to solicit, initiate or knowingly facilitate or encourage any Acquisition Proposal. With respect to any written, bona fide Acquisition Proposal that CMRI receives, CCI generally has an opportunity to offer to modify the terms of the CMRI Merger Agreement in response to such proposal before the CMRI Board may change, withdraw, or modify its recommendation to the CMRI stockholders in response to such Acquisition Proposal or terminate the CMRI Merger Agreement to enter into an agreement with respect to such Acquisition Proposal. Upon termination of the CMRI Merger Agreement under certain circumstances relating to an Acquisition Proposal, CMRI would have to pay CCI a termination payment of $1,707,000 and up to $284,000 as reimbursement for CCI’s expenses.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of CMRI’s business from considering or making an Acquisition Proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the CMRI Merger, or might cause a potential competing acquirer to propose to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination payment that may become payable in certain circumstances under the CMRI Merger Agreement.
In certain circumstances, either of CMRI or CCI may terminate the CMRI Merger Agreement.
CMRI or CCI may terminate the CMRI Merger Agreement if the CMRI Merger has not been consummated by the Outside Date. Also, the CMRI Merger Agreement may be terminated if a final and non-appealable order is entered permanently restraining or otherwise prohibiting the transaction, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or upon the failure to obtain the required approval of the CMRI stockholders. In addition, CMRI has the right to terminate the CMRI Merger Agreement at any time prior to obtaining the required approval of the CMRI stockholders in order to accept a Superior Proposal or if CCI permits a material modification or termination of the CMRII Merger Agreement or the Amended and Restated Advisory Agreement without the prior written consent of CMRI. CCI has the right to terminate the CMRI Merger Agreement at any time prior to obtaining the required approval of the CMRI stockholders upon an Adverse Recommendation Change made by the CMRI Board or CMRI has breached or failed to comply with the non-solicitation provisions in the CMRI Merger Agreement. See “The CMRI Merger Agreement—Termination of the CMRI Merger Agreement” beginning on page 162.
CMRI and CCI each expect to incur substantial expenses related to the CMRI Merger.
CMRI and CCI each expect to incur substantial expenses in connection with completing the CMRI Merger and integrating the properties and operations of CMRI that CCI is acquiring with those of CCI. Although CMRI and CCI each has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of each company that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the CMRI Merger could, particularly in the near term, exceed the savings that CCI expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the CMRI Merger.
CCI expects to incur substantial expenses related to the CRII Merger and the CMRII Merger.
CCI expects to incur substantial expenses in connection with integrating CRII’s properties and operations acquired in the CRII Merger with those of CCI and completing the CMRII Merger. While CCI has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of CCI that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the CRII Merger and the CMRII Merger could, particularly in the near term, exceed the savings that CCI expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the CRII Merger and CMRII Merger.
The ownership positions of CCI and CMRI stockholders will be diluted by the Mergers.
The Mergers will dilute the ownership position of the CCI stockholders and result in the CMRI stockholders having an ownership stake in the Combined Company that is smaller than their current stake in CMRI. Upon completion of the CMRI Merger, based on the number of shares of CCI Common Stock and CMRI Common Stock, and the number of CROP Common Units and CMRI OP partnership units outstanding on April [•], 2021, continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI will own approximately [•]% and [•]%, respectively, of the issued and outstanding shares of common stock of the Combined Company. This will result in continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI indirectly owning [•]% and [•]%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own [•]% of the CROP Common Units after the CMRI Merger. Upon completion of all the Mergers, based on the number of shares of CCI Common Stock, CMRI Common Stock and CMRII common stock, and the number of CROP Common Units and partnership units of CMRI OP and CMRII OP outstanding on April [•], 2021, continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI and CMRII will own approximately [•]%, [•]% and [•]%, respectively, of the issued and outstanding shares of common stock of the Fully Combined Company. This will result in continuing common stockholders of CCI (which include those holders of CRII common stock that received CCI Common Stock as merger consideration) and former common stockholders of CMRI and CMRII indirectly owning [•]%, [•]% and [•]%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own [•]% of the CROP Common Units after the Mergers. Consequently, CCI stockholders and CMRI stockholders, as a general matter, will have less influence over the management and policies of the Combined Company following the Mergers than each currently exercise over the management and policies of CCI and CMRI, as applicable.
Litigation challenging any of the Mergers may increase transaction costs and prevent the applicable merger from becoming effective or from becoming effective within the expected time frame.
If any stockholder files a lawsuit challenging the CMRI Merger, the CRII Merger or the CMRII Merger, CMRI and CCI can provide no assurances as to the outcome of any such lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing any of the Mergers on the agreed-upon terms, such an injunction may prevent the completion of the applicable merger in the expected time frame or may prevent it from being completed altogether. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.

The CMRI Merger is not a liquidity event. If a liquidity event is ever realized or if stockholders are otherwise able to sell their stock, the value received may be substantially less than what CMRI or CCI could have obtained by effecting a liquidity event at this time and substantially less than what stockholders paid for their investment in CMRI or CCI.
The CMRI Merger is an equity-for-equity transaction. Stockholders will not receive cash for their shares of CMRI Common Stock. Although the Combined Company is expected to maintain a share repurchase program, the program may be suspended at any time. Therefore, stockholders may have to hold their investment in CCI for an indefinite period after the CMRI Merger. During this holding period, the Combined Company may perform worse than expected, and it is possible that stockholders will lose their entire investment. If CMRI or CCI pursued a transaction that amounted to a liquidity event at this time, such as an orderly liquidation or a merger with another entity for cash or liquid securities, their stockholders might realize a better return than what they will achieve if the Combined Company pursues its long-term business plan.
Risks Related to the Combined Company Following the Mergers
The Combined Company and the Fully Combined Company will have substantial indebtedness.
In connection with the CRII Merger, CCI assumed or refinanced certain indebtedness of CRII, including debt related to the joint ventures in which CMRI and CMRII own an interest. As a result, the Combined Company and the Fully Combined Company will be subject to risks associated with increased debt financing, including a risk that the cash flow of the Combined Company or the Fully Combined Company could be insufficient to meet required payments on its debt. As of December 31, 2020, CCI had $71.5 million of outstanding debt, comprised of $36 million on its credit facility with Berkadia Commercial Mortgage, LLC and $35.5 million on its credit facility with J.P. Morgan Chase Bank, N.A. After giving effect to the Mergers, total pro forma consolidated indebtedness will increase. Taking into account CRII’s existing indebtedness, which includes debt related to the joint ventures in which CMRI and CMRII own a joint venture interest, transaction expenses and the assumption and/or refinancing of indebtedness in the Mergers, pro forma consolidated indebtedness as of December 31, 2020, of the Combined Company and the Fully Combined Company after giving effect to the Mergers, would be approximately $803.8 million, approximately 134.2% of the net assets and 49.9% of the total assets of the Combined Company and the Fully Combined Company. This amount excludes debt on unconsolidated real estate investments.
In addition, the Combined Company will have, as of December 31, 2020, $176.9 million of preferred equity that has various redemption and maturity dates.
The indebtedness of the Combined Company could have important consequences to holders of its common stock and preferred stock, including the CMRI stockholders who receive CCI Common Stock in the CMRI Merger, including:
•	vulnerability of the Combined Company to general adverse economic and industry conditions;
•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•
requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;
•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness; and
•	limiting the Combined Company’s ability to access capital markets.
For certain loans, if the Combined Company defaults under a mortgage loan, it would automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans.
The Combined Company may need to incur additional indebtedness in the future.
It is possible that the Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined

Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.
The Combined Company will employ certain personnel as a result of the CRII Merger.
As part of the CRII Merger, CCI acquired personnel who have historically performed certain services for CCI on behalf of CCI Advisor, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. As a result, the Combined Company will no longer bear the costs of property management fees and expense reimbursements paid to CCI Advisor and its affiliates with respect to these personnel and provision of services; however, the Combined Company’s expenses will include the compensation and benefits of certain of the Combined Company’s officers and employees, as well as overhead previously paid by CCI Advisor and its affiliates. The Combined Company will be subject to potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances, and the Combined Company will bear the cost of the establishment and maintenance of any employee compensation plans. In addition, the Combined Company has not previously operated in this manner and may encounter unforeseen costs, expenses and difficulties associated with providing certain services through its own employees. If the Combined Company incurs unexpected expenses as a result of acquiring these personnel and performing these services, its results of operations could be lower than they otherwise would have been.
Following consummation of the Mergers, the Combined Company may assume certain potential and unknown liabilities relating to CRII, CMRI and CMRII.
Following the consummation of the Mergers, the Combined Company will have assumed certain potential and unknown liabilities relating to CRII, CMRI and CMRII. These liabilities could be significant and have a material adverse effect on the Combined Company’s business to the extent the Combined Company has not identified such liabilities or has underestimated the amount of such liabilities.
The Combined Company will be subject to risks arising from litigation.
CROP and its subsidiaries are party to certain litigation matters which are in various stages of litigation. Following consummation of the CMRI Merger, the Combined Company will be subject to the risks arising from this litigation. Litigation can be costly, and the results of litigation are difficult to predict. The Combined Company may not have adequate insurance coverage or contractual protection to cover costs and liability in the event the litigation is not resolved favorably, and to the extent the Combined Company resorts to litigation to enforce its rights, as CROP has done in certain instances, the Combined Company may incur significant costs and ultimately be unsuccessful or unable to recover amounts it believes are owed to it. In addition, the Combined Company may have little or no control of the timing of litigation, which presents challenges to its strategic planning.
The historical and unaudited pro forma combined financial information included in this proxy statement/prospectus may not be representative of the Combined Company’s results following the effective time of the Mergers, and accordingly, CMRI stockholders have limited financial information on which to evaluate the Combined Company.
The historical and unaudited pro forma combined financial information included in this proxy statement/prospectus have been presented for informational purposes only and are not necessarily indicative of the Combined Company’s financial position or results of operations that actually would have occurred had the Mergers been completed as of the date indicated, nor are they indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the CRII Merger, the CMRI Merger or the CMRII Merger, including any future nonrecurring charges resulting from the Mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Mergers that CMRI and CCI believe are reasonable under the circumstances. CMRI and CCI can provide no assurances that the assumptions will prove to be accurate over time.

Potential development and construction delays and resultant increased costs and risks may hinder the Combined Company’s operating results and decrease its net income.
CCI acquired unimproved real property or properties for development or that are under development or construction from CRII in the CRII Merger, which will be included in the Combined Company’s investment portfolio following the CMRI Merger. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and the builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, the Combined Company may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control such as adverse weather conditions and shortages in labor or construction material. Delays in completing construction could also give tenants the right to terminate preconstruction leases. The Combined Company may incur additional risks when it makes periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of the Combined Company’s investment. In addition, the Combined Company will be subject to normal lease-up risks relating to newly constructed projects. The Combined Company also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time it acquires the property. If the Combined Company’s projections are inaccurate, the Combined Company may pay too much for a property, and the return on its investment could suffer.
The Combined Company may incur adverse tax consequences if prior to the Mergers, CCI, CRII, CMRI or CMRII failed to qualify as a REIT for U.S. federal income tax purposes.
Each of CCI, CRII, CMRI and CMRII has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the CRII Merger, the CMRI Merger and the CMRII Merger, and the Combined Company intends to continue operating in such a manner following the Mergers. None of CCI, CRII, CMRI or CMRII has requested or plans to request a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations is greater in the case of a REIT, like each of CCI, CRII, CMRI and CMRII, that holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within the control of CCI, CRII, CMRI or CMRII may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of CCI, CRII, CMRI or CMRII must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.
If CCI, CRII, CMRI or CMRII (or, following the Mergers, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:
•
it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes;
•
unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•
for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Following the Mergers, the Combined Company will inherit any liability with respect to unpaid taxes of CCI, CRII, CMRI and CMRII for any periods prior to the Mergers. In addition, as described above, if CRII, CMRI or CMRII failed to qualify as a REIT as of the effective time of the Mergers but the Combined Company nevertheless qualified as a REIT, in the event of a taxable disposition of a former CRII, CMRI or CMRII, as applicable, asset during the five years following the Mergers the Combined Company would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Mergers.
As a result of all these factors, any of CCI, CRII, CMRI, CMRII or the Combined Company’s failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and have other material adverse effects on the Combined Company. In addition, for years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to its stockholders.
In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.
Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CCI Common Stock—Taxation of the Combined Company” beginning on page 138.
If the CMRI Merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.
The CMRI Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The closing of the CMRI Merger is conditioned on the receipt by each of CMRI and CCI of an opinion of its respective counsel to the effect that the CMRI Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the CMRI Merger failed to qualify as a tax-free reorganization, then (i) each CMRI stockholder generally would recognize gain or loss, as applicable, equal to the difference between (A) the Merger Consideration (i.e. the fair market value of the shares of CCI Common Stock) received by the CMRI stockholder in the CMRI Merger and (B) the CMRI stockholder’s adjusted tax basis in its CMRI Common Stock and (ii) CMRI would recognize gain or loss, as applicable, equal to the difference between the gross fair market value and the aggregate adjusted tax basis of its assets.
The Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.
The future success of the Combined Company will depend in large part on the ability of the Combined Company to attract and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, potential business partners and industry personnel.
Many of the Combined Company’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and potential business partners is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners and industry personnel, which could materially and adversely affect the Combined Company.
Key employees may depart either before or after the Mergers because of a desire not to remain with the Combined Company following the Mergers. Accordingly, no assurance can be given that the Combined Company will be able to retain key employees.

CROP may be subject to tax indemnification obligations upon the taxable sale of certain of its properties. CROP will not have control of the assets that will be subject to an in-kind redemption transaction under the CROP Tax Protection Agreement.
Pursuant to the CROP Tax Protection Agreement, CROP has agreed, for a period of 10 years following the effective time of the CROP Merger, to indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) (collectively, the “protected partners”) against certain tax consequences of a taxable transfer of all or any portion of the properties that are owned by CROP or any of its subsidiaries as of the closing date of the CROP Merger, subject to certain conditions and limitations. These indemnification obligations could prevent CROP from selling its properties at times and on terms that are in the best interest of CROP, CCI and their respective equity owners and any indemnification payments that may become payable could be a significant expense of CROP and CCI. In addition, at any time after the closing (including after expiration of the tax protection term), each protected partner and CROP will have the right to exercise an in-kind redemption transaction (i.e., a redemption of all of the protected partner’s interest in CROP in exchange for one or more assets of CROP at the then-current market price). This would eliminate CROP’s indemnification obligations to the protected partner(s). The protected partners will have the right to select the assets of CROP necessary to effectuate the in-kind redemption transaction, subject to certain limitations. If an in-kind redemption transaction is effectuated, CROP’s portfolio may become less geographically diverse and thus subject to greater market risk, and CROP may be required to transfer some of its prime assets to the protected partner(s).
In addition, CROP has entered into tax indemnification agreements with certain persons who contributed their interests in properties to CROP in exchange for CROP Common Units. These agreements provide that CROP will indemnify such contributors against certain tax consequences of a taxable sale of the property contributed by such contributors through 2025, subject to certain conditions and limitations. The obligations of CROP under these indemnification agreements may constrain CROP with respect to deciding to dispose of a particular property and may also result in financial obligations for CROP and CCI.
Risks Related to CCI’s Structure and an Investment in CCI
There is no public market for the shares of CCI Common Stock and CCI is not required to repurchase shares or otherwise provide for a liquidity event. Therefore, it may be difficult for the CCI stockholders to sell their shares and, if stockholders are able to sell their shares, they will likely sell them at a substantial discount.
There is no current established public market for shares of CCI Common Stock, and the CCI Charter does not require the CCI Board to seek stockholder approval to liquidate CCI by a specified date nor list shares of CCI Common Stock on an exchange by a specified date. The CCI Charter limits the CCI stockholders’ ability to transfer or sell their shares unless the prospective stockholder meets the applicable suitability and minimum purchase standards. The CCI Charter also prohibits the ownership of more than 9.8% of CCI stock, unless exempted by the CCI Board, which may inhibit large investors from desiring to purchase stockholders’ shares of CCI Common Stock. In addition, prospective CCI stockholders should not rely on CCI’s share repurchase plan, or SRP, as a method to sell shares promptly because CCI’s SRP includes numerous restrictions that limit a stockholder’s ability to sell shares to CCI, and the CCI Board may amend, suspend or terminate CCI’s SRP upon 15 days’ prior notice to the CCI stockholders for any reason it deems appropriate. CCI will not make any share repurchases unless CCI has sufficient funds available for repurchase and the applicable limitations described in CCI’s SRP have not been reached, and to the extent the total number of shares for which repurchase is requested does not exceed 5% of CCI’s aggregate NAV as of the last day of the previous calendar quarter. Additionally, the current share repurchase price may be at a discount to NAV per share based on a stockholder’s applicable holding period. The CCI Board may reject any request for repurchase of shares. Therefore, CCI stockholders may not have the opportunity to make a repurchase request under CCI’s SRP and CCI stockholders may not be able to sell any of their shares of CCI Common Stock back to CCI pursuant to the SRP. Moreover, if the CCI stockholders are able to sell their shares back to CCI, it may not be for the same price they paid for the shares being repurchased. Investor suitability standards imposed by certain states may also make it more difficult to sell shares to someone in those states.
The outbreak of widespread contagious disease, such as the novel coronavirus, COVID-19, could adversely impact the Combined Company’s operations and the value of its investments.
The recent outbreak of the COVID-19 virus has created considerable instability and disruption in the U.S. and world economies. The extent to which the Combined Company’s results of operations or its overall value will be affected by the COVID-19 virus will largely depend on future developments, which remain uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact. Given the uncertainty, no assurance can be given that the value of investments made by CCI or CRII prior to March 2020 has not declined below the purchase price of the investment. As a result of shutdowns, quarantines or actual viral health issues, tenants at our multifamily apartment communities may experience reduced wages for a prolonged period of time and may be unable to make their rental payments. The Combined Company may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak. In addition, property managers may be limited in their ability to properly maintain our multifamily apartment communities. Market fluctuations may affect the Combined Company’s ability to obtain necessary funds for its operations from current lenders or new borrowings. In addition, the Combined Company may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect the Combined Company’s financial performance and its overall value, and investors could lose all or a substantial portion of their investment.
The most recent offering price of $10.00 for shares of CCI Common Stock was not established in reliance on a valuation of CCI’s assets and liabilities. You should not rely on the most recent offering price as being an accurate measure of the current value of CCI Common Stock.
The most recent offering price of $10.00 for shares of CCI Common Stock was not established in reliance on a valuation of CCI’s assets and liabilities but was determined on an arbitrary basis in connection with the initial offering of shares of CCI Common Stock. The most recent offering price of CCI Common Stock bears no relationship to CCI’s book or asset values or to any other established criteria for valuing shares. The actual value of an investment in CCI may be less than the most recent offering price. In particular, and as discussed in the risk factor above, CCI does not know the extent to which its results of operations or overall value will be affected by the COVID-19 virus and no assurance can be given that the actual value of an investment in CCI is not substantially less than the most recent offering price. CCI plans to determine the net asset value of the CCI Common Stock no later than May 17, 2021 and monthly thereafter. With respect to the offering price per share, CCI can give no assurance that:
•	a CCI stockholder would be able to sell its shares at the $10.00 offering price;
•	a CCI stockholder would ultimately realize distributions per share equal to the $10.00 offering price upon liquidation of CCI’s assets and settlement of its liabilities or a sale of CCI;
•	CCI Common Stock would trade at the $10.00 offering price on a national securities exchange;
•	a third party would offer the $10.00 offering price in an arm’s-length transaction to purchase all or substantially all of the CCI Common Stock; or
•	the methodologies used to estimate the value per share would be acceptable to FINRA or for compliance with reporting requirements under the Employee Retirement Income Security Act of 1974, as amended.
The value of shares of CCI Common Stock will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to real estate and finance markets. In particular, the COVID-19 virus outbreak has had a negative impact on the economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to CCI’s operations and investments.
CCI has paid, and it is likely CCI will continue to pay, distributions from sources other than its cash flow from operations. To the extent that CCI pays distributions from sources other than its cash flow from operations, CCI will have reduced funds available for investment and the overall return to CCI stockholders may be reduced.
CCI’s organizational documents permit CCI to pay distributions from any source, including net proceeds from its public and private offerings and borrowings. To the extent that CCI’s cash flow from operations has been or is insufficient to fully cover CCI’s distributions, CCI has paid, and may continue to pay, distributions from sources other than cash flow from operations. It is likely that CCI, following the CRII Merger, the CMRI Merger and/or the CMRII Merger, will pay a portion of distributions from sources other than cash flow from operations. CCI has not established a limit on the amount of proceeds from its public and private offerings or other sources, other than cash flow from operations, which CCI may use to fund distributions.
To the extent that CCI funds distributions from sources other than its cash flow from operations, CCI’s funds available for investment will be reduced relative to the funds available for investment if its distributions were funded solely from cash flow from operations, CCI’s ability to achieve CCI’s investment objectives will be negatively impacted, and the overall return to CCI stockholders may be reduced. In addition, if CCI makes a distribution in excess of CCI’s current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, which will reduce the stockholder’s tax basis in its shares of common stock. The amount, if any, of each distribution in excess of a stockholder’s tax basis in shares of CCI Common Stock will be taxable as gain realized from the sale or exchange of property.
For the year ended December 31, 2019, CCI made aggregate distributions of $2,004,075, including $1,602,472 distributions paid in cash and $401,603 of distributions reinvested through its distribution reinvestment plan. CCI’s net loss for the year ended December 31, 2019 was $3,296,194. Cash flows used in operating activities for the year ended December 31, 2019 was $459,142. CCI funded its total distributions paid, which includes net cash distributions and distributions reinvested by stockholders, with $384,310 prior period cash provided by operating activities and $1,619,765 of offering proceeds. For the year ended December 31, 2020, CCI paid aggregate distributions of $5,251,743, including $4,145,377 distributions paid in cash and $1,106,366 distributions reinvested through our distribution reinvestment plan. CCI’s net loss for the year ended December 31, 2020 was $8,551,339. Cash flows used in operating activities were $2,815,684 during the year ended December 31, 2020. CCI funded its total distributions paid during 2020, which includes net cash distributions and distributions reinvested by stockholders, with $571,878 prior period cash provided by operating activities and $4,679,865 of offering proceeds. From July 27, 2016 (inception) through December 31, 2020, CCI paid cumulative distributions of $7,767,642 and its cumulative net loss during the same period was $11,947,742.
If the aggregate amount of cash CCI distributes to its stockholders in any given year exceeds the amount of its “REIT taxable income” generated during the year, the excess amount will either be (i) a return of capital or (ii) a gain from the sale or exchange of property to the extent that a stockholder’s basis in CCI Common Stock equals or is reduced to zero as the result of CCI’s current or prior year distributions.
CCI is an “emerging growth company” under the federal securities laws and is subject to reduced public company reporting requirements.
CCI is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and is eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. CCI may retain its status as an “emerging growth company” for a maximum of five years, or until the earliest of (i) the last day of the first fiscal year in which it has total annual gross revenue of $1.07 billion or more, (ii) December 31 of the fiscal year that CCI becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of CCI Common Stock held by non-affiliates exceeds $700 million, measured as of the last business day of CCI’s most recently completed second fiscal quarter, and CCI has been publicly reporting for at least 12 months) or (iii) the date on which CCI has issued more than $1 billion in non-convertible debt during the preceding three-year period. Under the JOBS Act, emerging growth companies (a) are permitted to provide audited financial statements for two fiscal years instead of three fiscal years required for other reporting companies, (b) are not required to provide certain disclosures relating to executive compensation generally required for larger public companies, (c) are not required to provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, (d) are not required to comply with the audit rules adopted by the Public Company Accounting Oversight Board after April 5, 2012 (unless the SEC determines otherwise) and (e) do not have to hold shareholder advisory votes on executive compensation. Taking advantage of any of these reduced requirements may make the CCI Common Stock less attractive.
Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, CCI has elected to “opt out” of such extended transition period and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that CCI’s decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

A cybersecurity incident and other technology disruptions could negatively impact CCI’s business.
CCI uses technology in substantially all aspects of its business operations. CCI also uses mobile devices, social networking, outside vendors and other online activities to connect with CCI’s residents, suppliers and employees of its affiliates. Such uses give rise to potential cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. CCI’s business involves the storage and transmission of numerous classes of sensitive and confidential information and intellectual property, including residents’ and suppliers’ personal information, private information about employees of CCI’s affiliates, and financial and strategic information about CCI. If CCI fails to assess and identify cybersecurity risks associated with CCI’s operations, CCI may become increasingly vulnerable to such risks. Additionally, the measures CCI has implemented to prevent security breaches and cyber incidents may not be effective. The theft, destruction, loss, misappropriation or release of sensitive and/or confidential information or intellectual property, or interference with CCI’s information technology systems or the technology systems of third parties on which CCI relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of residents, potential liability and competitive disadvantage, any of which could result in a material adverse effect on CCI’s financial condition or results of operations.
The limit on the percentage of shares of CCI Common Stock that any person may own may discourage a takeover or business combination that may benefit CCI’s stockholders.
The CCI Charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of CCI’s then outstanding capital stock (which includes common stock and any preferred stock CCI may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the then outstanding CCI Common Stock unless exempted (prospectively or retroactively) by the CCI Board. These restrictions may discourage a change of control of CCI and may deter individuals or entities from making tender offers for shares of CCI Common Stock on terms that might be financially attractive to stockholders or which may cause a change in CCI’s management. In addition to deterring potential transactions that may be favorable to CCI’s stockholders, these provisions may also decrease the ability of stockholders to sell their shares of CCI Common Stock.
CCI may issue additional preferred stock or other classes of common stock, which issuance could adversely affect the existing holders of CCI Common Stock.
CCI stockholders do not have preemptive rights to any shares issued by CCI in the future. CCI may issue, without stockholder approval, preferred stock or other classes of common stock with rights that could dilute the value of shares of CCI Common Stock. The issuance of preferred stock or other classes of common stock could increase the number of CCI stockholders entitled to distributions without simultaneously increasing the size of CCI’s asset base. Under the CCI Charter, CCI has authority to issue a total of 1,100,000,000 shares of capital stock consisting of (i) 125,000,000 shares classified as “Class A Common Stock,” par value of $0.01 per share, (ii) 50,000,000 shares classified as “Class TX Common Stock,” par value of $0.01 per share, (iii) 275,000,000 shares classified as “Class T Common Stock,” par value of $0.01 per share, (iv) 275,000,000 shares classified as “Class D Common Stock,” par value of $0.01 per share, (v) 275,000,000 shares classified as “Class I Common Stock,” par value of $0.01 per share, and (vi) 100,000,000 shares of preferred stock, par value of $0.01 per share, of which (a) 14,500,000 have been classified as “Series 2016 Preferred Stock,” (b) 5,000,000 have been classified as “Series 2017 Preferred Stock” and (c) 10,000,000 have been classified as “Series 2019 Preferred Stock.”
The CCI Board, with the approval of a majority of the entire CCI Board and without any action by the CCI stockholders, may amend the CCI Charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that CCI has authority to issue. CCI has designated preferred stock with a distribution preference over common stock and payment of the distribution preferences of the outstanding preferred stock reduce the amount of funds available for the payment of distributions on the CCI Common Stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event CCI liquidates, dissolves or winds up before any payment is made to the CCI common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may make more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of CCI’s securities, or the removal of incumbent management.
CCI classified and designated 10,000,000 shares of its authorized but unissued preferred stock as “Series 2019 Preferred Stock,” which CCI is offering for sale pursuant to a private placement offering of up to $100,000,000 at

$10.00 per share. The outstanding shares of CCI Series 2019 Preferred Stock are entitled to receive a preferential dividend equal to a 5.5% cumulative but not compounded annual return (subject to an increase to 6% in certain circumstances). Holders of the CCI Series 2019 Preferred Stock are entitled to cumulative dividends before any dividends may be declared or set aside on the CCI Common Stock, or the redemption of the CCI Common Stock, and a liquidation preference of $10.00 per share plus any accrued and unpaid distributions before any payment is made to holders of the CCI Common Stock upon any voluntary or involuntary liquidation, dissolution or winding of CCI. As of March 31, 2021, CCI had sold 4,387,687.74 shares of CCI Series 2019 Preferred Stock.
In connection with the CRII Merger, CCI designated 14,500,000 shares of its authorized but unissued preferred stock as “2016 Series Preferred Stock,” and issued one share of CCI Series 2016 Preferred Stock for each share of CRII’s Series 2016 preferred stock outstanding prior to the effective time of the CRII Merger. The outstanding shares of CCI Series 2016 Preferred Stock are entitled to receive a preferential dividend equal to a 7% cumulative but not compounded annual return. In addition, CCI designated 5,000,000 shares of its authorized but unissued preferred stock as “Series 2017 Preferred Stock,” and issued one share of CCI Series 2017 Preferred Stock for each share of CRII’s Series 2017 preferred stock outstanding prior to the effective time of the CRII Merger. The outstanding shares of CCI Series 2017 Preferred Stock are entitled to receive a preferential dividend equal to a 7.5% cumulative but not compounded annual return (subject to an increase to 8% in certain circumstances). Holders of the CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock are entitled to cumulative dividends before any dividends may be declared or set aside on the CCI Common Stock, or the redemption of the CCI Common Stock, and a liquidation preference of $10.00 per share plus any accrued and unpaid distributions before any payment is made to holders of the CCI Common Stock upon any voluntary or involuntary liquidation, dissolution or winding of CCI. In connection with the CRII Merger, CCI issued and there are outstanding 14,149,943.36 shares of CCI Series 2016 Preferred Stock and 258,550 shares CCI Series 2017 Preferred Stock as of April [•], 2021.
CCI stockholders’ interests in CCI will be diluted as it issues additional shares at prices below the Combined Company’s estimated NAV per share.
CCI stockholders do not have preemptive rights to any shares issued by CCI in the future. Subject to any limitations set forth under Maryland law, the CCI Board may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of the CCI Board. Therefore, if and as CCI (i) sells additional shares of CCI Common Stock in the future, including those issued pursuant to CCI’s distribution reinvestment plan, (ii) sells securities that are convertible into shares of CCI Common Stock, (iii) issues shares of its common stock in a private offering of securities to institutional investors, (iv) issues shares of restricted common stock or stock options to its independent directors or executive officers or (v) issues shares of its common stock in connection with an exchange of limited partnership interests of its operating partnership, in each case at prices below the Combined Company’s estimated NAV per share, existing stockholders will experience dilution of their equity investment in CCI. Because the limited partnership interests of CROP may, in the discretion of the CCI Board, be exchanged for shares of CCI Common Stock, any merger, exchange or conversion between CROP and another entity ultimately could result in the issuance of a substantial number of shares of CCI Common Stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, stockholders should not expect to be able to own a significant percentage of CCI shares.
The issuance of CROP LTIP Units and CROP Special LTIP Units to senior officers of the Combined Company may dilute the CCI stockholders’ interests in CCI after such LTIP units vest and have the right to be exchanged for shares of CCI Common Stock.
CROP grants equity awards of CROP LTIP Units and CROP Special LTIP Units to certain senior officers and employees under its long-term incentive program, or LTIP Program. These LTIP units are convertible into CROP Common Units upon achieving certain vesting and performance requirements. After the LTIP units vest, they will become CROP Common Units and the holders thereof will be eligible to exchange their CROP Common Units for shares of CCI Common Stock under the terms of the CROP Partnership Agreement, subject to a one-year holding period. Thus, the ownership position of the CCI stockholders will be diluted. It is anticipated that the Combined Company will implement a new LTIP Program following completion of the CRII Merger and it is possible that the number of LTIP units available for issuance under such LTIP Program may increase.

CCI stockholders’ investment return may be reduced if CCI is required to register as an investment company under the Investment Company Act; if CCI’s subsidiaries or CCI become an unregistered investment company, then CCI could not continue its business.
Neither CCI nor any of its subsidiaries intend to register as investment companies under the Investment Company Act. If CCI or its subsidiaries were obligated to register as investment companies, then CCI would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, (i) limitations on capital structure, (ii) restrictions on specified investments, (iii) prohibitions on transactions with affiliates and (iv) compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase CCI’s operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

Neither CCI nor CROP should be required to register as an investment company under either of the tests above. With respect to the 40% test, most of the entities through which CCI and CROP will own CCI’s assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
With respect to the primarily engaged test, CCI and CROP will be holding companies and do not intend to invest or trade in securities directly. Rather, through the majority-owned subsidiaries of CROP, CCI and CROP will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of CROP fail to meet the 40% test, then CCI believes they will often be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” or qualifying assets, at least 80% of its assets in qualifying assets plus real estate-related assets, and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on the no-action letters. CCI expects that any of the subsidiaries of CROP relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, with substantially all of its remaining assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), then CCI expects to rely on guidance published by the SEC staff or on its analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, CCI’s subsidiaries may be unable to sell assets CCI would otherwise want them to sell and may need to sell assets CCI would otherwise wish them to retain. In addition, CCI’s subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that CCI would otherwise want them to make and would be important to CCI’s investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to CCI’s views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that CCI may be forced to make adverse changes to its portfolio. In this regard, CCI notes that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. If CCI were required to register as an investment company but failed to do so, CCI would be prohibited from engaging in its business and criminal and civil actions could be brought against CCI. In addition, CCI’s contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of CCI and liquidate its business.
CCI stockholders are bound by the majority vote on matters on which its stockholders are entitled to vote and, therefore, a stockholder’s vote on a particular matter may be superseded by the vote of other stockholders.
CCI stockholders may vote on certain matters at any annual or special meeting of stockholders, including the election of directors. However, CCI stockholders will be bound by the majority vote on matters requiring approval of a majority of the votes cast, present or entitled to vote even if they do not vote with the majority on any such matter.
The CCI Board could opt into certain provisions of the MGCL in the future, which may discourage others from trying to acquire control of CCI and may prevent CCI stockholders from receiving a premium price for their stock in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also, under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should the CCI Board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of CCI and increase the difficulty of consummating any offer.
Because Maryland law permits the CCI Board to adopt certain anti-takeover measures without stockholder approval, investors in CCI may be less likely to receive a “control premium” for their shares.
In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits the CCI Board, without stockholder approval, to amend the CCI Charter to:
•	stagger the CCI Board into three classes;
•	require a two-thirds stockholder vote for removal of directors;
•	provide that only the CCI Board can fix the size of the board;
•	provide that all vacancies on the CCI Board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and
•	require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.
Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Exchange Act and has at least three independent directors. The CCI Charter does not prohibit the CCI Board from opting into any of the above provisions permitted under Maryland law. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of the assets of CCI) that might provide a premium price for holders of CCI securities.
If CCI stockholders do not agree with the decisions of the CCI Board, they only have limited control over changes in CCI policies and operations and may not be able to change such policies and operations, except as provided for in the CCI Charter and under applicable law.
The CCI Board determines its major policies, including its policies regarding investments, operations, capitalization, financing, growth, REIT qualification and distributions. The CCI Board may amend or revise these and other policies without a vote of its stockholders. Under the MGCL and the CCI Charter, CCI stockholders generally have a right to vote only on the following:
•	the election or removal of directors;

•
the amendment of the CCI Charter, except that the CCI Board may amend the CCI Charter without stockholder approval to increase or decrease the aggregate number of shares of stock of CCI, to increase or decrease the number of shares of stock of any class or series that CCI has the authority to issue, to change the name or other designation or the par value of any class or series of shares of stock of CCI and the aggregate par value of shares of stock of CCI, or to effect certain reverse stock splits, provided however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	the liquidation or dissolution of CCI; and
•	a merger, consolidation, conversion, statutory share exchange or sale or other disposition of substantially all of CCI’s assets.
All other matters are subject to the discretion of the CCI Board. Therefore, CCI stockholders are limited in their ability to change CCI policies and operations.
The CCI Board may change CCI’s investment policies without stockholder approval, which could alter the nature of its stockholders’ investments.
The CCI Charter requires that the conflicts committee of the CCI Board review CCI’s investment policies at least annually to determine that the policies CCI is following are in the best interest of the CCI stockholders. These policies may change over time. The methods of implementing CCI’s investment objectives and strategies also may vary, as new real estate development trends emerge, and new investment techniques are developed. Except to the extent that policies and investment limitations are included in the CCI Charter, CCI’s investment policies, the methods for their implementation, and CCI’s other objectives, policies and procedures may be altered by the CCI Board without the approval of the CCI stockholders. As a result, the nature of the CCI stockholders’ investment could change without their consent.
Maryland law and CCI’s organizational documents limit a stockholder’s right to bring claims against CCI’s officers and directors.
Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, the CCI Charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to CCI or CCI’s stockholders for monetary damages. The CCI Charter also provides that CCI will generally indemnify CCI’s directors, officers, advisor and the advisor’s affiliates for losses they may incur by reason of their service in those capacities. In addition, CCI may be obligated to fund the defense costs incurred by these persons. However, the CCI Charter provides that CCI may not indemnify CCI’s directors, CCI Advisor and its affiliates for loss or liability suffered by them or hold CCI’s directors or CCI Advisor and its affiliates harmless for loss or liability suffered by CCI unless they have determined, in good faith, that the course of conduct that caused the loss or liability was in CCI’s best interests, they were acting on CCI’s behalf or performing services for CCI, the liability was not the result of negligence or misconduct by CCI’s non-independent directors, CCI Advisor and its affiliates or gross negligence or willful misconduct by CCI’s independent directors, and the indemnification or agreement to hold harmless is recoverable only out of CCI’s net assets, including the proceeds of insurance, and not from the stockholders. As a result of these limitations on liability and indemnification provisions and agreements, CCI and CCI stockholders may be entitled to a more limited right of action than CCI would otherwise have if indemnification rights were not granted.
Increases in interest rates could increase the amount of CCI’s debt payments and negatively impact CCI’s operating results.
The interest CCI pays on its debt obligations reduces CCI’s cash available for distributions. Utilization of variable rate debt, combined with increases in interest rates would increase CCI’s interest costs, which would reduce CCI’s cash flows and its ability to make distributions to the CCI stockholders. If CCI needs to repay existing debt during periods of rising interest rates, CCI could be required to liquidate one or more of CCI’s investments at times which may not permit realization of the maximum return on such investments.
Lenders may require CCI to enter into restrictive covenants relating to its operations, which could limit its ability to make distributions to stockholders at its current level.
When providing financing, a lender could impose restrictions on CCI that affect its distribution and operating policies and its ability to incur additional debt. Loan documents CCI enters into may contain covenants that limit its ability to further mortgage the property, discontinue insurance coverage or replace CCI Advisor. These or other limitations may adversely affect CCI’s flexibility and limit its ability to make distributions to stockholders at its current level.
CMRI and CCI face other risks.
The foregoing risks are not exhaustive, and the CMRI stockholders should be aware that, following the Mergers, the Combined Company will face various other risks, including those discussed in the prospectus for the public offering for CCI as supplemented and available on the SEC’s website. See “Where You Can Find More Information” on page 203.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus (including the Annexes), contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which CMRI and CCI operate and beliefs of, and assumptions made by, CMRI management and CCI management and involve uncertainties that could significantly affect the financial results of CMRI, CCI, the Combined Company or the Fully Combined Company. Words such as “may,” “will,” “would,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving CMRI and CCI, including future financial and operating results, and the Combined Company’s or the Fully Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that CMRI and CCI expect or anticipate will occur in the future—including statements regarding future financial condition, results of operations and business—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although CMRI and CCI believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, CMRI and CCI can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:
•	the ability of CMRI to obtain the required stockholder approval;
•	the satisfaction or waiver of other conditions in the CMRI Merger Agreement;
•	the risk that the CMRI Merger or other transactions contemplated by the CMRI Merger Agreement may not be completed in the time frame expected by the parties or at all;
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the CMRI Merger Agreement and that a termination under certain circumstances could cause CMRI to pay CCI a termination payment, as described under “The CMRI Merger Agreement—Termination of the CMRI Merger Agreement” beginning on page 162;

•	the ability of CCI to complete the CMRII Merger;
•	the ability of CCI to acquire and dispose of properties, including properties to be acquired in the Mergers;
•	changes in national, regional and local economic conditions;
•	changes in financial markets and interest rates, or to the business or financial condition of CMRI, CCI, the Combined Company, the Fully Combined Company or their respective businesses;
•	the nature and extent of future competition;
•	the ability of CMRI, CCI, the Combined Company or the Fully Combined Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;
•	the availability to CCI, CMRI, the Combined Company or the Fully Combined Company of financing and capital; and
•
those additional risks and factors discussed in reports or prospectuses filed with the SEC by CMRI and CCI from time to time, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

Should one or more of the risks or uncertainties described above or elsewhere in this proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that CMRI, CCI or persons acting on their behalf may issue.
Neither CMRI nor CCI undertakes any duty to update any forward-looking statements appearing in this proxy statement/prospectus.

THE COMPANIES
Cottonwood Communities, Inc.
Set forth below is a description of the business of CCI. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “CCI,” “we,” “us” or “our” refer to Cottonwood Communities, Inc. and its consolidated subsidiaries.
Description of CCI’s Business
CCI was formed as a Maryland corporation on July 27, 2016 and has elected to be taxed as a REIT and to operate as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2019, and each year thereafter. We invest primarily in multifamily apartment communities and multifamily real estate-related assets located throughout the United States. We own our interests in our properties and conduct substantially all of our business through CROP (as successor to CCOP). We are externally advised by CCI Advisor, an affiliated third party. CCI Advisor has the authority to manage our portfolio of real estate investments and conduct certain of our operations, subject to the direction and oversight of our board of directors.
As of the closing of the CRII Merger, we acquired personnel who have historically performed certain services for us on behalf of CCI Advisor, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. As a result, our employees perform the foregoing services previously provided by CCI Advisor, including property management services. In addition, following the CRII Merger, our Chief Legal Officer and Chief Accounting Officer are employed by us. We will continue to rely on the employees of CCI Advisor and its affiliates to serve as certain of our executive officers and for those services not provided by the personnel we acquired as a result of the CRII Merger.
We currently seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We expect our board of directors to revisit our targeted portfolio allocation given the assets we acquired in the CRII Merger. As of December 31, 2020, we owned two multifamily apartment communities located in two states and issued a B-Note secured by a deed of trust on a multifamily development project and made preferred equity investments in three multifamily development projects located in four states.
On August 13, 2018, we commenced our initial public offering to offer a maximum of $750,000,000 in shares of common stock to the public (the “Offering”), of which $675,000,000 were registered in our primary offering and $75,000,000 were registered under our distribution reinvestment plan (“DRP”). Initially, we were offering unclassified shares of common stock in our primary offering at $10.00 per share (with discounts available to certain categories of purchasers) and unclassified shares of common stock in our DRP offering at $10.00 per share. Effective October 15, 2019, pursuant to a post-effective amendment to our Registration Statement on Form S-11, we commenced offering shares of two classes of our common stock, Class A Common Stock and Class T Common Stock, both at $10.00 per share (with discounts available to certain categories of purchasers of the Class A Common Stock). We are offering to sell any combination of our Class A Common Stock and Class T Common Stock, with a dollar value up to the maximum offering amount. We reserve the right to reallocate shares between our primary offering and our DRP offering. We expect our primary offering to continue until August 13, 2021 (unless extended as permitted by applicable securities laws). We may sell shares under our DRP offering beyond the termination of our primary offering until we have sold all shares under our DRP offering. As of March 31, 2021, we have sold 12,246,078 and 17,518 shares of Class A Common Stock and Class T Common Stock, respectively, for aggregate gross offering proceeds of $121,996,723, including 150,797 combined shares of Class A Common Stock or Class T Common Stock in our DRP offering for aggregate gross offering proceeds of $1,507,968. On December 22, 2020, our board of directors approved, effective immediately, the temporary suspension of the Offering. We do not expect to resume the Offering until the second quarter of 2021. Additional information about the terms of the Offering upon its resumption is provided below under “—Proposed Changes to Initial Public Offering.”

On November 8, 2019, we launched a private placement offering exempt from registration under the Securities Act to offer a maximum of $50,000,000 in shares of CCI Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. On March 23, 2021, we increased our offering to a maximum of $100,000,000. As of March 31, 2021, we have sold 4,387,687.74 shares of CCI Series 2019 Preferred Stock for aggregate gross proceeds of $43,710,280.57.
Impact of COVID-19. The COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The United States has reacted with various containment and mitigation efforts including quarantines, mandated business and school closures and travel restrictions. As a result, the COVID-19 pandemic is negatively impacting the real estate industry, although some of the restrictions and closures are beginning to ease in some locations. The fluidity of the COVID-19 pandemic continues to preclude any prediction as to the ultimate adverse impact the pandemic may have on our business, financial condition, results of operations and cash flows.
Some of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and a small percent of the multifamily tenants at our stabilized multifamily apartment communities have sought rent deferrals. Not all tenant requests will ultimately result in rent deferrals and rent deferrals to date have not had a significant impact on our operations. To date, the impact of COVID-19 on our stabilized multifamily apartment communities has been minimal. As of the end of February 2021, we had received tenant payments equal to approximately 95.1% of the monthly tenant charges billed for the year ended December 31, 2020, and we had received tenant payments equal to 96.5% of the monthly tenant charges billed for the three months ended December 31, 2020. Collections and rent relief requests to date may not be indicative of collections or requests in any future period. Our results of operations since the COVID-19 pandemic began have also been partially impacted as a result of waiving late fees for portions of the year and as a result of the suspension of certain evictions at our properties. In addition, although the development projects in which we have invested are proceeding on schedule, as a result of quarantines or actual viral health issues, construction and completion of the development projects in which we have invested may be delayed or may incur additional costs which would have an adverse impact on our income from real estate note and investment returns.
The extent to which the COVID-19 pandemic or any other pandemic, epidemic or disease impacts our operations, the personal financial position of our tenants and the development projects in which we have invested remains uncertain and cannot be predicted with confidence and will depend on the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets and the quality of the assets in our portfolio makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. Further, we believe that factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market continue to support the value proposition for owning multifamily apartment communities and related investments. We note that our stabilized multifamily apartment communities were nearly 95% occupied on a weighted average basis as of December 31, 2020. Further, we have no debt maturing until March 2023 and are conservatively leveraged on our stabilized multifamily apartment communities with a total secured debt-to-total assets ratio of 34.9%.
Proposed Changes to Initial Public Offering
Background. Our board of directors and management team believe the best opportunity for us to meet our investment objectives following the closing of the CRII Merger is to implement certain changes to our capital raise strategy, including to our plan of distribution with the designation of new share classes, our advisory fee structure and our share repurchase program. We believe these changes will enhance our equity capital raising efforts, diversify and grow our portfolio for the benefit of our stockholders, provide additional capital to fund repurchases and increase liquidity to our stockholders in excess of what is currently offered.
We have summarized below the changes we have implemented or expect to implement with respect to certain aspects of the Offering and our share repurchase program following the CRII Merger. Our board of directors believes that these changes are in our best interests for a variety of reasons, including regulatory, capital-raising and business considerations.

New Share Classes. We have reclassified our Class T common stock as Class TX common stock and have designated three new classes of our common stock, namely Class T, Class D and Class I common stock. These different classes of common stock will have different combinations of upfront and deferred selling commissions and other fees payable to our dealer manager and participating broker-dealers. We believe that having a number of different share classes with different distribution compensation structures will improve our ability to sell shares and raise capital in the current market.
We expect that the upfront and deferred selling commissions will be borne by the new investors in the Offering. The fees payable to our dealer manager and participating broker-dealers in connection with the Offering as well as the other offering expenses in connection the Offering would be borne by us (subject to certain limitations as described further below), which expenses would impact our current stockholders and new stockholders. These other offering expenses would include our legal, accounting, printing, mailing and filing fees, charges of our transfer agent, reimbursement of bona fide due diligence expenses, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items.
Monthly NAV Determinations. We currently expect to establish a net asset value or NAV per share of our common stock no later than May 17, 2021 and monthly thereafter. Our NAV will be determined pursuant to valuation guidelines adopted by our board of directors which they believe to be consistent with industry practice. We believe more frequent NAV calculations will improve our ability to offer and repurchase our shares at the most fair prices, and also improve visibility and transparency into our performance.
Revised Advisory Fee Structure. As of the closing of the CRII Merger and the CROP Merger, we entered into the Amended and Restated Advisory Agreement and the CROP Partnership Agreement. These agreements revise the compensation payable and the expenses that may be reimbursed to CCI Advisor for its services as described below.
•
Asset Management Fee. CCI Advisor will receive a monthly asset management fee equal to 0.0625% of the gross asset value or GAV of CROP (subject to a cap of 0.125% of net asset value or NAV of the operating partnership), before giving effect to any accruals (related to the month for which the asset management fee is being calculated) for the asset management fee, distribution fees in connection with a securities offering, the Performance Allocation (as defined in the CROP Partnership Agreement) or any distributions. The GAV and NAV of CROP will be determined in accordance with the valuation guidelines adopted by the CCI Board and reflective of the ownership interest held by CROP in such gross assets. If CCI owns assets other than through CROP, CCI will pay a corresponding fee.

•
Organization and Offering Expenses. CCI will reimburse CCI Advisor for any organization and offering expenses that it incurs on CCI’s behalf as and when incurred. CCI Advisor is no longer obligated to pay the organization and offering expenses associated with the Offering with the exception of the deferred selling commission associated with Class TX shares (formerly Class T shares) sold under the current offering structure. After the termination of the primary offering, CCI Advisor will reimburse CCI to the extent that the organization and offering expenses that CCI incurs exceed 15% of the gross proceeds from any public offering.

•
Expense Reimbursement. Subject to the limitations on total operating expenses (as described further under “—Certain Transactions with Related Persons—Our Relationship with CCI Advisor—Other Fees and Reimbursable Expenses”), CCI Advisor will be entitled to reimbursement of all costs and expenses incurred by it or its affiliates on CCI’s behalf, provided that CCI Advisor is responsible for the expenses related to any and all personnel of CCI Advisor who provide investment advisory services pursuant to the Amended and Restated Advisory Agreement.

•
Contingent Acquisition Fees and Contingent Financing Fees. If the Amended and Restated Advisory Agreement is terminated other than for cause (or non-renewal or termination by CCI Advisor), the contingent acquisition fees and contingent financing fees provided for in the previous advisory agreement will be due and payable in an amount equal to approximately $22 million (if the termination occurs in year one) reduced by 10% each year thereafter.

See “—Certain Transactions with Related Persons—Our Relationship with CCI Advisor” beginning on page 74 for more information regarding the compensation payable and expenses that may be reimbursed to our advisor under the terms of the Amended and Restated Advisory Agreement.
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Performance Allocation. The promotional interest in CCOP that was held by Cottonwood Communities Advisors Promote, LLC prior to the CRII Merger was replaced by a performance participation that is held by CCI Advisor as the “Special Limited Partner” of CROP. So long as the Amended and Restated Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner will be entitled to receive a 12.5% promotional interest under the terms of the CROP Partnership Agreement, subject to a 5% hurdle and certain limitations. Such allocation will be made annually and accrue monthly. See “Summary of CROP Partnership Agreement—Performance Allocation” for additional information about the performance participation payable to CCI Advisor.

Revised Share Repurchase Program. Our board of directors approved certain changes to our share repurchase program which we believe, that together with monthly NAV determinations, will increase our stockholders’ access to liquidity by increasing the number of shares that may be repurchased, provide stockholders with more information when making liquidity decisions, and allow more frequent and fair pricing under our share repurchase program. The revisions to our share repurchase program allow us to make monthly repurchases with an aggregate value of up to 5% of our NAV each quarter, subject to certain limitations. This change significantly increases the number of shares we are permitted to repurchase under our repurchase program, as our prior program limited repurchases of shares during any calendar year to no more than 5% of the weighted average number of shares outstanding during the prior calendar year. We also removed the funding restrictions included in our previous share repurchase program which may have prevented us from repurchasing the maximum number of shares permitted under the program. Our ability to repurchase shares will continue to be subject to our ability to fund repurchases and our other capital needs and thus, we may not be able to make repurchases up to the maximum capacity permitted by our revised share repurchase program. We will continue to repurchase shares under our share repurchase program on a monthly basis. For our newly designated classes of common stock purchased after we resume the Offering, the repurchase price will be equal to the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and Class TX (formerly Class T) common stock, the repurchase price will not change except that stockholders may have their shares repurchased at 100% of NAV after a five-year hold period.
Real Estate Investments
As of December 31, 2020, we owned two multifamily apartment communities located in two states and issued a B-Note secured by a deed of trust on a multifamily development project and made preferred equity investments in three multifamily development projects located in four states. We own our multifamily properties in fee simple through single purpose limited liability companies that are direct wholly owned subsidiaries of CROP, our operating partnership following the CROP Merger. As of December 31, 2020, our multifamily properties were 94.9% occupied.
The following table provides summary information regarding our investments as of December 31, 2020:
Property Name	Location	Investment Type	Purchase Date	Number of Units	Purchase Price/ Commitment	Secured Debt Outstanding	Occupancy Rate(5)	Monthly Net Effective Rent
Cottonwood West Palm	West Palm Beach, FL	Wholly owned	05/30/2019	245	$63,923,500	$35,995,000(3)	97.6%	$1,751
Dolce Twin Creeks	Allen, TX	B-Note	07/31/2019	366	10,000,000(1)	—	—	—
Cottonwood One Upland	Boston, MA	Wholly owned	03/19/2020	262	103,600,000	35,500,000(4)	92.4%	2,344
Lector 85	Ybor City, FL	Preferred Equity	08/15/2019	254	9,990,000	—	—	—
Vernon Boulevard	Queens, NY	Preferred Equity	07/23/2020	534	15,000,000	—	—	—
Riverfront	West Sacramento, CA	Preferred Equity	11/30/2020	285	15,091,649(2)	—	—	—
Total/Weighted Average				1,946	$217,515,149	$71,495,000	94.9%	$2,057
(1)	As of December 31, 2020, we had funded $8,205,862 of the amount committed.
(2)	As of December 31, 2020, we had funded $2,680,148 of the amount committed.

(3)	There is no limit on the amount we can draw on the Berkadia Credit Facility as long as we maintain certain loan-to-value ratios and other requirements as set forth in the loan documents.
(4)
We may obtain advances secured against Cottonwood One Upland up to $67,600,000 on our JP Morgan Credit Facility, as well as finance other future acquisitions up to $125,000,000 as long as we maintain certain loan-to-value ratios and other requirements as set forth in the loan documents.

In connection with the CRII Merger and the CROP Merger, we acquired an ownership interest or structured investment interest in 28 multifamily apartment communities in 10 states with approximately 8,186 units, including approximately 459 units in two multifamily apartment communities in which CROP has a structured investment interest and another 1,079 units in four multifamily apartment communities under construction. In addition, we acquired an ownership interest in one property planned for development. The following tables provide summary information regarding these real estate investments as of December 31, 2020, including stabilized properties, development projects and structured investment properties.
Stabilized Properties (dollars in thousands)
Property Name	Location	Number of Units	Average Unit Size (Sq Ft)	Purchase Date	Asset Value(1)	Mortgage Debt Outstanding(2)	Physical Occupancy Rate(3)	Percentage Owned by CROP
3800 Main	Houston, TX	319	831	12/14/2012	$58,715	$36,283	94.92%	50.00%
Alpha Mill(4)	Charlotte, NC	267	830	08/03/2016	65,500	36,265	92.13%	10.00%
Cason Estates	Murfreesboro, TN	262	1,078	12/31/2012	44,400	33,594	96.56%	100.00%
Cottonwood	Salt Lake City, UT	264	834	09/27/2010	46,200	21,645	94.32%	100.00%
Cottonwood Bayview	St. Petersburg, FL	309	805	12/22/2016	86,100	48,163	99.03%	71.00%
Cottonwood Reserve	Charlotte, NC	352	1,021	11/07/2014	66,176	38,788	94.03%	91.14%
Cottonwood Ridgeview (formerly Courtney Manor)	Plano, TX	322	1,156	6/30/2015	61,350	30,394	95.34%	90.45%
Cottonwood Westside(4)	Atlanta, GA	197	860	08/03/2016	44,400	25,655	94.92%	10.00%
Enclave on Golden Triangle	Keller, TX	273	1,048	12/27/2013	48,200	34,000	97.80%	98.93%
Fox Point	Salt Lake City, UT	398	841	10/20/2010	75,620	20,924	94.72%	52.75%
Heights at Meridian(5)	Durham, NC	339	997	01/08/2019	70,800	33,750	94.69%	10.00%
Melrose(6)	Nashville, TN	220	951	08/24/2016	67,400	47,100	89.55%	100.00%
Parc Westborough(7)	Boston, MA	249	1,008	05/16/2018	69,500	38,010	93.98%	35.65%
Pavilions	Albuquerque, NM	240	1,162	06/28/2011	57,300	37,350	91.25%	96.35%
Raveneaux	Houston, TX	382	1,065	03/31/2016	51,500	26,675	96.07%	96.97%
Regatta	Houston, TX	490	862	10/22/2010	45,700	35,367	94.48%	100.00%
Retreat at Peachtree City	Peachtree City, GA	312	980	08/15/2014	64,900	48,719	93.59%	100.00%
Scott Mountain	Portland, OR	262	927	10/20/2010	68,130	48,373	95.42%	95.80%
Stonebriar of Frisco	Frisco, TX	306	963	09/27/2013	53,700	36,400	94.44%	84.19%
Summer Park	Buford, GA	358	1,064	08/19/2014	59,900	44,620	95.25%	98.68%
The Marq Highland Park(4)(6)	Tampa, FL	239	999	12/21/2015	54,300	32,260	97.91%	10.00%
Toscana at Valley Ridge	Lewisville, TX	288	738	07/30/2015	41,850	18,157	98.96%	58.60%
Total/Weighted Average		6,648			$1,371,141	$772,493	94.96%
(1)	As of CRII’s most recently determined NAV as of December 31, 2019.
(2)	Mortgage Debt Outstanding is shown as if CRII owned 100% of the asset.
(3)	As of December 31, 2020.
(4)	CMRI owns the remaining 90% interest in the property. If the CMRI Merger is completed, CROP will own 100% of the property.
(5)	CMRII owns the remaining 90% interest in the property. If the CMRII Merger is completed, CROP will own 100% of the property.
(6)	Excludes the commercial data in units count and physical occupancy.
(7)	CMRII owns the remaining 64.35% interest in the property. If the CMRII Merger is completed, CROP will own 100% of the property.

Development Properties
Property Name	Location	Units to be Built	Average Unit Size (Sq Ft)	Purchase Date	Estimated Completion Date	Investment Amount	Percentage Owned by CROP
Cottonwood on Broadway	Salt Lake City, UT	254	817	06/24/2016	2Q2022	$5,069,480	18.84%(1)
Park Avenue (formerly Sugar House)	Salt Lake City, UT	234	714	08/06/2018	4Q2021	4,756,716	23.31%(1)
Sugarmont	Salt Lake City, UT	341	904	07/15/2016	2Q2021	21,265,627	61.02%
Cottonwood on Highland(2)	Millcreek, UT	250	757	10/25/2018	4Q2022	9,490,981	35.55%
		1,079				$40,582,803
(1)	Cottonwood Multifamily Opportunity Fund, Inc., a fund sponsored by CCPM II, indirectly owns a majority of the remaining interest.
(2)	Intended to qualify as a qualified opportunity zone investment. Excludes the commercial data in unit count.
Structured Investment Properties
Property Name	Location	Number of Units	Average Unit Size (Sq Ft)	Purchase Date	Investment Amount	Mortgage Debt Outstanding	Physical Occupancy Rate	Percentage Owned by CROP
Melrose Phase II(1)	Nashville, TN	139	617	08/26/2016	$3,750,000	$18,770,169	85.61%	n/a
Timber Ridge(1)	Mobile, AL	320	1,111	11/30/2012	1,846,520	15,273,828	97.00%	30.40%
		459			$5,596,520	$34,043,997
(1)	Excludes fully occupied retail units at Melrose Phase II. Timber Ridge occupancy provided by Real Source, the third-party property manager.
Land Held for Development
Property Name	Location	Purchase Date	Investment Amount	Percentage Owned by CROP
Block C	Salt Lake City, UT	04/2019	$4,502,348	100%
Investment Objectives and Strategies
We invest in and manage a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets located throughout the United States. We seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). Although the foregoing represents our present investment focus and targets, we may adjust any of the above based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition. We expect our board of directors to revisit our targeted portfolio allocation given the assets we acquired in the CRII Merger.
Our primary investment objectives are to:
•	preserve, protect and return invested capital;
•	pay stable cash distributions to our stockholders;
•	realize capital appreciation in the value of our investments over the long term; and
•	provide a real estate investment alternative with lower expected volatility relative to public real estate companies whose securities trade daily on a stock exchange.

There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds.
Multifamily Focus
We believe that current market dynamics and underlying fundamentals suggest the positive trends in United States multifamily housing will continue. Coming out of the COVID-19 pandemic, steady job growth, increased rentership rates, increasing costs of homeownership, household formation and aligned demographics provide the backdrop for what we anticipate will be strong renter demand. We believe that other factors impacting the prime United States renter demographic, such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market, support the value proposition for owning multifamily apartment communities.
Investment Portfolio
Expected Portfolio Structure. Our primary investment vehicle is CROP, our operating partnership following the CROP Merger. In certain circumstances, we may acquire assets through joint ventures, mergers or other types of business combinations. Our investments will be comprised primarily of stabilized multifamily apartment communities and land which will be developed into multifamily apartment communities. Our investment portfolio may also include mortgage and mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of acquiring or developing multifamily apartment communities. We seek to acquire, develop and actively manage these investments, with the objective of providing a stable source of income for our stockholders and maximizing potential returns upon disposition of the assets through capital appreciation. Generally, proceeds from the sale, financing or disposition of investments will be reinvested in a manner consistent with our investment strategy, although such proceeds may be distributed to our stockholders in order to comply with REIT requirements.
Most of our transactions will be pursuant to purchase and sale agreements. However, we may also enter into contribution agreements whereby a holder of real estate desires to exchange their real estate interest for limited partner units in our operating partnership.
Portfolio Allocation Targets. We seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We will balance the goal of achieving our portfolio allocation targets with the goal of carefully evaluating and selecting investment opportunities to maximize risk-adjusted returns. Notwithstanding the foregoing, the actual portfolio allocation may from time to time be outside our target levels due to factors such as a large inflow of capital over a short period of time, our advisor’s or board of directors’ assessment of the relative attractiveness of opportunities, an increase or decrease in the relative value of an investment or limitations or requirements relating to our intention to be treated as a REIT for U.S. federal income tax purposes. Furthermore, our board of directors may revise our targeted portfolio allocation from time to time, if it determines that a different portfolio composition is in our stockholders’ best interests. We expect our board of directors to revisit our targeted portfolio allocation given the assets we acquired in the CRII Merger.
Portfolio Location and Operations. We target properties located in major metropolitan areas in the United States that have, in the opinion of our advisor and our board of directors, attractive investment dynamics for multifamily apartment owners. We do not designate specific geographic allocations for our portfolio. Our advisor targets regions where it sees the best opportunities that support our investment objectives and attempts to acquire multifamily apartment communities in diverse locations so that we are not overly concentrated in a single area (though we are not precluded from owning multiple properties in a particular area). Following the CRII Merger, our property management and development and construction services are now performed by our employees and we no longer engage a property manager affiliated with our advisor to manage our multifamily apartment communities; however, in some cases, circumstances may necessitate that we hire a local property manager to oversee the day-to-day operations at some of our properties.

Investment Philosophy and Lifecycle
Investment Philosophy and Selection Process. Our advisor operates pursuant to a philosophy that location, investment time horizon, asset-specific attributes and appropriate leverage are fundamental drivers of long-term value creation in real estate. These principles drive the material aspects of our advisor’s investment decision-making process.
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Location. From a geographic perspective, we have the competitive advantage of flexibility, and we may invest where our advisor identifies unique opportunities, market dislocation or mispriced assets. Our advisor generally targets investment locations with enduring value and high barriers to entry (such as time-consuming regulatory hurdles for new construction), and where minimal competitive supply is planned or under construction and there exist opportunities to buy assets below replacement cost. Buying an asset below replacement cost offers a margin of safety for property owners, typically, ensuring that no new construction will be completed until values rise to justify new (competing) product. Our advisor also seeks to anticipate broader market capital flows and invest where economic growth is expected to drive resident demand but new supply is not yet on the horizon. Additional investment location considerations by our advisor include:

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Local Industry and Employment. Certain employment sectors, such as financial services, information technology and healthcare, are better positioned for higher employee earnings potential, enhancing price elasticity of rents.

•	Demographics. Locations with a higher concentration of the prime renter demographic with above average incomes will drive increased demand for renting apartments.
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Infill Locations. Sites within markets or sub-markets undergoing redevelopment programs, land recycling initiatives or that generally exhibit high barrier to entry characteristics offer, in the opinion of our advisor, better investment prospects over the long run.

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Accessibility to Key Attractions. Focus on local block-by-block details (the sub-market within a sub-market) during the investment selection process, including walkability scores, public transportation, crime rates, projected employment growth and access to popular dining, entertainment and retail venues, as well as sought after school districts.

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Time Horizon. Our portfolio will generally consist of illiquid real estate investments. Though we expect the average holding period for our stabilized operating assets to be between five and ten years, an asset within our investment portfolio may experience short-term fluctuations in value. Nonetheless, our advisor believes purchasing and holding assets in enduring locations will ultimately create long-term value and capital appreciation. Our structure allows us to hold assets for periods of time sufficient to withstand short-term market volatility.

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Asset-Specific Attributes. The management team of our advisor has extensive experience investing in and managing institutional multifamily apartment communities. Our advisor investigates each investment opportunity in the context of comparable communities to assess relative market position, functionality, suite of amenity offerings, unit-specific features and obsolescence. Site inspections are an important aspect of our advisor’s underwriting process. For example, under-managed or under-capitalized assets represent a unique investment opportunity to stabilize and/or refurbish the community to maximize operating performance and long-term value.

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Leverage. Downside risk of short-term fluctuations in market values or cash flow can be mitigated by using appropriately conservative leverage policies. Excess leverage during market corrections often result in property owners being forced to sell or liquidate assets at inopportune times. We expect to finance the purchase of our stabilized multifamily apartment communities using a loan-to-cost or loan-to-value ratio of 45% to 65% at the REIT level.

Due Diligence Process. Once a potential investment has been identified, our advisor will engage in a rigorous due diligence process. Although due diligence procedures are customized for specific elements of each deal, our advisor will follow traditional due diligence processes (physical, market, financial, environmental, zoning, insurance, tax, legal, etc.) in considering investments for us. Our advisor may outsource certain due diligence items to specialized consultants or third-party service providers, as needed, to support the diligence effort. Our advisor’s diligence focuses on three customary areas:
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Financial Due Diligence. A preliminary review of each investment opportunity will be conducted in order to screen the attractiveness of each transaction. The preliminary review is followed by an initial projection based on macro- and micro-economic analyses. Projection assumptions are developed from analysis of historical operating performance, communications with management, and analysis of research reports generated from real estate brokerage firms, investment banks, consultants and other pertinent resources. The advisor will also leverage a broad network of contacts in developing investment projections, such as strategic partners, local developers, appraisers, industry experts, third-party consultants, outside counsel, accountants and tax advisors. As necessary, third-party accounting consultants may be used to review relevant books and records, confirm cash flow information provided by a seller and conduct other similar types of analysis.

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Physical Due Diligence. Our advisor will hire third-party consultants, as necessary, to prepare reports on environmental and engineering matters. Conclusions from such consultants’ reports may influence the financial projections for an investment or lead our advisor to terminate the pursuit of an investment. Our advisor and/or property manager will also spend time in the surrounding market and visit competitive properties to better understand market dynamics.

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Legal and Tax Due Diligence. Our advisor will work closely with outside counsel to review diligence materials and negotiate applicable legal and property specific documents pertaining to any investment opportunity. The scope of legal and tax diligence will be broad and include (as appropriate) review of property title and survey, existing and/or new loan documents, leases, management agreements and purchase contracts. Additionally, our advisor will work with tax advisors to structure investments in an efficient manner.

Financing Strategy. We finance the purchase of our multifamily apartment communities with proceeds of our offerings and loans obtained from third-party lenders. We anticipate the use of moderate leverage to enhance total cash flow to our stockholders. We target an aggregate loan-to-cost or loan-to-value ratio of 45% to 65% at the REIT level; provided, however, that we may obtain financing that is less than or exceeds such ratio in the discretion of our board of directors if our board deems it to be in our best interest to obtain such financing. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets, unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount and such excess borrowings are disclosed in our next quarterly report, along with our conflicts committee’s justification for such excess. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. We anticipate that all financing obtained to acquire stabilized multifamily apartment communities will be non-recourse to our operating partnership and us (however, it is possible that some of these loans will require us to enter into guaranties with respect to certain non-recourse carve-outs). We may obtain recourse debt in connection with certain development transactions.
We may obtain a line of credit or other financing that will be secured by one or more of our assets. We may use the proceeds from any line of credit or financing to bridge the acquisition of, or acquire, multifamily apartment communities and multifamily real estate-related assets if our board of directors determines that we require such funds to acquire the multifamily apartment communities or real estate-related assets.
As of the closing of the CRII Merger, we assumed the indebtedness related to the properties we acquired from CRII, including $[•] of fixed rate debt and $[•] of variable rate debt. The weighted-average interest rate of our fixed and variable rate debt as of April [•], 2021, the closing date of the CRII Merger, was [•]% and [•]%, respectively. CROP is also liable under the Fannie Mae credit facilities obtained by CMRI and CMRII, as CROP owns 10% (35.65% for one property, including a tenant-in-common interest) of these properties through joint ventures.
In October 2017, CROP commenced a private placement offering exempt from registration under the Securities Act to offer a maximum of $35,000,000 in aggregate principal amount of unsecured promissory notes (the “2017 6% Notes”) to non-U.S. investors. The 2017 6% Notes bear interest at the rate of 6% per annum, with interest payable semi-annually on June 30 and December 31, and will mature on December 31, 2022 (which may be extended for two successive one-year periods). If the maturity date of the 2017 6% Notes is extended, the interest rate will increase to 6.25% per annum during the first one-year extended term and 6.5% during the second extended one-year term. The 2017 6% Notes are unsecured and may be subordinate to future debt of CROP. The proceeds from this offering were used primarily to acquire additional properties. The offering for the 2017 6% Notes has terminated. As of December 31, 2020, CROP had issued $20,918,000 of the 2017 6% Notes.
In December 2017, CROP commenced a private placement offering exempt from registration under the Securities Act to offer a maximum of $5,000,000 in aggregate principal amount of unsecured promissory notes (the “2017 6.25% Notes”) to non-U.S. investors. The 2017 6.25% Notes bear interest at the rate of 6.25% per annum with interest payable semi-annually on June 30 and December 31, and will mature on December 31, 2021. The 2017 6.25% Notes are unsecured and subordinate to the 2017 6% Notes and 2019 6% Notes described below. The proceeds from this offering were used primarily to acquire additional properties. The offering for the 2017 6.25% Notes has terminated. As of December 31, 2020, CROP had issued $5,000,000 of the 2017 6.25% Notes.
In January 2019, CROP commenced a private placement offering exempt from registration under the Securities Act to offer a maximum of $25,000,000 in aggregate principal amount of unsecured promissory notes (the “2019 6% Notes”) to non-U.S. investors. The 2019 6% Notes bear interest at the rate of 6% per annum, with interest payable semi-annually on June 30 and December 31, and will mature on December 31, 2023 (which may be extended for two successive one-year periods). If the maturity date of the 2019 6% Notes is extended, the interest rate will increase to 6.25% per annum during the first one-year extended term and 6.5% during the second extended one-year term. The 2019 6% Notes are unsecured and may be subordinate to future debt of CROP. The proceeds from this offering were used primarily to acquire additional properties. The offering for the 2019 6% Notes has terminated. As of December 31, 2020, CROP had issued $22,725,000 of the 2019 6% Notes.
Asset and Property Management; Operations. Our advisor directly oversees the asset management of our investment portfolio. Our advisor’s responsibilities include strategic asset management initiatives such as capital enhancing projects and/or repositioning of an investment, identification of asset or portfolio-level risks or opportunities and the dedication of appropriate resources for potentially underperforming investments. Our advisor’s role as asset manager serves as a risk-management control function, helping diagnose problems or identify opportunities at an early stage and develop creative solutions to focus attention where it is needed most.
Our advisor works closely with our employees who perform property management services for our properties and oversee the day-to-day operations of our stabilized operating communities. We assist our advisor in developing and aggregating community-level projections, pricing strategies, marketing campaigns and expense management initiatives, and synthesizing data into management reports and analysis to streamline the management of our investment portfolio and financial reporting.
Exit Strategies and Disposition Process. Our advisor underwrites long-term hold periods for our investments (generally, five to 10 years for stabilized operating communities and equity investments in developments, and three to four years for preferred equity or mezzanine debt investments). Our advisor seeks to avoid investment return profiles for stabilized multifamily apartment communities that depend primarily on significant appreciation and evaluates development opportunities that align with the overall strategic objectives of our business. We believe that holding our target assets for a long period of time will enable us to execute our business plan, generate stable cash-on-cash returns and drive long-term cash flow and net asset value growth.
From time to time, at the discretion of our board of directors and advisor, we may elect to sell an investment before the end of its underwritten hold period if our advisor believes that will maximize value for us. Our advisor and property manager closely monitor market conditions and any decision to sell an investment (earlier or later than, or in-line with, underwritten expectations) will depend on a variety of factors. For example, the hold period may be influenced by events such as an anticipated change in the regulatory landscape in the jurisdiction in which the investment is located or an unfavorable expected shift in the investment’s sub-market that may limit future potential upside for the investment. Similarly, the current value or status of the investment’s business plan may influence an investment’s hold period. For example, the advisor may consider current market values relative to underwritten values as well as the opportunity cost of selling the investment immediately or holding the investment for a longer period of time relative to the status of any value creation plan that was established at acquisition.
Upon making the decision to sell an individual asset, portfolio of assets or the entire investment portfolio, our advisor generally believes that a broadly marketed sale through appropriate channels will maximize value for our stockholders. However, in the board of directors’ and advisor’s discretion, the advisor may pursue a one-off or private sale where it is believed that such execution will result in a more favorable outcome for us. In situations where we select a third-party brokerage firm to market an asset, our advisor will endeavor to select the best-in-class firm in order to maximize value for us.
We currently anticipate holding and managing our investments until August 13, 2028 at the latest. Our charter requires that if we do not list our shares of common stock on a national securities exchange by August 13, 2028, we must either seek stockholder approval of the liquidation of the company; or postpone the decision of whether to liquidate the company if a majority of the board of directors determines that liquidation is not then in the best interests of our stockholders.
We are not, however, required to provide our stockholders a liquidity event by a specified date or at all. If a majority of the board of directors does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the board of directors revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the board of directors again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the board of directors to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take into account the prevailing real estate and finance markets, the economic conditions in the submarkets where our properties are located and the debt markets generally as well as the U.S. federal income tax consequences to our stockholders.
Property Management Services
We provide property management services through CROP and its subsidiaries to properties and assets owned by affiliates of us and our advisor and to unaffiliated owners and operators of multifamily properties, including property management, construction management and other ancillary services and businesses that support CROP’s property ownership and management functions. CROP’s management team has significant experience in managing these investment structures and offering alternatives and long-term solutions to investors in each of these types of properties. In connection with the CRII Merger, we acquired personnel who have historically performed property management, property development oversight and certain construction management services for our properties. As a result, our property management services are now performed by our employees; however, in some cases, circumstances may necessitate that we hire a local property manager to oversee the day-to-day operations at some of our properties.
CROP’s property management business derives its revenues from the following principal sources:
•	Property management fees;
•	Asset management fees;
•	Construction management;
•	Development oversight;
•	Various ancillary businesses; and
•	Certain operating cost reimbursements.
CROP’s construction management business also includes rehabilitation and renovation services for properties in CROP’s managed portfolio and construction-related services for catastrophic events typically covered by property and casualty insurance.

As of December 31, 2020, CROP managed approximately 13,413 apartment units, including 8,693 units owned by CRII and its affiliates. The following table summarizes, as of December 31, 2020, the locations, by state, where CROP manages multifamily apartment communities:
State	Units Managed
Alabama	320
Arizona	456
Florida	1,111
Georgia	1,371
Massachusetts	511
Michigan	376
North Carolina	1,688
New Mexico	240
Oregon	262
South Carolina	730
Tennessee	985
Texas	4,701
Utah	662
Investments in Real-Estate Related Loans
We may invest in real-estate related loans including mortgage loans, preferred equity investments, B-Notes, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community. We may structure, underwrite and originate the debt products in which we invest. Our underwriting process will involve a comprehensive due diligence process as described above to assess the risks of investments so that we can optimize pricing and structuring. By originating loans directly, we will be able to efficiently structure a diverse range of products. We may sell some of the loans (or portions of the loans after separating them into tranches) that we originate to third parties for a profit. We expect to hold other loans (or portions of loans) for investment.
Described below are some of the types of loans we may originate or acquire:
Mortgage Loans. We may originate or acquire mortgage loans secured by multifamily apartment communities. We may also acquire seasoned mortgage loans in the secondary market secured by multifamily assets.
B-Notes. B-Notes are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. Though B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may or may not be rated by a recognized rating agency.
B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note.
Mezzanine Loans. The mezzanine loans we may originate or acquire will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. We may hold senior or junior positions in mezzanine loans, such senior or junior position denoting the particular leverage strip that may apply.
We may require other collateral to provide additional security for mezzanine loans, including letters of credit, personal guarantees or collateral unrelated to the property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.
These types of investments generally involve a lower degree of risk than an equity investment in an entity that owns real property because the mezzanine investment is generally secured by the ownership interests in the property-owning entity and, as a result, is senior to the equity. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take immediate control and ownership of the property-owning entity, subject to the senior mortgage on the property that stays in place in the event of a mezzanine default and change of control of the borrower.
These types of investments involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.
Preferred Equity. We make investments that are subordinate to any mortgage or mezzanine loan, but senior to the common equity of the borrower. Preferred equity investments typically receive a preferred return from the issuer’s cash flow rather than interest payments and often have the right for such preferred return to accrue if there is insufficient cash flow for current payment. These investments are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effect a change of control with respect to the ownership of the property.
Underwriting Loans. We will not make or invest in mortgage loans unless we obtain an appraisal of the underlying property, except for mortgage loans insured or guaranteed by a government or government agency. We will maintain each appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.
We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Such mortgages may not be insured or guaranteed by the Federal Housing Administration, the Department of Veterans Affairs or another third party.
In evaluating prospective acquisitions and originations of loans, our management and our advisor will consider factors such as the following:
•	the ratio of the amount of the investment to the value of the property by which it is secured;
•	the amount of existing debt on the property and the priority thereof relative to our prospective investment;
•	the property’s potential for capital appreciation;
•	expected levels of rental and occupancy rates;
•	current and projected cash flow of the property;
•	potential for rental increases;
•	the degree of liquidity of the investment;
•	the geographic location of the property;
•	the condition and use of the property;

•	the property’s income-producing capacity;
•	the quality, experience and creditworthiness of the borrower; and
•	general economic conditions in the area where the property is located.
Our advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. One of the real estate and debt finance professionals at our advisor or its subsidiary or their agent may inspect material properties during the loan approval process, if such an inspection is deemed necessary. Inspection of a property may be deemed necessary if that property is considered material to the transaction (such as a property representing a significant portion of the collateral underlying a pool of loans) or if there are unique circumstances related to such property such as recent capital improvements or possible functional obsolescence. We also may engage trusted third-party professionals to inspect properties on our behalf.
Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although we expect that most of the loans in which we will invest will provide for payments of interest only during the loan term and a payment of principal in full at the end of the loan term.
Joint Venture Investments
We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other affiliated or non-affiliated third parties for the purpose of owning or operating properties. We may also enter into joint ventures for the development or improvement of properties. Joint venture investments permit us to own interests in large properties and other investments without unduly limiting the diversity of our portfolio. Our investment may be in the form of equity or debt. In determining whether to recommend investment in a particular joint venture, our advisor will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described above in “—Investment Philosophy and Lifecycle” for the selection of our real property investments.
We have not established specific terms we will require in the joint venture agreements we may enter into, or the safeguards we will apply to, or require in, our potential joint ventures. The specific terms and conditions for each joint venture will be determined on a case-by-case basis after our advisor and board of directors consider all facts they believe are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, liabilities and assets the joint venture may conduct and own, and the proportion of the size of our interest when compared to the interests owned by other parties. Any joint ventures with our affiliates will result in certain conflicts of interest.
Charter-Imposed Investment Limitations
Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. We may not:
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invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is available concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;
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make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

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make an investment if the related acquisition fees and expenses are not reasonable or exceed 6% of the contract purchase price for the asset, provided that the investment may be made if a majority of the directors (including a majority of the members of our conflicts committee) not otherwise interested in the transaction determines that the transaction is commercially competitive, fair and reasonable to us;

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acquire equity securities unless a majority of our directors (including a majority of the members of our conflicts committee) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable, provided that investments in equity securities in “publicly traded entities” that are otherwise approved by a majority of our directors (including a majority of the members of our conflicts committee) will be deemed fair, competitive and commercially reasonable if we acquire the equity securities through a trade that is effected in a recognized securities market (a “publicly traded entity” means any entity having securities listed on a national securities exchange or included for quotation on an inter-dealer quotation system) and provided further that this limitation does not apply to (i) acquisitions effected through the purchase of all of the equity securities of an existing entity, (ii) the investment in our wholly owned subsidiaries or (iii) investments in asset-backed securities;
•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
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invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;
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issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;
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issue redeemable equity securities (as defined in the Investment Company Act), which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests; or

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make distributions in kind, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter or distributions that meet all of the following conditions: (i) our board of directors advises each stockholder of the risks associated with direct ownership of the property, (ii) our board of directors offers each stockholder the election of receiving such in kind distributions and (iii) in kind distributions are made only to those stockholders who accept such offer.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions and also includes restrictions on roll-up transactions, which are described under “Description of Capital Stock.”
Investment Limitations to Avoid Registration as an Investment Company
We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
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pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

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pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor CROP are required to register as an investment company based on the following analysis. With respect to the 40% test, most of the entities through which we and CROP own or will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
With respect to the primarily engaged test, we and CROP are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of CROP, we and CROP are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of CROP fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of CROP relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, with substantially all of its remaining assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
Pursuant to the language of Section 3(c)(5)(C), we will treat an investment in real property as a qualifying real estate asset. In reliance on SEC staff published guidance, we take the view that certain mortgage loans, participations, mezzanine loans, convertible mortgages and other types of real estate-related loans in which we intend to invest are qualifying real estate assets. Thus, we intend to treat these investments as qualifying real estate assets.
If any subsidiary relies on Section 3(c)(5)(C), we expect to limit the investments that the subsidiary makes, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. In 2011, the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.
Employees and Economic Dependency
We did not have any paid employees prior to the CRII Merger. The employees of our advisor or its affiliates provide management, acquisition, disposition, advisory and certain administrative services for us. We are dependent on our advisor for certain services that are essential to us, including the identification, evaluation, negotiation, acquisition, origination and disposition of investments, management of the daily operations of our investment portfolio, and other general and administrative responsibilities. In the event our advisor is unable to provide such services, we will be required to obtain such services from other sources.
In connection with the CRII Merger, we acquired personnel who historically performed certain services for us on behalf of our advisor, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. As a result, our employees perform the foregoing services previously provided by our advisor, including property management services. In addition, following the CRII Merger, we directly employ our Chief Legal Officer and Chief Accounting Officer. We will continue to rely on the employees of our advisor and its affiliates to serve as certain of our other executive officers and for those services not provided by the personnel acquired as a result of the CRII Merger.
Competitive Market Factors
The success of our investment portfolio depends, in part, on our ability to invest in multifamily apartment communities that provide attractive and stable returns. We face competition from various entities for investment opportunities in multifamily apartment community properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Although we believe that we are well-positioned to compete effectively in each facet of our business, there is competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.
Furthermore, we face competition from other multifamily apartment communities for tenants. This competition could reduce occupancy levels and revenues at our multifamily apartment communities, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other multifamily apartment communities both in the immediate vicinity and in the larger geographic market where our apartment communities will be located. Overbuilding of multifamily apartment communities may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates.
Concentration of Credit Risk
The geographic concentration of our portfolio makes it particularly susceptible to adverse economic developments in the multifamily apartment community markets in which we own properties. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition from other apartment communities, decrease in demand for apartments or any other changes, could adversely affect our operating results and our ability to make distributions to our stockholders.
Compliance with Federal, State and Local Environmental Law
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.
We intend to subject our multifamily apartment communities to an environmental assessment prior to acquisition; however, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.
Legal Matters
From time to time, we are party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by government agencies.
Government Regulations
Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which they or we do business or own property. The tax treatment of us, CROP, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from our U.S. federal income tax treatment.
Stockholder Information
As of March 31, 2021, we had 12,214,770.50 shares of Class A Common Stock issued and outstanding, 17,518.32 shares of Class T Common Stock issued and outstanding and 4,387,687.74 shares of CCI Series 2019 Preferred Stock issued and outstanding.
Market Information
No public market currently exists for our shares of common stock. Until our shares are listed, if ever, our stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase requirements. In addition, our charter prohibits the ownership of more than 9.8% of the value of our outstanding capital stock or 9.8% of the value or number of shares, whichever is more restrictive, of our outstanding common stock, unless exempted (prospectively or retroactively) by our board of directors. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them.
Distribution Information for Common Stockholders
We expect to continue to pay distributions on a monthly basis. As further described below, during the early stages of our operations, it is likely that we will use sources of funds which may constitute a return of capital to fund distributions. From inception through December 31, 2020, we have funded 86.8% of distributions with offering proceeds and 13.2% of distributions from cash flow from operations. In the discretion of our board of directors, these distributions may be authorized and declared based on daily record dates or a single record date as of the end of the month. The rate will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.
Generally, our policy is to make distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in our offering more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to make distributions solely from our cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. In these instances, we expect to look to third party borrowings to fund our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. Such distributions will likely exceed our earnings or cash flow from operations for the corresponding period. Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. See “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CCI Common Stock—Annual Distribution Requirements” beginning on page 136. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

The following table summarizes the distributions attributable to our common stock that were declared and paid, along with information about cash flow provided by (used in) operating activities during the year ended December 31, 2020.
Period	Distributions Declared(1)	Distributions Declared Per Share(1)(2)	Distributions Paid(3)			Cash Provided By (Used In) Operating Activities
			Cash	Reinvested (DRP)	Total
First Quarter 2020	$1,183,119	$0.125	$888,805	$237,326	$1,126,131	$571,878
Second Quarter 2020	1,309,923	$0.125	1,017,593	274,570	1,292,163	(32,296)
Third Quarter 2020	1,412,921	$0.125	1,090,610	293,235	1,383,845	(364,225)
Fourth Quarter 2020	1,492,087	$0.125	1,148,369	301,235	1,449,604	(2,991,041)
Total	$5,398,050		$4,145,377	$1,106,366	$5,251,743	$(2,815,684)
(1)	Distributions for the periods from January 1, 2020 through December 31, 2020 were based on daily record dates and were calculated at a rate of $0.00136612 per share per day.
(2)	Assumes the share was issued and outstanding each day during the period presented.
(3)	Distributions are paid on a monthly basis. In general, distributions for all record dates of a given month are paid on or about the fifth business day of the following month.
For the year ended December 31, 2020, we made aggregate distributions of $5,251,743, including $4,145,377 distributions paid in cash and $1,106,366 of distributions reinvested through our distribution reinvestment plan. Our net loss for the year ended December 31, 2020 was $8,464,051. Cash flows used in operating activities for the year ended December 31, 2020 was $2,815,684. We funded our total distributions paid during 2020, which includes net cash distributions and distributions reinvested by shareholders, with $571,878 prior period cash provided by operating activities and $4,679,865 of offering proceeds. From July 27, 2016 (inception) through December 31, 2020, we incurred cumulative distributions of $7,767,642 and our cumulative net loss during the same period was $11,860,454.
Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.
Subsequent to December 31, 2020 and through March 31, 2021, we paid $1,500,411 of distributions to our common stockholders at an effective annual rate of 5% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate. In addition, our board of directors has authorized cash distribution on the outstanding shares of common stock based on daily record dates as follows:
Authorization Date	Period	Daily Distribution Amount	Annualized Rate(1)	Payment or Expected Payment
March 23, 2021	March 1, 2021 – March 31, 2021	$0.00136986	5%	April 2021
March 23, 2021	April 1, 2021 – April 30, 2021	$0.00136986	5%	May 2021
March 23, 2021	May 1, 2021 – May 31, 2021	$0.00136986	5%	June 2021
(1)	Annualized rate is based on the $10.00 purchase price and assumes distributions are paid every day for a year at the daily distribution amount.
Unregistered Sales of Equity Securities
On November 8, 2019, we launched a private placement offering exempt from registration pursuant to Regulation D of the Securities Act to offer a maximum of $50,000,000 in shares of CCI Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. On March 23, 2021, we increased our offering to a maximum of $100,000,000. As of March 31, 2021, we have sold 4,387,687.74 shares of CCI Series 2019 Preferred Stock for aggregate gross proceeds of $43,710,280.57.

Emerging Growth Company
We are an “emerging growth company,” as defined in the JOBS Act. We believe that being an emerging growth company will have a limited impact on our business. We have elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 102(b) of the JOBS Act. This election is irrevocable. Also, because we are not a large accelerated filer or an accelerated filer under Section 12b-2 of the Exchange Act, and we will not be so for as long as our shares of common stock are not traded on a securities exchange, we are not subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. Following the CRII Merger, we will directly employ certain of our named executive officers and, as a result, will be permitted to provide scaled disclosure relating to executive compensation that would otherwise be required for larger public companies. We will remain an emerging growth company for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year.
Directors and Executive Officers
Effective as of the closing of the CRII Merger, our board appointed two new independent directors as well as new officers, some of which were officers of CCI prior to the closing. We have provided below certain information about our executive officers and directors.
Name	Position(s)	Age*
Daniel Shaeffer	Chief Executive Officer and Director	50
Chad Christensen	Executive Chairman of the Board of Directors and Director	48
Enzio Cassinis	President	43
Adam Larson	Chief Financial Officer	39
Susan Hallenberg	Chief Accounting Officer and Treasurer	53
Gregg Christensen	Chief Legal Officer and Secretary	52
Glenn Rand	Chief Operating Officer	60
Stan Hanks	Executive Vice President	53
Eric Marlin	Executive Vice President, Capital Markets	46
Paul Fredenberg	Chief Investment Officer	44
John Lunt	Independent Director	48
CRII nominated director	Independent Director	—
CRII nominated director	Independent Director	—
*	As of March 31, 2021
Daniel Shaeffer has served as the Chief Executive Officer of CCI since the closing of the CRII Merger and as a director of CCI since July 2016. Mr. Shaeffer served as the Chief Executive Officer and a director of CRII and its predecessor entities from 2004 through the closing of the CRII Merger. Mr. Shaeffer also served as Chairman of the Board of CCI from October 2018 through the closing of the CRII Merger and was formerly the Chief Executive Officer of CCI from December 2016 through September 2018. He is also a director of CMRI, CMRII and Cottonwood Multifamily Opportunity Fund, Inc. (“CMOF”). In addition, he serves as Chief Executive Officer of CMOF. Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning for CRII and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing for more than 14 years.
Mr. Shaeffer holds an International Master of Business Administration from the University of Chicago Graduate School of Business and a Bachelor of Science in Accounting from Brigham Young University and is a Certified Public Accountant.

Chad Christensen has served as the Executive Chairman of the Board of CCI since the closing of the CRII Merger and as a director of CCI since July 2016. Mr. Christensen served as President and a director of CRII and its predecessor entities from 2004 through the closing of the CRII Merger. Mr. Christensen was formerly President and Chairman of the Board of CCI from December 2016 through September 2018. He is also a director of CMRI, CMRII and CMOF. In addition, he serves as President and Chairman of the Board of CMOF. Mr. Christensen oversees financial and general operations for CRII and its affiliates. He is also actively involved in acquisitions, marketing and capital raising activities for CRII and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Christensen worked with the Stan Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 16 years.
Mr. Christensen holds a Master of Business Administration from The Wharton School at the University of Pennsylvania with an emphasis in Finance and Real Estate and a Bachelor of Arts in English from the University of Utah. Mr. Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.
Enzio Cassinis has served as the President of CCI since the closing of the CRII Merger. Mr. Cassinis served as Chief Executive Officer and President of CCI from October 2018 through the closing of the CRII Merger. Mr. Cassinis also has served as the Chief Executive Officer and President of CMRI and CMRII since October 2018. In addition, Mr. Cassinis has served as the Chief Executive Officer of CCI Advisor since October 2018.
From June 2013 through September 2018, Mr. Cassinis served in various roles at Cottonwood Residential, Inc. Most recently, he served as the Senior Vice President of Corporate Strategy, where he was responsible for financial planning and analysis, balance sheet management and capital and venture formation activity. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Cassinis was Vice President of Investment Management at Archstone, one of the largest apartment operators and developers in the U.S. and Europe. There, he negotiated transactions in both foreign and domestic markets with transaction volume exceeding several billion dollars in total capitalization. Prior to Archstone, Mr. Cassinis worked as an attorney with Krendl, Krendl, Sachnoff & Way, PC (now Kutak Rock LLP) from February 2003 to May 2006, focusing his practice on corporate law and merger and acquisition transactions.
Mr. Cassinis earned a Master of Business Administration and Juris Doctorate (Order of St. Ives) from the University of Denver, and a Bachelor of Science in Business Administration from the University of Colorado at Boulder and is a CFA® charterholder.
Adam Larson has served as the Chief Financial Officer of CCI since October 2018. Mr. Larson also has served as the Chief Financial Officer of CMRI, CMRII and CCI Advisor since October 2018.
Through September 2018, Mr. Larson was the Senior Vice President of Asset Management of Cottonwood Residential, Inc. In this role he provided strategic guidance with respect to asset management, financial planning and analysis, and property operations. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Larson worked in the Investment Banking Division at Goldman Sachs advising clients on mergers and acquisitions and other capital raising activities in the Real Estate, Consumer/Retail and Healthcare sectors. Mr. Larson previously worked at Barclays Capital, Bonneville Real Estate Capital and Hitachi Consulting.
Mr. Larson holds a Master of Business Administration from the University of Chicago Booth School of Business, and a Bachelor of Science in Business Management from Brigham Young University where he also served as Student Body President.
Susan Hallenberg has served as the Chief Accounting Officer and Treasurer of CCI since October 2018. Ms. Hallenberg served as the Chief Financial Officer and Treasurer of CRII and its predecessor entity from May 2005 until the closing of the CRII Merger. Ms. Hallenberg served as principal accounting officer and principal financial officer of CCI in her role as Chief Financial Officer from December 2016 through September 2018. Ms. Hallenberg also serves as Chief Accounting Officer and Treasurer of CMRI and CMRII. She is also Chief Financial Officer and Treasurer of CMOF.
Prior to joining Cottonwood, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison & Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant Portfolio Controller. Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years.
Ms. Hallenberg holds a BA in Economics/Accounting from The College of the Holy Cross.
Gregg Christensen has served as the Chief Legal Officer and Secretary of CCI since December 2016. Mr. Christensen served as the Chief Legal Officer and Secretary (formerly Executive Vice President, Secretary and General Counsel) and a director of CRII and its predecessor entities from 2007 through the closing of the CRII Merger. Mr. Christensen was a director of CCI from December 2016 to June 2018. Mr. Christensen holds similar officer positions with CMRI, CMRII and CMOF. In addition, he serves as a director of CMRI, CMRII and CMOF. Mr. Christensen oversees and coordinates all legal aspects of CRII and its affiliates, and is also actively involved in operations, acquisitions and due diligence activities for CRII and its affiliates.
Prior to joining Cottonwood Residential, Inc., Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 23 years.
Mr. Christensen holds an Honors Bachelor of Arts Degree in English from the University of Utah and a Juris Doctorate Degree from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.
Glenn Rand has served as the Chief Operating Officer of CCI since the closing of the CRII Merger. Mr. Rand also has served as the Chief Operating Officer of CROP (and in other roles with CROP) since September 2013. Mr. Rand brings over 30 years of property management experience to CRII. He directs operations and construction and provides strategic guidance with respect to acquisitions and asset management. Prior to joining CROP, he worked at Archstone, where he was responsible for the oversight of more than 30,000 apartment units. During his time at Archstone, Mr. Rand was President and Founder of Archstone Management Services, a third-party management company with over 50 assets under management, which was eventually sold to Gables Residential. As Chairman of Archstone’s Pricing Committee, he was influential in the creation and national acceptance of LRO (revenue management) within Archstone, and eventually the apartment industry. He served on the Virginia Tech Management Board for many years and is consistently requested as a speaker at industry events.
Stan Hanks has served as an Executive Vice President of CCI since the closing of the CRII Merger. Mr. Hanks also has served as Executive Vice President of CROP since September 2012. Mr. Hanks has over 17 years of multi-family experience. He is responsible for development project oversight and strategic initiatives. Prior to joining CROP, Mr. Hanks was a Senior Vice President and Principal at RealSource, a boutique multi-family real estate firm in Salt Lake City where he was involved with acquisitions, financing, asset management and capital raising. Prior to RealSource, Mr. Hanks was Vice President of Finance/Corporate Controller for TenFold Corporation, a software company in Utah that completed its IPO in 1999. Prior to TenFold, Mr. Hanks spent 4 years as an auditor at Coopers & Lybrand. Mr. Hanks earned a Bachelor of Accounting degree from the University of Utah in 1992.
Eric Marlin has served as Executive Vice President of Capital Markets of CCI since the closing of the CRII Merger. Mr. Marlin also has served as Executive Vice President of Capital Markets of CROP since February 2007. His responsibilities include interfacing with broker-dealers and all retail-focused capital raising activities for the General Partner. Previously, Mr. Marlin was Vice President of the Western Region for CORE Realty Holdings, LLC, a sponsor of tenant in common transactions. Prior to joining CORE, Mr. Marlin worked for Courtlandt Financial Group, a firm that specializes in Code Section 1031 exchanges. Prior to joining Courtlandt Financial Group, Mr. Marlin worked as a financial consultant with Merrill Lynch Private Client Group in Beverly Hills, CA, where he focused primarily on financial planning and estate planning. Mr. Marlin holds a bachelor’s degree in history of Public Policy from the University of California at Santa Barbara. He is a licensed securities representative with Series 7 and Series 66 licenses. Mr. Marlin also acts as a wholesaler internal to CRII in connection with the offerings.

Paul Fredenberg has served as the Chief Investment Officer of CCI since October 2018. Mr. Fredenberg also serves as the Chief Investment Officer of CMRI, CMRII and CCI Advisor, positions he has held since October 2018.
Through September 2018, Mr. Fredenberg served as the Senior Vice President of Acquisitions of Cottonwood Residential, Inc. a position he had held since September 2005. As Senior Vice President of Acquisitions, he focused exclusively on sourcing and evaluating new multifamily investment opportunities for Cottonwood Residential, Inc. Prior to joining Cottonwood in 2005, Mr. Fredenberg worked in the Investment Banking division of Wachovia Securities advising clients on mergers and acquisitions activities across multiple industries. He has also held investment banking and management consulting positions at Piper Jaffray and the Arbor Strategy Group.
Mr. Fredenberg holds a Master of Business Administration from the Wharton School at the University of Pennsylvania, a Master of Arts in Latin American Studies from the University of Pennsylvania, and a Bachelor of Arts in Economics from the University of Michigan, Ann Arbor.
John Lunt is an independent director of CCI, a position he has held since June 2018. In January 2003, Mr. Lunt founded Lunt Capital Management, Inc., a registered investment advisor, and since January 2003, he has served as its President. The firm builds and manages investment strategies used by financial advisors around the United States and provides research and advice for investments across asset classes, including U.S. equities, international equities, fixed income, real estate, commodities and currencies. Mr. Lunt co-created the methodology for eight index strategies calculated by S&P Dow Jones Indices. He is a charter member of the ETF Strategists Roundtable for key influencers associated with ETF management, and writes regularly about financial markets for ETFTrends.com. From 2001 to June 2014, he served on the board of the Utah Retirement Systems, a $20 billion pension fund, and from 2004 to 2007, he served as board President. Since February 2013, Mr. Lunt has served on the investment advisory committee for the $10 billion Utah Educational Savings Plan (My529) and since August 2017, he served as Chairman of the committee. Since September 2014, he has served as a member of the Board of Trustees for the $2 billion Utah School & Institutional Trust Funds Office. He has been a featured speaker at investment conferences around the United States and has written extensively about financial markets.
Mr. Lunt graduated Magna Cum Laude with University Honors from Brigham Young University with a Bachelor of Arts degree in Economics, and he later received a Master of Business Administration in Finance and International Business from New York University. Mr. Lunt completed the Program for Advanced Trustee Studies at Harvard Law School and finished a number of courses at the New York Institute of Finance on trading and portfolio management.
The CCI Board selected Mr. Lunt as an independent director for reasons including his executive leadership experience, his professional and educational background, his network of relationships with finance and investment professionals and his extensive background and experience in public markets and in real estate and finance transactions and investments. In addition, his experience as founder and President of Lunt Capital Management and his service as a director of various pension funds provide him an understanding of the issues facing companies that make investments in real estate and oversee those investments.
[•] is an independent director of CCI, a position he has held since April [•], 2021, the closing date of the CRII Merger.
[•] is an independent director of CCI, a position he has held since April [•], 2021, the closing date of the CRII Merger.
Compensation of Executive Officers
We are externally advised by CCI Advisor and we did not have any employees as of December 31, 2020. Our day-to-day management functions as of December 31, 2020 were performed by CCI Advisor and its affiliates. For purposes of this disclosure, as of December 31, 2020, our named executive officers include Enzio A. Cassinis, our Chief Executive Officer and President, Adam Larson, our Chief Financial Officer, and Paul Fredenberg, our Chief Investment Officer, all of whom are officers and/or employees of CCI Advisor. During 2020, all of the compensation that we paid to our named executive officers consisted of equity compensation. The compensation discussion below (including the equity awards discussion) provides information regarding CCI’s compensation prior to completion of the CRII Merger and the CROP Merger.
We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act and an “emerging growth company” as defined under the JOBS Act. As such, we are permitted to take advantage of certain reduced reporting requirements that are otherwise applicable generally to public companies.

Executive Compensation Process. Our compensation committee, which is composed of all of our independent directors, discharges the CCI Board’s responsibilities relating to the equity compensation of our named executive officers. Except for annual grants of CCOP LTIP Units and CCOP Special LTIP Units (for purposes of our executive compensation discussion, referred to collectively as the “LTIP Units”) under the CCOP Partnership Agreement, our named executive officers do not receive any compensation directly from us.
Our compensation committee acknowledges that the real estate industry is highly competitive and that experienced professionals have significant career mobility. Through the annual grant of LTIP Units under the CCOP Partnership Agreement, we seek to attract, motivate and retain highly skilled executive officers who are committed to our core values of prudent risk-taking and integrity. Each year our compensation committee determines, in its sole discretion, the aggregate amount, type and terms of any equity grants to employees of CCI Advisor and its affiliates, including our named executive officers. When making equity award decisions, our compensation committee seeks input from Mr. Cassinis, our Chief Executive Officer and President, given his direct day-to-day working relationship with our senior officers. Our compensation committee engages in discussions and ultimately makes all final decisions related to equity compensation paid to our named executive officers.
Our compensation committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our equity compensation programs and related policies. Our compensation committee has sole authority to hire, terminate and set the terms of future engagements with any compensation consultant. For the 2020 equity grants, our compensation committee consulted FPL Associates, L.P., an independent compensation consulting firm, to consult in determining a recommended structure and amounts for annual equity grants.
Equity Grants
On March 25, 2020, we amended the CCOP Partnership Agreement, effective February 1, 2020, to establish LTIP Units, a new series of partnership units, and to permit the admission of additional limited partners. The LTIP Units are a separate series of limited partnership units of CCOP, which are convertible into CCOP Common Units upon achieving certain vesting and performance requirements. Awards of LTIP Units are subject to the conditions and restrictions determined by our board of directors, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If the conditions and/or restrictions included in an LTIP Unit award agreement are not attained, holders will forfeit the LTIP Units granted under such agreement. Unless otherwise provided, the CCOP LTIP Unit awards (whether vested or unvested) will entitle the holder to receive current distributions from CCOP, and the CCOP Special LTIP Units (whether vested or unvested) will entitle the holder to receive 10% of the current distributions from CCOP during the applicable performance period. When the LTIP Units have vested and sufficient income has been allocated to the holder of the vested LTIP Units, the LTIP Units will automatically convert to CCOP Common Units on a one-for-one basis.
LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us based on current U.S. federal income tax law. As profits interests, the LTIP Units initially will not have full parity, on a per unit basis, with the CCOP Common Units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP Units can, over time, achieve full parity with the CCOP Common Units and therefore, accrete to an economic value for the holder equivalent to the CCOP Common Units. If such parity is achieved, the LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into CCOP Common Units, which in turn may be exchanged, upon the occurrence of certain events, by the holder for a cash amount based on the value of a share of CCI Common Stock or for shares of CCI Common Stock, on a one-for-one basis, at our election. However, there are circumstances under which the LTIP Units will not achieve parity with the CCOP Common Units, and until such parity is reached, the value that a holder could realize for a given number of LTIP Units will be less than the value of an equal number of shares of CCI Common Stock and may be zero.
In March 2020, our compensation committee approved grants of LTIP Units for fiscal year 2020. The March 2020 LTIP Unit grants were designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, deter our named executive officers from seeking other employment opportunities and align the interests of our named executive officers with our stockholders’ interests. Existing ownership levels were not a factor in award determinations, as our compensation committee does not want to discourage our named executive officers from holding significant amounts of our securities.

In determining the size and terms of the LTIP Unit grants made to our named executive officers for 2020 service, our compensation committee considered, among other things, company performance, the role and responsibilities of each officer, competitive factors and individual performance history. These awards were intended to enable our named executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on company performance and continued service with CCI Advisor or its affiliates. While our compensation committee currently expects to continue to grant LTIP Units awards to our named executive officers annually on the same terms and conditions, the committee’s decision whether to approve any such awards in the future will depend on our performance, market trends and practices and other considerations.
Time-Based LTIP Units. The following table sets forth the number and value of the time-based LTIP Units granted to our named executive officers in March 2020. The time-based LTIP Units were issued on March 25, 2020, based on the grant date fair value determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC Topic 718”). The time-based LTIP Units vest over four years in equal installments on an annual basis, with the first 25% vesting on January 1, 2021, subject to continued employment with CCI Advisor or its affiliates. Time based LTIP Units (whether vested or unvested) receive the same distribution per unit as the CCOP Common Units.
At the effective time of the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 accelerated and vested in full, and all time-based CCOP LTIP Units granted to officers of CCI in 2021 that were issued and outstanding immediately prior to the effective time of the CROP Merger converted into the right to receive one CROP LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.
Executive Officer	Date of Grant	Number of Time-Based LTIP Units	Value of Time-Based LTIP Units
Enzio A. Cassinis	March 25, 2020	4,500	$45,000
Adam Larson	March 25, 2020	3,375	$33,750
Paul Fredenberg	March 25, 2020	2,063	$20,630
In February 2021, our compensation committee approved the grant of an aggregate of 17,500 time-based LTIP Units to the named executive officers for 2021 compensation. The grants were made on February 28, 2021. These LTIP Unit awards vest over four years in equal installments on an annual basis, with the first 25% vesting on January 1, 2022, subject to continued service. The 2021 grants of LTIP Units will be reflected in the “Summary Compensation Table” and “2021 Equity Grants” table in our proxy statement for the 2022 annual meeting of stockholders or Part III of our Annual Report on Form 10-K for the year ended December 31, 2021.
Performance-Based LTIP Units. The following table sets forth the number and value of the performance-based LTIP Units granted to our named executive officers in March 2020. The performance-based LTIP Units were issued on March 25, 2020 based on the grant date fair value determined in accordance with ASC Topic 718. The actual amount of each award will be determined at the conclusion of the three-year performance period on December 21, 2022 and will depend on our internal rate of return (as defined in the award agreements).
Executive Officer	Date of Grant	Number of Performance- Based LTIP Units	Value of Performance- Based LTIP Units
Enzio A. Cassinis	March 25, 2020	13,500	$77,490
Adam Larson	March 25, 2020	10,125	$58,118
Paul Fredenberg	March 25, 2020	6,187	$35,513
Pursuant to the terms of the applicable award agreements, our named executive officers may earn up to 100% of the number of performance-based LTIP Units granted, plus deemed dividends on earned units, based on our internal rate of return during the performance period in accordance with the following schedule, with linear interpolation for performance between levels:
Internal Rate of Return	Percentage Earned
Less than 6%	0%
6%	50%
10% or greater	100%

None of the performance-based LTIP Units will be earned if our internal rate of return for the performance period is less than 6%, and the maximum number of performance-based LTIP Units will only be earned if our internal rate of return for the performance period is 10% or greater. The earned performance-based LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with CCI Advisor or its affiliates. During the performance period, performance based LTIP Units (whether vested or unvested) will entitle the holder to receive 10% of the current distribution per unit paid to holders of the CCOP Common Units (based on the total number of performance-based LTIP Units granted). At the end of the performance period, if the internal rate of return equals or exceeds the performance threshold (6%), the holder will be entitled to receive an additional grant of LTIP Units equivalent to 90% of distributions that would have been paid on the earned performance-based LTIP Units during the performance period.
At the effective time of the CROP Merger, all performance-based CCOP Special LTIP Units issued and outstanding immediately prior to the effective time of the CROP Merger converted into the right to receive one CROP Special LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.
In February 2021, our compensation committee approved the grant of an aggregate of 52,500 performance-based LTIP Units to the named executive officers for 2021 compensation. The 2021 grants of LTIP Units will be reflected in the “Summary Compensation Table” and “2021 Equity Grants” table in our proxy statement for the 2022 annual meeting of stockholders or Part III of our Annual Report on Form 10-K for the year ended December 31, 2021.
Retention Grant of LTIP Units. In February 2021, our compensation committee approved a one-time retention grant of an aggregate of 30,000 CCOP LTIP Units to Enzio Cassinis and Adam Larson, which were issued immediately prior to the effective time of the CRII Merger. At the effective time of the CROP Merger, these CCOP LTIP Units converted into the right to receive one CROP LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger. These retention LTIP Units vest over four years in equal installments on an annual basis beginning on the first anniversary of the closing date of the CRII Merger, subject to continued employment with CCI Advisor or its affiliates.
Compensation from CCI Advisor
Our named executive officers are also officers and/or employees of, or hold an indirect ownership interest in, CCI Advisor and/or its affiliates, and our named executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “—Certain Transactions with Related Persons” below for a discussion of the fees paid to CCI Advisor and its affiliates.
Summary Compensation Table
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC as of December 31, 2020. We did not grant any stock awards or pay any compensation to our named executive officers prior to 2020.
Name and Principal Position	Year	Stock Awards(1)	All Other Compensation	Total
Enzio A. Cassinis Chief Executive Officer and President	2020	$122,490	—	$122,490
Adam Larson Chief Financial Officer	2020	$91,868	—	$91,868
Paul Fredenberg, Chief Investment Officer	2020	$56,143	—	$56,143
(1)
Represents the aggregate grant date fair value of awards computed in accordance with ASC Topic 718. The values of the time-based LTIP Units granted on March 25, 2020 are as follows: Enzio A. Cassinis—$45,000; Adam Larson—$33,750; and Paul Fredenberg—$20,630. The values of the performance-based LTIP Units granted on March 25, 2020 are as follows: Enzio A. Cassinis--$77,490; Adam Larson—$58,118; and Paul Fredenberg—$35,513.

Outstanding Equity Awards at Fiscal Year-End 2020
The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2020.
	Stock Awards
Name	Number of Units that Have Not Vested(1)	Market Value of Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units that Have Not Vested(2)(4)
Enzio A. Cassinis	4,500	$45,000	13,500	$135,000
Adam Larson	3,375	$33,750	10,125	$101,250
Paul Fredenberg	2,063	$20,630	6,187	$61,870
(1)
Represents the number of LTIP Units for which a portion of the awards remain unvested as of December 31, 2020, based on service conditions. The time-based LTIP Units granted on March 25, 2020 vest in four equal installments on an annual basis beginning on January 1, 2021, subject to continued employment with CCI Advisor or its affiliates.

(2)
Based on the estimated value of our common stock of $10.00 per share (which represents the most recent price an investor was willing to purchase our shares of common stock in our public offering) as of December 31, 2020.

(3)
Represents the number of LTIP Units (at maximum amounts) for which a portion of the awards remain unearned and unvested as of December 31, 2020, based on performance conditions. For more information regarding the threshold, target and maximum amounts with respect to performance-based LTIP Units, see “—2020 Equity Grants—Performance-Based LTIP Units.” Any earned performance-based LTIP Units will vest on the first anniversary of the end of the performance period, subject to continued employment with CCI Advisor or its affiliates.

Termination and Change in Control Arrangements
Accelerated Vesting of Time-Based LTIP-Units. Pursuant to award agreements with our named executive officers, upon a “change in control” (as defined in the award agreements) or in the event of a termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the award agreements), by the company without “cause” (as defined in the award agreements), or by reason of death or disability, all outstanding time-based LTIP Units will become fully vested. At the effective time of the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 accelerated and vested in full, and all time-based CCOP LTIP Units granted to officers of CCI in 2021 that were issued and outstanding immediately prior to the effective time of the CROP Merger converted into the right to receive one CROP LTIP Unit, and continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.
The time-based LTIP Unit award agreements also provide that, to the extent the executive officer is party to an employment agreement with CCI Advisor that provides for the treatment of unvested equity awards in connection with certain terminations of employment, the vesting of any unvested time-based LTIP Units will be subject to the terms, conditions and requirements of such employment agreement.
Accelerated Vesting of Performance-Based LTIP-Units. Pursuant to the terms of award agreements with our named executive officers, the awarding and vesting of unearned and unvested performance-based LTIP Units is accelerated upon a “change in control” (as defined in the award agreements). Upon a change in control after the grant date, but prior to the end of the performance period, the performance period will end as of the date of the change in control, and performance will be measured and the award calculated and made (without pro ration) based on our internal rate of return through the date of the change in control. Upon a change in control after the end of the performance period, but prior to the vesting of the earned LTIP Units, all unvested earned LTIP Units will become fully vested. At the effective time of the CROP Merger, all performance-based CCOP Special LTIP Units issued and outstanding immediately prior to the effective time of the CROP Merger converted into the right to receive one CROP Special LTIP Unit, and continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.
In the event of a termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the award agreements), by the company without “cause” (as defined in the award agreements) or by reason of death or disability after the grant date, but prior to the end of the performance period, the performance period will continue as if the termination had not occurred, and performance will be measured and the award calculated (as of the measurement date) and made (subject to pro ration) based on our internal rate of return through the end of the performance period. Such award will be subject to pro ration based on the number of calendar days that have elapsed from the grant date to, and including, the termination date by the number of calendar days from the grant date to, and including, the measurement date. In the event that such a qualified termination occurs after the end of the performance period, but prior to the vesting of the earned LTIP Units, all unvested earned LTIP Units will become fully vested.
The performance-based LTIP Unit award agreements also provide that, to the extent the executive officer is party to an employment agreement with CCI Advisor that provides for the treatment of unvested equity awards in connection with certain terminations of employment, the vesting of any unvested performance-based LTIP Units will be subject to the terms, conditions and requirements of such employment agreement.
Compensation of Directors
If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the compensation committee, based upon recommendations from our advisor. Our affiliated directors indirectly manage and control CCI Advisor and our executive officers are also executive officers of CCI Advisor, and through CCI Advisor, these individuals are involved in recommending and setting the compensation to be paid to our independent directors.
We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2020.
Name	Fees Earned or Paid in Cash in 2020	All Other Compensation	Total
Chad Christensen	$—	$—	$—
Daniel Shaeffer	—	—	—
R. Brent Hardy	12,000	—	12,000
Gentry Jensen	12,000	—	12,000
John Lunt	12,000	—	12,000
Cash Compensation
We pay each of our independent directors an annual retainer of $10,000. We also pay our independent directors for attending board and committee meetings as follows:
•	$500 for each board meeting attended; and
•	$500 for each committee meeting attended (if held at a different time or place than a board meeting).
All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the CCI Board.
In addition, we will pay each member of our special committee a $70,000 retainer for their service on the special committee.
Special Committee
The CCI Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating and, if deemed appropriate by the CCI Special Committee, negotiating the proposed Mergers or any alternative extraordinary transaction. The members of the CCI Special Committee are Gentry Jensen, R. Brent Hardy and John Lunt, with Gentry Jensen serving as the chairman of the CCI Special Committee.
The CCI Special Committee held 36 meetings during the year ended December 31, 2020.

Security Ownership of Certain Beneficial Owners
The following table shows, as of March 31, 2021 and prior to completion of the CRII Merger, the amount of our common stock beneficially owned (unless otherwise indicated) by (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) our directors, (iii) our executive officers and (iv) all of our directors and executive officers as a group.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of all Shares
Enzio Cassinis, Chief Executive Officer and President	10,125(2)	*
Adam Larson, Chief Financial Officer	8,375(2)	*
Gregg Christensen, Chief Legal Officer and Secretary	20,000(3)	*
Paul Fredenberg, Chief Investment Officer	6,438(2)	*
Susan Hallenberg, Chief Accounting Officer and Treasurer	—	—
Chad Christensen, Director	20,000(3)	*
Daniel Shaeffer, Director	20,000(3)	*
R. Brent Hardy, Independent Director	—	—
Gentry Jensen, Independent Director	—	—
John Lunt, Independent Director	—	—
All officers and directors as a group (10 persons)	29,938	*
*	Indicates less than 1% of the outstanding common stock.
(1)	The address of each named beneficial owner is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2)
Reflects LTIP Units granted by the board of directors. Upon achieving parity with the common units and becoming “redeemable” in accordance with the terms of CCOP’s partnership agreement, LTIP Units may be redeemed for cash, or at our option, an equal number of shares of our common stock, subject to certain restrictions. Not all LTIP Units have vested

(3)
CROP owns 20,000 shares of our outstanding common stock. Through entities they own and control, as of March 31, 2021, Gregg Christensen, Daniel Shaeffer and Chad Christensen had an ownership interest in CROP. In addition, they were three of the five directors that comprised the board of directors of CRII, the general partner of CROP, and as such may be deemed to have had beneficial ownership of the shares held by CROP.

Director Independence
Our charter provides that a majority of our directors must be independent directors. We currently have three independent directors of our five-member board of directors. A majority of the directors on any committees established by our board must also be independent. Our board of directors has three standing committees including the audit committee, the conflicts committee and the compensation committee.
Under our charter, an independent director is a person who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or our advisor or any of their affiliates. A director is deemed to be associated with our sponsor or our advisor if he or she owns an interest in, is employed by, or is an officer or director of, our sponsor or our advisor or any of their affiliates, performs services (other than as a director) for us, is a director for more than three REITs organized by our sponsor or advised by our advisor, or has any material business or professional relationship with our sponsor, our advisor or any of their affiliates. A business or professional relationship will be deemed material if the annual gross revenue derived by the director from our sponsor, our advisor or any of their affiliates exceeds 5% of (i) the director’s annual gross revenue derived from all sources during either of the last two years or (ii) the director’s net worth on a fair market value basis. An indirect relationship includes circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with our sponsor, our advisor or any of their affiliates or with us.
In addition, although our shares are not listed for trading on any national securities exchange, a majority of our directors, and all of the members of our audit committee, conflicts committee and compensation committee are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has affirmatively determined that Messrs. Lunt, [•] and [•] each satisfies the New York Stock Exchange standards.

Our Policy Regarding Transactions with Related Persons
Our charter requires our conflicts committee to review and approve all transactions between us and our advisor, and any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of our board of directors (including a majority of our conflicts committee) not otherwise interested in the transaction must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to our Compliance Officer, currently our Chief Legal Officer, or directly to the audit committee chair, as appropriate.
Certain Transactions with Related Persons
Set forth below is a description of the material transactions between our affiliates and us since the beginning of 2018 through December 31, 2020 as well as any such currently proposed material transactions.
As further described below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. CRII acted as our sponsor and was managed by its board of directors, three of the five members of which were Daniel Shaeffer, Chad Christensen and Gregg Christensen. Daniel Shaeffer and Chad Christensen are our affiliated directors and Gregg Christensen is one of our executive officers. CCM, our advisor through February 28, 2019 and our property manager through April [•], 2021, is an indirect, wholly owned subsidiary of CROP. Effective as of March 1, 2019, following the restructuring by our sponsor of the entity through which we receive our advisory services (as described in additional detail below under “—March 2019 Restructuring of Our Advisor”), CCI Advisor has acted as our advisor. CCI Advisor is a wholly owned subsidiary of CCA and Daniel Shaeffer, Chad Christensen and Gregg Christensen currently beneficially own approximately 84.5% of CCA.
Our Relationship with CCI Advisor
Our advisor provides day-to-day management of our business. Among the services provided by our advisor under the terms of the advisory agreement are the following:
•	finding, presenting and recommending investment opportunities to us consistent with our investment policies and objectives;
•	making certain real estate-related debt investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;
•	structuring the terms and conditions of our investments, sales and joint ventures;
•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;
•	arranging for financing and refinancing of our properties and our other investments;
•	entering into leases and service contracts for our real properties;
•	supervising and evaluating each loan servicer’s and property manager’s performance;
•	reviewing and analyzing the operating and capital budgets of properties underlying our investments and properties we may acquire;
•	entering into servicing contracts for our loans;
•	assisting us in obtaining insurance;
•	generating an annual budget for us;
•	reviewing and analyzing financial information for each of our assets and our overall portfolio;
•
formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;
•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;
•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and
•	performing any other services reasonably requested by us.
Our advisor is subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. We entered into our initial advisory agreement on August 13, 2018. Effective March 1, 2019, we amended our initial advisory agreement to remove the provision of property management services as described below under “—March 2019 Restructuring of Our Advisor.” Under the terms of our advisory agreement in effect as of December 31, 2020, we paid the fees described below to our advisor.
On the closing date of the CRII Merger, we entered into the Amended and Restated Advisory Agreement, which revises the compensation payable and the expenses that may be reimbursed to our advisor as described below and includes changes to reflect that as of the closing of the CRII Merger we acquired personnel who have historically performed certain services for us on behalf of our advisor, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. Our advisor no longer has the obligation to perform those services but instead will oversee and supplement those services to the extent our advisor (acting in its fiduciary capacity) deems appropriate. The Amended and Restated Advisory Agreement also removed a provision regarding the use of the Cottonwood name because following the CRII Merger, we will hold the trademark. On the closing date of the CRII Merger, we also entered into the Trademark License Agreement described below whereby we grant to our advisor a non-exclusive license to use and display certain Cottonwood trademarks.
Organization and Offering Expenses. Pursuant to our advisory agreement in effect as of December 31, 2020, our advisor was obligated to pay all of the organization and offering expenses associated with our initial public offering on our behalf (with the exception of costs associated with restructuring the offering and any equity incentive awards granted by us to registered persons associated with the dealer manager for the offering). As of December 31, 2020, our advisor incurred approximately $14,096,000 in organizational and offering costs from the issuance of our common stock.
Pursuant to the Amended and Restated Advisory Agreement, we will reimburse our advisor for any organization and offering expenses that it incurs on our behalf as and when incurred. Our advisor will no longer be obligated to pay the organization and offering expenses associated with our initial public offering with the exception of the deferred selling commission associated with the Class TX shares sold. After termination of our primary offering, our advisor will reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of the gross proceeds from any public offering.
Contingent Acquisition Fee. Pursuant to our advisory agreement in effect as of December 31, 2020, after our common stockholders had received, together as a collective group, aggregate distributions sufficient to provide a return of their invested capital, plus a cumulative, noncompounded annual return on their investment (“Required Return”), our advisor would receive a contingent acquisition fee that is a percentage of the cost of investments acquired or originated by us, or the amount to be funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments plus significant capital expenditures related to the development, construction or improvement of the investment as follows: (i) 1% contingent acquisition fee if stockholders receive a 6% Required Return; and (ii) 2% additional contingent acquisition fee if stockholders receive a 13% Required Return. No contingent acquisition fees were incurred for the years ended December 31, 2020 and 2019.
There are no contingent acquisition fees payable under the terms of the Amended and Restated Advisory Agreement.
Pursuant to our advisory agreement in effect as of December 31, 2020, if our advisor was terminated within the first 10 years of operations for any reason other than the advisor’s fraud, gross negligence or willful misconduct, our advisor would receive a 3% contingent acquisition fee. If the Amended and Restated Advisory Agreement is

terminated other than for cause (or non-renewal or termination by our advisor), the contingent acquisition fees and contingent financing fees (described below) provided for in our advisory agreement in effect as of December 31, 2020, will be due and payable in an amount equal to approximately $22 million (if the termination occurs in year one) reduced by 10% each year thereafter.
Acquisition Expense Reimbursement. Subject to limitations in our charter, our advisor will be reimbursed for all out-of-pocket expenses incurred in connection with the selection and acquisition of real estate assets, whether or not the acquisition is consummated. Acquisition expenses reimbursed to our advisor during the years ended December 31, 2020 and 2019 were not significant, as we have generally incurred and paid such expenses directly.
Contingent Financing Fee. After our common stockholders had received, together as a collective group, aggregate distributions sufficient to provide a return of their invested capital plus a Required Return of 13%, our advisor would receive a contingent financing fee of 1% of the original principal amount of any financing obtained or assumed by us. No contingent financing fees were incurred for the years ended December 31, 2020 and 2019.
There are no contingent financing fees payable under the terms of the Amended and Restated Advisory Agreement.
Asset Management Fee. Pursuant to our advisory agreement in effect as of December 31, 2020, our advisor received an annual asset management fee, paid monthly, of 1.25% of the gross book value of our assets. We incurred asset management fees of $2,799,466 and $811,395 for the years ended December 31, 2020 and 2019, respectively. Our advisor agreed to waive its asset management fee each month in an amount equivalent to the 6% discount provided to those who purchase shares of Class A Common Stock through certain distribution channels as specified in the prospectus for our offering. This was to ensure that we received proceeds equivalent to those received for sales of shares outside of these channels. As a result, the asset management fee waived by our advisor for the years ended December 31, 2020 and 2019 was $197,397 and $409,803, respectively.
Pursuant to the Amended and Restated Advisory Agreement, our advisor will receive a monthly asset management fee equal to 0.0625% of the gross asset value or GAV of CROP (subject to a cap of 0.125% of net asset value or NAV of the operating partnership), before giving effect to any accruals (related to the month for which the asset management fee is being calculated) for the asset management fee, distribution fees in connection with a securities offering, the Performance Allocation (as defined in the CROP Partnership Agreement) or any distributions. The GAV and NAV of CROP will be determined in accordance with the valuation guidelines adopted by the CCI Board and reflective of the ownership interest held by CROP in such gross assets. If CCI owns assets other than through CROP, CCI will pay a corresponding fee.
The management fee may be paid, at our advisor’s election, in cash or shares of CCI Common Stock or CROP Common Units. To the extent that our advisor elects to receive any portion of its management fee in shares of CCI Common Stock or CROP Common Units, we or CROP may repurchase such shares or units at a later date if requested by CCA. Shares of CCI Common Stock and CROP Common Units obtained by our advisor as compensation for the management fee payable will not be subject to the repurchase limits of our share repurchase program or any reduction or penalty for an early repurchase. Upon the request of our advisor, we or CROP will repurchase any such securities for cash unless our board determines that any such repurchase would be prohibited by applicable law, the CCI Charter, the CROP Partnership Agreement, or otherwise cause our cash levels or leverage levels to be imprudent as determined by our board. CROP will waive the one-year holding period requirement with respect to the “Exchange Right” provided for in the CROP Partnership Agreement. Our advisor will have registration rights with respect to shares of CCI Common Stock.
Other Fees and Reimbursable Expenses. Pursuant to our advisory agreement in effect as of December 31, 2020, we reimbursed our advisor or its affiliates for all actual expenses paid or incurred by our advisor or its affiliates in connection with the services provided to us; provided, however, that we did not reimburse our advisor or its affiliates for salaries, wages and related benefits of personnel who performed investment advisory services for us or served as our executive officers. In addition, subject to the approval of our board of directors, we reimbursed our advisor or its affiliates for costs and fees associated with providing services to us that we would otherwise engage a third party to provide. Reimbursable company operating expenses to our advisor or its affiliates for the years ended December 31, 2020 and 2019 were $1,029,920 and $541,652, respectively.
Pursuant to the Amended and Restated Advisory Agreement, subject to the limitations on total operating expenses described below, our advisor is entitled to reimbursement of all costs and expenses incurred by it or its affiliates on our behalf, provided that our advisor is responsible for the expenses related to any and all of our advisor’s personnel who provide investment advisory services pursuant to the Amended and Restated Advisory Agreement (including, without limitation, each of our executive officers and any directors who are also directors, officers or employees of our advisor or any of its affiliates), including, without limitation, salaries, bonuses and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel; provided that we will be responsible for the personnel costs of our employees even if they are also directors or officers of our advisor or any of its affiliates except as provided for in the Reimbursement and Cost Sharing Agreement described below.
Our advisor is required to reimburse us the amount by which our aggregate total operating expenses for the four consecutive fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless our conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital to the extent paid by us such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) reasonable incentive fees based on the gain from the sale of our assets and (vi) acquisition fees, acquisition expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property. Our conflicts committee determined that the relationship of our total operating expenses and its net assets was justified for the four consecutive fiscal quarters ended December 31, 2020 given the costs of operating a public company, the early stage of our operations and the additional costs associated with pursuing the Mergers and approved total operating expenses in excess of the operating expense reimbursement obligation in the fourth quarter of 2020.
Our Relationship with Cottonwood Communities Management, LLC
For property management services, we paid CCM, our advisor and property manager through February 28, 2019 and our property manager following the restructuring of our advisor as described below through April [•], 2021, a property management fee in an amount up to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages for us. A majority of our board of directors, including a majority of our conflicts committee approved the form of property management agreement with our property manager as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. We incurred property management fees of $374,346 and $97,877 for the years ended December 31, 2020 and 2019, respectively.
As of the closing of the CRII Merger, property management services for our properties are performed by our employees; however, in some cases, circumstances may necessitate that we hire a local property manager to oversee the day-to-day operations at some of our properties.
Our Relationship with Cottonwood Communities Advisors Promote, LLC
Prior to completion of the CROP Merger, under the terms of the CCOP Partnership Agreement, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”), an affiliate of our advisor, was entitled to receive a promotional interest equal to 15% of net income and cash distributions from CCOP, after our stockholders, together as a collective group, had received aggregate distributions sufficient to provide a return of their capital, plus a 6% cumulative, noncompounded annual return on their capital. In addition, CC Advisors Promote was entitled to a separate one-time payment upon (i) the listing of our common stock on a national securities exchange or (ii) the occurrence of certain events that result in the termination or non-renewal of the advisory agreement, in each case for an amount that CC Advisors Promote would have been entitled to receive, as described above, if CCOP had disposed of all of its assets at the market value of the shares of our common stock as of the date of the event triggering the payment. Previously this promotional interest was held by Cottonwood Communities Investor, LLC (“CC Investor”), the sole limited partner of CCOP. In connection with the restructuring of our advisor, as described below, CC Investor transferred this promotional interest to CROP who in turn transferred the interest to CC Advisors

Promote effective March 1, 2019. CC Investor was not required to make any capital contributions to CCOP to obtain the promotional interest. As of the closing of the CROP Merger, the promotional interest in CCOP held by CC Advisors Promote was replaced by a performance participation held by our advisor pursuant to the CROP Partnership Agreement.
March 2019 Restructuring of Our Advisor
On March 28, 2019, we entered into various amendments to existing agreements and new agreements with our advisor and property manager, CCM, and its affiliates, as a result of the determination by our sponsor to restructure the ownership of the entity that provides our advisory services. Effective March 1, 2019, our advisory services have been provided by CCI Advisors. In addition, CC Advisors Promote held the promotional interest in CCOP previously held by CC Investor, which, as of the closing of the CROP Merger, was replaced by a performance participation held by CCI Advisor pursuant to the CROP Partnership Agreement.
Merger with CRII
On January 26, 2021, we entered into an Agreement and Plan of Merger to acquire CRII and CROP, CRII’s operating partnership, whereby CRII would merge with and into Merger Sub, with Merger Sub surviving the CRII Merger, and CCOP would merge with and into CROP, with CROP surviving the CROP Merger. On April [•], 2021, the CRII Merger and the CROP Merger were completed. Information about the CRII Merger and the CROP Merger is included in our Current Report on Form 8-K dated February 1, 2021 and incorporated herein by reference.
Pending Mergers with CMRI and CMRII
On January 26, 2021, we entered into separate Merger Agreements to acquire each of CMRI and CMRII. The CMRI Merger and the CMRII Merger are stock-for-stock transactions whereby each of CMRI and CMRII will be merged into Merger Sub, our wholly owned subsidiary. The consummation of the CMRI Merger is not contingent upon the completion of the CMRII Merger, and the consummation of the CMRII Merger is not contingent upon the completion of the CMRI Merger. CMRI is externally managed by CMRI Asset Manager and CMRII is externally advised by CMRII Asset Manager. CMRI Asset Manager and CMRII Asset Manager are wholly owned subsidiaries of CCA, which is beneficially and majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen. See “The CMRI Merger Agreement” beginning on page 147 for more information about the CMRI Merger. Information about the CMRII Merger is included in our Current Report on Form 8-K dated February 1, 2021 and incorporated herein by reference.
Voting Agreement
Concurrently with the execution of the CRII Merger Agreement, CR Holdings, HT Holdings, Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin (collectively, the “Affiliated Security Holders”), as the beneficial holders (through voting and investment power with respect to their interests in trusts or other entities they own or control) of 50 shares of CRII’s voting common stock and of 2,034,378 CROP Common Units, entered into a voting agreement with CCI (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, the Affiliated Security Holders delivered an irrevocable proxy to CCI with respect to CRII’s voting common stock beneficially owned by them to vote in favor of or act by written consent to approve the CRII Merger. The shares of CRII’s voting common stock held by the Affiliated Security Holders represented 100% of the issued and outstanding voting common stock of CRII and therefore, they provided the required stockholder approval for the CRII Merger without the approval of any other stockholders of CRII.
In addition, the Affiliated Security Holders delivered an irrevocable proxy to CCI with respect to the CROP Common Units beneficially owned by them to vote in favor of or act by written consent to approve the CRII Merger, the CROP Merger and the CROP Partnership Agreement; provided that such vote would only occur following the vote in favor of the matters by holders of a majority of the outstanding CROP Common Units held by disinterested limited partners. The CROP Common Units held by the Affiliated Security Holders represented approximately 17% of the total outstanding CROP Common Units.
Second Amended and Restated Three-Party Agreement
Concurrently with the execution of the CRII Merger Agreement, we entered into the Second Amended and Restated Three-Party Agreement with CROP and our advisor to amend the obligation of our advisor to pay the organization and offering expenses relating to our initial public offering (the “Offering”) on our behalf as well as provide for the entry into the Amended and Restated Advisory Agreement upon the closing of the CRII Merger. Pursuant to the Second Amended and Restated Three-Party Agreement, organization and offering costs related to the Offering, with the exception of any costs associated with restructuring the terms of the Offering following the CRII Merger, would continue to be the obligation of our advisor until the Amended and Restated Advisory Agreement was executed. Pursuant to the Amended and Restated Advisory Agreement, our advisor is no longer obligated to pay the organization and offering expenses related to the Offering on our behalf except (i) as set forth in the Amended and Restated Advisory Agreement, which limits our organization and offering expenses to 15% of gross proceeds in the Offering, and (ii) that the deferred selling commission associated with our Class TX (formerly Class T) common shares sold in the Offering as currently structured will continue to be the obligation of our advisor.
CROP Partnership Agreement
In addition to the compensation payable and expenses reimbursed to our advisor pursuant to the Amended and Restated Advisory Agreement, our advisor (as the special limited partner) is entitled to receive a 12.5% promotional interest, subject to a 5% hurdle and certain limitations, under the terms of the CROP Partnership Agreement as described under “Summary of CROP Partnership Agreement—Performance Allocation” beginning on page 182.
Trademark License Agreement
We entered into a Trademark License Agreement with CROP and our advisor as of the closing of the CRII Merger. Pursuant to the Trademark License Agreement, we grant to our advisor a non-exclusive license under our rights in certain trademarks related to the Cottonwood name to use and display the trademarks solely for the purpose of our advisor performing services identified in the agreement. The Trademark License Agreement provides for the payment of compensation by our advisor to us for the use of the trademarks. The Trademark License Agreement is co-terminus with the Amended and Restated Advisory Agreement.
Reimbursement and Cost Sharing Agreement
As of the closing of the CRII Merger, Cottonwood Capital Management, Inc. (“Cottonwood Capital Management”), a wholly owned subsidiary of CROP, entered into a Reimbursement and Cost Sharing Agreement with CCA, which owns our advisor, whereby Cottonwood Capital Management will make available to CCA on an as-needed basis certain employees of Cottonwood Capital Management to the extent the employees are not otherwise occupied in providing services for CCI or its subsidiaries. The employees will remain employees of Cottonwood Capital Management, and Cottonwood Capital Management will be responsible for all wages, salaries and other employee benefits provided to such employees. In performing work for CCA, the employees may use office space and office supplies and equipment of Cottonwood Capital Management. CCA will reimburse Cottonwood Capital Management for CCA’s allocable share of all direct and indirect costs related to the employees, including wages, salaries and other employee benefits and allocable overhead expenses. CCA will reimburse Cottonwood Capital Management for CCA’s allocable costs on a quarterly basis. The Reimbursement and Cost Sharing Agreement will terminate on the earlier of (i) the one-year anniversary of the effective date of the agreement and (ii) the termination of the Amended and Restated Advisory Agreement. Thereafter, the Reimbursement and Cost Sharing Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. Cottonwood Capital Management may, at any time and upon 60 days’ prior written notice to CCA, cease to make its employees available to CCA.
CROP Tax Protection Agreement
Concurrently with the execution of the CRII Merger Agreement, CROP and HT Holdings entered into the CROP Tax Protection Agreement, which became effective as of the closing of the CROP Merger. Pursuant to the CROP Tax Protection Agreement, CROP agrees to indemnify the Protected Partners against certain tax consequences of a taxable transfer of all or any portion of the Protected Properties or any interest therein, subject to certain conditions and limitations. CROP’s tax obligations under the CROP Tax Protection Agreement will expire one day after the 10th anniversary of the effective date of the CROP Tax Protection Agreement, subject to certain limitations.
If CROP is required to indemnify a Protected Partner under the terms of the CROP Tax Protection Agreement, the sole right of such Protected Partner is to receive from CROP a payment in an amount equal to such Protected Partner’s tax liability using the highest U.S. federal income tax rate applicable to the character of the gain and state income tax rate in the state where the Protected Partner resides, such payment to be grossed up so that the net amount received after such gross-up is equal to the required payment. CROP will permit the Protected Partners to guarantee up to $50 million in the aggregate of CROP’s liabilities to avoid certain adverse tax consequences. Either CROP or the Protected Partners may elect to transfer assets or receive a distribution of assets equal to the net fair market value of the CROP units held by the Protected Partners in full liquidation and redemption of the CROP Units held by the Protected Partners. The Protected Partners will have the right to select the assets of CROP necessary to effectuate the in-kind redemption transaction, subject to certain limitations.
For purposes of the CROP Tax Protection Agreement:
“HT Holdings Units” refers to the limited partner interests in HT Holdings which were outstanding at the effective time of the CROP Merger.
“Permitted Transferee” refers to any person who holds HT Holdings Units and who acquired such HT Holdings Units from HT Holdings or another Permitted Transferee in a permitted disposition (generally includes transfers to family members, family trusts, beneficiaries of trusts and partners or members of entities), in which such person’s adjusted basis in such HT Holdings Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of HT Holdings (or such other Permitted Transferee) in such HT Holdings Units and who has notified CROP of its status as a Permitted Transferee, subject to certain conditions and limitations.
“Protected Partners” refers to HT Holdings and each Permitted Transferee.
“Protected Properties” refers to the properties owned by CROP on the effective date of the Tax Protection Agreement, including any and all replacement property received in exchange for all or any portion of the Protected Properties pursuant to Code Section 1031, Code Section 1033, any other Code provision that provides for the non-recognition of income or gain or any transaction pursuant to which the tax basis of such property is determined in whole or in part by reference to the tax basis of all or any portion of the Protected Properties.
Amended and Restated Promissory Note of CCA and CROP
CCA issued a $13 million promissory note payable to CROP dated January 1, 2021. The CCA Note has a 10-year term with an interest rate of 7%. The CCA Note requires monthly payments of interest only through June 30, 2021 and thereafter, monthly payments of principal and interest in the amount of $150,941.02. CCA may prepay the principal balance under the CCA Note, in whole or in part, with all interest then accrued, at any time, without premium or penalty.
The CCA Note will accelerate upon termination of the Amended and Restated Advisory Agreement to the extent of amounts then owed by CROP to our advisor thereunder. If such acceleration occurs and CROP holds the CCA Note at such time, then we may offset any termination payments payable to our advisor under the Amended and Restated Advisory Agreement by the accelerated portion of the CCA Note.
Prior to the consummation of the CROP Merger, the CCA Note was distributed by CROP to the holders of CROP’s participating partnership units of record immediately prior to the CROP Merger, including CRII. CRII subsequently distributed its share in the CCA Note to its common stockholders of record immediately prior to the CRII Merger (the “CCA Note Distribution”).
Offset Agreement
In connection with the CCA Note, our advisor and CROP entered into an Offset Agreement dated January 1, 2021, which provides that upon certain events related to the CCA Note, CROP will have the right to offset payments due to our advisor under the terms of the Amended and Restated Advisory Agreement. In particular, in the event CROP were to become obligated to pay any amounts to our advisor as a result of the termination of the Amended and Restated Advisory Agreement, then, until the CCA Note is paid in full, CROP has the right to assign all or a portion of the CCA Note to our advisor as payment for any amounts due from CROP to our advisor. The Offset Agreement terminates upon the earlier of (i) payment of the CCA Note in full and (ii) completion of the CCA Note Distribution. The CCA Note Distribution was effected prior to the closing of the CRII Merger and the Offset Agreement was terminated.
Allonge to the CCA Note
As a result of the termination of the Offset Agreement, CROP and CCA entered into an agreement (the “Allonge”) with the CROP unitholders and the CRII stockholders of record who received an in-kind distribution of the CCA Note in connection with the CCA Note Distribution. The Allonge provides for an offset arrangement similar to the Offset Agreement as described above, but modified to account for the fact that the CCA Note is held by the CROP unitholders and the CRII stockholders of record immediately prior to the CROP Merger and the CRII Merger.
Pre-Merger Transactions Completed by CRII and CROP Prior to the CRII Merger
Redemption of CRII’s Voting Common Stock. Prior to closing the CRII Merger, CRII, CROP and CR Holdings, the sole owner of CRII’s voting common stock, entered into a redemption agreement pursuant to which, immediately prior to the closing of the CRII Merger, CRII redeemed all of its outstanding shares of voting common stock held by CR Holdings in exchange for an in-kind distribution by CRII to CR Holdings of CROP’s then-current interest in CCA, the sole owner of CCI Advisor and CMRI Asset Manager. These transactions resulted in CROP and CRII divesting their complete interest in CCA to an entity beneficially and majority owned and controlled by Daniel Shaeffer, Chad Christensen and Gregg Christensen. As a result of these transactions, Daniel Shaeffer, Chad Christensen and Gregg Christensen currently beneficially own approximately 84.5% of CCA.
CROP Transactions. Prior to closing the CROP Merger (i) the CCA Note Distribution was completed, (ii) CROP issued 155,441 CROP Common Units to the members of CC Advisors Promote – Employee Investor, LLC and CC Advisors Promote – Incentive Grant Investor, LLC in exchange for all of the interests in each of those entities and (iii) CROP redeemed 306,584 CROP Common Units held by HT Holdings in exchange for $6.46 million of notes receivables payable to CROP, which relate to loans made to certain senior executives to fund their equity investments in CCA.
Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
Cottonwood Multifamily REIT I, Inc.
Set forth below is a description of the business of CMRI. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “CMRI,” “we,” “us” or “our” refer to Cottonwood Multifamily REIT I, Inc. and its consolidated subsidiaries. Certain statements regarding CMRI’s future operations and its plans for future business may not be applicable to the extent the CMRI Merger is completed.
Description of CMRI’s Business
CMRI was formed as a Maryland corporation on June 22, 2015 and has elected to be taxed as a REIT and to operate as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2016, and each year thereafter. We have invested directly or indirectly in multifamily apartment communities and multifamily real estate-related assets located in established cities throughout the United States and all of our investments have been made through joint ventures with CROP. We own our interests in our properties and conduct substantially all of our business through CMRI OP. As of December 31, 2020, we have acquired a 90% membership interest in three joint ventures formed by subsidiaries of CMRI OP and CROP. Each of our joint ventures acquired a Class A multifamily apartment community.
In May 2016, we commenced a private offering of up to $50,000,000 of our common stock that qualified as a “Tier 2” offering pursuant to Regulation A under the Securities Act. We completed our offering in April 2017, raising the full offering amount from approximately 1,300 investors. As of December 31, 2020, we have 4,904,045 outstanding shares of our common stock. We may pursue additional offerings at the discretion of our board of directors.
Real Estate Investments
As of December 31, 2020, we owned a 90% membership interest in three joint ventures we formed with subsidiaries of CROP. Each of our joint ventures acquired a Class A multifamily apartment community. As of December 31, 2020, our multifamily properties were 94.9% occupied.

The following table provides summary information regarding our properties as of December 31, 2020 (dollars in thousands):
Property Name(1)	Location	Purchase Date	Number of Units	Asset Value(2)	Secured Debt Outstanding(3)	Physical Occupancy Rate	Monthly Net Effective Rent
Alpha Mill	Charlotte, NC	08/03/2016	267	$65,500	$36,265	92.13%	$1,340
Cottonwood Westside	Atlanta, GA	08/03/2016	197	44,400	25,655	94.92%	1,430
The Marq Highland Park(4)	Tampa, FL	08/03/2016	239	54,300	32,260	97.91%	1,576
Total			703	$164,200	$94,180
(1)	CROP owns the remaining 10% interest in the property.
(2)	As of CRII’s most recently determined NAV as of December 31, 2019.
(3)	Secured Debt Outstanding is shown as if CMRI owned 100% of the asset.
(4)	Excludes the commercial data in units count and physical occupancy.
Investment Objectives and Strategy
We have invested directly or indirectly in multifamily apartment communities and multifamily real estate-related assets located in established cities throughout the United States and all of our investments have been made through joint ventures with CROP. If CROP declines to participate in any future investment that our board of directors has approved, we may acquire or participate in the investment directly.
Our primary investment objectives are to:
•	preserve, protect and return invested capital;
•	pay stable cash distributions to our stockholders; and
•	realize capital appreciation in the value of our investments over the long term.
There is no assurance that we will attain our investments objectives.
Our plan is to make investments in stabilized Class A multifamily apartment communities. We seek to acquire and actively manage income-producing properties, with the objective of providing a stable and secure source of income for our stockholders and maximizing potential returns upon disposition of our assets through capital appreciation or other strategic transactions. We primarily target properties that are located in major metropolitan areas in the western, southwestern and southeastern regions of the United States that have, in the opinion of our board of directors, attractive investment dynamics for property owners. We target properties that were constructed after 2000, however, we may invest in older properties if our board of directors determines that it is in our best interest.
In addition to investments in multifamily apartment communities, we may make mezzanine loans or preferred equity investments to or in entities that have been formed for the purpose of acquiring or developing multifamily apartment communities. We anticipate that the mezzanine loans may have no security, may be directly or indirectly secured by the applicable multifamily apartment community or may be structured so that we or the joint ventures have the right to foreclose on the ownership interests in the entity to which we are making the mezzanine loan. We anticipate that we will not have significant voting rights with respect to an entity in which we made a preferred equity investment.
Our board of directors may, in its sole discretion, approve an investment in a multifamily apartment community that does not satisfy the investment and diversification criteria described in this section if our board of directors determines that the multifamily apartment community otherwise satisfies our investment objectives.
Impact of COVID-19. One of the most significant risks and uncertainties facing us and the real estate industry generally continues to be the effect of the novel coronavirus (COVID-19) pandemic. The extent to which the COVID-19 pandemic impacts our results of operations or our overall value depends on future developments, which are highly uncertain and cannot be predicted with confidence. As a result of shutdowns, quarantines or actual viral health issues, some of the tenants at the multifamily apartment communities of the properties owned by our joint ventures have experienced job loss or reduced income and have or may be unable to make their rental payments. During the year ended December 31, 2020, our joint ventures have experienced a limited number of requests for rent deferrals. Our joint ventures have been and may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 pandemic. We have also seen some impact on our profitability as a result of waiving late fees and the suspension of evictions at the multifamily apartment communities of the properties owned by our joint ventures. In addition, during the COVID-19 pandemic, a homeless encampment developed in the vicinity of Alpha Mill. The camp was cleared in February 2021 (and has not returned as of the date of this proxy statement/prospectus) and does not appear to have caused damage to the property; however, the property experienced a 3% decrease in occupancy during 2020. It is not believed, nor is it possible to determine, that the decrease in occupancy was exclusively related to the homeless encampment. Other market forces, including new competition, and the effects of the COVID-19 pandemic are also likely to be causal factors. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value.
Multifamily Apartment Communities
We target multifamily apartment communities that meet the investment criteria and diversification criteria described below.
Investment Criteria. A multifamily apartment community with the following general characteristics (which may be modified by our board of directors in its sole discretion):
•	built after 2000 and completed or substantially completed as of the date acquired by our joint venture;
•	located in a primary market or a secondary market (see “Location and Markets—Primary Markets” and “Locations and Markets—Secondary Markets” below);
•	had an average occupancy of 85% during the 30-day period prior to the date the multifamily apartment community is placed under contract by our joint venture;
•	derives at least 75% of its projected stabilized net operating income from rental apartments;
•	requires no more than a $15,000,000 equity investment; and
•	is a single asset and not part of a multiple asset portfolio purchase, joint venture or partnership.
Diversification Criteria. A multifamily apartment community must not result in an expected permanent capital structure upon placement of debt financing that results in greater than:
•	$15,000,000 of our equity capital in our operating partnership being invested in a single multifamily apartment community in a primary market; or
•	$10,000,000 of our equity capital in our operating partnership being invested in a single multifamily apartment community in a secondary market.
Location and Markets
Primary Markets. We consider the following metropolitan areas to be primary markets:
•	Orlando, Florida
•	Atlanta, Georgia
•	Dallas, Texas
•	Houston, Texas
•	Phoenix, Arizona
•	Denver, Colorado
•	Salt Lake City, Utah
•	Miami, Florida
•	Portland, Oregon
•	Charlotte, North Carolina

•	Tampa, Florida
•	Nashville, Tennessee
•	Austin, Texas
Secondary Markets: We consider the following metropolitan areas to be secondary markets:
•	Raleigh, North Carolina
•	Durham, North Carolina
•	San Antonio, Texas
Investment Exclusivity and Priority for Investments made by CROP
Until at least 85% of the capital raised in our offering was identified for investment or invested, CROP was required to bring each multifamily apartment community that meets our investment and diversification criteria to us if our operating partnership had equity available to make the required equity investment in such multifamily apartment community. CROP could, but was not required to, present other potential investments to us including those that did not meet our criteria. All three of our properties were acquired through joint ventures with subsidiaries of CROP.
CROP and its affiliates are permitted to form additional entities, including, without limitation, additional real estate investment trusts, limited liability companies and limited partnerships (each a “competing entity”), which may have investment objectives that are similar to our operating partnership, so long as (i) our operating partnership had identified for investment or invested at least 85% of the capital raised pursuant to our offering and (ii) our offering had terminated. If we sell any of our multifamily apartment communities, CROP will present potential investment opportunities in multifamily apartment communities to us only after any competing entity has at least 85% of its available capital invested or identified for investment. In the event that any competing entity has available capital from the sale of any asset, priority will be given to either us or the competing entity based on the date of the earlier disposition date.
Investment Committee
We have established an investment committee that is charged with identifying and investigating potential investment opportunities for us. The investment committee analyzes and approves any investment to be made by us. The investment committee has seven committee members and is currently comprised of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Enzio Cassinis, Adam Larson, Susan Hallenberg and Paul Fredenberg. The investment committee may request information from third parties in making its recommendations.
Financing Strategy
We have financed the acquisition of our multifamily apartment communities with proceeds from our offering and loans obtained from third party lenders. We use moderate leverage to enhance total cash flow to our stockholders. We target an aggregate loan-to-value ratio for multifamily apartment communities we acquire of between 50% and 70%, based on the purchase price of the multifamily apartment community or the fair market value of the multifamily apartment community at the time that the financing is obtained; provided, however, that we may obtain financing that is less than or exceeds such loan-to-value ratio in the discretion of our board of directors if our board deems it to be in our best interest, or the best interest of our stockholders. We anticipate that all financing obtained to acquire multifamily apartment communities will be non-recourse to the joint ventures, our operating partnership and us. However, it is likely that at least one of the joint venture partners, which is anticipated to be CROP, but could also include us, will be required to enter into guaranties for the loans that relate to certain non-recourse carve-outs.
In connection with the acquisition of the properties, wholly owned subsidiaries of the joint ventures obtained a credit facility from Berkadia Commercial Mortgage, LLC under the Fannie Mae credit facility program (the “Fannie Mae facility”) pursuant to which advances secured against our properties were obtained. As of December 31, 2020, the amount outstanding under the Fannie Mae facility was $94,180,000 in the aggregate with $36,265,000, $25,655,000 and $32,260,000 allocated to Alpha Mill, Cottonwood Westside and The Marq Highland Park, respectively. Of this amount, $56,900,000 is a fixed rate portion which bears interest at a rate of 3.39% per annum. The remaining $37,280,000 is based on floating interest rates, of which $33,000,000 bears interest at a rate equal to

2.18% over the then-current 1-month LIBOR and the remaining $4,280,000 bears interest at a rate equal to 1.97% over the then-current 1-month LIBOR. The joint ventures have entered into interest rate cap agreements which provide that the highest interest rate charged on the $33,000,000 floating rate portion of the loan is 4.18% and the highest interest rate charged on the $4,280,000 floating rate portion of the loan is 4.47%.
CROP may, but is not obligated to, lend us money. The terms and conditions of any such loans will be determined by us and CROP, provided that the interest rate on any such loan will not exceed the 10-year Treasury rate plus 600 basis points.
Disposition and Liquidity Strategies
We anticipate holding and managing our investments until December 31, 2023, our expected termination date. The termination date may be extended by our board of directors in its discretion for two years, and thereafter, further extended for an additional two years with a majority vote of our stockholders. Board approval and stockholder approval of any such extension must occur at least three months before the scheduled termination date. If approvals for extension are not met, we will begin an orderly sale of our assets within a one-year period from the date the decision not to extend was made. The termination date may be accelerated in the sole discretion of our board of directors.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless we are dissolved pursuant to a vote of our stockholders and any other applicable statutory provisions. A “listing” means the commencement of trading of our common stock on any securities exchange registered as a national securities exchange, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our stockholders. A listing also will be deemed to occur on the effective date of a merger in which the consideration received by our stockholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our stockholders.
Joint Venture Investments
Our investment strategy anticipates that we will enter into joint ventures with CROP to acquire our properties. The joint ventures will be co-managed by our operating partnership and CROP which means that we will be dependent on CROP to make decisions with us regarding our investments. CROP will own at least a 10% interest in each joint venture, but its ownership may be greater in its sole discretion. As of December 31, 2020, all of our multifamily apartment communities have been acquired through joint ventures with subsidiaries of CROP and we own a 90% interest in each joint venture. If CROP acquires a tenant in common interest in a multifamily apartment community acquired by a joint venture, CROP’s obligation to make capital contributions will be reduced by the amount of equity used by CROP to acquire such tenant in common interest. To the extent that the tenant in common interest represents at least a 10% undivided interest in the multifamily apartment community, CROP will not be required to make any capital contributions to the applicable joint venture in exchange for its interest in such joint venture. We may acquire properties directly if CROP elects not to participate in a transaction which our board of directors has approved.
In exchange for CROP identifying investment opportunities for us, CC Advisors Promote, a wholly owned subsidiary of CROP as of the closing of the CRII Merger, is entitled to a promotional interest equal to 20% of the profits of each of our joint ventures after we receive an 8% cumulative, noncompounded annual return on our capital. Upon completion of the CMRI OP Merger, CROP will own 100% of our properties and the promotional interest held by CC Advisors Promote will be replaced by a performance participation to be held by CCI Advisor as the special limited partner of CROP, which will entitle CCI Advisor to receive a 12.5% promotional interest, subject to a 5% hurdle and certain limitations. See “Summary of CROP Partnership Agreement—Performance Allocation” beginning on page 182 for additional information about the performance participation that will be payable to CCI Advisor.

Investment Limitations to Avoid Registration as an Investment Company
We intend to conduct our operations so that neither we nor any of our subsidiaries, including our joint ventures, will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor CMRI OP are required to register as an investment company based on the following analysis. With respect to the 40% test, all of the joint ventures through which we and CMRI OP own or will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
With respect to the primarily engaged test, we and CMRI OP are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the joint ventures which are or will be majority-owned subsidiaries of CMRI OP, we and CMRI OP are primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of CMRI OP, including our joint ventures, fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company (or they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act). As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of our joint ventures relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, with substantially all of its remaining assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
Pursuant to the language of Section 3(c)(5)(C), we will treat an investment in real property as a qualifying real estate asset. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.
Employees and Economic Dependency
We have no employees. The employees of CMRI Asset Manager or its affiliates provide management, acquisition, disposition, advisory and certain administrative services for us. We are dependent on our asset manager for certain services that are essential to us, including the identification, evaluation, negotiation, acquisition, origination and disposition of investments, management of the daily operations of our investment portfolio, and other general and administrative responsibilities. In the event our asset manager is unable to provide such services, we will be required to obtain such services from other sources.

CROP co-manages our joint ventures. CCI Advisor provides certain advisory services to CROP relating to our properties and will continue to do so upon consummation of the CMRI Merger. Following the CRII Merger, property management services for our properties are performed by employees of CCI and they will continue to perform such services following consummation of the CMRI Merger.
Competition
The success of our investment portfolio depends, in part, on our ability to invest in multifamily apartment communities that provide attractive and stable returns. We face competition from various entities for investment opportunities in multifamily apartment community properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships and developers. Many of our competitors have greater financial resources, and a greater ability to borrow funds to acquire properties, than we do.
We face competition for tenants from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are located. This competition could increase the number of apartment units available and could decrease occupancy and unit rental rates. Further, multifamily apartment communities we acquire compete, or will compete, with numerous housing alternatives in attracting residents, including owner-occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner-occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. Competition from the foregoing sources could reduce occupancy levels and revenues at our multifamily apartment communities, which would adversely affect our operations.
Concentration of Credit Risk
The geographic concentration of our portfolio makes it particularly susceptible to adverse economic developments in the multifamily apartment community markets in which we own properties. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition from other apartment communities, decrease in demand for apartments or any other changes, could adversely affect our operating results and ability to make distributions to our stockholders.
Compliance with Federal, State and Local Environmental Laws
As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. We are not aware of any environmental liability that could have a material adverse effect on our financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of our properties, the activities of our residents and other environmental conditions of which we are unaware with respect to our properties could result in future environmental liabilities.
Legal Matters
From time to time, we are a party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition nor are we aware of any such legal proceedings contemplated by government agencies.
Governmental Regulations
Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.
We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which they or we do business or own property. The tax treatment of us, CMRI OP, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from our federal income tax treatment.
Stockholder Information
As of March 31, 2021, we had 4,904,045 shares of common stock issued and outstanding.

Market Information
No public market currently exists for our shares of common stock. Until our shares are listed, if ever, our stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase requirements. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them.
Distribution Information
We expect to continue to pay distributions on a monthly basis. The rate will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to our stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.
Generally, our policy is to make distributions from cash flow from operations. Because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings to fund our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to Combined Company’s Treatment as a REIT and to Holders of CCI Common Stock—Annual Distribution Requirements” beginning on page 136. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
The following table summarizes the distributions attributable to our common stock that were declared and paid, along with information about cash flow provided by (used in) operating activities during 2020.
	Distributions Declared	Distributions Declared Per Share(1)	Distributions Paid	Cash Provided By (Used In) Operating Activities
First Quarter 2020	$710,320	$0.14375	$710,830	$748,327
Second Quarter 2020	710,320	$0.14375	710,320	275,749
Third Quarter 2020	706,338	$0.14375	707,666	765,864
Fourth Quarter 2020	704,958	$0.14375	705,418	506,085
Total	$2,831,936		$2,834,234	$2,296,025
(1)	Assumes the share was issued and outstanding each day during the period presented.
Our net loss for the year ended December 31, 2020 was $2.6 million, and cash flows provided by operating activities were $2.3 million. We funded our total distributions paid for 2020 with $2,296,025 of cash provided by operating activities and the remainder from other sources including borrowings. Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments and the overall return to our stockholders may be reduced.

Directors and Executive Officers
We have provided below certain information about our executive officers and directors.
Name	Position(s)	Age*
Enzio Cassinis	Chief Executive Officer and President	43
Adam Larson	Chief Financial Officer	39
Susan Hallenberg	Chief Accounting Officer and Treasurer	53
Gregg Christensen	Chief Legal Officer and Secretary; Director	52
Paul Fredenberg	Chief Investment Officer	44
Daniel Shaeffer	Chairman of the Board of Directors; Director	50
Chad Christensen	Director	48
Kurt Wickman	Independent Director	50
*	As of March 31, 2021
For information about the persons listed above (other than Mr. Wickman), see “—Cottonwood Communities, Inc.—Directors and Executive Officers” beginning on page 64. Information about Mr. Wickham is below.
Kurt Wickham has served as an independent director of CMRI since April 2020. Mr. Wickham has served as the Vice President for West Nonpublic Holdings, the private equity and real estate investment vehicle for the Gary & Mary West family office, since 2015. Prior to joining the West organization, in 2009 Mr. Wickham co-founded boutique investment banking and mergers and acquisitions firm W Partners Group. From 2003 to 2009, Mr. Wickham was a Managing Director at Relational Advisors, where he focused on mergers and acquisitions and private placements of equity and debt capital. Prior to joining Relational Advisors, Mr. Wickham was a Vice President and cross-border specialist in the Global Mergers & Acquisitions Group of Credit Suisse in New York, where he was involved in complex cross-border transactions for publicly traded and large private multinational companies. Mr. Wickham began his career as a member of Ernst & Young’s M&A Advisory and an auditor with the accounting firm’s Consumer Products and Entrepreneurial Services groups based in Dallas and Chicago. Mr. Wickham received his Bachelor of Science, Accounting, Master of Accountancy and International Certificate from Brigham Young University.
Compensation of Executive Officers
We are externally managed by CMRI Asset Manager and do not have any paid employees. Our executive officers do not receive any compensation directly from us. Our executive officers are also officers and/or employees of, or hold an indirect ownership interest in, CMRI Asset Manager and/or its affiliates, and our executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “— Certain Transactions with Related Persons” below for a discussion of the fees paid to CMRI Asset Manager and its affiliates.
Compensation of Directors
If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our board of directors.
We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2020.
Name	Fees Earned or Paid in Cash in 2020	All Other Compensation	Total
Chad Christensen	$—	$—	$—
Gregg Christensen	—	—	—
Daniel Shaeffer	—	—	—
Kurt Wickham	35,000	—	35,000
Cash Compensation
We paid our independent director a retainer of $35,000 for his service as an independent director.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the CMRI Board.
Special Committee
The CMRI Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating and, if deemed appropriate by the CMRI Special Committee, negotiating the proposed CMRI Merger or any alternative extraordinary transaction. The sole member of the CMRI Special Committee is Kurt Wickham.
Security Ownership of Certain Beneficial Owners
The following table shows, as of March 31, 2021, the amount of our common stock beneficially owned (unless otherwise indicated) by: (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) the CMRI Board, (iii) our executive officers and (iv) all of the CMRI Board and executive officers as a group.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage
Enzio Cassinis, Chief Executive Officer and President	—	—
Adam Larson, Chief Financial Officer	—	—
Gregg Christensen, Chief Legal Officer and Secretary; Director	1,021(2)	*
Paul Fredenberg, Chief Investment Officer	—	—
Susan Hallenberg, Chief Accounting Officer and Treasurer	—	—
Daniel Shaeffer, Chairman of the Board of Directors and Director	1,021(2)	*
Chad Christensen, Director	1,021(2)	*
Kurt Wickham, Independent Director	—	—
All officers and directors as a group (eight persons)	1,021	*
*	Indicates less than 1% of the outstanding common stock.
(1)	The address of each named beneficial owner is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2)
CROP owns 1,021 shares of our common stock. Through entities they own and control, as of March 31, 2021, Gregg Christensen, Daniel Shaeffer and Chad Christensen had an ownership interest in CROP. In addition, they were three of the five directors that comprised the board of directors of CRII, the general partner of CROP, and as such they may be deemed to have had beneficial ownership of the shares held by CROP.

Director Independence
We currently have one independent director on our four-member board of directors. Our board of directors has established a special committee for purposes of evaluating the merger with CCI. In addition, although our shares are not listed for trading on any national securities exchange, we have determined that our independent director qualifies as “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has affirmatively determined that Mr. Wickham satisfies the New York Stock Exchange standards.
Policies and Procedures for Transactions with Related Persons
Prior to the appointment of Kurt Wickham to our board of directors to serve as an independent director in connection with the proposed CMRI Merger, our board of directors did not have any directors independent of management. In determining whether to approve or authorize a particular related party transaction, our board of directors will consider whether the transaction between CMRI and the related party is fair and reasonable to CMRI and has terms and conditions no less favorable to us than those available from unaffiliated third parties.
Certain Transactions with Related Persons
Set forth below is a description of the material transactions between our affiliates and us since 2019, as well as any currently proposed material transactions.

As further described below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. CCPM II is our sponsor, was our asset manager through February 28, 2019 and is our property manager. CCPM II is an indirect wholly owned subsidiary of CROP. Daniel Shaeffer, Chad Christensen and Gregg Christensen are our affiliated directors and were three of the five directors of CRII prior to the closing of the CRII Merger. Effective as of March 1, 2019, following the restructuring of the entity through which we receive our asset management services (as described in additional detail below under “— March 2019 Restructuring of Our Asset Manager”), CMRI Asset Manager has acted as our asset manager. CMRI Asset Manager is a wholly owned subsidiary of CCA, which is beneficially and majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen as of the closing of the CRII Merger.
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for our management and affairs.
Our Relationship with CMRI Asset Manager
Our asset manager provides asset management services to us with respect to managing, operating, directing and supervising our operations and administration. Among the services provided by our asset manager under the terms of our asset management agreement are the following:
•	performing and supervising our administrative functions either directly or through access to our asset manager’s employees or contractors;
•	selecting service providers and entering into service contracts for us and our properties;
•	performing due diligence and underwriting duties as required by our board of directors in connection with the acquisition or disposition of our investments;
•	monitoring and evaluating the performance of our investments and managing our relationships with our joint venture partners;
•	overseeing each property manager’s performance;
•	assisting us with respect to recommendations regarding capital improvements, payment and contestation of property and other taxes, and insurance policies for us and our joint ventures;
•	arranging for financing and refinancing of our properties;
•	providing cash management services for us; and
•	performing any other services reasonably requested by us.
Our asset manager is subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. We entered into an asset management agreement with our asset manager on July 17, 2017, which expires on December 31, 2023. Under the terms of the asset management agreement, we pay an asset management fee to our asset manager.
Asset Management Fee. Our asset manager receives an annual asset management fee, payable monthly, of 0.75% of the gross book value of our assets prior to establishment of the net asset value. Our asset manager will receive an annual asset management fee of 0.75% of our gross asset value thereafter. For the years ended December 31, 2020 and 2019, we incurred asset management fees of $1,107,920 and $1,054,006, respectively.
Our Relationship with Cottonwood Capital Property Management II, LLC
CCPM II, our asset manager and property manager through February 28, 2019 and our current property manager following the restructuring of our asset manager as described below, manages, operates and maintains our properties under the terms of property management agreements. A majority of our board of directors has approved the form of property management agreement with our property manager as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. Under the terms of the property management agreements, our property manager receives the following fees:
Property Management Fee. For property management services, our property manager receives a property management fee equal to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages for us. Our property manager is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. We incurred property management fees of $443,525 and $446,247 for the years ended December 31, 2020 and 2019, respectively.
Construction Management Fee. Our property manager will receive for its services in supervising any renovation or construction project in excess of $5,000 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended (including related professional services and any supervisory onsite personnel). Construction management fees paid to our property manager were not significant for the years ended December 31, 2020 and 2019.
In addition to the fees paid to our property manager under the property management agreements, our property manager is entitled to receive the following fees under the terms of the Property Management Three-Party Agreement dated March 1, 2019 among CMRI OP, CROP and our property manager.
Property Management Corporate Service Fee. Our property manager allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our property manager and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our property manager will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees paid to our property manager were not significant for the years ended December 31, 2020 and 2019.
Insurance Fee. A licensed insurance broker affiliated with our property manager receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for our multifamily apartment communities. Insurance fees were not significant for the years ended December 31, 2020 and 2019.
Following consummation of the CMRI Merger, property management for our properties will be performed by CCI’s employees.
Our Relationship with Cottonwood Communities Advisors Promote, LLC
CC Advisors Promote, a wholly owned subsidiary of CROP as of the closing of the CRII Merger, is entitled to a promotional interest equal to 20% of the profits of each of our joint ventures after CMRI OP receives an 8% cumulative, noncompounded annual return on its capital. Previously this promotional interest was held by certain subsidiaries of CROP that acted as managing members of each of our joint ventures. In connection with the restructuring of our asset manager, as described below, CROP’s subsidiaries assigned their promotional interests to CROP which subsequently assigned the promotional interests to CC Advisors Promote effective as of March 1, 2019. CROP’s subsidiaries were not required to make any capital contributions to our joint ventures to obtain the promotional interest.
Upon consummation of the CMRI OP Merger, CROP will own 100% of our properties and the promotional interest held by CC Advisors Promote will be replaced by a performance participation to be held by CCI Advisor as the special limited partner of CROP, which will entitle CCI Advisor to receive a 12.5% promotional interest, subject to a 5% hurdle and certain limitations. See “Summary of CROP Partnership Agreement—Performance Allocation” beginning on page 182 for additional information about the performance participation that will be payable to CCI Advisor.
March 2019 Restructuring of Our Asset Manager
On March 28, 2019, we entered into various amendments to existing agreements and new agreements with our asset manager and property manager, CCPM II, and its affiliates, as a result of the determination to restructure the ownership of the entity that provides our asset management services. Effective March 1, 2019, our asset management services are provided by CMRI Asset Manager. Our property management services continue to be provided by CCPM II under separate property management agreements entered into at the time we acquire a property. In addition, CC Advisors Promote holds the promotional interest in our joint ventures previously held by subsidiaries of CROP.
Loan from CCA
On April 20, 2020, we borrowed $579,000 from CCA, and we executed a promissory note payable to CCA for advances up to an aggregate principal amount of $1,000,000 with a maturity date of September 30, 2020. On June 30, 2020, we amended and restated the promissory note to increase the aggregate principal amount up to $1,400,000 and extend the maturity date to December 31, 2020. On December 30, 2020, we amended and restated the promissory note to increase the aggregate principal amount up to $2,000,000 and extend the maturity date to June 30, 2021. The unpaid principal on the note bears simple interest from the date of the advance at a rate of 6% per annum (or the maximum amount of interest allowed under the laws of the state of Utah, if less) and is unsecured. We may prepay the principal balance under the note, in whole or in part, with all interest then accrued, at any time, without premium or penalty. CCA may, upon written demand, require us to repay outstanding amounts under the note, in whole or in part, but only if funds are available from the net proceeds of our Fannie Mae credit facility. As of December 31, 2020, the outstanding principal balance on the note was $995,865 plus accrued interest of $35,111. Effective January 1, 2021, CCA assigned this note to CROP.
Pending Merger with CCI
Subject to the terms and conditions of the CMRI Merger Agreement, we will merge with and into Merger Sub with Merger Sub surviving the CMRI Merger, such that following the CMRI Merger, the Surviving Entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of the MGCL, the separate existence of CMRI will cease. CCI is externally advised by CCI Advisor. CCI Advisor is a wholly owned subsidiary of CCA and Daniel Shaeffer, Chad Christensen and Gregg Christensen currently beneficially owned approximately 84.5% of CCA.
Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
The Combined Company
The CRII Merger was completed on April [•], 2021 and CCI became the general partner of CROP. CMRI and CMRII share ownership in the properties in which they have invested through joint venture arrangements with CROP. As a result, upon consummation of the CMRI Merger and the CMRII Merger, the composition of the portfolio of the Combined Company and the Fully Combined Company, respectively, remains the same while the ownership interest in the properties held by CMRI and CMRII through joint ventures with CROP increases to 100%. As a result, information regarding the Combined Company and the Fully Combined Company is substantially similar.
In addition, the accounting treatment for these joint ventures differs for CROP and for CMRI and CMRII. Under GAAP, CROP consolidates the joint ventures on its financial statements, recording CMRI’s and CMRII’s ownership as noncontrolling interests. CMRI and CMRII record their investments in these joint ventures using the equity method of accounting on its financial statements. As a result of equity method accounting, certain financial information for CMRI or CMRII, such as operating metrics, may be presented differently in this proxy statement/prospectus than in the consolidated financial statements of CMRI and CMRII.
The information in this section pertains only in the event the CMRI Merger is consummated, while the CMRII Merger fails to be consummated. Such information will be inapplicable in the event that all of the Mergers are consummated.
In the event that the CMRI Merger is consummated, the resulting company will be the “Combined Company.” The Combined Company will retain the name “Cottonwood Communities, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Combined Company will own and operate a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets throughout the United States.
The Combined Company’s principal executive offices will continue to be located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.

The following table presents a summary of the Combined Company’s portfolio metrics, on a pro forma basis, upon consummation of the CMRI Merger, using data as of December 31, 2020:
Portfolio Statistics
Properties/States(1)	35 / 12
Average Effective Rent(2)	$1,367
Portfolio Occupancy(2)	95.0%
Average Age of Portfolio (years)(2)	19
Total Assets (in billions)(3)	$1.6
(1)	Includes ownership interests and structured interests.
(2)	Averages weighted by ownership percentage and unit counts by asset
(3)	Based on the Unaudited Pro Forma Condensed Consolidated Financial Information of the Combined Company beginning on page F-1.
The following table presents the Combined Company’s geographic diversification, on a pro forma basis, upon consummation of the CMRI Merger, using data as of December 31, 2020.
	Geographic Diversification
State	Number of Units(1)	%(1)	Gross Stabilized Property Revenues(2) (in millions)%
Texas	2,746	27.5%	$30.3	29.5%
Utah	1,716	17.2%	6.3	6.1%
Florida	1,047	10.5%	14.9	14.5%
North Carolina	958	9.6%	9.8	9.6%
Georgia	867	8.7%	14.7	14.3%
New York	534	5.4%	0.0	0.0%
Massachusetts	511	5.1%	9.1	8.9%
Tennessee	482	4.8%	9.0	8.7%
Alabama	320	3.2%	0.0	0.0%
California	285	2.9%	0.0	0.0%
Oregon	262	2.6%	4.5	4.4%
New Mexico	240	2.4%	4.0	3.9%
Total	9,968	100.0%	$102.7	100.0%
(1)	Includes stabilized properties, structured investments and development projects.
(2)	Gross Property Revenues for the year ended December 31, 2020 are shown based on the percent ownership interest of each of CCI, CRII and CMRI. Excludes structured investments and development projects.
The following table summarizes the Combined Company’s pro forma capital structure upon consummation of the CMRI Merger, using data as of December 31, 2020.
Capital Structure
Secured Debt	47.9%
Unsecured Notes	3.1%
Preferred Equity	11.0%
Common Equity	38.0%
Total	100.0%

Combined Company Portfolio Information
Immediately following the CMRI Merger (and in the event the CMRII Merger fails to be consummated), the Combined Company’s portfolio will be comprised of the properties listed in “—Cottonwood Communities, Inc.—Real Estate Investments” beginning on page 48 except that the Combined Company will own 100% of Alpha Mill, Cottonwood Westside and The Marq Highland Park, properties in which CMRI owns a 90% joint venture interest.
CCI and CMRI believe that the Combined Company will benefit from improved scale and operating efficiencies, enhanced geographic diversification and expanded access to capital to pursue potential accretive transactions. The Combined Company should also be better positioned for a liquidity event in the future.
Following consummation of the Mergers, management expects that the Combined Company will continue to implement CCI’s current investment strategy of acquiring, owning and operating a diverse portfolio of real estate investments, primarily in the multifamily sector located throughout the United States.
Management of the Combined Company
The persons who will serve as directors and executive officers of the Combined Company are listed above in the section entitled “—Cottonwood Communities, Inc.—Directors and Executive Officers” beginning on page 89.
The Fully Combined Company
The information in this section pertains in the event the CMRI Merger and the CMRII Merger are consummated. The Fully Combined Company will retain the name “Cottonwood Communities, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Fully Combined Company will continue to invest in and manage a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets throughout the United States.
The Fully Combined Company’s principal executive offices will continue to be located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
The Fully Combined Company’s portfolio metrics will be substantially similar to the Combined Company due to the joint ownership with CROP of the properties owned by CMRII through CMRII’s interest in the joint venture. The following table presents a summary of the Fully Combined Company’s portfolio metrics, on a pro forma basis, upon consummation of all of the Mergers, using data as of December 31, 2020:
Portfolio Statistics
Properties/States(1)	35 / 12
Average Effective Rent(2)	$1,377
Portfolio Occupancy(2)	94.9%
Average Age of Portfolio (years)(2)	18
Total Assets (in billions)(3)	$1.6
(1)	Includes ownership interests and structured interests.
(2)	Averages weighted by ownership percentage and unit counts by asset.
(3)	Based on the Unaudited Pro Forma Condensed Consolidated Financial Information of the Fully Combined Company beginning on page F-1.

The following table presents the Fully Combined Company’s geographic diversification, on a pro forma basis, upon consummation of all of the Mergers, using data as of December 31, 2020.
Geographic Diversification
State	Number of Units(1)	%(1)	Gross Stabilized Property Revenues(2) (in millions)%
Texas	2,746	27.5%	$30.3	33.2%
Utah	1,716	17.2%	6.3	5.7%
Florida	1,047	10.5%	14.9	13.4%
North Carolina	958	9.6%	14.9	13.4%
Georgia	867	8.7%	14.7	13.2%
New York	534	5.4%	0.0	0.0%
Massachusetts	511	5.1%	12.8	11.5%
Tennessee	482	4.8%	9.0	8.0%
Alabama	320	3.2%	0.0	0.0%
California	285	2.9%	0.0	0.0%
Oregon	262	2.6%	4.5	4.1%
New Mexico	240	2.4%	4.0	3.8%
Total	9,968	100.0%	$111.5	100.0%
(1)	Includes stabilized properties, structured investments and development projects.
(2)
Gross Property Revenues for the year ended December 31, 2020 are shown based on the percent ownership interest of each of CCI, CMRI, CRII and CMRII. Excludes structured investments and development projects. The following table summarizes the Fully Combined Company’s pro forma capital structure upon consummation of all of the Mergers, using data as of December 31, 2020.

Capital Structure
Secured Debt	47.9%
Unsecured Notes	3.1%
Preferred Equity	11.0%
Common Equity	38.0%
Total	100.0%
Fully Combined Company Portfolio Information
Immediately following consummation of all of the Mergers, the Fully Combined Company’s portfolio will collectively comprise the properties listed in “—Cottonwood Communities, Inc.—Real Estate Investments” beginning on page 48, except that the Fully Combined Company will own 100% of Alpha Mill, Cottonwood Westside and The Marq Highland Park, properties in which CMRI owns a 90% joint venture interest, and 100% of Heights at Meridian and Parc Westborough, properties in which CMRII owns a 90% joint venture interest and 64.35% combined tenant-in-common and joint venture interest, respectively.
Management of the Fully Combined Company
The persons who will serve as directors and executive officers of the Fully Combined Company are listed above in the section entitled “—Cottonwood Communities, Inc.—Directors and Executive Officers” beginning on page 64.

MATERIAL PROPERTIES
CCI Material Properties
As of December 31, 2020, CCI had two properties with rental revenue equal to or greater than 10% of its total revenue or a purchase price equal to or greater than 10% of its total assets.
The following table shows the key information of CCI’s material properties as of December 31, 2020:
Property	Location	Date Acquired	Number of Units	Total Purchase Price	Ownership %
Cottonwood West Palm	West Palm Beach, FL	05/30/2019	245	$63,923,500	100%
Cottonwood One Upland	Norwood, MA	03/19/2020	262	$103,600,000	100%
Average Occupancy and Average Rent
The average occupancy rate for the material properties as of and December 31, 2020, 2019 and 2018 was as follows:
	December 31,
Property	2020	2019	2018
Cottonwood West Palm	97.55%	92.20%	73.80% (1)
Cottonwood One Upland	93.10% (2)	89.88% (3)	88.10% (3)
(1)	Calculated using financial information provided by the seller, for 2018, the first year in which construction was completed and primarily including the property’s lease-up period.
(2)	Calculated using the last three quarters of 2020. Asset was purchased in March 2020.
(3)	Calculated using financial information provided by the seller.
The average monthly rent for the material properties as of December 31, 2020, 2019 and 2018 was as follows:
	December 31,
Property	2020	2019	2018
Cottonwood West Palm	$1,741	$1,741	$1,577 (1)
Cottonwood One Upland	$2,327 (2)	$2,380 (3)	$2,284 (3)
(1)	Calculated using financial information provided by the seller, for 2018, the first year in which construction was completed.
(2)	Calculated using the last three quarters of 2020. Asset was purchased in March 2020.
(3)	Calculated using financial information provided by the seller.
Depreciable Tax Basis
For U.S. federal income tax purposes, CCI depreciates personal property, land improvements, buildings and building improvements on a straight-line basis based upon an estimated useful life of 5, 20, 30 and 30 years, respectively. The depreciable basis in the material properties, as of December 31, 2020, is as follows:
Property	Depreciable Tax Basis*
Cottonwood West Palm	$57,360,875
Cottonwood One Upland	$89,648,688
*	Excluding Land

CMRI Material Properties
As of December 31, 2020, CMRI had three properties with rental revenue equal to or greater than 10% of its total revenue or a purchase price equal to or greater than 10% of its total assets.
The following table shows the key information of CMRI’s material properties as of December 31, 2020:
Property	Location	Date Acquired	Number of Units	Total Purchase Price	Ownership %
Alpha Mill	Charlotte, NC	08/03/2016	267	$51,925,000	90%
Cottonwood Westside	Atlanta, GA	08/03/2016	197	43,000,000	90%
The Marq Highland Park	Tampa, FL	08/03/2016	239	45,960,000	90%
Average Occupancy and Average Rent
The average occupancy rate for CMRI’s material properties as of December 31, 2020, 2019 and 2018 was as follows:
	December 31,
Property	2020	2019	2018
Alpha Mill	92.13%	94.38%	96.23%
Cottonwood Westside	94.92%	92.89%	96.43%
The Marq Highland Park	97.91%	94.98%	94.14%
The average monthly rent for the material properties as of December 31, 2020, 2019 and 2018 was as follows:
	December 31,
Property	2020	2019	2018
Alpha Mill	$1,387	$1,393	$1,329
Cottonwood Westside	$1,447	$1,464	$1,433
The Marq Highland Park	$1,549	$1,555	$1,525
Depreciable Tax Basis
For federal income tax purposes, CMRI depreciates buildings and building improvements on a straight-line basis based upon an estimated useful life of 30 and 30 years, respectively. CMRI depreciates cost segregation personal property and land improvements using the Modified Accelerated Cost Recovery System over five/seven years and 15 years, respectively. The depreciable basis in the material properties, as of December 31, 2020, is as follows:
Property	Depreciable Tax Basis
Alpha Mill	$40,804,908
Cottonwood Westside	34,229,467
The Marq Highland Park	41,191,913
*	Excluding Land

THE SPECIAL MEETING
This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the CMRI stockholders for use at the Special Meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to the CMRI stockholders on or about [•], 2021.
Date, Time, Place and Purpose of the Special Meeting
The Special Meeting will be held at the corporate offices of CMRI located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84105 commencing at [•] a.m. Mountain Time on [•], 2021.
Due to concerns relating to the public health impact of the COVID-19 pandemic and related travel, CMRI is taking precautions and planning for the possibility that the Special Meeting may be held at a different location or solely by means of remote communication (i.e., a virtual-only meeting) and with additional procedures to protect public health and safety. If CMRI determines to hold the Special Meeting in this manner, CMRI will announce its decision in advance and file a Current Report on Form 1-U with the SEC, which will include details on how to participate. CMRI encourages you to check the SEC’s website (www.sec.gov) prior to the Special Meeting if you plan to attend.
A virtual meeting will have no impact on the ability of the CMRI stockholders to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement/prospectus and instructed in the enclosed proxy card. We encourage you to vote your shares of CMRI Common Stock prior to the Special Meeting.
At the Special Meeting, holders of CMRI Common Stock will be asked to consider and vote upon the following proposals:
1.	a proposal to approve the CMRI Merger; and
2.
a proposal to adjourn the Special Meeting to solicit additional proxies in favor of the CMRI Merger Proposal if there are not sufficient votes to approve the CMRI Merger Proposal, if necessary and as determined by the chair of the Special Meeting.

CCI stockholders are not voting on the proposals to be voted on at the Special Meeting.
Recommendation of the CMRI Board of Directors
Based on the recommendation of the CMRI Special Committee of the CMRI Merger Proposal and the Adjournment Proposal set forth above, the CMRI Board unanimously recommends that the CMRI stockholders vote (i) FOR the CMRI Merger Proposal and (ii) FOR the Adjournment Proposal. For the reasons for these recommendations, see “The CMRI Merger—Recommendation of the CMRI Board and Its Reasons for the CMRI Merger” beginning on page 110.
Record Date; Who Can Vote at the Special Meeting
All holders of record of shares of CMRI Common Stock at the close of business on [•], 2021, the Record Date, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting.
Each share of CMRI Common Stock owned at the close of business on the Record Date is entitled to one vote on each proposal at the Special Meeting. As of the Record Date, there were 4,904,045 shares of CMRI Common Stock outstanding held by approximately 1,300 holders of record (which includes 1,021 shares of CMRI Common Stock held by CROP).
Required Vote; Quorum
Approval of the CMRI Merger Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on such proposal as of the close of business on the Record Date.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.

Regardless of the number of shares of CMRI Common Stock you own, your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.
The CMRI Bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the Special Meeting for purposes of determining whether a quorum is present.
No business may be conducted at the Special Meeting if a quorum is not present at the Special Meeting other than the proposal to adjourn the Special Meeting to solicit additional proxies. Pursuant to the CMRI Bylaws, the chair of the meeting may adjourn the Special Meeting to a later date, time and place announced at the meeting, whether or not a quorum is present and without a vote of stockholders.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes will be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will have the same effect as votes AGAINST the CMRI Merger Proposal. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.
Manner of Submitting Proxy
CMRI stockholders may vote for or against or abstain from voting on the proposals submitted at the Special Meeting in person or by proxy. CMRI stockholders can authorize a proxy in the following ways:
•	Internet. CMRI stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card.
•	Telephone. CMRI stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card.
•	Mail. CMRI stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the pre-addressed postage-paid envelope provided.
CMRI stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.
The Internet and telephone proxy submission procedures are designed to authenticate stockholders and allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.
The method by which record holders of CMRI Common Stock submit a proxy will in no way limit their right to vote at the Special Meeting if they later decide to attend and vote at the meeting in person. If shares of CMRI Common Stock are held in the name of a broker or other nominee, the CMRI stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at the Special Meeting.
All shares of CMRI Common Stock entitled to vote and represented by properly completed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting as instructed on the proxies. If the CMRI stockholders of record return properly executed proxies but do not indicate how their shares of CMRI Common Stock should be voted on a proposal, the shares of CMRI Common Stock represented by their properly executed proxy will be voted as the CMRI Board recommends and therefore, (i) FOR the CMRI Merger Proposal and (ii) FOR the Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of CMRI Common Stock will NOT be voted and will be considered broker non-votes. Abstentions and broker non-votes will have the same effect as a vote AGAINST the CMRI Merger Proposal.
Shares Held in “Street Name”
If the CMRI stockholders hold shares of CMRI Common Stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.
If the CMRI stockholders hold shares of CMRI Common Stock in an account of a broker or other nominee and attend the Special Meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of CMRI Common Stock and authorizing them to vote.

If the CMRI stockholders hold their shares of CMRI Common Stock in “street name” and they fail to provide their broker or other nominee with any instructions regarding how to vote their shares of CMRI Common Stock, their shares of CMRI Common Stock held by brokers and other nominees will NOT be voted and may NOT be present for purposes of determining a quorum.
Delivery and Householding of Proxy Materials
CMRI may give a single notice of the Special Meeting to all CMRI stockholders who share an address, which single notice will be effective as to any CMRI stockholder at such address, unless such CMRI stockholder has objected to receiving the single notice or has revoked a prior consent to receiving such single notice. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
If, at any time, a CMRI stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, such CMRI stockholder should notify CMRI by directing written notice to Broadridge, the proxy solicitor.
Revocation of Proxies or Voting Instructions
CMRI stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the Special Meeting by:
•	submitting notice in writing to CMRI’s Secretary, Gregg Christensen, at CMRI’s offices located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106;
•	executing and delivering a later-dated, properly executed proxy card or submitting a later-dated proxy by telephone or on the Internet;
•	submitting another proxy via the Internet or by telephone; or
•	voting in person at the Special Meeting.
Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting. CMRI stockholders who hold shares of CMRI Common Stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from the CMRI stockholders is made on behalf of the CMRI Board. CMRI will pay the cost of soliciting proxies from the CMRI stockholders. CMRI has contracted with Broadridge Financial Solutions, Inc. to assist CMRI in the distribution of proxy materials and the solicitation of proxies. CMRI expects to pay Broadridge fees of approximately $115,200 to solicit and distribute proxies, which includes estimated postage of $60,000, plus other fees and expenses for other services related to this proxy solicitation, including, but not limited to, the review of proxy materials.
In accordance with the regulations of the SEC, CMRI also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of CMRI Common Stock.
Adjournment Proposal
In addition to the approval of the CMRI Merger Proposal, the CMRI stockholders are also being asked to approve a proposal to adjourn the Special Meeting to another date, time or place to solicit additional proxies in favor of the approval of the CMRI Merger Proposal, if necessary and as determined by the chair of the Special Meeting. If this proposal is approved, the Special Meeting could be successively adjourned to any date not more than 120 days after the Record Date.
If the Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, the CMRI stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned Special Meeting.

Dissenting Stockholders
No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL will be available to holders of shares of CMRI Common Stock with respect to the CMRI Merger.
Assistance
If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Special Meeting, please call CMRI’s proxy solicitor, Broadridge, at (855) 200-8032.

PROPOSALS SUBMITTED TO THE CMRI STOCKHOLDERS
The CMRI Merger Proposal
(Proposal 1 on the CMRI Proxy Card)
CMRI stockholders are asked to consider and vote on a proposal to approve the CMRI Merger. For a summary and detailed information regarding this proposal, see the information about the CMRI Merger and the CMRI Merger Agreement throughout this proxy statement/prospectus, including the information set forth in the sections entitled “The CMRI Merger” beginning on page 104 and “The CMRI Merger Agreement” beginning on page 147. A copy of the CMRI Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Pursuant to the CMRI Merger Agreement, approval of the CMRI Merger Proposal is a condition to the consummation of the CMRI Merger. If this proposal is not approved, the CMRI Merger will not be completed.
CMRI is requesting that the CMRI stockholders approve the CMRI Merger. Approval of this proposal requires the affirmative vote of a majority of the votes entitled to be cast on such proposal as of the close of business on the Record Date.
Recommendation of the CMRI Board
The CMRI Board recommends that the CMRI stockholders vote FOR the CMRI Merger Proposal.
The CMRI Adjournment Proposal
(Proposal 2 on the CMRI Proxy Card)
CMRI stockholders are asked to consider and vote on a proposal to approve one or more adjournments of the Special Meeting to another date, time or place to solicit additional proxies in favor of the approval of the CMRI Merger Proposal, if necessary and as determined by the chair of the Special Meeting.
Approval of this proposal requires the affirmative vote of a majority of all votes cast at the Special Meeting.
If, at the Special Meeting, the number of shares of CMRI Common Stock present in person or represented by proxy and voting in favor of the approval of the CMRI Merger Proposal is insufficient to approve such proposal, CMRI intends to move to adjourn the Special Meeting in order to enable the CMRI Board to solicit additional proxies for approval of the CMRI Merger Proposal.
The Special Meeting may not be postponed or adjourned to a date that is more than 30 days after the date for which the Special Meeting was originally scheduled or more than 120 days from the Record Date for the Special Meeting.
CMRI retains full authority to the extent it is set forth in its bylaws and Maryland law to adjourn the Special Meeting, or to postpone the Special Meeting before it is convened, without the approval of any stockholder.
Recommendation of the CMRI Board
The CMRI Board recommends that the CMRI stockholders vote FOR the Adjournment Proposal.
Other Business
As of the date of this proxy statement/prospectus, CMRI does not intend to bring any other matters before the Special Meeting, and CMRI does not know of any matters to be presented for consideration at the Special Meeting which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders. In accordance with the CMRI Bylaws and Maryland law, business transacted at the Special Meeting will be limited to those matters set forth in such notice.

THE CMRI MERGER
The following is a description of the material aspects of the CMRI Merger. While CCI and CMRI believe that the following description covers the material terms of the CMRI Merger, the description may not contain all of the information that is important to the CMRI stockholders. CCI and CMRI encourage the CMRI stockholders to carefully read this entire proxy statement/prospectus, including the CMRI Merger Agreement and the other documents attached to this proxy statement/prospectus, for a more complete understanding of the CMRI Merger.
General
Based upon the recommendation of the CMRI Special Committee, the CMRI Board has unanimously declared advisable, and has unanimously approved, the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement, based on, among other factors, the reasons described below under “—Recommendation of the CMRI Board and Its Reasons for the CMRI Merger.”
In the CMRI Merger, CMRI will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Entity. In the CMRI OP Merger, CMRI OP will merge with and into CROP, with CROP continuing as the surviving partnership. The CMRI stockholders will receive the Merger Consideration described under “The CMRI Merger Agreement—Consideration to be Received in the CMRI Merger and the CMRI OP Merger.”
Background of the CMRI Merger
The following chronology summarizes the key meetings and events that led to the signing of the CMRI Merger Agreement. The following chronology does not purport to catalogue every conversation among the CMRI Board, the CMRI Special Committee or CMRI representatives, or the CCI Board, the CCI Special Committee or CCI representatives, and other parties.
The CMRI Board periodically reviews, with the assistance of financial and legal advisors, and, when advisable, revises its long-term strategy and objectives in light of developments in real estate markets, capital market conditions and its business and capabilities. As part of such reviews, CMRI considers various potential strategic alternatives with the goal of maximizing stockholder value, including potential acquisitions, dispositions and business combination transactions.
Beginning in March 2020, the CCI Board, the CMRI Board and the boards of directors of CRII and CMRII began discussing, in general terms, the possibility of an extraordinary transaction involving CCI, CRII, CMRI and CMRII. The respective management teams discussed the appropriateness of forming a special committee of independent and disinterested directors of each company to evaluate a possible combination involving CCI, CRII, CMRI and CMRII. After discussion at their respective meetings, each of the boards of directors identified one or more independent and disinterested directors who could be considered for a special committee of that board of directors for purposes of evaluating the proposed combination, with the CMRI Board identifying the sole independent director, Kurt Wickham, as the potential member of a CMRI Special Committee.
On April 2, 2020, Gregg Christensen, Chief Legal Officer of CCI, contacted representatives of Snell & Wilmer L.L.P. (“Snell & Wilmer”) to inquire as to their interest and availability in representing either CMRI or CMRII in the potential transaction.
On April 6, 2020, Mr. Wickham, as the prospective member of the CMRI Special Committee, held a telephonic meeting with representatives of CMRI management and representatives of Snell & Wilmer to discuss the organization and formation of a special committee and the engagement of Snell & Wilmer as the outside legal advisor to the CMRI Special Committee.
On April 9, 2020, CMRI formally engaged Snell & Wilmer as its outside legal advisor to represent the CMRI Special Committee.
By unanimous written consent dated April 10, 2020, the CMRI Board formed the CMRI Special Committee, consisting of Mr. Wickham, who is an independent and disinterested member of the CMRI Board, for purposes of (i) exploring a potential merger with CCI and CMRII and (ii) selecting and retaining legal and financial advisors.

Between April 20, 2020, and May 26, 2020, the CMRI Special Committee interviewed three potential financial advisors, including representatives of CBRE Capital Advisors, Inc. (“CBRE Capital”), to serve as the financial advisor to the CMRI Special Committee in connection with the potential transaction. On July 9, 2020, the CMRI Special Committee formally engaged CBRE Capital as its financial advisor in connection with the potential transaction.
On July 15, 2020, each of CCI, CRII, CMRI and CMRII entered into a reciprocal confidentiality agreement, which included customary restrictions on the use and disclosure of confidential information.
On July 16, 2020, Enzio Cassinis, President of CCI, sent an email to officers and directors and outside advisors of each of CCI, CRII, CMRI and CMRII which included a preliminary merger structure chart and granted all parties access to a transaction data room containing, among other things, a financial model of the proposed transaction. The financial model included proposed exchange ratios reflective of the relative values of the companies, which values were based in part on broker opinions of value obtained as of June 30, 2020. The financial model also assumed certain compensation arrangements between the Fully Combined Company and CCI Advisor and the issuance of approximately $5 million of time-based LTIP units by CCOP to the owners of the voting stock of CRII (who are affiliates of CMRI) upon closing of the proposed transaction.
On August 20, 2020, the CMRI Special Committee and representatives of CBRE Capital discussed the rights of first refusal contained in each of the three joint venture agreements related to the joint ventures formed by subsidiaries of CMRI OP and CROP, and any potential chilling effect such rights of first refusal might have in the event CMRI procured a “go shop” provision in connection with a potential transaction, along with a number of other factors including the partial ownership of the properties by CMRI through the joint venture structure.
On September 10, 2020, representatives of Snell & Wilmer received from representatives of DLA Piper LLP (US) (“DLA Piper”), counsel to the CCI Special Committee, a non-binding term sheet proposing a business combination involving CCI, CCOP, CMRI and CMRI OP in a stock-for-stock merger transaction at a fixed exchange ratio of 1.161 shares of CCI Common Stock per one share of CMRI Common Stock. The initial draft term sheet also contained a no-shop provision (preventing CMRI from soliciting alternative acquisition proposals from third parties) and a termination fee payable by CMRI under certain circumstances in the amount of 4% of the equity value of CMRI, plus third-party expenses of CCI in pursuit of the CMRI Merger.
In the term sheet, CCI confirmed that it was also pursuing (i) the acquisition by merger of CRII and a related business combination involving the merger of CCOP into CROP and (ii) the acquisition of CMRII effected in a manner similar to the proposed merger involving CMRI. The term sheet also stated that the proposed transaction with CMRI would not be conditioned on the consummation of any of such other merger transactions. The term sheet also included a comparison of the post-merger advisory fees proposed by CCI Advisor to the then-effective advisory fee structure.
The term sheet conditioned the proposed transaction on (i) approval of the CMRI Merger by the CCI Special Committee and the CCI Board, (ii) approval of the CMRI Merger by the CMRI Special Committee and the CMRI Board, (iii) approval of the CMRI Merger by the holders of a majority of the outstanding shares of CMRI Common Stock, (iv) receipt or waiver of certain third-party consents, (v) compliance with representations, warranties and covenants, (vi) receipt of REIT opinions from CCI counsel regarding the REIT status of CCI and CMRI and receipt of a 368(a) tax opinion from CCI counsel to CCI, (vii) receipt of a 368(a) tax opinion from CMRI counsel to CMRI (with language permitting CCI to rely on the opinion) and (viii) no material adverse change in CCI or CMRI.
The term sheet contemplated that (i) the parties would agree to negotiate exclusively for a period of 30 calendar days, (ii) immediately prior to the proposed business combination between CCI and CRII/CROP, CROP would enter into certain pre-merger transactions, including the issuance by CROP (rather than CCOP) of approximately $5 million of time-based LTIP awards to the owners of the outstanding voting shares of common stock of CRII, and (iii) CRII would redeem its outstanding voting shares of common stock in exchange for CROP’s interest in CCA such that CCI and CROP would be externally advised after consummation of the Mergers.
On September 15, 2020, representatives of Snell & Wilmer sent a draft markup of the term sheet to the CMRI Special Committee and representatives of CBRE Capital. Later that day, the CMRI Special Committee held a telephonic meeting with representatives of Snell & Wilmer and representatives of CBRE Capital to discuss the term sheet and the proposed markup. Among other things, representatives of CBRE Capital identified that the proposed exchange ratio of 1.161x differed from the exchange ratio implied by the broker opinions of value with respect to the valuation of the assets of each company, and the participants agreed that representatives of CBRE Capital would contact Stanger & Co. (“Stanger”), the financial advisor to the CCI Special Committee, to discuss the rationale for such discrepancy. The CMRI Special Committee, representatives of Snell & Wilmer and representatives of CBRE Capital also discussed any potential value of procuring a “go shop” provision, particularly in light of the rights of first refusal and other factors discussed above.
On September 18, 2020, the CMRI Special Committee participated in a telephone call with representatives of CCI in which the CMRI Special Committee requested a waiver of its confidentiality agreement to enable the CMRI Special Committee and its representatives to communicate with the special committee of CMRII (the “CMRII Special Committee”) and its representatives regarding the terms of the proposed transaction. CCI granted the requested waiver.
Later on September 18, 2020, representatives of Snell & Wilmer participated in a telephone call with representatives of Stoel Rives LLP, counsel to the CMRII Special Committee (“Stoel Rives”). Both firms agreed on the need to engage Maryland counsel to advise the CMRI Special Committee and the CMRII Special Committee of their fiduciary duties in connection with the Mergers. They also discussed whether and to what extent procuring a “go shop” provision would be beneficial for their respective clients, and agreed to share their respective draft markups of term sheets prior to remitting an initial markup of the term sheet for their respective clients to representatives of DLA Piper. Following that call, representatives of Snell & Wilmer sent their current draft markup of the CMRI term sheet to representatives of Stoel Rives. On September 21, 2020, representatives of Stoel Rives sent their current draft markup of the CMRII term sheet to representatives of Snell & Wilmer. Later that day, representatives of Snell & Wilmer sent a revised draft of the CMRI term sheet to the CMRI Special Committee and representatives of CBRE Capital.
On September 22, 2020, representatives of Snell & Wilmer contacted Venable LLP (“Venable”), who had previously been in discussions with representatives of Stoel Rives about the possibility of representing the CMRII Special Committee, about the possibility of serving as Maryland counsel to both the CMRII Special Committee and the CMRI Special Committee.
On September 22, 2020, representatives of Snell & Wilmer sent to representatives of DLA Piper a markup of the draft CMRI term sheet providing for a combination of CCI and CMRI that, among other things, included the following: (i) a comment that the proposed 1.161x exchange ratio was under further consideration and subject to further due diligence and inquiring about the difference from the exchange ratio implied by the broker opinions of value, (ii) a provision calling for the waiver by the 10% minority owners under the joint venture agreements of such minority owners’ rights of first refusal thereunder, (iii) a 45-day “go shop” provision and (iv) elimination of the termination fee contained in the initial draft of the CMRI term sheet. In the revised CMRI term sheet, the CMRI Special Committee reserved the right to provide comments at a later date on the proposed advisory fee structure pending the CMRI Special Committee’s further due diligence.
On September 23, 2020, representatives of DLA Piper sent multiple emails to representatives of Snell & Wilmer inquiring about certain edits made to the CMRI term sheet, including the edits relating to (i) the waiver of the rights of first refusal under the joint venture agreements, and (ii) the elimination of the termination fee. On September 24, 2020, the CMRI Special Committee and a representative of CCI participated in a telephone call to discuss the CMRI Special Committee’s rationale for various of its edits to the CMRI term sheet.
On September 24, 2020, representatives of DLA Piper sent representatives of Snell & Wilmer a revised draft of the CMRI term sheet. Due to technical difficulties, that draft was not received and distributed to the CMRI Special Committee and representatives of CBRE Capital until September 27, 2020. While the revised term sheet noted that the issue of the exchange ratio remained open, it did reinstate a termination fee in the amount of 3% under certain circumstances, and 1.5% (plus third-party expenses of CCI in pursuit of the Merger) under other circumstances.
On September 25, 2020, the CMRI Special Committee and representatives of CBRE Capital participated in a telephone call to discuss the exchange ratio for the transaction. On September 26, 2020, representatives of Snell & Wilmer sent an email to representatives of DLA Piper in follow up to the markup of the CMRI term sheet previously sent by representatives of Snell & Wilmer on September 22, 2020. Representatives of Snell & Wilmer explained, on behalf of the CMRI Special Committee, that after further analysis of updated operating metrics for CMRI and CCI, the CMRI Special Committee did not see any material relative differences in the performance of the CMRI and CCI portfolios that would justify a decrease in the exchange ratio from 1.190x (the ratio that would be implied from the broker opinions of value) to the 1.161x exchange ratio referenced in the initial draft of the CMRI term sheet. In summary, representatives of Snell & Wilmer indicated that the prior markup of the term sheet should be viewed as requesting an exchange ratio of 1.190x to align with the broker opinions of value and the previously distributed financial models for the transaction.
On September 28, 2020, representatives of DLA Piper sent representatives of Snell & Wilmer a slightly revised draft of the CMRI term sheet making revisions to the section of the CMRI term sheet related to the requirement that CCI procure a customary six-year directors and officers insurance tail policy in light of the fact that CMRI and CCI already shared a directors and officers insurance program and that the insurers had agreed to waive any change in control provisions surrounding the proposed transaction.
On September 30, 2020, the CMRI Special Committee, representatives of Snell & Wilmer and representatives of CBRE Capital met to discuss the revised draft of the CMRI term sheet. The participants determined that as between (i) procuring a “go shop” provision and seeking a waiver of the rights of first refusal and (ii) procuring an increase in the exchange ratio, the priority in negotiations should focus on procuring an increase in the exchange ratio given the nature of the CMRI portfolio and the probability that a superior proposal would emerge following a “go shop” process.
Later that day, Stoel Rives, who had revised the CMRII term sheet to also reflect a waiver of the rights of first refusal contained in joint venture agreements of CMRII OP and CROP, relayed to representatives of Snell & Wilmer that CCI suggested that Stoel Rives address that request for the waiver to Goodwin Procter LLP, counsel to the special committee of CRII (“Goodwin”). Representatives of Stoel Rives informed representatives of Snell & Wilmer that they had such a discussion, and based on that discussion, it was apparent that CROP would not be inclined to grant such a waiver.
Also on September 30, 2020, representatives of CBRE Capital participated in a telephone call with Stanger to discuss the exchange ratio and other items related to the CMRI term sheet.
On October 1, 2020, representatives of Snell & Wilmer sent a revised draft of the CMRI term sheet to representatives of DLA Piper which, among other things, proposed an increase in the exchange ratio from 1.161x to 1.190x. The revised draft continued to include a “go shop” provision and a waiver of the rights of first refusal contained in the joint venture agreements.
On October 2, 2020, representatives of CBRE Capital participated in a telephone call with Stanger to discuss open items in the term sheet. Following that call, representatives of CBRE Capital communicated to the CMRI Special Committee and representatives of Snell & Wilmer that CBRE Capital believed CCI would agree to an increase of the exchange ratio from 1.161x to 1.175x in exchange for the CMRI Special Committee dropping its request for a “go shop” process and a waiver of the rights of first refusal contained in the joint venture agreements.
On October 3, 2020, representatives of Snell & Wilmer sent a revised draft of the CMRI term sheet to representatives of DLA Piper which proposed an exchange ratio of 1.175x and eliminated the “go shop” provision and the waiver of the rights of first refusal contained in the joint venture agreements.
On October 5, 2020, representatives of DLA Piper sent a revised draft of the CMRI term sheet to representatives of Snell & Wilmer accepting Snell & Wilmer’s previous changes to the CMRI term sheet and proposing one additional change relating to the inclusion of an expense reimbursement provision in addition to the termination fee. Representatives of DLA Piper also delivered to representatives of Snell & Wilmer a proposed draft of an exclusivity agreement providing for an exclusive negotiation period of 30 days relating to the proposed transaction.
On October 10, 2020, representatives of Snell & Wilmer sent a revised draft of the exclusivity agreement to representatives of DLA Piper. On October 13, 2020, representatives of DLA Piper indicated CCI’s acceptance of those revisions and noted that the only remaining item was agreement on the post-merger advisory fees proposed by CCI Advisor.
On October 21, 2020, representatives of DLA Piper delivered to representatives of Snell & Wilmer a draft of a revised advisory compensation schedule evidencing the post-merger advisory fees that CCI was proposing to pay to CCI Advisor. Between October 21, 2020, and November 20, 2020, there were no substantive negotiations between the CMRI Special Committee and CCI as CCI informed the CMRI Special Committee that it was continuing to negotiate the terms of the other Mergers.

On October 23, 2020, officers of CCI Advisor, who are also officers of CMRI, relayed CCI Advisor’s position with respect to CCI’s proposed post-merger advisory compensation to representatives of the legal and financial advisors of the CCI Special Committee. Among other things, the officers indicated that (i) CCI Advisor required an asset management fee of 1.5% of net asset value, (ii) CCI Advisor agreed to eliminate the proposed disposition fee, (iii) CCI Advisor required that CCI bear the personnel costs of certain of CCI’s officers and (iv) CCI Advisor required payment of approximately $21 million in connection with a termination or non-renewal of the advisory agreement by CCI (other than for cause).
Immediately following a meeting of the CCI Special Committee on October 27, 2020, representatives of the legal and financial advisors of the CCI Special Committee relayed the position of the CCI Special Committee with respect to proposed advisory compensation terms, noting agreement with respect to the approximately $21 million payment upon termination of the advisory agreement but continuing to push back on the annual asset management fee proposal as well as with respect to aspects of the responsibility for certain CCI officer compensation.
On October 29, 2020, officers of CCI, who are also officers of CMRI, joined a meeting of the CCI Special Committee. The officers indicated that CCI Advisor was unwilling to make further concessions with respect to the proposed post-merger advisory compensation terms.
On November 12, 2020, the CMRI Special Committee engaged Venable as special counsel on Maryland legal issues.
On November 19, 2020, members of HT Holdings (who are affiliates of CMRI) provided CRII with the proposed terms of a tax protection agreement to be entered into between CROP and HT Holdings. (The parties continued to negotiate the terms of the tax protection agreement throughout November and December 2020, with CCI joining those negotiations in December.)
On November 20, 2020, representatives of DLA Piper informed representatives of Snell & Wilmer that given the open issues regarding the post-merger advisory compensation terms and matters related to a proposed tax protection agreement that was being negotiated between CROP and HT Holdings, it was still premature to enter into an exclusivity agreement. Nonetheless, in the interest of advancing discussions, representatives of DLA Piper delivered to representatives of Snell & Wilmer an initial draft of the CMRI Merger Agreement providing for a combination of CCI and CMRI. The initial draft of the CMRI Merger Agreement contained terms substantially similar to those agreed to in the term sheet negotiated between the parties.
On November 30, 2020, representatives of DLA Piper sent to representatives of Snell & Wilmer additional proposed changes to the exclusivity agreement. On December 11, 2020, representatives of DLA Piper sent to representatives of Snell & Wilmer a term sheet of the proposed tax protection agreement being negotiated between CROP and HT Holdings. On December 17, 2020, representatives of DLA Piper sent to representatives of Snell & Wilmer additional changes to the CMRI term sheet, in part to reflect the final terms of the exchange ratios in the other Mergers.
On December 23, 2020, representatives of Snell & Wilmer sent to representatives of DLA Piper a revised draft of the proposed CMRI Merger Agreement.
On December 24, 2020, CMRI and CCI executed the exclusivity agreement pursuant to which the parties agreed to an exclusive negotiation period of 30 days relating to the proposed business combination of CCI and CMRI.
Between December 28, 2020, and January 15, 2021, representatives of Snell & Wilmer and representatives of DLA Piper exchanged drafts of the CMRI Merger Agreement to finalize the remaining open issues, including (i) CMRI’s consent rights in connection with any amendments to the terms of the other Mergers, (ii) the parties’ responsibility for certain fees and expenses, (iii) the scope of the representations and warranties and (iv) certain operating covenants of the parties between signing and closing of the CMRI Merger.
On December 29, 2020, the CMRI Special Committee met telephonically with representatives of CBRE Capital, representatives of Snell & Wilmer and representatives of Venable. At this meeting, representatives of CBRE Capital reviewed with the CMRI Special Committee its financial analysis of the proposed business combination. At this meeting, representatives of CBRE Capital orally rendered CBRE Capital’s opinion to the CMRI Special Committee (which oral opinion was subsequently confirmed in writing by delivery of CBRE Capital’s written opinion addressed to the CMRI Special Committee dated December 29, 2020 (the “Opinion”)) to the effect that, as of such date and subject to the matters considered and the assumptions, limitations, qualifications and conditions set forth in the

Opinion, the consideration to be received by the holders of CMRI Common Stock was fair, from a financial point of view, to the holders of CMRI Common Stock. See “—Opinion of CMRI Special Committee’s Financial Advisor” beginning on page 115. A representative of Snell & Wilmer reviewed with the CMRI Special Committee the terms of the CMRI Merger Agreement and related transaction documents. In addition, a representative from Venable reviewed with the CMRI Special Committee the legal standards, including fiduciary obligations, applicable to their consideration of the proposed business combination with CCI.
On January 3, 2021, representatives of DLA Piper sent to representatives of Snell & Wilmer a proposed draft of the advisory agreement among CCI, CROP and CCI Advisor, which reflected a reduction in the proposed advisory fees from those proposed by CCI Advisor and delivered with the initial draft of the CMRI term sheet. Representatives of DLA Piper thereafter sent representatives of Snell & Wilmer multiple further revised drafts of the proposed advisory agreement to reflect additional changes negotiated with CROP and CCI Advisor.
On January 22, 2021, the CMRI Special Committee met telephonically with representatives of CBRE Capital and representatives of Snell & Wilmer. At this meeting, representatives of CBRE Capital orally updated CBRE Capital’s review of certain matters referred to in the Opinion (which oral update was subsequently confirmed in writing by delivery of CBRE Capital’s written update dated January 22, 2021 (the “Opinion Update”)), and confirmed to the CMRI Special Committee that CBRE Capital’s updated review described in the Opinion Update had not caused CBRE Capital to change its opinion, set forth in the Opinion, to the effect that the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger pursuant to the CMRI Merger Agreement was fair, from a financial point of view, to the holders of CMRI Common Stock. See “—Opinion of CMRI Special Committee’s Financial Advisor” beginning on page 115. Immediately following such telephonic meeting, the CMRI Special Committee executed a consent in lieu of a special meeting of the CMRI Special Committee whereby the CMRI Special Committee (i) declared the advisability of the CMRI Merger Agreement and proposed CMRI Merger, (ii) recommended that the CMRI Board approve and adopt the CMRI Merger Agreement, declare the advisability of the CMRI Merger Agreement and the proposed CMRI Merger and approve the consummation of the proposed CMRI Merger and (iii) recommended that the CMRI Board submit the proposed CMRI Merger to the stockholders of CMRI for their approval.
Later that day on January 22, 2021, the CMRI Board met telephonically with representatives of CBRE Capital, representatives of Snell & Wilmer and representatives of Venable. At this meeting, the CMRI Special Committee informed the CMRI Board of its recommendations related to the proposed CMRI Merger. Representatives of CBRE Capital reviewed with the CMRI Board CBRE Capital’s financial analysis of the proposed business combination and summarized the Opinion and the Opinion Update. See “—Opinion of CMRI Special Committee’s Financial Advisor” beginning on page 115. A representative of Snell & Wilmer reviewed with the CMRI Board the terms of the CMRI Merger Agreement and related transaction documents. In addition, a representative from Venable reviewed with the CMRI Board the legal standards, including fiduciary obligations, applicable to their consideration of the proposed business combination with CCI. Immediately following such telephonic meeting, the CMRI Board unanimously executed a consent in lieu of a meeting of the CMRI Board whereby the CMRI Board (i) declared the advisability of the CMRI Merger Agreement and proposed CMRI Merger, (ii) recommended that the stockholders of CMRI approve the consummation of the proposed CMRI Merger and (iii) directed that the proposed CMRI Merger be submitted to the stockholders of CMRI for their approval.
On January 26, 2021, following approval by the CMRI Special Committee, the CMRI Board, the CCI Special Committee and the CCI Board, each of CMRI and CCI executed the CMRI Merger Agreement.
For more detail regarding CCI’s negotiations with CRII, see the “The CRII Merger—Background of the CRII Merger” section in the information statement and prospectus included in CCI’s Registration Statement on Form S-4 filed on February 12, 2021, which is incorporated herein by reference. For more detail regarding CCI’s negotiations with CMRII, see the “The CMRII Merger—Background of the CMRII Merger” section in the proxy statement and prospectus included in the CCI’s Registration Statement on Form S-4 filed on April [•], 2021, which is incorporated herein by reference.

Recommendation of the CMRI Board and Its Reasons for the CMRI Merger
In evaluating the CMRI Merger Agreement, the CMRI Merger, the CMRI OP Merger and the other transactions contemplated by the CMRI Merger Agreement, the CMRI Board considered the recommendation of the CMRI Special Committee. The CMRI Special Committee, prior to making its recommendation, consulted with its outside legal and financial advisors. In reaching their respective determinations, the CMRI Special Committee and the CMRI Board considered a number of factors, including the following material factors that they viewed as supporting their respective decisions with respect to the CMRI Merger Agreement, the CMRI Merger, the CMRI OP Merger and the other transactions contemplated by the CMRI Merger Agreement:
•
CMRI’s limited mix of assets within its portfolio expose it to customary risks associated with a limited investment portfolio such as downturns in the geographic regions in which CMRI’s assets are concentrated.

•
The attractiveness of various alternatives considered was limited. Specifically, the CMRI Special Committee considered continuing existing operations, a stock-for-stock merger with a public or non-public U.S. multifamily REIT, a sale of assets for cash, an equity recapitalization by private investors and listing on a national exchange (either with or without a concurrent capital raise), among other alternatives. Each of such alternatives presented valuation and execution challenges that made them less desirable than the CMRI Merger.

•
The receipt of shares of CCI Common Stock as merger consideration provides the CMRI stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential benefits, including the following:

•	better positioning for the Combined Company to take advantage of business opportunities, including facilitating an eventual liquidity event, as a result of its increased size and scale;
•	the Combined Company will have significantly increased scale, including a more diversified portfolio (both in terms of asset type and geography);
•	the increased size of the Combined Company will likely improve access to capital markets, which can be used to support acquisitions that drive growth in stockholder value; and
•	significant cost of capital advantages generally enjoyed by REITs with higher capitalizations.
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The CMRI Board’s and CMRI Special Committee’s belief that the Combined Company would be better positioned than CMRI alone to achieve certain potential liquidity events, such as listing its shares on a national securities exchange, as a result of increased size, portfolio diversity and other factors noted above.

•
The integrated organizational structure of the Combined Company will allow CCI management and CCA to focus their efforts on the operation of the Combined Company instead of on separate REITs, which is expected to result in substantial operating and cost efficiencies.

•
(i) The recommendation made by the CMRI Special Committee related to the proposed CMRI Merger, (ii) the financial analysis reviewed by CBRE Capital with the CMRI Special Committee, (iii) the opinion of CBRE Capital orally rendered to the CMRI Special Committee on December 29, 2020 (which oral opinion was subsequently confirmed in writing by delivery of CBRE Capital’s written Opinion addressed to the CMRI Special Committee dated December 29, 2020) to the effect that, as of such date, the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger pursuant to the CMRI Merger Agreement was fair, from a financial point of view, to the holders of CMRI Common Stock and (iv) CBRE Capital’s oral update of certain matters referred to in the Opinion that was rendered to the CMRI Special Committee on January 22, 2021 (which oral update was subsequently confirmed in writing by delivery of CBRE Capital’s written Opinion Update dated January 22, 2021) that confirmed to the CMRI Special Committee that CBRE Capital’s updated review described in the Opinion Update had not caused CBRE Capital to change its opinion, set forth in the Opinion, to the effect that the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger pursuant to the CMRI Merger Agreement was fair, from a financial point of view, to the holders of CMRI Common Stock. See “—Opinion of CMRI Special Committee’s Financial Advisor” beginning on page 115.

•
The CMRI Merger Consideration is fixed and will not be adjusted in the event of any change in the relative values of CMRI or CCI, which provides certainty as to the pro forma percentage ownership of the Combined Company by the CMRI stockholders and limits the impact of external forces on the CMRI Merger.

•
The CMRI Merger Agreement provides CMRI with a termination right in the event that CCI permits or agrees to any material modification or waiver of any material rights or claims under the CRII Merger Agreement, the CMRII Merger Agreement or the Amended and Restated Advisory Agreement without obtaining CMRI’s prior written consent, therefore mitigating the risk to the CMRI stockholders of certain adverse events arising for the Combined Company from the CRII Merger or the CMRII Merger.

•
The CMRI Merger Agreement provides CMRI the right, upon receipt of a written Acquisition Proposal that constitutes a Superior Proposal that did not result from a material breach of the non-solicitation provisions of the CMRI Merger Agreement, to give notice of its intention to terminate the CMRI Merger Agreement to enter into an agreement for a Superior Proposal and/or effect an Adverse Recommendation Change (as defined in “The CMRI Merger Agreement—Covenants and Agreements— No Solicitation; Change in Recommendation”), subject to certain conditions.

•
The CMRI Merger Agreement provides CMRI with the ability, under certain specified circumstances, to consider an Acquisition Proposal if the CMRI Board or the CMRI Special Committee determines, in good faith, that it is reasonably expected to lead to a Superior Proposal and provides the CMRI Board with the ability, under certain specified circumstances, to make an Adverse Recommendation Change and to terminate the CMRI Merger Agreement in order to enter into an agreement with respect to a Superior Proposal upon payment to CCI of a $1,707,000 termination fee plus reimbursement of CCI’s expenses up to $284,000.

•	The CMRI Board may also change or withdraw its recommendation in the instance of an Intervening Event (as defined in the CMRI Merger Agreement).
•	The CMRI Merger Agreement permits CMRI to continue to pay its stockholders regular monthly dividends in the ordinary course of business through the effective date of the CMRI Merger.
•
The CMRI Merger Agreement, the CMRI Merger and the transactions contemplated by the CMRI Merger Agreement were negotiated on an arm’s length basis between the CMRI Special Committee and its advisors, on the one hand, and CCI and its advisors, on the other hand.

•	The intent for the CMRI Merger to qualify as a reorganization for U.S. federal income tax purposes, resulting in the receipt of shares of CCI Common Stock in the CMRI Merger on a tax-deferred basis.
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The commitment on the part of each of CMRI and CCI to complete the CMRI Merger as reflected in their respective obligations under the terms of the CMRI Merger Agreement and the absence of any required government consents.

The CMRI Special Committee and the CMRI Board also considered a variety of risks and other potentially negative factors in making their determinations with respect to the CMRI Merger Agreement, the CMRI Merger, the CMRI OP Merger and the other transactions contemplated by the CMRI Merger Agreement, including the following material factors:
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The risk that the value of the CCI Common Stock to be received by the CMRI stockholders may decline as a result of the CMRI Merger (or the other Mergers) if the Combined Company does not achieve the perceived benefits of the CMRI Merger (or the other Mergers) as rapidly or to the extent anticipated.

•
The fact that the CMRI Merger was not contingent upon completion of the CRII Merger or the CMRII Merger, and therefore at the time of the approval it was not known whether the anticipated size, scale and prospects of the Combined Company or the Fully Combined Company would be realized.

•	The risk that if the CMRI Merger or the CMRII Merger is not completed, the CMRI/CCI combined company may compete with CMRII and vice versa.
•	The fact that the exchange ratio utilized in calculating the Merger Consideration is slightly lower than the exchange ratio included in the financial model presented to CMRI by CCI on July 16, 2020.

•
The fact that the CMRI Merger is not a liquidity event for the CMRI stockholders, the risk that the Combined Company may not achieve a liquidity event on favorable terms, and that certain alternatives considered (such as a cash sale of individual assets or a recapitalization) would, if successful, provide liquidity for the CMRI stockholders.

•
The risk that a prolonged period of operations before the Combined Company achieves a liquidity event could, when coupled with expected general and administrative expenses of the Combined Company, result in lower investor returns than other strategic alternatives currently available to CMRI.

•
The terms of the CMRI Merger Agreement that limit the ability of CMRI to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other activities that constitute an Acquisition Proposal, which has the potential to create more value for the CMRI stockholders than the CMRI Merger.

•	The risk that, while the CMRI Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the CMRI Merger will be satisfied or waived.
•	The risk of diverting management’s focus and resources from operational matters and other strategic opportunities while working to implement the CMRI Merger.
•	The risk of stockholder litigation relating to the CMRI Merger.
•
The obligations under the CMRI Merger Agreement regarding the restrictions on the operation of CMRI’s business during the period between signing the CMRI Merger Agreement and the completion of the CMRI Merger may delay or prevent CMRI from undertaking business opportunities that may arise or any other actions it would otherwise take with respect to its operations absent the pending completion of the CMRI Merger.

•	The substantial costs to be incurred in connection with the CMRI Merger, including the transaction expenses arising from the CMRI Merger (and the CRII Merger and CMRII Merger).
•
CMRI and CCI have affiliates in common and, therefore, conflicts of interest may have been involved when the individuals that comprised the management teams of each entity that assisted the respective companies in connection with the Mergers, and some of CMRI’s directors and executive officers have interests with respect to the CMRI Merger that are different from, and in addition to, those of the CMRI stockholders generally, as more fully described in the section entitled “—Interests of CMRI’s and CCI’s Directors and Executive Officers in the CMRI Merger” in this proxy statement/prospectus.

•	The risk that the CMRI stockholders do not approve the CMRI Merger.
•	The risk of the Combined Company being unable to service its combined indebtedness following the Mergers.
•
The fact that the CMRI Merger Agreement provides that CMRI will pay CCI a termination fee equal to $1,707,000 plus reimbursement of CCI’s expenses up to $284,000 if the CMRI Merger Agreement is terminated (i) for a Superior Proposal, (ii) for an Adverse Recommendation Change or (iii) if CMRI eventually consummates an Acquisition Proposal within 12 months of certain related circumstances (provided the various conditions and procedural requirements are met).

•
Each of CCI, CRII, CMRII and CMRI is managed by affiliates of CCA, and there are conflicts of interest inherent where the individuals who comprise the management teams of each entity assisted in connection with the Mergers.

•
In the event the Combined Company becomes publicly traded on a national securities exchange, externally managed REITs, which the Combined Company is expected to be, tend not to have as high of valuations as internally managed REITs.

•	The CMRI stockholders are not entitled to dissenters’ or appraisal rights in connection with the CMRI Merger.

•
The CMRI Merger Consideration is fixed and will not fluctuate as a result of changes in the value of CMRI or CCI, such that a decline in the value of CCI unmatched by a similar decline in the value of CMRI, or an increase in the value of CMRI without a similar increase in the value of CCI, would impact the relative value of CCI in a manner adverse to CMRI.

•	The types and nature of the risks described under the section entitled “Risk Factors” in this proxy statement/prospectus.
The foregoing discussion of material factors considered by the CMRI Special Committee and the CMRI Board in reaching their conclusions is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with their respective evaluations of the CMRI Merger Agreement, the CMRI Merger, the CMRI OP Merger and the other transactions contemplated by the CMRI Merger Agreement, and the complexity of these matters, the CMRI Special Committee and the CMRI Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered, and the CMRI Special Committee and individual members of the CMRI Board may have given different weights to different material factors. The CMRI Special Committee and the CMRI Board conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks and negative consequences of the CMRI Merger Agreement, the CMRI Merger, the CMRI OP Merger and the other transactions contemplated by the CMRI Merger Agreement.
The explanation and reasoning of the CMRI Special Committee and the CMRI Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44.
After careful review and consideration and for the reasons set forth above, and based on the recommendation of the CMRI Special Committee, the CMRI Board unanimously recommends that the CMRI stockholders approve the CMRI Merger.
CCI’s Reasons for the CMRI Merger
In evaluating the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement, the CCI Board considered the unanimous recommendation of the CCI Special Committee. The CCI Special Committee, prior to making its unanimous recommendation, evaluated the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement in consultation with its outside legal and financial advisors. In reaching their respective determinations, the CCI Special Committee and the CCI Board considered a number of factors, including the following material factors that they viewed as supporting their respective decisions with respect to the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement:
•	The Combined Company will likely achieve scale benefits due to its enhanced size and benefit from additional geographic diversity.
•
The larger size of the Combined Company will likely improve access to capital markets and reduce the cost of capital, which can be used to support strategic investments that drive growth opportunities, and may increase opportunities for stockholder liquidity should the Combined Company ever opt to list its securities on a national securities exchange.

•	The Combined Company will retain the existing senior management team that has managed the CCI and CMRI assets since each company’s formation.
•	The Combined Company’s external advisor is expected to be able to focus its efforts on the operation of a single REIT (assuming the CMRI Merger and the CMRII Merger are also completed).
•	The Combined Company is expected to be able to pay a greater percentage of its ordinary distributions with funds from operations in comparison with CCI’s current distribution coverage.
•	The Merger Consideration in the CMRI Merger Agreement uses a fixed exchange ratio and will not be adjusted in the event of any adverse change in the value of the shares of CCI Common Stock.
•
The CMRI exchange ratio is slightly below (i.e., more favorable to CCI) the ratio derived from CCI Advisor’s relative valuation of the companies (as of June 30, 2020) and at the midpoint of the fair exchange ratio as estimated by the financial advisor to the CCI Special Committee.

•
The Combined Company may be able to raise more equity capital in CCI’s ongoing (temporarily suspended) public offering, which will enable the Combined Company to offer a more robust share repurchase program. See “Description of Capital Stock—Share Repurchase Program” beginning on page 178.

•	The CMRI Merger Agreement provides that CMRI will pay a termination fee to CCI if CMRI terminates the CMRI Merger Agreement to enter into an agreement for a Superior Proposal.
•
The commitment on the part of each of CMRI and CCI to complete the CMRI Merger as reflected in their respective obligations under the terms of the CMRI Merger Agreement and the absence of any required government consents.

•
The other terms of the CMRI Merger Agreement, including the representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the CMRI Merger Agreement.

The CCI Special Committee and the CCI Board also considered a variety of risks and other potentially negative factors in making their determinations with respect to the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement, including the following material factors:
•
The estimated value of CCI Common Stock may decline as a result of the CMRI Merger if the Combined Company does not achieve the perceived benefits of the CMRI Merger as rapidly or to the extent anticipated.

•
The CMRI Merger is not a liquidity event. If a liquidity event is ever realized or if stockholders are otherwise able to sell their shares, the value received may be substantially less than what CCI could have obtained by effecting a liquidity event at this time and substantially less than what the stockholders paid for their investment in CCI.

•	The value of the CMRI assets may decline vis-à-vis the value of the CCI assets before the closing of the CMRI Merger such that the Merger Consideration may become less favorable to CCI.
•	There is no assurance that all of the conditions to the parties’ obligations to complete the CMRI Merger will be satisfied or waived.
•	The risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the CMRI Merger.
•
The obligations under the CMRI Merger Agreement regarding the restrictions on the operation of CCI’s business during the period between signing the CMRI Merger Agreement and the completion of the CMRI Merger may delay or prevent CCI from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the CMRI Merger.

•	The expenses to be incurred in connection with pursuing the CMRI Merger, including fees payable to third party advisors of CCI and CMRI.
•	CMRI and CCI have common management and directors. These individuals faced conflicts of interest when assisting the CCI Board and the CMRI Board in connection with the CMRI Merger.
•	The risks described under the section entitled “Risk Factors” beginning on page 27.
The foregoing discussion of the material factors considered by the CCI Special Committee and the CCI Board in reaching their conclusions is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with their respective evaluations of the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement, and the complexity of these matters, the CCI Special Committee and the CCI Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individual members of the CCI Special Committee and the CCI Board may have given different weights to different material factors. The CCI Special Committee and the CCI Board conducted an overall review of the material factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks and negative consequences of the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement.

The explanation and reasoning of the CCI Special Committee and the CCI Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44.
Opinion of CMRI Special Committee’s Financial Advisor
The CMRI Special Committee retained CBRE Capital to render an opinion to the CMRI Special Committee in connection with CMRI’s consideration of a possible business combination involving CCI. The CMRI Special Committee selected CBRE Capital because CBRE Capital is a nationally recognized investment banking firm that focuses on the real estate sector. CBRE Capital and its affiliates are regularly engaged in the valuation of real estate companies and their securities in connection with mergers and acquisitions and other real estate transactions.
At the December 29, 2020, meeting at which the CMRI Special Committee considered the CMRI Merger, CBRE Capital rendered its oral opinion to the CMRI Special Committee (which oral opinion was subsequently confirmed in writing by delivery of CBRE Capital’s written Opinion dated December 29, 2020) to the effect that, as of such date, the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger pursuant to the CMRI Merger Agreement was fair, from a financial point of view, to the holders of CMRI Common Stock.
At the January 22, 2021, meeting at which the CMRI Special Committee considered the CMRI Merger, CBRE Capital orally updated its review of certain matters referred to in the Opinion (which oral update was subsequently confirmed in writing by delivery of CBRE Capital’s written Opinion Update dated January 22, 2021) and confirmed to the CMRI Special Committee that CBRE Capital’s updated review described in the Opinion Update had not caused CBRE Capital to change its opinion, set forth in the Opinion, to the effect that the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger pursuant to the CMRI Merger Agreement was fair, from a financial point of view, to the holders of CMRI Common Stock.
The full text of the Opinion and the Opinion Update are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. The Opinion and the Opinion Update outline, among other matters, the procedures followed, assumptions made, matters considered and qualifications and limitations on the Opinion, the Opinion Update and the review undertaken by CBRE Capital in rendering the Opinion and the Opinion Update. The description of the Opinion and the Opinion Update set forth below is qualified in its entirety by reference to the full text of the Opinion and the Opinion Update. Holders of CMRI Common Stock are urged to read the entire Opinion and Opinion Update carefully in connection with their consideration of the proposed CMRI Merger. The Opinion and the Opinion Update were approved by CBRE Capital’s Fairness Opinion Review Committee.
The Opinion and the Opinion Update (i) are addressed to the CMRI Special Committee, (ii) are for the information and use of the CMRI Special Committee, CMRI and the CMRI Board in their evaluation of the CMRI Merger, (iii) do not constitute a recommendation to any equity owner of CMRI (or any other entity) regarding how or whether such equity owner should approve the CMRI Merger, (iv) do not confer rights or remedies upon CMRI, CCI or any of their affiliates or equity owners and (v) do not create any fiduciary duty on the part of CBRE Capital to any such party.
The Opinion and the Opinion Update (i) are limited to the fairness, from a financial point of view, of the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger pursuant to the CMRI Merger Agreement, (ii) express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the CMRI Special Committee, CMRI and/or the CMRI Board to approve or consummate the CMRI Merger, (iii) express no opinion with respect to the fairness of the amount or nature of any compensation to any of CMRI’s directors, officers, principals, partners or employees, or any class of such persons, relative to the compensation to the holders of CMRI Common Stock or any other person or entity and (iv) consider only the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger and do not consider, and do not address, any other payments that may be made to CMRI or its directors, officers, principals, partners, employees or other stakeholders in connection with the CMRI Merger.
The Opinion
In connection with rendering the Opinion, CBRE Capital understood and assumed that (i) the entity resulting from the CMRI Merger will own all of the real estate properties and interests (the “Properties”) that were separately owned by CMRI and CCI immediately prior to consummation of the CMRI Merger, (ii) no material assets or properties of CMRI or CCI, as reflected in the information provided to CBRE Capital, will be sold, transferred or otherwise disposed of prior to consummation of the CMRI Merger, (iii) CCI is contemplating entering into merger and other transactions (collectively, the “Other Transactions”) with CRII, CMRII and affiliates of CRII and CMRII and (iv) the CMRI Merger is not conditioned on the closing of the Other Transactions. The Opinion (i) does not address the fairness, from a financial point of view, of any aspect of the Other Transactions, (ii) assumes that none of the Other Transactions are consummated and (iii) assumes that no adjustment to the Merger Consideration will occur with respect to the CMRI Merger pursuant to the CMRI Merger Agreement.
In connection with rendering the Opinion, CBRE Capital, among other things, (i) reviewed the principal financial terms set forth in the December 28, 2020, draft of the CMRI Merger Agreement, which CBRE Capital assumed to be identical in all material respects to the agreement to be executed, (ii) reviewed the financial statements contained in certain public company filings of CMRI and CCI, (iii) reviewed certain other financial and operating information with respect to the Properties, CMRI and CCI (including, but not limited to, CMRI’s and CCI’s third-party brokers’ opinion of value dated June 30, 2020 (together, the “Opinions of Value”)) that were provided to CBRE Capital, (iv) reviewed the financial terms of recent transactions involving properties that CBRE Capital deemed comparable in certain respects to the Properties and (v) performed such other analyses, and considered such other factors, as CBRE Capital considered appropriate.
In connection with rendering the Opinion, CBRE Capital also utilized the following sources in connection with its review of the CMRI Merger: (i) proprietary research, including geographic market and multi-family capitalization rate surveys and economic reports, prepared by affiliates of CBRE Capital; (ii) a proprietary comparable transaction database and public company information database maintained by CBRE Capital and its affiliates; and (iii) publicly available third-party research regarding CMRI, CCI and their publicly traded peer companies.
In rendering the Opinion, CBRE Capital, with the consent of the CMRI Special Committee, (i) assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to CBRE Capital by CMRI, CCI, their advisors and representatives and other third parties and (ii) undertook no duty or responsibility to independently verify (and did not independently verify) any of such information. Other than the Opinions of Value, CBRE Capital did not produce, obtain or seek an independent appraisal of the assets (including the Properties) or liabilities (contingent or otherwise) of CMRI, CCI or any other entity involved in the CMRI Merger. In rendering the Opinion, CBRE Capital assumed, with the consent of the CMRI Special Committee, that all financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE Capital were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of CMRI, CCI and their advisors and representatives, as applicable. In rendering the Opinion, CBRE Capital expressed no view as to any such forecasts or other information or data or the bases and assumptions on which they were prepared. In connection with rendering the Opinion, CBRE Capital relied upon CMRI, CCI and their advisors and representatives to advise CBRE Capital promptly if any information previously provided to CBRE Capital became inaccurate or was required to be updated during the period of CBRE Capital’s review. In rendering the Opinion, CBRE Capital assumed, with the permission of the CMRI Special Committee, that the CMRI Merger would be consummated in accordance with the terms of the December 28, 2020 draft of the CMRI Merger Agreement without waiver of any of the conditions thereof (if such waiver could reasonably be expected to affect the Opinion).
The Opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to CBRE Capital as of December 29, 2020, and any material change in such market, economic, financial and other circumstances and conditions would require a reevaluation of the Opinion, which CBRE Capital is under no obligation to undertake.
In connection with rendering the Opinion, CBRE Capital did not, and was not requested to, solicit third-party indications of interest for the CMRI Common Stock or for the real estate properties and interests of CMRI and CBRE Capital expressed no opinion as to and assumed no responsibility for (i) the underlying business decision of CMRI (or any other party) to pursue or not to pursue any business strategy or to effect or not to effect the CMRI Merger, (ii) the structure or the legal, regulatory, tax, accounting or other similar consequences of the CMRI Merger or (iii) the availability or advisability of any alternatives to the CMRI Merger. Although CBRE Capital did not structure the CMRI Merger, CBRE Capital did advise and assist the CMRI Special Committee in its negotiation of certain of the principal business terms of the CMRI Merger. The Opinion does not express any opinion as to the likely price or valuation of CMRI’s or CCI’s equity interests (or the equity interests of any other entity) following the announcement or consummation of the CMRI Merger, which may vary depending on numerous factors that generally impact the price or valuation of equity interests or on the financial condition of CMRI and CCI (and any such other entities) at that time.

In connection with rendering the Opinion, CBRE Capital took into account such accepted financial and investment banking procedures and considerations as CBRE Capital deemed relevant, including the review of (i) historical and projected revenues, operating income and cash flows and certain other financial and operating metrics of the Properties, CMRI, CCI and the combined entity resulting from the CMRI Merger that were provided to CBRE Capital by CMRI, CCI and their advisors and representatives and (ii) CBRE Capital’s assessment of the general condition of the real estate industry generally.
In rendering the Opinion, CBRE Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor and, accordingly, believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all its analyses, would create an incomplete view of the process underlying the Opinion.
The Opinion, which is attached as Annex B to this proxy statement/prospectus, also sets forth certain additional information regarding the engagement letter pursuant to which CBRE Capital was engaged to render the Opinion, fees paid to CBRE Capital pursuant to such engagement letter (including a fee to be paid if the CMRI Merger is consummated), the existence of certain material relationships during the two-year period preceding December 29, 2020, the possibility that CBRE Capital may seek to provide services in the future to CMRI, CCI and other entities and the potential for conflicts of interest given CBRE Capital’s involvement (and the involvement of its affiliates) in the commercial real estate and related businesses.
The Opinion concludes that, based upon and subject to the matters considered and the assumptions, limitations, qualifications and conditions set forth in the Opinion, it is the opinion of CBRE Capital as investment bankers that, as of December 29, 2020, the consideration to be received by the holders of the CMRI Common Stock pursuant to the December 28, 2020, draft of the CMRI Merger Agreement is fair, from a financial point of view, to such holders.
The Opinion Update
The CMRI Special Committee requested CBRE Capital to update certain matters referred to in the Opinion. Accordingly, on January 22, 2021, CBRE Capital issued the Opinion Update, which is attached as Annex C to this proxy statement/prospectus.
In connection with rendering the Opinion Update, CBRE Capital (i) reviewed the principal financial terms set forth in the execution draft of the CMRI Merger Agreement which was provided to CBRE Capital on January 16, 2021, which CBRE Capital assumed to be identical in all material respects to the agreement to be executed, (ii) as of January 20, 2021, updated its review of publicly available third-party research regarding CMRI, CCI and their publicly traded peer companies and (iii) as of January 20, 2021, reviewed certain updated financial forecasts regarding the CMRI Merger that were provided to CBRE Capital by CMRI after December 29, 2020.
The Opinion Update states that the updated review undertaken by CBRE Capital did not cause CBRE Capital to change its opinion, as investment bankers and as expressed in the Opinion, that the consideration to be received by the holders of CMRI Common Stock in the CMRI Merger is fair, from a financial point of view, to such holders.
The Opinion Update states that the Opinion Update is (and the Opinion continues to be) subject to all of the qualifications, limitations, assumptions and conditions set forth in the Opinion.
Summary of Financial Analysis of CBRE Capital
CBRE Capital’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to CBRE Capital as of, the dates thereof. Events occurring after the dates thereof could materially affect CBRE Capital’s views. Additionally, CBRE Capital has not been provided and does not expect to receive updated broker Opinions of Value beyond their date of value, June 30, 2020, with respect to the properties of CCI and CMRI. CBRE Capital has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the dates thereof. At no time did CBRE Capital express an opinion as to the value of the CMRI Common Stock or the CCI Common Stock. As used in this “Summary of Financial Analysis of CBRE Capital”, the term “opinion” refers to, unless the context otherwise requires, the Opinion as updated by the Opinion Update. See “—Opinion of CMRI Special Committee’s Financial Advisor” above for a description of the Opinion and the Opinion Update.
In preparing its opinion to the CMRI Special Committee, CBRE Capital performed certain analyses described below. The summary of CBRE Capital’s analyses is not a complete description of the analyses underlying CBRE

Capital’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither CBRE Capital’s opinion nor its underlying analyses is readily susceptible to summary description. CBRE Capital arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching CBRE Capital’s overall conclusion with respect to fairness, CBRE Capital did not make separate or quantifiable judgments regarding individual analyses. Accordingly, CBRE Capital believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying CBRE Capital’s analyses and opinion.
In conducting its review, CBRE Capital also considered certain information relating to the historical, current and estimated future operations, financial condition and prospects of each of CMRI and CCI as stand-alone entities (the “CMRI Projections” and “CCI Projections,” respectively), as provided by senior management of CCI and CMRI (“Senior Management”).
In performing its analyses, CBRE Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the CMRI Special Committee, CMRI, CCI and CBRE Capital. The analyses performed by CBRE Capital are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. CBRE Capital prepared its analyses solely for the purposes of rendering its opinion and provided such analyses to the CMRI Special Committee. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, CBRE Capital’s analyses do not necessarily reflect the value of the CMRI Common Stock or the CCI Common Stock or the prices at which the CMRI Common Stock or the CCI Common Stock may be sold at any time. The analyses of CBRE Capital and its opinion were among a number of factors taken into consideration by the CMRI Special Committee in making its determination to recommend the CMRI Merger, and the analyses described below should not be viewed as determinative of the decision of the CMRI Special Committee with respect to the fairness of the consideration to be received by the holders of the CMRI Common Stock pursuant to the CMRI Merger.
CBRE Capital reviewed the financial terms of the proposed CMRI Merger. In connection with rendering its opinion, CBRE Capital performed a variety of analyses, including, but not limited to, (i) a Net Asset Value (generally calculated as described below) analysis based on estimated private market valuations of CCI and CMRI on a standalone basis as set forth in the Opinions of Value, utilizing a range of capitalization rates, discount rates and terminal capitalization rates, (ii) a Net Asset Value analysis based on estimated public market valuations of CCI and CMRI on a standalone basis, utilizing a range of implied capitalization rates, and (iii) a discounted cash flow analysis to help determine the implied net present value range of the projected Net Cash Flows Before Debt Service (generally calculated as described below) and estimated terminal values for CCI and CMRI on a standalone basis over a seven-year period utilizing a range of discount rates and terminal capitalization rates from the CCI Projections and the CMRI Projections. These analyses derived three separate sets of implied exchange ratio ranges which helped inform CBRE Capital’s analysis and evaluation of the Merger Consideration.
The following is a summary of the material financial analyses performed by CBRE Capital in connection with the preparation of (i) its Opinion which was reviewed with the CMRI Special Committee on December 29, 2020, and (ii) its Opinion Update which updated CBRE Capital’s review of certain specified matters referred to in the Opinion and which was reviewed with the CMRI Special Committee on January 22, 2021. See “—Opinion of CMRI Special Committee’s Financial Advisor” above for a description of the Opinion and the Opinion Update. The order of the analyses does not represent relative importance or weight given to those analyses by CBRE Capital.
For purposes of its analyses, CBRE Capital reviewed a number of financial metrics, including, but not limited to:
•	NOI—net operating income, which is generally calculated as revenue, less property operating expenses.
•	Net Cash Flows Before Debt Service—generally calculated as NOI, less total leasing costs and total capital expenditures.

•
Net Asset Value — generally calculated as implied property value, plus cash and cash equivalents (net of projected remaining transaction expenses) and other assets as of June 30, 2020, less outstanding debt (including debt mark-to-market adjustments) and other liabilities as of June 30, 2020.

Estimated financial data for CMRI and CCI and their portfolio properties were based on estimates prepared and provided to CBRE Capital by Senior Management.
Net Asset Value Analysis – Private Market Analysis
CMRI. In performing a net asset value analysis of CMRI, CBRE Capital relied on the equity values of the CMRI properties, as determined by Senior Management and as set forth in the Opinions of Value, as reviewed and analyzed by CBRE Capital based on current market trends and recent comparable real estate sales which CBRE Capital deemed relevant. For each of the CMRI properties, the Opinions of Value were derived by applying a range of selected capitalization rates, terminal capitalization rates and discount rates. In order to calculate implied values of the CMRI properties, the Opinions of Value implied capitalization rate ranges between 4.25% to 4.38%. In order to calculate implied terminal values of the CMRI properties, the Opinions of Value implied terminal capitalization rate ranges between 4.75% to 5.00%. In order to calculate estimated present values of Net Cash Flows Before Debt Service of the CMRI properties, the Opinions of Value implied discount rate ranges between 5.83% to 6.71%.
The analysis indicated an imputed range of net asset value per share of the CMRI Common Stock of $10.57 to $12.80 when applying the range of assumed capitalization rates, terminal capitalization rates and discount rates set forth above.
CCI. In performing a net asset value analysis of CCI, CBRE Capital relied on the equity values of CCI properties, as determined by Senior Management and as set forth in the Opinions of Value, as reviewed and analyzed by CBRE Capital based on current market trends and recent comparable real estate sales which CBRE Capital deemed relevant. For each of CCI’s properties, the Opinions of Value were derived by applying a range of selected capitalization rates, terminal capitalization rates and discount rates. In order to calculate implied values of the CCI properties, the Opinions of Value implied capitalization rate ranges between 4.35% to 4.49%. In order to calculate implied terminal values of the CCI properties, the Opinions of Value implied terminal capitalization rate ranges between 5.00% to 5.35%. In order to calculate estimated present values of Net Cash Flows Before Debt Service of the CCI properties, the Opinions of Value implied discount rate ranges between 6.25% to 6.48%.
The analysis indicated an imputed range of net asset value per share of the CCI Common Stock of $9.29 to $10.18 when applying the range of assumed capitalization rates, terminal capitalization rates and discount rates set forth above.
Net Asset Value Analysis – Public Market Analysis
CMRI. In performing a net asset value analysis of CMRI, CBRE Capital relied on the equity values implied by publicly available third-party research regarding CMRI’s publicly traded peer companies (“Public Comparables”). The implied value of CMRI’s properties was derived by applying a range of selected implied capitalization rates, which was supported by CBRE Capital’s public company information database maintained by CBRE Capital and its affiliates. In order to calculate implied values of the CMRI properties, the Public Comparables information implied capitalization rate ranges between 4.95% to 5.40%.
The analysis indicated an imputed range of net asset value per share of the CMRI Common Stock of $4.82 to $6.96 when applying the range of assumed implied capitalization rates set forth above.
CCI. In performing a net asset value analysis of CCI, CBRE Capital relied on the equity values implied by publicly available third-party research regarding CCI’s Public Comparables. The implied value of CCI’s properties was derived by applying a range of selected implied capitalization rates, which was supported by CBRE Capital’s public company information database maintained by CBRE Capital and its affiliates. In order to calculate implied values of the CCI properties, the Public Comparables information implied capitalization rate ranges between 4.95% to 5.40%.
The analysis indicated an imputed range of net asset value per share of the CCI Common Stock of $5.93 to $7.06 when applying the range of assumed implied capitalization rates, set forth above.

Discounted Cash Flow Analysis
CMRI. CBRE Capital performed a discounted cash flow analysis of CMRI on a standalone basis by calculating the estimated net present value of the Net Cash Flows Before Debt Service of CMRI over a seven-year period based on the CMRI Projections provided by Senior Management. CBRE Capital calculated the implied terminal values for the CMRI properties, derived by applying a range of selected terminal capitalization rates based on the Opinions of Value, and calculated the estimated present value of the Net Cash Flows Before Debt Service implied by the CMRI Projections and the implied terminal values, by applying a range of selected discount rates, based on CMRI’s Weighted Average Cost of Capital (“WACC”). In order to calculate implied terminal values, CBRE Capital applied selected terminal capitalization rate ranges of 4.63% to 5.13%. In order to calculate estimated present values of Net Cash Flows Before Debt Service and implied terminal values, CBRE Capital applied discount rate ranges of 6.92% to 7.42%, based on CMRI’s WACC.
The analysis indicated an implied range of value per share of the CMRI Common Stock of $5.00 to $7.74 when applying the range of assumed terminal capitalization rates and discount rates set forth above.
CCI. CBRE Capital performed a discounted cash flow analysis of CCI on a standalone basis by calculating the estimated net present value of the Net Cash Flows Before Debt Service of CCI over a seven-year period based on the CCI Projections provided by Senior Management. CBRE Capital calculated the implied terminal values for the CCI properties, derived by applying a range of selected terminal capitalization rates based on the Opinions of Value, and calculated the estimated present value of the Net Cash Flows Before Debt Service implied by the CCI Projections and the implied terminal values, by applying a range of selected discount rates, based on CCI’s WACC. In order to calculate implied terminal values, CBRE Capital applied selected terminal capitalization rate ranges of 4.88% to 5.38%. In order to calculate estimated present values of Net Cash Flows Before Debt Service and implied terminal values, CBRE Capital applied discount rate ranges of 7.12% to 7.62%, based on CCI’s WACC.
The analysis indicated an implied range of value per share of the CCI Common Stock of $4.21 to $5.47 when applying the range of assumed terminal capitalization rates and discount rates set forth above.
Implied Exchange Ratio Ranges. The private market and public market net asset value analysis and discounted cash flow analysis described above indicated the following implied exchange ratio ranges, as compared to the exchange ratio for the CMRI Merger of 1.175x:
Private Market Net Asset Value Analysis: 1.14x to 1.26x based on the results of the net asset value analysis of CMRI and the net asset value analysis of CCI, each on a standalone basis.
Public Market Net Asset Value Analysis: 0.81x to 0.99x based on the results of the net asset value analysis of CMRI and the net asset value analysis of CCI, each on a standalone basis.
Discounted Cash Flow Analysis: 1.19x to 1.42x based on the results of the discounted cash flow analysis of CMRI and the discounted cash flow analysis of CCI, each on a standalone basis.
Certain CMRI Unaudited Financial Projections
CMRI does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity underlying assumptions and estimates. In connection with the CMRI Special Committee’s consideration of the CMRI Merger, CMRI’s management prepared certain non-public unaudited financial projections, derived from CMRI’s property-level projections, regarding CMRI’s anticipated future performance on a stand-alone basis for fiscal years 2021 through 2025 (the “CMRI financial projections”), which are summarized below. The CMRI financial projections were provided, in whole or in part, to the CMRI Special Committee and CBRE Capital and to the CCI Special Committees and its financial advisor.
The CMRI financial projections are summarized in this proxy statement/prospectus solely to give the CMRI stockholders access to information that was made available to the CMRI Special Committee in connection with its consideration of the CMRI Merger and to CBRE Capital, who was authorized to use and rely upon such information for purposes of providing advice to the CMRI Special Committee, and are not included in this proxy statement/prospectus in order to influence any CMRI stockholder to make any investment or voting decision with respect to the CMRI Merger.
The CMRI financial projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the CMRI financial projections in this proxy statement/prospectus should not be regarded as an indication that any of CMRI, CCI or their respective special committees’ financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events.
The CMRI financial projections reflect numerous assumptions and estimates as to future events. The CMRI financial projections were based on assumptions and estimates that CMRI’s management believed were reasonable at the time the CMRI financial projections were prepared, taking into account relevant information available to CMRI’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 27 and 44, respectively. All of these uncertainties and contingencies are difficult to predict, and many are beyond the control of CMRI and will be beyond the control of the Combined Company.
In addition, the CMRI financial projections do not take into account any circumstances or events occurring after the date they were prepared. In particular, the CMRI financial projections set forth below do not give effect to the CMRI Merger nor do they take into account the effect of any failure of the CMRI Merger to occur.
The CMRI financial projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither CMRI’s independent auditors nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the CMRI financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of CMRI contained in CMRI’s Annual Report on Form 1-K for the year ended December 31, 2020, which is attached as Annex D, relates to CMRI’s historical financial statements. It does not extend to the CMRI financial projections and should not be read to do so.
The inclusion of a summary of the CMRI financial projections herein should not be deemed an admission or representation by CMRI or CCI that such financial projections are viewed by CMRI or CCI as material information of CMRI. The CMRI financial projections should be evaluated in conjunction with CMRI’s reported financial results and the risk factors with respect to the business of CMRI. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 44 and “Where You Can Find More Information” on page 203.
The following summarizes the CMRI financial projections:
	Twelve Months Ended December 31,
	2021	2022	2023	2024	2025
Total Revenues	$11,670,684	12,000,290	12,279,411	12,554,640	12,828,594
Real Estate Operating Expenses	(5,201,318)	(5,312,571)	(5,419,590)	(5,523,969)	(5,630,175)
Net Operating Income	6,469,366	6,687,718	6,859,822	7,030,671	7,198,419
REIT G&A and Other Expenses	(1,573,526)	(1,602,300)	(1,626,989)	(1,651,107)	(1,673,669)
EBITDA	4,895,841	5,085,418	5,232,833	5,379,565	5,524,750
Mortgage Interest Expense	(2,497,429)	(2,426,023)	(2,593,625)	(3,264,258)	(3,255,339)
Unsecured Note Interest Expense	(92,952)	(353,733)	(402,930)	0	0
Funds from Operations (FFO)/CORE Funds from Operations (Core FFO)	2,305,460	2,305,662	2,236,277	2,115,307	2,269,411
Maintenance Capital Improvements	(318,150)	(324,513)	(331,003)	(337,623)	(344,376)
Core Adjusted Funds from Operations (Core AFFO)	1,987,310	1,981,149	1,905,274	1,777,684	1,925,035
None of CMRI or its respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.
EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, CMRI DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE

OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).
Interests of CMRI’s and CCI’s Directors and Executive Officers in the CMRI Merger
Some of CMRI’s and CCI’s directors and executive officers have interests in the CMRI Merger that differ from, or are in addition to, the interests of the CMRI stockholders. The CMRI Special Committee and the CMRI Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the CMRI Merger Agreement, the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement.
Daniel Shaeffer and Chad Christensen are affiliated directors of both CMRI and CCI. Gregg Christensen is a director of CMRI and an executive officer of both CMRI and CCI and all other officers of CMRI are also officers of CCI. CROP, the operating partnership of CCI, owns 1,021 shares of CMRI Common Stock. CCA, an entity beneficially and majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen, owns 20,000 shares of CCI. In addition, HT Holdings, an entity beneficially and majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen, owns 1,727,794 CROP Common Units.
CR Holdings, an entity beneficially and majority owned and controlled by Daniel Shaeffer, Chad Christensen and Gregg Christensen, and the holder of 100% of CRII’s voting common stock, approved the CRII Merger without the approval of any other stockholders of CRII. Daniel Shaeffer, Chad Christensen and Gregg Christensen were also three of the five directors and executive officers of CRII. HT Holdings, an entity beneficially and majority owned by Daniel Shaeffer, Chad Christensen and Gregg Christensen and the owner of approximately 17% of the outstanding CROP Common Units prior to the CROP Merger, voted, along with approximately 82% of the total non-management holders of the outstanding CROP Common Units (the “disinterested holders”), to approve the CROP Merger and the CROP Partnership Agreement. The disinterested holders that voted to approve the CROP Merger and the CROP Partnership Agreement represented approximately 97% of the total disinterested holders who voted with approximately 1% voting against and 2% abstaining.
Immediately prior to the closing of the CRII Merger, CRII redeemed all of its outstanding shares of voting common stock held by CR Holdings in exchange for an in-kind distribution by CRII to CR Holdings of CROP’s then-current interest in CCA, the sole owner of CCI Advisor and CMRI Asset Manager. These transactions resulted in CROP and CRII divesting their complete interest in CCA to an entity beneficially and majority owned and controlled by Daniel Shaeffer, Chad Christensen and Gregg Christensen. As a result of these transactions, Daniel Shaeffer, Chad Christensen and Gregg Christensen currently beneficially own approximately 84.5% of CCA, the sole owner of CCI Advisor. CCI Advisor earns fees and other compensation pursuant to its advisory agreement with CCI, which will continue following consummation of the CMRI Merger. CMRI Asset Manager also earns fees pursuant to its asset management agreement with CMRI. As beneficial owners of CCA, Daniel Shaeffer, Chad Christensen and Gregg Christensen receive a greater portion of the advisory fees paid to CCI Advisor and the asset management fees paid to CMRI Asset Manager. For information about the compensation paid to CCI Advisor before and after the CRII Merger, see “The Companies—Cottonwood Communities, Inc.—Certain Transactions with Related Persons—Our Relationship with CCI Advisor” beginning on page 45. For information about the compensation paid to CMRI Asset Manager, see “The Companies—Cottonwood Multifamily REIT I, Inc.—Certain Transactions with Related Persons—Our Relationship with CMRI Asset Manager” beginning on page 81. Pursuant to the CROP Partnership Agreement, which became effective as of the closing of the CROP Merger, CCI Advisor, as the special limited partner of CROP, is entitled to receive a 12.5% promotional interest subject to a 5% hurdle and certain limitations. For more information on the promotional interest to be received by CCI Advisor, see “Summary of CROP Partnership Agreement” beginning on page 182.
Daniel Shaeffer, Chad Christensen and Gregg Christensen waived any cash severance and benefits under their respective employment agreement as a result of the termination of their employment with CRII in connection with the CRII Merger. Pursuant to the terms of their employment agreements, as of the closing of the CRII Merger and the CROP Merger, all CROP LTIP Units and CROP Special LTIP Units granted to them prior to 2021 in the aggregate amount of 286,413 accelerated and vested in full. In addition, effective immediately prior to the closing of the CRII Merger, Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin were granted an aggregate of 237,445 time-based, retention CROP LTIP Units, which did not accelerate in connection with the CRII Merger but will vest subject to each senior officer’s continued service following the closing. As of the closing of the CRII Merger and the CROP Merger, (i) all outstanding time-based CROP LTIP Units granted to the other officers of CRII and CROP prior to 2021 accelerated and vested in full and all outstanding performance-based CROP Special LTIP Units granted to such other officers remain outstanding and (ii) all outstanding time-based CCOP LTIP Units granted to officers of CCI prior to 2021 accelerated and vested in full and all outstanding performance-based CCOP Special LTIP Units granted to such officers of CCI converted into the right to receive one CROP Special LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger. Effective immediately prior to the closing of the CRII Merger, Enzio Cassinis, Adam Larson Susan Hallenberg and Eric Marlin were granted an aggregate of 50,000 time-based, retention CCOP LTIP Units, which did not accelerate in connection with the CRII Merger but converted into the right to receive one CROP LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger. At the effective time of the CROP Merger, each issued and outstanding CCOP LTIP Unit (vested and unvested) and CCOP Special LTIP Unit converted into the right to receive one CROP LTIP Unit or CROP Special LTIP Unit, as applicable, and the holders of such LTIP units will continue to operate under CCOP’s LTIP program in existence prior to the effective time of the CROP Merger.
Immediately prior to the closing of the CRII Merger, CROP redeemed an aggregate of 306,584 CROP Common Units held by HT Holdings in exchange for $6.46 million in outstanding notes receivable payable to CROP from certain senior officers, the funds of which were used by such officers to make equity investments in CCA. At the closing of the CROP Merger, the CROP Tax Protection Agreement between CROP and HT Holdings became effective and obligates CROP to, for a period of 10 years following the effective time of the CROP Merger, indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) against certain tax consequences of a taxable transfer of all or any portion of the properties owned, directly or indirectly, by CROP or any its subsidiaries as of the closing date of the CROP Merger, subject to certain conditions and limitations. For more information, see “The Companies—Cottonwood Communities, Inc.— Certain Transactions with Related Persons—CROP Tax Protection Agreement” beginning on page 45.
For a period of six years after the effective time of the CMRI Merger, pursuant to the terms of the CMRI Merger Agreement and subject to certain limitations, CCI will cause the Surviving Entity to honor all rights to indemnification, advancement of expenses and limitation of liability now existing in favor of current and former directors, officers, employees or agents of CMRI and its subsidiaries and of individuals who served in certain capacities for other entities at the request of CMRI or its subsidiaries (the “Indemnified Parties”) with regard to any actual or alleged acts, errors, omissions or claims occurring prior to the effective time of the CMRI Merger by reason of the Indemnified Parties’ position, such rights to be honored solely to the extent provided in (i) the governing documents of CMRI or similar organizational documents or agreements of any subsidiary of CMRI and (ii) any indemnification or similar agreements which CMRI or any of its subsidiaries is a party or bound and which are set forth in the CMRI disclosure letter.
For a period of six years after the effective time of the CMRI Merger, CCI will, or will cause the Surviving Entity to, either (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to CMRI’s directors and officers than as provided in CMRI’s existing policies or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CMRI, with a claims period of at least six years from the effective time of the CMRI Merger and with at least the same coverage and amount and containing terms and conditions that are not less advantageous to CMRI’s directors and officers than as provided in CMRI’s existing policies with respect to actions or omissions which occurred before or at the effective time of the CMRI Merger (including the transactions contemplated by the CMRI Merger Agreement).
Relationship of CMRI and CCI
CCPM II, the sponsor of CMRI, is indirectly owned by CROP, which is controlled by CCI. Daniel Shaeffer and Chad Christensen are affiliated directors of both CMRI and CCI. Gregg Christensen is a director of CMRI and an executive officer of both CMRI and CCI and all other officers of CMRI are also officers of CCI. Daniel Shaeffer, Chad Christensen and Gregg Christensen currently beneficially own approximately 84.5% of CCA, the sole owner of CCI Advisor and CMRI Asset Manager. CROP owns and controls CCPM II, CMRI’s property manager.

Directors and Management of the Combined Company and Fully Combined Company After the Mergers
The CCI Board currently consists of five directors, including three independent directors. Pursuant to the CRII Merger Agreement, CRII had the right to designate two independent directors to the CCI Board and CCI had the right to designate one independent director to the CCI Board. CMRI does not have the right to designate any directors to the CCI Board. CRII designated [•] and [•] to become independent directors of the CCI Board. Effective on the closing date of the CRII Merger, R. Brent Hardy and Gentry Jensen, former independent directors of CCI, resigned from the CCI Board. The current directors of the CCI Board are Chad Christensen (Executive Chairman), Daniel Shaeffer, John Lunt (independent director), [•] (independent director) and [•] (independent director). All current directors of the CCI Board are expected to comprise the board of directors of the Combined Company following the CMRI Merger and of the Fully Combined Company following the CMRI Merger and the CMRII Merger.
The executive officers of CCI immediately prior to the effective time of the CMRI Merger are expected to continue to serve as executive officers of the Combined Company after the CMRI Merger and the Fully Combined Company after the CMRI Merger and the CMRII Merger, with Daniel Shaeffer continuing to serve as Chief Executive Officer, Chad Christensen continuing to serve as Executive Chairman of the Board of Directors, Enzio Cassinis continuing to serve as President, Adam Larson continuing to serve as Chief Financial Officer, Susan Hallenberg continuing to serve as Chief Accounting Officer and Treasurer, Gregg Christensen continuing to serve as Chief Legal Officer and Secretary, Glenn Rand continuing to serve as Chief Operating Officer, Stan Hanks continuing to serve as Executive Vice President, Eric Marlin continuing to serve as Executive Vice President, Capital Markets, and Paul Fredenberg continuing to serve as Chief Investment Officer.
Regulatory Approvals Required for the CMRI Merger
CMRI and CCI are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the CMRI Merger.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of the CMRI Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of CMRI Common Stock and of the ownership and disposition of CCI Common Stock received in the CMRI Merger.
This summary is for general information only and is not tax advice. This summary assumes that holders of CMRI Common Stock and CCI Common Stock hold such Common Stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based upon the Code, Treasury Regulations promulgated under the Code, referred to herein as Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the CMRI Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to persons or entities that are subject to special treatment under U.S. federal income tax law, including, for example:
•	banks, insurance companies, and other financial institutions;
•	tax-exempt organizations or governmental organizations;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	persons or entities who hold shares of CMRI Common Stock (or, following the CMRI Merger, CCI Common Stock) pursuant to the exercise of any employee stock option or otherwise as compensation;
•	individuals subject to the alternative minimum tax;
•	regulated investment companies and REITs;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	broker, dealers or traders in securities;
•	United States expatriates and former citizens or long-term residents of the United States;
•
persons holding shares of CMRI Common Stock (or, following the CMRI Merger, CCI Common Stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons or entities deemed to sell CMRI Common Stock (or, following the CMRI Merger, CCI Common Stock) under the constructive sale provisions of the Code;
•	United States persons or entities whose functional currency is not the U.S. dollar;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by one or more qualified foreign pension funds;
•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Code; or
•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
For purposes of this summary, a “holder” means a beneficial owner of shares of CMRI Common Stock (or, following the CMRI Merger, of CCI Common Stock), and a “U.S. holder,” means a holder that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of the Code) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of shares of CMRI Common Stock that is not (i) a partnership, (ii) a U.S. holder or (iii) otherwise subject to special treatment under the Code.
If an entity treated as a partnership for U.S. federal income tax purposes holds shares of CMRI Common Stock (or, following the CMRI Merger, CCI Common Stock), the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of CMRI Common Stock (or, following the CMRI Merger, CCI Common Stock) and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion of material U.S. federal income tax consequences of the CMRI Merger and of the ownership and disposition of CCI Common Stock received in the CMRI Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
For purposes of this summary, the term “Combined Company” means either the Combined Company or the Fully Combined Company, as applicable.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE CMRI MERGER AND THE OWNERSHIP AND DISPOSITION OF CCI COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Material U.S. Federal Income Tax Consequences of the CMRI Merger
Qualification of the CMRI Merger as a Reorganization
The parties intend for the CMRI Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the CMRI Merger that Snell & Wilmer render an opinion to CMRI and DLA Piper render an opinion to CCI to the effect that the CMRI Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by CCI and CMRI regarding factual matters (including those contained in the tax representation letters provided by CCI and CMRI), and covenants undertaken by CCI and CMRI. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the CMRI Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the CMRI Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the CMRI Merger or any tax benefits that may be derived from the CMRI Merger.
Consequences of the CMRI Merger
Holders of CMRI Common Stock. The following discussion summarizes certain material U.S. federal income tax consequences of the CMRI Merger assuming the CMRI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
A holder of CMRI Common Stock will receive solely CCI Common Stock in exchange for shares of CMRI Common Stock pursuant to the CMRI Merger and generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of CCI Common Stock in exchange for shares of CMRI Common Stock in connection with the CMRI Merger.
A holder will have an aggregate tax basis in CCI Common Stock it receives in the CMRI Merger equal to the holder’s aggregate tax basis in its CMRI Common Stock surrendered pursuant to the CMRI Merger. If a holder acquired any of its shares of CMRI Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to CCI Common Stock received in the CMRI Merger. Such holders should consult their tax advisors regarding the proper allocation of their basis among CCI Common Stock received in the CMRI Merger under these Treasury Regulations.
The holding period of CCI Common Stock received by a holder in connection with the CMRI Merger will include the holding period of CMRI Common Stock surrendered in connection with the CMRI Merger. Holders owning blocks of CMRI Common Stock acquired at different times or different prices should consult their tax advisors with respect to identifying the holding periods of the particular shares of CCI Common Stock received in the CMRI Merger.
CMRI and CCI. Neither CMRI nor CCI will recognize gain or loss for U.S. federal income tax purposes upon the transfer of CMRI’s assets and liabilities to CCI pursuant to the CMRI Merger.
Certain Reporting Requirements
Under applicable Treasury Regulations, “significant holders” of CMRI Common Stock generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the CMRI Merger, such holder held 1% or more, by vote or value, of the total outstanding CMRI Common Stock or had a basis in CMRI non-stock securities of at least $1,000,000. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the CMRI Merger. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of CMRI Common Stock surrendered pursuant to the CMRI Merger (both as determined immediately before the surrender of shares), the date of the CMRI Merger, and the name and employer identification number of CCI, CMRI and Merger Sub, and the holder will be required to retain permanent records of these facts. U.S. holders should consult their tax advisors as to whether they may be treated as a “significant holder.”
THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE CMRI MERGER. HOLDERS OF CMRI COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE CMRI MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
REIT Qualification of CMRI and CCI
Tax Opinions from Counsel Regarding REIT Qualification of CMRI and CCI
It is a condition to the obligation of CMRI to complete the CMRI Merger that CMRI receive an opinion of DLA Piper (or other counsel to CCI reasonably satisfactory to CMRI) to the effect that, commencing with CCI’s taxable year ended on December 31, 2019, CCI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation will enable it to meet, through the closing of the CMRI Merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by CCI. This opinion will not be binding on the IRS or the courts.
In addition, it is a condition to the obligation of CCI to complete the CMRI Merger that CCI receive an opinion of DLA Piper (or other counsel to CMRI reasonably satisfactory to CCI) to the effect that, commencing with CMRI’s taxable year ended on December 31, 2016, CMRI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation will enable it to meet, through the closing of the CMRI Merger, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by CMRI. This opinion will not be binding on the IRS or the courts.
The Combined Company intends to continue to operate in a manner to qualify as a REIT following the CMRI Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.
Tax Liabilities and Attributes Inherited from CMRI
If CMRI failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, CMRI would be liable for (and the Combined Company would be obligated to pay) U.S. federal corporate income tax on its taxable income for such years, and, assuming the CMRI Merger qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of CMRI by the close of the taxable year in which the CMRI Merger occurs and would be subject to tax on the built-in gain on each CMRI asset existing at the time of the CMRI Merger if the Combined Company were to dispose of the CMRI asset in a taxable transaction during the five-year period following the CMRI Merger. Such tax would be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if CMRI qualified as a REIT at all relevant times, the Combined Company similarly would be liable for other unpaid taxes (if any) of CMRI (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the CMRI Merger the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from CMRI, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from CMRI. As a result, the nature of the assets that the Combined Company acquires from CMRI and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.
Qualification as a REIT requires CMRI to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to CMRI. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of CMRI.
Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of CCI Common Stock
This section summarizes the material U.S. federal income tax consequences generally resulting from the Combined Company being taxed as a REIT and the acquisition, ownership and disposition of CCI Common Stock. Note that “CCI” and “Combined Company” are interchangeable solely for purposes of this discussion.
The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of the Combined Company and of the election of CCI to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.
Taxation of the Combined Company
CCI has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2019. CCI believes that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2019, and that its intended manner of operation will enable the Combined Company to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. However, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that CCI has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if the Combined Company fails to qualify as a REIT.
Provided the Combined Company qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” (i.e. taxation at both the corporate and the stockholder levels) that generally results from investment in a C corporation. The Combined Company will, however, be subject to U.S. federal income taxes as follows:
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First, the Combined Company will be required to pay regular U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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Second, if the Combined Company has (i) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, the Combined Company will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property the Combined Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

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Third, the Combined Company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, it will be required to pay a tax equal to (i) the greater of (A) the amount by which it fails to satisfy the 75% gross income test and (B) the amount by which it fails to satisfy the 95% gross income test, multiplied by (ii) a fraction intended to reflect its profitability.

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Fifth, if the Combined Company fails to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test), as described below, due to reasonable cause and not due to willful neglect, and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused the Combined Company to fail such test.

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Sixth, if the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, the Combined Company may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

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Seventh, the Combined Company will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for the year, (ii) 95% of its capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

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Eighth, if the Combined Company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the Combined Company’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (i) the fair market value of the asset over (ii) its adjusted tax basis in the asset, in each case determined as of the date on which it acquired the asset.

•	Ninth, the Combined Company’s subsidiaries that are C corporations, including its TRSs described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.
•	Tenth, the Combined Company will be required to pay a 100% excise tax on transactions with its TRSs that are not conducted on an arm’s-length basis.

The Combined Company and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on its assets and operations.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association that satisfied each of the following requirements:
(1)	It is managed by one or more trustees or directors;
(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial ownership;
(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	It is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
(5)	It is beneficially owned by 100 or more persons;
(6)
Not more than 50% in value of the outstanding stock or shares of beneficial interest of which are owned, actually or constructively, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of each taxable year;

(7)
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and
(9)	It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.
The Code provides that requirements (1) through (4), and (8) must be satisfied during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (which, in CCI’s case, was 2019). For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of requirement (8) above, CCI has and the Combined Company will continue to have a calendar taxable year, and thereby satisfies this requirement.
CCI believes that it has been organized and has operated in a manner that has allowed CCI, and will continue to allow the Combined Company, to satisfy conditions (1) through (9) during the relevant time periods. In addition, the CCI Charter provides for restrictions regarding ownership and transfer of CCI’s shares that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to the CCI Common Stock is contained in the discussion in this proxy statement/prospectus under “Description of Capital Stock—Restriction on Ownership of Shares of Capital Stock” beginning on page 171. These restrictions, however, do not ensure that CCI has previously satisfied, and may not ensure that the Combined Company will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, the Combined Company complies with the rules contained in applicable Treasury Regulations that require the Combined Company to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “—Failure to Qualify.”
Ownership of Interests in Partnerships and Limited Liability Companies
The Combined Company owns various direct and indirect interests in entities that are partnerships and limited liability companies for state law purposes. A partnership or limited liability company that has a single owner, as determined under U.S. federal income tax laws, generally is disregarded from its owner for U.S. federal income tax purposes. Many of the partnerships and limited liability companies owned by the Combined Company currently are disregarded from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.
An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of CROP or any other partnership, joint venture or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as the assets and items of gross income of the Combined Company for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships.”
The Combined Company has control of its operating partnerships and the subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for the Combined Company’s qualification as a REIT. If the Combined Company becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the Combined Company’s status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, the Combined Company could fail to qualify as a REIT unless it were entitled to relief, as described below.
Ownership of Interests in Qualified REIT Subsidiaries
The Combined Company may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as the Combined Company’s qualified REIT subsidiary if the Combined Company owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries the Combined Company owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as the Combined Company’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Combined Company’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”
Ownership of Interests in TRSs
The Combined Company and its operating partnerships, own interests in companies that have elected, together with the Combined Company, to be treated as the Combined Company’s TRSs, and it may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS.
Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of the REIT’s tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to its parent REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to its parent REIT or on its behalf. Rents will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to a parent REIT from a TRS, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and its ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.
A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transaction Income.” A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% asset test, the 10% vote test or the 10% value test described below. See “—Asset Tests.”
Ownership of Interests in Subsidiary REITs
The Combined Company may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to the Combined Company. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on the Combined Company’s ability to comply with the REIT income and asset tests, and thus could impair the Combined Company’s ability to qualify as a REIT unless it could avail itself of certain relief provisions.
Gross Income Tests
The Combined Company must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:
•	rents from real property;
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interest on debt secured by mortgages on real property or on interests in real property and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;
•	gain from the sale of real estate assets (other than gain from prohibited transactions);
•	income and gain derived from foreclosure property; and
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income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company received during the one-year period beginning on the date on which the Combined Company received such new capital.

Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from Nonqualified Publicly Offered REIT Debt Instruments) or any combination of these.
Cancellation of indebtedness income and gross income from certain sales of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.
The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to the Combined Company.
Rents from Real Property. Rents the Combined Company receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the Combined Company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither the Combined Company nor an actual or constructive owner of 10% or more of its capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents the Combined Company receives from such a tenant that is a TRS of the Combined Company, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the Combined Company’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, the Combined Company may transfer a portion of such personal property to a TRS; and

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The Combined Company generally may not operate or manage the property or furnish or render noncustomary services to its tenants, subject to a 1% de minimis exception and except as provided below. The Combined Company may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the Combined Company may employ an independent contractor from whom it derives no revenue to provide customary services to the Combined Company’s tenants, or a TRS (which may be wholly or partially owned by the Combined Company) to provide both customary and non-customary services to the Combined Company’s tenants without causing the rent the Combined Company receives from those tenants to fail to qualify as “rents from real property.”

The Combined Company generally does not intend, and, as the managing member of the general partner of its operating partnerships, it does not intend to permit its operating partnerships, to take actions it believes will cause it to fail to satisfy the rental conditions described above. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios, or that a court would agree with its conclusions. If such a challenge were successful, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.
Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time the Combined Company committed to acquire the loan, the loan will be treated as secured by real property. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property will be treated as a wholly qualifying real estate asset and all interest will be qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.
Prohibited Transaction Income. Any gain that the Combined Company realizes on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its operating partnerships, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the managing member of the general partner of its operating partnerships, the Combined Company intends to cause its operating partnerships to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with its investment objectives. The Combined Company does not intend and does not intend to permit its operating partnerships or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions.
However, the IRS may successfully contend that some or all of the sales made by the Combined Company’s operating partnerships or its subsidiary partnerships or limited liability companies are prohibited transactions. The Combined Company would be required to pay the 100% penalty tax on its allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a TRS, but such income will generally be subject to regular U.S. federal corporate income tax.
Hedging Transactions. From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (i) any transaction the Combined Company enters into in the normal course of its business primarily to manage risk of (A) interest rate changes or fluctuations with respect to borrowings made or to be made by it to acquire or carry real estate assets, or (B) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income tests or any property which generates such income and (ii) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that the Combined Company does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.
TRS Income. To the extent the Combined Company’s TRSs pay dividends or interest, its allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). The Combined Company will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although the Combined Company expects these actions will be sufficient to prevent a violation of the gross income tests, it cannot guarantee that such actions will in all cases prevent such a violation.
Failure to Satisfy Gross Income Tests. The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure its compliance with the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Combined Company generally may make use of the relief provisions if (i) its failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with the applicable Treasury Regulations.
It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation of the Combined Company,” even if these relief provisions apply, and the Combined Company retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income.
Asset Tests
At the close of each calendar quarter of its taxable year, the Combined Company must also satisfy certain tests relating to the nature and diversification of its assets.
First, at least 75% of the value of the Combined Company’s total assets must generally consist of:
•	Cash or cash items, including certain receivables and shares in certain money market funds;
•	Government securities;
•	Interests in real property, including leaseholds and options to acquire real property and leaseholds;
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Interests in mortgage loans secured by real property, and interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	Stock or shares of beneficial interest in other REITs;
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Investments in stock or debt instruments during the one-year period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;

•	Debt instruments of publicly offered REITs; and
•	Personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.
Second, under the “5% asset test,” of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of the Combined Company’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets.
Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”
Fourth, no more than 20% (25% for taxable years beginning before January 1, 2018) of the value of the Combined Company’s total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of the Combined Company’s total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.
Sixth, not more than 25% of the value of the Combined Company’s total assets may be represented by debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which the Combined Company is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”
From time to time the Combined Company may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. The Combined Company intends that its ownership of any such securities will be structured in a manner that allows it to comply with the asset tests described above. The Combined Company believes that the assets that the Combined Company holds satisfy the foregoing asset test requirements. The Combined Company will not obtain, nor is the Combined Company required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Failure to Satisfy Asset Tests. The Combined Company will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT status if (i) the Combined Company satisfied the asset tests at the end of the preceding calendar quarter and (ii) the discrepancy between the value of the Combined Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets. If the Combined Company did not satisfy the second condition described in the preceding sentence, the Combined Company still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
In the event that the Combined Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Combined Company will not lose its REIT status if (i) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (ii) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, the Combined Company will not lose its REIT status if (i) the failure was due to reasonable cause and not to willful neglect, (ii) the Combined Company files a description of each asset causing the failure with the IRS, (iii) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies the failure and (iv) the Combined Company pays a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income from the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.
Annual Distribution Requirements
To maintain the Combined Company’s qualification as a REIT, each taxable year it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:
•	90% of its REIT taxable income; and
•	90% of its after-tax net income, if any, from foreclosure property; minus
•	the excess of the sum of certain items of non-cash income over 5% of its REIT taxable income.
For these purposes, the Combined Company’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
The Combined Company generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. Dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by the Combined Company and received by its stockholders on December 31 of the year in which they are declared. Additionally, at the Combined Company’s election, a distribution will be treated as paid in a taxable year if it is declared before the Combined Company timely files its tax return for such year and is paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by the Combined Company’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.
In order to be taken into account for purposes of the Combined Company’s distribution requirement, except as provided below, the amount distributed must not be preferential – i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by the Combined Company, provided it qualifies as a “publicly offered REIT.” CCI believes that it is, and expects the Combined Company will continue to be, a publicly offered REIT. However, Subsidiary REITs that the Combined Company may own from time to time may not be publicly offered REITs.
To the extent that the Combined Company does not distribute all of its net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, it will be required to pay regular U.S. federal corporate income tax on the undistributed amount. CCI believes that it has made, and the Combined Company intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations. In this regard, the partnership agreements of the Combined Company’s operating partnerships authorize the Combined Company to take such steps as may be necessary to cause its operating partnerships to distribute to its partners an amount sufficient to permit the Combined Company to meet these distribution requirements and to minimize its corporate tax obligation.
Under some circumstances, the Combined Company may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In that case, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, the Combined Company will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the Combined Company’s REIT distribution requirements, it will be treated as an additional distribution to the Combined Company’s stockholders in the year such dividend is paid. In addition, if a dividend the Combined Company has paid is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.
Furthermore, the Combined Company will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.
CCI expects that the Combined Company’s REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, CCI anticipates that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, the Combined Company may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving its cash.
Like-Kind Exchanges
The Combined Company and/or its subsidiaries may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property
The foreclosure property rules permit the Combined Company (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, the Combined Company would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends it would be required to distribute to stockholders. See “—Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% gross income test.
Foreclosure property treatment will end on the first day on which the Combined Company enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% gross income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent). Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years.
Failure to Qualify
If the Combined Company discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If the Combined Company fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay regular U.S. federal corporate income tax on its taxable income. Distributions to stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by it. As a result, CCI anticipates that the Combined Company’s failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if the Combined Company fails to qualify as a REIT, it will not be required to distribute any amounts to its stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026, subject to certain limitations and a minimum 45 day holding period with respect to the Combined Company’s stock. If the Combined Company fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which it loses its qualification. It is not possible to state whether in all circumstances the Combined Company would be entitled to this statutory relief.
Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships
The Combined Company may own interests in partnerships, including CROP. CROP is treated as a partnership for U.S. federal tax purposes. The following discussion summarizes the material U.S. federal income tax considerations that are applicable to the Combined Company’s direct and indirect investments in entities that are treated as partnerships for U.S. federal income tax purposes. The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.
Classification as Partnerships
The Combined Company is required to include in its income its distributive share of each partnership’s income and are allowed to deduct its distributive share of each partnership’s losses, but only if the partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it (i) is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations” and (ii) is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated domestic entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes. CROP intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association treated as a corporation.
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. If any partnership, including an operating partnership, does not qualify for any safe harbor and is treated as a publicly traded partnership, CCI believes that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.
CCI has not requested, and does not intend to request, a ruling from the IRS that any of its subsidiary partnerships is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a subsidiary partnership was treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, the Combined Company may not be able to qualify as a REIT, unless it qualifies for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a subsidiary partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case CCI might incur tax liability without any related cash distribution. See “—Annual Distribution Requirements.” Further, items of income and deduction of the subsidiary partnership would not pass through to CCI, and CCI would be treated as a shareholder for U.S. federal income tax purposes. Consequently, the subsidiary partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to CCI would constitute dividends that would not be deductible in computing the partnership’s taxable income.
Allocations of Income, Gain, Loss and Deduction
Although a partnership agreement (or limited liability company agreement) generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.
Tax Allocations With Respect to Contributed Properties
Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value (or book value) of the contributed property, and its adjusted tax basis at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. As a result of the CROP Merger, CCOP, CMRI OP and CMRII OP will be considered as contributing partners. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
CROP or other operating partnerships may, from time to time, acquire interests in property in exchange for interests in the acquiring operating partnership. In that case, the tax basis of these property interests generally will carry over to the acquiring operating partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method the Combined Company chooses or has agreed to in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnerships (i) could cause the

Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (ii) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Combined Company’s operating partnerships. An allocation described in clause (ii) above might cause the Combined Company or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the Combined Company’s ability to comply with the REIT distribution requirements. See “—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”
Any property acquired by CROP or another operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply to the acquisition transaction.
Partnership Audit Rules
Under current partnership audit rules, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that this may result in partnerships in which the Combined Company directly or indirectly invests being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and the Combined Company, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though the Combined Company, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in the Combined Company’s common stock.
Material U.S. Federal Income Tax Consequences to Holders of the Combined Company’s Common Stock
The following summary describes the principal U.S. federal income tax consequences to stockholders of purchasing, owning and disposing of the Combined Company’s common stock. Stockholders should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation as well as any consequences of the acquisition, ownership and disposition of the Combined Company’s common stock arising under the laws of any state, local or foreign taxing jurisdiction.
Taxation of Taxable U.S. Holders of the Combined Company’s Common Stock
Distributions Generally. If the Combined Company qualifies as a REIT, distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders when actually or constructively received. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by the Combined Company also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by the Combined Company from non-REIT corporations, such as any TRSs or (ii) income recognized by the Combined Company and on which the Combined Company has paid U.S. federal corporate income tax. The Combined Company does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends. However, under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.
Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month will be treated as both paid by the Combined Company and received by the Combined Company’s stockholders on December 31 of that year, provided that the distribution is actually paid by the Combined Company no later than January 31 of the following year. Distributions made by the Combined Company in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by the Combined Company in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares of the Combined Company stock will be treated as gain from the sale of such shares. See “Dispositions of the Combined Company’s Common Stock” below.
Capital Gain Dividends. Distributions to U.S. holders that the Combined Company properly designates as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held the Combined Company’s shares. However, U.S. holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
Retention of Net Capital Gains. If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of the Combined Company’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of the Combined Company’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and increase the basis of its shares of the Combined Company’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.
Dispositions of the Combined Company’s Common Stock. If a U.S. holder sells or disposes of shares of the Combined Company’s common stock, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Combined Company which were required to be treated as long-term capital gains.
Redemption of Shares of the Combined Company’s Preferred Stock. The treatment to be accorded to any redemption by the Combined Company of shares of preferred stock can only be determined on the basis of particular facts as to each U.S. holder of preferred stock at the time of redemption. In general, a U.S. holder of preferred stock will recognize capital gain or loss (provided the preferred stock are held as a capital asset) measured by the difference between the amount realized by the U.S. holder upon the redemption and such U.S. holder’s adjusted tax basis in the preferred stock redeemed if such redemption (i) results in a “complete termination” of the U.S. holder’s interest in all classes of shares of the Combined Company under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the U.S. holder’s interest in the Combined Company under Section 302(b)(2) of the Code (which will not be the case if only preferred stock are redeemed, since they generally do not have voting rights) or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder of preferred stock under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. U.S. holders of preferred stock should consult their tax advisors regarding the application of these rules.
Taxation of Tax-Exempt Holders of the Combined Company’s Common Stock
Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to as UBTI. Distributions made by the Combined Company and gain arising upon a sale of shares of the Combined Company’s common stock generally should not be UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.
For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in the Combined Company’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Combined Company’s shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of the Combined Company’s stock contained in the Combined Company’s charter, CCI does not expect the Combined Company to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders.
Material U.S. Federal Income Tax Consequences of the CMRI Merger to Non-U.S. Holders
Provided the CMRI Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the CMRI Merger to non-U.S. holders will generally be as follows: A non-U.S. holder of CMRI Common Stock will not recognize any gain or loss upon receipt of the Combined Company’s common stock in exchange for its CMRI Common Stock in connection with the CMRI Merger if CMRI is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. CMRI believes that it is a domestically controlled qualified investment entity. If CMRI were not domestically controlled, a non-U.S. holder would be subject to U.S. federal income tax on that holder’s gain in its CMRI Common Stock unless (i) the Combined Company is not domestically controlled and (ii) the non-U.S. holder complies with certain U.S. return filing requirements. If a non-U.S. holder were subject to tax on its exchange of CMRI Common Stock in the CMRI Merger, its gain would be measured by the excess of (A) the sum of the fair market value of the Combined Company’s common stock received in the exchange over (B) the non-U.S. holder’s adjusted tax basis in its CMRI Common Stock.
Taxation of Non-U.S. Holders of the Combined Company’s Common Stock
The rules governing non-U.S. holders are complex and no attempt is made herein to provide more than a brief summary of such rules. The Combined Company urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of its common stock, including any reporting requirements.
Distributions Generally. Distributions made by the Combined Company to non-U.S. holders that are not attributable to gains from sales or exchanges by the Combined Company of United States real property interests, or USRPIs, and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary dividends to the extent that they are made out of the Combined Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend paid, unless reduced or eliminated by an applicable income tax treaty. The Combined Company expects to withhold U.S. federal income tax at the rate of 30% on the gross amount of any such dividends paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with CCI or the Combined Company, certifying the non-U.S. holder’s entitlement to treaty benefits.
If the investment in the Combined Company’s stock is treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, the non-U.S. holder generally will be subject to a tax at the rates applicable to ordinary income, in the same manner as a U.S. holder is taxed with respect to ordinary dividend income (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a foreign corporation that is not entitled to any treaty exemption). In general, a non-U.S. holder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of CCI stock unless such non-U.S. holder has filed an IRS Form W-8ECI with CCI or the Combined Company.
Distributions in excess of the Combined Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s tax basis in its Combined Company stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, CCI expects the Combined Company to treat all distributions as made out of its current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that the Combined Company properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:
•
the investment in the Combined Company’s common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Combined Company also will be required to withhold and to remit to the IRS 21% (under current law) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by the Combined Company of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts the Combined Company designates as retained net capital gains in respect of its common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by the Combined Company on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Combined Company exceeds their actual U.S. federal income tax liability. If the Combined Company were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.
Dispositions of the Combined Company’s Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of the Combined Company’s common stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. The Combined Company’s common stock will not constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. CCI believes, but cannot guarantee, that the Combined Company will be a “domestically controlled qualified investment entity.”
In addition, dispositions of the Combined Company’s common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, dispositions of the Combined Company’s common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of the Combined Company’s common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either:
•
the gain is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on its capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If gain on the sale, exchange or other taxable disposition of the Combined Company’s common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of the Combined Company’s common stock were subject to taxation under FIRPTA, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Information Reporting and Backup Withholding
U.S. Holders
The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) when such holder receives payments on the Combined Company’s common stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:
•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	the holder furnishes an incorrect taxpayer identification number;
•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•
the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

A holder who does not provide the Combined Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders
Payments of dividends on the Combined Company’s common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on the Combined Company’s common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Medicare Contribution Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. The temporary 20% deduction, as added by the Tax Cuts and Jobs Act, with respect to ordinary REIT dividends received by noncorporate taxpayers is likely not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of the Combined Company’s common stock.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on the Combined Company’s common stock or gross proceeds from the sale or other disposition of the Combined Company’s common stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on the Combined Company’s common stock and to payments of gross proceeds from a sale or redemption of the Combined Company’s common stock. However, under recently proposed Treasury Regulations that may be relied on pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Combined Company’s common stock.
Other Tax Consequences
State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to the Combined Company’s tax treatment as a REIT and on an investment in the Combined Company’s common stock.
ACCOUNTING TREATMENT
CCI prepares its financial statements in accordance with U.S. generally accepted accounting principles, or GAAP. The CMRI Merger will be accounted for by using the business combination accounting rules, which require the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the determination of the fair value of consideration, and the recognition and measurement of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. After consideration of all applicable factors pursuant to the business combination accounting rules, including CMRI’s co-ownership of real estate with CRII, the CMRI Merger will be treated as a business combination under GAAP.
ISSUANCE OF SHARES IN THE CMRI MERGER
CCI will appoint DST Systems, Inc. as the exchange agent to record the issuance on the stock records of CCI of the amount of CCI Common Stock equal to the Merger Consideration that is issuable to each holder of shares of CMRI Common Stock (including any fractional shares). Shares of CCI Common Stock issuable as Merger Consideration in exchange for shares of CMRI Common Stock will be in uncertificated book-entry form.
DISTRIBUTIONS
The CMRI Merger Agreement permits CMRI to continue to pay regular distributions to its common stockholders in accordance with past practice at a monthly rate not to exceed $0.04792 per share. The CMRI Merger Agreement also permits CCI to continue to pay regular distributions to its common stockholders in accordance with past practice at a daily rate not to exceed $0.00136986. The payment of distributions will be coordinated by CMRI and CCI so that if either the CMRI stockholders or the CCI stockholders receive a regular distribution for any particular period prior to the closing of the CMRI Merger, the stockholders of the other company will also receive a distribution for the same period.
The CMRI Merger Agreement also permits CMRI OP and CCOP to continue to pay regular distributions in accordance with past practice.
EXIT REPORT FOR CMRI COMMON STOCK
If the CMRI Merger is completed, CMRI will file an exit report on Form 1-Z with the SEC and will no longer file reports with the SEC.

THE CMRI MERGER AGREEMENT
This section of this proxy statement/prospectus summarizes the material provisions of the CMRI Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. This summary is qualified in its entirety by reference to Annex A. As a stockholder, you are not a third-party beneficiary of the CMRI Merger Agreement, and therefore you may not directly enforce any of its terms and conditions.
This summary may not contain all of the information about the CMRI Merger Agreement that is important to you. CMRI and CCI urge you to carefully read the full text of the CMRI Merger Agreement because it is the legal document that governs the CMRI Merger. The CMRI Merger Agreement is not intended to provide you with any factual information about CMRI or CCI. In particular, the assertions embodied in the representations and warranties contained in the CMRI Merger Agreement (and summarized below) are qualified by certain disclosure letters each of the parties delivered to the other in connection with the signing of the CMRI Merger Agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the CMRI Merger Agreement. In addition, the representations and warranties are qualified by information that each of CMRI and CCI filed with the SEC prior to the effective date of the CMRI Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by stockholders or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the CMRI Merger Agreement. The representations and warranties and other provisions of the CMRI Merger Agreement and the description of such provisions in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of CMRI and CCI files with the SEC and the other information in this proxy statement/prospectus. See “Where You Can Find More Information” on page 203.
CMRI and CCI acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement/prospectus not misleading. CMRI and CMRI OP are collectively referred to herein as the “CMRI Parties,” and CCI, Merger Sub and CROP (as successor to CCOP], are collectively referred to herein as the “CCI Parties.”
Form, Effective Time and Closing of the CMRI Merger
The CMRI Merger Agreement provides for the combination of CMRI and CCI through the merger of CMRI with and into Merger Sub, with Merger Sub surviving the CMRI Merger as the Surviving Entity, upon the terms and subject to the conditions set forth in the CMRI Merger Agreement. The CMRI Merger will become effective at such time as the articles of merger (“Articles of Merger”) are accepted for record by the State Department of Assessments and Taxation of Maryland, or SDAT, or on such later date and time agreed to by CMRI and CCI and specified in the Articles of Merger (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT).
The CMRI Merger Agreement also provides for the combination of CMRI OP with and into CROP (as successor to CCOP), with CROP surviving the CMRI OP Merger, upon the terms and subject to the conditions set forth in the CMRI Merger Agreement. The CMRI OP Merger will become effective at the time set forth in the certificate of merger filed with the Delaware Secretary of State for the CMRI OP Merger, it being understood and agreed that the CMRI OP Merger is to become effective after, but on the same day as, the CMRI Merger.
The CMRI Merger Agreement provides that the closing of the CMRI Merger will take place at 10:00 a.m. Eastern time on the third business day following the date on which the last of the conditions to closing of the CMRI Merger described below under “—Conditions to Completion of the CMRI Merger” have been satisfied or waived (other than the conditions that by their terms are required to be satisfied and waived at the closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed to by CMRI and CCI.
Governing Documents
The CCI Charter, as supplemented by the Articles Supplementary for both the CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock (each attached as exhibits to the CRII Merger Agreement which is included in our Current Report on Form 8-K dated February 1, 2021 filed with the SEC), will be the charter of CCI following the CMRI Merger. The certificate of formation and the operating agreement of Merger Sub will be unaffected by the CMRI Merger. The CROP Partnership Agreement (included in our Current Report on Form 8-K dated February 1,

2021 filed with the SEC), which became effective upon completion of the CROP Merger, will be unaffected by the CMRI Merger. See “Summary of CROP Partnership Agreement” beginning on page 182 for a summary of certain material terms of the amended and restated limited partnership agreement.
Consideration to be Received in the CMRI Merger and the CMRI OP Merger
CMRI Merger
At the effective time of the CMRI Merger, each share of CMRI Common Stock issued and outstanding immediately prior to the effective time of the CMRI Merger will convert into the right to receive 1.175 shares of CCI Common Stock. The cancellation and conversion of the shares of CMRI Common Stock into the right to receive the Merger Consideration will occur automatically at the effective time of the CMRI Merger. In accordance with the CMRI Merger Agreement, CCI will appoint DST Systems, Inc. as the exchange agent to record the issuance on the stock records of CCI of the amount of CCI Common Stock equal to the Merger Consideration that is issuable to each holder of shares of CMRI Common Stock (including any fractional shares thereof).
CMRI OP Merger
The CMRI OP Merger will occur immediately after the CMRI Merger. At the effective time of the CMRI OP Merger, each partnership unit of CMRI OP issued and outstanding immediately prior to the effective date of the CMRI OP Merger will be split so that the total number of CMRI OP partnership units then outstanding equals the number of shares of CMRI Common Stock that were outstanding immediately prior to the effective time of the CMRI Merger. Immediately after the CMRI OP Unit Split, each partnership unit of CMRI OP issued and outstanding immediately prior to the effective time of the CMRI OP Merger will convert into the right to receive 1.175 CROP Common Units. The cancellation and conversion of the partnership units of CMRI OP into the right to receive the Merger Consideration will occur automatically at the effective time of the CMRI OP Merger. Each partnership unit of CROP issued and outstanding immediately prior to the effective time of the CMRI OP Merger will remain outstanding.
No Appraisal Rights
No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, will be available to holders of CMRI Common Stock with respect to the CMRI Merger pursuant to the CMRI Merger Agreement.
Representations and Warranties
The CMRI Merger Agreement contains a number of representations and warranties made by each of the CMRI Parties and CCI Parties. The representations and warranties were made by the respective parties as of the date of the CMRI Merger Agreement and do not survive the effective time of the CMRI Merger or any earlier termination of the CMRI Merger Agreement. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the CMRI Merger Agreement, in information filed with the SEC by CMRI and CCI prior to the date of the CMRI Merger Agreement or in the disclosure letters delivered in connection therewith.
Representations and Warranties of the CMRI Parties
The CMRI Parties made representations and warranties in the CMRI Merger Agreement relating to, among other things:
•	corporate organization, valid existence, organizational documents, good standing, qualification to do business, and subsidiaries;
•	capitalization;
•	due authorization, execution, delivery and enforceability of the CMRI Merger Agreement;
•	board and special committee approvals;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;

•	SEC filings and financial statements;
•	absence of improper payments;
•	no undisclosed liabilities;
•	absence of material changes to the conduct of CMRI’s business since September 30, 2020 or any “material adverse effect” (described below) to CMRI since September 30, 2020;
•	labor and other employment matters and employee benefit plans;
•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;
•	real properties and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of the opinion of the CMRI Special Committee’s financial advisor;
•	broker’s, finder’s, investment banker’s or other similar fees;
•	inapplicability of the Investment Company Act;
•	exemption of the CMRI Merger from anti-takeover statutes;
•	stockholder vote in connection with the CMRI Merger;
•	COVID-19 matters;
•	related-party transactions; and
•	limitation on warranties and disclaimer of other representations and warranties.
Representations and Warranties of the CCI Parties
The CCI Parties made representations and warranties in the CMRI Merger Agreement relating to, among other things:
•	corporate organization, valid existence, organizational documents, good standing, qualification to do business and subsidiaries;
•	capitalization;
•	due authorization, execution, delivery and enforceability of the CMRI Merger Agreement;
•	board and special committee approvals;
•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;
•	permits and compliance with law;
•	SEC filings and financial statements;
•	internal accounting controls, compliance with the Sarbanes-Oxley Act, and the absence of improper payments;
•	no undisclosed liabilities;
•	absence of material changes to the conduct of CCI’s and Merger Sub’s business since September 30, 2020 or any “material adverse effect” (described below) to CCI or Merger Sub since September 30, 2020;
•	absence of employees and employee benefit plans;

•	material contracts;
•	litigation;
•	environmental matters;
•	intellectual property;
•	real properties and leases;
•	tax matters, including qualification as a REIT;
•	insurance;
•	receipt of an opinion from the CCI Special Committee’s financial advisor;
•	broker’s, finder’s, investment banker’s, or other similar fees;
•	inapplicability of the Investment Company Act;
•	COVID-19 matters;
•	related-party transactions;
•	the purposes, activities and ownership of Merger Sub; and
•	limitation on warranties and disclaimer of other representations and warranties.
Definition of “Material Adverse Effect”
Many of the representations of the CMRI Parties and the CCI Parties are qualified by a “material adverse effect” standard (for example, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the CMRI Merger Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition or occurrence, that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CMRI and its subsidiaries, taken as a whole, or CCI and its subsidiaries, taken as a whole, as applicable, or (ii) would reasonably be expected to prevent or materially impair the ability of the CMRI Parties or the CCI Parties, as applicable, to consummate the CMRI Merger before October 25, 2021, the Outside Date.
However, any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from the following will not be deemed to constitute, or be taken into account in determining whether a material adverse effect has occurred for the applicable party:
(i)
any failure of CMRI or CCI, as applicable, to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect),

(ii)	any changes that generally affect the residential real estate industry in which the CMRI and its subsidiaries or CCI and its subsidiaries, as applicable, operate,
(iii)	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates,
(iv)	any changes in the regulatory or political conditions in the United States or in any other country or region of the world,
(v)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the CMRI Merger Agreement,
(vi)
the taking of any action expressly required by the CMRI Merger Agreement or, in the case of CCI, assuming no waiver or amendment thereof that was not approved by CMRI, the CRII Merger Agreement or the CMRII Merger Agreement,

(vii)	earthquakes, hurricanes, floods or other natural disasters,
(viii)	any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any governmental authority in connection with any epidemic, pandemic or disease outbreak,
(ix)	changes or prospective changes in GAAP or in any law of general applicability unrelated to the CMRI Merger (or the interpretation or enforcement of the foregoing), or
(x)
the public announcement of the CMRI Merger Agreement or the pendency of the CMRI Merger Agreement, including the impact thereof on the relationships of CMRI and its subsidiaries or CCI and its subsidiaries, as applicable, with their respective partners or other material third-party business relations.

provided, however, that if any event described in clauses (ii), (iii), (iv), (v), (vii), (viii) and (ix) has had a disproportionate adverse impact on CMRI and its subsidiaries, taken as a whole, or CCI and its subsidiaries, taken as a whole, relative to other companies in the residential real estate industry in the geographic regions in which CMRI and its subsidiaries or CCI and its subsidiaries operate, then only the disproportionate incremental impact of such event will be taken into account for the purpose of determining whether a material adverse effect has occurred.
Covenants and Agreements
Conduct of the Business of CMRI Pending the CMRI Merger
CMRI has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the CMRI Merger or the valid termination of the CMRI Merger Agreement. In general, except with the prior written consent of CCI (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly contemplated by the CMRI Merger Agreement or the disclosure letter attached thereto, or to the extent required by law, CMRI has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course business, and use all reasonable efforts to (i) preserve intact its current business organization, goodwill, ongoing business and significant relationships with third parties, (ii) maintain the status of CMRI as a REIT and (iii) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).
Without limiting the foregoing, CMRI has also agreed that, except with CCI’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly contemplated by the CMRI Merger Agreement or the disclosure letter attached thereto, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:
•
amend or propose to amend the CMRI Charter or the CMRI Bylaws, the certificate of limited partnership of CMRI OP, the CMRI OP Partnership Agreement or such equivalent organizational or governing documents of any material subsidiary of CMRI, or waive the stock ownership limit or create an excepted holder limit (as defined in the CMRI Charter) under the CMRI Charter, other than as contemplated by the CMRI Merger Agreement in connection with a Superior Proposal;

•
adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CMRI or any subsidiaries of CMRI (other than a wholly owned subsidiary of CMRI);

•
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of CMRI Common Stock or any common stock of any CMRI subsidiary or other equity securities or ownership interests of CMRI or any CMRI subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (i) the declaration and payment by CMRI of regular dividends in accordance with past practice at a monthly rate not to exceed $0.04792 per share of CMRI Common Stock, (ii) the payment by CMRI OP of regular distributions in accordance with past practice, (iii) the declaration and payment of dividends or other distributions to CMRI or CMRI OP by any directly or indirectly wholly owned subsidiary of CMRI, and (vi) distributions by any CMRI subsidiary that is not wholly owned, directly or indirectly, by CMRI or CMRI OP, in accordance with the requirements of the organizational documents of such CMRI subsidiaries; provided that, notwithstanding the foregoing restrictions and limitations, CMRI and any CMRI subsidiary will be permitted to make distributions (without the consent of CCI) reasonably necessary for CMRI to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);
•
except as required pursuant to the terms of any outstanding securities as set forth in the CMRI or CMRI OP governing documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CMRI Common Stock or other equity or debt interests of CMRI or a CMRI subsidiary or securities convertible or exchangeable into or exercisable therefor;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the CMRI Merger Agreement in a manner that would not reasonably be expected to be materially adverse to the CMRI Parties or to prevent or impair their ability to consummate the CMRI Merger and the CMRI OP Merger;

•
except for transactions among CMRI and one or more wholly owned subsidiaries of CMRI or among one or more wholly owned subsidiaries of CMRI, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CMRI or any of the capital stock or equity interests of any CMRI subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any CMRI Common Stock or any of the common stock or other equity interests of any CMRI subsidiary;

•	enter into any contract or understanding with respect to the voting of any shares of CMRI or any of the CMRI subsidiaries;
•
acquire or agree to acquire any material assets, except (i) acquisitions by CMRI or any wholly owned subsidiary of CMRI of or from an existing wholly owned subsidiary of CMRI and (ii) other acquisitions of personal property for a purchase price of less than $100,000 in the aggregate;

•
sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any contract to which CMRI or any CMRI subsidiary is a party will be considered to be done in the ordinary course of business;

•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly owned subsidiary of CMRI), except (i) indebtedness incurred under CMRI’s or any CMRI subsidiary’s existing credit facilities in the ordinary course of business, (ii) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $100,000 and (iii) refinancing of existing indebtedness (provided that the terms of such new indebtedness will not be materially more onerous on CMRI compared to the existing indebtedness and the principal amount of such replacement indebtedness will not be materially greater than the indebtedness it is replacing);

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CMRI;

•	enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
•
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CMRI material contract (or any contract that, if existing as of the date of the CMRI Merger Agreement, would be a CMRI material contract) in any material respect, except as expressly permitted by the CMRI Merger Agreement;

•
authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing contracts, or in conjunction with emergency repairs;

•
make any payment, direct or indirect, of any liability of CMRI or any CMRI subsidiary before it comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any indebtedness otherwise permitted by the CMRI Merger Agreement;

•
waive, release, assign, settle or compromise any material legal action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) (A) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CMRI on the most recent balance sheet of CMRI made available to CCI as of the date of the CMRI Merger Agreement) no greater than $25,000 individually or $100,000 in the aggregate, (B) do not involve the imposition of injunctive relief against CMRI or any CMRI subsidiary or the Surviving Entity and (C) do not provide for any admission of material liability by CMRI or any of the CMRI subsidiaries, or (ii) are made with respect to any legal action or proceeding involving any present, former or purported holder or group of holders of capital stock of CMRI in accordance with the CMRI Merger Agreement;

•
(i) hire any officer or employee of CMRI or any CMRI subsidiary, (ii) except where due to cause, terminate any officer of CMRI or any CMRI subsidiary, (iii) increase in any manner the amount of compensation or benefits of any officer of CMRI or any CMRI subsidiary or of any employee or officer of CMRI Asset Manager or any affiliate thereof or (iv) enter into or adopt, amend or terminate any bonus or other compensation or employee benefits arrangement for any officer of CMRI or any CMRI subsidiary or any employee or officer of CMRI Asset Manager or any affiliate thereof;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;
•	form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
•
fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•
enter into or modify in a manner adverse to CMRI any CMRI tax protection agreement (as defined in the CMRI Merger Agreement); make, change or rescind any material election relating to taxes; change a material method of tax accounting; file or amend any material tax return; settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment; enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund; or give or request any waiver of a statute of limitations with respect to any material tax return, with certain exceptions;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause CMRI to fail to qualify as a REIT or any CMRI subsidiary to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•
take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of CMRI Common Stock with respect to the CMRI Merger or any other transactions contemplated by the CMRI Merger Agreement;

•	permit any liens or encumbrances other than those permitted by the CMRI Merger Agreement or that would not reasonably be expected to have a material adverse effect;
•	materially modify or reduce the amount of any insurance coverage provided by CMRI’s insurance policies;
•	enter into certain related-party transactions except in the ordinary course of business or as provided for in the CMRI Merger Agreement; or
•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Conduct of the Business of CCI Pending the CMRI Merger
CCI has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the CMRI Merger or the valid termination of the CMRI Merger Agreement. In general, except with the prior written consent of the CMRI (which consent will not be unreasonably withheld, delayed or conditioned), or as may be expressly required or permitted pursuant to the CMRI Merger Agreement and the disclosure letter attached thereto, or to the extent required by law, CCI has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course, and use all reasonable efforts to (i) preserve intact its current business organization, goodwill, ongoing business and significant relationships with third parties, (ii) maintain the status of CCI as a REIT and (iii) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).
Without limiting the foregoing, CCI has also agreed that, except with CMRI’s prior written approval (which consent will not be unreasonably withheld, delayed, or conditioned), or as may be contemplated by the CMRI Merger Agreement, the CRII Merger Agreement or the CMRII Merger Agreement, or as set forth in the disclosure letter attached to the CMRI Merger Agreement, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:
•
amend or propose to amend the CCI Charter or the CCI Bylaws, the certificate of limited partnership of CROP (as successor to CCOP), the CROP Partnership Agreement, or such equivalent organizational or governing documents of any material subsidiary of CCI, amend the CCI dividend reinvestment plan or the CCI share repurchase program in a manner material to CCI, or waive the stock ownership limit or create an excepted holder limit (as defined in the CCI Charter) under the CCI Charter;

•	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCI or any subsidiaries of CCI (other than a wholly owned subsidiary of CCI);
•
declare, set aside, or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CCI or any CCI subsidiary or other equity securities or ownership interests in CCI or any CCI subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (i) the declaration and payment by CCI of regular dividends in accordance with past practice at a daily rate not to exceed $0.00136986 per share of CCI Common Stock, (ii) the payment by CROP (as successor to CCOP) of regular distributions in accordance with past practice, (iii) payments pursuant to the terms of the CCI Series 2019 Preferred Stock and the corresponding Series 2019 preferred limited partner units of CROP (as successor to CCOP), (iv) the declaration and payment of dividends or other distributions to CCI or CROP by any directly or indirectly wholly owned subsidiary of CCI and (v) distributions by any CCI subsidiary that is not wholly owned, directly or indirectly, by CCI or CROP, in accordance with the requirements of the organizational documents of such CCI subsidiary; provided that, notwithstanding the foregoing restrictions and limitations, CCI and any CCI subsidiary will be permitted to make distributions reasonably necessary for CCI to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•
except as required pursuant to the terms of any outstanding securities as set forth in the CCI or CROP (as successor to CCOP) governing documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CCI Common Stock or other equity or debt interests of CCI or a CCI subsidiary or securities convertible or exchangeable into or exercisable therefor;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the CMRI Merger Agreement in a manner that would not reasonably be expected to be materially adverse to the CCI Parties or to prevent or impair their ability to consummate the CMRI Merger and the CMRI OP Merger;

•
except for transactions among CCI and one or more wholly owned subsidiaries of CCI or among one or more wholly owned subsidiaries of CCI, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CCI or any of the capital stock or equity interests of any CCI subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any CCI Common Stock or any common stock or other equity interests of any CCI subsidiary;

•	enter into any contract or understanding with respect to the voting of any shares of CCI or any of the CCI subsidiaries;
•
acquire or agree to acquire any material assets, except (i) acquisitions by CCI or any wholly owned subsidiary of CCI of or from an existing wholly owned subsidiary of CCI or (ii) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;

•
sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any contract to which CCI or any CCI subsidiary is a party will be considered to be done in the ordinary course of business;

•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person, except (i) indebtedness incurred under CCI’s or any CCI subsidiary’s existing credit facilities in the ordinary course of business, (ii) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (iii) refinancing of existing indebtedness (provided that the terms of such new indebtedness will not be materially more onerous on CCI compared to the existing indebtedness and the principal amount of such replacement indebtedness will not be materially greater than the indebtedness it is replacing);

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CCI;

•	enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
•
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CCI material contract (or any contract that, if existing as of the date of the CMRI Merger Agreement, would be a CCI material contract), except as expressly permitted by the CMRI Merger Agreement;

•
authorize, make or commit to make any material capital expenditures other than (i) in the ordinary course of business or (ii) to address obligations under existing contracts, or in conjunction with emergency repairs;

•
make any payment, direct or indirect, of any liability of CCI or any CCI subsidiary before it comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any indebtedness otherwise permitted by the CMRI Merger Agreement;

•
waive, release, assign, settle or compromise any material legal; action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) (A) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CCI on the most recent balance sheet included in the CCI’s reports filed with SEC as of the date of the CMRI Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against CCI or any CCI subsidiary or the Surviving Entity and (C) do not provide for any admission of material liability by CCI or any of the CCI subsidiaries, or (ii) are made with respect to any legal action or proceeding involving any present, former or purported holder or group of holders of capital stock of CCI in accordance with the CMRI Merger Agreement;

•
(i) hire any officer or employee of CCI or any CCI subsidiary, (ii) except where due to cause, terminate any officer of CCI or any CCI subsidiary, (iii) increase in any manner the amount of compensation of any officer of CCI or any CCI subsidiary or of any employee or officer of CCI Advisor or any affiliate thereof or (iv) enter into or adopt any bonus or other compensation arrangement for any officer of CCI or any CCI subsidiary or any employee or officer of CCI Advisor or any affiliate thereof;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;
•	form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
•
fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•
enter into or modify in a manner adverse to CCI any CCI tax protection agreement (as defined in the CMRI Merger Agreement); make, change or rescind any material election relating to taxes, change a material method of tax accounting; file or amend any material tax return; settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment; enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund; or give or request any waiver of a statute of limitations with respect to any material tax return, with certain exceptions;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause CCI to fail to qualify as a REIT or any CCI subsidiary to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	permit any liens or encumbrances other than those permitted by the CMRI Merger Agreement or that would not reasonably be expected to have a material adverse effect;
•	materially modify or reduce the amount of any insurance coverage provided by CCI’s insurance policies;
•	enter into certain related-party transactions except in the ordinary course of business or as provided for in the CMRI Merger Agreement;
•	fail to remain a “publicly offered” REIT under Section 562(c) of the Code; or
•	authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
CCI further agreed that until the earlier of the effective time of the CMRI Merger or the valid termination of the CMRI Merger Agreement, except as may be consented to in advance in writing by CMRI (as determined in its sole discretion), CCI will not, and will not cause or permit any of its subsidiaries to, agree to any material modification, amendment or termination of, or waiver, release, compromise or assignment of any material rights or claims under, the CRII Merger Agreement, the CMRII Merger Agreement or the Amended and Restated Advisory Agreement.
Form S-4; Proxy Statement and Prospectus
CCI agreed to prepare (with CMRI’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4, which will include the CMRI proxy solicitation materials, to register the shares of CCI Common Stock to be issued in the CMRI Merger. CCI and CMRI agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act and (iii) keep the Form S-4 effective for so long as necessary to complete the CMRI Merger.
As soon as practicable after the Form S-4 is declared effective, CMRI agreed to deliver this proxy statement/prospectus to the CMRI’s stockholders entitled to vote at the Special Meeting and to hold the Special Meeting as soon as practicable after the Form S-4 is declared effective. CMRI further agreed to include in this proxy statement/prospectus the CMRI Special Committee’s and the CMRI Board’s recommendation to CMRI stockholders that they approve the CMRI Merger and to use its reasonable best efforts to obtain the required CMRI stockholder approval.
Access to Information; Confidentiality
The CMRI Merger Agreement requires CMRI, on the one hand, and CCI, on the other, to provide, and to cause each of their respective subsidiaries to provide, with limited exceptions, to the other reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel, and records, and a copy of each report, schedule, registration statement and other document filed by it after the date of the CMRI Merger Agreement.

Each of CMRI and CCI will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of their existing confidentiality agreement.
No Solicitation; Change in Recommendation
From the effective date of the CMRI Merger Agreement, CMRI will not, and will cause each of the CMRI subsidiaries and will direct each of its and their respective directors, officers, affiliates and representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of, or furnish to any person other than the CCI Parties or their representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that CMRI will be permitted to waive or not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a person to make a confidential Acquisition Proposal directly to the CMRI Special Committee if the CMRI Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or not enforce would be inconsistent with the CMRI directors’ duties under applicable law), (iv) enter into any contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA (as defined in the CMRI Merger Agreement)), or (v) take any action to exempt any person from any takeover statute or similar restrictive provision of the CMRI Charter, the CMRI Bylaws or the organizational documents or agreements of any CMRI subsidiary. In furtherance of the foregoing, CMRI will, and will cause each CMRI subsidiary and each representative of CMRI and the CMRI subsidiaries to, immediately cease any discussions, negotiations or communications with any person with respect to any Acquisition Proposal or potential Acquisition Proposal and use reasonable efforts to cause such person to return or destroy all non-public information concerning CMRI and the CMRI subsidiaries to the extent permitted pursuant to any confidentiality agreement with such person and promptly terminate all physical and electronic data room access granted to such person.
At any time prior to obtaining the required CMRI stockholder approval, CMRI and its representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the CMRI Merger Agreement, contact such person to clarify the terms and conditions of such Acquisition Proposal and (i) provide information in response to a request therefor by the person who made the written Acquisition Proposal, provided that (A) such information is provided pursuant to one or more Acceptable NDAs and (B) CMRI provides such information to CCI prior to or at the same time the information is provided to such person, and (ii) engage or participate in any discussions or negotiations with the person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CMRI Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.
CMRI will promptly notify CCI in writing if (i) any Acquisition Proposal is received by CMRI or any CMRI subsidiary, (ii) any request for information relating to CMRI or any CMRI subsidiary is received by CMRI or any CMRI subsidiary from any person who informs CMRI or any CMRI subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CMRI or any CMRI subsidiary regarding any Acquisition Proposal, and thereafter will promptly keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.
Prior to the time that the required CMRI stockholder approval is obtained, the CMRI Board (or the CMRI Special Committee) may make an Adverse Recommendation Change (defined below) and/or terminate the CMRI Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal only if (i) CMRI receives an Acquisition Proposal that was not obtained in violation of the CMRI Merger Agreement and such Acquisition Proposal is not withdrawn and (ii) the CMRI Special Committee has determined (A) that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with outside legal counsel and its financial advisor, that failure to take such action would be inconsistent with the duties of the directors of CMRI under applicable Maryland law; provided, however, that in connection with any such Acquisition Proposal (1) CMRI has given CCI at least five business days’ prior written notice of its intention to take such action and (2) CCI and CMRI have negotiated in good faith during such notice period to enable CCI to propose in writing revisions to the terms of the CMRI Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.
Outside of the context of an Acquisition Proposal, prior to the time that the required CMRI stockholder approval is obtained, the CMRI Board (or the CMRI Special Committee) may also make an Adverse Recommendation Change in response to a change in circumstances or development occurring or arising after the date of the CMRI Merger Agreement that materially affects the business, assets or operations of CMRI and that was not known to or reasonably foreseeable by the CMRI Board prior to the execution of the CMRI Merger Agreement, provided that, prior to making such recommendation, CMRI promptly notifies CCI in writing of its intention to take such action and negotiates in good faith with CCI for five business days regarding any revisions to the CMRI Merger Agreement.
For purposes of the CMRI Merger Agreement:
“Acquisition Proposal” generally means any bona fide proposal or offer from any person (other than CCI or any of its subsidiaries) made after January 26, 2021, whether in one transaction or a series of related transactions, relating to any (i) merger, consolidation, share exchange, business combination or similar transaction involving CMRI or any significant CMRI subsidiary, (ii) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CMRI or any of its subsidiaries representing 20% or more of the consolidated assets of CMRI, (iii) issue, sale or other disposition by CMRI of securities representing 20% or more of the votes associated with the outstanding CMRI Common Stock, (iv) tender offer or exchange offer in which any person or group will acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding CMRI Common Stock, or (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CMRI in which a third party will acquire beneficial ownership of 20% or more of the outstanding shares of CMRI Common Stock.
“Adverse Recommendation Change” generally means an action or inaction by the CMRI Board to (i) change, withhold, withdraw, qualify or modify the CMRI Board’s recommendation with respect to the CMRI Merger (or announce its intention to do so), (ii) authorize, approve, endorse, declare advisable, adopt or recommend any Acquisition Proposal (or announce its intention to do so), (iii) authorize, cause or permit CMRI or any CMRI subsidiary to enter into any Alternative Acquisition Agreement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer for CMRI Common Stock other than a recommendation against such offer or (v) fail to make the CMRI Board recommendation or to include the CMRI Board recommendation in this proxy statement/prospectus.
“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to 20% will be replaced with 50%) that the CMRI Board (based on the recommendation of the CMRI Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors and after taking into account (i) all of the terms and conditions of the Acquisition Proposal and the CMRI Merger Agreement (as it may be proposed to be amended by CCI) and (ii) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CMRI Special Committee determines in good faith to be material to such analysis)) to be more favorable from a financial point of view to the stockholders of CMRI than the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement (as it may be proposed to be amended by CCI).
Consents and Approvals
Each of CMRI and CCI has agreed to use its reasonable best efforts to take all actions advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the CMRI Merger, including the taking of all actions necessary to satisfy each party’s conditions to closing, obtaining of all necessary consents and approvals from governmental entities or other persons in connection with the consummation of the CMRI Merger, defending any lawsuits or other legal proceedings challenging the consummation of the CMRI Merger, and executing and delivering any additional instruments advisable to consummate the CMRI Merger; provided, that neither CMRI nor CCI will have any obligation to effect the disposition of any assets or otherwise to take any actions that would limit its freedom with respect to its business or assets.
Each of CMRI and CCI has agreed to give any notices to any person, and each of CMRI and CCI will use its reasonable best efforts to obtain any consents from any person that are necessary or advisable to consummate the

CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement. However, no party will be obligated to pay any third party whose approval or consent is being solicited any consideration, make any accommodation or commitment or incur any liability or other obligation to such third party other than commercially reasonable processing and consent fees in connection with obtaining the consent or approval of any lender with respect to certain indebtedness specified in the disclosure letters of the respective parties.
Notification of Certain Actions; Litigation
The parties have agreed to give prompt notice to each other:
•
in the event of any notice or other communication received by such party from (i) any governmental authority in connection with the CMRI Merger or (ii) any person alleging that the consent of such person may be required in connection with the CMRI Merger;

•
if (i) any representation or warranty made by such party in the CMRI Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the CMRI Merger Agreement would be incapable of being satisfied by the Outside Date or (ii) such party fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it pursuant to the CMRI Merger Agreement; and

•
of any action commenced, or to the knowledge of such party, threatened against, relating to or involving such party or any of its subsidiaries, which relates to the CMRI Merger Agreement, the CMRI Merger, or the other transactions contemplated by the CMRI Merger Agreement.

The parties have each agreed to give the other party the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against such party and/or its directors relating to the CMRI Merger Agreement and the transactions contemplated thereby.
The CCI Parties have agreed to give prompt notice to CMRI if (i) any representation or warranty or covenant made by any party to the CRII Merger Agreement or the CMRII Merger Agreement is breached that results in the failure to close any such merger in accordance with the terms of the applicable merger agreement, regardless of whether such breach or condition is waived by any party to such merger agreement or (ii) any applicable party proposes to modify, amend, terminate, waive, release, compromise or assign any material rights or claims under either the CRII Merger Agreement or the CMRII Merger Agreement.
Publicity
CMRI and CCI have agreed, subject to certain exceptions, that they will obtain consent (which consent will not be unreasonably withheld, delayed or conditioned) from the other party before issuing any press release or other public announcement with respect to the CMRI Merger Agreement or any of the transactions contemplated by the CMRI Merger Agreement.
Directors’ and Officers’ Insurance and Indemnification
For a period of six years after the effective time of the CMRI Merger, pursuant to the terms of the CMRI Merger Agreement and subject to certain limitations, CCI will cause the Surviving Entity to honor all rights to indemnification, advancement of expenses and limitation of liability existing in favor of current and former directors, officers, employees or agents of CMRI and its subsidiaries and of individuals who served in certain capacities for other entities at the request of CMRI or its subsidiaries (the “Indemnified Parties”) with regard to any actual or alleged acts, errors, omissions or claims occurring prior to the effective time of the CMRI Merger by reason of the Indemnified Parties’ position, such rights to be honored solely to the extent provided in (i) the governing documents of CMRI or similar organizational documents or agreements of any subsidiary of CMRI and (ii) any indemnification or similar agreements which CMRI or any of its subsidiaries is a party or bound and which are set forth in the CMRI disclosure letter.
For a period of six years after the effective time of the CMRI Merger, CCI will, or will cause the Surviving Entity to, either (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to CMRI’s directors and officers than as provided in CMRI’s existing policies or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CMRI, with a claims period of at least six years from the effective time of the CMRI Merger and with at least the same coverage and amount and containing terms and conditions that are not less advantageous to CMRI’s directors and officers than as provided in CMRI’s existing policies with respect to actions or omissions which occurred before or at the effective time of the CMRI Merger (including the transactions contemplated by the CMRI Merger Agreement).
Conditions to Completion of the CMRI Merger
Mutual Closing Conditions
The obligation of each of the CMRI Parties and the CCI Parties to complete the CMRI Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:
•	approval of the CMRI Merger by the CMRI stockholders;
•
all consents, authorizations, orders or approvals of each governmental authority necessary for the consummation of the CMRI Merger and the other transactions contemplated by the CMRI Merger Agreement will have been obtained and any applicable waiting periods in respect thereof will have expired or been terminated;

•
the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the CMRI Merger, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the CMRI Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the CMRI Merger or the other transactions contemplated by the CMRI Merger Agreement; and

•
the registration statement on Form S-4 will have been declared effective and no stop order suspending the effectiveness of the registration statement on Form S-4 will have been issued, and no proceedings for that purpose will have been initiated by the SEC that have not been withdrawn.

Additional Closing Conditions for the Benefit of the CMRI Parties
The obligation of the CMRI Parties to complete the CMRI Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:
•
the accuracy in all material respects as of the date of the CMRI Merger Agreement and the effective time of the CMRI Merger of certain representations and warranties made in the CMRI Merger Agreement by the CCI Parties regarding (i) certain aspects of the organization and qualification of the CCI Parties, (ii) authority to enter into and approval of the CMRI Merger and the CMRI Merger Agreement, (iii) conflicts or consent requirements in connection with the CMRI Merger, (iv) certain aspects of CCI’s capital structure, (v) exemption from registration under the Investment Company Act of CCI and its subsidiaries and (vi) certain tax matters with respect to CCI and its subsidiaries;

•
the accuracy in all but de minimis respects as of the date of the CMRI Merger Agreement and the effective time of the CMRI Merger of certain representations and warranties made in the CMRI Merger Agreement by the CCI Parties regarding certain aspects of CMRI’s organization and capital structure;

•
the accuracy as of the date of the CMRI Merger Agreement and the effective time of the CMRI Merger of all other representations and warranties of the CCI Parties contained in the CMRI Merger Agreement, except (i) representations and warranties made as of a specific date will be true and correct only on such date, (ii) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CCI and its subsidiaries taken as a whole, and (iii) if the CRII Merger or the CMRII Merger has been consummated before the closing date of the CMRI Merger, such representations and warranties need not be true and correct as of the CMRI closing date if the inaccuracy is due to the consummation of the CRII Merger or the CMRII Merger;

•
the CCI Parties must have performed and complied in all material respects with all agreements and covenants required by the CMRI Merger Agreement to be performed or complied with by them on or prior to the effective time of the CMRI Merger;

•
since the date of the CMRI Merger Agreement, no event, circumstance, change, effect, development, condition or occurrence will exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a material adverse effect as to CCI;

•	CCI will have received the written consents identified in the CCI disclosure letter in form and substance reasonably acceptable to CMRI;
•
CMRI must have received a certificate, dated the date of the closing of the CMRI Merger, signed by the chief executive officer and chief financial officer of CCI, certifying to the effect that the conditions described in the six preceding bullet points have been satisfied;

•
CMRI must have received the written opinion of DLA Piper dated as of the closing date, regarding CCI’s qualification and taxation as a REIT under the Code commencing with CCI’s taxable year that ended on December 31, 2019;

•	CMRI must have received the written opinion of Snell & Wilmer to the effect that the CMRI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and
•
CCI Advisor will have entered into the Amended and Restated Advisory Agreement or will have agreed to enter into the Amended and Restated Advisory Agreement immediately following the effective time of the CMRI Merger.

Additional Closing Conditions for the Benefit of the CCI Parties
The obligation of the CCI Parties to complete the CMRI Merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:
•
the accuracy in all material respects as of the date of the CMRI Merger Agreement and the effective time of the CMRI Merger of certain representations and warranties made in the CMRI Merger Agreement by the CMRI Parties regarding (i) certain aspects of the organization and qualification of the CMRI Parties, (ii) authority to enter into and approval of the CMRI Merger and the CMRI Merger Agreement, (iii) conflicts or consent requirements in connection with the CMRI Merger, (iv) certain aspects of CMRI’s capital structure, (v) exemption from registration under the Investment Company Act of CMRI and its subsidiaries and (vi) certain tax matters with respect to CMRI and its subsidiaries;

•
the accuracy in all but de minimis respects as of the date of the CMRI Merger Agreement and the effective time of the CMRI Merger of certain representations and warranties made in the CMRI Merger Agreement by the CMRI Parties regarding certain aspects of CMRI’s organization and capital structure;

•
the accuracy as of the date of the CMRI Merger Agreement and the effective time of the CMRI Merger of all other representations and warranties of the CMRI Parties contained in the CMRI Merger Agreement, except (i) representations and warranties made as of a specific date will be true and correct only on such date, and (ii) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CMRI and its subsidiaries taken as a whole;

•
the CMRI Parties must have performed and complied in all material respects with all agreements and covenants required by the CMRI Merger Agreement to be performed or complied with by them on or prior to the effective time of the CMRI Merger;

•
since the date of the CMRI Merger Agreement, no event, circumstance, change, effect, development, condition or occurrence will exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a material adverse effect as to CMRI;

•	CMRI will have received the written consents identified in the CMRI disclosure letter in form and substance reasonably acceptable to CCI;
•
CCI must have received a certificate, dated the date of the closing of the CMRI Merger, signed by the chief executive officer and chief financial officer of CMRI, certifying to the effect that the conditions described in the six preceding bullet points have been satisfied;

•
CCI must have received the written opinion of DLA Piper, dated as of the closing date, regarding CMRI’s qualification and taxation as a REIT under the Code commencing with CMRI’s taxable year that ended on December 31, 2016; and

•	CCI must have received the written opinion of DLA Piper to the effect that the CMRI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the CMRI Merger Agreement
Termination by Mutual Agreement
CMRI and CCI may, by written consent, mutually agree to terminate the CMRI Merger Agreement before completing the CMRI Merger, even after obtaining the required approval of the CMRI stockholders.
Termination by Either CMRI or CCI
The CMRI Merger Agreement may also be terminated prior to the effective time of the CMRI Merger by either CMRI or CCI if any of the following occur:
•
The CMRI Merger has not occurred on or before the Outside Date. However, the right to terminate due to the failure of the CMRI Merger to occur on or before the Outside Date will not be available to CMRI or CCI if the failure of CMRI or CCI to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CMRI Merger Agreement caused the failure of the CMRI Merger to be consummated on the Outside Date.

•
There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the CMRI Merger Agreement. The right to terminate due to the issuance of such an order will not be available to CMRI or CCI if the issuance of such final, non-appealable order was primarily due to the failure of CMRI or CCI to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CMRI Merger Agreement.

•
The required approval of the CMRI stockholders of the CMRI Merger was not obtained at the Special Meeting. The right to terminate due to the failure to receive the requisite approval of the CMRI stockholders will not be available to CMRI or CCI if such failure was primarily due to the failure of CMRI or CCI to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the CMRI Merger Agreement.

Termination by CMRI
The CMRI Merger Agreement may also be terminated prior to the effective time of the CMRI Merger by CMRI upon any of the following:
(1)
CCI has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the CMRI Merger Agreement, which breach or failure to perform (i) would result in a failure of CCI to satisfy certain closing conditions and (ii) cannot be cured or, if curable, is not cured by CCI by the earlier of 20 days following written notice of such breach or failure from CMRI to CCI and two business days before the Outside Date; provided, however, that CMRI will not have the right to terminate the CMRI Merger Agreement pursuant to the foregoing if CMRI is then in breach of any of its representations or agreements set forth in the CMRI Merger Agreement such that CCI already had a right to terminate the CMRI Merger Agreement as described below;

(2)
If CCI permits or agrees to any material modification, amendment or termination of, or waiver, release, compromise or assignment of any material rights or claims under, the CRII Merger Agreement, the CMRII Merger Agreement or the Amended and Restated Advisory Agreement without obtaining CMRI’s prior written consent;

(3)
If CCI Advisor has neither entered into the Amended and Restated Advisory Agreement nor agreed to enter into the Amended and Restated Advisory Agreement immediately following the effective time of the CMRI Merger; and

(4)
At any time prior to obtaining the required CMRI stockholder approval to permit CMRI to enter into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the CMRI Merger Agreement so long as the termination payment described below in “—Termination Payment and Expense Reimbursement” is made in full to CCI prior to or concurrently with such termination.

Termination by CCI
The CMRI Merger Agreement may also be terminated prior to the effective time of the CMRI Merger by CCI upon any of the following:
(1)
CMRI has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the CMRI Merger Agreement, which breach or failure to perform (i) would result in a failure of CMRI to satisfy certain closing conditions and (ii) cannot be cured or, if curable, is not cured by CMRI by the earlier of 20 days following of written notice of such breach or failure from CCI to CMRI and two business days before the Outside Date; provided, however, that CCI will not have the right to terminate the CMRI Merger Agreement pursuant to the foregoing if CCI is then in breach of any of its representations or agreements set forth in the CMRI Merger Agreement such that CCI already had a right to terminate the CMRI Merger Agreement as described above; or

(2)
At any time prior to obtaining the required approval of the CMRI stockholders, (i) the CMRI Board has made an Adverse Recommendation Change or (ii) CMRI has materially violated any of its obligations described above in “—Covenants and Agreements—No Solicitation; Change in Recommendation.”

Termination Payment and Expense Reimbursement
CMRI agreed to pay CCI a termination payment equal to (i) a termination payment of $1,707,000 plus (ii) reimbursement of CCI’s expenses up to $284,000, if the CMRI Merger Agreement is terminated by:
(1)
(i)(A) CCI due to CMRI’s breach of the CMRI Merger Agreement, and prior to the breach, a bona fide Acquisition Proposal (with, for all purposes hereof, all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been communicated to the CMRI Board or any person has publicly announced an intention to make such an Acquisition Proposal or (B) CCI or CMRI due to the failure to obtain the required CMRI stockholder approval and prior to obtaining the required CMRI stockholder approval, an Acquisition Proposal has been made to CMRI or publicly communicated to CMRI’s stockholders, and (ii) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to CMRI is consummated or CMRI enters into a definitive agreement in respect of an Acquisition Proposal with respect to CMRI that is later consummated;

(2)	CMRI in order to accept a Superior Proposal; or
(3)	CCI pursuant to item (2) under “—Termination by CCI” above.
Miscellaneous Provisions
Payment of Expenses
Except as described above, all expenses incurred in connection with the CMRI Merger Agreement and the other transactions contemplated by the CMRI Merger Agreement will be paid by the party incurring such expenses, provided that CMRI and CCI will share equally any Form S-4 filing fees as may be required to consummate the transactions contemplated by the CMRI Merger Agreement.
Specific Performance
The parties to the CMRI Merger Agreement agree that irreparable harm would occur to the non-breaching party if any of the provisions of the CMRI Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. Accordingly, except as noted below, the parties agreed that, at any time prior to the termination of the CMRI Merger Agreement, the parties will be entitled to an injunction or injunctions to prevent one or more breaches of the CMRI Merger Agreement and to enforce specifically the terms and provisions of the CMRI Merger Agreement, and each party waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such party is entitled at law or in equity. However, CMRI may not seek specific performance to prevent CCI from amending or waiving any provision of the CRII Merger Agreement or the CMRII Merger Agreement.
Amendment; Waiver
Prior to the effective time of the CMRI Merger, the parties may, by written agreement, amend the CMRI Merger Agreement, extend the time for performance of any obligations of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement or condition contained in the CMRI Merger Agreement to the extent permitted by law.
Governing Law; Waiver of Jury Trial
Except to the extent that the laws of the State of Delaware are mandatorily applicable to the CMRI OP Merger, the CMRI Merger Agreement is governed by and construed in accordance with the laws of the State of Maryland without giving effect to its conflicts of laws principles. Each party to the CMRI Merger Agreement agreed to waive, to the fullest extent permitted by applicable law, any right to a trial by jury in respect of any suit, action or other proceeding arising out of the CMRI Merger Agreement or the transactions contemplated thereby.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain terms of CCI’s capital stock, the CCI Charter, the CCI Bylaws and certain provisions of the MGCL governing corporations formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the CCI Charter and the CCI Bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with the CCI Charter and the CCI Bylaws and the applicable provisions of the MGCL for complete information on CCI’s capital stock. To obtain copies of the CCI Charter and the CCI Bylaws, see “Where You Can Find More Information” on page 203.
When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to CCI and references to (i) “our common stock” refers to CCI Common Stock, (ii) “charter” refers to the CCI Charter, (iii) “board of directors” or “board” refers to the CCI Board, (iv) “conflicts committee” refers to the conflicts committee of the CCI Board, (v) “advisory agreement” refers to the current advisory agreement with CCI Advisor and (vi) “advisor” refers to CCI Advisor.
Under our charter, we have the authority to issue a total of 1,100,000,000 shares of capital stock consisting of (i) 125,000,000 shares classified as “Class A Common Stock,” par value of $0.01 per share, (ii) 50,000,000 shares classified as “Class TX Common Stock,” par value of $0.01 per share, (iii) 275,000,000 shares classified as “Class T Common Stock,” par value of $0.01 per share, (iv) 275,000,000 shares classified as “Class D Common Stock,” par value of $0.01 per share, (v) 275,000,000 shares classified as “Class I Common Stock,” par value of $0.01 per share, and (vi) 100,000,000 shares of preferred stock, par value of $0.01 per share, of which (a) 14,500,000 have been classified as “Series 2016 Preferred Stock,” (b) 5,000,000 have been classified as “Series 2017 Preferred Stock” and (c) 10,000,000 have been classified as “Series 2019 Preferred Stock.” Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. As of March 31, 2021, there were issued and outstanding 12,214,770.50 shares of Class A Common Stock, 17,518.32 shares of Class TX Common Stock, 14,149,943.36 shares of CCI Series 2016 Preferred Stock, 258,550 shares of CCI Series 2017 Preferred Stock and 4,387,687.74 shares of CCI Series 2019 Preferred Stock.
Common Stock
Unless otherwise specified, the description of our common stock refers to our Class A Common Stock, Class TX Common Stock (formerly Class T Common Stock), Class T Common Stock, Class D Common Stock and Class I Common Stock. Subject to the restrictions on the transfer and ownership of our common stock set forth in our charter and except as may otherwise be specified in our charter, and subject to the terms of any class or series of our preferred stock, the holders of our common stock have exclusive voting power and are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect all of our directors.
All shares of our common stock have equal rights as to earnings, assets, distributions and voting. Holders of our common stock are entitled to such distributions as may be authorized by our board of directors and declared by us from time to time out of legally available funds, subject to any preferential rights of any preferred stock that we may issue. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of our common stock have not been granted preemptive rights, which means that stockholders do not have an automatic option to purchase any new shares that we issue, nor do holders of our common stock have any preference, conversion, exchange, sinking fund, redemption or appraisal rights unless, in the case of appraisal rights, our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which such holders would otherwise be entitled to exercise appraisal rights. In connection with the issuance of CCI Common Stock as Merger Consideration in the CMRI Merger, we have received an opinion from DLA Piper that when the shares of our common stock are issued in the manner contemplated in the CMRI Merger Agreement, they will be duly authorized, validly issued, fully paid and non-assessable.
Our board of directors has authorized the issuance of shares of our stock without certificates; therefore, we will not issue certificates for shares of our stock. Shares of our stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge. These requests should be delivered or mailed to: Cottonwood Communities, Inc., 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. DST Systems, Inc. acts as our registrar and as the transfer agent for shares of our stock. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.
Our board of directors has authorized five classes of our common stock, three of which will be available for sale in the primary portion of the Offering upon its resumption, and all of which will be available for purchase pursuant to our distribution reinvestment plan. The only differences between the classes are the different underwriting compensation structures associated with each class. The amount of upfront selling commissions differs between the classes of common stock. For the Class T, Class D and Class I shares that will be available in the Offering upon its resumption, any selling commission will be paid by the investor. The Class T, Class D and Class I shares all pay an upfront dealer manager fee and the Class T and Class D shares also pay a deferred dealer manager fee. The dealer manager fee and other organization and offering expenses will be paid by our company. All organization and offering expenses paid prior to the suspension of the Offering in December 2020 were the responsibility of CCI Advisor. In addition, there is a deferred selling commission with respect to our Class TX shares which is paid by CCI Advisor and does not impact the holder of the shares.
Class A Common Stock
The Class A Common Stock was established on August 13, 2019, and all shares of our common stock outstanding as of such date were reclassified as Class A Common Stock. In connection with the sale of our Class A Common Stock, our advisor paid the dealer manager selling commissions of up to 6% of the gross primary offering proceeds, all of which was reallowed to participating broker-dealers. In addition, our advisor also paid the dealer manager a dealer manager fee of up to 3% of the gross primary offering proceeds as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and wholesaler compensation. No upfront or deferred selling commissions or dealer manager fees are paid for shares of Class A Common Stock sold under our distribution reinvestment plan.
Class TX Common Stock
We filed Articles of Amendment on March 31, 2021 to change the designation of our Class T Common Stock to “Class TX” common stock and rename our issued and outstanding Class T Common Stock as Class TX Common Stock. Our advisor paid the dealer manager selling commissions of up to 3% of the gross primary offering proceeds from the sale of our Class TX Common Stock, all of which may be reallowed to participating broker-dealers. In addition, our advisor also pay the dealer manager a dealer manager fee of up to 3% of the gross primary offering proceeds from the sale of our Class TX Common Stock as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and wholesaler compensation. No upfront or deferred selling commissions or dealer manager fees are paid for shares of Class TX Common Stock sold under our distribution reinvestment plan.
Subject to FINRA limitations on underwriting compensation and certain other limitations described below, our advisor will pay the dealer manager a deferred selling commission with respect to our outstanding shares of Class TX Common Stock sold in our primary offering equal to 1% per annum of the estimated value per share for the Class TX Common Stock for three years from the date on which such share is issued.
The deferred selling commission accrues daily based on the number of shares of Class TX Common Stock outstanding on each day that were sold in our primary offering within the previous three years of such date and are paid monthly in arrears. The dealer manager will reallow all of the deferred selling commissions to participating broker-dealers and servicing broker-dealers as described below. Shares of Class TX Common Stock purchased pursuant to our distribution reinvestment plan or received as a stock dividend are not subject to a deferred selling commission. Because our advisor has agreed to pay the deferred selling commissions and other underwriting compensation on our behalf without reimbursement by us, the deferred selling commission will have no impact on us or on holders of our Class TX Common Stock.
Payment of the deferred selling commissions with respect to individual shares of Class TX Common Stock will cease when they are no longer outstanding, including as a result of conversion to shares of Class A Common Stock and redemption or repurchase. Each share of Class TX Common Stock held in a stockholder’s account will automatically and without any action on the part of the holder thereof convert into a share of Class A Common Stock, on the earliest to occur of the following: (i) a listing of the Class A Common Stock on a national securities exchange; (ii) a merger or consolidation of our company with or into another entity, or the sale or other disposition of all or substantially all of our assets; and (iii) the last calendar day of the month in which we and our dealer manager, in conjunction with our transfer agent, determine that the deferred selling commission paid with respect to shares of Class TX Common Stock held by such stockholder within such account equals or exceeds 3% of the aggregate gross purchase price of the shares of Class TX Common Stock held by such stockholder within such account and purchased in a primary offering. In addition, after termination of a primary offering registered under the Securities Act, payment of the deferred selling commission with respect to each share of Class TX Common Stock sold in that primary offering will cease, on the date when we, with the assistance of our dealer manager, determine that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering. Further, each share of Class TX Common Stock sold in that primary offering, each share of Class TX Common Stock sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each share of Class TX Common Stock received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan will automatically and without any action on the part of the holder thereof convert into a share of Class A Common Stock on the last calendar day of the month in which such determination is made. We cannot predict if or when certain of the foregoing events will occur. If we redeem a portion, but not all of the shares of Class TX Common Stock held in a stockholder’s account, the underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the shares of Class TX Common Stock that were redeemed and those shares of Class TX Common Stock that were retained in the account. Likewise, if a portion of the shares of Class TX Common Stock in a stockholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the shares of Class TX Common Stock that were transferred and the shares of Class TX Common Stock that were retained in the account.
With respect to the conversion of shares of Class TX Common Stock into shares of Class A Common Stock, each share of Class TX Common Stock will convert without any action on the part of the holder thereof into a number of shares of Class A Common Stock equal to such share of Class TX Common Stock multiplied by a fraction, the numerator of which is the most recent NAV per share of Class TX Common Stock and the denominator of which is the most recent NAV per share of Class A Common Stock. Stockholders will receive notice that their shares of Class TX Common Stock have been converted into shares of Class A Common Stock in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent, notification from the transfer agent or notification through the next account statement following the conversion. We currently expect that the conversion of each share of Class TX Common Stock will be on a one-for-on basis, as we expect the NAV per share of Class A Common Stock and Class TX Common Stock will be the same as there are currently no class-specific expenses associated with the different share classes.
Class T Shares, Class D Shares and Class I Shares
We filed Articles Supplementary on March 31, 2021, to redesignate and reclassify some of the shares of our Class A and Class TX common stock as Class T, Class D and Class I common stock. The rights and privileges of these classes are the same as our Class A and Class TX shares of common stock and differ only with respect to the underwriting compensation to be paid in the Offering with respect to these different share classes. We expect that the upfront and deferred selling commissions paid on these classes will be borne by the new investors in the Offering. The fees payable to our dealer manager and participating broker-dealers in connection with the Offering as well as the other offering expenses in connection the Offering with respect to these classes will be borne by our company (subject to certain limitations), which expenses would impact our current stockholders and new stockholders. These other offering expenses would include our legal, accounting, printing, mailing and filing fees, charges of our transfer agent, reimbursement of bona fide due diligence expenses, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items.
Preferred Stock
Our charter authorizes our board of directors to classify and issue one or more classes or series of preferred stock without approval of our common stockholders. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
We currently have outstanding the following three series of preferred stock: CCI Series 2016 Preferred Stock; CCI Series 2017 Preferred Stock; and CCI Series 2019 Preferred Stock. Other than the CCI Series 2016 Preferred Stock, the CCI Series 2017 Preferred Stock and the CCI Series 2019 Preferred Stock, our board of directors has no present plans to issue additional preferred stock but may do so at any time in the future without stockholder approval.
Series 2016 Preferred Stock
In connection with the CRII Merger, we classified 14,500,000 shares of our preferred stock as “Series 2016 Preferred Stock” and issued one share of CCI Series 2016 Preferred Stock for each share of CRII’s Series 2016 preferred stock issued and outstanding immediately prior to the effective time of the CRII Merger. The rights, preferences and privileges of the CCI Series 2016 Preferred Stock are substantially similar to the rights, preferences and privileges of CRII’s Series 2016 preferred stock. The CCI Series 2016 Preferred Stock ranks senior to our common stock and on parity with the CCI Series 2017 Preferred Stock and the CCI Series 2019 Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.
Preferred Dividend. Holders of the CCI Series 2016 Preferred Stock are entitled to receive a preferred dividend equal to a 7% cumulative but not compounded annual return on the purchase price per share of $10.00.
Term. Unless the CCI Series 2016 Preferred Stock has been redeemed for cash in connection with an optional redemption (as described below), we will, on January 31, 2022 (which date may be extended for one additional year in our sole discretion), redeem all shares of CCI Series 2016 Preferred Stock for cash at a redemption price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any class or series of our stock ranking senior to the CCI Series 2016 Preferred Stock with respect to priority of distributions.
Voting. Holders of the CCI Series 2016 Preferred Stock are not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose.
Optional Redemption. We may, at our option, redeem shares of CCI Series 2016 Preferred Stock, in whole or in part from time to time, for cash at a price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the date on which such shares are redeemed. The redemption date will be selected by us and will be not less than 15 nor more than 60 days after the date on which we send notice of the optional redemption. Redemptions of some but not all of the shares of CCI Series 2016 Preferred Stock will be made on a pro rata basis unless our board elects to provide the holders of such shares a “first come, first serve” redemption option.
Series 2017 Preferred Stock
In connection with the CRII Merger, we classified 5,000,000 shares of our preferred stock as “Series 2017 Preferred Stock” and issued one share of CCI Series 2017 Preferred Stock for each share of CRII’s Series 2017 preferred stock issued and outstanding immediately prior to the effective time of the CRII Merger. The rights, preferences and privileges of the CCI Series 2017 Preferred Stock are substantially similar to the rights, preferences and privileges of CRII’s Series 2017 preferred stock. The CCI Series 2017 Preferred Stock ranks senior to our common stock and on parity with the CCI Series 2016 Preferred Stock and the CCI Series 2019 Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.

Preferred Dividend. Holders of the CCI Series 2017 Preferred Stock are entitled to receive a preferred dividend equal to a 7.5% cumulative but not compounded annual return on the purchase price per share of $10.00. In the event that we extend the term of the CCI Series 2017 Preferred Stock beyond January 31, 2022, the preferred dividend will increase to 8% during the extended term.
Term. Unless the CCI Series 2017 Preferred Stock has been redeemed for cash in connection with an optional redemption (as described below), we will, on January 31, 2022 (which date may be extended for two successive one-year terms in our sole discretion), redeem all shares of the CCI Series 2017 Preferred Stock for cash at a redemption price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any class or series of our stock ranking senior to the CCI Series 2017 Preferred Stock with respect to priority of distributions.
Voting. Holders of the CCI Series 2017 Preferred Stock are not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose.
Optional Redemption. We may, at our option, redeem shares of CCI Series 2017 Preferred Stock, in whole or in part from time to time, for cash at a price per share equal to $10.20 plus an amount equal to all accrued and unpaid dividends thereon through the date on which such shares are redeemed; provided, however, that if the optional redemption occurs on or after January 31, 2022, the redemption price per share will be $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the date on which such shares are redeemed. The redemption date will be selected by us and will be not less than 15 nor more than 60 days after the date on which we send notice of the optional redemption. Redemptions of some but not all of the shares of CCI Series 2017 Preferred Stock will be made on a pro rata basis unless our board elects to provide the holders of such shares a “first come, first serve” redemption option.
Series 2019 Preferred Stock
We have classified 10,000,000 shares of our preferred stock as “Series 2019 Preferred Stock.” We are currently offering shares of CCI Series 2019 Preferred Stock at $10.00 per share pursuant to a private placement offering. The CCI Series 2019 Preferred Stock ranks senior to our common stock and on parity with the CCI Series 2016 Preferred Stock and the CCI Series 2017 Preferred Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.
Preferred Dividend. Holders of the CCI Series 2019 Preferred Stock are entitled to receive a preferred dividend equal to a 5.5% cumulative but not compounded annual return on the purchase price per share of $10.00. In the event that we extend the term of the CCI Series 2019 Preferred Stock beyond December 31, 2023, the preferred dividend will increase to 6% during such extended term.
Term. Unless the CCI Series 2019 Preferred Stock has been redeemed for cash in connection with an optional redemption or a special redemption event (each as described below), we will, on December 31, 2023 (which date may be extended for two successive one-year terms in our sole discretion), redeem all shares of CCI Series 2019 Preferred Stock for cash at a redemption price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any class or series of our stock ranking senior to the CCI Series 2019 Preferred Stock with respect to priority of distributions.
Voting. Holders of the CCI Series 2019 Preferred Stock are not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose.
Optional Early Redemption. Subject to the special redemption rights described below, we may, at our option, redeem shares of CCI Series 2019 Preferred Stock, in whole or in part from time to time, for cash beginning on January 1, 2022 at a price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the date on which such shares are redeemed. The redemption date will be selected by us and will be not less than 15 nor more than 60 days after the date on which we send notice of the optional redemption. Redemptions of some but not all of the shares of CCI Series 2019 Preferred Stock will be made on a pro rata basis unless our board elects to provide the holders of such shares a “first come, first serve” redemption option.
Special Redemption Rights. Upon a special redemption event, we have the right to redeem the CCI Series 2019 Preferred Stock at any time on a date selected by us in our sole discretion at a redemption price equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the redemption date, even if the special redemption event occurs prior to January 1, 2022. A “special redemption event” means the date on which shares of our common stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
Repurchase Rights. Upon the request of a holder of CCI Series 2019 Preferred Stock and subject to certain hold periods and other restrictions, we may, in the sole discretion of our board of directors, repurchase shares of CCI Series 2019 Preferred Stock from such stockholder at a repurchase price equal to 88%, 90%, 92%, 94% or 96% of the purchase price of $10.00 during the first, second, third, fourth and fifth years of ownership, respectively, and thereafter, at a repurchase price of 98% of the purchase price. In the event of the death or complete disability of a stockholder, we may, in the sole discretion of our board, repurchase the shares of CCI Series 2019 Preferred Stock held by such stockholder at a repurchase price of $10.00, provided that such stockholder has held its shares for at least two years.
Meetings and Special Voting Requirements
An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called by a majority of our directors, a majority of our independent directors, our chief executive officer or our president and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the special meeting. Upon receipt of a written request of common stockholders holding the requisite number of shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days nor more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. Unless otherwise provided by the MGCL or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes cast by stockholders entitled to vote who are present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.
Our charter provides that the concurrence of our board of directors is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that the MGCL does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares of common stock entitled to vote on the matter, our board of directors may not:
•	amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;
•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;
•	cause our liquidation or dissolution after our initial investment;
•	sell all or substantially all of our assets other than in the ordinary course of business; or
•	cause our merger or reorganization.
With respect to common stock owned by CCI Advisor, any director or any of their affiliates, neither CCI Advisor nor any such director, nor any of their affiliates may vote or consent on matters submitted to stockholders regarding the removal of CCI Advisor, such directors or any of their affiliates or any transaction between us and any of them. To the extent permitted by the MGCL, in determining the requisite percentage in interest of shares necessary to approve a matter on which CCI Advisor, our directors or their affiliates may not vote or consent, any shares owned by any of them will not be included.
The term of our advisory agreement with our advisor is one year but it may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and us, with the approval (by majority vote) of our conflicts committee. Our conflicts committee annually reviews our advisory agreement with our advisor. While our stockholders do not have the ability to vote to replace our advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors, to remove a director from our board of directors.

Advance Notice for Stockholder Nominations and Proposals of New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.
Inspection of Books and Records
Any stockholder will be permitted access to our corporate records to which it is entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. As a part of our books and records, we maintain at our principal office an alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them. We update our stockholder list at least quarterly and it is available for inspection by any stockholder or its designated agent upon request. We will also mail a copy of the list to any stockholder within 10 days of the stockholder’s request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. The purposes for which stockholders may request this list include matters relating to their voting rights. Each common stockholder who receives a copy of the stockholder list must keep such list confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the stockholder list.
If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our advisor or board, as the case may be, will be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It will be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.
Under the MGCL, a common stockholder is also entitled to inspect and copy (at all reasonable times) the following corporate documents: bylaws, minutes of the proceedings of stockholders, annual statements of affairs, voting trust agreements and stock records for certain specified periods. In addition, within seven days after a request for such documents is presented to an officer or our resident agent, we will have the requested documents available on file at our principal office.
Restriction on Ownership of Shares of Capital Stock
Ownership Limit
To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences will not apply to any period prior to the second year for which we elect to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.

To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of the value of our aggregate outstanding shares of capital stock or 9.8% of the value or number of shares, whichever is more restrictive, of our aggregate outstanding shares of common stock unless exempted (prospectively or retroactively) by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if the board of directors receives evidence, including certain representations required by our charter, that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.
Any attempted transfer of our shares that, if effective, would result in a violation of our shares being beneficially owned by fewer than 100 persons will be null and void and the prohibited transferee will not acquire any rights in such shares. Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the prohibited transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the trust.
Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and other distributions on the shares held in trust and will hold such dividends or other distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the prohibited transferee prior to our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that any of our shares of our stock have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the “market price” (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited transferee by the amount of dividends and other distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee and by the amount of any costs incurred by us in connection with the transfer. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trustee, the shares are sold by the prohibited transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount such prohibited transferee was entitled to receive as set forth in this paragraph, the excess will be paid to the trustee upon demand.
In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price (as defined in our charter) at the time of the devise or gift) and (ii) the market price (as defined in our charter) on the date we, or our designee, accept the offer, both as reduced by the amount of any costs incurred by us in connection with the transfer. We will have the right to accept the offer until the trustee has sold the shares held in trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee. We may reduce the amount payable to the prohibited transferee by the amount of dividends and other distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.
Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must immediately notify us of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons will provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The foregoing restrictions will continue to apply until our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.
Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock (or such lower percentage as required by law or regulation) will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner will also provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.
These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.
Suitability Standards and Minimum Purchase Requirements
State securities laws and our charter require that purchasers of our common stock meet standards regarding (i) net worth or income and (ii) minimum purchase amounts. Subsequent purchasers, i.e., potential purchasers of a stockholder’s shares, must also meet the net worth or income standards, and unless a stockholder is transferring all of such stockholder’s shares, such stockholder may not transfer such shares in a manner that causes the transferee to own fewer than the number of shares required to meet the minimum purchase requirements. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for stockholders to sell their shares. All sales must also comply with applicable state and federal securities laws.
Distributions
We expect to continue to pay distributions on a monthly basis. During the early stages of our operations, it is likely that we will use sources of funds which may constitute a return of capital to fund distributions. Through December 31, 2020, we have funded distributions with prior period cash provided by operating activities and proceeds from our offerings. In the discretion of our board of directors, these distributions may be authorized and declared based on daily record dates or a single record date as of the end of the month. The rate will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage range of return for distributions to stockholders. We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.
Generally, our policy is to make distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in our offering more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to make distributions solely from our cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. In these instances, we expect to look to third party borrowings to fund our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. Such distributions will likely exceed our earnings or cash flow from operations for the corresponding period. Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.
We expect that the per share amount of any distributions for any class of common stock relative to the other classes of common stock will be determined as described in the most recent multiple class plan to be approved by our board of directors prior to the resumption of the Offering. We expect that under our multiple class plan, distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on Class A, Class TX, Class T, Class D and Class I shares will differ because of class-specific distribution fees that are deducted from the gross distributions for the Class T shares. Specifically, we expect distributions on Class T shares will be lower than distributions on the other classes because we will pay ongoing distribution fees with respect to the Class T shares.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
For more information with respect to our distributions, see “The Companies—Cottonwood Communities, Inc.—Distribution Information for Common Stockholders” beginning on page 45.
Tender Offers by Stockholders
Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.
In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Exchange Act and provide us with notice of such tender offer at least ten business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:
•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;
•	the ability to allow stockholders to withdraw tendered shares while the offer remains open;
•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and
•	that all stockholders of the subject class of shares be treated equally.
In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer. If any stockholder initiates a tender offer without complying with the provisions set forth above, all tendering stockholders will have the opportunity to rescind the tender of their shares to the noncomplying stockholder within 30 days of our issuance of a position statement on such noncompliant tender offer. The noncomplying stockholder will also be responsible for all of our expenses in connection with that stockholder’s noncompliance.
Business Combinations
Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of the voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of the voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.
Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.
Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.
If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8 of the MGCL
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:
•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.
Although our board of directors has no current intention to opt in to any of the above provisions permitted under Maryland law, our charter does not prohibit our board from doing so. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities. Note that through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directors, provided that the number is not less than three. Our board of directors has the exclusive power to amend our bylaws.
Distribution Reinvestment Plan
Our board of directors has adopted a distribution reinvestment plan pursuant to which stockholders may elect to have their dividends and other distributions reinvested in additional shares of our common stock. Purchases pursuant to our distribution reinvestment plan will be in the same class of shares as the shares for which such stockholders received the distributions that are being reinvested. The following discussion summarizes the principal terms of this plan.
Eligibility
All of our common stockholders are eligible to participate in our distribution reinvestment plan; however, we may elect to deny participation in the distribution reinvestment plan if a stockholder resides in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable. At any time prior to the listing of our shares of common stock on a national stock exchange, stockholders must cease participation in our distribution reinvestment plan if they no longer meet the net income and net worth standards set forth in our charter or the then-current prospectus. Participants must agree to notify us promptly when they no longer meet these standards.
Election to Participate
Stockholders may elect to participate in the distribution reinvestment plan by completing a subscription agreement or other enrollment form approved by us. Participation in the distribution reinvestment plan will begin with the next distribution made after receipt of a stockholder’s enrollment form. Stockholders can choose to have all of their distributions reinvested through the distribution reinvestment plan. Stockholders may change their election at any time by completing a new enrollment form or other form provided for that purpose.

Stock Purchases
Shares will be purchased under the distribution reinvestment plan on the date that we make the distribution and will be in the same class of shares as the shares for which such stockholder received the distributions that are being reinvested. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under the distribution reinvestment plan.
The purchase price for shares of both classes of our common stock purchased under the distribution reinvestment plan is $10.00 per share. Once we establish an NAV per share of our common stock, shares issued pursuant to our distribution reinvestment plan will be priced at the NAV per share. We expect to establish an NAV per share of our common stock no later than May 17, 2021.
Account Statements
Stockholders or their designee will receive a confirmation of purchases under the distribution reinvestment plan no less than quarterly. Confirmations will disclose (i) each distribution reinvested for the stockholder’s account during the period, (ii) the date of the reinvestment, (iii) the number and price of the shares purchased and (iv) the total number of shares in the stockholder’s account. In addition, within 90 days after the end of each calendar year, we will provide stockholders with an individualized report on their investment, including the purchase dates, purchase price, number of shares owned, and the amount of distributions made in the prior year.
Fees and Commissions and Use of Proceeds
No upfront or deferred selling commissions or dealer manager fees are payable on shares sold under the distribution reinvestment plan. We use the proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to (i) the repurchase of shares under our share repurchase program, (ii) capital expenditures related to our investments in multifamily apartment communities and multifamily real estate-related assets, (iii) reserves required by any financings of our investments, (iv) the acquisition of assets and (v) the repayment of debt. We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for specific purposes.
Voting
Stockholders may vote all shares, including fractional shares, that they acquire through the distribution reinvestment plan.
Termination of Participation
Once enrolled, stockholders may continue to purchase shares under our distribution reinvestment plan until we have sold all of the shares registered in our offering, have terminated the offering or have terminated the distribution reinvestment plan. Stockholders may terminate their participation in the distribution reinvestment plan at any time by providing us with written notice. For a stockholder’s termination to be effective for a particular distribution, we must have received its notice of termination at least 10 business days prior to the last day of the fiscal period to which the distribution relates. Any transfer of a participant’s shares will result in a termination of the participation of those shares in the distribution reinvestment plan. We will terminate a stockholder’s participation in the distribution reinvestment plan to the extent that a reinvestment of the stockholder’s distributions would cause it to violate the ownership limitations contained in our charter, unless the stockholder has obtained an exemption from the ownership limit from our board of directors.
Amendment or Termination of the Plan
We may amend or terminate the distribution reinvestment plan for any reason upon 10 days’ written notice to the participants, except we may not amend the distribution reinvestment plan to remove the right of a stockholder to terminate participation in the plan. With respect to material changes, we may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the SEC and (ii) in a separate mailing to the participants. With respect to immaterial changes, we may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the SEC, (ii) in a separate mailing to the participants or (iii) on our website.

Share Repurchase Program
Our board of directors adopted a revised share repurchase program effective as of the closing of the CRII Merger that may enable stockholders to sell their shares of common stock to us in limited circumstances. Subject to the limitations discussed below and in further detail in our share repurchase program document, repurchases will be made in the discretion of our board of directors. The terms on which we repurchase shares differs between repurchases upon the death or “complete disability” (as defined in our share repurchase program) of the stockholder (collectively referred to as “Exceptional Repurchases”) and all other repurchases (referred to as “Ordinary Repurchases”).
Eligible Stockholders
Our share repurchase program is intended to provide limited interim liquidity for our stockholders until a secondary market develops for our shares of common stock, at which time the program will terminate. No such market presently exists, and there can be no assurance that any market for our shares will ever develop. Our share repurchase program is available only for stockholders who have acquired their shares directly from us or from an entity for which we are a successor entity and certain transferees who received their shares (directly or indirectly) through one or more non-cash transactions. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in our share repurchase program. These limits may prevent us from accommodating all repurchase requests made in any calendar month.
Holders of shares of Class A and Class TX common stock are generally required to hold their shares for one year prior to repurchase. There is no one-year holding requirement with respect to Exceptional Repurchases or for holders of shares of Class T, Class D or Class I common stock. In addition, our board of directors reserves the right, in its sole discretion, at any time and from time to time, to waive the one-year holding requirement in the event of other exigent circumstances such as bankruptcy or a mandatory distribution requirement under a stockholder’s individual retirement plan.
Repurchase Prices
In the case of Ordinary Repurchases relating to shares of Class A and Class TX common stock, upon the request of a stockholder, repurchases will be made in the discretion of our board of directors and at the following repurchase prices:
•
Beginning on the first anniversary of the share acquisition date and prior to the third anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to 85% of the NAV per share;

•
Beginning on the third anniversary of the share acquisition date and prior to the fifth anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to 90% of the NAV per share; and

•	Beginning on the fifth anniversary of the share acquisition date and every year thereafter, the purchase price for the repurchased shares will be equal to 100% of the NAV per share.
In the case of Ordinary Repurchases relating to shares of Class T, Class D and Class I common stock, upon the request of a stockholder, repurchases will be made in the discretion of our board of directors and at the following repurchase prices:
•	Beginning on the share acquisition date and prior to the first anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to 95% of the NAV per share; and
•	Beginning on the first anniversary of the share acquisition date and every year thereafter, the purchase price for the repurchased shares will be equal to 100% of the NAV per share.
In the case of Exceptional Repurchases, upon the request of a stockholder or its estate, heir or beneficiary, repurchases will be made in the discretion of our board of directors and at the following repurchase prices:
•	Until the second anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to 95% of the NAV per share; and
•	Following the second anniversary of the share acquisition date, the purchase price for the repurchased shares will be equal to 100% of the NAV per share.

For the purposes of our share repurchase program, the “NAV per share” will be equal to the net asset value or NAV per share of our common stock based on valuations of our assets and liabilities as determined pursuant to valuation guidelines adopted by our board of directors, which we expect will be consistent with industry practice. The NAV per share will be updated monthly.
Limitations on Repurchases
There are several limitations on our ability to repurchase shares under our share repurchase program:
•
With respect to shares of Class A and Class TX common stock, unless the shares are being repurchased in connection with an Exceptional Repurchase, we generally may not repurchase shares unless the stockholder has held the shares for at least one year.

•
In any calendar quarter, the total amount of aggregate redemptions of Class A, Class TX, Class T, Class D and Class I shares will be limited to shares whose aggregate value (based on the redemption price per share on the date of the redemption) is no more that 5% of our aggregate NAV as of the last day of the previous calendar quarter.

•
We have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Special Provisions for Exceptional Repurchases Applicable to Class A and Class TX Shares
Repurchases of shares upon the complete disability of a stockholder will only be available to stockholders who become completely disabled after the purchase of their shares. If the shares are purchased by joint owners, the repurchase upon complete disability or death will be available when either joint owner first becomes completely disabled or dies.
Our board of directors, in its sole discretion, will determine in good faith whether a stockholder becomes completely disabled based on the definition of “disabled” under the federal Social Security Act. The federal Social Security Act generally defines disabled or disability as the inability to engage in any substantial gainful activity because of a medically determinable physical or mental impairment(s) that either (i) can be expected to result in death or (ii) has lasted or that we can expect to last for a continuous period of not less than 12 months. Our board of directors may rely on a determination made by the Social Security Administration’s office in the stockholder’s state of residence in making its determination that the stockholder’s medical condition is considered a disability under the Social Security Act.
General Terms for Repurchase
Unless otherwise approved by our board of directors in its sole discretion, we will repurchase shares on the last business day of each month; provided, however we will not repurchase shares on the same day we make a dividend payment. Qualifying stockholders who desire to redeem their shares must give written notice to us by completing a repurchase request form and returning it to us through our transfer agent, DST Systems, Inc. We or our transfer agent must receive a stockholder’s written request for repurchase at least five business days before the repurchase date in order for us to repurchase the stockholder’s shares on the repurchase date.
If we cannot repurchase all shares presented for repurchase in any month in which we are repurchasing shares, then we will repurchase all shares on a pro rata basis during the relevant month. If we do not completely satisfy a stockholder’s repurchase request on a repurchase date because we or our transfer agent did not receive the request in time or because of the restrictions on the number of shares we could repurchase under the program, we will treat the unsatisfied portion of the repurchase request as a request for repurchase on the next repurchase date at which funds are available for repurchases unless the stockholder withdraws its request before the next repurchase date. Any stockholder may withdraw a repurchase request upon written notice to us if such notice is received by us at least five business days before the repurchase date.
In general, and unless otherwise approved by our board of directors in its sole discretion, a stockholder may present to us fewer than all of the shares then owned for repurchase, except that the minimum number of shares that must be presented for repurchase must be at least 25% of the stockholder’s shares. If, however, an Exceptional Repurchase is being requested, or a repurchase is requested by a stockholder due to other exigent circumstances, such as bankruptcy or a mandatory distribution requirement under such stockholder’s individual retirement account, a minimum of 10% of the stockholder’s shares may be presented for repurchase; provided, however, that unless otherwise approved by our board of directors in its sole discretion, any future repurchase request by such stockholder must be for at least 25% of the stockholder’s remaining shares.
In the event a stockholder will own fewer than 100 shares as a result of a repurchase request, we will repurchase all of the shares held by such stockholder in order to avoid having stockholders holding fewer than 100 shares. Such repurchases will count against the 5% Limit but will not count against the DRP Limit.
Neither any member of our board of directors, nor our advisor or sponsor, nor any of their affiliates will receive any fee on our repurchases of shares pursuant to our share repurchase program.
Termination, Suspension or Amendment
Our board of directors may amend, suspend or terminate our share repurchase program for any reason upon 15 days’ notice to our stockholders. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the SEC, (ii) in a separate mailing to stockholders or (iii) during our offering, in a prospectus supplement.
If we suspend our share repurchase program (in whole or in part), except as otherwise provided by our board of directors, until the suspension is lifted, we will not accept any requests for the repurchase of shares to which such suspension applies in subsequent periods and any such requests and all pending requests that are subject to the suspension will not be honored or retained, but will be returned to the requesting stockholder and must be resubmitted when the program is resumed.
During the year ended December 31, 2020, we repurchased 31,307 shares of CCI Class A Common Stock for $268,613, which was an average price per share of $8.58. No shares of CCI Class T Common Stock were repurchased during the year ended December 31, 2020 and no shares of our common stock were repurchased during the year ended December 31, 2019.
No shares of CCI Series 2019 Preferred Stock were repurchased during the years ended December 31, 2020 and 2019.
Exclusive Forum for Certain Litigation
Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the MGCL or our charter or bylaws or (iv) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, and any record or beneficial stockholder who is a party to such an action or proceeding must cooperate in any request that we may make that the action or proceeding be assigned to the Court’s Business and Technology Case Management Program.
Restrictions on Roll-Up Transactions
A Roll-Up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of the transaction, which we refer to as a Roll-Up Entity. This term does not include:
•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or
•
a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-Up Transaction, an appraisal of all of our assets will be obtained from a competent independent expert. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-Up Transaction.
In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:
•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or
•	one of the following:
•	remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or
•	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed Roll-Up Transaction:
•
that would result in our common stockholders having democracy rights in a Roll-Up Entity that are less than those provided in our charter and bylaws with respect to the election and removal of directors and the other voting rights of our common stockholders, annual reports, annual and special meetings of common stockholders, the amendment of our charter and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares of common stock that such investor had held in us;

•	in which investors’ rights of access to the records of the Roll-Up Entity would be less than those provided in our charter and described above in “—Inspection of Books and Records”; or
•	in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction would not be approved by our common stockholders.
Note, however, that these restrictions on Roll-Up Transactions can be removed from our charter by a vote of the holders of a majority of our outstanding shares eligible to vote on the matter, which is the same standard required to approve a Roll-Up Transaction under Maryland law. Therefore, the restrictions are not likely to impede a proposed Roll-Up Transaction that does not meet the above requirements if it is nonetheless favored by the holders of a majority of our common stock.
Registrar and Transfer Agent
We have engaged DST Systems, Inc. to serve as the registrar and transfer agent for our common stock and preferred stock. The address and telephone number of our transfer agent is as follows:
DST Systems, Inc.
430 W. 7th Street, Suite 219065
Kansas City, Missouri 64105
Attn: Group Vice President – Full Service
or
Attn: Cottonwood (for investor account changes)
Fax: (855) 338-1452
To ensure that any account changes or updates are made promptly and accurately, all changes and updates should be directed to the transfer agent, including any change to a stockholder’s address, ownership type, distribution mailing address, or distribution reinvestment plan election, as well as stockholder repurchase requests under our share repurchase program.

SUMMARY OF CROP PARTNERSHIP AGREEMENT
In connection with the CROP Merger, the limited partnership agreement of CROP was amended and restated to reflect the changes resulting from the CRII Merger, the consolidation of the terms of the partnership agreements of CROP and CCOP and certain other modifications. The CROP Partnership Agreement became effective on the closing date of the CROP Merger. CROP expects to amend the CROP Partnership Agreement on the closing date of the CMRI OP Merger and the CMRII OP Merger to reflect the consummation of those mergers. The following is merely a summary of some of the material provisions of the CROP Partnership Agreement and is qualified in its entirety by reference thereto. The following summary should be read in conjunction with the CROP Partnership Agreement for complete information on the rights, terms, conditions and obligations of the partners. To obtain a copy of the CROP Partnership Agreement, see “Where You Can Find More Information” on page 203.
As used in this section, (i) “Common Limited Partners” refers to the holders of the CROP Common Units, (ii) “LTIP Limited Partners” refers to the holders of the CROP LTIP Units and the CROP Special LTIP Units, (iii) “CCOP LTIP Units” refers to the limited partner units of CCOP designated as LTIP Units as set forth in the CCOP Partnership Agreement and (iv) “CCOP Special LTIP Units” refer to the limited partner units of CCOP designated as Special LTIP Units as set forth in the CCOP Partnership Agreement.
General Partner and Limited Partners
Cottonwood Communities GP Subsidiary, LLC, or Merger Sub (the “General Partner”), became the general partner of CROP at the effective time of the CRII Merger and the CROP Merger. In connection with all issuances of CCI Common Stock or other securities of CCI, CCI will contribute to the General Partner and the General Partner will make capital contributions to CROP of the proceeds from such issuances.
CCI Advisor (the “Special Limited Partner”) became the special limited partner of CROP upon execution of the CROP Partnership, which occurred at the closing of the CROP Merger. The limited partners of CMRI OP immediately prior to the effective time of the CMRI OP Merger will be admitted as limited partners of CROP upon consummation of the CMRI OP Merger.
At the effective time of the CMRI OP Merger, the CMRI OP Unit Split will be effected whereby each CMRI OP Partnership Unit issued and outstanding immediately prior to the CMRI OP Merger will be split so that the total number of CMRI OP Partnership Units then outstanding equals the number of shares of CMRI Common Stock that were outstanding immediately prior to the effective time of the CMRI OP Merger. Immediately following the CMRI OP Unit Split, CROP will issue CROP Common Units to the former partners of CMRI OP as consideration for the CMRI OP Merger as described in “The CMRI Merger Agreement—Consideration to be Received in the CMRI Merger and the CMRI OP Merger.”
Operations
The CROP Partnership Agreement requires CROP to be operated in a manner that will enable it to (i) conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the DRULPA and in such a manner as to permit CCI at all times to qualify as a REIT and not be subject to any taxes under Section 857 or Section 4981 of the Code, (ii) enter into any partnership, joint venture or other similar arrangement and (iii) do anything necessary, convenient or incidental to the foregoing.
Capital Contributions and Issuances of Additional Partnership Units
The General Partner is authorized to cause CROP to issue additional partnership interests for any purpose and at any time, including, but not limited to, additional classes of partnership interests issued in connection with acquisitions of properties, to the partners or to other persons on terms and conditions established by the General Partner in its sole discretion and without the approval of any limited partner. The General Partner is authorized to cause CROP to issue partnership interests (i) upon the conversion, redemption or exchange of any debt or other securities issued by CROP, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and CROP and (iii) in connection with any merger of any other entity into CROP or any of its subsidiaries if set forth in the applicable merger agreement. Any additional partnership interests issued by CROP may be issued in one or more classes or series with designations, preferences and other rights that are senior to any CROP limited partner interests.
CCI may not issue any additional securities other than to all holders of CCI Common Stock unless (i) CROP issues to the General Partner and the General Partner issues to CCI partnership interests or options, warrants, convertible or exchangeable securities or other rights of CROP having designations, preferences and other rights, with substantially similar economic interests as the additional securities and (ii) CCI contributes to the General Partner and the General Partner contributes to CROP the net proceeds from the issuance of such additional securities and from any exercise of rights contained in such additional securities. Notwithstanding the foregoing, CCI may issue additional securities in connection with an acquisition of property to be held directly by CCI but only if such acquisition and issuance have been approved and determined to be in the best interests of CCI, the General Partner and CROP by a majority of CCI’s independent directors. CCI generally may issue additional securities for less than fair market value, and cause CROP to issue to the General Partner corresponding partnership interests (and CCI to issue corresponding interests), if (i) CCI concludes in good faith that such issuance is in the best interests of CCI, the General Partner and CROP (including, by way of example, the issuance of shares of CCI Common Stock and corresponding CROP general partner units pursuant to an employee share purchase plan or stock option plan providing for purchases of CCI Common Stock at a discount from the fair market value) and (ii) CCI contributes to the General Partner and the General Partner contributes to CROP all proceeds from such issuance and exercise.
Distributions of Net Income and Net Loss
Distributions of Cash from Operations. Unless otherwise provided in the CROP Partnership Agreement, CROP will distribute cash from operations as follows:
(1)	First, to the Special Limited Partner until the Special Limited Partner has received an amount equal to the Performance Allocation (as defined below).
(2)
Second, to the holders of the Series 2016 Preferred Units, the Series 2017 Preferred Units and the Series 2019 Preferred Units as set forth in the partnership unit designations attached to the CROP Partnership Agreement; and

(3)	Thereafter, to the Common Limited Partners, the LTIP Limited Partners and the General Partner in proportion to their percentage interests.
So long as CCI qualifies as a REIT, CCI, and consequently, the General Partner and CROP, will be required to distribute at least 90% of their taxable income.
Distributions Upon Liquidation. Upon liquidation of CROP, after payment of, or adequate provision for, debts and obligations of CROP, including any partner loans and any preferred distributions required pursuant to the partnership unit designation and after payment of any accrued but undistributed Performance Allocation, any remaining assets of CROP will be distributed to the Common Limited Partners, the LTIP Limited Partners and the General Partner as set forth above in “—Distributions of Cash from Operations.”
Performance Allocation
So long as the Amended and Restated Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner will be entitled to an annual distribution (the “Performance Allocation”), promptly following the end of each year (which will accrue on a monthly basis) in an amount equal to:
(1)
First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 12.5% of the sum of (A) the Hurdle Amount for that period and (B) any amount allocated to the Special Limited Partner pursuant to this clause; and

(2)	Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.
For purposes of this section:
“Hurdle Amount” refers to, for any period during a calendar year, an amount that results in a 5% annualized internal rate of return on the net asset value of the Participating Partnership Units outstanding at the beginning of the then-current calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger) and all Participating Partnership Units issued since the beginning of the applicable calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger), taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Participating Partnership Units and all issuances of Participating Partnership Units over the period and calculated in accordance with recognized industry practices. The ending net asset value of the Participating Partnership Units used in calculating the internal rate of return will be calculated before giving effect to any allocation or accrual to the Participating Performance Allocation and any applicable distribution fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Participating Partnership Units repurchased during such period, which Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described in below.
“Loss Carryforward Amount” refers to an amount initially equal to zero and which will cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount will at no time be less than zero, and provided further, that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Participating Partnership Units repurchased during such year, which Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described below.
“Participating Partnership Units” refers to the CROP Common Units, the CROP LTIP Units, the CROP Special LTIP Units or the CROP general partner units, and excludes any CROP preferred units.
“Total Return” refers to for any period since the end of the prior calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger), the sum of: (i) all distributions accrued or paid (without duplication) on the Participating Partnership Units outstanding at the end of such period since the beginning of the then-current calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger) plus (ii) the change in aggregate net asset value of such Participating Partnership Units since the beginning of such year (but for the year 2021, since the effective date of the CROP Merger), before giving effect to (A) changes resulting solely from the proceeds of issuances of the Participating Partnership Units, (B) any allocation or accrual to the Performance Allocation and (C) any applicable distribution fee expenses (including any payments made to the General Partner for payment of such expenses). For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the net asset value of the Participating Partnership Units issued during the then-current calendar year (but for the year 2021, beginning as of the effective date of the CROP Merger) but (ii) exclude the proceeds from the initial issuance of such Participating Partnership Units.
The following special provisions will be applicable to the Performance Allocation:
•	Any amount by which Total Return falls below the Hurdle Amount and that does not constitute Loss Carryforward Amount will not be carried forward to subsequent periods.
•
With respect to all CROP partnership units that are repurchased at the end of any month in connection with repurchases of shares of CCI Common Stock pursuant to CCI’s share repurchase plan, the Special Limited Partner will be entitled to such Performance Allocation in an amount calculated as described above calculated in respect of the portion of the year for which such CROP partnership units were outstanding, and proceeds for any such CROP partnership unit repurchase will be reduced by the amount of any such Performance Allocation.

•
The Performance Allocation may be payable in cash or CROP Common Units at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in CROP Common Units, the Special Limited Partner will receive the number of CROP Common Units that results from dividing the Performance Allocation by the net asset value per CROP Common Unit at the time of such distribution. If the Special Limited Partner elects to receive such distributions in CROP Common Units, the Special Limited Partner may request CROP to redeem such CROP Common Units from the Special Limited Partner at any time thereafter pursuant to the CROP Partnership Agreement. Any CROP Common Units received by the Special Limited Partner will not be subject to the one-year holding requirement with respect to the exchange right described below.

•
The measurement of the change in net asset value for the purpose of calculating the Total Return is subject to adjustment by the CCI Board to account for any dividend, split, recapitalization or any other similar change in CROP’s capital structure or any distributions that the CCI Board deems to be a return of capital if such changes are not already reflected in CROP’s net assets.

•	The Special Limited Partner will not be obligated to return any portion of the Performance Allocation paid due to the subsequent performance of CROP.
•
In the event that the Amended and Restated Advisory Agreement is terminated (including by means of non-renewal), the Special Limited Partner will be allocated any accrued Performance Allocation with respect to all CROP partnership units as of the date of such termination.

Rights, Obligations and Powers of the General Partner
The General Partner generally has full, complete and exclusive discretion to manage and control the business of CROP. The authority of the General Partner generally includes, among other things, the authority to:
•	acquire, purchase, own, operate, manage, lease, dispose of and exchange any property and other assets;
•	develop land, construct buildings and make other improvements or renovations on property owned or leased by CROP;
•	authorize, issue, sell, redeem or otherwise purchase any partnership interests or any securities of CROP;
•	manage the financings of CROP and become a guarantor or co-maker on any indebtedness of the General Partners or its subsidiaries;
•	make loans or advances to any person, including affiliates of the General Partner and CROP, for any purpose pertaining to the business of CROP;
•	pay, either directly or by reimbursement, all administrative expenses to third parties, CCI, the General Partner or its affiliates;
•	use assets of CROP for any purpose consistent with the CROP Partnership Agreement;
•	lease all or any portion of any of CROP’s assets;
•	prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against CROP, its partners or its assets;
•	deal with any and all governmental agencies having jurisdiction over CROP’s assets or business;
•	make or revoke any election permitted or required of CROP by any taxing authority and file all federal, state and local income tax returns on behalf of CROP;
•	maintain such insurance coverage for the protection of CROP, its assets, or any other purpose convenient or beneficial to CROP and manage any insurance proceeds;
•	hire and dismiss employees and contractors of CROP;
•
retain legal counsel, accountants, consultants, real estate brokers and other persons for services of any kind in connection with CROP’s business and pay such remuneration as the General Partner deems reasonable;

•	negotiate and enter into agreements on behalf of CROP;
•	distribute cash or other assets of CROP in accordance with the CROP Partnership Agreement;
•	form or acquire an interest in, and contribute property to, any limited or general partnership, joint venture, limited liability company, corporation, subsidiary or other entity or relationship;
•	establish reserves for working capital, capital expenditures, contingent liabilities or any other purpose of CROP;
•	merge, consolidate or combine CROP with or into another entity;
•	take any and all actions necessary to adopt or modify any distribution reinvestment plan of CROP or CCI; and
•	take all acts necessary to ensure CROP will not be classified as a “publicly traded partnership.”

Reimbursement of Expenses
The General Partner is not compensated for its services as general partner of CROP. The General Partner and CCI are entitled to reimbursement by CROP for all administrative expenses incurred on behalf of CROP, including any salaries or other payments to directors or officers of the General Partner and CCI and any accounting and legal expenses of the General Partner and CCI, which such expenses the partners have agreed are expenses of CROP and not the General Partner or CCI. In addition to the reimbursement by CROP of all administrative expenses, CROP will pay or reimburse the General Partner and CCI for the following:
•
costs and expenses relating to the formation and operation of CCI, the General Partner and their subsidiaries, including any costs, expenses or fees payable to any director or officer of the General Partner or CCI;

•	costs and expenses relating to any offering, issuance or registration of securities by CCI or the General Partner and all statements, reports, fees and expenses incidental thereto;
•	costs and expenses associated with any repurchase of any securities by CCI or the General Partner;
•	costs and expenses associated with the preparation and filing of any periodic or other reports and communications by CCI or the General Partner under federal, state or local laws or regulations;
•	costs and expenses associated with compliance by CCI and the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC;
•
costs and expenses incurred by CCI or the General Partner relating to any issuance or redemption of any CROP partnership interests, CCI Common Stock or any other securities of CCI or the General Partner; and

•	all other operating or administrative costs of CCI and the General Partner incurred in the ordinary course of their business on behalf of or in connection with CROP.
Exchange Right
Subject to certain restrictions described below and in the CROP Partnership Agreement, each Common Limited Partner has the right to exchange its CROP Common Units for, at the option of CROP, an equivalent number of shares of CCI Common Stock (the “REIT Shares Amount”), or cash equal to the fair market value of the CCI Common Stock (the “Cash Amount”), which would have otherwise been received pursuant to such exchange. The exchange right will not be available until all of the following have occurred (the “Exchange Date”): (i) the Common Limited Partner has held its CROP Common Units for at least one year following the effective time of the CROP Merger (including, if applicable, the amount of time such Common Limited Partner held the CROP preferred units or CROP LTIP Units which were converted into such CROP Common Units), (ii) the shares of CCI Common Stock to be issued pursuant to the redemption have been registered with the SEC and the registration statement has been declared effective, or an exemption from registration is available and (iii) the exchange does not result in a violation of the restrictions on stock ownership set forth in the CCI Charter. A Common Limited Partner may not deliver more than two Exchange Notices during each calendar year and may not exercise the exchange right for less than 1,000 CROP Common Units or, if such Limited Partner owns less than 1,000 CROP Common Units, all of the CROP Common Units held by such Common Limited Partner. The General Partner has the right to assign this exchange right to CCI.
Call Right of the General Partner
In the event of a General Partner Liquidity Event (as defined below) or immediately prior to a General Partner Liquidity Event, the General Partner will have the right to purchase all of the CROP Common Units held by a Common Limited Partner and all of the CROP LTIP Units and/or CROP Special LTIP Units held by an LTIP Limited Partner at a price equal to the Cash Amount; provided, however, that the General Partner may, in its sole discretion, beginning on or after the Exchange Date, elect to purchase such called units by paying to such limited partner the REIT Shares Amount in lieu of the Cash Amount. A “General Partner Liquidity Event” means the (i) the sale of all or substantially all of (A) the General Partner partnership interests held by the General Partner or (B) the interests in the General Partner held by CCI, (ii) the sale, exchange or merger of the General Partner or CCI or (iii) any listing of the CCI Common Stock on a national securities exchange; provided, however, that each the foregoing does not include the liquidation of the General Partner and transfer of its General Partner interest to CCI or the transfer by CCI of all of its partnership interests in CROP to the General Partner. The General Partner has the right to assign this call right to CCI.

Amendment of CROP Partnership Agreement
The General Partner’s consent will be required for any amendment of the CROP Partnership Agreement. The General Partner, without the consent of any limited partner (other than the Special Limited Partner if such amendment adversely affects the economic rights of the Special Limited Partner), may amend the CROP Partnership Agreement in any respect; provided, however, that the following amendments will require a majority vote of the Common Limited Partners:
•	any amendment affecting the operation of the conversion factor or exchange right in a manner adverse to the Common Limited Partners;
•
any amendment that would adversely affect the rights of the Common Limited Partners to receive the distributions payable to them pursuant to the CROP Partnership Agreement (other than with respect to the issuance of additional Participating Partnership Units and CROP preferred units);

•
any amendment that would economically reduce CROP’s relative share of net income and net loss to the limited partners (other than with respect to the issuance of additional Participating Partnership Units and CROP preferred units); or

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to CROP.
Term and Dissolution
CROP has perpetual duration, unless sooner dissolved upon the first to occur of the following:
•	the General Partner declares bankruptcy, is removed or withdraws from CROP, provided, however, that the remaining partners may decide to continue the business of CROP;
•	90 days after the sale or other disposition of all or substantially all of the assets of CROP (but not a transfer to a General Partner subsidiary); or
•	the determination by the General Partner that CROP should be dissolved.
Transferability of Interests
The limited partners of CROP generally may not transfer all or any portion of their limited partner interest in CROP without the consent of the General Partner. The General Partner also may not transfer all or any portion of its general partner interest in CROP or withdraw as the general partner, and CCI may not transfer its interest in the General Partner, other than as permitted in the CROP Partnership Agreement. In addition, the General Partner may not engage in any merger, consolidation or other combination with or into another entity, or sell all or substantially all of its assets, which in each case results in a change of control of the General Partner or CCI unless (i) the transaction is approved by a majority vote of the Common Limited Partners, (ii) as a result of the transaction, all Common Limited Partners will receive for each CROP Common Unit an amount of cash, securities or other property equal in value to the amount a holder of one share of CCI Common Stock received in the transaction (or in the case of a purchase, tender or exchange offer accepted by more than 50% of the outstanding CCI Common Stock, the greatest amount the limited partner would have received had it exercised its exchange right and sold, tendered or exchanged pursuant to such offer), or (iii) the General Partner or CCI is the surviving entity in the transaction and either (A) the holders of shares of CCI Common Stock receive no consideration in the transaction or (B) the Common Limited Partners receive for each CROP Common Unit, an amount of cash, securities or other property that is no less than the amount a holder of one share of CCI Common Stock receives in the transaction.
Limitation on Liabilities
The General Partner, its affiliates, or any of their respective officers, trustees, directors, stockholders, partners, members, employees, representatives or agents, and any officer, employee, representative or agent of CROP and its affiliates and such other persons designated by the General Partner will not be liable for monetary damages to CROP or any of its partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if acting in good faith.
Series 2016 Preferred Units
In connection with the issuance by CRII of its Series 2016 preferred stock, CROP classified 14,500,000 of its preferred units as “Series 2016 Preferred Units.” The rights, powers, privileges, restrictions, qualifications and limitations of the Series 2016 Preferred Units are set forth in a partnership unit designation attached to the CROP Partnership Agreement. The Series 2016 Preferred Units rank senior to the CROP Common Units and on parity with the CROP Series 2017 Preferred Units and the CROP Series 2019 Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of CROP. All Series 2016 Preferred Units are issued to CCI and correspond to the number of issued and outstanding shares of CCI Series 2016 Preferred Stock.
Distributions. Holders of the Series 2016 Preferred Units are entitled to receive a distribution equal to a 7% cumulative but not compounded annual return on the purchase price of $10.00.
Voting. Holders of the Series 2016 Preferred Units are not entitled to vote on any matters.
Mandatory Redemption. CROP will, on January 31, 2022 (which may be extended), redeem all of the Series 2016 Preferred Units for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any partnership units that have a liquidation preference to the Series 2016 Preferred Units. The General Partner may, in its sole discretion and only if CCI extends the term of the CCI Series 2016 Preferred Stock, extend the redemption date of the Series 2016 Preferred Units to January 31, 2023.
Ownership Restrictions. The CROP Series 2016 Preferred Units are transferable and must be owned and held at all times solely by the General Partner or CCI.
Adjustments. If the number of outstanding shares of CCI Series 2016 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of CCI Series 2016 Preferred Stock into a greater or smaller number of shares of CCI Series 2016 Preferred Stock, then a similar adjustment to the number of outstanding Series 2016 Preferred Units will be made in order to preserve the economic equivalence of the CCI Series 2016 Preferred Stock and the Series 2016 Preferred Units.
Series 2017 Preferred Units
In connection with the issuance by CRII of its Series 2017 preferred stock, CROP classified 5,000,000 of its preferred units as “Series 2017 Preferred Units.” The rights, powers, privileges, restrictions, qualifications and limitations of the Series 2017 Preferred Units are set forth in a partnership unit designation attached to the CROP Partnership Agreement. The Series 2017 Preferred Units rank senior to the CROP Common Units and on parity with the CROP Series 2016 Preferred Units and the CROP Series 2019 Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of CROP. All Series 2017 Preferred Units are issued to CCI and correspond to the number of issued and outstanding shares of CCI Series 2017 Preferred Stock.
Distributions. Holders of the Series 2017 Preferred Units are entitled to receive a distribution equal to a 7.5% cumulative but not compounded annual return on the purchase price of $10.00. In the event that the Series 2017 Preferred Units are outstanding on or after February 1, 2022, the distribution rate will increase to 8%.
Voting. Holders of the Series 2017 Preferred Units are not entitled to vote on any matters.
Mandatory Redemption. Unless the Series 2017 Preferred Units have been redeemed for cash in connection with an optional redemption (as described below), CROP will, on January 31, 2022 (which may be extended), redeem all of the Series 2017 Preferred Units for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any partnership units that have a liquidation preference to the Series 2017 Preferred Units. The General Partner may, in its sole discretion and only if CCI extends the term of the CCI Series 2017 Preferred Stock, extend the redemption date of the Series 2017 Preferred Units for up to two successive one-year periods.
Optional Redemption. CROP may, in the sole discretion of the General Partner, redeem the Series 2017 Preferred Units at any time prior to January 31, 2022, in whole or in part, for cash at a redemption price equal to $10.20 per unit plus all accrued and unpaid distributions through the redemption date.
Ownership Restrictions. The Series 2017 Preferred Units are transferable and must be owned and held at all times solely by the General Partner or CCI.
Adjustments. If the number of outstanding shares of CCI Series 2017 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of CCI Series 2017 Preferred Stock into a greater or smaller number of shares of CCI Series 2017 Preferred Stock, then a similar adjustment to the number of outstanding Series 2017 Preferred Units will be made in order to preserve the economic equivalence of the CCI Series 2017 Preferred Stock and the Series 2017 Preferred Units.
Series 2019 Preferred Units
In connection with the CROP Merger, CROP classified 10,000,000 of its preferred units as “Series 2019 Preferred Units” and issued one Series 2019 Preferred Unit for each Series 2019 preferred unit of CCOP issued and outstanding immediately prior to the effective time of the CROP Merger. The rights, powers, privileges, restrictions, qualifications and limitations of the Series 2019 Preferred Units are set forth in a partnership unit designation attached to the CROP Partnership Agreement. The Series 2019 Preferred Units rank senior to the CROP Common Units and on parity with the CROP Series 2016 Preferred Units and the CROP Series 2017 Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of CROP. All Series 2019 Preferred Units are issued to CCI and correspond to the number of issued and outstanding shares of CCI Series 2019 Preferred Stock.
Distributions. Holders of the Series 2019 Preferred Units are entitled to receive a distribution equal to a 5.5% cumulative but not compounded annual return on the purchase price of $10.00. In the event that the Series 2019 Preferred Units are outstanding on or after January 1, 2024, the distribution rate will increase to 6%.
Voting. Holders of the Series 2019 Preferred Units are not entitled to vote on any matters.
Mandatory Redemption. Unless the Series 2019 Preferred Units have been redeemed for cash in connection with an optional redemption or a special redemption event (each as described below), CROP will, on December 31, 2023 (which may be extended), redeem all of the Series 2019 Preferred Units for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any partnership units that have a liquidation preference to the Series 2019 Preferred Units. The General Partner may, in its sole discretion and only if CCI extends the term of the CCI Series 2019 Preferred Stock, extend the redemption date of the Series 2019 Preferred Units for up to two successive one-year periods.
Optional Redemption. Subject to the special redemption rights described below, CROP may, in the sole discretion of the General Partner, redeem the Series 2019 Preferred Units at any time prior to January 1, 2022, in whole or in part, for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions through the redemption date.
Special Redemption Event. Upon a special redemption event, CROP may, in the sole discretion of the General Partner, redeem the Series 2019 Preferred Units for cash at a redemption price equal to $10.00 per unit plus all accrued and unpaid distributions thereon through the redemption date. A “special redemption event” means the date that the shares of CCI Common Stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
Ownership Restrictions. The Series 2019 Preferred Units are transferable and must be owned and held at all times solely by the General Partner or CCI.
Adjustments. If the number of outstanding shares of CCI Series 2019 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of CCI Series 2019 Preferred Stock into a greater or smaller number of shares of CCI Series 2019 Preferred Stock, then a similar adjustment to the number of outstanding Series 2019 Preferred Units will be made in order to preserve the economic equivalence of the CCI Series 2019 Preferred Stock and the Series 2019 Preferred Units.
LTIP Units and Special LTIP Units
Prior to completion of the CRII Merger, CRII granted equity awards of CROP LTIP Units and CROP Special LTIP Units (for purposes of this section referred to collectively as the “LTIP Units”) to certain senior officers of CRII and CROP under its long-term incentive program (“CROP LTIP Program”). CCI also granted equity awards of CCOP LTIP Units and CCOP Special LTIP Units to certain senior officers of CCI under its long-term incentive program (“CCI LTIP Program”) prior to completion of the CRII Merger. CCI expects to grant equity awards of CROP LTIP Units and CROP Special LTIP Units to certain senior officers and directors pursuant to its equity incentive plan following completion of the CRII Merger. The LTIP Units are a separate series of limited partnership units of CROP, which are convertible into CROP Common Units upon achieving certain vesting and performance requirements. The CROP LTIP Program authorizes CROP to issue up to 2,000,000 LTIP Units. Awards of LTIP Units are subject to the conditions and restrictions determined by the CCI Board, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If the conditions and/or restrictions included in an LTIP Unit award agreement are not attained, holders will forfeit the LTIP Units granted under such agreement. Unless otherwise provided, the CROP LTIP Unit awards (whether vested or unvested) will entitle the holder to receive current distributions from CROP, and the CROP Special LTIP Units (whether vested or unvested) will entitle the holder to receive 10% of the current distributions from CROP. When the LTIP Units have vested and sufficient income has been allocated to the holder of the vested LTIP Units, the LTIP Units will automatically convert to CROP Common Units on a one-for-one basis.
The LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, and CCI does not expect the grant, vesting or conversion of the LTIP Units to produce a tax deduction for CCI based on current U.S. federal income tax law. As profits interests, the LTIP Units initially will not have full parity, on a per unit basis, with the CROP Common Units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP Units can, over time, achieve full parity with the CROP Common Units and therefore, accrete to an economic value for the holder equivalent to the CROP Common Units. If such parity is achieved, the LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into CROP Common Units, which in turn may be exchanged, upon the occurrence of certain events, by the holder for a cash amount based on the value of a share of CCI Common Stock or for shares of CCI Common Stock, at CCI’s election. However, there are circumstances under which the LTIP Units will not achieve parity with the CROP Common Units, and until such parity is reached, the value that a holder could realize for a given number of LTIP Units will be less than the value of an equal number of shares of CCI Common Stock and may be zero.
At the effective time of the CROP Merger, each CCOP LTIP Unit and CCOP Special LTIP Unit issued and outstanding immediately prior to the effective time of the CROP Merger converted into the right to receive one CROP LTIP Unit or CROP Special LTIP Unit, respectively. Following the closing of the CROP Merger, holders of the CROP LTIP Units and CROP Special LTIP Units will continue to operate under the CROP LTIP Program in existence prior to the effective time of the CROP Merger and holders of the CCOP LTIP Units and CCOP Special LTIP Units issued and outstanding immediately prior to the effective time of the CROP Merger will continue to operate under the CCOP LTIP Program in existence prior to the effective time of the CROP Merger.
As of the closing of the CRII Merger and the CROP Merger, all CROP LTIP Units and CROP Special LTIP Units granted to Daniel Shaeffer, Chad Christensen and Gregg Christensen prior to 2021 in the aggregate amount of 286,413 accelerated and vested in full. In addition, effective immediately prior to the closing of the CRII Merger, Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin were granted an aggregate of 237,445 time-based, retention CROP LTIP Units, which did not accelerate in connection with the CRII Merger but will vest subject to each senior officer’s continued service following the closing. As of the closing of the CRII Merger and the CROP Merger, (i) all outstanding time-based CROP LTIP Units granted to the other officers of CRII and CROP prior to 2021 accelerated and vested in full and all outstanding performance-based CROP Special LTIP Units granted to such other officers remain outstanding and (ii) all outstanding time-based CCOP LTIP Units granted to officers of CCI prior to 2021 accelerated and vested in full and all outstanding performance-based CCOP Special LTIP Units granted to such officers of CCI converted into the right to receive one CROP Special LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger. Effective immediately prior to the closing of the CRII Merger, Enzio Cassinis, Adam Larson, Susan Hallenberg and Eric Marlin were granted an aggregate of 50,000 time-based, retention CCOP LTIP Units, which did not accelerate in connection with the CRII Merger but converted into the right to receive one CROP LTIP Unit, and such units continue to have, and are subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.

COMPARISON OF RIGHTS OF THE CMRI STOCKHOLDERS AND THE CCI STOCKHOLDERS
If the CMRI Merger is consummated, the CMRI stockholders will become CCI stockholders. The rights of the CMRI stockholders are currently governed by and subject to the provisions of the MGCL, the CMRI Charter and the CMRI Bylaws. Upon consummation of the CMRI Merger, the rights of the former CMRI stockholders who receive CCI common stock in connection with the CMRI Merger will continue to be governed by the MGCL and will be governed by the CCI Charter and the CCI Bylaws, rather than the CMRI Charter and the CMRI Bylaws.
The following is a summary of the material differences between the rights of the CMRI stockholders and the CCI stockholders (which will be the rights of the stockholders of the Combined Company following the CMRI Merger), but does not purport to be a complete description of those differences or a complete description of the terms of CCI common stock subject to issuance in the CMRI Merger. The following summary is qualified in its entirety by reference to the relevant provisions of Maryland law, the CCI Charter, the CCI Bylaws, the CMRI Charter and the CMRI Bylaws.
Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of CCI and CMRI, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page 203.
Authorized Capital Stock
CCI. CCI is authorized to issue an aggregate of 1,100,000,000 shares of capital stock, consisting of (i) 125,000,000 shares classified as “Class A Common Stock,” par value of $0.01 per share, (ii) 50,000,000 shares classified as “Class TX Common Stock,” par value of $0.01 per share, (iii) 275,000,000 shares classified as “Class T Common Stock,” par value of $0.01 per share, (iv) 275,000,000 shares classified as “Class D Common Stock,” par value of $0.01 per share, (v) 275,000,000 shares classified as “Class I Common Stock,” par value of $0.01 per share, and (vi) 100,000,000 shares of preferred stock, par value of $0.01 per share, of which (a) 14,500,000 have been classified as “Series 2016 Preferred Stock,” (b) 5,000,000 have been classified as “Series 2017 Preferred Stock” and (c) 10,000,000 have been classified as “Series 2019 Preferred Stock.” As of March 31, 2021, there were issued and outstanding 12,214,770.50 shares of Class A Common Stock, 17,518.32 shares of Class TX Common Stock, 14,149,943.36 shares of Series 2016 Preferred Stock, 258,550 shares of Series 2017 Preferred Stock and 4,387,687.74 shares of Series 2019 Preferred Stock.
CMRI. CMRI is authorized to issue an aggregate of 1,100,000,000 shares of capital stock, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 2021, there were 4,904,045 shares of CMRI Common Stock issued and outstanding and no shares of CMRI preferred stock issued and outstanding.
Term
CCI. The CCI Charter provides that if CCI does not list its shares of common stock on a national securities exchange by August 13, 2028, CCI must either seek stockholder approval of the liquidation of CCI; or postpone the decision of whether to liquidate CCI if a majority of its board of directors determines that liquidation is not then in the best interests of CCI’s stockholders.
CMRI. The CMRI Charter provides that CMRI will terminate on December 31, 2023 unless sooner terminated by the CMRI Board or otherwise extended. The CMRI Board may extend the termination date for two one-year terms in its sole discretion and thereafter, the CMRI stockholders will have the option to extend the termination date, by a majority vote, for two additional one-year terms. If the CMRI Board or stockholders do not approve of an extension, CMRI will begin an orderly sale of its assets within one year from the date the CMRI Board or stockholders made their decision not to extend the term. In the event a listing (i.e., the listing of the CMRI Common Stock on a national securities exchange or trading of the CMRI Common Stock in an over-the-counter market) occurs on or before the termination date, CMRI will continue perpetually unless dissolved pursuant to a vote of the stockholders or any applicable provision of the MGCL.

Number of Directors; Director Experience
CCI. The CCI Charter provides that the number of directors may be increased or decreased from time to time pursuant to the CCI Bylaws but may never be less than three. The current size of the CCI Board is five, including three independent directors. Directors who are not independent directors must have at least three years of relevant experience in acquiring and managing the type of assets being acquired by CCI.
CMRI. The number of directors may be increased or decreased from time to time pursuant to the CMRI Bylaws but may never be less than the minimum number required by the MGCL, nor more than 15. The current size of the CMRI Board is four. Directors are not required to have relevant experience to serve on the CMRI Board.
Classified Board and Term of Directors
CCI. The CCI Board is not classified. Each CCI director will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Directors may be elected to an unlimited number of successive terms.
CMRI. The CMRI Board is classified into three classes. Each class of directors will be elected for successive terms ending at the annual meeting of stockholders in the third year after election and until his or her successor is elected and qualified. Directors may be elected to an unlimited number of successive terms.
Independent Directors
CCI. A majority of CCI’s directors must be independent directors who are not associated with and have not been associated within the last two years, directly or indirectly, with CRII, CCI’s sponsor, or CCI Advisor. CCI’s conflicts committee must nominate all individuals for independent director positions. At least one independent director must have three years of relevant real estate experience.
CMRI. The CMRI Board is not required to have independent directors.
Election of Directors
CCI. A majority of the votes cast by the CCI stockholders entitled to vote who are present in person or by proxy at an annual meeting of stockholders at which a quorum is present may, without the necessity for concurrence by the CCI Board, vote to elect the directors. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.
CMRI. A plurality of all the votes cast at a meeting of CMRI stockholders duly called and at which a quorum is present will be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted, without any right to cumulative voting.
Removal of Directors
CCI. At any meeting of stockholders called expressly, but not necessarily solely, for the removal of directors, any director or the entire CCI Board may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.
CMRI. Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire CMRI Board, may be removed at an annual or special meeting of the stockholders by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors in the event of the director’s or the CMRI Board’s fraud, willful misconduct or gross negligence, as determined by a non-appealable final judgement of a court of competent jurisdiction.
Vacancies of Directors
CCI. A vacancy on the CCI Board that results from the removal of a director may be filled by either the stockholders or a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy on the CCI Board for any other cause may be filled by a majority of the remaining directors, even if such majority is less than a quorum. The conflicts committee must nominate replacements for vacancies among the independent director positions. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified.

CMRI. Subject to the rights of holders of one or more classes or series of preferred stock to elect directors and except for any rights of stockholders to fill a vacancy created by the removal of a director as may be required by statute, any and all vacancies on the CMRI Board resulting from any cause may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.
Conflicts Committee; Board Committees
CCI. The CCI Board may establish any committees it deems appropriate provided that a majority of the members of each committee are independent directors. CCI must have a conflicts committee of the CCI Board composed of all of the independent directors if CCI is being advised by CCI Advisor. The approval of the conflicts committee is required for, among other matters, any changes to the provisions in the CCI Charter relating to CCI Advisor and CCI’s investment policies.
CMRI. The CMRI Board may appoint from among its members one or more committees, composed of one or more directors, which committees will serve at the pleasure of the CMRI Board.
Annual Meetings of Stockholders
CCI. An annual meeting of stockholders will be held at a date and time set by the CCI Board, provided that the annual meeting must be held at least 30 days after delivery of the annual report to the stockholders. The purpose of the annual meeting will be to elect directors and transact such other business as may properly come before the meeting. The CCI Board and the conflicts committee must take reasonable efforts to ensure this requirement is met.
CMRI. An annual meeting of stockholders will be held at a date and time set by the CMRI Board. The purpose of the annual meeting will be the election of directors and the transaction of any other business that may properly come before such meeting. Failure to hold an annual meeting will not invalidate CMRI’s existence or affect any otherwise valid act of CMRI.
Special Meetings of Stockholders
CCI. The president, the chief executive officer, a majority of the CCI directors or a majority of the independent directors may call special meetings of stockholders. Special meetings must be called by the secretary of CCI to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast in the aggregate not less than 10% of the votes entitled to be cast on such matter at such meeting. Such request must state the purpose of the meeting and the matters proposed to be acted upon at such meeting. The secretary must, within 10 days of receipt of such written notice, provide the stockholders written notice of the meeting and the purpose of such meeting, which must be held not less than 15 nor more than 60 days after distribution of the notice of the special meeting, and held at the time and place specified in the request, or if none is specified, at a time and place convenient to the stockholders.
CMRI. The chairman of the board, the chief executive officer, the president and the CMRI Board may call a special meeting of the stockholders. Special meetings must be called by the secretary of CMRI to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders who are entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. Any stockholder of record seeking to have stockholders request a special meeting must also, by sending written notice to the secretary, request the CMRI Board to fix a request record date to determine the stockholders entitled to request a special meeting. In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting signed by stockholders of record as of the request record date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting must be delivered to the secretary within 60 days after the request record date. The meeting must be held at such place, date and time as may be designated by the CMRI Board; provided, however, that the date of any such meeting will be not more than 90 days after the record date for such meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals
CCI. The CCI Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the CCI Board and the proposal of business to be considered by stockholders may be made only (i) pursuant to CCI’s notice of the meeting, (ii) by or at the direction of the CCI Board or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the CCI Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the CCI Bylaws. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.
In general, a stockholder’s notice must be delivered to the secretary at CCI’s principal executive office no earlier than 150 days nor later the 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered no earlier than 150 days nor later the 120 days prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.
Generally, only such business will be conducted at a special meeting of stockholders as has been brought before the meeting pursuant to CCI’s notice of said meeting. Nominations of individuals for election to the CCI Board may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the CCI Board or (ii) provided that the special meeting has been called in accordance with the CCI Bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in the CCI Bylaws.
CMRI. The CMRI Bylaws provide that nominations of individuals for election to the CMRI Board and the proposal of other business to be considered by the stockholders may only be made at an annual meeting of stockholders (i) by or at the direction of the CMRI Board, (ii) by any stockholder who was a stockholder of record both at the time of giving of notice by the stockholder and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with notice procedures in the CMRI Bylaws or (iii) to the extent required by applicable law by the persons and subject to the applicable requirements provided for therein.
For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) above, the stockholder must have given timely notice thereof in writing to the CMRI secretary and such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice must be delivered to the secretary at CMRI’s principal executive office no earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered no earlier than 150 days nor later the 120 days prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.
Nominations of individuals for election to the CMRI Board may be made at a special meeting of stockholders at which one or more directors are to be elected only (i) by or at the direction of the CMRI Board or (ii) by a stockholder that has requested that a special meeting be called for the election of one or more directors in compliance with the procedures set forth in the CMRI Bylaws, but only with respect to an individual identified as a proposed nominee in the record date request notice submitted by such stockholder with respect to such special meeting.
Voting Rights
CCI. Each holder of CCI Common Stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote, except that CCI Advisor, any CCI director or any of their affiliates may not vote or consent on matters submitted to stockholders regarding the removal of CCI Advisor, the CCI directors or any of their affiliates or any transaction between CCI and CCI Advisor, a CCI director or any of their affiliates. Unless a greater vote is otherwise required or permitted under the MGCL, the CCI Charter or the CCI Bylaws, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter that may properly come before the meeting.
CMRI. Each holder of CMRI Common Stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote. Unless a greater vote is otherwise required or permitted under the MGCL, the CMRI Charter or the CMRI Bylaws, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter that may properly come before the meeting.

Distributions
CCI. Dividends and other distributions upon the stock of CCI may be authorized by the CCI Board and declared by CCI, subject to the provisions of the MGCL and the CCI Charter. Dividends and other distributions may be paid in cash, property or stock of CCI, subject to the provisions of the MGCL and the CCI Charter. Distributions in kind are prohibited except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust established for the dissolution of CCI and the liquidation of its assets in accordance with the terms of the CCI Charter or (iii) distributions in which (A) the CCI Board advised each common stockholder of the risks associated with direct ownership of the property, (B) the CCI Board offers each common stockholder the election of receiving such in-kind distributions and (C) in-kind distributions are made only to those common stockholders who accept such offer.
CMRI. Dividends and other distributions upon the stock of CMRI may be authorized by the CMRI Board and declared by CMRI, subject to the provisions of the MGCL and the CMRI Charter. Dividends and other distributions may be paid in cash, property or stock of CMRI, subject to the provisions of the MGCL and the CMRI Charter.
Inspection of Books and Records; Reports to Stockholders
CCI. Any common stockholder and any designated representative thereof will be permitted access to the records of CCI to which it is entitled under applicable law at all reasonable times and may inspect and copy any such records for a reasonable charge. Under the MGCL, the CCI Bylaws, the minutes of the proceedings of stockholders, the annual statement of affairs and any voting trust agreements deposited with CCI are open to inspection by stockholders at CCI’s offices during reasonable business hours. The MGCL also permits any stockholder to present to any officer or resident agent of CCI a written request for a statement showing all stock and securities issued by CCI during a specified period of not more than 12 months before the date of the request. An alphabetical stockholder list with the names, addresses, telephone numbers and number of shares held will be available for inspection by any common stockholder or its designated agent if the stockholder represents to CCI that the list will not be used for commercial purposes unrelated to the stockholder’s interest in CCI.
The CCI Charter requires the directors (including the independent directors) to take reasonable steps to ensure that CCI causes to be prepared and mailed or delivered to each common stockholder within 120 days after the end of the fiscal year to which it relates an annual report including: (i) financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to CCI Advisor and any affiliate thereof by CCI, including fees or charges paid to CCI Advisor and any affiliate thereof by third parties doing business with CCI; (iv) the total operating expenses of CCI, stated as a percentage of average invested assets and as a percentage of net income; (v) a report from the conflicts committee that the policies being followed by CCI are in the best interests of the common stockholders and the basis for such determination; and (vi) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving CCI and CCI Advisor, CCI’s sponsor, a director or any affiliate thereof occurring in the year for which the annual report is made, and the conflicts committee has the duty to examine and comment in the report on the fairness of such transactions.
CMRI. Under the MGCL, the CMRI Bylaws, the minutes of the proceedings of stockholders, the annual statement of affairs and any voting trust agreements deposited with CMRI are open to inspection by stockholders at CMRI’s offices during reasonable business hours. The MGCL also permits any stockholder to present to any officer or resident agent of CMRI a written request for a statement showing all stock and securities issued by CMRI during a specified period of not more than 12 months before the date of the request. In addition, stockholders of record for at least six months of at least 5% of the outstanding stock of any class of CMRI have the right to inspect CMRI’s books of account and stock ledger, as permitted by the laws of the state of Maryland, subject to and in accordance with the MGCL.
Business Combinations
CCI. Under the MGCL, certain “business combinations” (which include mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities) between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. None of the business combination provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the CCI Board prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the MGCL, CCI has elected to opt out of the business combination provisions by resolution of the CCI Board. For more information regarding the business combination provisions under the MGCL, see “Description of Capital Stock—Business Combinations” beginning on page 174.
CMRI. CMRI has not elected to opt out of the business combination provisions under the MGCL but may do so in the future.
Subtitle 8 of the MGCL
CCI. Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, to any or all of the following provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and (v) a majority requirement for the calling of a special meeting of stockholders. The CCI Board has no current intention to opt in to any of the above provisions, however, the CCI Charter does not prohibit the CCI board from doing so. Through provisions in the CCI Charter and the CCI Bylaws unrelated to Subtitle 8, CCI vests in the CCI Board the exclusive power to fix the number of directors, provided that the number is not less than three.
CMRI. Through provisions in the CMRI Charter and the CMRI Bylaws unrelated to Subtitle 8, CMRI already (i) has a classified board, (ii) vests in the CMRI Board the exclusive power to fix the number of directors and (iii) requires the secretary to call a special meeting of stockholders upon the written request of stockholders who are entitled to cast not less than a majority of the votes entitled to be cast on any matter at such special meeting. Under the CMRI Charter, CMRI has elected, at such time as it becomes eligible to make such election under Subtitle 8, to provide that vacancies on the CMRI Board may be filled only by a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred.
Directors Fiduciary Requirements
CCI. The CCI Charter requires the CCI directors to be fiduciaries of CCI and its stockholders. The CCI directors have a fiduciary duty to the CCI stockholders to supervise the relationship between CCI and CCI Advisor.
CMRI. The CMRI Charter does not include any fiduciary requirements for the CMRI Board.
Liability and Indemnification of Directors and Officers
CCI. The CCI Charter contains provisions limiting the liability of director and officers such that no director or officer of CCI will be liable to CCI or its stockholders for money damages, subject to certain conditions.
Subject to certain restrictions, CCI will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (i) any individual who is a present or former director or officer of CCI, (ii) any individual who, while a director of CCI and at the request of CCI, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, or (iii) the CCI Advisor or any of its affiliates acting as an agent of CCI, from and against any claim or liability to which such person may become subject or may incur by reason of such person’s service in such capacity.
CCI will not provide for indemnification of its directors or CCI Advisor or any of its affiliates for any liability or loss suffered by such indemnitee or hold its directors or CCI Advisor or any of its affiliates harmless for any loss or liability suffered by CCI unless all of the following conditions are met: (i) such indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of CCI; (ii) such indemnitee was acting on behalf of or performing services for CCI, (iii) such liability or loss was not the result of the negligence or misconduct by the directors (excluding CCI’s independent directors) or of the gross negligence or willful misconduct by the independent directors; and (iv) such indemnification is recoverable only out of CCI’s net assets and not from its common stockholders. Additionally, CCI will not indemnify its directors, CCI Advisor or any of its affiliates or any person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless certain conditions are met including, without limitation, a successful adjudication of each count involving alleged securities law violations as to the particular indemnitee and such claims have been dismissed by a court of competent jurisdiction as to such indemnitee.
The CCI Charter provides that CCI will pay or reimburse reasonable legal expenses and other costs incurred by the directors or CCI Advisor or its affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of CCI, (ii) the legal proceeding was initiated by a third party who is not a common stockholder or, if by a common stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (iii) the directors or CCI Advisor or its affiliates undertake to repay the amount paid or reimbursed by CCI, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
CMRI. The CMRI Charter contains provisions limiting the liability of directors and officers such that, to the maximum extent permitted by the MGCL in effect from time to time, no present or former director or officer of CMRI will be liable to CMRI or its stockholders for money damages.
CMRI will, to the maximum extent permitted by the MGCL in effect from time to time, indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of CMRI or (ii) any individual who, while a director or officer of CMRI and at the request of CMRI, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of such person’s service in such capacity. CMRI will have the power, with the approval of the CMRI Board, to provide such indemnification and advancement of expenses to an individual who served a predecessor of CMRI in any of the capacities described in (i) or (ii) above and to any employee or agent of CMRI or a predecessor of CMRI.
Investor Suitability Standards
CCI. The CCI Charter requires that purchasers of CCI Common Stock in a public offering meet standards regarding net worth or income and minimum purchase amounts. These suitability and minimum purchase requirements are applicable until the CCI Common Stock is listed on a national securities exchange.
CMRI. The CMRI Charter does not include any investor suitability standards.
Advisor and Advisory Agreement Provisions
CCI. The CCI Charter contemplates that CCI will be advised and managed by an external advisor and includes a number of provisions that govern the relationship between CCI and its advisor and affiliates. Among other things, these provisions limit the term of the advisory agreement to no more than one year, require the CCI Board to evaluate the performance of the advisor before entering into or renewing the advisory agreement, require that the advisory agreement be terminable on 60 days’ written notice without cause or penalty, require CCI’s conflicts committee to supervise the advisor and limit the amount of fees that CCI may pay and expenses that CCI may reimburse to the advisor. In addition, CCI’s conflicts committee must determine at least annually whether the total fees and expenses incurred by CCI are reasonable in light of its investment performance and whether the compensation to be paid to the advisor and its affiliates is reasonable in relation to the nature and quality of services performed and is within the limits set forth in the CCI Charter. CCI may not enter into, renew, amend or terminate the advisory agreement without the approval (by majority vote) of CCI’s conflicts committee.
The CCI Charter also includes numerous provisions that limit CCI’s ability to engage in transactions with, among others, CCI’s advisor, sponsor, directors or their respective affiliates. These provisions require that such “affiliated transactions” be approved by a majority of the disinterested directors and CCI’s conflicts committee, which is composed solely of independent directors. They also contain limitations on the substantive aspects of the affiliated transactions themselves, such as restrictions on the consideration to be paid for services provided or assets acquired from or sold to such affiliated persons. These provisions address a number of transactions including sales, transfers, leases and loans to and from CCI and joint venture investments made by CCI, as well as general restrictions on affiliated transactions with CCI’s advisor, sponsor, directors and their respective affiliates.
CMRI. The CMRI Charter does not include any provisions relating to CMRI Asset Manager or any asset management or advisory agreements.

Limitations on Fees
CCI. In the event that CCI’s advisor, sponsor or a director or any affiliate thereof provides a substantial amount of the services in the effort to sell a property of CCI, the CCI Charter provides that such person may receive a disposition fee in an amount up to 3% of the sales price of such property or properties, provided, however, that the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such sale must not exceed the lesser of (i) the customary competitive real estate commission and (ii) an amount equal to 6% of the sales price of such property or properties.
The CCI Charter provides that CCI may not acquire a property or invest in or make a mortgage loan if the acquisition fees and expenses incurred in connection therewith are not reasonable or exceed 6% of the contract purchase price or, in the case of a mortgage loan, 6% of the funds advanced unless a majority of the CCI Board (including a majority of CCI’s conflicts committee) not otherwise interested in the transaction approves the acquisition fees and expenses and determines the transaction to be commercially competitive, fair and reasonable to CCI.
The CCI Charter provides that an interest in the gain from the sale of assets of CCI (“incentive fee”) (as opposed to disposition fees) may be paid to CCI’s advisor or its affiliate provided that the incentive fee is reasonable and, if multiple advisors are involved, such incentive fee must be distributed by a proportional method reasonably designed to reflect the value added to CCI’s assets by each respective advisor and its affiliates. An incentive fee will be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to the common stockholders, in the aggregate, of a return of their capital plus a 6% cumulative annual return.
The CCI Charter provides that CCI’s conflicts committee has the fiduciary responsibility of limiting total operating expenses to amounts that do not exceed the greater of 2% of CCI’s average invested assets and 25% of its net income (the “2%/25% Guidelines”) for the four consecutive fiscal quarters then ended. The advisor must reimburse CCI for any amount by which CCI’s total operating expenses exceed the 2%/25% Guidelines in the expense year, unless the conflicts committee has determined that such expenses were justified based on unusual and non-recurring factors.
CMRI. The CMRI Charter limits the fees that may be paid to CRII or its subsidiaries for services to CMRI as follows: (i) any property management fee (excluding ancillary services) may not exceed 3.5% of the annual gross revenues of the property managed; (ii) any construction management fee for services in supervising any renovation or construction project in excess of $5,000 in or about each property may not exceed 5% of the cost of the amount that is expended; (iii) any asset management fee may not exceed 0.75% of the gross book value of CMRI’s assets (until such time as the CMRI Board establishes a net asset value of CMRI’s assets, at which point the asset management fee may not exceed 0.75% of the gross asset value determined pursuant to the most recent net asset value); and (iv) any fee paid for services as the general contractor for construction related to loss events at a property may not exceed the amount of the insurance award related to the applicable loss, provided that, the CRII-affiliated entity performing the services will have the right to retain any excess of the amount actually incurred by the CRII-affiliated entity to perform the required repairs over the contracted amount.
Investment Policy and Limitations
CCI. The CCI Charter provides that the CCI Board will establish written policies on investments and borrowing and monitor the administrative procedures, investment operations and performance of CCI and its advisor to ensure the policies are being carried out. CCI’s conflicts committee will review such investment policies at least annually to determine they are in the best interests of the common stockholders. The CCI Charter contains a number of limitations and restrictions on CCI’s ability to make certain types of investments (including investments in certain mortgage loans, unimproved property and equity securities) and requires that a majority of the disinterested directors of the CCI Board and a majority of the CCI’s conflicts committee approve the transaction as being fair, competitive and commercially reasonable.
The consideration paid for any real property acquired by CCI will generally be based on the fair market value of such property as determined by a majority of the CCI Board. If CCI’s conflicts committee so determines, or the seller is CCI Advisor, CCI’s sponsor, a director of an affiliate thereof, then the fair market value will be determined by an independent expert. CCI may not make or invest in mortgage loans unless an appraisal is obtained on the underlying property (excluding loans insured or guaranteed by a government agency) and the aggregate amount of all mortgage loans on such property do not exceed 85% of the appraised value of the property unless the CCI Board determines that a substantial justification exists.

CMRI. The CMRI Charter does not include any provisions relating to investment policy or investment limitations.
Exclusive Forum
CCI. The CCI Charter provides that unless CCI consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CCI, (ii) any action or proceeding asserting a claim of breach of any duty owed by any of the CCI directors or officers or other employees to CCI or to the CCI stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the MGCL or the CCI Charter or the CCI Bylaws or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, and any record or beneficial stockholder of CCI who is a party to such an action or proceeding must cooperate in any request that CCI may make that the action or proceeding be assigned to the Court’s Business and Technology Case Management Program.
CMRI. The CMRI Bylaws provide that that unless CMRI consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CMRI, (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of CMRI to CMRI or to the CMRI stockholders, (iii) any action asserting a claim against CMRI or any director or officer or other employee of CMRI arising pursuant to any provision of the MGCL, the CMRI Charter or the CMRI Bylaws, (iv) any action asserting a claim against CMRI or any director or officer or other employee of CMRI that is governed by the internal affairs doctrine or (v) any other action asserting a claim of any nature brought by or on behalf of any record or beneficial stockholder of CMRI, in its capacity as a stockholder, against CMRI or any director or officer or other employee of CMRI. CMRI is entitled to specific performance of this exclusive forum provision if any action is filed in violation thereof, and to temporary, preliminary or permanent injunctive relief to specifically enforce the exclusive forum provision.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
2021 CMRI Annual Meeting of Stockholders
CMRI will not hold an annual meeting of stockholders in 2021 if the CMRI Merger is completed because CMRI will have merged out of existence in accordance with the CMRI Merger. However, if the CMRI Merger Agreement is terminated for any reason, CMRI expects to hold an annual meeting of stockholders in the second half of 2021.
Any proposals by stockholder for inclusion in proxy solicitation materials for the next annual meeting of CMRI stockholders must be received by CMRI’s Secretary, Gregg Christensen, at CMRI’s executive offices within a reasonable time before CMRI begins to print its proxy materials. The mailing address of CMRI’s executive office is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106. If a stockholder wishes to present a proposal at the next annual meeting of CMRI stockholders, whether or not the proposal is intended to be included in the next proxy materials, the CMRI Bylaws require that the stockholder give advance written notice to CMRI’s Secretary no earlier than the 150th day and no later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, if the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, then advance written notice must be delivered no earlier than the 150th day and no later than 5:00 p.m., local time, on the later of the 120th day prior to the date of the annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

LEGAL MATTERS
It is a condition to the CMRI Merger that (i) CMRI receives opinions from Snell & Wilmer (or such other counsel reasonably satisfactory to CMRI) concerning the U.S. federal income tax consequences of the CMRI Merger and from DLA Piper (or such counsel reasonably satisfactory to CCI) regarding CCI’s qualification as a REIT and (ii) CCI receives opinions from DLA Piper (or such other counsel reasonably satisfactory to CCI) concerning the U.S. federal income tax consequences of the CMRI Merger and from DLA Piper (or such counsel reasonably satisfactory to CMRI) regarding CMRI’s qualification as a REIT. The opinions in (i) and (ii) above will be issued (A) in the registration statement on Form S-4 of which this proxy statement/prospectus is a part and (B) upon the closing of the CMRI Merger. The validity of the shares of CCI to be issued in the CMRI Merger will be passed upon for CCI by DLA Piper.

EXPERTS
The audited consolidated financial statements of Cottonwood Communities, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of Cottonwood Multifamily REIT I, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of Cottonwood Multifamily REIT II, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
CMRI files annual, semiannual and current reports and other information with the SEC. CCI files annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement of which this proxy statement/prospectus is a part is, and any other reports and documents filed by CMRI and CCI with the SEC are, available to the public at the SEC’s website at www.sec.gov. The reports and other information filed by CCI with the SEC are also available on CCI’s website (www.cottonwoodcommunities.com). Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
CCI has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of CCI Common Stock to be issued to the CMRI stockholders in connection with the CMRI Merger. The registration statement, including the attached annexes and exhibits, contains additional relevant information about CCI and the CCI Common Stock.
This proxy statement/prospectus incorporates important business and financial information about CMRI and CCI from documents that are not included or delivered with this proxy statement/prospectus. You can obtain these documents, without charge, by requesting them in writing, by telephone or by email from CMRI or CCI at the following:
Cottonwood Communities, Inc. 1245 Brickyard Road, Suite 250 Salt Lake City, UT 84106 (801) 278-0770 ir@cottonwoodres.com	Cottonwood Multifamily REIT I, Inc. 1245 Brickyard Road, Suite 250 Salt Lake City, UT 84106 (801) 278-0770 ir@cottonwoodres.com
In addition, if you have any questions regarding the CMRI Merger or the other transactions contemplated by the CMRI Merger Agreement or you need additional copies of this proxy statement/prospectus, you may contact CCI or CMRI as provided above.

INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Pro Forma Combined Consolidated Financial Statements (Unaudited)
F-1

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION OF COTTONWOOD COMMUNITIES, INC.
As of and For the Year Ended December 31, 2020
The following unaudited pro forma combined financial information sets forth:
Historical Financial Information
•	the historical consolidated financial information of Cottonwood Communities, Inc. (“CCI”) as of and for the year ended December 31, 2020, derived from CCI’s audited consolidated financial statements;
•
the historical consolidated financial information of Cottonwood Residential II, Inc. (“CRII”) as of and for the year ended December 31, 2020, derived from CRII’s unaudited consolidated financial statements;

•
the historical consolidated financial information of Cottonwood Multifamily REIT I, Inc. (“CMRI”) as of and for the year ended December 31, 2020, derived from CMRI’s audited consolidated financial statements;

•
the historical consolidated financial information of Cottonwood Multifamily REIT II, Inc. (“CMRII”) as of and for the year ended December 31, 2020, derived from CMRII’s audited consolidated financial statements;

Combined Company Pro Forma Statements
•
pro forma adjustments to give effect to the merger of CRII and CMRI with CCI (the “Combined Merger”, as together the “Combined Company”) on CCI’s consolidated balance sheet as of December 31, 2020, as if these mergers closed on December 31, 2020, including the balance sheet effects related to the adjustments in the pro forma consolidated statement of operations of the Combined Company;

•	pro forma adjustments to give effect to the Combined Merger on CCI’s consolidated statements of operations for the year ended December 31, 2020 as if the mergers closed on January 1, 2020;
Fully Combined Company Pro Forma Statements
•
pro forma adjustments to give effect to the mergers of CRII, CMRI and CMRII with CCI (the “Fully Combined Merger”, as together the “Fully Combined Company”) on CCI’s consolidated balance sheet as of December 31, 2020, as if these mergers closed on December 31, 2020, including the balance sheet effects related to the adjustments in the pro forma consolidated statement of operations of the Fully Combined Company;

•	pro forma adjustments to give effect to the Fully Combined Merger on CCI’s consolidated statements of operations for the year ended December 31, 2020, as if these mergers closed on January 1, 2020.
F-2

These unaudited pro forma combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by CCI’s management; however, they are not necessarily indicative of what CCI’s consolidated financial condition or results of operations actually would have been assuming the Combined Merger or the Fully Combined Merger had been consummated as of the dates previously indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. These unaudited pro forma combined financial statements do not include the impact of any synergies that may be achieved through these mergers nor any strategies that CCI’s management may consider in order to continue to efficiently manage its operations. This unaudited pro forma combined financial information should be read in conjunction with:
•	CCI’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020, included herein as Annex E to this information statement/prospectus;
•	CRII’s unaudited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020, included herein as Annex F to this proxy statement/prospectus; and
•	CMRI’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020, included herein as Annex D to this information statement/prospectus; and
•	CMRII’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020, included herein as Annex G to this proxy statement/prospectus.
The Combined Merger and the Fully Combined Merger will be accounted for as a business combination under Accounting Standards Codification (“ASC”) 805, Business Combinations.
In a business combination, assets acquired and liabilities assumed are recorded at fair value. Differences between the transaction price and the fair value of identifiable assets acquired, the liabilities assumed, and non-controlling interest in the acquiree are accounted for as goodwill, or conversely, as a gain on bargain purchase. Transaction costs in business combinations are expensed as incurred. In an asset acquisition, the total cost is allocated to the net assets acquired on a relative fair value basis and transaction costs are capitalized as a component of the cost of the assets acquired. No goodwill or gain on bargain purchase is recorded. Intangible assets will be recognized in accordance with ASC 350: Intangibles—Goodwill and Other. The allocation of the purchase price reflected in these unaudited pro forma combined financial statements has not been finalized and is based upon preliminary estimates of fair value, which is the best available information at the current time. A final determination of the fair values of the individual assets acquired and liabilities assumed will be based on actual valuations as of the date the merger closes. Consequently, amounts preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed could change significantly from those used in the unaudited pro forma combined financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities as well as revenues and expenses. The completion of the valuations, the impact of ongoing integration activities, and other changes in tangible and intangible assets and liabilities that occur could cause material differences in the information presented.
F-3

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2020
(In Thousands, Except Share and Per Share Data)
	CCI Historical December 31, 2020	CRII Historical December 31, 2020	CMRI Historical December 31, 2020	Autonomous Entity Adjustments	Note	Pro Forma Combined Company Transaction Accounting Adjustments	Note	Pro Forma Combined Company
	(Audited)	(Unaudited)	(Audited)
Assets
Real estate assets, net	$161,092	$822,239	$—	$—		$381,176	(A)	$1,364,507
Investment in unconsolidated real estate entities	30,000	44,723	27,126	(27,115)	(B)	71,274	(C)	146,008
Real estate note investment, net	8,255	—	—	—		—		8,255
Cash and cash equivalents	4,362	36,359	301	(503)	(D)	(1,270)	(F)	39,249
Restricted cash	271	20,924	—	—		—		21,195
Related party notes	—	9,177	—	11,828	(E)	(21,005)	(F)	—
Related party receivables	—	1,187	—	173	(G)	—		1,360
Other assets	825	36,163	58	(19,266)	(H)	13,854	(I)	31,634
Total assets	$204,805	$970,772	$27,485	$(34,883)		$444,029		$1,612,208
Liabilities and equity
Liabilities
Mortgage notes, net	$70,320	$628,042	$—	$—		$6,811	(J)	$705,173
Construction loans, net	—	50,007	—	—		—		50,007
Preferred stock, net	29,825	143,532	—	—		528	(K)	173,885
Unsecured promissory notes, net	—	46,642	—	—		2,000	(K)	48,642
Related party payables	581	—	1,675	(587)	(G)	(1,669)		—
Promissory notes to advisor	—	—	996	—		(996)	(L)	—
Accounts payable, accrued expenses and other liabilities	1,995	33,354	259	(81)	(D)	—		35,527
Total liabilities	102,721	901,577	2,930	(668)		6,674		1,013,234
Stockholders' equity and noncontrolling interests
Common stock	122	2	49	(51)	(M)	620	(N)	742
Additional paid-in capital	121,678	3,554	48,948	(52,502)	(M)	61,305	(N)	182,983
Accumulated distributions	(7,768)	(380)	(11,525)	11,905	(M)	—		(7,768)
Accumulated deficit	(11,948)	(1,889)	(12,917)	14,806	(M)	(920)	(O)	(12,868)
Total stockholders' equity	102,084	1,287	24,555	(25,842)		61,005		163,089
Noncontrolling interests
Limited partners	—	(70,684)	—	69,777	(P)	216,852	(P)	215,945
Partially owned entities	—	138,592	—	(78,150)	(P)	159,498	(P)	219,940
Total noncontrolling interest	—	67,908	—	(8,373)		376,350		435,885
Total stockholders' equity and noncontrolling interests	102,084	69,195	24,555	(34,215)		437,355		598,974
Total liabilities, stockholders' equity and noncontrolling interests	$204,805	$970,772	$27,485	$(34,883)		$444,029		$1,612,208
F-4

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(In Thousands, Except Share and Per Share Data)
	CCI Historical December 31, 2020	CRII Historical December 31, 2020	CMRI Historical December 31, 2020	Autonomous Entity Adjustments	Note	Pro Forma Combined Company Transaction Accounting Adjustments	Note	Pro Forma Combined Company
	(Audited)	(Unaudited)	(Audited)
Revenues
Rental and other property revenues	$10,749	$85,851	$—	$—		$—		$96,600
Real estate note investment interest	576	—	—	—		—		576
Property management and development	—	15,532	—	—		—		15,532
Advisory services	—	5,316	—	(4,517)	(a)	—		799
Total revenues	11,325	106,699	—	(4,517)		—		113,507
Expenses
Property operations	4,570	34,266	—	—		(334)	(e)	38,502
Reimbursable operating expenses to related parties	1,030	—	—	—		—		1,030
Property management	—	14,732	—	(3,114)	(a)	—		11,618
Asset management fee to related party	2,799	—	1,108	—		—		3,907
Depreciation and amortization	6,966	32,858	—	(2,411)	(b)	42,932	(f)	80,345
General and administrative expenses	3,354	14,245	629	—		3,379	(g)	21,607
Total operating expenses	18,719	96,101	1,737	(5,525)		45,977		157,009
Other (expense) income
Equity in earnings (losses) of unconsolidated real estate entities	2,113	589	(885)	885	(c)	(13,433)	(h)	(10,731)
Interest income	198	4,137	—	910	(d)	(487)	(i)	4,758
Interest expense	(3,665)	(41,704)	—	—		6,668	(j)	(38,701)
Loss on consolidation of variable interest entity	—	(2,543)	—	—		—		(2,543)
Gain on bargain purchase	—	—	—	—		47,260	(n)	47,260
Other expenses	—	(2,385)	—	—		—		(2,385)
Total other (expense) income	(1,354)	(41,906)	(885)	1,795		40,008		(2,342)
Total expenses before asset management fee waiver	(20,073)	(138,007)	(2,622)	7,320		(5,969)		(159,351)
Asset management fee waived by Advisor	197	—	—	—		—		197
Net expenses after asset management fee waiver	(19,876)	(138,007)	(2,622)	7,320		(5,969)		(159,154)
Income tax benefit	—	3,768	—	—		336	(k)	4,104
Net income (loss)	(8,551)	(27,540)	(2,622)	2,803		(5,633)		(41,543)
Net income (loss) attributable to noncontrolling interests:
Limited partners	—	23,893	—	(1,812)	(l)	(697)	(l)	21,384
Partially owned entities	—	2,688	—	—		6,712	(l)	9,400
Net income (loss) attributable to common stockholders	$(8,551)	$(959)	$(2,622)	$991		$382		$(10,759)

Weighted average shares outstanding	10,781,487	240,390	4,924,904	—		6,192,423	(m)	16,973,910
Net income (loss) per common share - basic and diluted	$(0.79)	$(3.99)	$(0.53)	$—		$0.06		$(0.63)
F-5

UNAUDITED PRO FORMA FULLY COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2020
(In Thousands, Except Share and Per Share Data)
	CCI Historical December 31, 2020	CRII Historical December 31, 2020	CMRI Historical December 31, 2020	CMRII Historical December 31, 2020	Autonomous Entity Adjustments	Note	Pro Forma Fully Combined Transaction Accounting Adjustments	Note	Pro Forma Fully Combined Company
	(Audited)	(Unaudited)	(Audited)	(Audited)
Assets
Real estate assets, net	$161,092	$822,239	$—	$—	$—		$381,176	(A)	$1,364,507
Investment in unconsolidated real estate entities	30,000	44,723	27,126	37,676	(64,811)	(B)	71,274	(C)	145,988
Real estate note investment, net	8,255	—	—	—	—		—		8,255
Cash and cash equivalents	4,362	36,359	301	169	(503)	(D)	(1,270)	(F)	39,418
Restricted cash	271	20,924	—	—	—		—		21,195
Related party notes	—	9,177	—	—	11,828	(E)	(21,005)	(F)	—
Related party receivables	—	1,187	—	—	168	(G)	—		1,355
Other assets	825	36,163	58	87	(19,267)	(H)	13,854	(I)	31,720
Total assets	$204,805	$970,772	$27,485	$37,932	$(72,585)		$444,029		$1,612,438
Liabilities and equity
Liabilities
Mortgage notes, net	70,320	628,042	—	—	—		6,811	(J)	705,173
Construction loans, net	—	50,007	—	—	—		—		50,007
Preferred stock, net	29,825	143,532	—	—	—		528	(K)	173,885
Unsecured promissory notes, net	—	46,642	—	—	—		2,000	(K)	48,642
Related party payables	581	—	1,675	1,131	(591)	(G)	(2,796)	(L)	—
Promissory notes to advisor	—	—	996	1,725	—		(2,721)	(L)	—
Accounts payable, accrued expenses and other liabilities	1,995	33,354	259	301	(82)	(D)	—		35,827
Total liabilities	102,721	901,577	2,930	3,157	(673)		3,822		1,013,534
Stockholders' equity and noncontrolling interests
Common stock	122	2	49	49	(100)	(M)	1,143	(N)	1,265
Additional paid-in capital	121,678	3,554	48,948	48,915	(101,417)	(M)	113,111	(N)	234,789
Accumulated distributions	(7,768)	(380)	(11,525)	(7,397)	19,302	(M)	—		(7,768)
Accumulated deficit	$(11,948)	$(1,889)	$(12,917)	$(6,792)	$21,599	(M)	$(1,169)	(O)	$(13,116)
Total stockholders' equity	102,084	1,287	24,555	34,775	(60,616)		113,085		215,170
Noncontrolling interests
Limited partners	—	(70,684)	—	—	66,855	(P)	219,268	(P)	215,439
Partially owned entities	—	138,592	—	—	(78,151)	(P)	107,854	(P)	168,295
Total noncontrolling interest	—	67,908	—	—	(11,296)		327,122		383,734
Total stockholders' equity and noncontrolling interests	102,084	69,195	24,555	34,775	(71,912)		440,207		598,904
Total liabilities, stockholders' equity and noncontrolling interests	$204,805	$970,772	$27,485	$37,932	$(72,585)		$444,029		$1,612,438
F-6

UNAUDITED PRO FORMA FULLY COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(In Thousands, Except Share and Per Share Data)
	CCI Historical December 31, 2020	CRII Historical December 31, 2020	CMRI Historical December 31, 2020	CMRII Historical December 31, 2020	Autonomous Entity Adjustments	Note	Pro Forma Fully Combined Transaction Accounting Adjustments	Note	Pro Forma Fully Combined Company
	(Audited)	(Unaudited)	(Audited)	(Audited)
Revenues
Rental and other property revenues	$10,749	$85,851	$—	$—	$—		$—		$96,600
Real estate note investment interest	576	—	—	—	—		—		576
Property management and development	—	15,532	—	—	—		—		15,532
Advisory services	—	5,316	—	—	(4,517)	(a)	—		799
Total revenues	11,325	106,699	—	—	(4,517)		—		113,507
Expenses
Property operations	4,570	34,266	—	—	—		(334)	(e)	38,502
Reimbursable operating expenses to related parties	1,030	—	—	—	—		—		1,030
Property management	—	14,732	—	—	(3,114)	(a)	—		11,618
Asset management fee to related party	2,799	—	1,108	807	—		—		4,714
Depreciation and amortization	6,966	32,858	—	—	(2,411)	(b)	42,932	(f)	80,345
General and administrative expenses	3,354	14,245	629	621	—		3,579	(g)	22,428
Total operating expenses	18,719	96,101	1,737	1,428	(5,525)		46,177		158,637
Other (expense) income
Equity in earnings (losses) of unconsolidated real estate entities	2,113	589	(885)	(262)	1,148	(c)	(13,433)	(h)	(10,730)
Interest income	198	4,137	—	—	910	(d)	(487)	(i)	4,758
Interest expense	(3,665)	(41,704)	—	—	—		6,668	(j)	(38,701)
Loss on consolidation of variable interest entity	—	(2,543)	—	—	—		—		(2,543)
Gain on bargain purchase	—	—	—	—	—		53,891	(n)	53,891
Other expenses	—	(2,385)	—	—	—		—		(2,385)
Total other (expense) income	(1,354)	(41,906)	(885)	(262)	2,058		46,639		4,290
Total expenses before asset management fee waiver	(20,073)	(138,007)	(2,622)	(1,690)	7,583		462		(154,347)
Asset management fee waived by Advisor	197	—	—	—	—		—		197
Net expenses after asset management fee waiver	(19,876)	(138,007)	(2,622)	(1,690)	7,583		462		(154,150)
Income tax benefit	—	3,768	—	—	—		336	(k)	4,104
Net income (loss)	(8,551)	(27,540)	(2,622)	(1,690)	3,066		798		(36,539)
Net (income) loss attributable to noncontrolling interests:
Limited partners	—	23,893	—	—	(1,787)	(l)	(1,860)	(l)	20,246
Partially owned entities	—	2,688	—	—	—		2,397	(l)	5,085
Net income (loss) attributable to common stockholders	$(8,551)	$(959)	$(2,622)	$(1,690)	$1,279		$1,335		$(11,208)

Weighted average shares outstanding	10,781,487	240,390	4,924,904	4,920,913	—		11,425,381	(m)	22,206,868
Net income (loss) per common share - basic and diluted	$(0.79)	$(3.99)	$(0.53)	$(0.34)	$—		$0.12		$(0.50)
F-7

COTTONWOOD COMMUNITIES, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
As of December 31, 2020
NOTE 1—BASIS OF PRO FORMA PRESENTATION
Cottonwood Communities, Inc. (“CCI”) is a real estate investment trust (“REIT”) that invests in multifamily apartment communities and real estate related assets located throughout the United States.
On January 26, 2021, CCI entered into entered into a definitive merger agreement (the “CRII Merger Agreement”) with Cottonwood Residential II, Inc. (“CRII”). The merger (“CRII Merger”) closed on April [ ], 2021. Under the terms of the CRII Merger agreement, CRII stockholders received 2.015 shares of CCI’s common stock in exchange for each share of CRII’s common stock. Operating partnership units in Cottonwood Residential O.P., LP (“CROP”), CRII's operating partnership, also split into 2.015 units. CCI's operating partnership, Cottonwood Communities O.P., LP, then merged into CROP with CROP surviving (the “CROP Merger”). CRII merged with and into Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), with Merger Sub surviving the CRII Merger and continuing as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of Maryland General Corporation Law (“MGCL”), the separate existence of CRII ceased.
On January 26, 2021, CCI entered into a definitive merger agreement (the “CMRI Merger Agreement”) with Cottonwood Multifamily REIT I, Inc. (“CMRI”). Under the terms of the CMRI Merger Agreement, CMRI stockholders will receive 1.175 shares of CCI’s common stock in exchange for each share of CMRI’s common stock. Subject to the terms and conditions of the CMRI Merger Agreement, CMRI will merge with and into the Merger Sub, with Merger Sub surviving the merger (the “CMR I Merger”), such that following the CMRI Merger, the surviving entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of MGCL, the separate existence of CMR I shall cease.
On January 26, 2021, CCI also entered into a definitive merger agreement (the “CMRII Merger Agreement”) with Cottonwood Multifamily REIT II, Inc. (“CMRII”). Under the terms of the CMRII Merger Agreement, CMRII stockholders will receive 1.072 shares of CCI’s common stock in exchange for each share of CMRII’s common stock. Subject to the terms and conditions of the CMR II Merger Agreement, CMRII will merge with and into the Merger Sub, with Merger Sub surviving the merger (the “CMRII Merger”), such that following the CMRII Merger, the surviving entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of MGCL, the separate existence of CMRII shall cease.
The CMRI Merger and the CMRII Merger are not contingent on each other. These pro forma statements have been prepared under the Combined Company and Fully Combined Company scenarios as defined in this proxy statement/prospectus.
F-8

NOTE 2—PRELIMINARY PURCHASE PRICE ALLOCATION
The total preliminary estimated purchase price of CRII, net of cash and restricted cash acquired, is approximately $251.5 million, based on 2.015 shares of CRII common stock per share of CCI common stock and applied to 213,484 total common shares and 15,375,850 total limited partnership units outstanding as of December 31, 2020.
The total preliminary estimated purchase price of CMRI, net of cash acquired, is approximately $62.1 million, based on 1.175 shares of CMRI common stock per share of CCI common stock and applied to 4,904,045 total common shares outstanding as of December 31, 2020.
The total preliminary estimated purchase price of CMRII, net of cash acquired, is approximately $54.2 million, based on 1.072 shares of CMRII common stock per share of CCI common stock and applied to 4,881,490 total common shares outstanding as of December 31, 2020.
The Combined Merger
The following summarizes the preliminary estimated purchase price of CRII and CMRI as of December 31, 2020 (in thousands, except share and per share data):
	December 31, 2020
Purchase price	Total	CRII	CMRI
Common stock issued and outstanding	5,117,529	213,484	4,904,045
CROP limited operating partnership units	15,375,850	15,375,850	—
Total common stock and limited operating partnership units	20,493,379	15,589,334	4,904,045
Exchange ratio	1.814	2.015	1.175
Implied CCI common stock and limited operating partnership units issued as consideration	37,174,761	31,412,508	5,762,253
CCI's most recently disclosed estimated value per share(1)	$10.00	$10.00	$10.00
Value of implied CCI common stock and limited operating partnership units issued as consideration	$371,748	$314,125	$57,623
Promotes assumed	7,419	979	6,440
Total consideration	379,167	315,104	64,063
Less cash and restricted cash acquired	65,541	63,584	1,957
Consideration net of cash and restricted cash acquired	$313,626	$251,520	$62,106
(1)
No public market for CCI shares exists. For purposes of providing an estimated value per share, CCI provided the net investment amount of its shares in its initial public offering, which is the same as its offering price. CCI established the offering price of its shares on an arbitrary basis and the selling price bears no relationship to the book or asset values or to any other established criteria for valuing shares. The actual value of a share of CCI common stock may be less than the offering price. Additional information regarding the fairness of the merger consideration is included under “Opinion of CMRI Special Committee’s Financial Advisor.”

F-9

The following table sets forth the preliminary allocation of the purchase price of CRII and CMRI to the identifiable tangible and intangible assets acquired and liabilities assumed as of December 31, 2020 (in thousands):
December 31, 2020
Assets
Real estate assets, net	$1,264,539
Investments in unconsolidated real estate entities	129,422
Related party receivables	1,067
Intangible assets	17,877
Other assets	20,465
Total assets acquired	$1,433,370
Liabilities
Mortgage notes, net	$634,965
Construction loans, net	50,007
Preferred stock, net	144,060
Unsecured promissory notes, net	48,643
Accounts payable, accrued expenses and other liabilities	39,715
Total liabilities assumed	$917,390
Net assets acquired	515,980
Gain on bargain purchase	47,260
Less noncontrolling interests	155,094
Total estimated purchase price	$313,626
Total adjustments to the unaudited pro forma combined balance sheet also includes the effects of accumulated depreciation of $69.7 million on real estate assets, additional depreciation of $13.4 million on investments in unconsolidated real estate entities, and intangible amortization of $1.7 million from pro forma adjustments on the income statement for the year ended December 31, 2020.
F-10

Fully Combined Merger
The following summarizes the preliminary estimated purchase price of the fully combined company as of December 31, 2020 (in thousands, except share and per share data):
	December 31, 2020
Purchase price	Total	CRII	CMRI	CMRII
Common stock issued and outstanding	9,999,019	213,484	4,904,045	4,881,490
CROP limited operating partnership units	15,375,850	15,375,850	—	—
Total common stock and limited operating partnership units	25,374,869	15,589,334	4,904,045	4,881,490
Exchange ratio	1.671	2.015	1.175	1.072
Implied CCI common stock and limited operating partnership units issued as consideration	42,407,718	31,412,508	5,762,253	5,232,957
CCI's most recently disclosed estimated value per share (1)	$10.00	$10.00	$10.00	$10.00
Value of implied CCI common stock and limited operating partnership units issued as consideration	$424,078	$314,125	$57,623	$52,330
Promotes assumed	11,048	979	6,440	3,629
Total consideration	435,126	315,104	64,063	55,959
Less cash and restricted cash acquired	67,261	63,584	1,957	1,720
Consideration net of cash and restricted cash acquired	$367,865	$251,520	$62,106	$54,239
(1)
No public market for CCI shares exists. For purposes of providing an estimated value per share, CCI provided the net investment amount of its shares in its initial public offering, which is the same as its offering price. CCI established the offering price of its shares on an arbitrary basis and the selling price bears no relationship to the book or asset values or to any other established criteria for valuing shares. The actual value of a share of CCI common stock may be less than the offering price. Additional information regarding the fairness of the merger consideration is included under “Opinion of CMRI Special Committee’s Financial Advisor.”

F-11

The following table sets forth the preliminary allocation of the purchase price of CRII, CMRI and CMRII to the identifiable tangible and intangible assets acquired and liabilities assumed as of December 31, 2020 (in thousands):
December 31, 2020
Assets
Real estate assets, net	$1,264,539
Investments in unconsolidated real estate entities	129,422
Related party receivables	1,067
Intangible assets	17,877
Other assets	20,551
Total assets acquired	1,433,456
Liabilities
Mortgage notes, net	634,965
Construction loans, net	50,007
Preferred stock, net	144,060
Unsecured promissory notes, net	48,643
Accounts payable, accrued expenses and other liabilities	40,014
Total liabilities assumed	917,689
Net assets acquired	515,767
Gain on bargain purchase	53,891
Less noncontrolling interests	94,011
Total estimated purchase price	$367,865
Total adjustments to the unaudited pro forma combined balance sheet also includes the effects of accumulated depreciation of $69.7 million on real estate assets, additional depreciation of $13.4 million on investments in unconsolidated real estate entities, and intangible amortization of $1.7 million from pro forma adjustments on the income statement for the year ended December 31, 2020.
The unaudited pro forma combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed by CCI based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.
F-12

NOTE 3—PRO FORMA ADJUSTMENTS
Adjustments to the unaudited pro forma combined balance sheets as of December 31, 2020
The pro forma adjustments are based on our preliminary estimates and assumptions and are subject to change. The following adjustments have been reflected in the unaudited pro forma combined balance sheets of the Combined Company and Fully Combined Company as of December 31, 2020, and include the effects of certain adjustments in the pro forma consolidated statement of operations for activity for the year ended December 31, 2020.
(A)
Reflects an increase of $450.9 million in the carrying amount of land, buildings and improvements, furniture, fixtures, equipment and construction in progress to record them at their estimated fair values, offset by accumulated depreciation and amortization of $69.7 million for the year ended December 31, 2020

The fair value of in-place leases are capitalized as intangible lease assets. Methods used in determining fair value include the assistance of third-party valuation firms, replacement cost estimates less depreciation, discounted cash flows, and direct capitalization of net operating income. In-place leases are valued based on current rental rates and the average time necessary to lease a unit and are amortized over the estimated remaining term. The estimated allocation of the acquisition consideration is primarily based upon management's existing methodology and historical experiences in determining and allocating the acquisition price of real estate transactions to the respective real estate and related assets and liabilities.
(B)	Reflects the removal of investments in unconsolidated real estate entities upon the consolidation of the respective REITs.
(C)
Reflects an increase of $84.7 million in the carrying amounts of CRII's investments in unconsolidated real estate entities to record them at their estimated fair value, offset by $13.4 million of accumulated depreciation from the step up in the underlying investments for the year ended December 31, 2020. Investments in unconsolidated real estate entities include stabilize properties, development projects and other real estate related investments which we do not control.

(D)
Reflects the removal of assets and liabilities at Cottonwood Communities Advisors, LLC (“CCA”) as a result of the redemption of all outstanding shares of CRII voting common stock held by Cottonwood Residential Holdings, LLC in exchange for an in-kind distribution by CRII of all of CROP’s interest in CCA.

(E)	Reflects the net effect of the in-kind distribution of CCA Notes and accrued interest of $14.5 million offset by the assignment of $2.7 million of CMRI and CMRII Notes to CROP.
(F)	Reflects the distribution of CCA Notes to CROP unit holders and employee notes to High Traverse as follows (dollars in thousands):
	Distributions	Cash
CCA Notes, CMRI Notes, CMRII Notes and Accrued Interest	$14,548	$—
CCA Borrowings in Cash	—	1,270
Employee Notes	6,457	—
Adjustment	$21,005	$1,270
(G)
Reflects the net effect of the elimination of various receivables and payables between CCI, CRII, CMRI, and CMR II, as applicable for the respective statement and the removal of CCA receivables and payables due to the in-kind distribution by CRII of all of CROP’s interest in CCA.

(H)
Reflects the removal of advisory service income receivables of $2.7 million, unamortized deferred offering costs of $16.3 million held at CCA, and the elimination and removal of various smaller assets.

F-13

(I)
Reflects the 1) removal of unamortized intangibles and goodwill of $2.1 million, 2) removal of deferred offering costs of $4.8 million, 3) an income tax provision adjustment of $0.3 million, and 4) the acquisition of $22.1 million of intangible assets, offset by $1.7 million of accumulated amortization for the year ended December 31, 2020 (dollars in thousands):

Intangibles
Property management company	$12,474
Technology amenity contracts	2,595
Development and disposition fees	7,062
Adjustment	$22,131
(J)
Reflects an increase in the carrying amounts of mortgage notes of $1.1 million to their estimated fair value, the write-off of $5.8 million of unamortized debt issuance costs, and the accumulated amortization of $0.1 million of the fair value adjustment for the year ended December 31, 2020. The estimated fair value of mortgage notes was determined with the assistance of an independent third party debt valuation firm as of December 31, 2020.

(K)
Reflects the increase in the carrying amounts of preferred stock and unsecured promissory notes to non-U.S investors to their estimated fair value and the elimination of historical unaccredited debt discounts.

(L)	Reflects the resolution of payables and notes to CCA in conjunction with the distribution of CCA notes to CROP unit holders.
(M)	Reflects the elimination of the historical stockholders' equity accounts of CRII, CMRI, and CMRII, as applicable for the respective statement.
(N)	Reflects the increase in common stock at fair value for the respective merger, as shown below (dollars in thousands, except share and per share data):
	CRII	CMRI	CMRII	Fully Combined
Common stock issued and outstanding	213,484	4,904,045	4,881,490	9,999,019
Exchange ratio	2.015	1.175	1.072	1.143
Implied CCI common stock issued as consideration	430,170	5,762,253	5,232,957	11,425,380
CCI's most recently disclosed estimated value per share	$10.00	$10.00	$10.00	$10.00
Value of implied CCI common stock issued as consideration	$4,302	$57,623	$52,330	$114,254

	CRII	CMRI	CMRII	Combined
Value of implied CCI common stock issued as consideration	$4,302	$57,623	$—	$61,925
(O)
Represents the change in accumulated deficit to common stockholders as a result of estimated fair value adjustments to acquired assets and liabilities as of December 31, 2020 and the statement of operations for the year ended December 31, 2020.

(P)
Represents the changes in noncontrolling interests as a result of changes in ownership fair value adjustments to acquired assets and liabilities as of December 31, 2020, and resulting activity in the statement of operations for the year ended December 31, 2020.

F-14

Adjustments to the unaudited pro forma combined statements of operations for the year ended December 31, 2020.
(a)
Reflects the loss of CCA's advisory service income and associated expenses as a result of the in-kind distribution by CRII of all of CROP’s interest in CCA. CCA's advisory services contracts are with CCI, CMRI, and CMRII.

Upon consummation of the CRII and CROP Mergers, CCI entered into an Amended and Restated Advisory Agreement with CCA whereby CCA earns a fee of 0.75% per year on gross asset value capped at 1.5% per year of net asset value, as defined in the advisory agreement. As part of this agreement, CCA also assumed additional overhead costs, including salaries and wages of persons previously employed by CROP. The estimated impact as if this agreement had been consummated on January 1, 2020 is as follows (dollars in thousands):
	Year Ended December 31, 2020
	Combined	Fully Combined
Asset management fee under new advisory services contract	$8,599	$8,599
Asset management fee under original contract	(4,517)	(4,714)
Change in asset management fee	4,082	3,885
Estimated additional overhead costs	3,341	3,341
Net change	$741	$544
Further, under the terms and as defined in CROP's amended and restated operating agreement, CCA will receive an annual performance allocation of 12.5% (with a full 100% catch-up), after achieving a 5% hurdle amount on NAV.
(b)	Reflects the removal of amortization of sponsored offering costs at CCA as a result of the in-kind distribution by CRII of all of CROP’s interest in CCA.
(c)
Reflects the elimination of equity in earnings at CMRI and CMRII for the respective statement. CMRI and CMRII invested in real estate joint ventures with CROP, recognizing their share of income (loss) under the equity method of accounting.

(d)
Reflects the adjustment to add interest income from loans provided to CCA from CROP and its subsidiaries. The interest was eliminated before the in-kind distribution by CRII of all of CROP’s interest in CCA.

(e)	Reflects the removal of mark to market adjustments on interest rate caps as a result of the business combination.
(f)
Reflects the net effect of depreciation and amortization related to the step up in estimated fair value of real estate assets and acquired intangibles from the business combination, using the estimated fair values as of December 31, 2020. Depreciation and amortization expense is calculated using the straight-line method over an estimated useful life of 30 years for buildings, 5-15 years for building improvements, furniture, fixtures and equipment, and 6 months for in place leases. Other acquired intangibles are amortized over 5-15 years.

(g)
Reflects additional share based compensation expense resulting from the accelerated vesting of LTIP units and the issuance of additional retention grants to certain executives and an estimated $2.6 million and $2.8 million of transaction costs for the Combined Merger and Fully Combined Merger, respectively, from December 31, 2020 through completion of the respective merger.

(h)
Reflects the effect of additional depreciation expense recorded in equity in earnings from the estimated fair value step up of investments in unconsolidated real estate entities, using values as of December 31, 2020.

(i)	Reflects the loss of interest income from CCA Notes and employee notes discussed in tick mark (F).
F-15

(j)	Reflects the following activity (dollars in thousands):
Year Ended December 31, 2020

Removal of interest expense from amortization of deferred financing costs	$(6,557)
Additional amortization related to the mark to market change in debt	(111)
Adjustment	$(6,668)
(k)
Represents the adjustment to the provision for income taxes resulting from the loss of operating activity at CCA due to the in-kind distribution by CRII of all of CROP’s interest in CCA, the removal of existing intangible assets, and the addition of new intangible assets in our taxable REIT subsidiary.

(l)	Represents the changes in net loss (income) attributable to noncontrolling interests as a result of the adjustments to the statement of operations for the respective period.
(m)	Represents additional common shares issued as if the mergers closed on January 1, 2020.
(n)	Represents a gain on bargain purchase for the difference of the fair value of consideration paid and the fair value of assets acquired and liabilities assumed.
F-16

Annex A
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COTTONWOOD COMMUNITIES, INC.,

COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC,

COTTONWOOD COMMUNITIES O.P., LP,

COTTONWOOD MULTIFAMILY REIT I, INC.,

AND

COTTONWOOD MULTIFAMILY REIT I O.P., LP

DATED AS OF JANUARY 26, 2021

A-i

EXHIBITS
Exhibit A – Form of Amended and Restated Advisory Agreement
DISCLOSURE LETTERS
CMR Disclosure Letter
CCI Disclosure Letter
A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2021 (this “Agreement”), is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCI (“Merger Sub”), Cottonwood Communities O.P., LP, a Delaware limited partnership and a subsidiary of Merger Sub (“CCOP” and together with CCI and the Merger Sub, the “CCI Parties”), Cottonwood Multifamily REIT I, Inc., a Maryland corporation (“CMR”), and Cottonwood Multifamily REIT I O.P., LP, a Delaware limited partnership and subsidiary of CMR (“CMR OP” and together with CMR, the “CMR Parties”). Each of the CCI Parties and CMR Parties is sometimes referred to herein as a “Party,” and, collectively, the CCI Parties and the CMR Parties are referred to herein as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.
RECITALS
WHEREAS, the Parties wish to effect a business combination in which CMR will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving entity, and each share of CMR Common Stock issued and outstanding immediately prior to the Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the REIT Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);
WHEREAS, the Parties wish to effect a business combination in which CMR OP will be merged with and into CCOP (the “Partnership Merger” and, together with the REIT Merger, the “Merger”), with CCOP being the surviving entity, and each partnership unit of CMR OP issued and outstanding immediately prior to the Partnership Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties have entered into a merger agreement with Cottonwood Multifamily REIT II, Inc., a Maryland corporation (“CMR II”), and Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership (“CMR II OP”), pursuant to which CMR II will merge into Merger Sub and CMR II OP will merge into CCOP (the “CMR II Merger”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties have entered into a merger agreement with Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), and Cottonwood Residential O.P., LP, a Delaware limited partnership (“CROP”), pursuant to which CRII will merge into Merger Sub and CCOP will merge into CROP (the “CRII Merger” and collectively with the CMR II Merger, the “Other Mergers”);
WHEREAS, CCI’s external advisor, CC Advisors III, LLC, has agreed that, if the CRII Merger closes, it will enter into an Amended and Restated Advisory Agreement, in the form attached as Exhibit A, to be effective no later than the Merger Effective Time (the “Amended and Restated Advisory Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, CROP has entered into a tax protection agreement with High Traverse Holdings, LLC, a Delaware limited liability company, which will become effective upon the Merger Effective Time;
WHEREAS, none of the Merger, the CRII Merger or the CMR II Merger is conditioned on the consummation of any of such mergers, and the order of the consummation thereof is not fixed;
WHEREAS, the CRII Merger involves the merger of CCOP into CROP; therefore, if the CRII Merger occurs before the Merger, CMR OP will merge into CROP in the Partnership Merger (see Section 1.2(k) for rule of construction, noting that all references to “CCOP” following the date of the CRII Merger shall be deemed to be followed by “(or its successor)”);
WHEREAS, before the Merger Effective Time, CROP intends to issue common limited partnership units in exchange for all of the remaining interests in Cottonwood Communities Advisors Promote, LLC;
WHEREAS, on the recommendation of the special committee (the “CMR Special Committee”) of the board of directors of CMR (the “CMR Board”), the CMR Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CMR, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger be submitted for consideration at the CMR Stockholders Meeting (defined below) and (d) recommended the approval of the Merger by the CMR stockholders;
WHEREAS, on the recommendation of the special committee (the “CCI Special Committee”) of the board of directors of CCI (the “CCI Board”), the CCI Board has (a) determined that this Agreement, the Merger, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (b) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (c) authorized and approved this Agreement, the Merger, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement;
WHEREAS, CCI, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement;
WHEREAS, the Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;
WHEREAS, each of the Parties intends that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall be treated as a transfer by CCI of all of the assets and liabilities of CMR OP to CCOP in exchange for CCOP Common Units, which exchange is described in Section 721 of the Code; and
WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1  Definitions.
(a) For purposes of this Agreement:
“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms that (1) are not materially less favorable in the aggregate to CMR than those terms set forth in the Confidentiality Agreement (except that such confidentiality agreement need not prohibit the making or amending of a confidential Acquisition Proposal) and (2) do not in any respect restrict CMR from complying with its obligations under this Agreement.
“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).
“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, (i) the CCI Parties shall not be deemed Affiliates of the CMR Parties and (ii) CMR II, CMR II OP, CRII or CROP shall not be deemed an Affiliate of the CCI Parties or the CMR Parties.
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.
“Business Day” means any day ending at 11:59 p.m., New York City time, other than a Saturday, a Sunday or any day on which the SDAT or banks located in New York, New York are authorized or required by Law to be closed.
“CCI Charter” means the charter of CCI.
“CCI Governing Documents” means the CCI Charter, the bylaws of CCI, the certificate of limited partnership of CCOP and the CCOP OP Agreement.
“CCI Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CCI and the CCI Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CCI and CCOP to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CCI Material Adverse Effect has occurred: (A) any failure of CCI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CCI Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CCI and the CCI Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement or, assuming no waiver or amendment thereof that was not approved by CMR, the CRII Merger Agreement or the CMR II Merger Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with, or in response to, COVID-19 (“COVID-19 Measures”)) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CCI and its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CCI and the CCI Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CCI and the CCI Subsidiaries operate, then only the incremental disproportionate impact of such event shall be taken into account for the purpose of determining whether a CCI Material Adverse Effect has occurred.
“CCI Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CCI or any CCI Subsidiary as of the date of this Agreement (including all of CCI’s or any CCI Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CCI Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CCI or CCOP and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CCI or CCOP or of which CCI or any CCI Subsidiary is a general partner, a manager, a managing member or the equivalent.
“CCOP Common Unit” means “Common Unit” as defined in the CCOP OP Agreement.
“CCOP General Partner Unit” means “General Partner Unit” as defined in the CCOP OP Agreement.
“CCOP LTIP Unit” means “LTIP Unit” as defined in the CCOP OP Agreement.
“CCOP OP Agreement” means the Amended and Restated Limited Partnership Agreement of CCOP, dated as of February 1, 2020, as amended.
“CCOP Series 2019 Preferred Unit” means “Series 2019 Preferred Unit” as defined in the CCOP OP Agreement.
“CCOP Special Limited Partner Interest” means “Special Limited Partner Interest” as defined in the CCOP OP Agreement.
“CCOP Special LTIP Unit” means “Special LTIP Unit” as defined in the CCOP OP Agreement.
“CMR Charter” means the charter of CMR.
“CMR Governing Documents” means the CMR Charter, the bylaws of CMR, the certificate of limited partnership of CMR OP and the Agreement of Limited Partnership of CMR OP, dated June 18, 2015, as amended.
“CMR II Merger Agreement” means the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CCI, CCOP, Merger Sub, CMR II and CMR II OP.
“CMR Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CMR and the CMR Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CMR and CMR OP to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CMR Material Adverse Effect has occurred: (A) any failure of CMR to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CMR Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CMR and the CMR Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CMR and its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CMR and the CMR Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CMR and the CMR Subsidiaries operate, then only the disproportionate incremental impact of such event shall be taken into account for the purpose of determining whether a CMR Material Adverse Effect has occurred.

“CMR Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CMR or any CMR Subsidiary as of the date of this Agreement (including all of CMR’s or any CMR Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“CMR Stockholders Meeting” means the meeting of the holders of shares of CMR Common Stock for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.
“CMR Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CMR or CMR OP, and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CMR or CMR OP or of which CMR or any CMR Subsidiary is a general partner, manager, managing member or the equivalent.
“Code” means the Internal Revenue Code of 1986.
“Confidentiality Agreement” means the Confidentiality Agreement, dated July 15, 2020, among CCI, CMR, CRII and CMR II.
“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.
“CRII Merger Agreement” means the Agreement and Plan of Merger, dated as of January 26, 2021, by and among CCI, CCOP, Merger Sub, CRII and CROP.
“CROP Common Unit” means “Common Unit” as defined in the CROP OP Agreement.
“CROP OP Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of CROP, dated as of December 1, 2015, as amended.
“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means 1.175, as such ratio may be adjusted in accordance with Section 3.1(c).
“Excluded Shares” means all shares of CMR Common Stock held, as of immediately prior to the Merger Effective Time, by CCI, any wholly owned subsidiary of CCI or any wholly owned subsidiary of CMR.
“Expenses” means CMR’s pro rata share of all reasonable and documented third-party out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a CCI Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the CRII Merger Agreement, the CMR II Merger Agreement and the other agreements and documents contemplated hereby, the preparation, printing and filing of all consent solicitation statements, proxy statements and SEC filings pursuant to and in connection with consummating such agreements and all regulatory filing fees incurred in connection therewith, obtaining any third-party consents and all other matters related to the Closing, the Other Mergers and the other transactions contemplated by this Agreement. CMR’s pro rata share of such expenses shall equal (i) the product obtained by multiplying (A) the aggregate of Expenses incurred by CCI by (B) the REIT Merger Consideration divided by (ii) the sum of (Y) the REIT Merger Consideration plus (Z) the consideration paid in respect of the Other Mergers.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a)(i) (No Conflict; Required Filings and Consents); Section 4.4(a)-(b) (Capital Structure); Section 4.5(f) (Investment Company Act); Section 4.13(b) (Taxes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3(a)(i) (No Conflict; Required Filings and Consents); Section 5.4(a)-(b) (Capital Structure); Section 5.5(h) (Investment Company Act); and Section 5.13(b) (Taxes).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means the United States government, all state and local governments within the United States, and all agencies thereof, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.
“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes and radon.
“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.
“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service or any successor agency.
“Knowledge” means (i) with respect to CMR, the actual knowledge of the persons named in Section 1.1(a) of the CMR Disclosure Letter and (ii) with respect to CCI, the actual knowledge of the persons named in Section 1.1(a) of the CCI Disclosure Letter, in each case of either (i) or (ii) after reasonable inquiry.
“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.
“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than transfer restrictions arising under applicable securities Laws.
“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority or arbitrator.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to CMR, Liens that are disclosed on Section 4.10 of the CMR Disclosure Letter, and with respect to CCI, Liens that are disclosed on Section 5.10 of the CCI Disclosure Letter; (v) with respect to CMR, Liens that are disclosed in its most recent Semiannual Report on Form 1-SA, and with respect to CCI, Liens that are disclosed in its most recent Quarterly Report on Form 10-Q; (vi) with respect to CMR, Liens arising pursuant to any CMR Material Contract or, with respect to CCI, Liens arising pursuant to any CCI Material Contract; (vii) with respect to the CMR Properties or the CCI Properties, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; and (viii) with respect to CMR or CCI, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2019 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole; (ix) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Laws; (x) statutory Liens of landlords for amounts not yet delinquent; (xi) Liens attaching to inventory held by consignees in the ordinary course of business, (xii) Liens of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the CMR Properties or the CCI Properties; (xiii) Liens related to matters of recorded plats with respect to the CMR Properties or the CCI Properties; and (xiv) easements, rights-of-way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which materially impairs the use or occupancy of the CMR Properties or the CCI Properties.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of CMR Common Stock entitled to vote at the CMR Stockholders Meeting.
“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Payment” means $1,707,000.00 plus an amount equal to CCI’s Expenses (capped at $284,000.00).

(b) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:
Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(j)(i)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Amended and Restated Advisory Agreement	Recitals
Articles of Merger	Section 2.3(a)
CCI	Preamble
CCI Board	Recitals
CCI Class A Common Stock	Section 5.4(a)
CCI Class T Common Stock	Section 5.4(a)
CCI Common Stock	Section 5.4(a)
CCI Disclosure Letter	Article 5
CCI Financial Advisor	Section 5.19
CCI Insurance Policies	Section 5.15
CCI Material Contract	Section 5.12(a)
CCI Parties	Preamble
CCI Permits	Section 5.8(a)
CCI SEC Documents	Section 5.5(a)
CCI Special Committee	Recitals
CCI Subsidiary Partnership	Section 5.13(h)
CCI Tax Protection Agreement	Section 5.13(h)
CCI Terminating Breach	Section 9.1(c)(i)
CCI Voting Debt	Section 5.4(d)
CCOP	Preamble
Certificate of Merger	Section 2.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
CMR	Preamble
CMR Board	Recitals
CMR Board Recommendation	Section 4.2(c)
CMR Change Notice	Section 7.3(e)(i)
CMR Common Stock	Section 4.4(a)
CMR Disclosure Letter	Article 4
CMR Financial Advisor	Section 4.19
CMR Insurance Policies	Section 4.15
CMR Material Contract	Section 4.12(a)
CMR OP	Recitals
CMR Parties	Preamble
CMR Permits	Section 4.8(a)
CMR Preferred Stock	Section 4.4(a)
CMR Proxy Materials	Section 7.1(a)
CMR SEC Documents	Section 4.5(a)
CMR Special Committee	Recitals
CMR Subsidiary Partnership	Section 4.13(h)
CMR Tax Protection Agreements	Section 4.13(h)
CMR Terminating Breach	Section 9.1(d)(i)
CMR Voting Debt	Section 4.4(d)
COVID-19 Measures	Recitals
CMR II	Recitals

Defined Term	Location of Definition
CMR II Merger	Recitals
CMR II OP	Recitals
CRII	Recitals
CRII Merger	Recitals
CROP	Recitals
Delaware Secretary	Section 2.3(b)
DRULPA	Recitals
Escrow Agreement	Section 9.3(f)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(ii)
Merger	Recitals
Merger Effective Time	Section 2.3(a)
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
OP Unit Split	Section 3.1(b)(ii)
Other Mergers	Recitals
Outside Date	Section 9.1(b)(i)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(a)(ii)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Referenced Entity	Recitals
Registered Securities	Section 7.1(a)
REIT Merger	Recitals
REIT Merger Consideration	Section 3.1(a)(i)
SDAT	Section 2.3(a)
Superior Proposal	Section 7.3(j)(iii)
Surviving Corporation	Section 2.1(a)
Surviving OP	Section 2.1(b)
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.10(d)
Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;
(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(f) all references herein to “$” or dollars shall refer to United States dollars;
(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;
(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;
(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of COVID-19 or any COVID-19 Measures;
(j) the phrase “wholly owned subsidiary” shall be deemed to be preceded with “directly or indirectly”;
(k) because the CRII Merger involves the merger of CCOP into CROP (with CROP as the surviving entity) and may occur before the Merger, all references to “CCOP” following the date of the CRII Merger shall be deemed to be followed by “(or its successor)”;
(l) references to a Person are also to its successors and permitted assigns;
(m) except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and
(n) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE 2
THE MERGERS
Section 2.1 The Merger.
(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Merger Effective Time, CMR shall be merged with and into Merger Sub, whereupon the separate existence of CMR will cease, with Merger Sub surviving the REIT Merger (Merger Sub, as the surviving entity upon consummation of the REIT Merger, the “Surviving Corporation”), such that following the REIT Merger, the Surviving Corporation will be a wholly owned subsidiary of CCI. The REIT Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.
(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, which shall occur after the Merger Effective Time, CMR OP shall be merged with and into CCOP, whereupon the separate existence of CMR OP will cease, with CCOP surviving the Partnership Merger (CCOP, as the surviving entity upon consummation of the Partnership Merger, the “Surviving OP”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.
Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York City time, no later than the third Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such physical location or on such other date as may be agreed in writing by CMR and CCI. The date on which Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Time.
(a) On the Closing Date, CMR, CCI and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by CMR, CCI or the Surviving Corporation under the MGCL and the MLLCA in connection with the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.
(b) On the Closing Date, CCOP and CMR OP shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DRULPA (the “Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by CMR, CCI or the Surviving OP under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Merger Effective Time.
Section 2.4 Organizational Documents of the Surviving Entities.
(a) At the Merger Effective Time, the CCI Charter shall be the charter of CCI until thereafter amended in accordance with applicable Law and the applicable provisions of the CCI Charter.
(b) At the Merger Effective Time and by virtue of the REIT Merger, (i) the articles of organization of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Corporation and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Corporation.
(c) At the Partnership Merger Effective Time and by virtue of the Partnership Merger, (i) the certificate of limited partnership of CCOP as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Surviving OP and (ii) the limited partnership agreement of CCOP as in effect immediately prior to the Partnership Merger Effective Time shall be the agreement of limited partnership of the Surviving OP.
Section 2.5 Tax Treatment of Mergers.
(a) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.5(a), and no Party shall take a position inconsistent with such treatment.
(b) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall be treated as a transfer by CCI of all of the assets and liabilities of CMR OP to CCOP in exchange for CCOP Common Units, which exchange is described in Section 721 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.5(b), and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGERS
Section 3.1 Effects of the Merger.
(a) The REIT Merger. At the Merger Effective Time and by virtue of the REIT Merger and without any further action on the part of CMR, CCI or Merger Sub or the holders of any securities of CMR, CCI or Merger Sub:
(i) Subject to Section 3.1(c) and Section 3.3, each share of CMR Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) will be converted into the right to receive from CCI the number of shares of CCI Class A Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares in accordance with Section 3.1(e) (the “REIT Merger Consideration”);
(ii) As of the Merger Effective Time, all such shares of CMR Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the REIT Merger Consideration;
(iii) All Excluded Shares shall automatically be cancelled and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the REIT Merger; and
(iv) Each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding shares of the Surviving Corporation.
(b) The Partnership Merger. At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of CCOP, CMR OP or the holders of any securities of CCOP or CMR OP;
(i) Each partnership unit of CCOP issued and outstanding immediately prior to the Partnership Merger Effective Time will remain outstanding;
(ii) Each partnership unit of CMR OP issued and outstanding immediately prior to the Partnership Merger Effective Time will be split (the “OP Unit Split”) so that the total number of partnership units of CMR OP then outstanding equals the number of shares of CMR Common Stock that were outstanding immediately prior to the Merger Effective Time;
(iii) Each partnership unit of CMR OP issued and outstanding immediately after the OP Unit Split and immediately prior to the Partnership Merger Effective Time will be converted automatically into the right to receive, in accordance with the terms of this Agreement, a number of CCOP Common Units or CROP Common Units, as applicable, equal to the Exchange Ratio, subject to the treatment of fractional units in accordance with Section 3.1(e) (the “Partnership Merger Consideration”); and
(iv) From and after the Partnership Merger Effective Time, all partnership units of CMR OP shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with this Agreement.
(c) Adjustment of the Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of CMR Common Stock, partnership units of CMR OP, securities convertible or exchangeable into or exercisable for shares of CMR Common Stock or partnership units of CMR OP, shares of CCI Common Stock or partnership units of CCOP or securities convertible or exchangeable into or exercisable for shares of CCI Common Stock or partnership units of CCOP shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, merger or exchange or other similar transaction, or a stock dividend (including any distribution in securities convertible or exchangeable into or exercisable for shares of capital stock of CMR or CCI or partnership units of CMR OP or partnership units of CCOP) having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder) the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d) Transfer Books. From and after the Merger Effective Time, the equity transfer books of CMR and CMR OP shall be closed, and thereafter there shall be no further registration of transfers of CMR Common Stock or partnership units of CMR OP. From and after the Merger Effective Time, Persons who held outstanding shares of CMR Common Stock or partnership units of CMR OP immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.
(e) Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of CCI Common Stock or partnership units of CCOP less than 1/1,000th of a share or unit shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares or units a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(e), shall be aggregated and rounded up to the nearest 1/1,000th of a share or unit.
Section 3.2 Exchange Procedures.
(a) At or promptly following the Merger Effective Time, CCI shall cause DST Systems, Inc., or any successor transfer agent of CCI (the “Transfer Agent”), to record on the stock records of CCI the issuance of shares of CCI Class A Common Stock (including any fractional shares thereof) equal to the REIT Merger Consideration that is issuable to each holder of shares of CMR Common Stock pursuant to Section 3.1. For the avoidance of doubt, payment of the REIT Merger Consideration shall only be made to the Person in whose name the relevant shares of CMR Common Stock are registered in the stock transfer books of CMR as of the Merger Effective Time.
(b) As soon as reasonably practicable after the Partnership Merger Effective Time, CCI and the Surviving Partnership shall take such action as may be reasonably necessary to issue the Partnership Merger Consideration to Merger Sub.
(c) All securities issuable pursuant to this Agreement shall be in book-entry form.
(d) None of CCI, CMR, the Surviving Corporation, the Surviving OP, the Transfer Agent or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any REIT Merger Consideration or Partnership Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of shares of CMR Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CCI free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
(e) No interest shall be paid or accrued on the REIT Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of CCI Common Stock) or the Partnership Merger Consideration (or any amounts in respect thereof, including any distributions payable on partnership units of CMR OP) for the benefit of the holders thereof.
Section 3.3 Withholding Rights. Each and any of CCI, CMR, the Surviving Corporation, CCOP, CMR OP, the Surviving OP or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration and the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of CMR Common Stock or partnership units of CMR OP such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 3.5 General Effects of the Merger.
(a) At the Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of CMR and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of CMR and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and the Certificate of Merger and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of CMR OP and CCOP shall vest in the Surviving OP, and all debts, liabilities and duties of CMR OP and CCOP shall become the debts, liabilities and duties of the Surviving OP.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CMR PARTIES
Except as set forth in (a) the disclosure letter delivered by the CMR Parties to the CCI Parties prior to the execution and delivery of this Agreement (the “CMR Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CMR Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CMR SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the CMR Parties hereby jointly and severally represent and warrant to the CCI Parties that:
Section 4.1 Organization and Qualification; Subsidiaries.
(a) CMR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. CMR is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.
(b) Each CMR Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each CMR Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.
(c) Section 4.1(c) of the CMR Disclosure Letter sets forth a true and complete list of the CMR Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CMR and the CMR Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CMR in each CMR Subsidiary, including a list of each CMR Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d) Except as set forth in Section 4.1(d) of the CMR Disclosure Letter, neither CMR nor any CMR Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CMR Subsidiaries and investments in short-term investment securities).
(e) CMR has made available to the CCI Parties complete and correct copies of the CMR Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the CMR Parties is in compliance with the terms of its applicable CMR Governing Documents in all material respects. If and to the extent requested by the CCI Parties, true and complete copies of CMR’s minute books, since January 1, 2018, have been made available by CMR to CCI upon the written request of CCI.

(f) Except as set forth in Section 4.1(f) of the CMR Disclosure Letter, CMR has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CMR Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 4.2  Authority; Approval Required.
(a) Each of the CMR Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by the CMR Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership actions, as applicable, and no other proceedings on the part of any of the CMR Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Stockholder Approval, the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.
(b) This Agreement has been duly executed and delivered by the CMR Parties and, assuming due authorization, execution and delivery by the CCI Parties, constitutes a legally valid and binding obligation of the CMR Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the CMR Special Committee, the CMR Board (including a majority of directors not otherwise interested in the Merger) has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of CMR, (ii) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger be submitted for consideration at the CMR Stockholders Meeting and (iv) recommended the approval of the Merger by the CMR stockholders (the recommendation in this clause (iv), the “CMR Board Recommendation”).
Section 4.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the CMR Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the CMR Governing Documents or (B) any equivalent organizational or governing documents of any other CMR Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to CMR or any CMR Subsidiary or by which any property or asset of CMR or any CMR Subsidiary is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the CMR Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CMR or any CMR Subsidiary except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the CMR Parties do not, and the performance of this Agreement by each of the CMR Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.

Section 4.4  Capital Structure.
(a) The authorized capital stock of CMR consists of (i) 1,000,000,000 shares of common stock, $0.01 par value per share (“CMR Common Stock”), and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share (“CMR Preferred Stock”). As of the close of business on the date hereof, (i) 4,904,045.00 shares of CMR Common Stock were issued and outstanding, and (ii) no shares of CMR Preferred Stock were issued and outstanding. All of the outstanding shares of CMR Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.4(a), as of the date hereof, there is no other outstanding capital stock of CMR.
(b) As of the close of business on the date hereof, all of the outstanding partnership units of CMR OP were held by CMR or a wholly owned subsidiary of CMR. Except as set forth in this Section 4.4(b), as of the date hereof, there are no other outstanding CMR OP partnership interests.
(c) All of the outstanding shares of capital stock of each of the CMR Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the CMR Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the CMR Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the CMR Subsidiaries that are owned, directly or indirectly, by CMR are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.
(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CMR or any CMR Subsidiary issued and outstanding (“CMR Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CMR or any CMR Subsidiary is a party or by which any of them is bound obligating CMR or any CMR Subsidiary to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CMR or any CMR Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CMR Voting Debt or other equity interests.
(e) Neither CMR nor any CMR Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CMR or any of the CMR Subsidiaries. Neither CMR nor any CMR Subsidiary has granted any registration rights on any of its capital stock. No capital stock of CMR is owned by any CMR Subsidiary.
(f) CMR does not have a “poison pill” or similar stockholder rights plan.
(g) All dividends or other distributions on shares of capital stock of CMR or partnership units of CMR OP and any material dividends or other distributions on any securities of any CMR Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
(h) All of the outstanding securities of the CMR Parties were issued in compliance with applicable securities Laws.
Section 4.5  SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.
(a) CMR has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed by CMR under Regulation A of the

Securities Act since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 4.5(d)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CMR SEC Documents”).
(b) As of their respective filing dates, the CMR SEC Documents (i) complied, or with respect to CMR SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of Regulation A of the Securities Act, and (ii) did not, or with respect to CMR SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the CMR SEC Documents is, to the Knowledge of CMR, the subject of ongoing SEC review or threatened review, and CMR does not have any outstanding and unresolved comments from the SEC with respect to any CMR SEC Documents. None of the CMR SEC Documents is the subject of any confidential treatment request by CMR.
(c) If and to the extent requested by CCI, CMR has made available to CCI complete and correct copies of all written correspondence between the SEC, on the one hand, and CMR, on the other hand, since December 31, 2018. Neither CMR nor any CMR Subsidiary is subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(d) The consolidated audited and unaudited financial statements of CMR and the CMR Subsidiaries included, or incorporated by reference, in the CMR SEC Documents, including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of CMR and the CMR Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements applicable to a “Tier 2” issuer under Regulation A of the Securities Act, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 1-SA or any successor form, which such adjustments are not, individually or in the aggregate, material to CMR) and (iv) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CMR and the CMR Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CMR and the CMR Subsidiaries for the periods presented therein.
(e) CMR is not, and none of the CMR Subsidiaries is, a party to, and neither CMR nor any CMR Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CMR and any CMR Subsidiary, on the one hand, and any unconsolidated Affiliate of CMR or any CMR Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CMR, any CMR Subsidiary or CMR’s or such CMR Subsidiary’s audited financial statements or other CMR SEC Documents.
(f) Neither CMR nor any CMR Subsidiary is required to be registered as an investment company under the Investment Company Act.
(g) CMR and the CMR Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither CMR nor any CMR Subsidiary nor, to the Knowledge of CMR, any director, officer or Representative of CMR or any CMR Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither CMR nor any CMR Subsidiary has received any written communication that alleges that CMR or any CMR Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 4.6 Absence of Certain Changes or Events. Since September 30, 2020 through the date of this Agreement, (a) CMR and each CMR Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) except as set forth in Section 4.6(b) of the CMR Disclosure Letter, neither CMR nor any CMR Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of CMR) if taken from and after the date of this Agreement and (c) there has not been any CMR Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CMR Material Adverse Effect.
Section 4.7 No Undisclosed Liabilities. Except (a) as set forth in Section 4.7 of the Disclosure Letter, (b) as disclosed, reflected or reserved against on the balance sheet of CMR dated as of December 31, 2019 (including the notes thereto), (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (d) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither CMR nor any CMR Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a CMR Material Adverse Effect.
Section 4.8 Permits; Compliance with Law.
(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, CMR and each CMR Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for CMR and each CMR Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CMR Permits”), and all such CMR Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CMR Permits, individually, or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect. CMR has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect. No event has occurred with respect to any of the CMR Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CMR Permits. Neither CMR nor any of the CMR Subsidiaries has received any notice indicating, nor to the Knowledge of CMR, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CMR or the CMR Subsidiaries or the CMR Properties that impairs the validity of any CMR Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CMR Permit, except where the impairment or revocation of any such CMR Permits, individually, or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.
(b) Since January 1, 2018, neither CMR nor any CMR Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CMR or any CMR Subsidiary or by which any property or asset of CMR or any CMR Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16, which are solely addressed in those Sections) except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.
Section 4.9 Litigation. There is no material Action to which CMR or any CMR Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CMR, overtly threatened before any Governmental Authority and, to the Knowledge of CMR, there is no basis for any such Action. Neither CMR nor any CMR

Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CMR or the CMR Subsidiaries. No Order has been issued in any proceeding to which CMR or any of the CMR Subsidiaries is or was a party, or, to the Knowledge of CMR, in any other proceeding, that enjoins or requires CMR or any of the CMR Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2019, neither CMR nor any CMR Subsidiary has received or made any settlement offer for any Action to which CMR or any CMR Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.
Section 4.10 Properties.
(a) The CMR Properties are free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a CMR Material Adverse Effect, (i) neither CMR nor any CMR Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CMR Properties issued by any Governmental Authority and (ii) neither CMR nor any CMR Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CMR, threatened with respect to any of the CMR Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CMR Properties or by the continued maintenance, operation or use of the parking areas associated with the CMR Properties.
(b) CMR has not received written notice of, nor does CMR have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CMR Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CMR Material Adverse Effect.
(c) CMR and the CMR Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CMR or the CMR Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to CMR or the CMR Subsidiaries, taken as a whole, neither CMR’s nor the CMR Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.
(d) A policy of title insurance has been issued for each CMR Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CMR or the applicable CMR Subsidiary with respect to CMR Properties that are not subject to ground leases and (B) valid leasehold estate held by CMR or the applicable CMR Subsidiary that are subject to ground leases and (ii) to the Knowledge of CMR, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.
Section 4.11 Environmental Matters. Except as set forth at Section 4.11 of the CMR Disclosure Letter and as, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CMR, is threatened, in each case relating to CMR or any of the CMR Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CMR and the CMR Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CMR and each of the CMR Subsidiaries is in possession of all Environmental Permits necessary for CMR and each CMR Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CMR and each CMR Subsidiary since January 1, 2018 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CMR and the CMR Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CMR or any of the CMR Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Material Contracts.
(a) Each Contract required to be filed (or incorporated by reference) as an exhibit to any CMR SEC Document filed on or after January 1, 2020 pursuant to Regulation A promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 4.12(b), “CMR Material Contracts”).
(b) Other than the Contracts described in Section 4.12(a) and except for this Agreement, Section 4.12(b) of the CMR Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CMR or any CMR Subsidiary is a party or by which it is bound or to which any CMR Property or other material asset is subject, that:
(i) obligates CMR or any CMR Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $100,000 and is not cancelable within 90 days without material penalty to CMR or any CMR Subsidiary;
(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CMR or any CMR Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CMR or any CMR Subsidiary or the geographic area in which CMR or any CMR Subsidiary may conduct business;
(iii) obligates CMR or any CMR Subsidiary to indemnify any past or present directors, officers, or employees of CMR or any CMR Subsidiary, other than the CMR Governing Documents or any equivalent organizational or governing documents of any other CMR Subsidiary;
(iv) constitutes (A) an Indebtedness obligation of CMR or any CMR Subsidiary with a principal amount greater than $100,000 or (B) a Contract under which (1) any Person (including CMR or a CMR Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CMR or a CMR Subsidiary or (2) CMR or a CMR Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CMR or any CMR Subsidiary);
(v) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CMR Property or any portion thereof) or (B) any other asset of CMR or any CMR Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $100,000;
(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(vii) constitutes a loan to any Person (other than a wholly owned subsidiary of CMR) by CMR or any CMR Subsidiary;
(viii) sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CMR or any CMR Subsidiary with a third party;
(ix) prohibits the pledging of the Common Stock of CMR or any CMR Subsidiary or prohibits the issuance of guarantees by any CMR Subsidiary;
(x) contains covenants limiting the ability of CMR or any CMR Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CMR or any CMR Subsidiary;
(xi) contains restrictions on the ability of CMR or any CMR Subsidiary to pay dividends or other distributions, other than the CMR Governing Documents or any equivalent organizational or governing documents of any other CMR Subsidiary;
(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $100,000;
(xiii) provides for the management or operation of any of the CMR Properties by any third party;

(xiv) is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CMR Properties or that otherwise gives rights with regard to the use of the CMR Properties pursuant to which CMR or any CMR Subsidiary expects to receive annualized rental income per year in excess of $100,000;
(xv) is a ground lease under which CMR or a CMR Subsidiary holds a leasehold interest in the CMR Properties or any portion thereof;
(xvi) provides a right of first refusal or right of first offer of any real property;
(xvii) is with a Governmental Authority; or
(xviii) is both (A) not made in the ordinary course of business and (B) material to CMR and the CMR Subsidiaries, taken as a whole.
(c) Each CMR Material Contract is legal, valid, binding on and enforceable against CMR or the CMR Subsidiary that is a party thereto and, to the Knowledge of CMR, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not, individually or in the aggregate, reasonably be expected to be material to CMR and the CMR Subsidiaries, taken as a whole, CMR and each CMR Subsidiary has performed all obligations required to be performed by it under each CMR Material Contract and, to the Knowledge of CMR, each other party thereto has performed all obligations required to be performed by it under such CMR Material Contract. None of CMR, any CMR Subsidiary or, to the Knowledge of CMR, any other party thereto, is in breach or violation of, or default under, any CMR Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CMR Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CMR and the CMR Subsidiaries, taken as a whole. Neither CMR nor any CMR Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CMR Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect.
(d) Since December 31, 2019, (i) neither CMR nor any CMR Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CMR Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CMR Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CMR or any CMR Subsidiary under any CMR Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CMR or such CMR Subsidiary granted any forgiveness or deferral).
(e) Neither CMR nor any CMR Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any property manager or operator.
Section 4.13 Taxes.
(a) CMR and each CMR Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CMR and each CMR Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. If and to the extent requested by CCI, true and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CMR and each CMR Subsidiary with respect to the taxable years ending on or after December 31, 2016 have been made available to CCI. No written claim has been proposed by any Governmental Authority in any jurisdiction where CMR or any CMR Subsidiary do not file Tax Returns that CMR or any CMR Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Beginning with CMR’s taxable year ending on December 31, 2016, (i) CMR has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CMR is expected to enable CMR to continue to meet the requirements for qualification as a REIT through and including CMR’s final taxable year ending with the Merger Effective Time (assuming the

Closing of the Merger in accordance with the terms of this Agreement), and (iii) CMR has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CMR’s failure to qualify as a REIT, and no challenge to CMR’s status as a REIT is pending or threatened in writing.
(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CMR or any CMR Subsidiary; (ii) no deficiency for any material Taxes of CMR or any CMR Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CMR nor any CMR Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CMR nor any CMR Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CMR nor any CMR Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each CMR Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CMR Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CMR Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e) Neither CMR nor any CMR Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.
(f) Since its inception, CMR and the CMR Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) CMR has not, and none of the CMR Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of CMR no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon CMR or any CMR Subsidiary.
(g) CMR and the CMR Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no CMR Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CMR threatened to raise, a material claim against CMR or any CMR Subsidiary for any breach of any CMR Tax Protection Agreements. As used herein, “CMR Tax Protection Agreement” means any written agreement to which CMR or any CMR Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a CMR Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CMR Subsidiary Partnership, CMR or any CMR Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CMR Subsidiary Partnership” means a CMR Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of CMR or any CMR Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CMR and the CMR Subsidiaries) with respect to or involving CMR or any CMR Subsidiary, and after the Closing Date neither CMR nor any CMR Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither CMR nor any CMR Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CMR nor any CMR Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.
(l)  Neither CMR nor any CMR Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CMR Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.
(m) Neither CMR nor any CMR Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(n) Neither CMR nor any CMR Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) No written power of attorney that has been granted by CMR or any CMR Subsidiary (other than to CMR or a CMR Subsidiary) currently is in force with respect to any matter relating to material Taxes.
(p) CMR does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.
(q) CMR’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that will end with the REIT Merger), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (I) CMR’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (II) CMR’s net capital gain for such year.
(r) Neither CMR nor any CMR Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CMR is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(s) CMR is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
Section 4.14 Intellectual Property. Neither CMR nor any CMR Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CMR or any CMR Subsidiary of any trademarks or patents of any third party. Except as, individually or in the aggregate, would not reasonably be expected to have a CMR Material Adverse Effect, to CMR’s Knowledge (i) no Intellectual Property used by CMR or any CMR Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CMR or any CMR Subsidiary, and (iii) CMR and the CMR Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all

Intellectual Property necessary to conduct the business of CMR and the CMR Subsidiaries as it is currently conducted. Since January 1, 2018, neither CMR nor any CMR Subsidiary has received any written or, to the Knowledge of CMR, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 4.15 Insurance. Section 4.15 of the CMR Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CMR and the CMR Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CMR Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CMR or any CMR Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to CMR and the CMR Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CMR Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CMR Insurance Policies have been paid, and (c) CMR and the CMR Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CMR Insurance Policies.
Section 4.16 Benefit Plans.
(a) CMR and the CMR Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither CMR nor any CMR Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b) None of CMR, any CMR Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).
(c) Neither CMR nor any CMR Subsidiary has, or has ever had, any employees.
Section 4.17 Related-Party Transactions. Except as set forth in Section 4.17 of the CMR Disclosure Letter, prior to the date hereof, no agreements, arrangements or understandings between CMR or any CMR Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CMR and CMR Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if CMR were subject to such regulation.
Section 4.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the CMR Disclosure Letter, pursuant to the terms of the engagement letter between CMR and such Person, true, correct and complete copies of which have been provided to CCI prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CMR or any CMR Subsidiary.
Section 4.19 Opinion of Financial Advisor. The CMR Special Committee has received the written opinion of CBRE Capital Advisors, Inc. (the “CMR Financial Advisor”), to the effect that, as of the date specified in such written opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in such written opinion, the consideration to be received by the holders of the CMR Common Stock (other than Excluded Shares) in the REIT Merger is fair, from a financial point of view, to such holders. CMR will deliver to CCI a complete and correct copy of such opinion promptly after receipt thereof by the CMR Special Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).
Section 4.20 Takeover Statutes; Appraisal Rights. The CMR Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of CMR Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.21 COVID-19.
(a) Each of CMR and the CMR Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.
(b) Neither CMR nor any CMR Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.
Section 4.22 No Other Representations and Warranties; Non-Reliance.
(a) Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CMR Party nor any Person on behalf of a CMR Party has made any representation or warranty, expressed or implied, with respect to CMR, any CMR Subsidiary, including their respective businesses, operations, assets (including the CMR Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CMR or any CMR Subsidiary.
(b) Notwithstanding anything contained in this Agreement to the contrary, the CMR Parties acknowledge and agree with the representation of the CCI Parties in Section 5.23(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CCI Parties or any other Person has made or is making, and the CMR Parties are not relying on, any representations or warranties relating to the CCI Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CMR Parties or any of their Representatives by the CCI Parties or their Representatives.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE CCI PARTIES
Except as set forth in (a) the disclosure letter delivered by the CCI Parties to the CMR Parties prior to the execution and delivery of this Agreement (the “CCI Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CCI Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CCI SEC Documents publicly filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the CCI Parties hereby jointly and severally represent and warrant to the CMR Parties that:
Section 5.1 Organization and Qualification; Subsidiaries.
(a) CCI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of CCI and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b) Each CCI Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each CCI Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(c) Section 5.1(c) of the CCI Disclosure Letter sets forth a true and complete list of the CCI Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CCI and the CCI Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CCI in each CCI Subsidiary, including a list of each CCI Subsidiary that is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d) Except as set forth in Section 5.1(d) of the CCI Disclosure Letter, neither CCI nor any CCI Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CCI Subsidiaries and investments in short-term investment securities).
(e) CCI has made available to the CMR Parties complete and correct copies of the CCI Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the CCI Parties is in compliance with the terms of its applicable CCI Governing Documents in all material respects. If and to the extent requested by the CMR Parties, true and complete copies of CCI’s minute books since January 1, 2018 have been made available by CCI to CMR upon the written request of CMR.
(f) CCI has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CCI Charter, which exemption or Excepted Holder Limit is currently in effect.
Section 5.2 Authority.
(a) Each of the CCI Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by the CCI Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company, or partnership actions, as applicable, and no other proceedings on the part of the CCI Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.
(b) This Agreement has been duly executed and delivered by the CCI Parties and, assuming due authorization, execution and delivery by the CMR Parties, constitutes a legally valid and binding obligation of the CCI Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the CCI Special Committee, the CCI Board (including a majority of directors not otherwise interested in the Merger) has (i) determined that this Agreement, the Merger, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (iii) authorized and approved this Agreement, the Merger, the Amended and Restated Advisory Agreement and the other transactions contemplated by this Agreement.
(d) CCI, as the sole member of Merger Sub, has approved this Agreement and the REIT Merger.

Section 5.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the CCI Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the CCI Governing Documents or (B) any equivalent organizational or governing documents of any other CCI Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the CCI Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CCI or any CCI Subsidiary, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the CCI Parties do not, and the performance of this Agreement by each of the CCI Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and the filing of such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
Section 5.4 Capital Structure.
(a) The authorized capital stock of CCI consists of (i) 500,000,000 shares of Class A common stock, $0.01 par value per share (“CCI Class A Common Stock”), (ii) 500,000,000 shares of Class T common stock, $0.01 par value per share (“CCI Class T Common Stock” and together with the CCI Class A Common Stock, the “CCI Common Stock”), and (iii) 95,000,000 shares of preferred stock, $0.01 par value per share, of which 5,000,000 shares are designated as Series 2019 Preferred Stock, $0.01 par value per share (“CCI Series 2019 Preferred Stock”). As of the close of business on the date hereof, (x) 12,214,770.50 shares of CCI Class A Common Stock were issued and outstanding, (y) 17,518.32 shares of CCI Class T Common Stock were issued and outstanding and (z) 3,308,325.86 shares of CCI Series 2019 Preferred Stock were issued and outstanding. All of the outstanding shares of CCI Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.4(a), as of the date hereof there is no other outstanding capital stock of CCI. All shares to be issued by CCI as REIT Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.
(b) As of the close of business on the date hereof, (i) no CCOP Common Units were outstanding, (ii) 3,308,325.86 CCOP Series 2019 Preferred Units were outstanding, all of which were held by CCI or a wholly owned subsidiary of CCI, (iii) 12,437.50 CCOP LTIP Units were outstanding, all of which were held by those Persons listed on Section 5.4(b)(iii) of the CCI Disclosure Letter, (iv) 37,312.50 CCOP Special LTIP Units were outstanding, all of which were held by those Persons listed on Section 5.4(b)(iv) of the CCI Disclosure Letter, (v) the CCOP Special Limited Partnership Interest was outstanding and (vi) 12,232,288.82 CCOP General Partner Units were outstanding, all of which were held by CCI. Except as set forth in this Section 5.4(b), as of the date hereof, there are no other outstanding CCOP partnership interests.
(c) All of the outstanding shares of capital stock of each of the CCI Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the CCI Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the CCI Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the CCI Subsidiaries that are owned, directly or indirectly, by CCI are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.
(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CCI or any CCI Subsidiary issued and outstanding (“CCI Voting Debt”). Except as set forth on Section 5.4(d) of the CCI Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CCI or any CCI Subsidiary is a party or by which any of them is bound obligating CCI or any of the CCI Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CCI or any CCI Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CCI Voting Debt or other equity interests.
(e) Neither CCI nor any CCI Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CCI or any CCI Subsidiary. Neither CCI nor any CCI Subsidiary has granted any registration rights on any of its capital stock. No capital stock of CCI is owned by any CCI Subsidiary.
(f) CCI does not have a “poison pill” or similar stockholder rights plan.
(g) All dividends or other distributions on the shares of capital stock of CCI or partnership units of CCOP and any material dividends or other distributions on any securities of any CCI Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).
(h) All of the outstanding securities of the CCI Parties were issued in compliance with applicable securities Laws.
Section 5.5 SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Internal Controls; Investment Company Act; Anti-Corruption Laws.
(a) Except as set forth in Section 5.5(a) of the CCI Disclosure Letter, CCI has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CCI under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2018 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since January 1, 2018, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CCI SEC Documents”).
(b) As of their respective filing dates, the CCI SEC Documents (i) complied, or with respect to CCI SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to CCI SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the CCI SEC Documents is, to the Knowledge of CCI, the subject of ongoing SEC review or threatened review, and CCI does not have any outstanding and unresolved comments from the SEC with respect to any CCI SEC Documents. None of the CCI SEC Documents is the subject of any confidential treatment request by CCI.
(c) If and to the extent requested by CMR, CCI has made available to CMR complete and correct copies of all written correspondence between the SEC, on the one hand, and CCI, on the other hand, since December 31, 2018. No CCI Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d) At all applicable times, CCI has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(e) The consolidated audited and unaudited financial statements of CCI and the CCI Subsidiaries included, or incorporated by reference, in the CCI SEC Documents, including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of CCI and the CCI Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to CCI) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CCI and the CCI Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CCI and the CCI Subsidiaries for the periods presented therein.
(f) (A) CCI maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by CCI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CCI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of CCI required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting CCI’s principal executive officer and principal financial officer to material information required to be included in CCI’s periodic reports required under the Exchange Act. CCI and CCI Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorizations, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. CCI has disclosed to CCI’s auditors and audit committee (and made summaries of such disclosures available to CMR), based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect CCI’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(g) CCI is not, and none of the CCI Subsidiaries is, a party to, and neither CCI nor any CCI Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CCI and any CCI Subsidiary, on the one hand, and any unconsolidated Affiliate of CCI or any CCI Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CCI, any CCI Subsidiary or CCI’s or such CCI Subsidiary’s audited financial statements or other CCI SEC Documents.
(h) Neither CCI nor any CCI Subsidiary is required to be registered as an investment company under the Investment Company Act.
(i) CCI and the CCI Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither CCI nor any CCI Subsidiary nor, to the Knowledge of CCI, any director, officer or Representative of CCI or any CCI Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither CCI nor any CCI Subsidiary has received any written communication that alleges that CCI or any CCI Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 5.6 Absence of Certain Changes or Events. Since September 30, 2020 through the date of this Agreement, (a) CCI and each CCI Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither CCI nor any CCI Subsidiary has taken any action that would have been prohibited by Section 6.2(a)(Conduct of the Business of CCI) if taken from and after the date of this Agreement and (c) there has not been any CCI Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CCI Material Adverse Effect.
Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of CCI dated as of December 31, 2019 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, neither CCI nor any CCI Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a CCI Material Adverse Effect.
Section 5.8 Permits; Compliance with Law.
(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, which are addressed solely in that Section, CCI and each CCI Subsidiary is in possession of all Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CCI Permits”), and all such CCI Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CCI Permits, individually, or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect. CCI has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect. No event has occurred with respect to any of the CCI Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CCI Permits. Neither CCI nor any of the CCI Subsidiaries has received any notice indicating, nor to the Knowledge of CCI, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CCI or the CCI Subsidiaries or the CCI Properties that impairs the validity of any CCI Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CCI Permit, except where the impairment or revocation of any such CCI Permits, individually, or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(b) Since January 1, 2018, neither CCI nor any CCI Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound, (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.16, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

Section 5.9 Litigation. There is no material Action to which CCI or any CCI Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CCI, overtly threatened before any Governmental Authority and, to the Knowledge of CCI, there is no basis for any such Action. Neither CCI nor any CCI Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CCI or the CCI Subsidiaries. No Order has been issued in any proceeding to which CCI or any of the CCI Subsidiaries is or was a party, or, to the Knowledge of CCI, in any other proceeding, that enjoins or requires CCI or any of the CCI Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2019, neither CCI nor any CCI Subsidiary has received or made any settlement offer for any Action to which CCI or any CCI Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $250,000 individually.
Section 5.10 Properties.
(a) The CCI Properties are free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a CCI Material Adverse Effect, (i) neither CCI nor any CCI Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CCI Properties issued by any Governmental Authority and (ii) neither CCI nor any CCI Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CCI, threatened with respect to any of the CCI Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CCI Properties or by the continued maintenance, operation or use of the parking areas associated with the CCI Properties.
(b) CCI has not received written notice of, nor does CCI have any Knowledge of, any latent defects or adverse physical conditions affecting any of the CCI Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a CCI Material Adverse Effect.
(c) CCI and the CCI Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole, neither CCI’s nor the CCI Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.
(d) A policy of title insurance has been issued for each CCI Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CCI or the applicable CCI Subsidiary with respect to CCI Properties that are not subject to ground leases and (B) valid leasehold estate held by CCI or the applicable CCI Subsidiary that are subject to ground leases and (ii) to the Knowledge of CCI, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.
Section 5.11 Environmental Matters. Except as set forth in Section 5.11 of the CCI Disclosure Letter and except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CCI, is threatened, in each case relating to CCI or any of the CCI Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) CCI and the CCI Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) CCI and each of the CCI Subsidiaries is in possession of all Environmental Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by CCI and each CCI Subsidiary since January 1, 2018 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) CCI and the CCI Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of CCI or any of the CCI Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.
(a) Each Contract required to be filed (or incorporated by reference) as an exhibit to any CCI SEC Document filed on or after January 1, 2020 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with the CRII Merger Agreement, the CMR II Merger Agreement and those Contracts described in Section 5.12(b), “CCI Material Contracts”).
(b) Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(b) of the CCI Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CCI or any CCI Subsidiary is a party or by which it is bound or to which any CCI Property or other material asset is subject, that:
(i) obligates CCI or any CCI Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to CCI or any CCI Subsidiary;
(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CCI or any CCI Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CCI or any CCI Subsidiary or the geographic area in which CCI or any CCI Subsidiary may conduct business;
(iii) obligates CCI or any CCI Subsidiary to indemnify any past or present directors, officers, or employees of CCI or any CCI Subsidiary, other than the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary;
(iv) constitutes (A) an Indebtedness obligation of CCI or any CCI Subsidiary with a principal amount greater than $1,000,000 or (B) a Contract under which (1) any Person (including CCI or a CCI Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CCI or any CCI Subsidiary or (2) CCI or any CCI Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CCI or any CCI Subsidiary);
(v) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CCI Property or any portion thereof) or (B) any other asset of CCI or any CCI Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $1,000,000;
(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(vii) constitutes a loan to any Person (other than a wholly owned subsidiary of CCI) by CCI or any CCI Subsidiary;
(viii) sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of CCI or any CCI Subsidiary with a third party;
(ix) prohibits the pledging of the Common Stock of CCI or any CCI Subsidiary or prohibits the issuance of guarantees by any CCI Subsidiary;
(x) contains covenants limiting the ability of CCI or any CCI Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CCI or any CCI Subsidiary;
(xi) contains restrictions on the ability of CCI or any CCI Subsidiary to pay dividends or other distributions, other than the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary;
(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $250,000;
(xiii) provides for the management or operation of any of the CCI Properties by any third party;

(xiv) is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CCI Properties or that otherwise gives rights with regard to the use of the CCI Properties pursuant to which CCI or any CCI Subsidiary expects to receive annualized rental income per year in excess of $350,000;
(xv) is a ground lease under which CCI or a CCI Subsidiary hold a leasehold interest in the CCI Properties or any portion thereof;
(xvi) provides a right of first refusal or right of first offer of any real property;
(xvii) is with a Governmental Authority; or
(xviii) is both (A) not made in the ordinary course of business and (B) material to CCI and the CCI Subsidiaries, taken as a whole.
(c) Each CCI Material Contract is legal, valid, binding on and enforceable against CCI or the CCI Subsidiary that is a party thereto and, to the Knowledge of CCI, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not, individually or in the aggregate, reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole, CCI and each CCI Subsidiary has performed all obligations required to be performed by it under each CCI Material Contract and, to the Knowledge of CCI, each other party thereto has performed all obligations required to be performed by it under such CCI Material Contract. None of CCI, any CCI Subsidiary or, to the Knowledge of CCI, any other party thereto, is in breach or violation of, or default under, any CCI Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CCI Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole. Neither CCI nor any CCI Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CCI Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(d) Since December 31, 2019, except as set forth in Section 5.12(d) of the CCI Disclosure Letter, (i) neither CCI nor any CCI Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any CCI Material Contract, (ii) no party has exercised, or threatened to exercise, any force majeure or similar provision under any CCI Material Contract and (iii) no party has sought to, or threatened to, withhold or otherwise delay amounts payable to CCI or any CCI Subsidiary under any CCI Material Contract as a result of COVID-19 or the COVID-19 Measures (whether or not CCI or such CCI Subsidiary granted any forgiveness or deferral).
(e) Neither CCI nor any CCI Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any property manager or operator.
Section 5.13 Taxes.
(a) CCI and each CCI Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CCI and each CCI Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. If and to the extent requested by CMR, true and complete copies of all United States federal income Tax Returns that have been filed with the IRS by CCI and each CCI Subsidiary with respect to the taxable years ending on or after December 31, 2019 have been made available to CMR. No written claim has been proposed by any Governmental Authority in any jurisdiction where CCI or any CCI Subsidiary do not file Tax Returns that CCI or any CCI Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Beginning with CCI’s taxable year ending on December 31, 2019, (i) CCI has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CCI is expected to enable CCI to continue to meet the requirements for qualification as a REIT, and (iii) CCI has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CCI’s failure to qualify as a REIT, and no challenge to CCI’s status as a REIT is pending or threatened in writing.
(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CCI or any CCI Subsidiary; (ii) no deficiency for any material Taxes of CCI or any CCI Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither CCI nor any CCI Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CCI nor any CCI Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CCI nor any CCI Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each CCI Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a CCI Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CCI Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e) Neither CCI nor any CCI Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.
(f) Since its inception, CCI and the CCI Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) CCI has not, and none of the CCI Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of CCI no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon CCI or any CCI Subsidiary.
(g) CCI and the CCI Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no CCI Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CCI threatened to raise, a material claim against CCI or any CCI Subsidiary for any breach of any CCI Tax Protection Agreements. As used herein, “CCI Tax Protection Agreement” means any written agreement to which CCI or any CCI Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a CCI Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CCI Subsidiary Partnership, CCI or any CCI Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CCI Subsidiary Partnership” means a CCI Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of CCI or any CCI Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CCI and the CCI Subsidiaries) with respect to or involving CCI or any CCI Subsidiary, and after the Closing Date neither CCI nor any CCI Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither CCI nor any CCI Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CCI nor any CCI Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.
(l) Neither CCI nor any CCI Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CCI Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.
(m) Neither CCI nor any CCI Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(n) Neither CCI nor any CCI Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) Merger Sub is and always has been a disregarded entity for U.S. federal and applicable state and local income tax purposes.
(p) CCI does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.
(q) CCI’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the current taxable year), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) CCI’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) CCI’s net capital gain for such year.
(r) Neither CCI nor any CCI Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CRII is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(s) CCI is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
(t) CCI is a “publicly offered” REIT within the meaning of Section 562(c) of the Code.
Section 5.14 Intellectual Property. Neither CCI nor any CCI Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CCI or any CCI Subsidiary of any trademarks or patents of any third party. Except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect, to CCI’s knowledge (i) no Intellectual Property used by CCI or any CCI Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CCI or any CCI Subsidiary, and (iii) CCI and the CCI Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CCI and the CCI Subsidiaries as it is currently conducted. Since January 1, 2018, neither CCI nor any CCI Subsidiary has received any written or, to the Knowledge of CCI, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 5.15 Insurance. Section 5.15 of the CCI Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CCI and the CCI Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CCI Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CCI or any CCI Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to CCI and the CCI Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CCI Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CCI Insurance Policies have been paid, and (c) CCI and the CCI Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CCI Insurance Policies.
Section 5.16 Benefit Plans.
(a) Except as set forth at Section 5.16 of the CCI Disclosure Letter, CCI and the CCI Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither CCI nor any CCI Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b) None of CCI, any CCI Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).
(c) Neither CCI nor any CCI Subsidiary has, or has ever had, any employees.
(d) Each CCI Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.
(e) The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any payment (whether of severance pay or otherwise) becoming due, any “parachute payment” as defined in Section 280G of the Code, any increase in payment, or accelerate the time of payment or vesting of compensation due to any current or former employee, independent contractor, officer or director (or dependents of such Persons) of CCI or any CCI Subsidiary. Neither CCI nor any CCI Subsidiary is a party to or has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code. Any CCI Benefit Plan which is a “nonqualified deferred compensation plan” as defined in Section 409A of the Code has been maintained and operated in compliance in all material respects with Section 409A of the Code or an available exemption therefrom.
Section 5.17 Related-Party Transactions. Except as described in the publicly available CCI SEC Documents filed with or furnished to the SEC on or after January 1, 2018 and prior to the date hereof, no agreements, arrangements or understandings between CCI or any CCI Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CCI and CCI Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 5.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the CCI Disclosure Letter, pursuant to the terms of the engagement letter between CCI and such Person, true, correct and complete copies of which have been provided to CMR prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCI or any CCI Subsidiary.

Section 5.19 Opinion of Financial Advisor. The CCI Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “CCI Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to CCI. CCI will deliver to CMR a complete and correct copy of such opinion promptly after receipt thereof by the CCI Special Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).
Section 5.20 Appraisal Rights. No dissenters’, appraisal or similar rights are available to the holders of capital stock of CCI with respect to the Merger and the other transactions contemplated by this Agreement.
Section 5.21 Ownership of Merger Sub; No Prior Activities.
(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, the CRII Merger Agreement and the CMR II Merger Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by CCI.
(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, the CRII Merger Agreement and the CMR II Merger Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.22 COVID-19.
(a) Each of CCI and the CCI Subsidiaries has complied with all applicable mandatory public health mandates announced by Governmental Authorities to address COVID-19, including the COVID-19 Measures, in all material respects.
(b) Neither CCI nor any CCI Subsidiary has incurred any Indebtedness or received any funding (regardless of whether constituting Indebtedness), or applied for any such Indebtedness or funding, pursuant to the Coronavirus Aid, Relief, and Economic Security Act or any other economic relief or stimulus legislation or program, in each case related to COVID-19.
Section 5.23 No Other Representations and Warranties; Non-Reliance.
(a) Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CCI Party nor any Person on behalf of a CCI Party, has made any representation or warranty, expressed or implied, with respect to CCI or any CCI Subsidiary, including their respective businesses, operations, assets (including the CCI Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CCI or any CCI Subsidiary.
(b) Notwithstanding anything contained in this Agreement to the contrary, the CCI Parties acknowledge and agree with the representation of the CMR Parties in Section 4.22(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CMR Parties or any other Person has made or is making, and the CCI Parties are not relying on, any representations or warranties relating to the CMR Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CCI Parties or any of their Representatives by the CMR Parties or their Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS
Section 6.1 Conduct of Business by CMR.
(a) CMR covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the CMR Disclosure Letter, CMR shall, and shall cause each CMR Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CMR as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).
(b) Without limiting the foregoing, CMR further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the CMR Disclosure Letter, CMR shall not, and shall not cause or permit any CMR Subsidiary to, do any of the following:
(i) except as set forth in Section 6.1(b)(i) of the CMR Disclosure Letter or as contemplated in Section 7.3 in connection with a Superior Proposal, amend or propose to amend the CMR Governing Documents or the equivalent organizational or governing documents of any CMR Subsidiary or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CMR Charter) under the CMR Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CMR or any CMR Subsidiary (other than a wholly owned subsidiary of CMR);
(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of Common Stock of CMR or any CMR Subsidiary or other equity securities or ownership interests in CMR or any CMR Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CMR of regular dividends in accordance with past practice at a monthly rate not to exceed $0.04792 per share of CMR Common Stock, (B) the payment by CMR OP of regular distributions in accordance with past practice, (C) the declaration and payment of dividends or other distributions to CMR or CMR OP by any directly or indirectly wholly owned subsidiary of CMR, and (D) distributions by any CMR Subsidiary that is not wholly owned, directly or indirectly, by CMR or CMR OP, in accordance with the requirements of the organizational documents of such CMR Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), CMR and any CMR Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CMR to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iv) except as set forth in Section 6.1(b)(iv) of the CMR Disclosure Letter or as required pursuant to the terms of any outstanding securities as set forth in the CMR Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CMR Common Stock or other equity or debt interests of CMR or a CMR Subsidiary or securities convertible or exchangeable into or exercisable therefor;
(v) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to the CMR Parties or to prevent or impair the ability of the CMR Parties to consummate the Merger;
(vi) except as set forth in Section 6.1(b)(vi) of the CMR Disclosure Letter, except for transactions among CMR and one or more wholly owned subsidiaries of CMR or among one or more wholly owned subsidiaries of CMR, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CMR or any of the capital stock or equity interests of any CMR Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any Common Stock of CMR or any of the common stock or other equity interests of any CMR Subsidiary;
(vii) enter into any Contract or understanding with respect to the voting of, any shares of CMR or any of the CMR Subsidiaries;
(viii) acquire or agree to acquire any material assets, except (A) acquisitions by CMR or any wholly owned subsidiary of CMR of or from an existing wholly owned subsidiary of CMR, (B) acquisitions described in Section 6.1(b)(viii) of the CMR Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $100,000 in the aggregate;
(ix) except as permitted by Section 6.1(b)(x), sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CMR or any CMR Subsidiary is a party shall be considered to be done in the ordinary course of business;
(x) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CMR) except (A) Indebtedness incurred under CMR’s or any CMR Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $100,000, (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on CMR compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CMR;
(xii) enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
(xiii) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CMR Material Contract (or any Contract that, if existing as of the date hereof, would be a CMR Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CMR Material Contract that occurs automatically without any action (other than notice of renewal) by CMR or any CMR Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(xiv) authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;
(xv) make any payment, direct or indirect, of any liability of CMR or any CMR Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xvi) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CMR on the most recent balance sheet of CMR made available to CCI as of the date of this Agreement) no greater than $25,000 individually or $100,000 in the aggregate, (II) do not involve the imposition of injunctive relief against CMR or any CMR Subsidiary or the Surviving Corporation and (III) do not provide for any admission of material liability by CMR or any of the CMR Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CMR in accordance with Section 7.6(c);

(xvii) (A) hire any officer or employee of CMR or any CMR Subsidiary, (B) except where due to cause, terminate any officer of CMR or any CMR Subsidiary, (C) increase in any manner the amount of compensation or benefits of any officer of CMR or any CMR Subsidiary or of any employee or officer of CC Advisors I, LLC or any Affiliate thereof or (D) enter into or adopt, amend or terminate any bonus or other compensation or employee benefits arrangement for any officer of CMR or any CMR Subsidiary or any employee or officer of CC Advisors I, LLC or any Affiliate thereof;
(xviii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;
(xix) enter into any new line of business;
(xx) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
(xxi) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xxii) enter into or modify in a manner adverse to CMR any CMR Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (I) to preserve CMR’s qualification as a REIT under the Code or (II) to qualify or preserve the status of any CMR Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CMR to fail to qualify as a REIT or any CMR Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the CMR Common Stock with respect to the REIT Merger or any other transactions contemplated by this Agreement;
(xxv) permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CMR Material Adverse Effect;
(xxvi) materially modify or reduce the amount of any insurance coverage provided by the CMR Insurance Policies;
(xxvii) enter into any transaction that would be disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act if CMR were subject to such regulation except in the ordinary course of business or as contemplated by this Agreement; or
(xxviii) authorize, or enter into any Contract or arrangement to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CMR from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CMR Board, such action or inaction is reasonably necessary (A) for CMR to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CMR or any CMR Subsidiary be registered as an investment company under the Investment

Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CMR in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CMR or any CMR Subsidiary.
Section 6.2 Conduct of Business by CCI.
(a) CCI covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CMR (which consent shall not be unreasonably withheld, conditioned or delayed) or (3) as may be expressly contemplated by this Agreement, the CRII Merger Agreement or the CMR II Merger Agreement, CCI shall, and shall cause each CCI Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of CCI as a REIT and (C) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).
(b) Without limiting the foregoing, CCI further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CMR (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, the CMR II Merger Agreement or the CRII Merger Agreement, or (4) as set forth in Section 6.2(b) of the CCI Disclosure Letter, CCI shall not, and shall not cause or permit any CMR Subsidiary to, do any of the following:
(i) amend or propose to amend the CCI Governing Documents or the equivalent organizational or governing documents of any CCI Subsidiary, amend the CCI dividend reinvestment plan or the CCI share repurchase program in a manner material to CCI or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the CCI Charter) under the CCI Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCI or any CCI Subsidiary (other than a wholly owned subsidiary of CCI);
(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of Common Stock of CCI or any CCI Subsidiary or other equity securities or ownership interests in CCI or any CCI Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CCI of regular dividends in accordance with past practice at a daily rate not to exceed $0.00136986 per share of CCI Common Stock, (B) the payment by CCOP of regular distributions in accordance with past practice, (C) payments pursuant to the terms of the CCI Series 2019 Preferred Stock and the corresponding CCOP Series 2019 Preferred Units, (D) the declaration and payment of dividends or other distributions to CCI or CCOP by any directly or indirectly wholly owned subsidiary of CCI, and (E) distributions by any CCI Subsidiary that is not wholly owned, directly or indirectly, by CCI or CCOP, in accordance with the requirements of the organizational documents of such CCI Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), CCI and any CCI Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CCI to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iv) except as required pursuant to the terms of any outstanding securities as set forth in the CCI Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CCI Common Stock or other equity or debt interests of CCI or a CCI Subsidiary or securities convertible or exchangeable into or exercisable therefor;
(v) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to CCI or to prevent or impair the ability of the CCI Parties to consummate the Merger;

(vi) except for transactions among CCI and one or more wholly owned subsidiaries of CCI or among one or more wholly owned subsidiaries of CCI, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CCI or the capital stock or equity interests of any of the CCI Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any Common Stock of CCI or any of the common stock or other equity interests of any CCI Subsidiary;
(vii) enter into any Contract or understanding with respect to the voting of, any shares of CCI or any of the CCI Subsidiaries;
(viii) acquire or agree to acquire any material assets, except (A) acquisitions by CCI or any wholly owned subsidiary of CCI of or from an existing wholly owned subsidiary of CCI or (B) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;
(ix) except as permitted by Section 6.2(b)(x), sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CCI or any CCI Subsidiary is a party shall be considered to be done in the ordinary course of business;
(x) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CCI) except (A) Indebtedness incurred under CCI’s or any CCI Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000 and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on CCI compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CCI;
(xii) enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
(xiii) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CCI Material Contract (or any Contract that, if existing as of the date hereof, would be a CCI Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CCI Material Contract that occurs automatically without any action (other than notice of renewal) by CCI or any CCI Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(xiv) authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;
(xv) make any payment, direct or indirect, of any liability of CCI or any CCI Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xvi) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CCI on the most recent balance sheet included in the CCI SEC Documents as of the date of this Agreement) no greater than $100,000 individually or $250,000 in the aggregate, (II) do not involve the imposition of injunctive relief against CCI or any CCI Subsidiary or the Surviving Corporation and (III) do not provide for any admission of material liability by CCI or any of the CCI Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CCI in accordance with Section 7.6(c);

(xvii) (A) hire any officer or employee of CCI or any CCI Subsidiary, (B) except where due to cause, terminate any officer of CCI or any CCI Subsidiary, (C) increase in any manner the amount of compensation of any officer of CCI or any CCI Subsidiary or of any employee or officer of CC Advisors III, LLC or any Affiliate thereof or (D) enter into or adopt any bonus or other compensation arrangement for any officer of CCI or any CCI Subsidiary or any employee or officer of CC Advisors III, LLC or any Affiliate thereof;
(xviii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;
(xix) enter into any new line of business;
(xx) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
(xxi) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xxii) enter into or modify in a manner adverse to CCI any CCI Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve CCI’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any CCI Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CCI to fail to qualify as a REIT or any CCI Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xxiv) permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CCI Material Adverse Effect;
(xxv) materially modify or reduce the amount of any insurance coverage provided by the CCI Insurance Policies;
(xxvi) enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as contemplated by this Agreement;
(xxvii) authorize, or enter into any Contract or arrangement to do any of the foregoing; or
(xxviii) fail to remain a “publicly offered” REIT under Section 562(c) of the Code.
(c) Without limiting the foregoing, CCI further covenants and agrees that, during the Interim Period, except as may be consented to in advance in writing by CMR (as determined in its sole discretion), CCI shall not, and shall not cause or permit any CCI Subsidiary to, agree to any material modification, amendment or termination of, or waiver, release, compromise or assignment of any material rights or claims under, the CMR II Merger Agreement, the CRII Merger Agreement or the Amended and Restated Advisory Agreement.
(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CCI from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CCI Board, such action or inaction is reasonably necessary (A) for CCI to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CCI or any CCI Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CCI in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures on CCI or any CCI Subsidiary.
Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) any CCI Party, directly or indirectly, the right to control or direct CMR or any CMR Subsidiary’s operations prior to the Merger Effective Time, or (ii) any CMR Party, directly or indirectly, the right to control or direct CCI or any CCI Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) CMR shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CMR Subsidiaries’ respective operations and (ii) CCI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CCI Subsidiaries’ respective operations.
ARTICLE 7

ADDITIONAL COVENANTS
Section 7.1 Preparation of the Form S-4 and the CMR Proxy Materials; Stockholder Approval.
(a) As promptly as reasonably practicable following the date of this Agreement, CCI shall prepare (with CMR’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include applicable CMR proxy solicitation materials (“CMR Proxy Materials”), to register under the Securities Act the shares of CCI Common Stock to be issued in the REIT Merger (the “Registered Securities”). Each of CCI and CMR shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to permit the CCI Common Stock to be issued in the REIT Merger, unless this Agreement is terminated pursuant to Section 9.1. Each of CCI and CMR shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to such other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the CMR Proxy Materials and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the CMR Proxy Materials shall include all information reasonably requested by such other Party to be included therein. CCI shall promptly notify CMR upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide CMR with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 received from the SEC. CCI shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4, and CMR shall reasonably cooperate in responding to such comments. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of CMR and CCI shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. CCI shall notify CMR, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and CCI and CMR shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. CCI shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and CMR shall furnish all information concerning CMR and its stockholders as may be reasonably requested in connection with any such actions.
(b) None of the information supplied or to be supplied in writing by or on behalf of the CCI Parties for inclusion or incorporation by reference in (a) the CMR Proxy Materials will, at the time it is first mailed to the holders of CMR Common Stock or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that CCI is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to CCI and the CCI Subsidiaries (or other information supplied by or on behalf of CCI or any CCI Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The covenants contained in this Section 7.1(b) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the CMR Parties.
(c) None of the information supplied or to be supplied in writing by or on behalf of the CMR Parties for inclusion or incorporation by reference in (a) the CMR Proxy Materials will, at the time it is first mailed to the holders of CMR Common Stock or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The covenants contained in this Section 7.1(c) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the CMR Parties.
(d) If, at any time prior to the receipt of the Stockholder Approval, any information relating to CCI or CMR, as the case may be, or any of their respective Affiliates, should be discovered by CCI or CMR which, in the reasonable judgment of CCI or CMR, should be set forth in an amendment of, or a supplement to, either the Form S-4 or the CMR Proxy Materials, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and CCI and CMR shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or modification of the CMR Proxy Materials and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of CCI or CMR. Nothing in this Section 7.1(d) shall limit the obligations of any Party under Section 7.1(a).
(e) As promptly as practicable following the date of this Agreement, CMR shall, in accordance with applicable Law and the CMR Governing Documents, establish a record date for, duly call, give notice of, convene and hold the CMR Stockholders Meeting for the purpose of obtaining the Stockholder Approval (and other matters that shall be submitted to the holders of CMR Common Stock at such meeting); provided, that such record date shall not be more than 90 days prior to the date of the CMR Stockholders Meeting. CMR shall use its reasonable best efforts to cause the CMR Proxy Materials to be mailed to CMR’s stockholders entitled to vote at the CMR Stockholders Meeting and to hold the CMR Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. CMR shall, through the CMR Board, recommend to its stockholders that they give the Stockholder Approval, include the CMR Board Recommendation in the CMR Proxy Materials and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the CMR Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that CMR’s obligation to duly call, give notice of, convene and hold the CMR Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the CMR Stockholders Meeting is scheduled, CMR has not received proxies representing a sufficient number of shares of CMR Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, CMR shall make one or more successive postponements or adjournments of the CMR Stockholders Meeting (provided, however, that the CMR Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the CMR Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the CMR Stockholders Meeting); provided, further, the CMR Stockholders Meeting may not be postponed or adjourned on the date the CMR Stockholders Meeting is scheduled if CMR shall have received proxies in respect of an aggregate number of shares of CMR Common Stock, which have not been withdrawn, such that the Stockholder Approval would be obtained at such meeting.

Section 7.2  Access to Information; Confidentiality.
(a)  During the period from the date of this Agreement to and including the Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and the COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the CMR Proxy Materials and the Prospectus included in the Registration Statement on Form S-4 and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose the CMR Parties or the CCI Parties to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.
(b)  Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.
Section 7.3  No Solicitation; Superior Proposals.
(a)  Except as expressly permitted by this Section 7.3, CMR shall not, and shall cause each of the CMR Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than the CCI Parties or their Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that CMR shall be permitted to waive or not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the CMR Special Committee if the CMR Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or not enforce would be inconsistent with the CMR directors’ duties under applicable Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the CMR Charter, the bylaws of CMR or the organizational documents or agreements of any CMR Subsidiary. In furtherance of the foregoing, CMR shall, and shall cause each CMR Subsidiary and each Representative of CMR and the CMR Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and use reasonable efforts to cause such Person to return or destroy all non-public information concerning CMR and the CMR Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and promptly terminate all physical and electronic data room access granted to such Person. Nothing in this Section 7.3(a) shall be construed to restrict the ability of CMR and its directors, officers, Affiliates and Representatives to participate in discussions with CMR II and CRII and their respective Representatives relating to the CMR II Merger and the CRII Merger.
(b)  Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, the Stockholder Approval is obtained, CMR and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) CMR, prior to or concurrently with the time such information is provided, provides such information to CCI, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the CMR Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.
(c)  CMR will promptly (and in any event no later than 24 hours after receipt thereof) notify CCI in writing if (i) any Acquisition Proposal is received by CMR or any CMR Subsidiary, (ii) any request for information relating to CMR or any CMR Subsidiary is received by CMR or any CMR Subsidiary from any Person who informs CMR or any CMR Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CMR or any CMR Subsidiary regarding any Acquisition Proposal, and thereafter shall promptly (and in any event no later than 24 hours after the occurrence of such developments, discussions or negotiations or receipt of materials) keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.
(d)  Except as expressly provided herein, neither the CMR Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CCI, the CMR Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or announce its intention to authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit CMR or any CMR Subsidiary to enter into any Alternative Acquisition Agreement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer for CMR Common Stock other than a recommendation against such offer, or (v) fail to make the CMR Board Recommendation or to include the CMR Board Recommendation in the CMR Proxy Materials (any event described in clause (i)-(v), an “Adverse Recommendation Change”).

(e)  Notwithstanding anything in this Agreement to the contrary, if CMR receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the CMR Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the CMR directors’ duties under applicable Law, then, provided that the Stockholder Approval has not yet been obtained, the CMR Board (or the CMR Special Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii)(Superior Proposal); provided, that, in the case of each of clause (x) and (y), the CMR Board may not take action contemplated by this Section 7.3(e) unless:
(i)  CMR has notified CCI in writing that the CMR Board intends to take such action at least five Business Days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between CMR and the party making such Superior Proposal (a “CMR Change Notice”); and
(ii)  during the five Business Day period following CCI’s receipt of a CMR Change Notice, CMR shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with CCI (to the extent CCI wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the CMR Board or the CMR Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and CMR may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii)(Superior Proposal) unless CMR has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional CMR Change Notice (except that the new negotiation period under this Section 7.3(e)(ii) shall be three Business Days instead of five Business Days). Notwithstanding anything in this Section 7.3(e)(ii), neither CCI’s acceptance nor rejection of CMR’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on CCI’s right to terminate this Agreement pursuant to Section 9.1(d)(ii)(Adverse Recommendation Change) herein.
(f)  Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the Stockholder Approval is obtained, the CMR Board (or the CMR Special Committee) may, if the CMR Board (or the CMR Special Committee) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of directors under applicable Law, make an Adverse Recommendation Change in response to an Intervening Event; provided, that (i) prior to making such Adverse Recommendation Change, CMR shall have (A) promptly notified CCI in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute an Adverse Recommendation Change), and (B) negotiated in good faith with CCI (if requested by CCI in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by CCI, and (ii) the CMR Special Committee and the CMR Board shall not effect any Adverse Recommendation Change involving or relating to an Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the CMR Special Committee and the CMR Board determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the duties of the CMR directors under applicable Law.
(g)  Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the CMR Special Committee, the CMR Board or the CMR Parties, directly or indirectly, from (i) taking and disclosing to the stockholders of CMR a position with respect to an Acquisition Proposal as contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any required disclosure to the stockholders of CMR under applicable Law, if the CMR Board (or the CMR Special Committee) determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with the duties of the CMR directors under applicable Law; provided, however, that to the extent any such disclosure affirmatively addresses the approval, recommendation or declaration of advisability by the CMR Special Committee or the CMR Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the CMR Board Recommendation.
(h)  Notwithstanding anything to the contrary contained in this Agreement, none of CMR, any CMR Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).
(i)  CMR agrees that in the event any Representative of CMR or any CMR Subsidiary takes any action that, if taken by CMR would constitute a violation of this Section 7.3, then CMR shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.
(j)  For purposes of this Agreement:
(i)  “Acquisition Proposal” means any bona fide proposal or offer from any Person (other than CCI or any CCI Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving CMR or any CMR Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing 20% or more of the consolidated assets of CMR, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CMR or any CMR Subsidiaries that are significant subsidiaries representing 20% or more of the consolidated assets of CMR, (C) issue, sale or other disposition by CMR of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding CMR Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding CMR Common Stock, or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CMR in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of CMR Common Stock; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among CMR and one or more of the CMR Subsidiaries or solely among the CMR Subsidiaries.
(ii)  “Intervening Event” means, with respect to CMR, a change in circumstances or development that materially affects the business, assets or operations of CMR and the CMR Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the CMR Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the CMR Board prior to Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, and (ii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, this Agreement.
(iii)  “Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) that the CMR Board (based on the recommendation of the CMR Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by CCI) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CMR Special Committee determines in good faith to be material to such analysis), to be more favorable from a financial point of view to the stockholders of CMR (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by CCI).
Section 7.4  Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law if it is not possible to consult with the other Party before doing so.
Section 7.5  Appropriate Action; Consents; Filings.
(a)  Upon the terms and subject to the conditions set forth in this Agreement, CCI shall and shall cause each CCI Subsidiary and each of their respective Affiliates to, and CMR shall and shall cause each CMR Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of CCI after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.
(b)  In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
(c)  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees and any other expenses required to be paid in connection with obtaining the consent or approval of any lender with respect to any Indebtedness set forth on Section 4.3(a)(iii) of the CMR Disclosure Letter and Section 5.3(a)(iii) of the CCI Disclosure Letter. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.
Section 7.6  Notification of Certain Matters; Transaction Litigation.
(a)  The CCI Parties shall give prompt notice to CMR, and the CMR Parties shall give prompt notice to CCI, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
(b)  The CCI Parties shall give prompt notice to CMR, and the CMR Parties shall give prompt notice to CCI, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the CMR Parties or the CCI Parties to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i)(CCI Terminating Breach), or Section 9.1(d)(i)(CMR Terminating Breach).
(c)  The CCI Parties shall give prompt notice to CMR, and the CMR Parties shall give prompt notice to CCI, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any CCI Subsidiary or CMR Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. CMR shall give CCI the opportunity to reasonably participate in the defense and settlement of any Action against CMR or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CCI’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CCI’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). CCI shall give CMR the opportunity to reasonably participate in the defense and settlement of any Action against CCI or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CMR’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CMR’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
(d)  The CCI Parties shall give prompt notice to CMR if (i) any representation or warranty or covenant made by any party to the CMR II Merger Agreement or the CRII Merger Agreement is breached such that it results in the failure to satisfy any condition precedent to closing such merger in accordance with the terms of the applicable merger agreement, regardless of whether such breach or condition to closing is waived by any party to such merger agreement; or (ii) any applicable party proposes to modify, amend, terminate, waive, release, compromise or assign any material rights or claims under either the CMR II Merger Agreement or the CRII Merger Agreement.
Section 7.7 Indemnification; Directors’ and Officers’ Insurance.
(a)  From the Merger Effective Time until the sixth anniversary of the Merger Effective Time, CCI shall cause the Surviving Corporation to honor, and the Surviving Corporation immediately following the Merger

Effective Time shall honor, all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Merger Effective Time, was a director, officer, employee or agent of CMR or any of the CMR Subsidiaries or who, at the request of CMR or any of the CMR Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) solely to the extent provided in the respective governing documents and the indemnification or similar agreements to which CMR or any of the CMR Subsidiaries is a party or bound and as set forth in Schedule 7.7, with regard to any pre-Closing actual or alleged acts, errors, omissions or claims by reason of their position. These obligations shall survive the Merger and shall continue in full force and effect for a period of six years from the Merger Effective Time and such rights of the Indemnified Parties shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims. Notwithstanding anything to the contrary set forth in this Agreement, CCI or the Surviving Corporation, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim against an Indemnified Party for which indemnification may be sought under this Section 7.7 without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by the Surviving Corporation under this Section 7.7, (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that such indemnification is prohibited by applicable Law.
(b)  During the six-year period following the Merger Effective Time, CCI shall, or shall cause the Surviving Corporation to, either: (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to the directors and officers of CMR as CMR’s existing policies covering the Indemnified Parties with respect to actions or omissions occurring prior to the Closing Date; or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CMR (the cost and expense of which shall be an Expense), with a claims period of at least six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of CMR as CMR’s existing policies with respect to claims with respect to actions or omissions which occurred before or at the Effective Time (including in connection with the transactions contemplated hereby).
(c)  If CCI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CCI or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.7.
(d)  The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party, shall be binding on all successors and assigns of CCI, CMR and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Party without the prior written consent of the Indemnified Party affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.
Section 7.8 Dividends.
(a)  In the event that a distribution with respect to the shares of CMR Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of CMR Common Stock on the Closing Date immediately prior to the Merger Effective Time. In the event that a distribution with respect to the shares of capital stock of CCI permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of capital stock of CCI on the Closing Date immediately prior to the Merger Effective Time. CMR shall coordinate with CCI on the declaration, setting of record dates and payment dates of dividends on CMR Common Stock so that holders of CMR Common Stock (i) do not receive dividends on both CMR Common Stock and CCI Common Stock received in the REIT Merger in respect of a single distribution period or fail to receive a dividend on either CMR Common Stock or CCI Common Stock received in the REIT Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on CCI Common Stock and a dividend permitted by the proviso to Section 6.1(b)(iii) on CMR Common Stock received in the REIT Merger or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on CCI Common Stock or a dividend permitted by the proviso to Section 6.1(b)(iii) on CMR Common Stock received in the REIT Merger.
(b)  In the event that either CMR or CCI shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least 20 days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of CMR, to holders of CMR Common Stock, in an amount per share of CMR Common Stock equal to the product of (A) the dividend declared by CCI with respect to each share of CCI Common Stock by (B) the Exchange Ratio, and (ii) in the case of CCI, to holders of CCI Common Stock, in an amount per share of CCI Common Stock equal to the quotient obtained by dividing (A) the dividend declared by CMR with respect to each share of CMR Common Stock by (B) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.
Section 7.9  Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.
Section 7.10 Tax Matters.
(a)  Each of CCI and CMR shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)  CCI shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(g) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(g) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of DLA Piper LLP (US) and Snell & Wilmer, L.L.P., or other tax counsel delivering such opinions, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CCI, in form and substance mutually agreeable to CMR and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.
(c)  CMR shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(g), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(g), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to each of DLA Piper LLP (US) and Snell & Wilmer L.L.P., or other tax counsel delivering such opinions, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CMR, in form and substance mutually agreeable to CMR and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.
(d)  CCI and CMR shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(e)  With respect to the taxable year of CMR ending with the Merger Effective Time, CMR shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause CMR to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.
ARTICLE 8

CONDITIONS
Section 8.1  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Merger Effective Time of the following conditions:
(a)  Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.
(b)  Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law and the applicable CMR Governing Documents.
(c)  No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.
(d)  Form S-4. The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.
Section 8.2  Conditions to Obligations of the CCI Parties. The obligations of the CCI Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CCI, at or prior to the Merger Effective Time, of the following additional conditions:
(a)  Representations and Warranties. (i) The representations and warranties of the CMR Parties set forth in the Fundamental Representations (except the first sentence of Section 4.1(a)(Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b)(Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 4.1(a)(Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b)(Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CMR Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CMR Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CMR Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.
(b)  Performance of Covenants and Obligations of the CMR Parties. The CMR Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.
(c)  Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CMR Material Adverse Effect.
(d)  Consents. CMR shall have received the written Consents identified on Section 8.2(d) of the CMR Disclosure Letter in form and substance reasonably acceptable to CCI.

(e)  Delivery of Certificate. CMR shall have delivered to CCI a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CMR, certifying to the effect that the conditions set forth in Section 8.2(a)-(d) have been satisfied.
(f)  REIT Opinion. CCI shall have received a written opinion of DLA Piper LLP (US) or other nationally recognized tax counsel to CMR reasonably satisfactory to CCI, dated as of the Closing Date and in form and substance reasonably satisfactory to CCI, to the effect that, commencing with CMR’s taxable year that ended on December 31, 2016, CMR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CMR to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Snell & Wilmer L.L.P. on or prior to the date hereof and determined to be reasonably acceptable to Snell & Wilmer L.L.P. shall be deemed to be customary for this purpose) and based on customary representations contained in an officer’s certificate executed by the CMR Parties.
(g)  Tax Opinion. CCI shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CCI, dated as of the Closing Date, in form and substance reasonably acceptable to CCI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Snell & Wilmer L.L.P. on or prior to the date hereof and determined to be reasonably acceptable to Snell & Wilmer L.L.P. shall be deemed to be customary for this purpose). In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.
Section 8.3  Conditions to Obligations of CMR Parties. The obligations of the CMR Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CMR at or prior to the Merger Effective Time, of the following additional conditions:
(a)  Representations and Warranties. (i) The representations and warranties of the CCI Parties set forth in the Fundamental Representations (except the first sentence of Section 5.1(a)(Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b)(Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 5.1(a)(Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b)(Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CCI Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CCI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CCI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date; and provided further, that if the CMR II Merger or the CRII Merger has been consummated prior to the Closing Date, such representations and warranties need not be true and correct as of the Closing Date if the inaccuracy is due to the consummation of the CMR II Merger or the CRII Merger.
(b)  Performance of Covenants and Obligations of the CCI Parties. The CCI Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.
(c)  Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CCI Material Adverse Effect.
(d)  Consents. CCI shall have received the written Consents identified on Section 8.3(d) of the CCI Disclosure Letter in form and substance reasonably acceptable to CMR.

(e)  Delivery of Certificate. CCI shall have delivered to CMR a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CCI certifying to the effect that the conditions set forth in Section 8.3(a)-(d) have been satisfied.
(f)  REIT Opinion. CMR shall have received a written opinion of DLA Piper, LLP (US) or other nationally recognized tax counsel to CCI reasonably satisfactory to CMR, dated as of the Closing Date and in form and substance reasonably satisfactory to CMR, to the effect that, commencing with CCI’s taxable year that ended on December 31, 2019, CCI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled and will enable CCI to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Snell & Wilmer L.L.P. on or prior to the date hereof and determined to be reasonably acceptable to Snell & Wilmer L.L.P. shall be deemed to be customary for this purpose) and based on customary representations contained in an officer’s certificate executed by the CCI Parties.
(g)  Tax Opinion. CMR shall have received a written opinion of Snell & Wilmer L.L.P. or other nationally recognized tax counsel to CMR, dated as of the Closing Date, in form and substance reasonably acceptable to CMR, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will expressly permit reliance by CCI and will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to DLA Piper LLP (US) and determined to be reasonably acceptable to DLA Piper LLP (US) on or prior to the date hereof shall be deemed to be customary for this purpose and that any exceptions, assumptions and qualifications similar to those set forth in the draft opinion that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code delivered by DLA Piper LLP (US) to Snell & Wilmer L.L.P. on or prior to the date hereof shall be deemed customary for this purpose). In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10.
(h)  Amended and Restated Advisory Agreement. CC Advisors III, LLC shall have entered into the Amended and Restated Advisory Agreement or shall have agreed to enter into the Amended and Restated Advisory Agreement immediately following the Merger Effective Time.
ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):
(a)  by mutual written consent of each of CCI and CMR;
(b)  by either CCI or CMR:
(i)  if the Merger shall not have occurred on or before 11:59 p.m., New York City time, on October 25, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;
(ii)  if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)  if the Stockholder Approval shall not have been obtained at the CMR Stockholders Meeting; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement.
(c)  by CMR:
(i)  if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CCI Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “CCI Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from CMR to CCI and two Business Days before the Outside Date; provided, however, that CMR shall not have such right to terminate this Agreement if a CMR Terminating Breach shall have occurred and be continuing at the time CMR delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);
(ii)  if a breach by a CCI Party of Section 6.2(c) has occurred and is continuing;
(iii)  if CC Advisors III, LLC has neither entered into the Amended and Restated Advisory Agreement nor agreed to enter into the Amended and Restated Advisory Agreement immediately following the Merger Effective Time; or
(iv)  at any time before the Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that CMR shall have complied in all material respects with Section 7.3 and shall have paid or shall concurrently pay to CCI in full the Termination Payment in accordance with Section 9.3.
(d)  by CCI:
(i)  if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CMR Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “CMR Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from CCI to CMR and two Business Days before the Outside Date; provided, however, that CCI shall not have such right to terminate this Agreement if a CCI Terminating Breach shall have occurred and be continuing at the time CCI delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or
(ii)  if, at any time prior to the receipt of the Stockholder Approval, (A) the CMR Board has made an Adverse Recommendation Change or (B) CMR shall have breached or failed to comply in any material respect with any of its obligations under Section 7.3.
Section 9.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the CCI Parties or the CMR Parties, except that the Confidentiality Agreement and the provisions of Section 4.22 (No Other Representations and Warranties; Non-Reliance), Section 5.23 (No Other Representations and Warranties; Non-Reliance), this Section 9.2, Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at Law or in equity.
Section 9.3  Fees and Expenses.
(a)  Except as otherwise provided in this Section 9.3, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided that the Parties will share equally any Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b)  In the event that this Agreement is terminated:
(i)  (A)(x) by CCI pursuant to Section 9.1(d)(i)(CMR Terminating Breach), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i)(A)(x), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the CMR Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by CCI or CMR pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(b)(iii) (Failure to Obtain Stockholder Approval), and after the date of this Agreement but prior to obtaining the Stockholder Approval, an Acquisition Proposal has been made to CMR or publicly announced, disclosed or otherwise communicated to CMR’s stockholders and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to CMR is consummated or CMR enters into a definitive agreement in respect of an Acquisition Proposal with respect to CMR that is later consummated, the CMR Parties shall pay to CCI an amount equal to the Termination Payment;
(ii)  by CMR pursuant to Section 9.1(c)(iii) (Superior Proposal), then the CMR Parties shall pay to CCI an amount equal to the Termination Payment; or
(iii)  by CCI pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change), then the CMR Parties shall pay to CCI an amount equal to the Termination Payment.
(c)  Termination Payment. The Parties agree and acknowledge that in no event shall the CMR Parties be required to pay the applicable Termination Payment on more than one occasion. Payment of the Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by CCI, (i) in the case of any amount payable pursuant to Section 9.3(b)(i), immediately prior to or concurrently with the consummation of any Acquisition Proposal; (ii) immediately prior to or concurrently with termination in the case of any amount payable pursuant to Section 9.3(b)(ii) or if such day is not a Business Day, no later than the immediately following Business Day; and (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of any amount payable pursuant to Section 9.3(b)(iii).
(d)  Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment becomes payable and is paid hereunder, then such payment shall be CCI’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the CMR Parties in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby.
(e)  Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the CMR Parties shall fail to pay the applicable Termination Payment when due, the CMR Parties shall reimburse CCI for all reasonable costs and expenses actually incurred or accrued by CCI (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if a CMR Party fails to timely pay any amount due to CCI pursuant to Section 9.3(b) and, in order to obtain the payment, CCI commences an Action that results in a judgment against a CMR Party for the payment set forth in this Section 9.3, the CMR Parties shall pay to CCI its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f)  If the CMR Parties become obligated to make a Termination Payment under this Section 9.3, then, if requested by CCI, the CMR Parties shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by CCI, after reasonable consultation with the CMR Parties, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to CMR and the escrow agent. The payment or deposit into escrow of the Termination Payment shall be made by the CMR Parties in accordance with the timing set forth in Section 9.3(c) or, at CCI’s reasonable request, promptly after receipt of notice from CMR that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to CCI on an annual basis based upon the delivery by CCI to the escrow agent of any one (or a combination) of the following:
(i)  a letter from CCI’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to CCI without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of CCI determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to CCI such maximum amount stated in the accountant’s letter;
(ii)  a letter from CCI’s counsel indicating that CCI received a private letter ruling from the IRS holding that the receipt by CCI of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment; or
(iii)  a letter from CCI’s counsel indicating that CCI has received a tax opinion from CCI’s outside counsel or accountant, respectively, to the effect that the receipt by CCI of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment.
The CMR Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of CCI in order to (A) maximize the portion of the Termination Payment that may be distributed to CCI hereunder without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve CCI’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist CCI in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that CCI shall bear all costs and expenses under the Escrow Agreement and that the funds will be deposited into a non-interest bearing account. The CMR Parties shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement.
ARTICLE 10

GENERAL PROVISIONS
Section 10.1  Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Section 10.2  Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)	if to CMR to:
Special Committee of the CMR Board
1245 Brickyard Road Suite 250
Salt Lake City, UT 84106
Attn: Kurt Wickham
E-mail: kurt.wickham@gmail.com
with copies (which shall not constitute notice) to:
Brian Hulse, Esq.
Snell & Wilmer L.L.P.
15 West South Temple, Suite 1200
Salt Lake City, UT 84101-1531
E-mail: bhulse@swlaw.com
(b)	if to CCI or Merger Sub to:
Special Committee of the CCI Board
6340 South 3000 East, Suite 500
Salt Lake City, UT 84121
Attn: Gentry Jensen, Chair
E-mail: gjensen@cordovaoutdoors.com
with copies (which shall not constitute notice) to:
Robert H. Bergdolt
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, NC 27612
Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5  Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibit, the CCI Disclosure Letter and the CMR Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 7.7(Indemnification;

Directors’ and Officers’ Insurance), which, from and after the Merger Effective Time, shall be for the benefit of the Indemnified Parties, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.6  Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 10.7  Governing Law; Venue.
(a)  This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b)  All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 10.8 Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.
Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. Notwithstanding the foregoing, CMR shall not be entitled to seek specific performance with respect to a breach of Section 6.2(c), and CMR’s only remedy with respect to such a breach shall be to exercise its right of termination pursuant to Section 9.1(c)(ii).
Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11  Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
COTTONWOOD COMMUNITIES, INC.

By:	/s/ Enzio Cassinis
Name:	Enzio Cassinis
Title:	Chief Executive Officer
COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC

By:	COTTONWOOD COMMUNITIES, INC., its sole member

	By:	/s/ Enzio Cassinis
	Name:	Enzio Cassinis
	Title:	Chief Executive Officer
COTTONWOOD COMMUNITIES O.P., LP

By:	COTTONWOOD COMMUNITIES, INC., its general partner

	By:	/s/ Enzio Cassinis
	Name:	Enzio Cassinis
	Title:	Chief Executive Officer

COTTONWOOD MULTIFAMILY REIT I, INC.

By:	/s/ Gregg Christensen
Name:	Gregg Christensen
Title:	Chief Legal Officer

COTTONWOOD MULTIFAMILY REIT I O.P., LP

By:	COTTONWOOD MULTIFAMILY REIT I, INC., its general partner

	By:	/s/ Gregg Christensen
	Name:	Gregg Christensen
	Title:	Chief Legal Officer

EXHIBIT A
FORM OF

AMENDED AND RESTATED

ADVISORY AGREEMENT

among

COTTONWOOD COMMUNITIES, INC.

and

COTTONWOOD RESIDENTIAL O.P., LP

and

CC ADVISORS III, LLC

    , 2021

ADVISORY AGREEMENT
This Advisory Agreement (this “Agreement”), dated as of    , 2021, is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (the “REIT”), Cottonwood Residential O.P., LP (the “Operating Partnership”) and CC Advisors III, LLC, a Delaware limited liability company (the “Advisor”). The Operating Partnership, the REIT and their subsidiaries are collectively referred to herein as the “Company.”
W I T N E S S E T H
WHEREAS, the Company desires to continue to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the REIT (the “Board”), all as provided herein;
WHEREAS, the REIT and the Operating Partnership are parties to the Agreement and Plan of Merger by and among the REIT, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Communities O.P., LP, Cottonwood Residential II, Inc. and the Operating Partnership, dated as of January 26, 2021 (the “Merger Agreement”), pursuant to which, Cottonwood Residential II, Inc. will merge into the REIT and Cottonwood Communities O.P., LP will merge into the Operating Partnership (collectively, the “Merger”);
WHEREAS, as a result of the Merger, the Company has acquired personnel who have historically performed certain services for the Company on behalf of the Advisor; and
WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1. Definitions. The following defined terms used in this Agreement shall have the meanings specified below:
“Acquisition Expenses” means any and all costs and expenses incurred by the Company, any Subsidiary, the Advisor or their Affiliates, in connection with the selection, acquisition or development of any Property, Loan or other Permitted Investment, whether or not acquired or originated, as applicable, including, without limitation, due diligence expenses, legal fees and expenses, travel and communications expenses, mortgage tax, escrow fees, loan origination fees and expenses, costs of appraisals, environmental and other third party reports, earnest money deposits and nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, and title insurance premiums, transfer taxes, transfer fees and recording fees and other customary acquisition closing costs.
“Acquisition Fees” shall have the meaning set forth in the REIT’s Charter.
“Affiliate” or “Affiliated” means, with respect to any first Person, any of the following: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such first Person; (ii) any other Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such first Person; (iii) any legal entity for which such first Person acts as an executive officer, director, trustee, or general partner; (iv) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such first Person; and (v) any executive officer, director, trustee, or general partner of such first Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board of directors (or equivalent governing body) of such program is composed of Affiliates of the entity.
“Agreement” shall mean this Advisory Agreement between the Company and the Advisor, as amended from time to time.
“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such book values at the end of each month during such period.
“Board” means the board of directors of the REIT, as of any particular time.

“Bylaws” means the bylaws of the REIT, as amended from time to time.
“Charter” means the articles of incorporation of the Company, as amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
“Company” shall mean the Operating Partnership, the REIT and their Subsidiaries.
“Conflicts Committee” shall have the meaning set forth in the REIT’s Charter.
“Dealer Manager” means (i) Orchard Securities, LLC, or (ii) any successor dealer manager to the Company.
“Director” means a member of the board of directors of the Company.
“Distribution Fee” means any distribution fee payable to the dealer manager and reallowable to soliciting dealers with respect to shares of REIT common stock in any offering of securities as described the prospectus or private placement memorandum related thereto.
“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
“GAAP” means accounting principles generally accepted in the United States.
“GAV” shall mean the Operating Partnership’s gross asset value, calculated pursuant to the Valuation Guidelines and reflective of the ownership interest held by the Operating Partnership in such gross assets.
“Joint Venture” means any joint venture, limited liability company or other arrangement between the Company and a third party or an Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.
“Loans” means mortgage loans and other types of debt financing investments made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
“Management Fee” shall have the meaning set forth in Section 8.1.
“NAV” shall mean the Operating Partnership’s net asset value, calculated pursuant to the Valuation Guidelines.
“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.
“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain included in the Company’s consolidated accounts arising from the sale of assets.
“Operating Partnership Agreement” means the Fifth Amended and Restated Limited Partnership Agreement of CROP, to be executed upon the closing of the Merger and substantially in the form of Exhibit C to the Merger Agreement, and as further amended from time to time.
“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital to the extent paid by the Company, including Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition

Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or preparing the Company for the offering and distributing of its Shares in a Public Offering, whether incurred before or after the date of this Agreement, which may include but are not limited to, (i) total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); (ii) placement agent fees and expenses; (iii) legal, accounting, tax planning and escrow costs; (iv) printing, attending, supplementing, mailing and distribution costs; (v) expenses for printing, engraving and mailing; (vi) salaries of employees while engaged in sales activity; (vii) charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and (viii) expenses of obtaining exemption or qualification of the sale of the securities under Federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.
“Permitted Investments” means all investments (other than Properties and Loans) in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.
“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Prior Advisory Agreement” means the Advisory Agreement among the REIT, Cottonwood Communities O.P., LP and the Advisor, dated August 13, 2020.
“Property” means any real property transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in a Joint Venture or partnership.
“Public Offering” means any offering of the Company’s securities that is registered with the SEC, excluding Shares offered under any employee benefit plan.
“SEC” means the United States Securities and Exchange Commission.
“Shares” means shares of capital stock of the Company.
“Stockholders” means the registered holders of the Shares.
“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership or limited liability company, more than 50% of the general partnership interests or managing member interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.
“Termination Date” means the date of termination of the Agreement determined in accordance with Section 12.
“Valuation Guidelines” shall mean the valuation guidelines adopted by the Board, as amended from time to time.
“2%/25% Guidelines” shall have the meaning set forth in Section 9.5.
2. Appointment; Termination of Prior Advisory Agreement.
The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment. The Prior Advisory Agreement is hereby terminated effective as of the date hereof by the Advisor, and the Parties agree that such termination does not give rise to any payments under Sections 8.1.6 or 8.3.5 under the Prior Advisory Agreement nor any reimbursement of Organization and Offering Expenses related to the Public Offering covered by the Company’s registration statement on Form S-11 (file no. 333-215272).
3. Duties of the Advisor.
The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use commercially reasonable efforts to present to the Company potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Company’s Charter, the direction and oversight of the Board and Section 4.3, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Section 4, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:
3.1 Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company or any offering of its securities or the securities of any Subsidiary, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.
3.2 Acquisition Services.
3.2.1 Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;
3.2.2 Subject to Section 4 and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company and its Subsidiaries; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments of the Company and its Subsidiaries; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments of the Company and its Subsidiaries;
3.2.3 Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;
3.2.4 With respect to prospective investments presented to the Board, prepare reports regarding such prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;
3.2.5 Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company and its Subsidiaries;
3.2.6 Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s and its Subsidiaries’ investments; and
3.2.7 Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments of the Company and its Subsidiaries.
3.3 Asset Management Services.
3.3.1 Real Estate and Related Services:
(a) Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (when making this determination, the Advisor shall take into account the Company’s internalization of certain of the above functions such as property management and development and construction services in connection with the Merger);
(b) Negotiate and service the Company’s and its Subsidiaries’ debt facilities and other financings;
(c) Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company and its Subsidiaries;
(d) Monitor and evaluate the performance of each asset of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ overall portfolio of assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s and its Subsidiaries’ investments;
(e) Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;
(f) Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary with respect to investment and borrowing opportunities presented to the Board, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company and its Subsidiaries;
(g) Aggregate property budgets into the Company’s overall budget;
(h) Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary in light of the Company’s internalization of property management functions in connection with the Merger) of the Properties to inspect the physical condition of the Properties;
(i) Coordinate and manage relationships between the Company and its Subsidiaries, on the one hand, and any Joint Venture partners on the other; and
(j) Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset disposition, sale and refinancing opportunities that are presented to the Board.
3.3.2 Accounting and Other Administrative Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of accounting services in connection with the Merger:
(a) Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company and its Subsidiaries;
(b) From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company and its Subsidiaries under this Agreement;
(c) Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s and its Subsidiaries’ businesses and operations;
(d) Provide financial and operational planning services;
(e) Maintain accounting and other record-keeping functions at the Company and investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;
(f) Maintain and preserve all appropriate books and records of the Company and its Subsidiaries;

(g) Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;
(h) Provide the Company and its Subsidiaries with all necessary cash management services;
(i) Manage and coordinate with the transfer agent the periodic dividend process and payments to Stockholders;
(j) Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;
(k) Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;
(l) Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company and its Subsidiaries to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002, and provide the Company’s officers and the Board with timely updates regarding the Company’s compliance with applicable law;
(m) Notify the Board of all proposed material transactions before they are completed and get approval where necessary; and
(n) Do all things necessary to assure its ability to render the services described in this Agreement.
3.4 Stockholder Services. To the extent the Advisor (acting in its fiduciary capacity) deems appropriate in light of the Company’s internalization of personnel historically performing stockholder services in connection with the Merger:
3.4.1 Manage services for and communications with Stockholders and holders of other securities of the Company, including answering phone calls, preparing and sending written and electronic reports and other communications;
3.4.2 Oversee the performance of the transfer agent and registrar;
3.4.3 Establish technology infrastructure to assist in providing Stockholder support and service; and
3.4.4 Consistent with Section 3.1, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders.
3.5 Other Services. Except as provided in Section 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).
3.6 In-House Functions. In connection with the Merger, the Company internalized personnel who have historically performed the following services for the Company on behalf of the Advisor: property management, legal, accounting, property development oversight, certain construction management services, certain shareholder services, certain human resources services, certain renter insurance services and certain information technology services. It is acknowledged that the services previously performed by such personnel on behalf of the Advisor will now be performed directly by Company personnel and that the Advisor will have no obligation to perform those services notwithstanding the description of Advisor functions above but rather will oversee and supplement those services to the extent the Advisor (acting in its fiduciary capacity) deems appropriate.
4. Authority of Advisor.
4.1 General. Subject to the discretion and supervision of the Board, all rights and powers to manage and control the day-to-day business and affairs of the Company and its Subsidiaries shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company and its Subsidiaries to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.2 Powers of the Advisor. Subject to the express limitations set forth in this Agreement, the investment guidelines and policies adopted by the Board from time to time and the continuing and exclusive authority of the Board over the management of the Company, at the direction of the Board the power to direct the management, operation and policies of the Company, including making, financing and disposing of investments, may be vested in the Advisor, and as so vested the Advisor shall have the power to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.
4.3 Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company (or its Subsidiaries) without the prior approval of the Board or duly authorized committees thereof if investment guidelines and policies adopted by the Board from time to time, Charter, Bylaws or Maryland General Corporation Law require the prior approval of the Board (or if the governing documents or governing law applicable to any Subsidiary require the prior approval of the governing body of such Subsidiary). If the Board or a committee of the Board must approve a proposed investment, financing or disposition or chooses to do so, the Advisor will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition. If the Advisor engages a sub-advisor to perform any of the duties of the Advisor as set forth in Section 3, the Company will have no obligation to reimburse the Advisor for the cost of such sub-advisor without the approval of the Board. When deemed by the Advisor to be in the best interests of the Company (taking into account the Company’s “in-house” functions described in Section 3.6) and consistent with the Company’s policies, the Advisor may engage consultants and other third parties at the Company’s expense in order to supplement the Advisor’s performance hereunder.
4.4 Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has in good faith reliance on the authority vested in the Advisor committed the Company or its Subsidiaries prior to the date of receipt by the Advisor of such notification.
5. Bank Accounts.
The Advisor may establish and maintain one or more bank accounts in the name of the Company (and its Subsidiaries) and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company and its Subsidiaries, under such terms and conditions as the Board (or the governing body of such Subsidiary) may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.
6. Records and Financial Statements.
The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s and its Subsidiaries’ operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and its Subsidiaries and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s and its Subsidiaries’ assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests.
7. Limitation on Activities.
Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, (v) violate the Charter or Bylaws, or (vi) violate the governing documents of any Subsidiary of the Company. In the event that an action that would violate (i) through (vi) of the preceding sentence has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.
8. Fees.
8.1 Management Fees. The Operating Partnership will pay the Advisor a monthly management fee (the “Management Fee”) equal to 0.0625% of GAV (subject to a cap of 0.125% of NAV), before giving effect to any accruals (related to the month for which the Management Fee is being calculated) for the Management Fee, the Distribution Fee, the Performance Allocation (as defined in the Operating Partnership Agreement) or any distributions. The Advisor shall receive the Management Fee as compensation for services rendered hereunder. If the REIT owns assets other than through the Operating Partnership, the REIT will pay a corresponding fee.
8.2 Form of Consideration. The Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of shares of REIT common stock or units of the Operating Partnership. If the Advisor elects to receive any portion of its Management Fee in shares of REIT common stock or units of the Operating Partnership, the Advisor may elect to have the REIT or the Operating Partnership repurchase such securities from the Advisor at a later date. Securities obtained by the Advisor pursuant to this Section 8.2 will not be subject to repurchase plan limits or any reduction or penalty for an early repurchase. Upon the Advisor’s request, the REIT or the Operating Partnership will repurchase any such securities for cash unless the Board determines that any such repurchase would be prohibited by applicable law, the Charter or the Operating Partnership Agreement, or otherwise cause Company cash levels or leverage levels to be imprudent as determined by the Board. The Operating Partnership will waive the one-year-holding-period requirement with respect to the “Exchange Right” provided for in the Operating Partnership Agreement. The Advisor will have registration rights with respect to shares of the REIT’s common stock.
8.3 Pro-Rata Payment for Partial-Year Service. In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.
8.4 Management Fee in Event of Liquidation. In the event the REIT or the Operating Partnership commences a liquidation of its investments during any calendar year, the REIT and the Operating Partnership will pay the Advisor the Management Fee from the proceeds of the liquidation.
9. Expenses.
9.1 Advisor Expenses. Subject to Sections 9.2 and 9.3, the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any Directors who are also directors, officers or employees of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”); provided that the Company shall be responsible for the personnel costs of its employees even if they are also directors or officers of the Advisor or any of its Affiliates except as provided for in a Transitional Services Agreement among the parties hereto or any subsequent agreement.
9.2 Company Expenses. In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company, other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Advisor Expenses and shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:
9.2.1 all expenses incurred by or on behalf of the Company from the date of this agreement in connection with or preparing the Company for an offering and distribution of its securities or the securities of any

Subsidiary; provided that within 60 days after the end of the month in which a Public Offering terminates, the Advisor shall reimburse the Company to the extent the Organization and Offering Expenses, selling commissions and Distribution Fees borne by the Company exceed 15.0% of the gross proceeds raised in the completed Public Offering;
9.2.2 Acquisition Expenses, subject to limitations set forth in the Charter;
9.2.3 fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, settling, disposition and financing of the investments of the Company (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;
9.2.4 the actual cost of goods and services used by the Company and obtained from Persons not Affiliated with the Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments;
9.2.5 all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates;
9.2.6 the compensation and expenses of the Directors (excluding those directors who are directors, officers or employees of the Advisor) and the cost of liability insurance to indemnify the Company’s directors and officers;
9.2.7 interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;
9.2.8 expenses connected with communications to holders of the Company’s securities or securities of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Stockholders and proxy materials with respect to any meeting of the Stockholders and any other reports or related statements;
9.2.9 the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;
9.2.10 the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment;
9.2.11 expenses relating to compliance-related matters and regulatory filings relating to the Company’s activities;
9.2.12 the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;
9.2.13 all taxes and license fees;
9.2.14 all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

9.2.15 expenses connected with the payments of interest, dividends or Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities, including, without limitation, in connection with any distribution reinvestment plan;
9.2.16 any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any Director or officer of the Company or in his or her capacity as such for which the Company is required to indemnify such Director or officer by any court or governmental agency;
9.2.17 expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, Joint Venture or other entity through which the Company’s investments are made or in which any such entity invests; and
9.2.18 the Company’s allocable share of expenses incurred related to industry association memberships or attending industry conferences on behalf of the Company.
9.3 Affiliates. Notwithstanding the foregoing, the reimbursement of fees paid to an Affiliate of the Advisor for services the Advisor deems necessary or advisable in connection with the management of the Company shall only be made to the extent such services are approved by a majority of the Directors (including a majority of the members of the Conflicts Committee) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.
9.4 Non-Waiver. The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.
9.5 Limitation on Reimbursements. The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the record holders of the holders of common stock of the REIT in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board.
10. Voting Agreement.
The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, neither the Advisor nor any Affiliate will vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor or any Affiliate of the Advisor or (ii) any transaction between the Company or its Subsidiaries and the Advisor or any of its Affiliates. This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.
11. Relationship of Advisor and Company; Other Activities of the Advisor.
11.1 Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other real estate investment trusts) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the

Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.
11.2 Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.
11.3 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company as described in the most recent prospectus for any Public Offering of the Company (and subject to any limitations described in such prospectus), but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company.
12. Term and Termination of the Agreement.
12.1 Term. Subject to Section 4.2 hereof, this Agreement shall continue in full force for a period of 365 days. Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.
12.2 Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Sections 1, 4, 10, 12, 14 and 15 shall survive termination of this Agreement.
12.3 Payments on Termination. Payments to the Advisor pursuant to this Section 12.3 shall be subject to the 2%/25% Guidelines to the extent applicable. After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except that the Company shall pay within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including Contingent Acquisition Fees and Contingent Financing Fees (both as defined and provided for in the Prior Advisory Agreement among the Company, its former operating partnership and the Advisor dated August 13, 2020); provided that the amount of Contingent Acquisition Fees and Contingent Financing Fees shall be equal to [$22,269,000]1 minus the product obtained by multiplying 10% of [$22,269,000] by the number of years that the Advisor has been engaged to perform advisory services since the date hereof (but in no event less than $0); and provided further that no Contingent Acquisition Fees or Contingent Financing Fees need be paid if this Agreement is (i) terminated or not renewed by the Company for cause or (ii) notwithstanding the Company’s good faith performance under this Agreement or any renewal thereof, terminated or not renewed by the Advisor.
12.4 Duties of Advisor Upon Termination. The Advisor shall promptly upon termination:
12.4.1 pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
12.4.2 deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
12.4.3 deliver to the Board all assets and documents of the Company then in the custody of the Advisor; and
12.4.4 cooperate with the Company to provide an orderly transition of advisory functions.
13. Assignment.
[1]	Amount to be updated before signing based on previously agreed-upon factors.

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
14. Indemnification and Limitation of Liability.
14.1 Indemnification. Except as prohibited by the restrictions provided in this Section 14.1, Section 14.2 and Section 14.3, the Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.
Notwithstanding the foregoing, the Company shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
14.2 Limitation on Indemnification. Notwithstanding the foregoing, the Company shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
14.2.1 The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.
14.2.2 The Advisor or its Affiliates were acting on behalf of or performing services for the Company.
14.2.3 Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.
14.3 Limitation on Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

15. Miscellaneous.
15.1 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
To the Company or the Board:
Cottonwood Communities, Inc.
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106
To the Advisor:
CC Advisors III, LLC
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.1.
15.2 Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.
15.3 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
15.4 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.
15.5 Entire Agreement. The Prior Advisory Agreement (for purposes of defined terms used in this Agreement), the Offset Agreement by and among the Advisor, CROP and Cottonwood Communities Advisors, LLC, the Amended and Restated Promissory Note between Cottonwood Communities Advisors, LLC and CROP, the Allonge to Amended and Restated Promissory Note, the Second Amended and Restated Three-Party Agreement by and among the REIT, Cottonwood Communities O.P., LP and the Advisor and this Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
15.6 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
15.7 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
15.8 Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

15.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
15.10 Binding Effect. This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
REIT:

Cottonwood Communities, Inc., a Maryland corporation

By:
Enzio Cassinis, Chief Executive Officer
OPERATING PARTNERSHIP:

COTTONWOOD RESIDENTIAL O.P., LP, a Delaware limited partnership

By:	Cottonwood Communities, Inc., a Maryland corporation, its general partner

By:
Enzio Cassinis, Chief Executive Officer

CC ADVISORS III:

CC ADVISORS III, LLC, a Delaware limited liability company

By:	Cottonwood Communities Advisors, LLC, a Delaware limited liability, its sole member

	By:	Cottonwood Capital Management, Inc., a Maryland corporation, its manager

By:
Gregg Christensen, Chief Legal Officer

Annex B
December 29, 2020
STRICTLY CONFIDENTIAL
Special Committee of the Board of Directors
Cottonwood Multifamily REIT I, Inc.
6340 South 3000 East, Suite 500
Salt Lake City, UT 84121
Ladies and Gentlemen:
You have requested the opinion of CBRE Capital Advisors, Inc. ("CBRE Cap") as to the fairness, from a financial point of view, of the consideration to be received by the holders (the “Holders”) of the issued and outstanding shares (excluding the Excluded Shares, the “Shares”) of common stock, $0.01 par value per share, of Cottonwood Multifamily REIT I, Inc., a Maryland corporation (the “Company”), in a proposed merger transaction (the “Transaction”) pursuant to which, among other things, (i) the Company will merge with and into a wholly owned merger subsidiary of Cottonwood Communities, Inc., a Maryland corporation (the “Buyer”), with such merger subsidiary surviving and (ii) all of the issued and outstanding Shares will be converted into shares of Class A common stock, $0.01 par value per share (“Class A Common Stock”), of the Buyer. The Transaction will be consummated pursuant to an Agreement and Plan of Merger between, among other parties, the Company and the Buyer, substantially in the form of the draft dated as of December 28, 2020 (the “Draft Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Draft Agreement.
We understand and assume that (i) the entity resulting from the Transaction will own all of the real estate properties and interests (the “Properties”) that were separately owned by the Company and the Buyer immediately prior to consummation of the Transaction, (ii) no material assets or properties of the Company or the Buyer, as reflected in the information provided to us, will be sold, transferred or otherwise disposed of prior to consummation of the Transaction, (iii) the Buyer is contemplating entering into merger and other transactions (collectively, the “Other Transactions”) with Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), Cottonwood Multifamily REIT II, Inc., a Maryland corporation (“CMRII”), and affiliates of CRII and CMRII and (iv) the Transaction is not conditioned on the closing of the Other Transactions. The opinion of CBRE Cap expressed herein regarding the Transaction (i) does not address the fairness, from a financial point of view, of any aspect of the Other Transactions, (ii) assumes that none of the Other Transactions are consummated and (iii) assumes that no adjustment to the Exchange Ratio will occur with respect to the Transaction pursuant to the Draft Agreement.
Pursuant to the terms and subject to the conditions set forth in the Draft Agreement, each issued and outstanding Share will be converted into 1.175 shares of Class A Common Stock of the Buyer.
In connection with our review of the Transaction and the preparation of our opinion expressed herein, we have, among other things:
1.
reviewed the principal financial terms set forth in the Draft Agreement, which for purposes of this opinion we have, with your permission, assumed to be identical in all material respects to the agreement to be executed;

2.	reviewed the financial statements contained in certain public company filings of the Company and the Buyer;
3.
reviewed certain other financial and operating information with respect to the Properties, the Company and the Buyer (including, but not limited to, the Company’s and the Buyer’s third-party broker’s opinion of value dated June 30, 2020 (together, the “Opinions of Value”)) that were provided to us by the Company, the Buyer and certain of their advisors and representatives;

4.	reviewed the financial terms of recent transactions involving properties that we deemed comparable in certain respects to the Properties; and
5.	performed such other analyses, and considered such other factors, as we considered appropriate.

We have also utilized the following sources in connection with our review of the Transaction and the preparation of our opinion expressed herein:
1.	proprietary research, including geographic market and multi-family capitalization rate surveys and economic reports, prepared by affiliates of CBRE Cap;
2.	a proprietary comparable transaction database and public company information database maintained by CBRE Cap and its affiliates; and
3.	publicly available third-party research regarding the Company, the Buyer and their publicly traded peer companies.
With your consent, (i) we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, the Buyer, their advisors and representatives and other third parties and (ii) we have undertaken no duty or responsibility to independently verify (and have not independently verified) any of such information. Other than the Opinions of Value, we have not made, obtained or sought an independent appraisal of the assets (including the Properties) or liabilities (contingent or otherwise) of the Company, the Buyer or any other entity involved in the Transaction. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company, the Buyer and their advisors and representatives, as applicable. We express no view as to any such forecasts or other information or data or the bases and assumptions on which they were prepared. We have relied upon the Company, the Buyer and their advisors and representatives to advise us promptly if any information previously provided to us becomes inaccurate or is required to be updated during the period of our review. We have assumed, with your permission, that the Transaction will be consummated in accordance with the terms of the Draft Agreement without waiver of any of the conditions thereof (if such waiver could reasonably be expected to affect our opinion set forth herein).
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 29, 2020 and any material change in such market, economic, financial and other circumstances and conditions would require a reevaluation of our opinion, which we are under no obligation to undertake.
We did not, and were not requested to, solicit third party indications of interest for the Shares or for the real estate properties and interests of the Company and we express no opinion as to and assume no responsibility for (i) the underlying business decision of the Company (or any other party) to pursue or not to pursue any business strategy or to effect or not to effect the Transaction, (ii) the structure or the legal, regulatory, tax, accounting or other similar consequences of the Transaction or (iii) the availability or advisability of any alternatives to the Transaction. We did not structure the Transaction. We did advise and assist the Special Committee of the Board of Directors of the Company in its negotiation of certain of the principal business terms of the Transaction. This letter does not express any opinion as to the likely price or valuation of the Company’s or the Buyer’s equity interests (or the equity interests of any other entity) following the announcement or consummation of the Transaction, which may vary depending on numerous factors that generally impact the price or valuation of equity interests or on the financial condition of the Company and the Buyer (and any such other entities) at that time. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders in the Transaction pursuant to the Draft Agreement. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Company, the Board of Directors of the Company, the Special Committee of the Board of Directors of the Company or the Buyer (or any other entity) to approve or consummate the Transaction. We also express no opinion with respect to the fairness of the amount or nature of any compensation to any of the Company’s directors, officers, principals, partners or employees, or any class of such persons, relative to the compensation to the Holders or any other person or entity. In formulating our opinion, we have considered only what we understand to be the consideration to be received by the Holders in the Transaction, and we have not considered, and this opinion does not address, any other payments that may be made to the Company or its directors, officers, principals, partners, employees or other stakeholders in connection with the Transaction.
In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating income and cash flows and certain other financial and operating metrics of the Properties, the Company, the Buyer and the combined entity resulting from the Transaction that were provided to us by the Company, the Buyer and their advisors and representatives and (ii) our assessment of the general condition of the real estate industry generally.
In arriving at this opinion, CBRE Cap did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all our analyses, would create an incomplete view of the process underlying this opinion.
CBRE Cap is actively engaged in investment banking activities and is in the business of undertaking the valuation of commercial properties and related securities in connection with public offerings, private placements, business combinations and similar transactions. CBRE Cap was engaged by the Company and the Special Committee of the Board of Directors of the Company pursuant to an engagement letter (the “Engagement Letter”) dated July 9, 2020, and our engagement and this opinion are subject to the terms and conditions of the Engagement Letter. Pursuant to the Engagement Letter, CBRE Cap received a fee upon execution of the Engagement Letter, will receive a further fee upon the delivery of this opinion and will receive a further fee if the Transaction is consummated (and will be reimbursed for certain expenses incurred) and the Company has agreed to indemnify CBRE Cap against certain liabilities arising out of its engagement under the Engagement Letter. During the past two years, CBRE Cap has not had any material relationships, and no such relationships are mutually understood to be contemplated, in which any compensation was received by CBRE Cap or is intended to be received by CBRE Cap as a result of the relationship between CBRE Cap and the Company or the Buyer. In the future, CBRE Cap may seek to provide services to the Company, the Buyer and other entities involved in the Transaction or the Other Transactions. Any such future services would be provided by CBRE Cap pursuant to an agreement (to be entered into at the time) that would provide for market rate compensation to CBRE Cap for services rendered.
In the ordinary course of our business, we and our directors, officers and employees (and our affiliates and their directors, officers and employees) may trade or otherwise structure and/or effect transactions in the equity interests or assets of the Company, the Buyer and/or their affiliates, whether for our account or for their account or for the accounts of our customers or their customers and, accordingly, may at any time hold long and short positions, finance positions or otherwise structure and/or effect transactions in the equity interests or assets of the Company, the Buyer and/or their affiliates.
CBRE Cap is an affiliate of CBRE Group, Inc. ("CBRE Group"). CBRE Group is the ultimate parent company of a group of affiliated companies that are in the ordinary course engaged in business in many areas related to commercial real estate and related services. Through its affiliates, CBRE Group may have in the past, and may from time to time in the future, perform one or more roles in transactions related to the Company, the Buyer and/or their affiliates.
This letter is for the information and use of the Company, the Board of Directors of the Company and the Special Committee of the Board of Directors of the Company in evaluating the Transaction. This letter does not constitute a recommendation to any equity owner of the Company (or any other entity) regarding how or whether such equity owner should approve the Transaction, nor does this letter confer rights or remedies upon the Company, the Buyer or any of their affiliates or equity owners. Furthermore, this letter should not be construed as creating (and does not create) any fiduciary duty on the part of CBRE Cap to any such party. Except as set forth in the Engagement Letter or as may be required in connection with the Transaction by the securities laws of the United States (including the rules and regulations of the U.S. Securities and Exchange Commission), this opinion is not to be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose by the Company, the Buyer and/or their affiliates (or their management, directors, officers, representatives or attorneys), nor shall any public references to CBRE Cap be made by the Company, the Buyer and/or their affiliates (or their management, directors, officers, representatives or attorneys) without our prior written consent (which consent shall not be unreasonably withheld or delayed).

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of December 29, 2020, the consideration to be received by the Holders pursuant to the Draft Agreement is fair, from a financial point of view, to the Holders. This opinion has been approved by our Fairness Opinion Review Committee.
Very truly yours,
CBRE CAPITAL ADVISORS, INC.
By:
Printed Name: James E. Scott
Title: Managing Principal

Annex C
January 22, 2021
STRICTLY CONFIDENTIAL
Special Committee of the Board of Directors
Cottonwood Multifamily REIT I, Inc.
6340 South 3000 East, Suite 500
Salt Lake City, UT 84121
Ladies and Gentlemen:
Pursuant to a letter to you dated December 29, 2020 (the “Prior Letter”), CBRE Capital Advisors, Inc. gave you its opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders (the “Holders”) of the issued and outstanding shares (excluding the Excluded Shares, the “Shares”) of common stock, $0.01 par value per share, of Cottonwood Multifamily REIT I, Inc., a Maryland corporation (the “Company”), in a proposed merger transaction (the “Transaction”) pursuant to which, among other things, (i) the Company will merge with and into a wholly owned merger subsidiary of Cottonwood Communities, Inc., a Maryland corporation (the “Buyer”), with such merger subsidiary surviving and (ii) all of the issued and outstanding Shares will be converted into shares of Class A common stock, $0.01 par value per share, of the Buyer. Capitalized terms used but not defined herein shall the meanings given such terms in the Draft Merger Agreement (as defined below).
You have asked us to update our review of certain matters referred to in the Prior Letter. Accordingly, we have:
1.
reviewed the principal financial terms set forth in the Agreement and Plan of Merger between, among other parties, the Company and the Buyer, substantially in the form of the execution draft provided to us on January 16, 2021 (the “Draft Merger Agreement”), which we have, with your permission, assumed to be identical in all material respects to the agreement to be executed;

2.	as of January 20, 2021, updated our review of publicly available third-party research regarding the Company, the Buyer and their publicly traded peer companies; and
3.	as of January 20, 2021, reviewed certain updated financial forecasts regarding the Transaction that were provided to us by the Company after December 29, 2020.
The updated review we have conducted as described above has not caused us to change our opinion, as investment bankers, that the consideration to be received by the Holders in the Transaction is fair, from a financial point of view, to the Holders. This letter has been approved by our Fairness Opinion Review Committee.
This letter is (and the Prior Letter continues to be) subject to all of the qualifications, limitations, assumptions and conditions set forth in the Prior Letter.
Very truly yours,
CBRE CAPITAL ADVISORS, INC.

By:
Printed Name: James E. Scott
Title: Managing Principal
C-1

Annex D
UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 1-K
☒ ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020

OR
 ☐ Special Financial report for the fiscal year ended December 31, 2020
Cottonwood Multifamily REIT I, Inc.

(Exact name of registrant as specified in its charter)
Maryland	36-4812393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1245 Brickyard Road, Suite 250, Salt Lake City, UT	84106
(Address of principal executive offices)	(Zip Code)
(801) 278-0700
(Registrant’s telephone number, including area code)
Title of each class of securities issued pursuant to Regulation A:
Unclassified Shares of Common Stock

Cottonwood Multifamily REIT I, Inc.
ANNUAL REPORT ON FORM 1-K
For the Year Ended December 31, 2020

Item 1.	Business
The Company
Cottonwood Multifamily REIT I, Inc. is Maryland corporation formed on June 22, 2015 to invest in multifamily apartment communities located throughout the United States. The use of the terms the “Company,” “we,” “us,” or “our” in this annual report refers to Cottonwood Multifamily REIT I, Inc., unless the context indicates otherwise.
We completed our $50,000,000 offering that was qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act in April 2017, raising the full offering amount from approximately 1,300 investors. We may pursue additional offerings at the discretion of our board of directors.
We have no employees. We have engaged an affiliate of Cottonwood Residential O.P., LP (“CROP”) to act as our asset manager and property manager. We rely on our board of directors, and the team of real estate professionals that CROP has assembled for the day-to-day operation of our business. Cottonwood Residential II, Inc. (“CRII”) is the general partner of CROP, its operating partnership, and makes all decisions on behalf of CROP.
From the launch of our offering in May 2016 Cottonwood Capital Property Management II, LLC, has acted as our property manager. From the launch of our offering through February 28, 2019, it also acted as our asset manager. Effective March 1, 2019, CC Advisors I, LLC (“CC Advisors I”) acts as our asset manager and is responsible for the asset management services rendered to us. CROP has an indirect ownership interest in CC Advisors I along with two additional entities, which are owned by employees of CROP and its affiliates. Also effective March 1, 2019, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”), another entity for which CROP and employees of CROP and its affiliates have membership interests, owns the promotional interest in our investments.
We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We have four members on our board of directors, three of whom are on the board of directors and are officers of CRII, and one of whom is independent. As a result, we do not have a majority of independent directors on our board of directors. Our board of directors is classified into three classes. Each class of directors is elected for successive terms ending at the annual meeting of the shareholders the third year after election and until his or her successor is elected and qualified. The board of directors has the right, with input from our investment committee, to make decisions regarding investments by our operating partnership.
We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). As of December 31, 2020, our portfolio was comprised of three investments in joint ventures owning Class A multifamily apartment communities in various locations throughout the United States. We do not anticipate making any additional investments.
Pending Merger
On January 26, 2021, we, Cottonwood Multifamily REIT I O.P., LP (“CMRI OP”), our operating partnership, Cottonwood Communities, Inc. (“CCI”), a non-traded real estate investment trust sponsored by Cottonwood Residential II, Inc., Cottonwood Communities O.P., LP (“CCOP”), the operating partnership of CCI, and Cottonwood Communities GP Subsidiary, LLC (“Merger Sub”), a wholly owned subsidiary of CCI, entered into an Agreement and Plan of Merger (the “Merger Agreement”).
Subject to the terms and conditions of the Merger Agreement, (i) we will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of CCI (the “Company Merger”) and (ii) CMRI OP will merge with and into CCOP or its successor, with CCOP or its successor surviving (the “OP Merger” and, together with the Company Merger referred to as the “Merger”). At such time, the separate existence of us and our operating partnership will cease.
At the effective time of the Company Merger, each issued and outstanding share of our common stock (the “CMRI Common Stock”) will be converted into the right to receive 1.175 shares of common stock of CCI (the “CCI Common Stock”).
At the effective time of the OP Merger, each partnership unit of CMRI OP outstanding immediately prior to the effective time of the OP Merger will be split so that the total number of partnership units of CMRI OP then outstanding equals the number of shares of CMRI Common Stock that were outstanding immediately prior to the effective time of the OP Merger (the “CMRI OP Unit Split”). Immediately following the CMRI OP Unit Split, each partnership unit of CMRI OP outstanding immediately prior to the effective time of the OP Merger will convert into the right to receive 1.175 common limited partner units in CCOP (“CCOP Common Units”). As described below, CCI is also party to a merger agreement to acquire CRII by merger, which we refer to as the CRII Merger. If the CRII Merger closes before the Merger, as is expected, CMRI OP will merge with and into CROP, the operating partnership of CRII, with CROP surviving, and the holders of CMRI OP partnership units will receive common limited partner units in CROP at the same exchange ratio.
Also on January 26, 2021, CCI entered into two additional merger agreements to acquire each of CRII and Cottonwood Multifamily REIT II, Inc. (“CMRII”) in separate stock-for-stock transactions whereby each of CRII and CMRII will be merged into Merger Sub (collectively with the Merger, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers. Each of the Mergers is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended. If approved by the stockholders and the unitholders, as applicable, and the other closing conditions are met or waived, the Mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States and create a $1.5 billion multifamily REIT.
The foregoing description of the Merger is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as an exhibit to our Current Report on Form 1-U filed with the SEC on February 1, 2021. There is no guarantee that the Mergers will be consummated. The consummation of the Merger will necessarily impact our business as discussed herein; however, as the Merger was not complete as of December 31, 2020 or the date of this filing, our business and operations as currently in effect are described herein.
Investment Strategy
All of our investments are through joint ventures with CROP. We may hold and manage our investments until December 31, 2023, the termination date. The termination date may be extended by the board for an additional two years, with an additional two-year extension available by a majority vote of the shareholders. If approvals for extension are not met, we will begin an orderly sale of our assets within a one-year period from the date the decision not to extend was made. The termination date may be accelerated in the sole discretion of the board of directors.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless we are dissolved pursuant to a vote of our shareholders and other any applicable statutory provisions. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by our shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders.
Investment Objectives
Our investment objectives are to:
•	preserve, protect and return invested capital;
•	pay stable cash distributions to shareholders; and
•	realize capital appreciation in the value of our investments over the long term.
Our board of directors may revise our investment policies without the approval of our shareholders.
Risk Factors
We face risks and uncertainties that could affect us and our business as well as the real estate industry in general. Many of these risks are outlined under the heading “Risk Factors” contained in our Offering Circular. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

COVID-19
One of the most significant risks and uncertainties facing the Company and the real estate industry generally continues to be the effect of the novel coronavirus (COVID-19) pandemic. The extent to which the COVID-19 pandemic impacts our results of operations or our overall value depends on future developments, which are highly uncertain and cannot be predicted with confidence.
As a result of shutdowns, quarantines or actual viral health issues, some of the tenants at the multifamily apartment communities of the properties owned by our joint ventures have experienced job loss or reduced income and have or may be unable to make their rental payments. During the year ended December 31, 2020, our joint ventures have experienced a limited number of requests for rent deferrals. Our joint ventures have been and may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 pandemic. We have also seen some impact on our profitability as a result of waiving late fees and the suspension of evictions at the multifamily apartment communities of the properties owned by our joint ventures. In addition, during the COVID-19 pandemic, a homeless encampment developed in the vicinity of Alpha Mill. The camp was cleared in February 2021 (and has not returned as of the date of this filing) and does not appear to have caused damage to the property; however, the property experienced a 3% decrease in occupancy during 2020. It is not believed, nor is it possible to determine, that the decrease in occupancy was exclusively related to the homeless encampment. Other market forces, including new competition, and the effects of the COVID-19 pandemic are also likely to be causal factors. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Cautionary Statement Regarding Forward-Looking Statements
This Annual Report on Form 1-K contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.
Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Overview
Cottonwood Multifamily REIT I, Inc. is Maryland corporation formed to acquire and own directly or indirectly multifamily apartment communities located throughout the United States. We completed our $50,000,000 offering that was qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act in April 2017 after raising the full offering amount.
Our Investments
Proceeds from our offering were used to acquire 90% membership interests in three joint ventures formed by us and subsidiaries of CROP. Each joint venture acquired one of the properties below:
Property Name	Property Location	Units	Net Rentable Square Feet	Average Unit Size	Year Built	Occupancy at December 31, 2020	Date Acquired by the Joint Ventures
Alpha Mill	Charlotte, NC	267	222,411	833	2007, 2014	92.1%	August 3, 2016
Cottonwood Westside	Atlanta, GA	197	169,223	859	2015	94.9%	August 3, 2016
The Marq Highland Park(1)	Tampa, FL	239	232,956	975	2015	97.9%	August 3, 2016
(1)	Excludes 4 retail units comprising approximately 5,800 net rentable square feet.
In connection with the acquisition of the properties, wholly owned subsidiaries of the joint ventures obtained a credit facility from Berkadia Commercial Mortgage, LLC under the Fannie Mae credit facility program (the “Fannie Mae facility”) pursuant to which advances secured against the real properties were obtained. As of December 31, 2020, the amount outstanding under the Fannie Mae facility was $94,180,000 in the aggregate with $36,265,000, $25,655,000 and $32,260,000 allocated to Alpha Mill, Cottonwood Westside and The Marq Highland Park, respectively. Of this amount, $56,900,000 is a fixed rate portion which bears interest at a rate of 3.39% per annum. The remaining $37,280,000 is based on floating interest rates, of which $33,000,000 bears interest at a rate equal to 2.18% over the then current 1-month LIBOR and the remaining $4,280,000 bears interest at a rate equal to 1.97% over the then current 1-month LIBOR. The joint ventures have entered into interest rate cap agreements which provide that the highest interest rate charged on the $33,000,000 floating rate portion of the loan is 4.18% and the highest rate charged on the $4,280,000 floating rate portion of the loan is 4.47%.
More information regarding our investments can be found here.
Sources of Operating Revenue and Cash Flow
Revenue and cash flow are generated from operations of the properties acquired through our unconsolidated joint venture investments with subsidiaries of CROP.
Profitability and Performance Metrics
We calculate funds from operations (“FFO”) and core funds from operations (“Core FFO”) to evaluate the profitability and performance of our business. See “Non-GAAP Financial Measures” below for a description of these metrics. All of our investing activities relate to commercial real estate and are all considered a single reportable business segment for financial reporting purposes. All of our investments have similar economic characteristics and are evaluated using similar criteria.

Market Outlook and Recent Trends
Overview
We believe that factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market continue to support the value proposition for owning multifamily apartment communities. In addition, we believe the residential real estate market, and in particular the stabilized multifamily properties owned by our joint ventures are well positioned to withstand many of the adverse impacts of COVID-19 as housing is a basic need, rather than a discretionary expense.
Nonetheless, one of the most significant risks and uncertainties on our results of operations and liquidity and capital resources is the impact of the current pandemic of the novel coronavirus, COVID-19. To date, the impact of COVID-19 on our operations has been minimal as tenant collections from the multifamily apartment communities owned by our joint ventures were fairly consistent with collection levels prior to the pandemic. Tenant payments were equal to approximately 97%, 97% and 98% of the monthly tenant charges billed for the second, third and fourth quarter of 2020, respectively, compared to approximately 99% for the first quarter of 2020. In addition, our joint ventures have received requests for rent deferral from a small percent of the multifamily tenants at their multifamily properties, which will not all result in rent deferrals. We remain encouraged by the stability of residential real estate markets and believe we are well-positioned to withstand the adverse impact of COVID-19 on our operations; however, the long term impact of COVID-19 on our business will largely depend on actions taken to mitigate the impact of the pandemic, which remains uncertain and cannot be accurately predicted. Recent collections and rent relief requests to date may not be indicative of collections or requests in any future period. The impact of the COVID-19 pandemic on our rental revenue for 2021 and thereafter cannot, however, be determined at present.
As a result of shutdowns, quarantines or actual viral health issues, tenants at the multifamily apartment communities owned by our joint ventures have or may experience job loss or reduced income and may be unable to make their rental payments. Our joint ventures have been and may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. The occurrence of any of the foregoing events or other related matters could materially and adversely affect our financial performance and our overall value.
Recent activity in the markets where our three properties are located is described below.
Atlanta, Georgia
Atlanta is recognized as the transportation, communication, industrial, and cultural center of the southeastern United States. Atlanta’s central location within a nine-state region has been a major factor in its economic success. Home to major corporations such as UPS, Delta Airlines and Coco-Cola, Atlanta has remained successful in attracting major corporate expansions and relocations that have brought thousands of new jobs (and major real estate projects) to the region. Recent corporate expansions in the market by Google, Microsoft and Facebook continue to highlight its appeal to multi-national corporations and their workers. According to CoStar, annual employment growth has averaged 2.0% for the last 10 years, compared to the U.S. average of 0.9%, and the next five years are forecasted to grow at an average of 1.3% per year, outpacing the forecast for the U.S.
The neighborhood where Cottonwood Westside is located has shown growth over recent years. The neighborhood currently has an upper-middle and upper-income demographic profile. Nearby Georgia Tech University is a key driver for job and population growth in the immediate area.
Charlotte, North Carolina
Charlotte has produced strong domestic in-migration and employment growth due to its relative appeal to young adults resulting from diverse, high-paying employment opportunities, relatively lower cost of living and a vibrant live/work/play lifestyle. Due to these trends, favorable demographics are expected to continue to support strong performance in the multifamily sector. The past ten years have produced 2.0% annual growth in employment while CoStar is forecasting 2.0% annual growth for the next five years as well. Additionally, Green Street Advisors currently ranks Charlotte #1 out of its top 50 MSAs for five-year forecasted “Market RevPAF” growth (Green Street’s single measure of revenue growth that combines changes in market-level occupancy and rent).

Alpha Mill is located in an improving neighborhood, just outside of Charlotte’s central business district. The neighborhood has experienced population and household increases over the past 18 years. The median household income levels indicate a solid middle-to-upper income community. The area is adequately serviced by area highways, and public transportation.
Tampa, Florida
Robust population growth and a thriving economy have driven strong multifamily demand in the Tampa market. Tampa’s strong recent population growth is attributable to its desirable coastal location with a business-friendly economy (no state income tax, low corporate taxes), comparatively lower cost of living, and many projects aiming to revitalize its employment nodes and entertainment hubs. Employment growth in Tampa has averaged 2.0% over the last ten years, while growth is expected to continue at a clip of 1.4% per year for the next five years.
The neighborhood where The Marq Highland Park is located has shown moderate growth over the past five years. The neighborhood currently has an above average income demographic profile. The major attraction to this area is its close proximity to the major roadways, employment centers and shopping. The quality and quantity of community services and infrastructure are generally good as well.
Critical Accounting Policies
The preparation of financial statements in accordance with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our experience, the experience of our management, and industry data. We consider these policies critical because we believe understanding these policies is necessary in order to understand and evaluate our reported financial results. These policies may involve significant judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures in the financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
We believe our accounting policy for evaluating potential impairment of our investments in joint ventures is critical. Please refer to Note 2 included in the consolidated financial statements contained in this report for a more thorough discussion of our accounting policies and procedures.
Results of Operations
We owned our 90% membership interests in three joint ventures formed by us and subsidiaries of CROP during all of the years ended December 31, 2020 and 2019. Our operating results during the years ended December 31, 2020 and 2019 were as follows:
(Amounts in thousands, except share and per share data)	2020	2019
Equity in losses of joint ventures	$(885)	$(1,323)
Asset management fee to related party	(1,108)	(1,054)
Other expenses	(629)	(277)
Net loss	$(2,622)	$(2,654)
Net loss per basic and diluted common shares	$(0.53)	$(0.53)
Weighted average common shares outstanding, basic and diluted	4,924,904	4,974,184

Equity in losses of joint ventures are attributable to our 90% investment in the three properties and was comprised of the following:
	For the Six Months Ended				For the Six Months Ended
(Amounts in thousands)	June 30, 2020	December 31, 2020	Total	Equity in Earnings (Losses) at 90%	June 30, 2019	December 31, 2019	Total	Equity in Earnings (Losses) at 90%
Revenues
Rental and other operating income	$6,359	$6,314	$12,673	$11,406	$6,393	$6,358	$12,751	$11,476
Operating expenses
Rental operations expense	2,357	2,325	4,682	4,214	2,380	2,186	4,566	4,109
Advertising and marketing	80	88	168	151	81	93	174	157
General and administrative	101	99	200	180	97	118	215	194
Property management fees	224	220	444	400	224	222	446	401
Total operating expenses	2,762	2,732	5,494	4,945	2,782	2,619	5,401	4,861
Net operating income	3,597	3,582	7,179	6,461	3,611	3,739	7,350	6,615
Non operating expenses (income)
Interest on Fannie Mae facility	1,637	1,478	3,115	2,804	1,820	1,792	3,612	3,251
Depreciation and amortization	2,397	2,405	4,802	4,322	2,364	2,384	4,748	4,273
Mark to market adjustments on interest rate caps	(1)	58	57	51	296	133	429	386
Other non operating expenses (income)	85	103	188	169	17	14	31	28
Net loss	$(521)	$(462)	$(983)	$(885)	$(886)	$(584)	$(1,470)	$(1,323)
Our net loss was $2.6 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively. Equity in losses of joint ventures are attributable to our 90% investment in three properties. The decrease in equity in losses of joint ventures in 2020 compared to 2019 was primarily driven by mark-to-market adjustment charges on interest rate caps during 2019 that were minimal during 2020, as well as lower variable interest rates on our Fannie Mae facility, which fluctuates with changes in the 1-month LIBOR rate. The decrease in equity in losses of joint ventures in 2020 compared to 2019 was largely offset by increases in other expenses, primarily due to non-recurring legal and financial advisor costs incurred related to our evaluation of a strategic merger transaction (as described in Item 1. “Business”), as well as interest expenses incurred in 2020 related to the promissory note to our advisor.
We expect our operating results to fluctuate based on occupancy at the multifamily properties owned by our joint ventures, based on uncertainty and possible business disruptions as a result of the COVID-19 pandemic, as well as fluctuations that result due to changes in interest rates. In addition, the consummation of the Merger will result in a material change to our operations as we will merge with and into a wholly owned subsidiary of CCI. Refer to Note 3 in our consolidated financial statements in “Item 7. Consolidated Financial Statements” for further details on individual property operating information.
Liquidity and Capital Resources
Our primary sources of liquidity are cash and cash equivalents on hand, lender held escrow reserves, and cash flow generated from operations. Other sources may include additional borrowings from our facility or loans from CROP or its affiliates. CROP and its affiliates may, but are not obligated to, lend us money. All of the terms and conditions of such loans shall be determined by us and CROP; provided however that the interest rate on any such loan shall not exceed the 10-year Treasury rate plus 600 basis points.
In April 2020, we borrowed from Cottonwood Communities Advisors, LLC, the parent entity of CC Advisors I, our asset manager. In connection with the borrowing, we executed a promissory note in favor of Cottonwood Communities Advisors, LLC. As of December 31, 2020, the outstanding principal balance on the promissory note was $996 thousand and we may borrow up to $2.0 million under the promissory note. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum, or the maximum amount of interest allowed under the laws of the State of Utah, whichever is less. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. Pursuant to the promissory note and related amendments, we agreed to repay any advances plus any interest on the unpaid principal advanced under the note, by June 30, 2021. Effective January 1, 2021, Cottonwood Communities Advisors, LLC assigned this note to CROP. If the Merger is not consummated prior to the maturity date, we expect to either extend the maturity date with CROP or refinance the promissory note.
We intend to strengthen our capital and liquidity positions by continuing to focus on our core fundamentals at the property level. Factors which could increase or decrease our future liquidity include but are not limited to operating performance of the properties owned by our joint ventures, including the impact of COVID-19 on the properties owned by the joint ventures, volatility in interest rates, and the satisfaction of REIT dividend requirements.
Cash Flow
The following presents our summarized cash flows information for the years ended December 31, 2020 and 2019:
(Amounts in thousands)	2020	2019
Net cash provided by operating activities	$2,296	$2,595
Net cash used in financing activities	(2,255)	(3,297)
Net increase (decrease) in cash and cash equivalents	41	(702)
Cash and cash equivalents at beginning of period	260	962
Cash and cash equivalents at end of period	$301	$260
Distributions
Our Board of Directors authorized cash distributions equivalent to 5.75% of the original purchase price of $10 per share on an annualized basis through December 31, 2020. During the years ended December 31, 2020 and 2019, distributions of $2,832 and $2,857, respectively, were declared and paid (amounts in thousands). Total distributions as of December 31, 2020 were $11,525 (amount in thousands).
Non-GAAP Financial Measures
Funds from operations, or FFO, is a measure of the operating performance of a REIT and of our company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for our share of unconsolidated partnerships and joint ventures.
Our management also uses Core FFO as a measure of our operating performance. Core FFO excludes certain non-cash or non-routine items that we do not believe are reflective of our ongoing operating performance. Core FFO excludes from FFO amortization of debt issuance costs, mark-to-market adjustments on our interest rate caps, and transaction and other nonrecurring expenses. We believe excluding these items provides investors with a useful supplemental metric that directly addresses our ongoing operating performance.
Our calculation of Core FFO may differ from the methodology used for calculating Core FFO by other REITs and, accordingly, our Core FFO may not be comparable. We utilize FFO and Core FFO as measures of our operating performance, and believe these measures are also useful to investors because they facilitate an understanding of our operating performance after adjusting for certain non-cash expenses and other items not indicative of operating performance.
Neither FFO nor Core FFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and Core FFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor Core FFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Our unaudited FFO and Core FFO calculation for the years ended December 31, 2020 and 2019 is as follows:
(Amounts in thousands, except share and per share data)	2020	2019
Net loss	$(2,622)	$(2,654)
Adjustments:
Depreciation and amortization - our share of joint ventures	4,322	4,273
FFO	1,700	1,619
Adjustments:
Amortization of our share of debt issuance costs	96	96
Mark to market adjustments on our share of interest rate caps	51	386
Transaction and other nonrecurring expenses	250	—
Core FFO	$2,097	$2,101
FFO per basic and diluted common shares	$0.35	$0.33
Core FFO per basic and diluted common shares	$0.43	$0.42
Weighted average common shares outstanding, basic and diluted	4,924,904	4,974,184
See “Results of Operations” above for further detail.
Related Party Arrangements
See Note 6 to our consolidated financial statements in “Item 7. Consolidated Financial Statements” for discussion on related party arrangements.

Item 3.	Directors and Officers
We operate under the direction of our board of directors. The board of directors is responsible for the management and control of our affairs. The current board members are Daniel Shaeffer (Chairman of the Board), Chad Christensen, Gregg Christensen and Kurt Wickham (independent director). The current Chief Executive Officer and President is Enzio Cassinis; the current Chief Financial Officer is Adam Larson; the current Chief Accounting Officer is Susan Hallenberg; the current Chief Investment Officer is Paul Fredenberg; and the current Chief Legal Officer is Gregg Christensen.
Investment Committee
We have established an investment committee that is charged with identifying and investigating potential investment opportunities for us. The investment committee analyzes and approves any investment to be made by us. The investment committee has seven committee members and is currently comprised of Enzio Cassinis, Adam Larson, Susan Hallenberg, Gregg Christensen, Paul Fredenberg, Daniel Shaeffer and Chad Christensen. The investment committee may request information from third parties in making its recommendations.
Executive Officers and Directors
The following table shows the names and ages of our current directors and executive officers and the positions held by each individual:
Name(1)	Positions	Age(2)	Term of Office
Enzio Cassinis	Chief Executive Officer, President and Investment Committee Member	43	October 2018 to Present(3) December 2015 to Present(5)
Adam Larson	Chief Financial Officer and Investment Committee Member	39	October 2018 to Present(3),(6)
Susan Hallenberg	Chief Accounting Officer and Treasurer and Investment Committee Member	53	October 2018 to Present(3),(6)
Gregg Christensen	Chief Legal Officer, Director and Investment Committee Member	52	June 2015 to Present
Paul Fredenberg	Chief Investment Officer and Investment Committee Member	44	October 2018 to Present(3) December 2015 to Present(5)
Daniel Shaeffer	Chairman of the Board, Director and Investment Committee Member	50	June 2015 to Present(4)
			December 2015 to Present(5)
Chad Christensen	Director and Investment Committee Member	48	June 2015 to Present(4)
			December 2015 to Present(5)
Kurt Wickham	Independent Director	51	April 2020 to Present
(1)	The address of each director and executive officer listed is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2)	As of March 31, 2021.
(3)	The current executive officers were appointed in October 2018.
(4)	The current directors were appointed in June 2015.
(5)	These investment committee members were appointed in December 2015.
(6)	These investment committee members were appointed in October 2018.
Enzio Cassinis has been our Chief Executive Officer since October 2018. In addition to serving as our Chief Executive Officer and President, Mr. Cassinis serves as the Chief Executive Officer and President of CCI, a Cottonwood-sponsored non-traded real estate investment trust conducting an offering of $750 million that is registered under the Securities Acts of 1933, and CMRII, another Cottonwood-sponsored real estate investment trust that raised $50 million in an offering that was qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act. He also serves as the Chief Executive Officer for the current asset manager.
From June 2013 through September 2018, Mr. Cassinis served in various roles at Cottonwood Residential, Inc. Most recently, he served as the Senior Vice President of Corporate Strategy, where he was responsible for financial planning and analysis, balance sheet management and capital and venture formation activity. Prior to joining

Cottonwood Residential in June 2013, Mr. Cassinis was Vice President of Investment Management at Archstone, one of the largest apartment operators and developers in the U.S. and Europe. There, he negotiated transactions in both foreign and domestic markets with transaction volume exceeding several billion dollars in total capitalization. Prior to Archstone, Mr. Cassinis worked as an attorney with Krendl, Krendl, Sachnoff & Way, PC (now Kutak Rock LLP) from February 2003 to May 2006, focusing his practice on corporate law and merger and acquisition transactions.
Mr. Cassinis earned a Master of Business Administration and Juris Doctorate (Order of St. Ives) from the University of Denver, and a Bachelor of Science in Business Administration from the University of Colorado at Boulder and is a CFA® charterholder.
Adam Larson has been our Chief Financial Officer since October 2018. In addition to serving as our Chief Financial Officer, Mr. Larson also serves as the Chief Financial Officer of CCI and CMRII. He also serves as Chief Financial Officer for our current asset manager.
Through September 2018, Mr. Larson was the Senior Vice President of Asset Management of Cottonwood Residential, Inc. In this role he provided strategic guidance with respect to asset management, financial planning and analysis, and property operations. Prior to joining Cottonwood in June 2013, Mr. Larson worked in the Investment Banking Division at Goldman Sachs advising clients on mergers and acquisitions and other capital raising activities in the Real Estate, Consumer/Retail and Healthcare sectors.
Mr. Larson previously worked at Barclays Capital, Bonneville Real Estate Capital and Hitachi Consulting. Mr. Larson holds an MBA from the University of Chicago Booth School of Business, and a BS in Business Management from Brigham Young University where he also served as Student Body President.
Susan Hallenberg has been an officer of us since December 2015, and served as principal accounting officer and our principal financial officer in her role as Chief Financial Officer from December 2016 through September 2018. Ms. Hallenberg continues to serve as our principal accounting officer in her position as Chief Accounting Officer and Treasurer, which positions she has held since October 2018. Ms. Hallenberg also serves as Chief Accounting Officer and Treasurer of CCI and CMRII. She is also Chief Financial Officer and Treasurer of Cottonwood Multifamily Opportunity Fund, Inc. (“CMOF”), a Cottonwood-sponsored program conducting a $50 million offering that was qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act. Ms. Hallenberg is also the Chief Financial Officer and Treasurer of CRII and its predecessor entity, positions she has held since May 2005.
Prior to joining Cottonwood, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison & Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant Portfolio Controller.
Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years. Ms. Hallenberg holds a BA in Economics/Accounting from The College of the Holy Cross.
Gregg Christensen has served as our Chief Legal Officer and one of our directors since June 2015. Mr. Christensen also serves as the Executive Vice President, Secretary, General Counsel and a Director of CRII and its predecessor entities since 2007. He holds similar officer positions with CCI, CMRII and CMOF. In addition, he serves as a director of CMOF and CMRII. Mr. Christensen oversees and coordinates all legal aspects of Cottonwood Residential II, Inc. and its affiliates, including our company, and is also actively involved in operations, acquisitions, and due diligence activities for us and our affiliates.
Prior to joining Cottonwood Residential, Inc., Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 24 years.

Mr. Christensen holds an Honors Bachelor of Arts Degree in English from the University of Utah and a Juris Doctorate Degree from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.
Paul Fredenberg has been our Chief Investment Officer since October 2018. In addition to serving as our Chief Investment Officer, Mr. Fredenberg serves as the Chief Investment Officer of CCI, CMRII, and our asset manager, positions he has held since October 2018.
Through September 2018, Mr. Fredenberg served as the Senior Vice President of Acquisitions of Cottonwood Residential, Inc. a position he had held since September 2005. As Senior Vice President of Acquisitions, he focused exclusively on sourcing and evaluating new multifamily investment opportunities for Cottonwood Residential, Inc. Prior to joining Cottonwood in 2005, Mr. Fredenberg worked in the Investment Banking division of Wachovia Securities advising clients on mergers and acquisitions activities across multiple industries. He has also held investment banking and management consulting positions at Piper Jaffray and the Arbor Strategy Group.
Mr. Fredenberg holds an MBA from the Wharton School at the University of Pennsylvania, an MA in Latin American Studies from the University of Pennsylvania, and a BA in Economics from the University of Michigan, Ann Arbor.
Daniel Shaeffer has served as one of our Directors since June 2015 and as our Chairman of the Board since October 2018. He was formerly our Chief Executive Officer from June 2015 through September 2018. Mr. Shaeffer also has served as the Chief Executive Officer and a Director of CRII and its predecessor entities since 2004. He is also a director of CCI, CMRII and CMOF. In addition, he serves as Chief Executive Officer of CMOF. Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning for CRII and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing for more than 15 years.
Mr. Shaeffer holds an International MBA from the University of Chicago Graduate School of Business and a BS in Accounting from Brigham Young University and is a Certified Public Accountant.
Chad Christensen has served as one of our Directors since June 2015 and was formerly our President and Chairman of the Board from June 2015 through September 2018. Mr. Christensen also has served as the President and a Director of CRII and its predecessor entities since 2004. He is also a director of CCI, CMRII and CMOF. In addition, he serves as President and Chairman of the Board of CMOF. Mr. Christensen oversees financial and general operations for CRII and its affiliates. Mr. Christensen is also actively involved in acquisitions, marketing and capital raising activities for CRII and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Christensen worked with the Stan Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 17 years.
Mr. Christensen holds a MBA from The Wharton School at the University of Pennsylvania with an emphasis in Finance and Real Estate and a BA in English from the University of Utah. Mr. Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.
Kurt Wickham has served as an independent Director since April 2020. Mr. Wickham has served as the Vice President for West Nonpublic Holdings, the private equity and real estate investment vehicle for the Gary & Mary West family office, since 2015. Prior to joining the West organization, in 2009 Mr. Wickham co-founded boutique investment banking and mergers and acquisitions firm W Partners Group. From 2003 to 2009, Mr. Wickham was a Managing Director at Relational Advisors, where he focused on mergers and acquisitions and private placements of equity and debt capital. Prior to joining Relational Advisors, Mr. Wickham was a Vice President and cross-border specialist in the Global Mergers & Acquisitions Group of Credit Suisse in New York, where he was involved in complex cross-border transactions for publicly traded and large private multinational companies.

Mr. Wickham began his career as a member of Ernst & Young's M&A Advisory and an auditor with the accounting firm’s Consumer Products and Entrepreneurial Services groups based in Dallas and Chicago. Mr. Wickham received his Bachelor of Science, Accounting, Master of Accountancy and International Certificate from Brigham Young University.
Compensation of Executive Officers
As described above, certain of the executive officers of CRII and its affiliates also serve as our executive officers. Each of these individuals receive compensation for his or her services, including services performed by CROP for us on behalf of our asset manager and property manager and their affiliates. As executive officers of our asset manager and property manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our asset manager and property manager, we do not intend to pay any compensation directly to these individuals. More information regarding the compensation of our officers and affiliated directors and our asset manager and property manager can be found here. We pay our independent director a retainer of $35,000 for his service on the Special Committee formed to evaluate the Merger.

Item 4.	Security Ownership of Management and Certain Securityholders
The following table sets forth the beneficial ownership of our shares of common stock as of April 6, 2021, for each person or group that holds more than 10% of our shares of common stock, for each director, executive officer and for the directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares of common stock has sole voting and disposition power with regards to such shares.
Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Daniel Shaeffer(2)	1,021	*
Chad Christensen(2)	1,021	*
Gregg Christensen(2)	1,021	*
Enzio Cassinis	—	—
Adam Larson	—	—
Susan Hallenberg	—	—
Paul Fredenberg	—	—
Kurt Wickham	—	—
All executive officers and directors as a group (8 persons)	1,021	*
*	Less than 1% of all shares.
(1)
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)
CROP owns 1,021 shares of our common stock. CROP is managed by its general partner, CRII. CRII is managed by its board of directors, which currently consists of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Jonathan Gardner and Philip White. The board of directors of CRII, as the general partner of CROP, has the voting and investment control of the shares of our common stock held by CROP.

Item 5.	Interest of Management and Others in Certain Transactions
Set forth below is a description of the material transactions between our affiliates and us since 2019, as well as any currently proposed material transactions.
As further described below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. Cottonwood Capital Property Management II, LLC (“CCPM II”) is our sponsor, was our asset manager through February 28, 2019 and is our property manager. CCPM II is an indirect wholly owned subsidiary of CROP. Daniel Shaeffer, Chad Christensen and Gregg Christensen are our affiliated directors and are three of the five directors of CRII, the general partner of CROP. Effective as of March 1, 2019, following the restructuring of the entity through which we receive our asset management services (as described in additional detail below under “— March 2019 Restructuring of Our Asset Manager”), CC Advisors I, LLC (“CC Advisors I”) has acted as our asset manager. CCI Advisors I is indirectly owned by Cottonwood Capital Management and two entities in which all of our officers and affiliated directors have an ownership interest.
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for our management and affairs.
Our Relationship with CC Advisors I
Our asset manager provides asset management services to us with respect to managing, operating, directing and supervising our operations and administration. Among the services provided by our asset manager under the terms of our asset management agreement are the following:
•	performing and supervising our administrative functions either directly or through access to our asset manager’s employees or contractors;
•	selecting service providers and entering into service contracts for us and our properties;

•	performing due diligence and underwriting duties as required by our board of directors in connection with the acquisition or disposition of our investments;
•	monitoring and evaluating the performance of our investments and managing our relationships with our joint venture partners;
•	overseeing each property manager’s performance;
•	assisting us with respect to recommendations regarding capital improvements, payment and contestation of property and other taxes, and insurance policies for us and our joint ventures;
•	arranging for financing and refinancing of our properties;
•	providing cash management services for us; and
•	performing any other services reasonably requested by us.
Our asset manager is subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. We initially entered into an asset management agreement with CCPM II in May 2016, which was assigned to our current asset manager, CC Advisors I, effective March 1, 2019. The current term of the agreement expires on December 31, 2023. Under the terms of the asset management agreement, we pay an asset management fee to our asset manager.
Asset Management Fee. Our asset manager receives an annual asset management fee, payable monthly, of 0.75% of the gross book value of our assets prior to establishment of the net asset value. Our asset manager will receive an annual asset management fee of 0.75% of our gross asset value thereafter. For the years ended December 31, 2020 and 2019, we incurred asset management fees of $1,108 and $1,054, respectively (amounts in thousands).
Our Relationship with Cottonwood Capital Property Management II, LLC
CCPM II, our asset manager and property manager through February 28, 2019 and our current property manager following the restructuring of our asset manager as described below, manages, operates and maintains our properties under the terms of property management agreements. Under the terms of the property management agreements, our property manager receives the following fees.
Property Management Fee. For property management services, our property manager receives a property management fee equal to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages for us. Our property manager is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. During the years ended December 31, 2020 and 2019, property management fees charged to the three properties were $444 and $446, respectively (amounts in thousands).
Construction Management Fee. Our property manager will receive for its services in supervising any renovation or construction project in excess of $5,000 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended (including related professional services and any supervisory onsite personnel). Construction management fees paid to our property manager were not significant for the years ended December 31, 2020 and 2019.
In addition to the fees paid to our property manager under the property management agreements, our property manager is entitled to receive the following fees under the terms of the Property Management Three-Party Agreement dated March 1, 2019 among CMRI OP, CROP and our property manager.
Property Management Corporate Service Fee. Our property manager allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our property manager and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our property manager will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees paid to our property manager were not significant for the years ended December 31, 2020 and 2019.
Insurance Fee. A licensed insurance broker affiliated with our property manager receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for our multifamily apartment communities. Insurance fees were not significant for the years ended December 31, 2020 and 2019.
Following consummation of the Merger, and subject to consummation of the CRII Merger, we expect property management for our properties will be performed by CCI’s employees.

Our Relationship with Cottonwood Communities Advisors Promote, LLC
CC Advisors Promote, an affiliate of our asset manager, is entitled to a promotional interest equal to 20% of the profits of each of our joint ventures after CMRI OP receives an 8% cumulative, noncompounded annual return on its capital. Previously this promotional interest was held by certain subsidiaries of CROP that acted as managing members of each of our joint ventures. In connection with the restructuring of our asset manager, as described below, CROP’s subsidiaries assigned their promotional interests to CROP which subsequently assigned the promotional interests to CC Advisors Promote effective as of March 1, 2019. CROP’s subsidiaries were not required to make any capital contributions to our joint ventures to obtain the promotional interest.
March 2019 Restructuring of Our Asset Manager
On March 28, 2019, we entered into various amendments to existing agreements and new agreements with our asset manager and property manager, CCPM II, and its affiliates, as a result of the determination to restructure the ownership of the entity that provides our asset management services. Effective March 1, 2019, our asset management services are provided by CC Advisors I. Our property management services continued to be provided by CCPM II under separate property management agreements entered into at the time we acquire a property. In addition, CC Advisors Promote holds the promotional interest in our joint ventures previously held by subsidiaries of CROP.
Loan from CCA
On April 20, 2020, we borrowed $579,000 from CCA, and we executed a promissory note in favor of CCA for advances up to an aggregate principal amount of $1,000,000 with a maturity date of September 30, 2020. On June 30, 2020, we amended and restated the promissory note to increase the aggregate principal amount up to $1,400,000 and extend the maturity date to December 31, 2020. On December 30, 2020, we again amended and restated our promissory note and agreed to repay any advances, up to an aggregate principal amount of $2,000,000 plus any interest on the unpaid principal advanced under the note, by June 30, 2021. The unpaid principal on the note bears simple interest from the date of the advance at a rate of 6% per annum (or the maximum amount of interest allowed under the laws of the state of Utah, if less) and is unsecured. We may prepay the principal balance under the note, in whole or in part, with all interest then accrued, at any time, without premium or penalty. CCA may, upon written demand, require us to repay outstanding amounts under the note, in whole or in part, but only if funds are available from the net proceeds of our Fannie Mae credit facility. As of December 31, 2020, the outstanding principal balance on the note was approximately $996,000 plus accrued interest of approximately $35,000. Effective January 1, 2021, CCA assigned this note to CROP. If the Merger is not consummated prior to the maturity date, we expect to either extend the maturity date with CROP or refinance the promissory note.
Pending Merger with CCI
Subject to the terms and conditions of the Merger Agreement, we will merge with and into Merger Sub with Merger Sub surviving the Merger, such that following the Merger, the surviving entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of the Maryland General Corporate Law, our separate existence will cease.
Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
Item 6.	Other Information
None.

Cottonwood Multifamily REIT I, Inc.

Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Independent Auditors' Report
The Board of Directors and Stockholders
Cottonwood Multifamily REIT I, Inc.:
We have audited the accompanying consolidated financial statements of Cottonwood Multifamily REIT I, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cottonwood Multifamily REIT I, Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
/s/KPMG LLP
Denver, Colorado
April 8, 2021

Cottonwood Multifamily REIT I, Inc.

Consolidated Balance Sheets
(Amounts in thousands, except share and par value data)
	December 31,
	2020	2019
Assets
Investments in joint ventures	$27,126	$31,478
Cash and cash equivalents	301	260
Related party receivables	—	13
Other assets	58	46
Total assets	$27,485	$31,797
Liabilities and equity
Liabilities:
Accounts payable and accrued liabilities	259	327
Related party payables	1,675	1,044
Promissory note to advisor	996	—
Total liabilities	2,930	1,371
Commitments and contingencies (Note 7)
Equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 4,904,045 and 4,941,345 shares issued and outstanding at December 31, 2020 and 2019, respectively	49	49
Additional paid in capital	48,948	49,365
Accumulated distributions	(11,525)	(8,693)
Accumulated deficit	(12,917)	(10,295)
Total equity	24,555	30,426
Total liabilities and equity	$27,485	$31,797
See accompanying notes to consolidated financial statements

Cottonwood Multifamily REIT I, Inc.

Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
	Year Ended December 31,
	2020	2019
Equity in losses of joint ventures	$(885)	$(1,323)
Asset management fee to related party	(1,108)	(1,054)
Other expenses	(629)	(277)
Net loss	$(2,622)	$(2,654)

Net loss per basic and diluted common shares	$(0.53)	$(0.53)
Weighted average common shares outstanding, basic and diluted	4,924,904	4,974,184
See accompanying notes to consolidated financial statements

Cottonwood Multifamily REIT I, Inc.

Consolidated Statements of Equity
(Amounts in thousands, except share data)
	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at December 31, 2018	4,984,700	$50	$49,802	$(5,836)	$(7,641)	$36,375
Common stock repurchases	(43,355)	(1)	(437)	—	—	(438)
Distributions to investors	—	—	—	(2,857)	—	(2,857)
Net loss	—	—	—	—	(2,654)	(2,654)
Balance at December 31, 2019	4,941,345	$49	$49,365	$(8,693)	$(10,295)	$30,426
Common stock repurchases	(37,300)	—	(417)	—	—	(417)
Distributions to investors	—	—	—	(2,832)	—	(2,832)
Net loss	—	—	—	—	(2,622)	(2,622)
Balance at December 31, 2020	4,904,045	$49	$48,948	$(11,525)	$(12,917)	$24,555
See accompanying notes to consolidated financial statements

Cottonwood Multifamily REIT I, Inc.

Consolidated Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31,
	2020	2019
Operating activities
Net loss	$(2,622)	$(2,654)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in losses of joint ventures	885	1,323
Distributions of capital from joint ventures	3,467	3,009
Changes in operating assets and liabilities:
Related party receivables	13	(13)
Other assets	(12)	(21)
Accounts payable and accrued liabilities	(66)	38
Related party payables	631	913
Net cash provided by operating activities	2,296	2,595

Financing activities
Promissory note to advisor	996	—
Common stock repurchases	(417)	(438)
Distributions to common stockholders	(2,834)	(2,859)
Net cash used in financing activities	(2,255)	(3,297)
Net increase (decrease) in cash and cash equivalents	41	(702)
Cash and cash equivalents at beginning of period	260	962
Cash and cash equivalents at end of period	$301	$260
See accompanying notes to consolidated financial statements

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Note 1 - Organization and Business
Cottonwood Multifamily REIT I, Inc. (the “Company”) is a Maryland corporation formed on June 22, 2015 to invest in multifamily apartment communities and real estate related assets in the United States primarily through joint ventures with Cottonwood Residential O.P., LP (“CROP”). Substantially all of the Company’s business is conducted through Cottonwood Multifamily REIT I O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.
A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (“CCPM II” or “our sponsor”), sponsored the formation of the Company and the offering of up to $50 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering with the SEC (“our Offering”). The SEC qualified the offering in May 2016. We completed our Offering in April 2017, raising the full $50 million.
Our sponsor paid all of the selling commissions and managing broker-dealer fees and the organizational and offering expenses related to our Offering. We have an asset management agreement whereby we pay an affiliate of our sponsor an asset management fee. Our sponsor is also the sole property manager for the properties acquired by the joint ventures.
Restructuring of Asset Manager
As a result of the determination by CROP to restructure the ownership of our asset manager, effective March 1, 2019, our asset management agreement was assigned to an affiliate of CROP, CC Advisors I, LLC (“CC Advisors I”). As our new asset manager, CC Advisors I is responsible for the asset management services rendered to us. Property management services will continue to be provided by CCPM II.
CROP continues to have an indirect ownership interest in the new asset manager, CC Advisors I; however, two additional entities in which employees of CROP and its affiliates have an ownership interest also have an indirect ownership interest in our new asset manager. As our asset manager is an affiliate of CROP, our new asset manager will rely on the expertise and experience of CROP to provide our asset management services. In addition, as part of the restructuring, a new entity, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”), owns the promotional interest in us previously held by CROP. The fees and services to be provided to us remain unchanged following these changes.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
The following chart illustrates our corporate structure and ownership percentages as of December 31, 2020:

The Company is structured as an umbrella partnership REIT and contributed all net proceeds from our Offering to the Operating Partnership. In return for those contributions, the Company received Operating Partnership Units (“OP Units”) in the Operating Partnership equal to the number of shares of common stock (“Common Stock”) the Company issued, maintaining a one-for-one relationship in OP Units issued to the Company and Common Stock issued by the Company. Therefore, holders of Common Stock share in the profits, losses and cash distributions of the Operating Partnership in the same proportion as their ownership in the Company.
COVID-19
One of the most significant risks and uncertainties facing the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic. During the year ended December 31, 2020, the multifamily apartment communities owned by our joint ventures did not experience significant disruptions in our operations from the COVID-19 pandemic; however we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact tenants at the multifamily apartment communities owned by our joint ventures.
Note 2 - Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
The joint ventures are variable interest entities (“VIEs”). Generally, VIEs are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.
The Company consolidates the Operating Partnership and control of the joint ventures is shared equally between CROP and us. We are not considered the primary beneficiary of the joint ventures as our sponsor, who is a subsidiary of CROP, is most closely associated with joint venture activities through their asset and property management agreements. As a result, our investments in joint ventures are recorded under the equity method of accounting on the consolidated financial statements.
Use of Estimates
We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.
Organization and Offering Costs
Organization costs include all expenses incurred in connection our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs were paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. Total offering costs incurred by our sponsor in connection with our Offering were approximately $6,176. Organizational costs incurred by our sponsor were not significant.
Investments in Joint Ventures
Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.
Cash and Cash Equivalents
We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.
Income Taxes
We elected to be taxed as a REIT as of January 1, 2016. As a REIT, we are not subject to federal income tax with respect to that portion of our income that meet certain criteria and is distributed annually to shareholders. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income, excluding net capital gains, to shareholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the years ended December 31, 2020 and 2019, 100% (unaudited) of all distributions to stockholders qualified as a return of capital.
Note 3 - Investments in Joint Ventures
Our investment activity in our joint ventures is as follows:
	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
2018 carrying value	$11,405	$13,469	$10,936	$35,810
Equity in losses	(440)	(522)	(361)	(1,323)
Distributions	(1,016)	(840)	(1,153)	(3,009)
2019 carrying value	$9,949	$12,107	$9,422	$31,478
Equity in losses	(326)	(406)	(153)	(885)
Distributions	(1,169)	(873)	(1,425)	(3,467)
2020 carrying value	$8,454	$10,828	$7,844	$27,126
Operational information for the properties owned by our joint ventures for the years ended December 31, 2020 and 2019 is as follows:
Year Ended December 31, 2020	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total	Equity in Earnings (Losses) at 90%
Revenues
Rental and other operating income	$4,417	$3,539	$4,717	$12,673	$11,406
Operating expenses
Rental operations expense	1,371	1,486	1,825	4,682	4,214
Advertising and marketing	63	47	58	168	151
General and administrative	77	64	59	200	180
Property management fees	155	124	165	444	400
Total operating expenses	1,666	1,721	2,107	5,494	4,945

Net operating income	2,751	1,818	2,610	7,179	6,461
Non operating expenses
Interest on Fannie Mae facility	1,204	859	1,052	3,115	2,804
Depreciation and amortization	1,734	1,376	1,692	4,802	4,322
Mark to market adjustments on interest rate caps	23	17	17	57	51
Other non operating expenses	152	17	19	188	169
Net loss	$(362)	$(451)	$(170)	$(983)	$(885)

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Year Ended December 31, 2019	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total	Equity in Earnings (Losses) at 90%
Revenues
Rental and other operating income	$4,476	$3,619	$4,656	$12,751	$11,476
Operating expenses
Rental operations expense	1,312	1,482	1,772	4,566	4,109
Advertising and marketing	60	57	57	174	157
General and administrative	85	67	63	215	194
Property management fees	157	126	163	446	401
Total operating expenses	1,614	1,732	2,055	5,401	4,861

Net operating income	2,862	1,887	2,601	7,350	6,615
Non operating expenses
Interest on Fannie Mae facility	1,410	992	1,210	3,612	3,251
Depreciation and amortization	1,708	1,364	1,676	4,748	4,273
Mark to market adjustments on interest rate caps	217	105	107	429	386
Other non operating expenses	16	5	10	31	28
Net loss	$(489)	$(579)	$(402)	$(1,470)	$(1,323)
Summarized balance sheet information for the properties owned by the joint ventures is as follows:
December 31, 2020	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
Real estate assets, net	$45,028	$37,105	$37,326	$119,459
Other assets	766	710	743	2,219
Fannie Mae facility	36,265	25,655	32,260	94,180
Other liabilities	345	217	244	806
Equity	9,184	11,943	5,565	26,692
December 31, 2019	Alpha Mill	Cottonwood Westside	The Marq Highland Park	Total
Real estate assets, net	$46,574	$38,436	$38,952	$123,962
Other assets	870	814	938	2,622
Fannie Mae facility	36,265	25,655	32,260	94,180
Other liabilities	333	230	312	875
Equity	10,846	13,365	7,318	31,529
The excess of cost over our share of net assets of our investments in joint ventures is approximately $3,100 at December 31, 2020 and 2019, and relates to acquisition date accounting differences.
Note 4 - Stockholders' Equity
Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.
Voting Common Stock
Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2020, and 2019, we had outstanding shares of 4,904,045 and 4,941,345, respectively. Our sponsor owns 1,021 shares.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Preferred Stock
The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2020 and 2019.
Distributions
Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. Should cash flows from operations not cover distributions, we may look to third party borrowings, including CROP or its affiliates, to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash. Distributions for the years ended December 31, 2020 and 2019 were $2,832 and $2,857, respectively.
Note 5 - Joint Venture Distributions
Cash from operations of the individual joint ventures after payment of property management fees shall be distributed to provide a preferred return of up to 8% on invested capital in the joint venture. Profits will then be allocated 50% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 50% to CC Advisors Promote until CC Advisors Promote has received an amount equal to 20% of all distributions. Profits after the above distributions will be allocated 80% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 20% to CC Advisors Promote.
Note 6 - Related Party Transactions
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for the management and affairs of the Company.
Asset Management Fee
CC Advisors I, which certain officers and our affiliated directors have an indirect ownership interest in, provides asset management services for the Company subject to the board of directors’ supervision. As compensation for those services, CC Advisors I receives a fee of 0.75% of gross assets, defined initially as the gross book value of our assets and subsequently as gross asset value once NAV is established. For the years ended December 31, 2020 and 2019, we incurred asset management fees of $1,108 and $1,054, respectively.
Property Management Fee
Our sponsor provides property management services for multifamily apartment communities acquired by the joint ventures and receives a fee of 3.5% of gross revenues of each property managed for these services. Our sponsor is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. During the years ended December 31, 2020 and 2019, property management fees charged to the three properties were $444 and $446, respectively.
Construction Management Fee
Our sponsor will receive for its services in supervising any renovation or construction project in excess of $5 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. Construction management fees were not significant for the years ended December 31, 2020 and 2019.
Property Management Corporate Service Fee
Our sponsor allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees were not significant for the years ended December 31, 2020 and 2019.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Insurance Fee
A licensed insurance broker affiliated with our sponsor receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities. Insurance fees were not significant for the years ended December 31, 2020 and 2019.
Promotional Interest
CC Advisors Promote, which certain officers and our affiliated directors have an indirect ownership interest in, and will receive a 20% promotional interest after an 8% preferred return on invested capital.
Promissory Note to Advisor
On April 20, 2020, we borrowed $579 from Cottonwood Communities Advisors, LLC, the parent entity of CC Advisors I, LLC, our asset manager. In connection with the borrowing, we executed a promissory note in favor of Cottonwood Communities Advisors, LLC. Pursuant to the promissory note, we agreed to repay any advances, up to an aggregate principal amount of $1,000, plus any interest on the unpaid principal advanced under the note, by September 30, 2020. On June 30, 2020, we amended and restated our promissory note and agreed to repay any advances, up to an aggregate principal amount of $1,400, plus any interest on the unpaid principal advanced under the note, by December 31, 2020. On December 30, 2020, we again amended and restated our promissory note and agreed to repay any advances, up to an aggregate principal amount of $2,000, plus any interest on the unpaid principal advanced under the note, by June 30, 2021. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum, or the maximum amount of interest allowed under the laws of the State of Utah, whichever is less. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. Cottonwood Communities Advisors, LLC may upon written demand require us to prepay outstanding amounts under the promissory note, in whole or in part, provided that funds are available from the Fannie Mae facility. The promissory note is unsecured. As of December 31, 2020, the outstanding principal balance on the promissory note was $996 plus accrued interest of $35. Effective January 1, 2021, Cottonwood Communities Advisors, LLC assigned this note to CROP. If the CMRI Merger discussed in Note 8 is not consummated prior to the maturity date, we expect to either extend the maturity date with CROP or refinance the promissory note.
Note 7 - Commitments and Contingencies
Economic Dependency
Under various agreements, we have engaged or will engage our sponsor or affiliates of our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.
Liquidity Strategy
Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than December 31, 2023, which may be extended for two one-year periods in the sole discretion of our board of directors and an additional two one-year periods by a majority vote of the shareholders. If no extension is approved, an orderly sale of the Company’s assets will begin within a one-year period from the decision not to extend. If all extensions are approved, the final termination date would be December 31, 2027. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.
Right of First Refusal
If we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.
Share Repurchase Program
We have a share repurchase program that may enable stockholders to sell back to us up to 3% of the weighted average number of shares of common stock outstanding during the prior calendar year at the sole discretion and option of the board of directors. The board of directors may amend, suspend, or terminate the repurchase plan at any time in its sole discretion, upon 30 days’ written notice to the shareholders, if it believes that such action is in the best interest of the shareholders. In connection with the evaluation of the CMRI Merger (as defined below), the board of directors determined not to repurchase any shares during the fourth quarter of 2020 and suspended the share repurchase program upon entry into the CMRI Merger Agreement. If the CMRI Merger is not consummated, we expect our board of directors to resume the share repurchase program. Following the CMRI Merger, we expect that holders of our common stock may participate in the share repurchase program adopted by the board of directors of the acquiring company.
The repurchase price is subject to the following discounts, depending upon when the shares are repurchased:
Share Purchase Anniversary	Repurchase Price As a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year	80%
2 years	85%
3 years	90%
4 years and thereafter	95%
In the event of a shareholder’s death or complete disability	95%
(1)
Estimated value equals Net Asset Value (“NAV”) as determined and disclosed by the board of directors. On December 13, 2019, the board of directors determined the value of our shares of common stock at $12.21 per share as of September 30, 2019, based on our net asset value. See the Form 1-U filed with the SEC on December 16, 2019 for additional information on our most recent NAV. Due to the negotiations and subsequent entry into the merger agreement discussed below in Note 8, the board of directors determined not to update our September 30, 2019 NAV. If the proposed merger is not consummated, our board of directors intends to update our NAV as of a more recent date.

The purchase price will further be reduced by amounts distributed to shareholders as a result of the sale of one or more of assets constituting a return of capital. During the year ended December 31, 2020, we repurchased 37,300 shares of our common stock for an average purchase price of approximately $11.19.
Note 8 - Subsequent Events
We have evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than as mentioned below.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Pending Merger
On January 26, 2021, we (Cottonwood Multifamily REIT I, Inc. (“CMRI”)), Cottonwood Multifamily REIT I O.P., LP (“CMRI OP”), Cottonwood Communities, Inc. (“CCI”), Cottonwood Communities O.P., LP (“CCOP”) and Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “CMRI Merger Agreement”).
Subject to the terms and conditions of the Merger Agreement, (i) we will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of CCI (the “Company Merger”) and (ii) CMRI OP will merge with and into CCOP or its successor, with CCOP or its successor surviving (the “OP Merger” and, together with the Company Merger referred to as the “Merger”). At such time, the separate existence of us and our operating partnership will cease.
At the effective time of the Company Merger, each issued and outstanding share of our common stock (the “CMRI Common Stock”) will be converted into the right to receive 1.175 shares of common stock of CCI (the “CCI Common Stock”).
At the effective time of the OP Merger, each partnership unit of CMRI OP outstanding immediately prior to the effective time of the OP Merger will be split so that the total number of partnership units of CMRI OP then outstanding equals the number of shares of CMRI Common Stock that were outstanding immediately prior to the effective time of the OP Merger (the “CMRI OP Unit Split”). Immediately following the CMRI OP Unit Split, each partnership unit of CMRI OP outstanding immediately prior to the effective time of the OP Merger will convert into the right to receive 1.175 common limited partner units in CCOP (“CCOP Common Units”). As described below, CCI is also party to a merger agreement to acquire Cottonwood Residential II, Inc. (“CRII”) by merger, which we refer to as the CRII Merger. If the CRII Merger closes before the Merger, as is expected, CMRI OP will merge with and into CROP, the operating partnership of CRII, with CROP surviving, and the holders of CMRI OP partnership units will receive common limited partner units in CROP at the same exchange ratio.
On January 26, 2021, CCI, CCOP and Merger Sub also entered into merger agreements to acquire each of CRII and Cottonwood Multifamily REIT II, Inc. (“CMRII”). All of the mergers are stock-for-stock transactions whereby each of CMRI, CRII and CMRII will be merged into a wholly owned subsidiary of CCI (collectively, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers; however, under certain circumstances, CMRI may opt not to close if the CRII merger does not occur. CMRII has a similar option. Each of the Mergers is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended.
If approved by the stockholders of each of CMRI, CRII and CMRII and, in the case of CRII, the unitholders of its operating partnership, and the other closing conditions are met or waived, the Mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States.
See the Form 1-U filed with the SEC on February 1, 2021 for additional information regarding the CMRI Merger Agreement.
There is no guarantee that the Mergers will be consummated.
Suspension of Share Repurchase Program
In connection with our entry into the CMRI Merger Agreement, our board of directors suspended our share repurchase program.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Item 8.	Exhibits
The following exhibits are filed as part of this Annual Report on Form 1-K:
Exhibit Number	Description
2.1	Charter, incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A, filed May 10, 2016
2.2	Bylaws, incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A, filed May 10, 2016
4.1	Form of Subscription Agreement, incorporated by reference to the exhibit to the Company’s Supplement No. 2 to the Offering Circular as filed pursuant to Rule 253(g)(3), on November 22, 2016
4.2	Form of Israeli Investor Questionnaire, incorporated by reference to the exhibit to the Company’s Supplement No. 3 to the Offering Circular as filed pursuant to Rule 253(g)(2), on March 9, 2017
6.1	Share Repurchase Program, incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed December 18, 2015
6.2	Limited Partnership Agreement of Operating Partnership, incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A, filed on December 18, 2015
6.3	Limited Liability Company Agreement of General Partner of Operating Partnership, incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on December 18, 2015
6.4	Form of Joint Venture Agreement, incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A, filed on December 18, 2015
6.5	Asset Management Agreement, incorporated by reference to Exhibit 6.5 to the Company’s Offering Statement on Form 1-A, filed on December 18, 2015
6.6	Form of Property Management Agreement, incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A, filed on December 18, 2015
6.7	Investment Policy Agreement, incorporated by reference to Exhibit 6.8 to the Company’s Offering Statement on Form 1-A, filed on February 29, 2016
6.8	Three Party Agreement, incorporated by reference to Exhibit 6.9 to the Company’s Offering Statement on Form 1-A, filed on December 18, 2015
6.9	First Amendment to the Three-Party Agreement, incorporated by reference to Exhibit 6.9 to the Company’s Offering Statement on Form 1-K, filed on April 30, 2019
6.10	Assignment of Advisory Services Contracts, incorporated by reference to Exhibit 6.10 to the Company’s Annual Report on Form 1-K, filed on April 30, 2019
6.11	Property Management Three-Party Agreement, incorporated by reference to Exhibit 6.11 to the Company’s Annual Report on Form 1-K, filed on April 30, 2019
6.12	Assignment of Promotional Interest (Multifamily REIT I), incorporated by reference to Exhibit 6.12 to the Company’s Annual Report on Form 1-K, filed on April 30, 2019
6.13
Promissory Note between Cottonwood Multifamily REIT I, Inc. and Cottonwood Communities Advisors, LLC, incorporated by reference to Exhibit 6.13 to the Company's Annual Report on Form 1-K, filed on April 29, 2020

6.14
Amended and Restated Promissory Note between Cottonwood Multifamily REIT I, Inc. and Cottonwood Communities Advisors, LLC, incorporated by reference to Exhibit 6.14 to the Company's Semiannual Report on Form 1-SA, filed on August 28, 2020

6.15	Second Amended and Restated Promissory Note between Cottonwood Multifamily REIT I, Inc. and Cottonwood Communities Advisors, LLC**
8.1	Escrow Agreement, incorporated by reference to Exhibit 8 to the Company’s Offering Statement on Form 1-A, filed on April 21, 2016
8.2	Agreement and Plan of Merger, incorporated by reference to Exhibit 2.1 to the Company’s Current Form on Form 1-U, filed on February 1, 2021
9.1	Letter from Ernst & Young LLP to the Securities and Exchange Commission dated November 29, 2018., incorporated by reference to Exhibit 9.1 to the Company’s Form 1-U filed on December 5, 2018
**	Exhibits filed herewith.

Cottonwood Multifamily REIT I, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
SIGNATURES
Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on April 8, 2021.
COTTONWOOD MULTIFAMILY REIT I, INC.
By:	/s/ Enzio Cassinis
Enzio Cassinis, Chief Executive Officer
We, the undersigned officers and directors of Cottonwood Multifamily REIT I, Inc., hereby severally constitute Enzio Cassinis our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Annual Report filed herewith and any and all amendments to said Annual Report and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Multifamily REIT I, Inc. to comply with the provisions of the Securities Act of 1933, Regulation A promulgated thereunder and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorney to said Annual Report and any and all amendments thereto.
This Annual Report has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ Enzio Cassinis	Chief Executive Officer	April 8, 2021
Enzio Cassinis

/s/Adam Larson	Chief Financial Officer (Principal Financial Officer)	April 8, 2021
Adam Larson

/s/ Gregg Christensen	Chief Legal Officer and Director	April 8, 2021
Gregg Christensen

/s/ Susan Hallenberg	Chief Accounting Officer (Principal Accounting Officer)	April 8, 2021
Susan Hallenberg

/s/ Chad Christensen	Director	April 8, 2021
Chad Christensen

/s/ Daniel Shaeffer	Director	April 8, 2021
Daniel Shaeffer

Annex E
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-K
☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2020
 ☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Transition period from     to
Commission file number: 000-56165

Cottonwood Communities, Inc.
(Exact name of Registrant as specified in its charter)
Maryland	61-1805524
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1245 Brickyard Road, Suite 250, Salt Lake City, UT 84106
(Address of principal executive offices) (Zip code)
(801) 278-0700
(Registrant's telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbols	Name of each exchange on which registered
None	None	None
Securities registered pursuant to Section 12(g) of the Act:
Class A common stock, $0.01 par value per share
Class T common stock, $0.01 par value per share
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐ No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes  ☐ No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐ No ☒
The aggregate market value of the common stock held by non-affiliates of the registrant: No established market exists for the registrant’s common stock. On August 13, 2018 the registrant launched its initial public offering of its shares of common stock pursuant to a Registration Statement on Form S-11 (File No. 333-215272), which shares were most recently offered at $10.00 per share, with discounts available for certain categories of purchasers. The registrant suspended its initial public offering on December 22, 2020 while the registrant pursues a material business combination. There were 10,846,312 shares of common stock held by non-affiliates at June 30, 2020, the last business day of the registrant’s most recently completed second fiscal quarter.
As of March 25, 2021, there were 12,214,771 and 17,518 shares of the registrant's Class A common stock and Class T common stock outstanding, respectively.

Cottonwood Communities, Inc.
Form 10-K
For the Year Ended December 31, 2020

Part I
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward looking statements include statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.
For a discussion of some of the risks and uncertainties, although not all risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements, see the risks identified in “Summary Risk Factors” below and in Part I, Item 1A of this Annual Report on Form 10-K (the “Annual Report”).
SUMMARY RISK FACTORS
The following is a summary of the principal risks that could adversely affect our business, financial condition, results of operations and cash flows and an investment in our common stock. This summary highlights certain of the risks that are discussed further in this Annual Report but does not address all the risks that we face. For additional discussion of the risks summarized below and a discussion of other risks that we face, see “Risk Factors” in Part I, Item 1A of this Annual Report. You should interpret many of the risks identified in this summary and under “Risk Factors” as being heightened as a result of the ongoing and numerous adverse impacts of the novel coronavirus disease (“COVID-19”) pandemic.
•
The COVID-19 pandemic, together with the resulting measures imposed to contain the virus, has had a negative impact on the economy and business activity globally. Although we have not seen a material impact on our operations to date, the extent to which the COVID-19 pandemic may impact our operations, the personal financial position of our tenants and the development projects in which we have invested remains uncertain and cannot be predicted with confidence.

•
Risks related to the proposed mergers, as discussed under Item 1. "Business" below, including that the mergers will not be consummated, the disruption of management’s attention from our ongoing business operations due to the proposed mergers, and that the mergers may not be accretive to the company.

•	We depend on our advisor to identify suitable investments and to manage our investments. There is no assurance that we will be able to successfully achieve our investment objectives.
•
We have paid distributions from offering proceeds and may continue to fund distributions with offering proceeds. We have not established a limit on the amount of proceeds from our offering that we may use to fund distributions. To the extent we fund distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate-related assets and the overall return to our stockholders may be reduced. Distributions may also be paid from other sources such as borrowings, advances or the deferral of fees and expense reimbursements. During the early stages of our operations, these distributions may constitute a return of capital.

•
Some of our officers and certain of our directors are also officers and directors of our sponsor, our advisor or its affiliates. As a result, our officers and affiliated directors are subject to conflicts of interest.

•
Our ability to raise money and achieve our investment objectives depends on the ability of the dealer manager to successfully market our offering. If we raise substantially less than the maximum offering amount, we may not be able to invest in a diverse portfolio of assets and the value of an investment in us may vary more widely with the performance of certain investments.

•	We pay certain fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s length and therefore may be higher than fees payable to unaffiliated third parties.

•
Development projects in which we invest will be subject to potential development and construction delays which could result in increased costs and risks and may hinder our operating results and ability to make distributions.

•
We may incur significant debt in certain circumstances. Our use of leverage increases the risk of an investment in us. Loans we obtain may be collateralized by some or all of our investments, which will put those investments at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

•
Volatility in the debt markets could affect our ability to obtain financing for investments or other activities related to real estate assets and the diversification or value of our portfolio, potentially reducing cash available for distribution to our stockholders or our ability to make investments. In addition, if any of the loans we obtain have variable interest rates, volatility in the debt markets could negatively impact such loans.

•
If we fail to continue to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders because we will be subject to United States federal income tax at regular corporate rates with no ability to deduct distributions made to our stockholders.

In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
ITEM 1.	BUSINESS
References herein to the “Company,” “CCI,” “we,” “us,” or “our” refer to Cottonwood Communities, Inc., a Maryland corporation, and its subsidiaries unless the context specifically requires otherwise.
General Description of Business and Operations
Cottonwood Communities, Inc. is a Maryland corporation formed on July 27, 2016 to invest primarily in multifamily apartment communities and multifamily real estate-related assets throughout the United States. We currently seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We do not expect to be able to achieve the balance of these allocations until we have raised substantial proceeds in the Offering (as defined below). Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition. If the CRII Merger (as defined below) is consummated, we expect our board of directors to revisit our targeted portfolio allocation given the asset profile of the combined company.
Our investment objectives are to:
•	preserve, protect and return invested capital;
•	pay stable cash distributions to stockholders;
•	realize capital appreciation in the value of our investments over the long term; and
•	provide a real estate investment alternative with lower expected volatility relative to public real estate companies whose securities trade daily on a stock exchange.
There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. In most cases these limitations cannot be changed unless our charter is amended, which may require the approval of our stockholders.
We have registered a public offering of $750,000,000 in shares of common stock (the “Offering”), consisting of $675,000,000 in shares of common stock offered in our primary offering and $75,000,000 in shares of common stock offered pursuant to our distribution reinvestment plan (the "DRP Offering”) at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) in both the primary and the DRP Offering. Our common stock has two classes, Class A and Class T. The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor without reimbursement by us. We have registered to sell any combination of Class A and Class T common stock in the Offering, with a dollar value up to the maximum offering amount. The Offering commenced in August 2018 and is currently suspended as of December 2020 while we pursue the proposed mergers described below.
On November 8, 2019, we launched a best-efforts private placement offering exempt from registration under the Securities Act pursuant to which we initially offered a maximum of $50,000,000 in shares of Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share (the "Private Offering"). Offering-related expenses in the Private Offering are paid by us. On March 23, 2021, our board of directors approved an increase in the size of the offering to $100,000,000.
We operate under the direction of our board of directors. Our board of directors has retained CC Advisors III, LLC (our “advisor" or "CC Advisors III") to conduct our operations and manage our portfolio of real estate investments, subject to the supervision of the board of directors. Our advisor is an affiliate of our sponsor. We have no paid employees.
We elected to be taxed as a REIT beginning with our taxable year ending December 31, 2019. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through Cottonwood Communities O.P., LP (the "Operating Partnership" or "CCOP"). We are the general partner of the Operating Partnership.
As of December 31, 2020, we have raised gross proceeds of $32,932,909 from the sale of Series 2019 Preferred Stock in the Private Offering and $121,996,723 from the sale of our common stock in the Offering. We owned two multifamily apartment communities located in separate states, issued a B Note secured by a deed of trust on a multifamily development project, and made preferred equity investments in three multifamily development projects located in separate states.
Pending Mergers
On January 26, 2021, we entered into merger agreements (as described below) to acquire each of Cottonwood Residential II, Inc. (“CRII”), Cottonwood Multifamily REIT I, Inc. (“CMRI”), and Cottonwood Multifamily REIT II, Inc. (“CMRII”). All of the mergers are stock-for-stock transactions whereby each of CRII, CMRI, and CMRII will be merged into a wholly owned subsidiary of us (collectively, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers; however, under certain circumstances, CMRI and CMRII may opt not to close if the CRII merger does not occur. Each of the Mergers is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended.
If approved by the stockholders and the unitholders, as applicable, and the other closing conditions are met or waived, the Mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States and create a $1.5 billion multifamily REIT. We expect the combined company to benefit from improved scale and operating efficiencies, enhanced geographic diversification and expanded access to capital to pursue potential accretive transactions.
Further, as a result of the merger with CRII, CRII’s affiliate property manager, which currently manages over 13,000 units, including approximately 8,600 for Cottonwood affiliates (including us), will become wholly owned by us.
CRII Merger
On January 26, 2021, we, the Operating Partnership, Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), CRII and Cottonwood Residential O.P., LP (“CROP”) entered into an Agreement and Plan of Merger (the “CRII Merger Agreement”).
Subject to the terms and conditions of the CRII Merger Agreement, (i) CRII will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of us (the “CRII Company Merger”) and (ii) the Operating Partnership will merge with and into CROP, with CROP surviving (the “CROP Merger” and, together with the CRII Company Merger referred to as the “CRII Merger”). At such time, the separate existence of CRII and the Operating Partnership will cease.

At the effective time of the CRII Company Merger, (i) each issued and outstanding share of CRII’s common stock (the “CRII Common Stock”) will be converted into 2.015 shares of shares of our Class A common stock (the “CCI Common Stock”), as may be adjusted if the CCA Note Distribution (as described below) is not effected, (ii) each issued and outstanding share of Series 2016 preferred stock of CRII (the “CRII Series 2016 Preferred Stock”) will be converted into one share of newly designated Series 2016 preferred stock of us (the “CCI Series 2016 Preferred Stock”), and (iii) each issued and outstanding share of Series 2017 preferred stock of CRII (the “CRII Series 2017 Preferred Stock”) will be converted into one newly designated share of Series 2017 preferred stock of us (the “CCI Series 2017 Preferred Stock”).
The CRII Merger Agreement provides for an alternative exchange ratio of 2.10 shares of CCI Common Stock for each share of CRII Common Stock if the CCA Note Distribution has not occurred. The CCA Note Distribution refers to the distribution by CROP of an approximately $13 million note dated January 1, 2021 issued by Cottonwood Communities Advisors, LLC, the parent entity of our advisor, in favor of CROP (“CCA Note”). Prior to closing the CRII Merger, CRII intends to effect the CCA Note Distribution pursuant to which CROP will distribute interests in the CCA Note to the holders of participating partnership units of CROP and, thereafter, CRII will distribute its interest in the CCA Note to its common stockholders.
At the effective time of the CROP Merger, each participating partnership unit of CROP (i.e., all CROP partnership units other than preferred units) issued and outstanding immediately prior to the CROP Merger will be split into 2.015 participating partnership units of CROP (or 2.10 participating partnership units if the CCA Note Distribution has not occurred) (the “CROP Unit Split”). Immediately following the CROP Unit Split, (i) each issued and outstanding Series 2019 preferred unit of the Operating Partnership (the “CCOP Series 2019 Preferred Stock”) will convert into the right to receive one Series 2019 preferred unit of CROP (the “CROP Series 2019 Preferred Unit”), the terms of which will mirror the CCOP Series 2019 Preferred Stock, (ii) each issued and outstanding LTIP Unit of CCOP (the “CCOP LTIP Units”) will convert into the right to receive one LTIP Unit of CROP, the terms and conditions of which will mirror the CCOP LTIP Units, (iii) each issued and outstanding Special LTIP Unit of CCOP (the “CCOP Special LTIP Units”) will convert into the right to receive one Special LTIP Unit of CROP, the terms and conditions of which will mirror the CCOP Special LTIP Units, and (iv) except as set forth above, each issued and outstanding general partner unit of the Operating Partnership and CCOP Common Unit will convert into the right to receive one common limited partner unit of CROP (“CROP Common Unit”). After giving effect to the CROP Unit Split, each CROP Common Unit, general partner unit and LTIP unit issued and outstanding immediately prior to the effective time of the CROP Merger will remain outstanding, and each CROP preferred unit issued and outstanding immediately prior to the effective time of the CROP Merger will remain outstanding and continue to be held by the entity surviving the CRII Company Merger.
CMRI Merger
On January 26, 2021, we, the Operating Partnership, Merger Sub, CMRI and Cottonwood Multifamily REIT I O.P., LP (“CMRI OP”) entered into an Agreement and Plan of Merger (the “CMRI Merger Agreement”).
Subject to the terms and conditions of the CMRI Merger Agreement, (i) CMRI will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of CCI (the “CMRI Company Merger”) and (ii) CMRI OP will merge with and into the Operating Partnership or its successor, with the Operating Partnership or its successor surviving (the “CMRI OP Merger” and, together with the CMRI Company Merger referred to as the “CMRI Merger”). At such time, the separate existence of CMRI and CMRI OP will cease.
At the effective time of the CMRI Company Merger, each issued and outstanding share of CMRI’s common stock (the “CMRI Common Stock”) will be converted into the right to receive 1.175 shares of the CCI Common Stock.
At the effective time of the CMRI OP Merger, each partnership unit of CMRI OP outstanding immediately prior to the effective time of the CMRI OP Merger will be split so that the total number of partnership units of CMRI OP then outstanding equals the number of shares of CMRI Common Stock that were outstanding immediately prior to the effective time of the CMRI OP Merger (the “CMRI OP Unit Split”). Immediately following the CMRI OP Unit Split, each partnership unit of CMRI OP outstanding immediately prior to the effective time of the CMRI OP Merger will convert into the right to receive 1.175 common limited partner units in the Operating Partnership (“CCOP Common Units”). If the CRII Merger closes before the CMRI Merger, CMRI OP will merge with and into CROP, the operating partnership of CRII, with CROP surviving, and the holders of CMRI OP partnership units will receive common limited partner units in CROP at the same exchange ratio.

CMRII Merger
On January 26, 2021, we, the Operating Partnership, Merger Sub, CMRII and Cottonwood Multifamily REIT II O.P., LP (“CMRII OP”) entered into an Agreement and Plan of Merger (the “CMRII Merger Agreement”).
Subject to the terms and conditions of the CMRII Merger Agreement, (i) CMRII will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of CCI (the “CMRII Company Merger”) and (ii) CMRII OP will merge with and into the Operating Partnership or its successor, with the Operating Partnership or its successor surviving (the “CMRII OP Merger” and, together with the CMRII Company Merger referred to as the “CMRII Merger”). At such time, the separate existence of CMRII and CMRII OP will cease.
At the effective time of the CMRII Company Merger, each issued and outstanding share of CMRII’s common stock (the “CMRII Common Stock”), will be converted into the right to receive 1.072 shares of CCI Common Stock.
At the effective time of the CMRII OP Merger, each partnership unit of CMRII OP outstanding immediately prior to the effective time of the CMRII OP Merger will be split so that the total number of partnership units of CMRII OP then outstanding equals the number of shares of CMRII Common Stock that were outstanding immediately prior to the effective time of the CMRII OP Merger (the “CMRII OP Unit Split”). Immediately following the CMRII OP Unit Split, each partnership unit of CMRII OP outstanding immediately prior to the effective time of the CMRII OP Merger will convert into the right to receive 1.072 CCOP Common Units. If the CRII Merger closes before the CMRII Merger, CMRII OP will merge with and into CROP, the operating partnership of CRII, with CROP surviving, and the holders of CMRII OP partnership units will receive common limited partner units in CROP at the same exchange ratio.
The foregoing descriptions of the Mergers are not complete and are subject to and qualified in their entirety by reference to the respective merger agreements, copies of which were filed as exhibits to our Current Report on Form 8-K filed with the SEC on February 1, 2021. There is no guarantee that the Mergers will be consummated.
Changes to Initial Public Offering
Background
Our board of directors and management team believe the best opportunity for us to meet our investment objectives following the closing of the CRII Merger is to implement certain changes to our equity capital raising strategy, including to our plan of distribution with the designation of new share classes, our advisory fee structure and our share repurchase program. We believe these changes will enhance our equity capital raising efforts, diversify and grow our portfolio for the benefit of our stockholders and increase liquidity to our stockholders in excess of what is currently offered.
We have summarized below the changes to the Offering and our share repurchase plan that our board of directors has approved for implementation following the CRII Merger. While these are our current intentions, our board of directors may change any aspect of it without stockholder approval. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time.
New Share Classes
When we resume the Offering following the closing of the CRII Merger, we will offer different classes of common stock that will have different combinations of upfront and deferred selling commissions and other fees payable to our dealer manager and participating broker-dealers. We believe that having a number of different share classes with different distribution compensation structures will improve our ability to sell shares and raise capital in the current market. Our board of directors has approved articles of amendment to rename and redesignate our current Class T common stock as “Class TX” common stock and articles supplementary to classify three new classes of common stock: Class T, D and I common stock.
We intend that the upfront and deferred selling commissions will be borne by the new investors in the Offering. The fees payable to our dealer manager and participating broker-dealers in connection with the Offering as well as the other offering expenses in connection the Offering would be borne by us (subject to certain limitations as described further below), which expenses would impact our current stockholders and new stockholders.

Monthly Net Asset Value (“NAV”) Determinations
Following the CRII Merger, we intend to calculate our NAV monthly. Our NAV will be determined pursuant to valuation guidelines adopted by our board of directors which we expect to be consistent with industry practice. We believe more frequent NAV calculations will improve our ability to offer and repurchase our shares at the most fair prices, and also improve visibility and transparency into our performance.
Revised Advisory Fee Structure
Upon the closing of the CRII Merger, we will enter into the Amended and Restated Advisory Agreement and, upon the closing of the CROP Merger, CROP (our successor operating partnership following the CROP Merger) will enter into the Amended and Restated CROP Partnership Agreement. These agreements revise the compensation payable and the expenses that may be reimbursed to our advisor for its services. Additional information about these fees is provided in Part III “Item 13. Certain Relationships and Related Transactions and Director Independence.”
Revised Share Repurchase Program.
Our board of directors has adopted a revised share repurchase program to be effective following the CRII Merger. This revised share repurchase program provides that we may make monthly redemptions with an aggregate value of up to 5% of our NAV each quarter. In addition, we have removed the funding restrictions from the share repurchase program. For newly designated share classes purchased after we resume the Offering, the redemption price will be equal to the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and our Class T (which will be renamed and reclassified to Class TX, as noted above) common stock, the repurchase price will not change except that stockholders may have their shares repurchased at 100% of NAV after a five-year hold period.
Economic Dependency
We are dependent on our advisor and its affiliates and the dealer manager for certain services that are essential to us, including the sale of our shares in our public and private offering; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of our investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, we will be required to obtain such services from other sources.
Competitive Market Factors
The success of our investment portfolio depends, in part, on our ability to invest in multifamily apartment communities that provide attractive and stable returns. We face competition from various entities for investment opportunities in multifamily apartment community properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Although we believe that we are well-positioned to compete effectively in each facet of our business, there is competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.
Furthermore, we face competition from other multifamily apartment communities for tenants. This competition could reduce occupancy levels and revenues at our multifamily apartment communities, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other multifamily apartment communities both in the immediate vicinity and in the larger geographic market where our apartment communities will be located. Overbuilding of multifamily apartment communities may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates.
Compliance with Federal, State and Local Environmental Law
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.
We intend to subject our multifamily apartment communities to an environmental assessment prior to acquisition; however, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.
Employees
We have no paid employees. The employees of our advisor or its affiliates provide management, acquisition, advisory and certain administrative services for us.
Upon the closing of the CRII Merger, we will acquire the personnel who have historically performed certain services for us on behalf of our advisor, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. As a result, we will no longer engage an affiliated property manager for property management services. In addition, as a result of the CRII Merger, we will directly employ our Chief Legal Officer and Chief Accounting Officer. We will continue to rely on the employees of our advisor and its affiliates to serve as certain of our other executive officers and for those services not provided by the personnel acquired.
Principal Executive Office
Our principal executive offices are located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106. Our website address is www.cottonwoodcommunities.com.
Available Information
Access to copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other filings with the SEC, including amendments to such filings, may be obtained free of charge at our website, www.cottonwoodcommunities.com, or through the SEC’s website, http://www.sec.gov. These filings are available promptly after we file them with, or furnish them to, the SEC.

Item 1A.	Risk Factors
The following are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. Our shareholders may be referred to as “you” or “your” and Cottonwood Communities is referred to as CCI in this Item 1A. “Risk Factors” section.
References to the Fully Combined Company are to the combined company after the proposed mergers with CRII, CMRI and CMRII are complete. If approved by the shareholders and unitholders, as applicable, we expect to the Mergers to be completed in the second and third quarter of 2021. If the Mergers are completed, CROP will become our operating partnership, the ownership structure of our advisor will change, we will enter a new advisory agreement and employ certain individuals directly, and we will resume the initial public offering with revised terms. See Part I, Item 1. “Business” for additional information. As a result, if the Mergers are completed, certain of the risks described below will change accordingly.
Risks Related to an Investment in our Common Stock
Because no public trading market for your shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the offering price.
There is currently no public market for our shares and we currently have no plans to list our shares on a securities exchange. Our charter does not require our directors to seek shareholder approval to liquidate our assets and dissolve by a specified date or at all, nor does our charter require our directors to list our shares for trading on a national securities exchange by a specified date or at all. Any subsequent sale must comply with applicable state and federal securities laws. Our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share repurchase program includes numerous restrictions that limit your ability to sell your shares to us, and our board of directors may amend, suspend, or terminate our share repurchase program upon 15 days’ notice to our shareholders. On December 22, 2020, we suspended our share repurchase program while we evaluated the Mergers. Although our board of directors expects to resume our share repurchase program upon the closing of the Mergers, we can provide no assurances when that will occur. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you will likely have to sell them at a substantial discount to their offering price. It is also likely that your shares will not be accepted as the primary collateral for a loan. You should purchase our shares only as a long-term investment because of the illiquid nature of the shares.
We face significant competition for multifamily apartment communities and multifamily real estate-related assets, which may limit our ability to acquire suitable investments and achieve our investment objectives or make distributions.
We compete to acquire multifamily apartment communities and multifamily real estate-related assets with other REITs, real estate limited partnerships, pension funds and their advisors, bank and insurance company investment accounts, and other entities. Many of our competitors have greater financial resources, and a greater ability to borrow funds to acquire properties, than we do. We cannot be sure that the board of directors and our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if investments are made, our objectives will be achieved.
If we are unable to find suitable investments we may not be able to achieve our investment objectives or make distributions.
We may suffer from delays in locating suitable investments. In addition, our reliance on our advisor and sponsor and the real estate professionals that such persons retain to identify suitable investments for us at times when such persons are simultaneously seeking to identify suitable investments for other affiliated programs could also delay the investment in suitable opportunities for us. Delays we encounter in the selection and acquisition of income-producing multifamily apartment communities or the acquisition or origination of multifamily real estate-related assets would likely limit our ability to make distributions to you and reduce your overall returns.
Furthermore, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of distributions attributable to those particular properties.

Our success is dependent on general market and economic conditions.
The real estate industry generally and the success of our investment activities in particular will both be affected by global and national economic and market conditions generally and by the local economic conditions where our properties are located. These factors may affect the level and volatility of real estate prices, which could impair our profitability or result in losses. In addition, general fluctuations in the market prices of securities and interest rates may affect our investment opportunities and the value of our investments. Our sponsor’s financial condition may be adversely affected by a significant economic downturn and it may be subject to legal, regulatory, reputational and other unforeseen risks that could have a material adverse effect on its businesses and operations (including our advisor).
A recession, slowdown and/or sustained downturn in the U.S. real estate market, and to a lesser extent, the global economy (or any particular segment thereof) would have a pronounced impact on us, the value of our assets and our profitability, impede the ability of our assets to perform under or refinance their existing obligations, and impair our ability to effectively deploy our capital or realize upon investments on favorable terms. We could also be affected by any overall weakening of, or disruptions in, the financial markets. Any of the foregoing events could result in substantial losses to our business, which losses will likely be exacerbated by the presence of leverage in our investments capital structures.
For example, during the financial crisis, the availability of debt financing secured by commercial real estate was significantly restricted as a result of a prolonged tightening of lending standards. Due to the uncertainties created in the credit market, real estate investors were unable to obtain debt financing on attractive terms, which adversely affected investment returns on acquisitions and their ability to even make acquisitions or tenant improvements to existing holdings. Any future financial market disruptions may force us to use a greater proportion of our offering proceeds to finance our acquisitions and fund tenant improvements, reducing the number of acquisitions we would otherwise make.
Because our shareholders will not have the opportunity to evaluate any investments we may make before we make them, we are considered to be primarily a blind pool. We may make investments with which our shareholders do not agree.
We are considered to be a “blind pool” and we are not able to provide you with any information to assist you in evaluating the merits of any specific assets that we may acquire. We seek to invest substantially all of the proceeds from our offering in the acquisition of or investment in interests in multifamily apartment communities and multifamily real estate-related assets. As of December 31, 2020, we owned two multifamily apartment communities located in separate states, issued a B Note secured by a deed of trust on a multifamily development project, and made preferred equity investments in three multifamily development projects located in separate states. Our advisor and board of directors have broad discretion when identifying, evaluating and making such investments. You will have no opportunity to evaluate the transaction terms or other financial or operational data concerning specific investments before we invest in them. Furthermore, our advisor and board of directors have broad discretion in implementing policies regarding tenant or mortgagor creditworthiness and you will likewise have no opportunity to evaluate potential tenants, managers or borrowers. As a result, you must rely on our advisor and board of directors to identify and evaluate our investment opportunities, and they may not be able to achieve our business objectives, may make unwise decisions or may make investments with which you do not agree.
If we do not raise significant offering proceeds, adverse investment performance, increased expenses, and our fixed operating expenses will have a more significant adverse impact on our ability to achieve our business objectives and to make distributions than if we raise significant proceeds in our offering.
Our common stock is being offered on a “best-efforts” basis and no individual, firm or corporation has agreed to purchase any of our common shares in our offering. If we do not raise significant offering proceeds, we may make fewer investments than we would if we are able to raise significant funds in our offering. In that case, the likelihood that any single asset’s performance would adversely affect our profitability increases. In addition, we incur certain fixed operating expenses, such as costs incurred to secure insurance for our officers and directors, regardless of our size. Our failure to raise significant offering proceeds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to make distributions to you.

If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, types of assets, industries or business sectors may have a more significant adverse impact on our assets and our ability to make distributions than if we had a diversified investment portfolio.
While we intend to diversify our portfolio of investments, we are not required to observe specific diversification criteria. Therefore, our investments in multifamily apartment communities and multifamily real estate-related assets may be concentrated in assets that are subject to higher risk of foreclosure or concentrated in a limited number of geographic locations. As of December 31, 2020, approximately 31% and 50% of our total investments were in Florida and Massachusetts, respectively. To the extent that our portfolio is concentrated in limited geographic regions, downturns relating generally to such region may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly limit our ability to make distributions to you.
We have little operating history and we may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our shareholders.
We are a recently formed company and we have little operating history. We were incorporated in the State of Maryland on July 27, 2016. As of December 31, 2020, we owned two multifamily apartment communities located in separate states, issued a B Note secured by a deed of trust on a multifamily development project, and made preferred equity investments in three multifamily development projects located in separate states. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies. We can provide no assurance that our performance will replicate the past performance of CROP, CRII or any program sponsored by CROP, or CRII Our investment returns could be substantially lower than the returns achieved by CROP., and CRII The results of our operations depend on several factors, including the availability of opportunities for the acquisition of target assets, the level and volatility of interest rates, the availability of short and long-term financing, and conditions in the financial markets and economic conditions.
We are dependent upon our advisor and its affiliates and any adverse changes in the financial health of our advisor or its affiliates or our relationship with them could hinder our operating performance and the return on our shareholders’ investment.
We are dependent on our advisor to manage our operations and our portfolio of multifamily apartment communities and multifamily real estate-related assets. Any adverse change in the financial condition of our advisor or our relationship with our advisor could hinder its ability to successfully manage our operations and our portfolio of investments.
Our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our advisor, which is an affiliate of CROP, the operating partnership of CRII, our sponsor. CRII’s and CROP’s business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. To the extent CRII no longer acts as our sponsor or any decline in its or CROP’s revenues and operating results impacts the performance of our advisor, our results of operations and financial condition could also suffer. If our relationship with our advisor, its affiliates and their real estate professionals is terminated for any reason, it will be difficult for us to implement our business strategy or manage our portfolio unless we engage another party to provide the services to be provided by our advisor, its affiliates and employees.
We have paid distributions from offering proceeds. In the future we may continue to fund distributions with offering proceeds. To the extent we fund distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate-related assets and the overall return to our shareholders may be reduced.
Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. We intend to make distributions on our common stock on a per share basis with each share receiving the same distribution. If we fund distributions from financings, the proceeds from offerings or other sources, we will have less funds available for investment in multifamily apartment communities and other multifamily real estate-related assets and the number of real estate properties that we invest in and the overall return to our shareholders may be reduced. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of multifamily real estate-related assets, this will affect our ability to generate cash flows from operations in future periods.
We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During the early stages of our operations, it is likely that we will use sources of funds which may constitute a return of capital to fund distributions. During our offering stage, when we may raise capital more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to make distributions solely from our cash flow from operations. Further, because we may receive income from our investments at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our existence and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will make these distributions in advance of our actual receipt of these funds. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. In these instances, we expect to look to third party borrowings to fund our distributions. We may also fund such distributions from the sale of assets. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our shareholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a shareholder’s basis in our stock will be reduced and, to the extent distributions exceed a shareholder’s basis, the shareholder may recognize capital gain.
For the year ended December 31, 2020, we made aggregate distributions of $5,251,743, including $4,145,377 distributions paid in cash and $1,106,366 of distributions reinvested through our distribution reinvestment plan. Our net loss for the year ended December 31, 2020 was $8,551,339. Cash flows used in operating activities for the year ended December 31, 2020 was $2,815,684. We funded our total distributions paid during 2020, which includes net cash distributions and distributions reinvested by shareholders, with $571,878 prior period cash provided by operating activities and $4,679,865 of offering proceeds. From July 27, 2016 (inception) through December 31, 2020, we incurred cumulative distributions of $7,767,642 and our cumulative net loss during the same period was $11,947,742. Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments.
The value of a share of our common stock may be diluted if we pay stock dividends.
Our board of directors may declare stock dividends. Although there are a number of factors that would be considered in connection with such a declaration, we expect such stock dividends are most likely to be declared if our board of directors believes that (i) our portfolio has appreciated in value from its aggregate acquisition cost or (ii) additional sales of common stock in our offering at the current offering price would dilute the value of a share of our then existing shareholders. Phantom income could result from such stock dividends.
While our objective is to acquire assets that appreciate in value, there can be no assurance that assets we acquire will appreciate in value. If our board of directors declared a stock dividend for investors who purchase our shares early in our offering stage, as compared with later investors, those investors who received the stock dividends will receive more shares for the same cash investment as a result of any stock dividends. Because they own more shares, upon a sale or liquidation of the company, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Furthermore, unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock dividends, the value per share for later investors purchasing our stock will be below the value per share of earlier investors.
Our rights and the rights of our shareholders to recover claims against our officers and directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.
Maryland law provides that an officer or director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that our officers and directors will not be liable to us or our shareholders for monetary damages and that we will generally indemnify them for losses unless our directors are negligent or engage in misconduct or our independent directors are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our officers and directors than might otherwise exist under common law, which could reduce our and your recovery from these persons if they act in a negligent manner. Our charter also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employment benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
We may change our targeted investments and our policies without shareholder consent.
We invest in multifamily apartment communities (including certain multifamily apartment communities that include certain retail or other commercial uses) and multifamily real estate-related assets. Except as provided in our charter, we are not restricted as to the following:
•	where we may acquire multifamily apartment communities in the United States;
•
the percentage of our proceeds that may be invested in properties as compared with the percentage of our proceeds that we may invest in multifamily real estate-related assets; investment in direct interests in real estate and multifamily real estate-related assets will have differing risks and profit potential; or

•
the percentage of our proceeds that we may invest in any one real estate investment (the greater the percentage of our offering proceeds invested in one asset, the greater the potential adverse effect on us if that asset is unprofitable).

We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities and we may change our targeted investments and investment guidelines at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in our prospectus. A change in our targeted investments or investment guidelines could adversely affect the value of our common stock and our ability to make distributions to you.
Our board of directors determines our major policies, including our policies regarding financing, growth, REIT qualification, NAV methodologies and distributions. Our board of directors may amend or revise these and other policies without a vote of the shareholders. Under Maryland General Corporation Law and our charter, our shareholders have a right to vote only on limited matters. Our board of director’s broad discretion in setting policies and our shareholders’ inability to exert control over those policies increases the uncertainty and risks you face as a shareholder.
If our investments and future investments fail to perform as expected, cash distributions to our shareholders may decline.
As of December 31, 2020, we owned two multifamily apartment communities located in separate states, issued a B Note secured by a deed of trust on a multifamily development project, and made preferred equity investments in three multifamily development projects located in separate states. Each of these investments was based on an underwriting analysis with respect to each investment. If these investments do not perform as expected, whether as a result of the impact of the COVID-19 virus on U.S. and world economies, or otherwise, or future acquisitions do not perform as expected, we may have less cash flow from operations available to fund distributions and investor returns may be reduced.
Risks Related to Conflicts of Interest
Our advisor, our officers and the real estate, debt finance, legal, management and accounting professionals we retain will face competing demands on their time and this may cause our operations and our shareholders’ investment to suffer.
Subject to the supervision of our board of directors, we rely on our advisor, our officers, and the real estate, debt finance, legal, management, and accounting professionals that we retain to provide services to us for the day to day operation of our business. Our advisor and its affiliates have sponsored and advise other real estate programs and rely on many of the same real estate, debt finance, legal, management, and accounting professionals, as will future programs sponsored by our advisor and its affiliates. As a result of their interests in other programs sponsored by our advisor and their obligations to other investors, these professionals will likely face conflicts of interest in allocating their time among us and other programs sponsored by our advisor and its affiliates, as well as other business activities in which they are involved. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. If these events occur, the returns on our investments, and the value of your investment, may decline.
All of our executive officers, some of our directors and the key real estate and debt finance professionals we retain face conflicts of interest related to their positions and/or interests in our advisor, CROP, and its affiliates, which could hinder our ability to implement our business strategy and to generate returns to our shareholders.
All of our executive officers, some of our directors, and the key real estate and debt finance professionals we retain are also executive officers, directors and/or key professionals of our advisor, CROP and its affiliates. As a result, they owe fiduciary or other duties to each of these entities, their members and limited partners, which fiduciary or other duties may from time to time conflict with the fiduciary or other duties that they owe to us and our shareholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Cottonwood Communities Investor, LLC, a wholly owned subsidiary of CROP, is a limited partner in our operating partnership and may have interests that are different than ours. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our shareholders and to maintain or increase the value of our assets. Because some of our directors are also officers and directors of CRII, they may make decisions regarding the management of the properties which are not in the best interests of our shareholders.
Conflicts of interest could result in our management acting other than in our shareholders’ best interest.
We are party to an advisory agreement with CC Advisors III. CC Advisors III is owned by Cottonwood Communities Advisors, LLC (“CCA”). CROP is the sole shareholder in the entity that is the manager of and one of the members in CCA. Two additional members in CCA are entities that are owned by employees of CROP, including certain of our officers. Additionally, certain of our officers have a direct ownership interest in CCA as a member. Because our affiliated directors and certain of our officers are also current officers and directors of CRII, and employees of CROP, and certain other officers are officers of the same members and manager of our advisor and have a direct ownership interest in our advisor as well as an indirect ownership in our advisor and the promotional interest from our operating partnership, they may make decisions regarding the advisory agreement which are not in the best interests of our shareholders.
CCA is also the sole member of two other entities that act as advisor to CMRI and CMRII. We may compete with these and other affiliates of our advisor for opportunities to acquire or sell multifamily apartment communities and multifamily real estate-related assets, which may have an adverse impact on our operations. We may also buy or sell multifamily apartment communities and multifamily real estate-related assets at the same time as affiliates of our advisor. There may be a conflict of interest with respect to the selection of multifamily apartment communities and multifamily real estate-related assets to be purchased by us and/or our advisor and its affiliates. Affiliates of our advisor may own competing properties in the markets in which our multifamily apartment communities are located which may lead to conflicts of interests with respect to the operations and management of our multifamily apartment communities
The fees we pay to affiliates in connection with the management of our assets and investments were determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.
The fees paid to our property manager and advisor for services it provides for us were determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties, may be in excess of amounts that we would otherwise pay to third parties for such services and may reduce the amount of cash that would otherwise be available for investments in multifamily apartment communities and multifamily real estate-related assets and distributions to our shareholders. In addition, the fees paid to our advisor could be different if our advisor did not pay our offering and organizational costs.
Our advisor faces conflicts of interest relating to the fees that we may pay to it and its affiliates, which could result in actions that are not necessarily in the long-term best interests of our shareholders.
Pursuant to our operating partnership agreement, Cottonwood Communities Investor, LLC is entitled to distributions (which right it has assigned to Cottonwood Communities Advisors Promote, LLC) that are structured to provide incentive to our advisor to perform in our best interests and in the best interests of our shareholders. Additionally, our advisor may be entitled to a contingent acquisition fee and a contingent financing fee if our common shareholders receive a specified return on their investment. The amount of such compensation has not been determined as a result of arm’s-length negotiations, and such amounts may be greater than otherwise would be payable to independent third parties. Because, however, our advisor is entitled to receive substantial minimum compensation regardless of performance, the interests of our advisor and its affiliates is not wholly aligned with those of our shareholders. In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor and its affiliates to additional compensation. In addition, Cottonwood Communities Advisors Promote, LLC’s potential participation in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle Cottonwood Communities Advisors Promote, LLC to distributions relating to such sales, even if continued ownership of those investments might be in our best long-term interest.
Affiliates of our advisor have sponsored other entities and offerings and may sponsor additional entities and offerings in the future.
Affiliates of our advisor act as the advisor to CMRI and CMRII which have investment objectives that are similar to ours. In addition, it is possible that our advisor or its affiliates may form future REITs and sponsor other entities and offerings that may invest in assets that are similar to the multifamily apartment communities and multifamily real estate-related assets we intend to acquire. As a result, the conflicts of interest with respect to time, selection of investments and management of our investments may increase if our advisor or its affiliates sponsor additional programs.
If the advisory agreement with our advisor is terminated on or before August 13, 2028 for any reason other than because of the fraud, gross negligence or willful misconduct of our advisor, we will be required to pay the accrued contingent acquisition fees and accrued contingent financing fees.
Our advisor is entitled to receive contingent acquisition fees related to our purchase of multifamily apartment communities and multifamily real estate-related assets and contingent financing fees related to our financing of multifamily apartment communities and multifamily real estate-related assets. Our advisor has agreed to defer the payment of any acquisition fee or financing fee until our common shareholders’ receipt of certain specified returns. However, if the advisory agreement is terminated before August 13, 2028, for any reason other than the fraud, gross negligence or willful misconduct of our advisor, the acquisition fees and financing fees will become immediately due and payable by us. Thus, there may be conflicts of interest with respect to the termination of the advisory agreement and the payment of the contingent acquisition fees and contingent financing fees.
Our advisor may assign its obligations under the advisory agreement to its affiliates, who may not have the same expertise or provide the same level of service as our advisor.
Under the advisory agreement, our advisor may assign its responsibilities under the agreement to any of its affiliates with the approval of the conflicts committee. If there is such an assignment or transfer, the assignee may not have comparable operational expertise, have sufficient personnel or manage our company as well as our advisor.
Risks Related to Our Initial Public Offering and Our Corporate Structure
Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our shareholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common shareholders or discourage a third party from acquiring us in a manner that could result in a premium price to our shareholders.
Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.
Holders of our preferred stock will have dividend, liquidation and other rights that are senior to the rights of the holders of our common stock.
On November 8, 2019, we classified and designated 5,000,000 shares of our authorized but unissued preferred stock as shares of non-voting Series 2019 preferred stock which we are offering for sale through a best-efforts private placement offering of up to $50,000,000 to accredited investors only. On March 23, 2021, our board of directors approved an increase in the size of the offering to $100,000,000. The outstanding Series 2019 preferred stock is entitled to receive a preferred dividend equal to a 5.5% (subject to an increase to 6.0% in certain circumstances) per annum cumulative but not compounded return on invested capital on the purchase price of $10.00.
Holders of our Series 2019 preferred stock are entitled to cumulative dividends before any dividends may be declared or set aside on our common stock, or the redemption of our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, holders of the preferred stock are entitled to receive a liquidation preference of $10.00 per share plus any accrued and unpaid distributions. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock. Because the offering of the Series 2019 preferred stock is being made without a firm commitment for any purchase of the preferred stock, we can provide no assurances as to how many, if any, shares of preferred stock we will issue. As of December 31, 2020, we had sold 3,308,326 shares of Series 2019 preferred stock for aggregate gross offering proceeds of $32,932,909.
In connection with the CRII Merger, we will designate 14,500,000 shares of our authorized but unissued preferred stock as shares of non-voting Series 2016 preferred stock, or CCI 2016 Series Preferred Stock, and will issue one share of CCI Series 2016 Preferred Stock for each share of CRII Series 2016 Preferred Stock outstanding prior to the effective time of the CRII Merger. The outstanding shares of CCI Series 2016 Preferred Stock will be entitled to receive a preferential dividend equal to a 7% cumulative but not compounded annual return. In addition, we will designate 5,000,000 shares of our authorized but unissued preferred stock as shares of non-voting Series 2017 preferred stock, or CCI 2017 Series Preferred Stock, and will issue one share of CCI Series 2017 Preferred Stock for each share of CRII Series 2017 Preferred Stock outstanding prior to the effective time of the CRII Merger. The outstanding shares of CCI Series 2017 Preferred Stock will be entitled to receive a preferential dividend equal to a 7.5% cumulative but not compounded annual return (subject to an increase to 8% in certain circumstances). Holders of the CCI Series 2016 Preferred Stock and CCI Series 2017 Preferred Stock will be entitled to cumulative dividends before any dividends may be declared or set aside on our common stock, or the redemption of our common stock and a liquidation preference of $10.00 per share plus any accrued and unpaid distributions before any payment is made to holders of our common stock upon any voluntary or involuntary liquidation, dissolution or winding of CCI. Upon completion of the CRII Merger, we will issue and there will be outstanding 14,149,943.36 shares of CCI Series 2016 Preferred Stock and 258,550 shares CCI Series 2017 Preferred Stock.
Our charter designates the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action or proceeding asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our shareholders, (c) any action or proceeding asserting a claim arising pursuant to any provision of the Maryland General Corporation Law or our charter or our bylaws, or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, and any of our record or beneficial shareholders who is a party to such an action or proceeding shall cooperate in any request that we may make that the action or proceeding be assigned to the Court’s Business and Technology Case Management Program. We note we currently have no employees. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that the shareholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements, and we believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the Maryland General Corporation Law to authorize the adoption of such provisions. The exclusive forum provision of our charter does not establish exclusive jurisdiction in the Circuit Court for Baltimore City, Maryland for claims that arise under the Securities Act, the Exchange Act or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts.
Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if our subsidiaries or we become an unregistered investment company, then we could not continue our business.
Neither we nor any of our subsidiaries intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, then we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:
•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:
•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of United States government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes United States government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

Neither we nor our Operating Partnership should be required to register as an investment company under either of the tests above. With respect to the 40% test, most of the entities through which we and our Operating Partnership will own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of our Operating Partnership fail to meet the 40% test, then we believe they will often be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, with substantially all of its remaining assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), then we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. In this regard, we note that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.
Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.
If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
Actions of our potential future joint venture partners could reduce the returns on joint venture investments and decrease our shareholders’ overall return.
We may enter into joint ventures with third parties or affiliates to acquire assets. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:
•	that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;
•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or
•
that disputes between us and our co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of our shareholders’ investment in us.
Our shareholders may not be able to sell their shares under our share repurchase program and, if our shareholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.
Our share repurchase program includes numerous restrictions that limit your ability to sell your shares. Current shareholders must generally hold your shares for at least one year in order to participate in our share repurchase program, except for Exceptional Repurchases. We have amended our share repurchase program to provide that we may make monthly redemptions with an aggregate value of up to 5% of our NAV each quarter. For newly designated share classes purchased after we resume the Offering, the redemption price will be equal to the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and our Class T (which will be renamed and reclassified to Class TX) common stock, the repurchase price will not change except that shareholders may have their shares repurchased at 100% of NAV after a five-year hold period. We have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all repurchase requests made in any year.
Under our share repurchase program, shares may be repurchased at varying prices depending on (a) the share class, and (b) the number of years the shares have been held, and (c) whether the repurchases are Exceptional Repurchases. Thus, if your shares are repurchased by us pursuant to our share repurchase program, it is possible that you will receive less than the fair market value of the shares at the time of such repurchase.
Our board of directors may amend, suspend or terminate our share repurchase program upon 15 days’ notice to our shareholders. The restrictions of our share repurchase program will severely limit your ability to sell your shares should you require liquidity and limit your ability to recover the value you invest in our common stock.
The outbreak of widespread contagious disease, such as the novel coronavirus, COVID-19, could adversely impact our operations and the value of our investments.
The recent outbreak of the COVID-19 virus that has rapidly spread to a growing number of countries, including the United States, has created considerable instability and disruption in the U.S. and world economies. The extent to which our results of operations or our overall value will be affected by the COVID-19 virus will largely depend on future developments, which are uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to be undertaken to contain the COVID-19 virus or treat its impact. Given the uncertainty, no assurance can be given that the value of our investments made prior to March 2020 has not declined below the purchase price of the investment. As a result of shutdowns, quarantines or actual viral health issues, tenants at our multifamily apartment communities may experience reduced wages for a prolonged period of time and may be unable to make their rental payments. In the last year, we have experienced a limited impact from COVID-19 on our operations. We may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak. In addition, property managers may be limited in their ability to properly maintain our multifamily apartment communities. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. In addition, we may be unable to obtain financing for the acquisition of investments on satisfactory terms, or at all. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value, and investors could lose all or a substantial portion of their investment in us.

The offering price of our shares was not established in reliance on a valuation of our assets and liabilities; the actual value of your investment may be substantially less than what you pay.
We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. The actual value of an investment in us may be less than the offering price. In particular, and as discussed in the risk factor above, we do not know the extent to which our results of operations or overall value will be affected by the COVID-19 virus and no assurance can be given that the actual value of an investment in us is not substantially less than the current offering price.
We plan to determine the NAV of our common stock no later than May 17, 2021. This value will be based on valuations of our assets and liabilities performed at least annually, by, or with the material assistance or confirmation of, a third-party valuation expert or service pursuant to valuation policies adopted by our board of directors, which we expect to be consistent with industry practice. Once we announce an NAV per share, we expect to update the NAV per share no less frequently than annually. However, following the close of the CRII Merger and the resumption of our initial public offering, we expect to provide an updated NAV and to then provide monthly updates to the NAV pursuant to valuation guidelines adopted by our board of directors which we expect to be consistent with industry practice.
To assist FINRA members and their associated persons that participate in our initial public offering, we intend to disclose in each annual report distributed to shareholders a per share estimated value of our shares developed in a manner reasonably designed to ensure it is reliable, the method by which it was developed and the date of the estimated valuation.
Because the most recent offering price for our shares of common stock in our initial public offering exceeds the net tangible book value per share, investors in our initial public offering will experience immediate dilution in the net tangible book value of their shares.
We have registered for sale, on a best efforts basis in a public offering, up to a maximum of $750,000,000 in shares of our common stock in our primary offering, consisting of two classes of shares: Class A shares and Class T shares at a purchase price of $10.00 per share. Our most recent public offering price for our shares prior to the suspension of our offering in December 2020 exceeds our net tangible book value per share. Our net tangible book value per share is calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price in our initial public offering primarily as a result of (i) the fees and expenses paid to our advisor and its affiliates in connection with the management of our investments, (ii) general and administrative expenses, and (iii) accumulated depreciation and amortization of real estate investments.
As of December 31, 2020, our net tangible book value per share of our common stock was $8.35. To the extent we are able to raise substantial proceeds in our initial public offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
Our investors’ interest in us will be diluted if we issue additional shares, which could reduce the overall value of their investment.
Potential investors in our initial public offering will not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,100,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 100,000,000 shares are designated as preferred stock. We are only issuing up to 67,500,000 shares of common stock pursuant to this primary offering and up to 7,500,000 shares pursuant to our distribution reinvestment plan. Our board of directors may increase the number of authorized shares of capital stock without shareholder approval. After your purchase in our initial public offering, our board of directors may elect to (i) sell additional shares in this or future offerings, (ii) issue equity interests in private offerings or (iii) otherwise issue additional shares of our capital stock. To the extent we issue additional equity interests after your purchase in our initial public offering your percentage ownership interest in us would be diluted. In addition, depending upon the terms and pricing of any additional offerings, the use of the proceeds and the value of our real estate investments, you may also experience dilution in the book value and fair value of your shares and in the earnings and distributions per share.
Payment of substantial fees and expenses to our advisor and its affiliates will reduce the return to you and increases the risks that you will not be able to recover the amount of your investment in our shares.
We pay significant fees to our advisor and its affiliates during our operational stage. Those fees include property management fees and asset management fees and we may have the obligation to reimburse our advisor and its affiliates for certain expenses they incur in connection with their providing services to us. In addition, we may be required to pay the contingent acquisition fees and contingent financing fees if we terminate the advisory agreement with our advisor.
We will also pay significant fees during our liquidation stage. Cottonwood Communities Advisors Promote, LLC will receive a 15% promotional interest from our operating partnership after our common shareholders have received, together as a collective group, aggregate distribution sufficient to provide a return of their invested capital, plus a 6% cumulative, non-compounded annual return on their invested capital.
These fees and other potential payments increase the risk that the amount available for distribution to common shareholders upon a liquidation of our portfolio would be less than the purchase price of the shares in our initial public offering. Substantial consideration paid to our advisor and its affiliates also increases the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange.
If we are unable to obtain funding for future cash needs, cash distributions to our shareholders could be reduced and the value of our investments could decline.
If we need additional capital in the future to improve or maintain our multifamily apartment communities or for any other reason, we may have to obtain financing from sources beyond our cash flow from operations, such as borrowings, sales of assets or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to you and could reduce the value of your investment.
Although we will not currently be afforded the protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our shareholders from receiving a premium price for their shares in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested shareholders or affiliates of interested shareholders are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also, under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation, or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board of directors opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti takeover protection.
Because Maryland law permits our board of directors to adopt certain anti-takeover measures without shareholder approval, investors may be less likely to receive a “control premium” for their shares.
In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our board, without shareholder approval, to amend our charter to:
•	stagger our board of directors into three classes;
•	require a two-thirds shareholder vote for removal of directors;

•	provide that only the board can fix the size of the board;
•	provide that all vacancies on the board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and
•	require that special shareholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.
Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Exchange Act, and has at least three independent directors. Our charter does not prohibit our board from opting into any of the above provisions permitted under Maryland law. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.
We could be negatively impacted by changes in our relationship with Fannie Mae or Freddie Mac, changes in the condition of Fannie Mae or Freddie Mac and by changes in government support for multi-family housing.
Fannie Mae and Freddie Mac have been a major source of financing for multi-family real estate in the United States and we have used loan programs sponsored by these agencies to finance most of our acquisitions of multi-family properties. There have been ongoing discussion by the government and other interested parties with regard to the long term structure and viability of Fannie Mae and Freddie Mac, which could result in adjustments to guidelines for their loan products. Should these agencies have their mandates changed or reduced, lose key personnel, be disbanded or reorganized by the government or otherwise discontinue providing liquidity for the multi-family sector, our ability to obtain financing through loan programs sponsored by the agencies could be negatively impacted. In addition, changes in our relationships with Fannie Mae and Freddie Mac, and the lenders that participate in these loan programs, with respect to our existing mortgage financing could impact our ability to obtain comparable financing for new acquisitions or refinancing for our existing multi-family real estate investments. Should our access to financing provided through Fannie Mae and Freddie Mac loan programs be reduced or impaired, it would significantly reduce our access to debt capital and/or increase borrowing costs and could significantly limit our ability to acquire properties on acceptable terms and reduce the values to be realized upon property sales.
Our ability to successfully conduct our offering is dependent, in part, on the ability of the dealer manager to hire and retain key employees and to successfully establish, operate and maintain a network of broker-dealers.
The dealer manager for our initial public offering is Orchard Securities, LLC, a Utah limited liability company, which we refer to as our dealer manager. The success of our initial public offering and our ability to implement our business strategy is dependent upon the ability of the dealer manager to hire and retain key employees and to establish, operate and maintain a network of licensed securities broker-dealer, or selling group members. Some or all of the broker dealers in this network have a choice of numerous competing real estate investment trusts offerings, many with similar investment objectives to recommend to their clients, which may make selling our shares to their clients more difficult. If our dealer manager is unable to hire qualified employees and build a sufficient network of selling group members, we may not be able to raise adequate proceeds through our initial public offering to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.
Breaches of our data security could materially harm us, including our business, financial performance and reputation.
We collect and retain certain personal information provided by our residents and employees. Security measures we have implemented to protect the confidentiality of this information may not prevent unauthorized access to this information. Any breach of our data security measures and loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect us, including our business and financial performance.
Some of the prior programs of the indirect owner of our sponsor, CROP and its predecessor entities, have not met the anticipated performance levels.
CROP and its predecessor, Cottonwood Capital, LLC have sponsored a number of prior real estate programs. Some of these prior real estate programs have not achieved the leasing and operational thresholds projected by CROP or Cottonwood Capital, LLC. As a result, the returns to investors in some of these prior real estate programs may not have met the expected thresholds.

We are an “emerging growth company” under the federal securities laws and is subject to reduced public company reporting requirements.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and is eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. We may retain our status as an “emerging growth company” for a maximum of five years, or until the earliest of (i) the last day of the first fiscal year in which it has total annual gross revenue of $1.07 billion or more, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common stock held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months) or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Under the JOBS Act, emerging growth companies (a) are permitted to provide audited financial statements for two fiscal years instead of three fiscal years required for other reporting companies, (b) are not required to provide certain disclosures relating to executive compensation generally required for larger public companies, (c) are not required to provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, (d) are not required to comply with the audit rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) after April 5, 2012 (unless the SEC determines otherwise) and (e) do not have to hold shareholder advisory votes on executive compensation. Taking advantage of any of these reduced requirements may make our common stock less attractive.
Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we have elected to “opt out” of such extended transition period and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.
General Risks Related to Investments in Real Estate
We will not be diversified with respect to the class of assets that we own.
We will invest, through our operating partnership, solely in multifamily apartment communities and multifamily real estate-related assets. While we intend to invest in a significant number of properties across several geographical locations and markets, we will not invest in a diverse set of asset classes. Further, we have no plans to acquire any assets other than assets consisting of multifamily apartment communities and multifamily real estate-related assets. Therefore, each of our investments could be subject to the same or similar rental property related risks and a decline in real estate values in general or a change in economic conditions which affects real property investment and rental markets could have a substantial adverse effect on our financial performance.
If capitalization rates increase the value of our assets may decrease and we may not be able to sell our assets at anticipated prices.
The value of real estate is generally based on capitalization rates. Capitalization rates generally trend with interest rates. Consequently, if interest rates go up, so do capitalization rates. Based on historical interest rates, current interest rates are low, as are current capitalization rates. However, if interest rates rise in the future, it is likely that capitalization rates will also rise, and as a result, the value of real estate will decrease. If capitalization rates increase, our assets will likely achieve a lower sales price than anticipated, resulting in reduced returns.
There are risks inherent in the acquisition and management of multifamily apartment communities.
There are risks associated with the operation of multifamily apartment communities, including, but not limited to, vacillations in the demand for residential space; risk of loss or damage to the improvements or property of tenants; environmental risks and other risks associated with ownership of real estate. Any of the above factors, or a combination thereof, could result in a decrease in the value of our investments which would have an adverse effect on our results of operations, reduce the cash flow available for distributions and the return on your investment.

Rental levels at the multifamily apartment communities that we acquire can vary over time and we may not be able to maintain the occupancy rates we anticipate.
We will make our determination regarding the acquisition of multifamily apartment communities that we acquire based, among other things, on the property’s projected rent levels. However, there can be no assurance that a multifamily apartment community will continue to be occupied at the projected rents. It is anticipated that leases with the tenants at our multifamily apartment communities will generally be for terms of one year or less. If the tenants of the properties do not renew or extend their leases, if tenants default under their leases at the properties, if issues arise with respect to the permissibility of certain uses at the properties, if tenants of the properties terminate their leases, or if the terms of any renewal (including concessions to the tenants) are less favorable than existing lease terms, the operating results of the properties could be substantially affected. As a result, we may not be able to make distributions to the shareholders at the anticipated levels.
Because we rely on Cottonwood Communities Management, its affiliates and third parties to manage the day-to-day affairs of any properties we may acquire, should the staff of a particular property perform poorly, our operating results for that property will similarly be hindered and our net income may be reduced.
We depend upon the performance of our property managers to effectively manage our properties and real estate-related assets. Rising vacancies across real estate properties have resulted in increased pressure on real estate investors and their property managers to maintain adequate occupancy levels. In order to do so, we may have to offer inducements, such as free rent and resident amenities, to compete for residents. Poor performance by those sales, leasing and other management staff members operating a particular property will necessarily translate into poor results of operations for that particular property. Should Cottonwood Communities Management, its affiliates or third parties fail to identify problems in the day-to-day management of a particular property or fail to take the appropriate corrective action in a timely manner, our operating results may be hindered and our net income reduced.
It may be difficult for us to attract new tenants to our multifamily apartment communities.
There can be no assurance that we will be able to maintain the occupancy rates at our multifamily apartment communities. The tenants at any multifamily apartment communities may have the right to terminate their leases upon the occurrence of specified events. It is anticipated that the majority of leases at the properties will be for terms of one year or less.
Our inability to sell a multifamily apartment community at the time and on the terms we want could limit our ability to pay cash distributions to our shareholders.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell multifamily apartment communities for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a multifamily apartment community on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our multifamily apartment communities at a profit. Our inability to sell multifamily apartment communities at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our shareholders and could reduce the value of your investment.
We may have no or only limited recourse for any problems later identified for multifamily apartment communities we acquire, which could materially and adversely affect us, including our results of operations.
We anticipate sellers of multifamily apartment communities will sell such properties “as is,” “where is” and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of multifamily apartment communities with no or limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that multifamily apartment community, which could materially and adversely affect us.
Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our shareholders.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent, or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.
Potential liability for environmental matters could adversely affect our financial condition.
Although we intend to subject our multifamily apartment communities to an environmental assessment prior to acquisition, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.
Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:
•
responsibility and liability for the costs of investigation, removal, or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants;

•
liability for claims by third parties based on damages to natural resources or property, personal injuries, or costs of removal or remediation of hazardous or toxic substances in, on, or migrating from our property;

•	responsibility for managing asbestos-containing building materials, and third-party claims for exposure to those materials; and
•	environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.
Costs associated with complying with the Americans with Disabilities Act and the Fair Housing Amendment Act may decrease cash available for distributions.
Our properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the Disabilities Act and the Fair Housing Amendment Act, as amended, or the Fair Housing Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons and may require owners of multifamily dwellings to make reasonable exceptions in their policies and operations to afford people with disabilities equal housing opportunities. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. The Fair Housing Act requires multifamily dwellings first occupied after March 13, 1991 to comply with design and construction requirements related to access and use by disabled persons. Any funds used for Disabilities Act and Fair Housing Act compliance will reduce our net income and the amount of cash available for distributions to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our shareholders’ investment.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or copayments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, which may increase our cost of obtaining financing. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to you.
The properties will include certain amenities for the residents at the properties that could increase the potential liabilities at the properties.
In addition to the apartment buildings, the properties will be improved with various amenities, such as swimming pools, exercise rooms, playgrounds, laundry facilities, business centers and/or rentable club houses. Certain claims could arise in the event that a personal injury, death, or injury to property should occur in, on, or around any of these improvements. In addition, certain of the multifamily apartment communities may be located in areas where dangerous wildlife lives which could pose dangers to the residents at the applicable property. There can be no assurance that particular risks pertaining to these improvements that currently may be insured will continue to be insurable on an economical basis or that current levels of coverage will continue to be available. If a loss occurs that is partially or completely uninsured, we may lose all or part of the investment. We may be liable for any uninsured or underinsured personal injury, death or property damage claims. Liability in such cases may be unlimited but shareholders will not be personally liable.
Competition and any increased affordability of single family residential homes could limit our ability to lease our apartments or maintain or increase rents, which may materially and adversely affect us, including our financial condition, cash flows, results of operations and growth prospects.
The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic markets where our properties are and will be located. If so, this would increase the number of apartment units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquire compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.
Increased construction of similar multifamily apartment communities that compete with our properties in any particular location may materially and adversely affect us, including our results of operations and our cash available for distribution to our shareholders.
We may acquire multifamily apartment communities in locations that experience increases in construction of properties that compete with our properties. This increased competition and construction could make it more difficult for us to find residents to lease units in our multifamily apartment communities and/or force us to lower our rental rates in order to lease units in our properties, which could substantially reduce our revenues and could have a material adverse effect on us. In addition, overbuilding of multifamily apartment communities may occur.
We may be unable to secure funds for future capital improvements, which could adversely impact our ability to make cash distributions to our shareholders.
When residents do not renew their leases or otherwise vacate their apartment unit, in order to attract replacement residents, we may be required to expend funds for capital improvements to the vacated apartment homes. In addition, we may require substantial funds to renovate a multifamily apartment community in order to sell it, upgrade it or reposition it in the market. If we have insufficient capital reserves, we will have to obtain financing from other sources. We intend to establish capital reserves in an amount we, in our discretion, believe is necessary. A lender also may require escrow of capital reserves in excess of any established reserves. If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure our shareholders that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future capital improvements. Additional borrowing for capital needs and capital improvements will increase our interest expense, and therefore our financial condition and our ability to make cash distributions to our shareholders may be adversely affected.
Our multifamily apartment communities are subject to property taxes that may increase in the future, which could adversely affect our cash flow.
Our multifamily apartment communities are subject to real and personal property taxes that may increase as tax rates change and as the multifamily apartment communities are assessed or reassessed by taxing authorities. As the owner of the multifamily apartment communities, we are ultimately responsible for payment of the taxes to the applicable government authorities. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.
Increases in costs to own and maintain our properties may materially and adversely affect us, including our results of operations and cash flows.
We may experience increased costs associated with operating expenses, including capital improvements, routine property maintenance, real estate taxes and utility expenses. Any increases in our expenses to own and maintain our properties would consequently reduce our results of operations and cash flows.
Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.
From time to time we may acquire unimproved real property or properties that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.
Risks Related to Multifamily Real Estate-Related Assets
Our investments in multifamily real estate-related assets will be subject to the risks typically associated with real estate.
Our investments in mortgage, mezzanine or other real estate loans will generally be directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our taking ownership of the entity that owns the real estate. We will not know whether the values of the multifamily apartment communities ultimately indirectly securing our loans will remain at the levels existing on the dates of origination or acquisition of those loans. If the values of the underlying multifamily apartment communities drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Therefore, our multifamily real estate-related assets will be subject to the risks typically associated with real estate.

Any mortgage loans we acquire or originate and the mortgage loans underlying any mortgage securities we may invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.
Commercial real estate loans generally are secured by commercial real estate properties and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, occupancy rates, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, fiscal policies and regulations (including environmental legislation), natural disasters, terrorism, social unrest and civil disturbances.
In the event of any default under any mortgage loan held by us, we will bear a risk of loss of principal and accrued interest to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. Foreclosure on a property securing a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed investment. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.
Delays in liquidating defaulted mortgage loans could reduce our investment returns.
If there are defaults under any mortgage loan we acquire or originate, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted mortgage loans. An action to foreclose on a property securing a mortgage loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of other lawsuits if the borrower raises defenses or counterclaims. In the event of default by a borrower, these restrictions, among other factors, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.
The mezzanine and bridge loans in which we may invest would involve greater risks of loss than loans secured by a first deed of trust or mortgage on property.
We may invest in mezzanine and bridge loans that take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning (directly or indirectly) the real property or the entity that owns the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than long term senior mortgage lending secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.
The B Notes in which we have invested and in which we may continue to invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.
We have invested in a B Note and may continue to do so in the future. A B Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B Note holders after payment to the A Note holders. Since each transaction is privately negotiated, B Notes can vary in their structural characteristics and risks. For example, under the agreement between the A Note holders and the B Note holders, the A Note holders, whose economic interests may not align with the economic interests of the B Note holders, typically are empowered to take the lead on loan administration, on decisions whether to enforce or negotiate a work-out of a defaulted or stressed loan, and on pricing and market timing for the sale of foreclosed property. While the B Note holders can exercise some influence over those decisions through consent rights, the B Note holders typically lose their consent rights under certain circumstances, including if the liquidation value of the B Note, based on an appraisal, falls below an agreed threshold. We cannot predict the terms of each B Note investment. Further, B Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties.
We have invested in and may continue to invest in real estate-related equity, which is subordinate to any indebtedness, but involves different rights.
We have invested in and may continue to invest in non-controlling equity positions and other real estate-related interests. Preferred equity investments are subordinate to any indebtedness obtained by the entity, but senior to the owners’ common equity. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider has the right to effectuate a change of control in certain circumstances with respect to the ownership of the property. Preferred equity investments typically earn a preferred return rather than interest payments and often have the right for such preferred return to accrue if there is insufficient cash flow to pay currently. The preferred return provided as a term of our preferred equity investments is not a measure of our investment performance and is not indicative of distributions that we may provide to investors. It should not be relied on to predict an investor’s returns and is subject to the development and performance of the project for which the preferred equity is being provided. Furthermore, the preferred return is only a contractual preference on allocations, and is subordinate to any construction debt and senior preferred equity and there is no guarantee that it will be achieved or paid.
We may invest in the preferred equity of other entities, the management of which may adversely affect our business.
We may invest in the preferred equity of other entities. However, we will not control the management, investment decisions, or operations of these companies. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We will have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.
Risks Associated with Debt Financing
We have obtained and are likely to continue to obtain mortgage indebtedness and other borrowings, which increases our risk of loss due to potential foreclosure.
We have obtained and plan to continue obtain long-term financing that is secured by our multifamily apartment communities. In some instances, we may acquire multifamily apartment communities by financing a portion of the price of the multifamily apartment communities and mortgaging or pledging some or all of the multifamily apartment communities purchased as security for that debt. We may also incur mortgage debt on multifamily apartment communities that we already own in order to obtain funds to acquire additional multifamily apartment communities, to fund property improvements and other capital expenditures, to make distributions, and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our shareholders (computed without regard to the dividends-paid deduction and excluding net capital gain). We, however, can give our shareholders no assurance that we will be able to obtain such borrowings on satisfactory terms.
Incurring mortgage debt increases the risk of loss of a multifamily apartment community since defaults on indebtedness secured by a multifamily apartment community may result in lenders initiating foreclosure actions. In that case, we could lose the multifamily apartment community securing the loan that is in default, reducing the value of our shareholders’ investment. For tax purposes, a foreclosure of any of our multifamily apartment communities would be treated as a sale of the multifamily apartment community for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our multifamily apartment communities as well as with respect to debt associated with our preferred equity investments, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community. When we give a guaranty on behalf of an entity that owns one of our multifamily apartment communities or real estate-related assets, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single multifamily apartment community could affect many multifamily apartment communities.
Our multifamily apartment communities and multifamily real estate-related assets may be cross-collateralized.
At December 31, 2020, we are party to the Berkadia Credit Facility, for which we have an advance of $35,995,000 secured by Cottonwood West Palm. We are also party to the JP Morgan Credit Facility that we entered into in conjunction with the acquisition of Cottonwood One Upland, for which we have advances of $35,500,000 as of December 31, 2020. We may obtain additional lines of credit or other debt financing, or take additional advances on our existing lines of credit, which we may utilize to acquire multifamily apartment communities and multifamily real estate-related assets and fund our operations. Thus, our assets may be cross-collateralized. Information about the amount and terms of any new lines of credit are uncertain and will be negotiated by our officers. No assurance can be given that future cash flow will be sufficient to make the debt service payments on any loans and to cover all operating expenses. If our revenues are insufficient to pay debt service and operating costs, we may be required to seek additional working capital. There can be no assurance that such additional funds will be available. The degree to which we are leveraged could have an adverse impact on us, including (i) increased vulnerability to adverse general economic and market conditions, (ii) impaired ability to expand and to respond to increased competition, (iii) impaired ability to obtain additional financing for future working capital, capital expenditures, general corporate or other purposes and (iv) requiring that a significant portion of cash provided by operating activities be used for the payment of debt obligations, thereby reducing funds available for operations and future business opportunities.
High mortgage rates or changes in underwriting standards may make it difficult for us to finance or refinance multifamily apartment communities, which could reduce the number of multifamily apartment communities we can acquire, our cash flows from operations and the amount of cash distributions we can make.
If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of multifamily apartment communities. If we place mortgage debt on a multifamily apartment community, we run the risk of being unable to refinance part or all of the multifamily apartment community when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance our multifamily apartment communities, our income could be reduced. We may be unable to refinance or may only be able to partly refinance our multifamily apartment communities if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are stricter than when we originally financed the multifamily apartment communities. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our shareholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more shares or by borrowing more money.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our shareholders or replace our advisor.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements we enter into may contain covenants that limit our ability to further mortgage a property or that prohibit us from discontinuing insurance coverage. In addition, our JP Morgan Credit Facility restricts our ability to remove our affiliated directors which may make it more difficult to replace our advisor. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.
We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our shareholders’ investment.
Our charter limits our leverage to 300% of our net assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our shareholders’ investment.

Increases in interest rates and the future discontinuation of LIBOR could increase the amount of our interest payments and could reduce the amount of distributions our shareholders receive.
As of December 31, 2020, we had a total of $35,500,000 of variable rate notes payable, and we may incur additional indebtedness in the future. Interest we pay reduces our cash flows. Since we have incurred and may continue to incur variable rate debt, increases in interest rates raise our interest costs, which reduces our cash flows. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to sell one or more of our properties at times or on terms which may not permit realization of the maximum return on such investments. Increases in interest rates may cause our operations to suffer and the amount of distributions our shareholders receive and their overall return on investment may decline.
We currently pay interest under our variable rate debt at an interest rate that is determined based on a US Dollar London Interbank Offered Rate (“LIBOR”). In July 2017, the United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it will stop encouraging or requiring banks to submit rates for the calculation of LIBOR after December 31, 2021. On March 5, 2021, the FCA announced that all LIBOR settings will either cease to be provided by any administrator or no longer be representative (i) immediately after December 31, 2021, in the case of the 1-week and 2-month US dollar settings; and (ii) immediately after June 30, 2023, in the case of the remaining US dollar settings. The tenors that were extended to June 30, 2023 are more widely used and are the tenors used in our LIBOR-based debt.
The Alternative Reference Rates Committee (“ARRC”), a steering committee comprised of U.S. financial market participants, published model LIBOR replacement language for use in bilateral and syndicated loan facilities. ARRC selected the Secured Overnight Financing Rate (“SOFR”) as the replacement to LIBOR. SOFR is a broad measure of the cost of borrowing cash in the overnight U.S. treasury repo market and is a rate published by the Federal Reserve Bank of New York. Our variable rate note remains indexed to LIBOR and not SOFR and includes LIBOR transition language that generally aligns with ARRC recommendations. The transition from LIBOR to SOFR could result in higher all-in interest costs and could reduce the amount of distributions to our shareholders.
Interest only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our shareholders.
Certain of our debt obligations that require interest-only payments for a number of years before we are required to make payments on the principal. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest- only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum, or “balloon,” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our shareholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.
We are uncertain of our sources for funding our future capital needs. If we do not have sufficient funds from operations to cover our expenses or to fund improvements to our multifamily apartment communities and cannot obtain debt or equity financing on acceptable terms, our ability to cover our expenses or to fund improvements to our multifamily apartment communities may be adversely affected.
The proceeds of our initial public offering will be used primarily for investments in multifamily apartment communities and multifamily real estate-related assets. Until we have made substantial investments we do not expect to have sufficient funds from operations to cover all of our expenses. Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our multifamily apartment communities or for any other reason, sources of funding may not be available to us. If we do not have sufficient funds from cash flow generated by our assets or out of net sale proceeds, or cannot obtain debt or equity financing on acceptable terms, our financial condition and ability to make distributions may be adversely affected.

The derivative financial instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.
We may use derivative financial instruments, such as interest rate cap or collar agreements and interest rate swap agreements, to hedge exposures to changes in interest rates on loans secured by our assets, but no hedging strategy can protect us completely. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT gross income tests.
Federal Income Tax Risks
You may have current tax liability on distributions you elect to reinvest in our common stock.
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received.
Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.
Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets, and other tests imposed by the Internal Revenue Code. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability. In addition, distributions to shareholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.
Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our shareholders.
Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:
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In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our shareholders (which is determined without regard to the dividends paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will generally be subject to federal corporate income tax on the undistributed income.

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We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income, and 100% of our undistributed income from prior years.

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If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

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If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries or we qualified for a “safe harbor” under the Internal Revenue Code.

The ownership limits that apply to REITs, as prescribed by the Internal Revenue Code and by our charter, may inhibit market activity in shares of our common stock and restrict our business combination opportunities.
In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after the first year for which we elect to qualify as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Our charter also provides that, unless exempted by our board of directors, no person may own more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interest of our shareholders.
REIT distribution requirements could adversely affect our ability to execute our business plan.
To qualify as a REIT, we must distribute to our shareholders each year 90% of our REIT taxable income (which is determined without regard to the dividends-paid deduction or net capital gain). From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to shareholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices, or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our shareholders’ overall return.
To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets, and the amounts we distribute to our shareholders. We may be required to make distributions to shareholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of our shareholders’ investment.
The tax on prohibited transactions will limit our ability to engage in transactions that would be treated as sales for federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business (subject to a safe harbor under the Internal Revenue Code for certain sales). It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.
The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
We may make mezzanine loans. The Internal Revenue Service has provided a safe harbor in Revenue Procedure 2003-65 for structuring mezzanine loans so that they will be treated by the Internal Revenue Service as a real estate asset for purposes of the REIT asset tests, and interest derived from mezzanine loans will be treated as qualifying mortgage interest for purposes of the 75% gross income test, as discussed below. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may make mezzanine loans that do not meet all of the requirements of the safe harbor. In the event a mezzanine loan does not meet the safe harbor, the Internal Revenue Service could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to continue to qualify as a REIT.
Non United States investors may be subject to FIRPTA on the sale of shares of our common stock if we are unable to qualify as a “domestically controlled qualified investment entity.”
A non-United States person disposing of a United States real property interest, including shares of a United States corporation whose assets consist principally of United States real property interests, is generally subject to a tax, known as FIRPTA, on the gain recognized on the disposition of such interest. Certain “qualified foreign pension funds” and certain “qualified shareholders” are exempt from FIRPTA. FIRPTA does not apply, however, to the disposition of shares in a REIT if the REIT is a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period (the continuous five year period ending on the date of disposition or, if shorter, the entire period of the REIT’s existence), less than 50% in value of its shares was held directly or indirectly by “foreign persons.” We cannot assure you that we will qualify as a domestically controlled qualified investment entity. If we were to fail to so qualify, and if other FIRPTA exemptions were not available, gain realized by a non-United States investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the non-United States investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common stock.
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks, including gain from the disposition of certain hedging transactions, will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate, (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests or (iii) risks associated with the extinguishment of certain indebtedness or the disposition of certain property related to prior hedging transactions described in (i) or (ii) above and each such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.
Equity participation in mortgage, bridge and mezzanine loans may result in taxable income and gains from these properties, which could adversely impact our REIT status.
If we participate under a loan in any appreciation of the properties securing the loan or its cash flow and the Internal Revenue Service characterizes this participation as “equity,” we might have to recognize income, gains and other items from the property for federal income tax purposes. This could affect our ability to qualify as a REIT.
Your investment has various federal income tax risks.
Although the provisions of the Internal Revenue Code generally relevant to an investment in shares of our common stock are described in our prospectus, we urge you to consult your tax advisor concerning the effects of United States federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.
Retirement Plan Risks
If the fiduciary of an employee pension benefit plan subject to ERISA (such as profit sharing, Section 401(k) or pension plan) or any other retirement plan or account fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our common stock, the fiduciary could be subject to criminal and civil penalties.
There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal

Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries investing the assets of such a plan or account in our common stock should satisfy themselves that:
•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;
•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;
•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;
•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;
•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;
•	our shareholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and
•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
With respect to the annual valuation requirements described above, we will provide an estimated value for our shares annually. We can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common shares. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA custodians should consult with counsel before making an investment in our common shares.
Compliance with the SEC’s Regulation Best Interest by participating broker-dealers may negatively impact our ability to raise capital in our initial public offering, which would harm our ability to achieve our investment objectives.
As of June 30, 2020, broker-dealers must comply with Regulation Best Interest, which, among other requirements, establishes a new standard of conduct for broker-dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The impact of Regulation Best Interest on participating dealers cannot be determined at this time, and it may negatively impact whether participating dealers and their associated persons recommend our initial public offering to certain retail customers. If Regulation Best Interest reduces our ability to raise capital in our initial public offering, it would harm our ability to create a diversified portfolio of investments and ability to achieve our investment objectives.
Risks Related to the Mergers
The merger consideration will not be adjusted in the event of any change in the relative values of the parties.
The merger consideration will not be adjusted, other than in the limited circumstances as expressly contemplated in the merger agreements in connection with stock splits, combinations, reorganizations or other similar events affecting the outstanding shares of capital stock of the companies. Except as expressly contemplated in the merger agreements, no change in the merger consideration will be made for any reason.

Completion of the Mergers is subject to many conditions and if these conditions are not satisfied or waived, the Mergers will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.
The completion of the Mergers is subject to many conditions, including approval of the shareholders or unitholders, as applicable, which must be satisfied or waived in order to complete the Mergers. There can be no assurance that the conditions to closing of the Mergers will be satisfied or waived or that the Mergers will be completed. Failure to consummate the Mergers may adversely affect our results of operations and business prospects for the following reasons, among others: (i) we have incurred and will continue to incur certain transaction costs, regardless of whether the Mergers close, which could adversely affect our financial condition, results of operations and ability to make distributions to our shareholders; and (ii) the Mergers, whether or not they close, will divert the attention of certain management and other key employees of our advisor from ongoing business activities, including the pursuit of other opportunities that could be beneficial to us. In addition, we may terminate the respective merger agreements under certain circumstances. If the Mergers are not consummated, our ongoing business could be adversely affected.
The pendency of the Mergers, including as a result of the restrictions on the operation of our business during the period between signing the respective merger agreements and the completion of the respective Mergers, could adversely affect our business and operations.
In connection with the pending Mergers, some of our business partners or vendors may delay or defer decisions, which could negatively impact our revenues, earnings, cash flows and expenses, regardless of whether the Mergers are completed. In addition, due to operating covenants in the respective merger agreements, we may be unable, during the pendency of the Mergers, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.
We each expect to incur substantial expenses related to the Mergers.
We expect to incur substantial expenses in connection with completing the Mergers and integrating the properties and operations of CRII, CMRI and CMRII that we acquiring with our operations. Although we have assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the Mergers could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the Mergers.
The ownership positions of our shareholders will be diluted by the Mergers.
The Mergers will dilute the ownership position of the our shareholders. Upon completion of the Mergers, based on the number of shares of our common stock, CRII Common Stock, CMRI common stock, CMRII common stock, and the number of CCOP Common Units, CROP Common Units and the partnership units of CMRI OP and CMRII OP outstanding on January 26, 2021, our continuing common shareholders and former common shareholders of CRII, CMRI and CMRII will own approximately 51.7%, 1.8%, 24.4% and 22.1%, respectively, of the issued and outstanding shares of common stock of the Fully Combined Company. This will result our continuing common shareholders and former common shareholders of CRII, CMRI and CMRII indirectly owning 22.5%, 0.8%, 10.6% and 9.6%, respectively, of the CROP Common Units, alongside the continuing CROP limited partners who will own 56.5% of the CROP Common Units after the Mergers. Consequently, our shareholders will have less influence over the management and policies of the Fully Combined Company following the Mergers than they currently exercise over our management and policies.
Litigation challenging any of the Mergers may increase transaction costs and prevent the applicable merger from becoming effective or from becoming effective within the expected time frame.
If any shareholder files a lawsuit challenging the Mergers, we can provide no assurances as to the outcome of any such lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing any of the Mergers on the agreed-upon terms, such an injunction may prevent the completion of the applicable merger in the expected time frame or may prevent it from being completed altogether. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.
Risks Related to the Fully Combined Company Following the Mergers
The Fully Combined Company will have substantial indebtedness upon completion of the Mergers.
In connection with the Mergers, the Fully Combined Company will assume and/or refinance certain indebtedness of CRII, CMRI and CMRII, and will be subject to risks associated with debt financing, including a risk that the Fully Combined Company’s cash flow could be insufficient to meet required payments on its debt. As of December 31, 2020, we had approximately $71.5 million of outstanding debt, comprised of approximately $36.0 million on the Berkadia Credit Facility and $35.5 million on the JP Morgan Credit Facility. After giving effect to the Mergers, the Fully Combined Company’s total consolidated indebtedness will increase. Taking into account CRII’s, CMRI’s and CMRII’s existing indebtedness, in all of the Mergers, the Fully Combined Company’s consolidated indebtedness as of December 31, 2020, after giving effect to all of the Mergers, would be approximately $804.0 million. This amount excludes debt on unconsolidated real estate investments.
In addition, the Fully Combined Company will have approximately $177.0 million of preferred equity that has various redemption and maturity dates.
The Fully Combined Company’s indebtedness could have important consequences to holders of its common stock and preferred stock, including:
•	vulnerability of the Fully Combined Company to general adverse economic and industry conditions;
•	limiting the Fully Combined Company’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•
requiring the use of a substantial portion of the Fully Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting the Fully Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;
•	putting the Fully Combined Company at a disadvantage compared to its competitors with less indebtedness; and
•	limiting the Fully Combined Company’s ability to access capital markets.
For certain loans, if the Fully Combined Company defaults under a mortgage loan, it would automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans.
The Fully Combined Company may need to incur additional indebtedness in the future.
It is possible that the Fully Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Fully Combined Company, including hindering the Fully Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Fully Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases or other uses; making the Fully Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Fully Combined Company at a competitive disadvantage compared to less leveraged competitors.
Following the consummation of the Mergers, the Fully Combined Company may assume certain potential and unknown liabilities relating to CRII, CMRI and CMRII.
Following the consummation of the Mergers, the Fully Combined Company will have assumed certain potential and unknown liabilities relating to CRII, CMRI and CMRII. These liabilities could be significant and have a material adverse effect on the Fully Combined Company’s business to the extent the Fully Combined Company has not identified such liabilities or has underestimated the amount of such liabilities.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.
The Fully Combined Company will acquire unimproved real property or properties for development or that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, the Fully Combined Company may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. The Fully Combined Company may incur additional risks when it makes periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of the Fully Combined Company’s investment. In addition, the Fully Combined Company will be subject to normal lease-up risks relating to newly constructed projects. The Fully Combined Company also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time it acquires the property. If the Fully Combined Company’s projections are inaccurate, the Fully Combined Company may pay too much for a property, and the return on its investment could suffer.
The Fully Combined Company may incur adverse tax consequences if prior to the Mergers, CCI, CRII, CMRI or CMRII failed to qualify as a REIT for U.S. federal income tax purposes.
Each of CCI, CRII, CMRI and CMRII has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the CRII Merger, the CMRI Merger and the CMRII Merger, and the Fully Combined Company intends to continue operating in such a manner following the Mergers. None of CCI, CRII, CMRI or CMRII has requested or plans to request a ruling from the Internal Revenue Service, or the IRS, that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations is greater in the case of a REIT, like each of CCI, CRII, CMRI and CMRII, that holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within the control of CCI, CRII, CMRI or CMRII may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of CCI, CRII, CMRI or CMRII must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to shareholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.
If CCI, CRII, CMRI or CMRII (or, following the Mergers, the Fully Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its shareholders, because:
•
it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes;
•
unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•
for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Following the Mergers, the Fully Combined Company will inherit any liability with respect to unpaid taxes of CCI, CRII, CMRI and CMRII for any periods prior to the Mergers. In addition, as described above, if CRII, CMRI or CMRII failed to qualify as a REIT as of the Mergers but the Fully Combined Company nevertheless qualified as a REIT, in the event of a taxable disposition of a former CRII, CMRII or CMRII, as applicable, asset during the five years following the Mergers the Fully Combined Company would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Mergers.
As a result of all these factors, any of CCI, CRII, CMRI, CMRII or the Fully Combined Company’s failure to qualify as a REIT could impair the Fully Combined Company’s ability to expand its business and have other material adverse effects on the Fully Combined Company. In addition, for years in which the Fully Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to shareholders.
In certain circumstances, even if the Fully Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state and other taxes, which would reduce the Fully Combined Company’s cash available for distribution to its shareholders.
Even if the Fully Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state or other taxes the Fully Combined Company pays will reduce its cash available for distribution to shareholders.
The Fully Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Fully Combined Company’s business.
The future success of the Fully Combined Company will depend in large part on the ability of the Fully Combined Company to attract and retain a sufficient number of qualified personnel. The future success of the Fully Combined Company also depends upon the service of the Fully Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Fully Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Fully Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Fully Combined Company in negotiations with lenders, potential business partners and industry personnel.
Many of the Fully Combined Company’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and potential business partners is critically important to the success of the Fully Combined Company’s business. The loss of services of one or more members of the Fully Combined Company’s senior management team, or the Fully Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Fully Combined Company’s business, diminish the Fully Combined Company’s investment opportunities and weaken its relationships with lenders, business partners and industry personnel, which could materially and adversely affect the Fully Combined Company.
Key employees may depart either before or after the Mergers because of a desire not to remain with the Fully Combined Company following the Mergers. Accordingly, no assurance can be given that the Fully Combined Company will be able to retain key employees.
CROP may be subject to tax indemnification obligations upon the taxable sale of certain of its properties. CROP will not have control of the assets that will be subject to an in-kind redemption transaction under the Tax Protection Agreement.
CROP and HT Holdings entered into the Tax Protection Agreement pursuant to which CROP agrees, for a period of 10 years following the effective time of the CRII Merger, to indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities) (collectively, the “protected partners”) against certain tax consequences of a taxable transfer of all or any portion of the properties that are owned by CROP or any of its subsidiaries as of the closing date of the CROP Merger, subject to certain conditions and limitations. These indemnification obligations could prevent CROP from selling its properties at times and on terms that are in the best interest of CROP, CCI and their respective equity owners and any indemnification payments that may become payable could be a significant expense of CROP and CCI. In addition, at any time after the closing (including after expiration of the tax protection term), each protected partner and CROP will have right to exercise an in-kind redemption transaction (i.e., a redemption of all of the protected partner’s interest in CROP in exchange for one or more assets of CROP at the then-current market price). This would eliminate CROP’s indemnification obligations to the protected partner(s). The protected partners will have the right to select the assets of CROP necessary to effectuate the in-kind redemption transaction, subject to certain limitation. If an in-kind redemption transaction is effectuated, CROP’s portfolio may become less geographically diverse and thus subject to greater market risk, and CROP may be required to transfer some of its prime assets to the protected partner(s).
In addition, CROP has entered into tax indemnification agreements with certain persons who contributed their interests in properties to CROP in exchange for CROP Common Units. These agreements provide that CROP will indemnify such contributors against certain tax consequences of a taxable sale of a property contributed by such contributors through 2025, subject to certain conditions and limitations. The obligations of CROP under these indemnification agreements may constrain CROP with respect to deciding to dispose of a particular property and may also result in financial obligations for CROP and CCI.
The issuance of CROP LTIP Units and CROP Special LTIP Units to senior officers of the Combined Company may dilute the our shareholders’ interests in us after such LTIP units vest and have the right to be exchanged for shares of our common stock.
CROP grants equity awards of CROP LTIP Units and CROP Special LTIP Units to certain of CRII’s and CROP’s executives and employees under CRII’s long-term incentive program, or LTIP Program. These LTIP units are convertible into CROP Common Units upon achieving certain vesting and performance requirements. After the LTIP units vest, they will become CROP Common Units and the holders thereof will be eligible to exchange their CROP Common Units for shares of Our common stock under the terms of the Amended and Restated CROP Partnership Agreement, subject to a one-year holding period. Thus, the ownership position of our shareholders will be diluted. It is anticipated that the Combined Company will implement a new LTIP Program following completion of the CRII Merger and it is possible that the number of LTIP units available for issuance under such LTIP Program may increase.
Risks Related to Proposed Offering Changes
Our revised share repurchase program may not result in increased liquidity for our shareholders.
Although we have adopted a revised share repurchase program that allows us to redeem a greater percentage of our shares each year than our current share redemption program, we will not be required to purchase any particular number of shares, at any particular frequency or at any particular pricing, pursuant to our share repurchase program. Our board of directors will be permitted to modify, suspend or terminate our share repurchase program at any time.
We may not have sufficient funding to satisfy the demand for liquidity. Our primary source for funding is currently expected to be a portion of the net proceeds from our public offerings, but we cannot guarantee that the net proceeds raised will be sufficient to satisfy the demand for liquidity and our other capital needs, such as capital expenditures and funds for new investments. If future redemption requests exceed the amount of funding available under our share repurchase program, the number of rejected repurchase requests will increase over time.
You will be dependent on the board of directors to adopt and oversee valuation procedures to determine the NAV of our shares; the prices at which we sell and redeem our shares will be based on the NAV per share determined in accordance with these valuation procedures.
In connection with the resumption of our initial public offering, our board of directors intends to adopt valuation procedures to determine a monthly NAV per share. However, we may compute the NAV less frequently than monthly, such as quarterly. In addition, the procedures, methods and assumptions used to determine the NAV will be solely in our discretion and subject to change, will not be subject to U.S. Generally Accepted Accounting Principles (“GAAP”) and will not be subject to independent audit. No rule or regulation requires that we calculate our NAV in a certain way. Our board of directors has not finalized these procedures and once they do, our board of directors may adopt changes to the valuation procedures. The valuation procedures we adopt may be different from those used in our prior estimated value per share calculations.
The prices at which we sell shares in our offerings and repurchase shares under our share repurchase program and/or self-tender offers will not be market-based prices. We currently intend for those prices to be based on our monthly NAV per share. If our NAV calculations are too high, we may overpay for shares that we redeem, which would harm our remaining shareholders. If our NAV calculations are too low, we may dilute our existing shareholders when we sell new shares and we may underpay shareholders that sell their shares to us. There will be no market prices for our shares and you will be entirely dependent on us to determine an appropriate monthly NAV per share, which may not correspond to realizable value upon a sale of our assets.

We have agreed to enter a new advisory agreement upon the closing of the CRII Merger. Pursuant to the new advisory agreement, our advisor will no longer pay all offering-related expenses in our initial public offering on our behalf, as a result, your investment in us may be diluted and your returns would be lower than they otherwise would be.
Following the close of the CRII Merger, our advisor will no longer pay all offering-related expenses in our initial public offering and we will revise the terms of the offering to provide that we will pay a portion of the offering-related expenses in connection with the sale of shares in our initial public offering. In addition, we expect to increase the respective offering prices of our shares of common stock to account for certain offering-expenses and mitigate the dilutive impact to our existing shareholders. Our payment of such offering expenses would reduce our net offering proceeds from the sale of shares, which will dilute our existing shareholders and may reduce your returns and the value of your investment.
Item 1B.	Unresolved Staff Comments
None.
Item 2.	Properties
See Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Our Investments” for an overview of our real estate investments.
Item 3.	Legal Proceedings
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by government authorities.
Item 4.	Mine Safety Disclosures
Not applicable.
Part II.
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
There is currently no public market for our shares and we currently have no plans to list our shares on a securities exchange.
To assist FINRA members and their associated persons that participate in our initial public offering, we disclose in each annual report distributed to stockholders a per share estimated value of our shares developed in a manner reasonably designed to ensure it is reliable, the method by which it was developed and the date of the estimated valuation. For these purposes, the estimated value per share of our common stock is the net investment amount of our shares, which net investment amount is based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table for our initial public offering. As of December 31, 2020, this estimated value per share is $10.00 per share of our common stock, which was also the purchase price for shares of our common stock in our initial public offering prior to its suspension on December 22, 2020. No later than May 17, 2021 (which date is 150 days following the second anniversary of the date we broke escrow in our initial public offering) we will provide an NAV per share. This value will be based on valuations of our assets and liabilities performed at least annually, by, or with the material assistance or confirmation of, a third-party valuation expert or service pursuant to valuation policies adopted by our board of directors, which we expect to be consistent with industry practice. Once we announce an NAV per share, we expect to update the NAV per share no less frequently than annually. However, following the close of the CRII Merger and the resumption of our initial public offering, we expect to provide an updated NAV and to then provide monthly updates to the NAV pursuant to valuation guidelines adopted by our board of directors which we expect to be consistent with industry practice.

Until we report an NAV per share, this initial reported value will likely differ from the price at which a stockholder could resell his or her shares primarily because we established the offering price of our shares on an arbitrary basis and the selling price bears no relationship to our book or asset values or to any other established criteria for valuing shares.
As of March 25, 2021, there were 2,322 and 6 holders of record of our Class A common stock and Class T common stock, respectively.
Distribution Policy
We generally expect to pay distributions to holders of our common and preferred stock based on daily record dates on a monthly basis. We have not established a minimum distribution level for holders of our common stock, and our charter does not require that we make distributions to our common stockholders, which distributions will be authorized and declared in the sole discretion of our board of directors. Pursuant to the terms of the Articles Supplementary for our Series 2019 Preferred Stock, holders of our Series 2019 Preferred Stock are entitled to a fixed preferred dividend based on a cumulative, but not compounded, annual return of 5.5% (based on $10.00 per share). We may also issue stock dividends.
To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Our board of directors considers many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. We expect to have little, if any, cash flow from operations available for cash distributions until we make substantial investments. It is therefore likely that, at least during the early stages of our development, and from time to time during our operational stage, our board will declare cash distributions that will be paid in advance of our receipt of cash flow that we expect to receive during a later period. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. In these instances, where we do not have sufficient cash flow to cover our distributions, we expect to use the proceeds from our initial public offering, the proceeds from the issuance of securities in the future or proceeds from borrowings to pay distributions. We may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from third-party borrowings. If we fund cash distributions from borrowings, sales of assets or the proceeds from our initial public offering, we will have less funds available for the acquisition of real estate and real estate-related assets and the overall return to our stockholders may be reduced. Further, to the extent cash distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholders may recognize capital gain. Our organizational documents do not limit the amount of distributions we can fund from sources other than from cash flows from operations.
In addition to cash distributions, our board of directors may declare stock dividends. Although there are a number of factors that we will consider in connection with such a declaration, such stock dividends are most likely to be declared if our board of directors believes that (i) our portfolio has appreciated in value from its aggregate acquisition cost or (ii) additional sales of common stock in our initial public offering at the current offering prices would dilute the value of a share to our then existing stockholders. For more information with respect to our distributions paid, see Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Distributions.”
Unregistered Sale of Equity Securities
On November 8, 2019, we launched the Private Offering, a best-efforts private placement offering exempt from registration pursuant to Rule 506(b) of Regulation D of the Securities Act. During the year ended December 31, 2020, we issued and sold 3,188,526 shares of our Series 2019 Preferred Stock in the Private Offering and received aggregate proceeds of $31,734,909. Additional information about the Private Offering and more recent sales of the Series 2019 Preferred Stock in the Private Offering has previously been disclosed under Item 3.02 in our Current Reports on Form 8-K.

Equity Compensation Plans
On March 25, 2020, we entered an Amended and Restated Limited Partnership Agreement of our Operating Partnership effective as of February 1, 2020, pursuant to which we have granted LTIP Units to certain of our executive officers and registered persons associated with the dealer manager for the Offering. See Part III, Item 11. “Executive Compensation” for additional information regarding equity compensation of our executive officers.
Use of Proceeds
On August 13, 2018, our Registration Statement on Form S-11 (File No. 333-215272), covering our offering of up to $750,000,000 in shares of common stock through a primary offering of $675,000,000 and a distribution reinvestment plan (“DRP”) offering of $75,000,000, was declared effective under the Securities Act. We commenced our initial public offering on August 13, 2018 upon retaining Orchard Securities, LLC as the dealer manager of our offering. Initially we were offering unclassified shares of our common stock in the primary offering at $10.00 per share (with discounts available to certain categories of purchasers) and unclassified shares of our common stock in the DRP Offering at $10.00 per share, all without any upfront costs or expenses charged to the investor. Effective October 15, 2019, pursuant to a post-effective amendment to our Registration Statement on Form S-11 filed October 9, 2019, we commenced offering two classes of shares of common stock: Class A and Class T, both at $10.00 per share (with discounts available to certain categories of purchasers of our Class A shares). The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor without reimbursement by us. We are offering to sell any combination of our Class A and Class T common stock, with a dollar value up to the maximum offering amount. We reserve the right to reallocate shares between the primary offering and our distribution reinvestment plan offering. We expect our primary offering to last until August 13, 2021 (unless extended by our board of directors as otherwise permitted by applicable securities laws). We may sell shares under the DRP Offering beyond the termination of the primary offering until we have sold all the shares under the plan.
As of December 31, 2020, we had sold 12,246,078 and 17,518 shares of Class A and Class T common stock, respectively, in the Offering for aggregate gross offering proceeds of approximately $121,997,000, including 150,797 combined shares of Class A or Class T common stock in the DRP Offering for aggregate gross offering proceeds of $1,507,968. As of December 31, 2020, organization and offering costs of approximately $14,096,000 have been incurred by our advisor in connection with the Offering. With the exception of costs associated with any equity incentive awards granted by us to registered persons associated with the dealer manager for the Offering, our advisor is obligated to pay all organization and offering costs in connection with the Offering through the date of this report on our behalf without reimbursement by us.
Proceeds from the Offering will be used to invest directly or indirectly in multifamily apartment communities and multifamily real estate-related assets, including potential development projects, located throughout the United States. As of December 31, 2020, we had used the proceeds from the Offering, the Private Offering and debt financing to invest approximately $207,026,000 in our multifamily apartment community investments.
Share Repurchase Program
On June 18, 2018, our board of directors adopted a share repurchase program that allows holders of common stock to request, on a quarterly basis, that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at our discretion, subject to limitations in the share repurchase plan. The total amount of aggregate repurchased shares will be limited to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. In addition, during any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year.

Except for Exceptional Repurchases (as defined in the share repurchase program), the repurchase price is subject to the following discounts, depending on how long a redeeming stockholder has held each share:
Share Purchase Anniversary	E-Repurchase Price as a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year - 2 years	85%
3 years - 4 years	90%
5 years and thereafter	95%
A stockholder’s death or complete disability, less than 2 years	95%
A stockholder’s death or complete disability, 2 years or more	100%
(1)
For the purposes of the share repurchase program, the “estimated value per share” will initially be equal to the purchase price per share at which the original purchaser or purchasers of the shares bought its shares from us, and the purchase price per share will be adjusted to reflect any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares outstanding.

We plan to establish an estimated net asset value (“NAV”) per share of our common stock based on valuations of our assets and liabilities no later than May 17, 2021. Once we announce an NAV per share, we expect to update the NAV per share no less frequently than annually. However, following the close of the CRII Merger and the resumption of our initial public offering, we expect to provide an updated NAV and to then provide monthly updates to the NAV pursuant to valuation guidelines adopted by our board of directors which we expect to be consistent with industry practice. Upon our establishment of an estimated NAV per share, the estimated NAV per share will be the estimated value per share pursuant to the share repurchase program.
Our board of directors may, in its sole discretion, amend, suspend or terminate our share repurchase program for any reason upon 15 days’ notice to our stockholders.
During the year ended December 31, 2020, we redeemed 31,307 and zero shares of Class A and Class T common stock, respectively, pursuant to our share repurchase program for $268,613, which was an average repurchase price of $8.58. Effective December 22, 2020 our board of directors approved the immediate suspension of our share repurchase program while the board of directors evaluated the Mergers. As a result, we did not redeem any shares during the quarter ended December 31, 2020 and 13,429 shares for $117,789 remain in the queue to be considered when the program is resumed at a later date. We funded redemptions under our share repurchase program with the proceeds from our distribution reinvestment plan. No common stock shares were redeemed during the year ended December 31, 2019 as none were submitted for redemption.
Our board of directors has adopted a revised share repurchase program to be effective following the CRII Merger. This revised share repurchase program provides that we may make monthly redemptions with an aggregate value of up to 5% of our NAV each quarter. In addition, we have removed the funding restrictions from the share repurchase program. For newly designated share classes purchased after we resume the Offering, the redemption price will be equal to the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and our Class T (which will be reclassified to Class TX) common stock, the repurchase price will not change except that stockholders may have their shares repurchased at 100% of NAV after a five-year hold period.
Item 6.	Selected Financial Data
The disclosures for selected financial data have been omitted as permitted under rules applicable to smaller reporting companies. Please refer to the information set forth under Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto that start on page F-81 of this report.
Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Annual Report on Form10-K. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed under “Cautionary Note Regarding Forward Looking Statements” at the beginning of this Annual Report on Form 10-K and in Item 1A, “Risk Factors.”

Overview
Cottonwood Communities, Inc. invests primarily in multifamily apartment communities and multifamily real estate-related assets throughout the United States. We seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We do not expect to be able to achieve the balance of these allocations until we have raised substantial proceeds in the Offering (as defined below). Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition. If the CRII Merger is consummated, we expect our board of directors to revisit our targeted portfolio allocation given the asset profile of the combined company.
We have registered $750,000,000 in shares of common stock (the “Offering”), consisting of $675,000,000 in shares of common stock offered in our primary offering and $75,000,000 in shares of common stock offered pursuant to our distribution reinvestment plan (the “DRP Offering”) at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) in both the primary and the DRP Offering. The Offering commenced in August 2018 and is currently suspended as of December 2020 while we pursue the proposed mergers described below.
On November 8, 2019, we launched a best-efforts private placement offering exempt from registration under the Securities Act for which we initially offered a maximum of $50,000,000 in shares of Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share (the “Private Offering”). Offering-related expenses in the Private Offering are paid by us. On March 23, 2021, our board of directors approved an increase in the size of the offering to $100,000,000.
As of December 31, 2020, we have raised gross proceeds of $32,932,909 from the sale of Series 2019 Preferred Stock in the Private Offering and $121,996,723 from the sale of our common stock in the Offering. We have primarily used the net proceeds to make investments in real estate related assets as further described below under Our Investments.
We operate under the direction of our board of directors. Our board of directors has retained our advisor to conduct our operations and manage our portfolio of real estate investments, subject to the supervision of the board of directors. Our advisor is an affiliate of our sponsor. We have no paid employees.
We elected to be taxed as a REIT beginning with our taxable year ended December 31, 2019. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through the Operating Partnership. We are the general partner of the Operating Partnership.
COVID-19 Pandemic and Multifamily Real Estate Outlook
The COVID-19 pandemic has severely impacted global economic activity and caused significant volatility and negative pressure in financial markets. The United States has reacted with various containment and mitigation efforts including quarantines, mandated business and school closures and travel restrictions. As a result, the COVID-19 pandemic is negatively impacting the real estate industry, although some of the restrictions and closures are beginning to ease in some locations. The fluidity of the COVID-19 pandemic continues to preclude any prediction as to the ultimate adverse impact the pandemic may have on our business, financial condition, results of operations and cash flows.
Some of our tenants have suffered difficulties with their personal financial situations as a result of job loss or reduced income and a small percent of the multifamily tenants at our stabilized multifamily apartment communities have sought rent deferrals. Not all tenant requests will ultimately result in rent deferrals and rent deferrals to date have not had a significant impact on our operations. To date, the impact of COVID-19 on our stabilized multifamily apartment communities has been minimal. As of the end of February 2021, we had received tenant payments equal to approximately 95.1% of the monthly tenant charges billed for the year ended December 31, 2020, and we had received tenant payments equal to 96.5% of the monthly tenant charges billed for the three months ended December 31, 2020. Collections and rent relief requests to date may not be indicative of collections or requests in any future period. Our results of operations since the COVID-19 pandemic began have also been partially impacted as a result of waiving late fees for portions of the year and as a result of the suspension of certain evictions at our properties. In addition, although the development projects in which we have invested are proceeding on schedule, as a result of quarantines or actual viral health issues, construction and completion of the development projects in which we have invested may be delayed or may incur additional costs which would have an adverse impact on our income from real estate note and investment returns.
The extent to which the COVID-19 pandemic or any other pandemic, epidemic or disease impacts our operations, the personal financial position of our tenants, and the development projects in which we have invested remains uncertain and cannot be predicted with confidence and will depend on the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. However, notwithstanding the challenging economic circumstances created by the COVID-19 pandemic, we believe our focus on multifamily assets and the quality of the assets in our portfolio makes us better positioned relative to other classes of real estate to withstand many of the adverse impacts of the COVID-19 pandemic as housing is a basic need, rather than a discretionary expense. Further, we believe that factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market continue to support the value proposition for owning multifamily apartment communities and related investments. We note that our stabilized multifamily apartment communities were nearly 95% occupied on a weighted average basis as of December 31, 2020. Further, we have no debt maturing until March 2023 and are conservatively leveraged on our stabilized multifamily apartment communities with a total secured debt-to-total assets ratio of 34.9%.
Our Investments
Information regarding our investments as of December 31, 2020 is as follows:
Property Name	Location	Investment Type	Purchase / Investment Date	Number of Units	Purchase Price / Funding Commitment	Amount Paid / Funded to Date
Cottonwood West Palm	West Palm Beach, FL	Wholly Owned	05/30/2019	245	$66,923,500	$66,923,500
Cottonwood One Upland	Norwood, MA	Wholly Owned	03/19/2020	262	103,600,000	103,600,000
Dolce Twin Creeks, Phase II	Allen, TX	B Note	07/31/2019	366	10,000,000	8,205,862
Lector85	Ybor City, FL	Preferred Equity	08/15/2019	254	9,900,000	9,900,000
Vernon Boulevard	Queens, NY	Preferred Equity	07/23/2020	534	15,000,000	15,000,000
Riverfront	West Sacramento, CA	Preferred Equity	11/30/2020	285	15,091,649	2,680,148
Total / Weighted Average				1,946	$220,515,149	$206,309,510
Information regarding the secured credit facilities of our wholly owned investments as of December 31, 2020 is as follows:
Property Name	Debt Issuer	Maturity Date	Payment Type	Rate	Amount Outstanding
Cottonwood West Palm	Berkadia Commercial Mortgage, LLC	June 1, 2029	Interest Only	3.93%	$35,995,000(3)
Cottonwood One Upland	J.P. Morgan Chase Bank, N.A.	March 19, 2023(1)	Interest Only	Libor + 1.5-1.75%(2)	35,500,000(4)
Total credit facilities					71,495,000
Unamortized debt issuance costs					(1,175,132)
Credit facilities, net					$70,319,868
(1)	All or a portion of the amount outstanding can be prepaid at any time and the maturity date can be extended for two one-year periods, subject to the satisfaction of certain conditions.
(2)	The spread is contingent upon certain debt yield metrics.
(3)	There is no limit on the amount we can draw on the Berkadia Credit Facility as long as we maintain certain loan-to-value ratios and other requirements as set forth in the loan documents.
(4)
We may obtain advances secured against Cottonwood One Upland up to $67,600,000 on our JP Morgan Credit Facility, as well as finance other future acquisitions up to $125,000,000 as long as certain loan-to-value ratios and other requirements are maintained.

Cottonwood West Palm
Cottonwood West Palm is a 245-unit, elevator-serviced, concrete and stucco multifamily community completed in 2018. The property is located five miles west of Palm Beach International Airport and is comprised of a mix of one-, two-, and three-bedroom units with an average size of 1,122 square feet and total rentable square feet of

274,889. Property amenities include gated access, a heated resort-style pool with cabanas, fitness center, 5,500-square-foot clubroom, business center and dog park. The occupancy rate of Cottonwood West Palm at December 31, 2020 was 97.6%. The effective monthly rental rate per unit as of December 31, 2020, calculated as the monthly contractual base rental income, net of free rent, divided by the units leased was $1,751.
Cottonwood One Upland
Cottonwood One Upland is a 262-unit garden-style multifamily community completed in 2016. The property is located in Norwood, Massachusetts and is comprised of a mix of one-, two-, and three-bedroom units with an average size of 1,160 square feet and total rentable square feet of 303,840. Property amenities include a swimming pool, clubhouse, outdoor amphitheater, and a dog park. The occupancy rate of Cottonwood One Upland at December 31, 2020 was 92.4%. The effective monthly rental rate per unit as of December 31, 2020 was $2,344.
Dolce B Note
The Dolce B Note was issued to an unaffiliated third party for the development of Dolce Twin Creeks, Phase II, a 366-unit multifamily project in Allen, Texas that includes medical office space. The Dolce B Note is secured by a deed of trust on the project for an amount of up to $10,000,000 (which commitment could rise to $10,500,000 in certain circumstances). The borrower is using the proceeds from the Dolce B Note, additional financing in the amount of up to $45,500,000 (the “Dolce A Note”) and $17,900,000 in common equity to fund the develop the project.
The Dolce B Note bears interest at a rate of 9.5% plus 1-month LIBOR and is being drawn in stages as needed throughout construction. The Dolce B Note includes a 1-month LIBOR floor equal to 2.50%, resulting in an interest rate floor equal to 12.00%, and matures on December 31, 2021 with two six-month extension options. The Dolce B Note has interest only monthly payments, with principal due at maturity. Prepayment is permitted in whole but not in part subject to certain prepayment fees.
Lector85 Investment
The Lector85 Investment is a preferred equity investment in a joint venture with Milhaus, LLC (“Milhaus”). Milhaus is using the Lector85 Investment, along with a $34,000,000 construction loan and equity of $9,300,000 to develop Lector85, a 254-unit multifamily project in Ybor City, FL that includes retail space. The Lector85 Investment was drawn upon in stages as needed throughout the construction of the project.
The Lector85 Investment has an annual preferred return of 13% that will be reduced to 10% annually upon the later to occur of (i) the stabilization of the development project, or (ii) the one-year anniversary of the receipt of all temporary certificates of occupancy for the development project, subject to certain financial covenants being satisfied. The investment also has a special preferred return of $200,000 to be paid upon redemption. Subject to one twelve-month extension option, the redemption date is no earlier than two years after the receipt of all temporary certificates of occupancy for the development project (the “Redemption Lockout Date”) but no later than the earlier of (i) the payment in full of the construction loan, if the loan is repaid after the Redemption Lockout Date, or (ii) the construction loan maturity date, if the loan is not refinanced prior to the Redemption Lockout Date.
Vernon Boulevard Investment
We and a publicly-traded multifamily REIT (the “Preferred Co-Investor”) have preferred equity investments in an entity that is developing a three-building multifamily apartment community in the Astoria neighborhood of Queens, New York (the “Vernon Project”). The Vernon Boulevard Investment is our preferred contribution of $15,000,000. The Preferred Co-Investor contributed $40,000,000. In connection with our investment, we entered a joint venture agreement with the Preferred Co-Investor, an entity owned by a New York-based real estate development, investment and management firm (the “Developer”). The Developer contributed approximately $62,000,000 in common equity and is the manager of the joint venture.
The Vernon Boulevard Investment has a preferred return of 13% per annum and receives a profit participation upon a liquidity event, pari passu alongside the preferred equity contribution from the Preferred Co-Investor. Decisions of the members require approval of a majority in interest of the preferred equity holders and a majority in interest of the common holders. The Vernon Boulevard Investment has an expected redemption of July 2025 and is senior to the common equity. Additional funding for the Vernon Project will come from a $225,000,000 construction loan. The total development cost is estimated to be approximately $342,000,000.

Riverfront Investment
The Riverfront Investment is a preferred equity investment in an entity formed to invest in the development of a multifamily apartment community in West Sacramento, California (the “Riverfront Project”). A global real estate investment firm (“the Riverfront Sponsor”) is the manager of the entity and contributed $16,800,000 in common equity. Affiliated companies of the Riverfront Sponsor are responsible for the development of the Riverfront Project and managing it upon completion. We are committed to providing up to $15,091,649 in preferred equity, including the amounts already funded.
The Riverfront Investment has a preferred return of 16% per annum. The Riverfront Sponsor has the option to redeem our interest and we have a put option to sell our interest after specified periods and events designated in the agreement. The Riverfront Investment is senior to the common equity. Additional funding for the Riverfront Project is provided by a $55,400,000 construction loan and a $15,300,000 senior preferred equity investment. The total development cost is estimated to be approximately $102,600,000.
The Riverfront Project is located on 3.6 acres along Riverfront Street by the triple-A baseball stadium in the Bridge District of West Sacramento. It is less than one mile from the downtown business and entertainment district. The Riverfront Project is expected to have 285 units with over 10,000 net rentable square feet of retail space facing the baseball stadium. The Riverfront Project will feature a large pool and sun deck, an indoor/outdoor fitness center, a dog run, private meeting rooms, and direct access to the River Walk and volleyball courts of the Bridge District in West Sacramento. The first units are scheduled for delivery in the fourth quarter of 2022.
Results of Operations
We acquired our first multifamily apartment community on May 30, 2019 and acquired our second multifamily apartment community on March 19, 2020, and we have made various investments in multifamily real estate-related assets over time as outlined above. Our results of operations for the years ended December 31, 2020 and 2019 is as follows:
	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues
Rental and other property revenues	$10,748,748	$2,797,475
Real estate note investment interest	575,839	44,777
Total revenues	11,324,587	2,842,252
Expenses
Property operations expense	4,569,857	1,428,925
Reimbursable operating expenses to related parties	1,029,920	541,652
Asset management fee to related party	2,799,466	811,395
Depreciation and amortization	6,966,232	2,738,190
General and administrative expenses	3,353,892	876,808
Total operating expenses	18,719,367	6,396,970
Other income (expense)
Equity in earnings of unconsolidated real estate entities	2,113,386	272,805
Interest income	198,003	492,542
Interest expense	(3,665,345)	(916,626)
Total other expense	(1,353,956)	(151,279)
Total expenses before asset management fee waiver	(20,073,323)	(6,548,249)
Asset management fee waived by Advisor	197,397	409,803
Net expenses after asset management fee waiver	(19,875,926)	(6,138,446)
Net loss	$(8,551,339)	$(3,296,194)
We incurred net losses of $8,551,339 and $3,296,194 for the years ended December 31, 2020 and 2019, respectively. The change was primarily driven by a full year of activity from Cottonwood West Palm in 2020 and just over nine months of activity from Cottonwood One Upland, which was acquired in March 2020. Investing activity throughout 2020 increased gross assets, driving the increase in asset management fees and depreciation and amortization. General and administrative expenses also increased primarily due to $2,330,872 in non-recurring legal, financial advisor, and other costs associated with the CRII Merger, CMRI Merger and CMRII Merger as described in Part I, Item 1. “Business.” The higher net operating loss was partially offset by an increase in equity in earnings of $1,840,581 related to income from additional funds provided throughout 2020 to the Lector85 Investment, Vernon Boulevard Investment, and Riverfront Investment. Interest expense also increased due to the timing of the Cottonwood West Palm and Cottonwood One Upland acquisitions.
We expect our results of operations in future periods will continue to fluctuate as we deploy capital in strategic real estate investments. We are in the acquisition phase of our life cycle, and the results of our operations are primarily impacted by the timing of our acquisitions and the equity raised through our offerings. In addition, if the CRII Merger and CROP Merger are consummated, our results of operations will be significantly impacted in 2021 due to the significance of the acquisition to our portfolio. Accordingly, our operating results for the years ended December 31, 2020 and 2019 are not directly comparable, nor are our results of operations for the year ended December 31, 2020 indicative of those expected in future periods. We believe that our revenues, operating expenses and interest expense will continue to increase in future periods as a result of continued growth in our portfolio and as a result of the effect of anticipated future acquisitions of multifamily apartment communities and investments in multifamily real estate-related assets. Changes in occupancy, fluctuations due to changes in the variable interest rate on our JP Morgan Credit Facility and impacts of the COVID-19 pandemic as discussed above could also affect our operating results.
Non-GAAP Financial Measures
Funds from operations, or FFO, is a measure of the operating performance of a REIT and of our company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for our share of unconsolidated partnerships and joint ventures.
Our management also uses Core FFO as a measure of our operating performance. Core FFO is further adjusted from FFO for the following items included in the determination of GAAP net income: amortization of issuance costs associated with real estate note investments and debt, accretion of discounts on preferred stock, acquisition fees and expenses, and amortization of above or below intangible lease assets and liabilities. Our calculation of Core FFO may differ from the methodology used for calculating Core FFO by other REITs and, accordingly, our Core FFO may not be comparable. We utilize FFO and Core FFO as measures of our operating performance, and believe these measures are also useful to investors as supplemental metrics because they facilitate an understanding of our operating performance after adjusting for non-cash expenses and other items not indicative of ongoing operating performance.
Neither FFO nor Core FFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and Core FFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor Core FFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.
A reconciliation of FFO and Core FFO to net loss is as follows:
	Year Ended December 31, 2020	Year Ended December 31, 2019
Net loss	$(8,551,339)	$(3,296,194)
Adjustments:
Real estate-related depreciation and amortization	6,966,232	2,738,190
FFO	(1,585,107)	(558,004)
Adjustments:
Amortization of real estate note investment issuance costs	48,766	19,904
Accretion of discount on preferred stock	467,646	4,047
Amortization of debt issuance costs	213,244	62,248
Acquisition fees and expenses	2,330,872	164,869
Accretion of below market leases	(53,544)	—
Core FFO	$1,421,877	$(306,936)

FFO per share - basic and diluted	$(0.15)	$(0.12)
Core FFO per share - basic and diluted	$0.13	$(0.07)
Weighted average shares outstanding	10,781,487	4,711,343

See “Results of Operations” above for further detail.
Liquidity and Capital Resources
Our principal demands for funds during the short and long-term are and will be for the acquisition of multifamily apartment communities and investments in multifamily real estate-related assets; operating expenses, capital expenditures and general and administrative expenses; payments under debt obligations; redemptions of common and preferred stock; and payments of distributions to stockholders. We will obtain the capital required to purchase multifamily apartment communities and make investments in multifamily real estate-related assets and conduct our operations from the proceeds of the Private Offering, the Offering, from our credit facilities, from other secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations, all of which may be adversely effected by the impact of the COVID-19 pandemic as discussed above.
If we are unable to raise substantial funds during our offering stage, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of real properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations, or from net cash proceeds from the sale of properties.
We target an aggregate loan-to-cost or loan-to-value ratio of 45% to 65% at the REIT level; provided, however, that we may obtain financing that is less than or exceeds such ratio in the discretion of our board of directors if the board of directors deems it to be in our best interest to obtain such financing. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets, unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount and such excess borrowings are disclosed in our next quarterly report, along with the conflicts committee’s justification for such excess. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. We anticipate that all financing obtained to acquire stabilized multifamily apartment communities will be non-recourse to the Operating Partnership and us (however, it is possible that some of these loans will require us to enter into guaranties with respect to certain non-recourse carve-outs). We may obtain recourse debt in connection with certain development transactions.
At December 31, 2020, we have a Master Credit Facility Agreement with Berkadia Commercial Mortgage, LLC (the “Berkadia Credit Facility”), for which we have an advance of $35,995,000 secured by Cottonwood West Palm. We also have a secured revolving credit facility agreement with J.P. Morgan Chase Bank, N.A. (the “JP Morgan Credit Facility”) that we entered into in conjunction with the acquisition of Cottonwood One Upland, for which we have advances of $35,500,000 as of December 31, 2020. There is no limit on the amount that we can draw on the Berkadia Credit Facility so long as we maintain the loan-to-value ratio and other requirements set forth in the loan documents. We may obtain advances secured against Cottonwood One Upland up to $67,600,000 on the JP Morgan Credit Facility, as well as finance other future acquisitions up to $125,000,000. We may obtain additional lines of credit or enter into other financing arrangements that may be secured by one or more of our assets. We can draw upon or pay down these credit facilities at our discretion, subject to loan-to-value requirements, debt service coverage ratios and other covenants and restrictions as set forth in the loan documents. We may use the proceeds from any line of credit or financing to bridge the acquisition of, or acquire, multifamily apartment communities and multifamily real estate-related assets if our board of directors determines that we require such funds to acquire the multifamily apartment communities or real estate-related assets.
We must also redeem the Series 2019 Preferred Stock for cash at a redemption price per share equal to $10.00 plus any accrued and unpaid dividends, to the extent there are funds legally available, on December 31, 2023. This date may be extended by two one-year extension options.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to pay offering costs in connection with the Private Offering as well as the Offering upon resumption, as well as make certain payments to our advisor and our affiliated property manager pursuant to the terms of our advisory and property management agreements.
We elected to be taxed as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 2019. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Cash Flows
The net change in our cash and cash equivalents and restricted cash is summarized as follows:
	For the Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(2,815,684)	$(459,142)
Net cash used in investing activities	(83,284,170)	(38,130,062)
Net cash provided by financing activities	42,990,664	82,925,023
Net (decrease) increase in cash and cash equivalents and restricted cash	$(43,109,190)	$44,335,819
Net cash used in operating activities was $2,815,684 in 2020, compared with $459,142 in 2019. The increase is primarily due to non-recurring legal, financial advisor, and other costs associated with the CRII Merger, CMRI Merger and CMRII Merger as described in Part I, Item 1. “Business.” Operating cash outflows also increased from the acquisition of Cottonwood One Upland in 2020, resulting in additional real estate taxes, asset management fees, and interest expense during the current year. These outflows were offset by growth in tenant receipts from our property operations, interest income received on the Dolce B Note, and the deferral of payment on accounts payable, accrued expenses, and other liabilities.
Cash flows used in investing activities were $83,284,170 during 2020 and related to our purchase of Cottonwood One Upland, and funding the Dolce B Note, Vernon Boulevard Investment, Lector85 Investment, Riverfront Investment, and capital improvements. Cash flows used in investing activities were $38,130,062 during 2019, primarily due to our purchase of Cottonwood West Palm and funding the Dolce B Note and Lector85 Investment.
Cash flows provided by financing activities were $42,990,664 during 2020, primarily due to the net proceeds we received from the issuance of our common stock and Series 2019 Preferred Stock, offset by distributions paid to common stockholders and repayments made on our JP Morgan Credit Facility. Cash flows provided by financing activities were $82,925,023 in 2019, primarily due to the net proceeds we received from the issuance of our common stock and Series 2019 Preferred Stock, reduced by distributions to common stockholders.
Distributions
Common Stock
During our offering stage, when we may raise capital more quickly than we acquire income-producing assets, and for some period after our offering stage, we will not be able to make distributions solely from our cash flow from operating activities. Further, because we may receive income from our investments at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our existence and from time to time during our operational stage, we will declare distributions in anticipation of cash flows that we expect to receive during a later period and we will make these distributions in advance of our actual receipt of these funds.

The following table summarizes the distributions attributable to our common stock that were declared and paid, along with information about cash flow provided by (used in) operating during the year ended December 31, 2020.
			Distributions Paid(3)
Period	Distributions Declared(1)	Distributions Declared Per Share(1)(2)	Cash	Reinvested (DRP)	Total	Cash Provided By (Used In) Operating Activities
First Quarter 2020	$1,183,119	$0.125	$888,805	$237,326	$1,126,131	$571,878
Second Quarter 2020	1,309,923	$0.125	1,017,593	274,570	1,292,163	(32,296)
Third Quarter 2020	1,412,921	$0.125	1,090,610	293,235	1,383,845	(364,225)
Fourth Quarter 2020	1,492,087	$0.125	1,148,369	301,235	1,449,604	(2,991,041)
Total	$5,398,050		$4,145,377	$1,106,366	$5,251,743	$(2,815,684)
(1)	Distributions for the periods from January 1, 2020 through December 31, 2020 were based on daily record dates and were calculated at a rate of $0.00136612 per share per day.
(2)	Assumes the share was issued and outstanding each day during the period presented.
(3)	Distributions are paid on a monthly basis. In general, distributions for all record dates of a given month are paid on or about the fifth business day of the following month.
For the year ended December 31, 2020, we made aggregate distributions of $5,251,743, including $4,145,377 distributions paid in cash and $1,106,366 of distributions reinvested through our distribution reinvestment plan. Our net loss for the year ended December 31, 2020 was $8,551,339. Cash flows used in operating activities for the year ended December 31, 2020 was $2,815,684. We funded our total distributions paid during 2020, which includes net cash distributions and distributions reinvested by shareholders, with $571,878 prior period cash provided by operating activities and $4,679,865 of offering proceeds. From July 27, 2016 (inception) through December 31, 2020, we incurred cumulative distributions of $7,767,642 and our cumulative net loss during the same period was $11,947,742. Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder's basis in our stock will be reduced and, to the extent distributions exceed a stockholder's basis, the stockholder may recognize capital gain.
We expect our board of directors to continue to authorize and declare distributions to our common stockholders based on daily record dates and to pay these distributions on a monthly basis. We have not established a minimum distribution level for our common stockholders, and our charter does not require that we make distributions to our common stockholders. We may also issue stock dividends. The timing and amount of distributions will be determined by our board of directors in its sole discretion and may vary from time to time.
Preferred Stock
Holders of the Series 2019 Preferred Stock are entitled to receive a preferred dividend equal to a 5.5% cumulative but not compounded annual return on the purchase price per share of $10.00. We expect our board of directors to continue to authorize and declare distributions to our holders of our preferred stock on daily record dates and to pay these distributions on a monthly basis. Preferred stock distributions are recorded as interest expense. For the year ended December 31, 2020, we incurred approximately $823,000 in distributions on our Series 2019 Preferred Stock.
Critical Accounting Policies
A critical accounting policy is one that is both important to our financial condition and results of operations and that involves some degree of uncertainty. The preparation of our financial statements may require significant management judgments, assumptions and estimates about matters that are inherently uncertain. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. We consider our accounting policy over investments in real estate, specifically with regards to the acquisition of real estate, to be critical. See Note 2 of the consolidated financial statements in this Annual Report on Form 10-K for further description of this policy.
Subsequent Events
We evaluate subsequent events up until the date the consolidated financial statements are issued.
Merger Agreements
On January 26, 2021, we entered into the merger agreements for the CRII Merger, CMRI Merger and CMRII Merger as described in Part I, Item 1. “Business.”
Second Amended and Restated Three-Party Agreement
Concurrently with the execution of the CRII Merger Agreement, we entered into the Second Amended and Restated Three-Party Agreement by and among us, the Operating Partnership and our advisor, to amend the obligation of our advisor to pay the organization and offering expenses relating to the Offering as well as provide for the entry into an amended and restated advisory agreement with revised compensation upon the closing of the CRII Merger. Pursuant to the Second Amended and Restated Three-Party Agreement, organization and offering costs related to the Offering, with the exception of any costs associated with restructuring the terms of the Offering following the CRII Merger, will continue to be the obligation of our advisor until the amended and restated advisory agreement is executed. After the amended and restated advisory agreement is executed, our advisor will no longer have any obligation to pay the organization and offering expenses related to the Offering except (i) as set forth in the amended and restated advisory agreement, which caps our organization and offering expenses at 15% of gross proceeds in the Offering, and (ii) that the deferred selling commission associated with Class T common shares sold in the Offering as currently structured will continue to be the obligation of our advisor.
Status of the Private Offering
As of March 25, 2021, we had sold 4,244,388 shares of Series 2019 Preferred Stock for aggregate gross offering proceeds of $42,277,281. In connection with the sale of these shares in the Private Offering, the Company paid aggregate selling commissions of $2,784,995 and placement fees of $819,728. On March 23, 2021, our board of directors approved an increase in the size of the offering to 10,000,000 shares ($100,000,000).
Status of the Offering
As of March 25, 2021, we had sold 12,214,771 shares of our Class A common stock and 17,518 shares of our Class T common stock in the Offering for aggregate gross offering proceeds of $121,996,723. Included in these amounts were approximately 151,000 shares of common stock sold pursuant to the DRP Offering for aggregate gross offering proceeds of approximately $1,510,000.
Dividends Paid - Series 2019 Preferred Stock
Subsequent to December 31, 2020 and through the date of this report, we paid $445,065 of dividends to holders of record of Series 2019 Preferred Stock at an effective annual rate of 5.5% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate.
Dividends Declared - Series 2019 Preferred Stock
On March 23, 2021, our board of directors declared cash distributions at a daily distribution rate of $0.00150685, or 5.5% annually on the $10.00 purchase price, to holders of record of our Series 2019 Preferred Stock for the months of March, April and May 2021.
Distributions Paid - Common Stock
Subsequent to December 31, 2020 and through the date of this report, we paid $1,500,411 of distributions to our common stockholders at an effective annual rate of 5.0% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate.

Distributions Declared - Common Stock
On March 23, 2021, our board of directors declared cash distributions at a daily distribution rate of $0.00136986, or 5.0% annually on the $10.00 purchase price, to holders of record of our common stock for the month of March, April and May 2021. Effective December 22, 2020 our board of directors approved the immediate suspension of our share repurchase program while the board of directors evaluated the Mergers. All distributions are currently being paid in cash until the suspension is lifted.
Grant of LTIP Unit Awards
On February 21, 2021, the compensation committee approved the grant of an aggregate of 17,500 time-based LTIP Units and 52,500 performance-based LTIP units to executive officers. The grants were made on February 28, 2021.
Riverfront Amendment
In March 2021, we amended our Riverfront partnership agreement in response to a liquidity covenant default by the Riverfront Sponsor. The amendment, among other things, added the Riverfront Sponsor's majority owner as an additional guarantor and provided additional remedies should the Riverfront Sponsor not cure the default by April 30, 2021. On March 25, 2021, the Riverfront Sponsor cured the liquidity default and we funded approximately $2,500,000 toward project costs, bringing our total investment in the project to approximately $5,200,000.
Amended and Restated Share Repurchase Program
Our board of directors has adopted an amended and restated share repurchase program to be effective following the CRII Merger. The revised share repurchase program provides that we may make monthly redemptions with an aggregate value of up to 5% of our net asset value or “NAV” each quarter. In addition, we have removed the funding restrictions from the share repurchase program. For newly designated share classes purchased after we resume the Offering, the redemption price will be equal to the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and our Class T (which will be renamed and reclassified to Class TX) common stock, the repurchase price will not change except that stockholders may have their shares repurchased at 100% of NAV after a five-year hold period.
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
Quantitative and qualitative disclosures about market risk have been omitted as permitted under rules applicable to smaller reporting companies.
Item 8.	Financial Statements and Supplementary Data
The financial statements required by this item and the report of the independent accountants thereon required by Item14(a)(2) appear as a separate section of this Annual Report on Form 10-K. See the accompanying Index to the Consolidated Financial Statements on page F-81.
Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Item 9A.	Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in our reports under the Exchange Act are recorded, processed, and summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. An evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this annual report on Form 10-K was made under the supervision and with the participation of our management, including our Chief Executive Officer and

Chief Financial Officer. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is timely recorded, processed, summarized and reported and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Controls over Financial Reporting
There have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during our most recent quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Management's Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America (generally accepted accounting principles).
Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of Cottonwood Communities, Inc.; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on its consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Management conducted an assessment of the effectiveness of Cottonwood Communities, Inc.'s internal control over financial reporting as of December 31, 2020, based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control - Integrated Framework (2013 Framework). Based on this assessment, management has determined that Cottonwood Communities, Inc.'s internal control over financial reporting as of December 31, 2020, was effective.
Item 9B.	Other Information
Amended and Restated Share Repurchase Program
Our board of directors has adopted an amended and restated share repurchase program to be effective following the CRII Merger. The revised share repurchase program provides that we may make monthly redemptions with an aggregate value of up to 5% of our net asset value or “NAV” each quarter. In addition, we have removed the funding restrictions from the share repurchase program. For newly designated share classes purchased after we resume the Offering, the redemption price will be equal to the most recently disclosed monthly NAV, or at 95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and our Class T (which will be renamed and reclassified to Class TX) common stock, the repurchase price will not change except that stockholders may have their shares repurchased at 100% of NAV after a five-year hold period.

Item 10.	Directors, Executive Officers and Corporate Governance
Our directors and executive officers are set forth below:
Name*	Age**	Positions
Enzio Cassinis	43	Chief Executive Officer and President
Adam Larson	39	Chief Financial Officer
Susan Hallenberg	53	Chief Accounting Officer and Treasurer
Gregg Christensen	51	Chief Legal Officer
Paul Fredenberg	44	Chief Investment Officer
Daniel Shaeffer	50	Chairman of the Board and Director
Chad Christensen	48	Director
R. Brent Hardy	50	Independent Director
Gentry Jensen	49	Independent Director
John Lunt	48	Independent Director
*	The address of each executive officer and director listed is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
**	As of December 31, 2020
Enzio Cassinis has been Chief Executive Officer and President of the Company since October 2018. In addition to serving as the Company’s Chief Executive Officer and President, Mr. Cassinis serves as the Chief Executive Officer and President of CMRI and CMRII, two Cottonwood-sponsored real estate investment trusts that raised $50 million in offerings that were qualified as “Tier 2” offerings pursuant to Regulation A promulgated under the Securities Act (a “Regulation A Offering”). He also serves as the Chief Executive Officer for the Company’s advisor.
From June 2013 through September 2018, Mr. Cassinis served in various roles at Cottonwood Residential, Inc. Most recently, he served as the Senior Vice President of Corporate Strategy, where he was responsible for financial planning and analysis, balance sheet management and capital and venture formation activity. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Cassinis was Vice President of Investment Management at Archstone, one of the largest apartment operators and developers in the U.S. and Europe. There, he negotiated transactions in both foreign and domestic markets with transaction volume exceeding several billion dollars in total capitalization. Prior to Archstone, Mr. Cassinis worked as an attorney with Krendl, Krendl, Sachnoff & Way, PC (now Kutak Rock LLP) from February 2003 to May 2006, focusing his practice on corporate law and merger and acquisition transactions.
Mr. Cassinis earned a Master of Business Administration and Juris Doctorate (Order of St. Ives) from the University of Denver, and a Bachelor of Science in Business Administration from the University of Colorado at Boulder and is a CFA® charterholder.
Adam Larson has been Chief Financial Officer of the Company since October 2018. In addition to serving as the Company’s Chief Financial Officer, Mr. Larson also serves as the Chief Financial Officer of CMRI, CMRII and the Company’s advisor.
Through September 2018, Mr. Larson was the Senior Vice President of Asset Management of Cottonwood Residential, Inc. In this role he provided strategic guidance with respect to asset management, financial planning and analysis, and property operations. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Larson worked in the Investment Banking Division at Goldman Sachs advising clients on mergers and acquisitions and other capital raising activities in the Real Estate, Consumer/Retail and Healthcare sectors. Mr. Larson previously worked at Barclays Capital, Bonneville Real Estate Capital and Hitachi Consulting.
Mr. Larson holds a Master of Business Administration from the University of Chicago Booth School of Business, and a Bachelor of Science in Business Management from Brigham Young University where he also served as Student Body President.
Susan Hallenberg has been an officer of the Company since December 2016, and served as principal accounting officer and principal financial officer of the Company in her role as Chief Financial Officer from December 2016 through September 2018. Ms. Hallenberg continues to serve as principal accounting officer of the Company in her position as Chief Accounting Officer and Treasurer, which positions she has held since October 2018. Ms. Hallenberg also serves as Chief Accounting Officer and Treasurer of CMRI and CMRII. She is also Chief Financial Officer and

Treasurer of Cottonwood Multifamily Opportunity Fund, Inc. (“CMOF”), a Cottonwood-sponsored real estate investment trust that raised $50 million in a Regulation A Offering. Ms. Hallenberg is also the Chief Financial Officer and Treasurer of CRII. and its predecessor entity, positions she has held since May 2005.
Prior to joining the Cottonwood, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison & Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant Portfolio Controller. Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years.
Ms. Hallenberg holds a Bachelor of Arts in Economics/Accounting from The College of the Holy Cross.
Gregg Christensen has served as our Chief Legal Officer since December 2016. He served as one of our Directors from December 2016 to June 2018. Mr. Christensen also has served as the Chief Legal Officer and Secretary (formerly Executive Vice President, Secretary and General Counsel) and a Director of CRII and its predecessor entities since 2007. He holds similar officer positions with CMRI, CMRII and CMOF. In addition, he serves as a director of CMRI, CMRII and CMOF. Mr. Christensen oversees and coordinates all legal aspects of CRII and its affiliates, including our company, and is also actively involved in operations, acquisitions, and due diligence activities for us and our affiliates.
Prior to joining Cottonwood Residential, Inc., Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 24 years.
Mr. Christensen holds an Honors Bachelor of Arts Degree in English from the University of Utah and a Juris Doctorate Degree from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.
Paul Fredenberg has been Chief Investment Officer of the Company since October 2018. In addition to serving as the Company’s Chief Investment Officer, Mr. Fredenberg serves as the Chief Investment Officer of CMRI, CMRII, and our advisor, positions he has held since October 2018.
Through September 2018, Mr. Fredenberg served as the Senior Vice President of Acquisitions of Cottonwood Residential, Inc. a position he had held since September 2005. As Senior Vice President of Acquisitions, he focused exclusively on sourcing and evaluating new multifamily investment opportunities for Cottonwood Residential, Inc. Prior to joining Cottonwood in 2005, Mr. Fredenberg worked in the Investment Banking division of Wachovia Securities advising clients on mergers and acquisitions activities across multiple industries. He has also held investment banking and management consulting positions at Piper Jaffray and the Arbor Strategy Group.
Mr. Fredenberg holds a Master of Business Administration from the Wharton School at the University of Pennsylvania, a Master of Arts in Latin American Studies from the University of Pennsylvania, and a Bachelor of Arts in Economics from the University of Michigan, Ann Arbor.
Daniel Shaeffer has served as one of our Directors since July 2016 and as our Chairman of the Board since October 2018. He was formerly our Chief Executive Officer from December 2016 through September 2018. Mr. Shaeffer also has served as the Chief Executive Officer and a Director of CRII and its predecessor entities since 2004. He is also a director of CMRI, CMRII and CMOF. In addition, he serves as Chief Executive Officer of CMOF. Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning for CRII and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing for more than 15 years.

Mr. Shaeffer holds an International Master of Business Administration from the University of Chicago Graduate School of Business and a Bachelor of Science in Accounting from Brigham Young University and is a Certified Public Accountant.
The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Shaeffer, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate experience, to serve as a director on the board of directors.
Chad Christensen has served as one of our Directors since July 2016 and was formerly our President and Chairman of the Board from December 2016 through September 2018. Mr. Christensen also has served as the President and a Director of CRII and its predecessor entities since 2004. He is also a director of CMRI, CMRII and CMOF. In addition, he serves as President and Chairman of the Board of CMOF. Mr. Christensen oversees financial and general operations for CRII and its affiliates. Mr. Christensen is also actively involved in acquisitions, marketing and capital raising activities for CRII and its affiliates
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Christensen worked with the Stan Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 17 years.
Mr. Christensen holds a Master of Business Administration from The Wharton School at the University of Pennsylvania with an emphasis in Finance and Real Estate and a Bachelor of Arts in English from the University of Utah. Mr. Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.
The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Christensen, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate experience, to serve as a director on the board of directors.
R. Brent Hardy is one of our independent directors, a position he has held since June 2018. Since April 2018, Mr. Hardy has served as Managing Director and Senior Vice President of Asset Management at Merit Hill Capital, a real estate investment firm focused on acquiring and managing a portfolio of self-storage facilities across the United States. Mr. Hardy has been in the commercial real estate development, construction and asset management business for over 20 years. From September 2001 to April 2018, Mr. Hardy was Senior Vice President of Construction & Capital Asset Management at Extra Space Storage, the second largest operator of self-storage facilities in the United States and a New York Stock Exchange traded REIT. At Extra Space Storage, Mr. Hardy directed global construction, property development and long term asset preservation efforts and oversaw the “Certificate of Occupancy” and “Property Redevelopment and Expansion” programs. He contributed to the overall planned growth of the company, implementing essential asset management systems and processes to effectively oversee the firms portfolio of over 1450 assets nationwide. Mr. Hardy was also responsible for facility planning and design, property rebranding and corporate procurement efforts and was heavily involved in corporate responsibility, portfolio efficiency and innovation, and the implementation of energy management and sustainability programs. Prior to commencing his career with Extra Space Storage, Mr. Hardy spent several years with various firms in real estate, construction and operations management.
Mr. Hardy graduated from the University of Utah with a Bachelor of Arts degree in Political Science and a minor in Spanish.
Our board of directors selected Mr. Hardy as an independent director for reasons including his over 20 years of experience in the commercial real estate development, construction and asset management industries and his strategic business abilities and skills in responding to operational challenges and opportunities within an organization. In particular, our board of directors believes Mr. Hardy’s experience in asset management at Extra Space Storage during a period of growth at the company and the depth and breadth of Mr. Hardy’s exposure to complex real estate, strategic and corporate issues throughout his career would make him a valuable asset to our board of directors. Having worked at a public REIT gives him additional perspective and insight into public companies such as ours.
Gentry Jensen is one of our independent directors, a position he has held since June 2018. Since 2011, Mr. Jensen has served as the Chief Executive Officer of Penumbra Brands, LLC, a leading provider of protective, technologically differentiated accessories for mobile devices. From 2009 to 2011, he served as District Manager of Schindler Elevator Corporation and from 2005 through 2009, he worked in commercial real estate lending, development, brokerage and property management as Chief Operating Officer of Hawkins Capital, President of Wentworth Development, and Chief Operating Officer of NAI Utah Commercial Real Estate. From 2002 through 2004, Mr. Jensen was an associate in asset management and portfolio construction modeling with JP Morgan Private Bank in New York. Prior to entering the business world, Mr. Jensen served on active duty as a Navy SEAL, completing overseas deployments in Eastern Europe and throughout Asia.
Mr. Jensen holds a Master of Business Administration in Finance from the Wharton School at the University of Pennsylvania and a Bachelor of Science, with Merit, in Systems Engineering from the United States Naval Academy.
Our board of directors selected Mr. Jensen as an independent director for reasons including his executive leadership experience with multiple companies and as a Navy SEAL, his professional and educational background and his prior experience in commercial real estate brokerage and property management.
John Lunt is one of our independent directors, a position he has held since June 2018. In January 2003, Mr. Lunt founded Lunt Capital Management, Inc., a registered investment advisor, and since January 2003, he has served as its President. The firm builds and manages investment strategies used by financial advisors around the United States and provides research and advice for investments across asset classes, including U.S. equities, international equities, fixed income, real estate, commodities and currencies. Mr. Lunt co-created the methodology for eight index strategies calculated by S&P Dow Jones Indices. He is a charter member of the ETF Strategists Roundtable for key influencers associated with ETF management, and writes regularly about financial markets for ETFTrends.com. From 2001 to June 2014, he served on the board of the Utah Retirement Systems, a $20 billion pension fund, and from 2004 to 2007, he served as board President. Since February 2013, Mr. Lunt has served on the investment advisory committee for the $10 billion Utah Educational Savings Plan (My529) and since August 2017, he served as Chairman of the committee. Since September 2014, he has served as a member of the Board of Trustees for the $2 billion Utah School & Institutional Trust Funds Office. He has been a featured speaker at investment conferences around the United States, and has written extensively about financial markets.
Mr. Lunt graduated Magna Cum Laude with University Honors from Brigham Young University with a Bachelor of Arts degree in Economics, and he later received a Master of Business Administration in Finance and International Business from New York University. Mr. Lunt completed the Program for Advanced Trustee Studies at Harvard Law School and finished a number of courses at the New York Institute of Finance on trading and portfolio management.
Our board of directors selected Mr. Lunt as an independent director for reasons including his executive leadership experience, his professional and educational background, his network of relationships with finance and investment professionals and his extensive background and experience in public markets and in real estate and finance transactions and investments. In addition, his experience as founder and President of Lunt Capital Management and his service as a director of various pension funds provide him an understanding of the issues facing companies that make investments in real estate and oversee those investments.
Code of Ethics
We have adopted a Code of Conduct and Ethics that applies to all of our executive officers and directors including but not limited to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Conduct and Ethics is available on our website at cottonwoodcommunities.com. Any amendment to, or a waiver from, a provision of the Code of Conduct and Ethics that would require disclosure under Item 5.05 of Form 8-K will be posted on our website.
Audit Committee
Audit Committee members are “independent”, consistent with the qualifications set forth in Rule 10A-3 under the Exchange Act, applicable to boards of directors in general and audit committees in particular. Mr. Lunt is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act.
Among other things, the audit committee will assist the board in overseeing:
•	our accounting and financial reporting processes;
•	the integrity and audits of our financial statements;
•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and
•	the performance of our internal auditors and our independent registered public accounting firm.
The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, and considering and approving the audit and non-audit services and fees provided by the independent registered public accounting firm. The members of the audit committee are Messrs. Hardy, Jensen and Lunt.
Item 11.	Executive Compensation
Compensation of Executive Officers
We are externally advised by CCI Advisors III and currently do not have any employees. Our day-to-day management functions are performed by CC Advisors III and its affiliates. For purposes of this disclosure, our named executive officers include Enzio A. Cassinis, our Chief Executive Officer and President, Adam Larson, our Chief Financial Officer, and Paul Fredenberg, our Chief Investment Officer, all of whom are officers and/or employees of CC Advisors III. During 2020, all of the compensation that we paid to our named executive officers consisted of equity compensation.
We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act and an “emerging growth company” as defined under the JOBS Act. As such, we are permitted to take advantage of certain reduced reporting requirements that are otherwise applicable generally to public companies.
Executive Compensation Process. Our compensation committee, which is composed of all of our independent directors, discharges our board of director’s responsibilities relating to the equity compensation of our named executive officers. Except for annual grants of CCOP LTIP Units and CCOP Special LTIP Units (for purposes of our executive compensation discussion, referred to collectively as the “LTIP Units”) under the CCOP Partnership Agreement, our named executive officers do not receive any compensation directly from us.
Our compensation committee acknowledges that the real estate industry is highly competitive and that experienced professionals have significant career mobility. Through the annual grant of LTIP Units under the CCOP Partnership Agreement, we seek to attract, motivate and retain highly skilled executive officers who are committed to our core values of prudent risk-taking and integrity. Each year our compensation committee determines, in its sole discretion, the aggregate amount, type and terms of any equity grants to employees of CC Advisors III and its affiliates, including our named executive officers. When making equity award decisions, our compensation committee seeks input from Mr. Cassinis, our Chief Executive Officer and President, given his direct day-to-day working relationship with our senior officers. Our compensation committee engages in discussions and ultimately makes all final decisions related to equity compensation paid to our named executive officers.
Our compensation committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our equity compensation programs and related policies. Our compensation committee has sole authority to hire, terminate and set the terms of future engagements with any compensation consultant. For the 2020 equity grants, our compensation committee consulted FPL Associates, L.P., an independent compensation consulting firm, to consult in determining a recommended structure and amounts for annual equity grants.
2020 Equity Grants
On March 25, 2020, we amended the CCOP Partnership Agreement, effective February 1, 2020, to establish LTIP Units, a new series of partnership units, and to permit the admission of additional limited partners. The LTIP Units are a separate series of limited partnership units of CCOP, which are convertible into CCOP Common Units upon achieving certain vesting and performance requirements. Awards of LTIP Units are subject to the conditions and restrictions determined by our board of directors, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If the conditions and/or restrictions included in an LTIP Unit award agreement are not attained, holders will forfeit the LTIP Units granted under such agreement. Unless otherwise provided, the CCOP LTIP Unit awards (whether vested or unvested) will entitle the holder to receive current distributions from CCOP, and the CCOP Special LTIP Units (whether vested or unvested) will entitle the holder to receive 10% of the current distributions from CCOP during the applicable performance period. When the LTIP Units have vested and sufficient income has been allocated to the holder of the vested LTIP Units, the LTIP Units will automatically convert to CCOP Common Units on a one-for-one basis.

LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us based on current U.S. federal income tax law. As profits interests, the LTIP Units initially will not have full parity, on a per unit basis, with the CCOP Common Units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP Units can, over time, achieve full parity with the CCOP Common Units and therefore, accrete to an economic value for the holder equivalent to the CCOP Common Units. If such parity is achieved, the LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into CCOP Common Units, which in turn may be exchanged, upon the occurrence of certain events, by the holder for a cash amount based on the value of a share of CCI Common Stock or for shares of CCI Common Stock, on a one-for-one basis, at our election. However, there are circumstances under which the LTIP Units will not achieve parity with the CCOP Common Units, and until such parity is reached, the value that a holder could realize for a given number of LTIP Units will be less than the value of an equal number of shares of CCI Common Stock and may be zero.
In March 2020, our compensation committee approved grants of LTIP Units for fiscal year 2020. The March 2020 LTIP Unit grants were designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, deter our named executive officers from seeking other employment opportunities and align the interests of our named executive officers with our stockholders’ interests. Existing ownership levels were not a factor in award determinations, as our compensation committee does not want to discourage our named executive officers from holding significant amounts of our securities.
In determining the size and terms of the LTIP Unit grants made to our named executive officers for 2020 service, our compensation committee considered, among other things, company performance, the role and responsibilities of each officer, competitive factors and individual performance history. These awards were intended to enable our named executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on company performance and continued service with CC Advisors III or its affiliates. While our compensation committee currently expects to continue to grant LTIP Units awards to our named executive officers annually on the same terms and conditions, the committee’s decision whether to approve any such awards in the future will depend on our performance, market trends and practices and other considerations.
Time-Based LTIP Units. The following table sets forth the number and value of the time-based LTIP Units granted to our named executive officers in March 2020. The time-based LTIP Units were issued on March 25, 2020, based on the grant date fair value determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC Topic 718”). The time-based LTIP Units vest over four years in equal installments on an annual basis, with the first 25% vesting on January 1, 2021, subject to continued employment with CC Advisors III or its affiliates. Time based LTIP Units (whether vested or unvested) receive the same distribution per unit as the CCOP Common Units.
Upon consummation of the CRII Merger and the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 will accelerate and vest in full.
Executive Officer	Date of Grant	Number of Time-Based LTIP Units	Value of Time-Based LTIP Units
Enzio A. Cassinis	March 25, 2020	4,500	$45,000
Adam Larson	March 25, 2020	3,375	$33,750
Paul Fredenberg	March 25, 2020	2,063	$20,630
In February 2021, the compensation committee approved the grant of an aggregate of 17,500 time-based LTIP units to the named executive officers for 2021 compensation. The grants were made on February 28, 2021. These LTIP unit awards vest over four years in equal installments on an annual basis, with the first 25% vesting on January 1, 2022, subject to continued service. The 2021 grants of LTIP Units will be reflected in the “Summary Compensation Table” and “2021 Equity Grants” table in our proxy statement for the 2022 annual meeting of stockholders or Part III of our Annual Report on Form 10-K for the year ended December 31, 2021.

Performance-Based LTIP Units. The following table sets forth the number and value of the performance-based LTIP Units granted to our named executive officers in March 2020. The performance-based LTIP Units were issued on March 25, 2020, based on the grant date fair value determined in accordance with ASC Topic 718. The actual amount of each award will be determined at the conclusion of the three-year performance period on December 21, 2022 and will depend on our internal rate of return (as defined in the award agreements).
Executive Officer	Date of Grant	Number of Performance- Based LTIP Units	Value of Performance- Based LTIP Units
Enzio A. Cassinis	March 25, 2020	13,500	$77,490
Adam Larson	March 25, 2020	10,125	$58,118
Paul Fredenberg	March 25, 2020	6,187	$35,513
Pursuant to the terms of the applicable award agreements, our named executive officers may earn up to 100% of the number of performance-based LTIP Units granted, plus deemed dividends on earned units, based on our internal rate of return during the performance period in accordance with the following schedule, with linear interpolation for performance between levels:
Internal Rate of Return	Percentage Earned
Less than 6%	0%
6%	50%
10% or greater	100%
None of the performance-based LTIP Units will be earned if our internal rate of return for the performance period is less than 6%, and the maximum number of performance-based LTIP Units will only be earned if our internal rate of return for the performance period is 10% or greater. The earned performance-based LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with CC Advisors III or its affiliates. During the performance period, performance based LTIP Units (whether vested or unvested) will entitle the holder to receive 10% of the current distribution per unit paid to holders of the CCOP Common Units (based on the total number of performance-based LTIP Units granted). At the end of the performance period, if the internal rate of return equals or exceeds the performance threshold (6%), the holder will be entitled to receive an additional grant of LTIP Units equivalent to 90% of distributions that would have been paid on the earned performance-based LTIP Units during the performance period.
All performance-based CCOP LTIP Units issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP LTIP Unit, and will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.
In February 2021, the compensation committee approved the grant of an aggregate of 52,500 performance-based CCOP LTIP units to the named executive officers for 2021 compensation. The 2021 grants of LTIP Units will be reflected in the “Summary Compensation Table” and “2021 Equity Grants” table in our proxy statement for the 2022 annual meeting of stockholders or Part III of our Annual Report on Form 10-K for the year ended December 31, 2021.
Compensation from CC Advisors III
Our named executive officers are also officers and/or employees of, or hold an indirect ownership interest in, CC Advisors III and/or its affiliates, and our named executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See Part III, Item 13. “Certain Relationships and Related Transactions, and Director Independence—Report of the Conflicts Committee—Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Summary Compensation Table
The following table sets forth the information required by Item 402 of Regulation S K promulgated by the SEC. We did not grant any stock awards or pay any compensation to our named executive officers prior to 2020.
Name and Principal Position	Year	Stock Awards(1)	All Other Compensation	Total
Enzio A. Cassinis, Chief Executive Officer and President	2020	$122,490	—	$122,490
Adam Larson, Chief Financial Officer	2020	$91,868	—	$91,868
Paul Fredenberg, Chief Investment Officer	2020	$56,143	—	$56,143
(1)
Represents the aggregate grant date fair value of awards computed in accordance with ASC Topic 718. The values of the time-based LTIP Units granted on March 25, 2020 are as follows: Enzio A. Cassinis - $45,000; Adam Larson - $33,750; and Paul Fredenberg - $20,630. The values of the performance-based LTIP Units granted on March 25, 2020 are as follows: Enzio A. Cassinis - $77,490; Adam Larson - $58,118; and Paul Fredenberg - $35,513.

Outstanding Equity Awards at Fiscal Year End 2020
The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2020.
	Stock Awards
Name	Number of Units that Have Not Vested(1)	Market Value of Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units that Have Not Vested(2)(4)
Enzio A. Cassinis	4,500	$45,000	13,500	$135,000
Adam Larson	3,375	$33,750	10,125	$101,250
Paul Fredenberg	2,063	$20,630	6,187	$61,870
(1)
Represents the number of LTIP Units for which a portion of the awards remain unvested as of December 31, 2020, based on service conditions. The time-based LTIP Units granted on March 25, 2020 vest in four equal installments on an annual basis beginning on January 1, 2021, subject to continued employment with CC Advisors III or its affiliates.

(2)
Based on the estimated value of our common stock of $10.00 per share (which represents the most recent price an investor was willing to purchase our shares of common stock in our public offering) as of December 31, 2020.

(3)
Represents the number of LTIP Units (at maximum amounts) for which a portion of the awards remain unearned and unvested as of December 31, 2020, based on performance conditions. For more information regarding the threshold, target and maximum amounts with respect to performance-based LTIP Units, see “—2020 Equity Grants—Performance-Based LTIP Units.” Any earned performance-based LTIP Units will vest on the first anniversary of the end of the performance period, subject to continued employment with CC Advisors III or its affiliates.

(4)
For performance units, value is based on the estimated value of our common stock of $10.00 per share (which represents the most recent price an investor was willing to purchase our shares of common stock in our public offering) as of December 31, 2020. The number and value set forth in the table assumes that the named executive officers earn the target amounts of performance units. See footnote 3 above.

Termination and Change in Control Arrangements
Accelerated Vesting of Time-Based LTIP-Units. Pursuant to award agreements with our named executive officers, upon a “change in control” (as defined in the award agreements) or in the event of a termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the award agreements), by the company without “cause” (as defined in the award agreements), or by reason of death or disability, all outstanding time-based LTIP Units will become fully vested. Upon consummation of the CRII Merger and the CROP Merger, all time-based CCOP LTIP Units granted to officers of CCI prior to 2021 will accelerate and vest in full.
The time-based LTIP Unit award agreements also provide that, to the extent the executive officer is party to an employment agreement with CC Advisors III that provides for the treatment of unvested equity awards in connection with certain terminations of employment, the vesting of any unvested time-based LTIP Units will be subject to the terms, conditions and requirements of such employment agreement.
Accelerated Vesting of Performance-Based LTIP-Units. Pursuant to the terms of award agreements with our named executive officers, the awarding and vesting of unearned and unvested performance-based LTIP Units is accelerated upon a “change in control” (as defined in the award agreements). Upon a change in control after the grant date, but prior to the end of the performance period, the performance period will end as of the date of the change in control, and performance will be measured and the award calculated and made (without pro ration) based on our internal rate of return through the date of the change in control. Upon a change in control after the end of the performance period, but prior to the vesting of the earned LTIP Units, all unvested earned LTIP Units will become fully vested. All performance-based CCOP LTIP Units issued and outstanding immediately prior to the effective time of the CROP Merger will convert into the right to receive one CROP LTIP Unit, and will continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable CCOP vesting agreement, as in effect immediately prior to the effective time of the CROP Merger.
In the event of a termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the award agreements), by the company without “cause” (as defined in the award agreements) or by reason of death or disability after the grant date, but prior to the end of the performance period, the performance period will continue as if the termination had not occurred, and performance will be measured and the award calculated (as of the measurement date) and made (subject to pro ration) based on our internal rate of return through the end of the performance period. Such award will be subject to pro ration based on the number of calendar days that have elapsed from the grant date to, and including, the termination date by the number of calendar days from the grant date to, and including, the measurement date. In the event that such a qualified termination occurs after the end of the performance period, but prior to the vesting of the earned LTIP Units, all unvested earned LTIP Units will become fully vested.
The performance-based LTIP Unit award agreements also provide that, to the extent the executive officer is party to an employment agreement with CC Advisors III that provides for the treatment of unvested equity awards in connection with certain terminations of employment, the vesting of any unvested performance-based LTIP Units will be subject to the terms, conditions and requirements of such employment agreement.
Non-Employee Director Compensation
If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the compensation committee, based upon recommendations from our advisor. Our affiliated directors indirectly manage and control CC Advisors III and our executive officers are also executive officers of CC Advisors III, and through CC Advisors III, these individuals are involved in recommending and setting the compensation to be paid to our independent directors. Each independent director receives an annual retainer of $10,000. We pay independent directors for attending board and committee meetings as follows:
•	$500 in cash for each board meeting attended (including if by teleconference); and
•	$500 in cash for each committee meeting attended (if at a different time or place than a board meeting and including if by teleconference).
We also will reimburse our directors for their travel expenses incurred in connection with their attendance at board and committee meetings.
The following table sets forth the compensation earned by our directors for the fiscal year ended December 31, 2020:
Name	Fees Earned or Paid in Cash	Total
Chad Christensen	$—	$—
Daniel Shaeffer	$—	$—
R. Brent Hardy	$12,000	$12,000
Gentry Jensen	$12,000	$12,000
John Lunt	$12,000	$12,000
In addition, we will pay each member of our special committee a $70,000 retainer for their service on the special committee.
Special Committee
The CCI Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating and, if deemed appropriate by the CCI Special Committee, negotiating the CRII Merger, CMRI Merger, CMRII

Merger, or any alternative extraordinary transaction. The members of the CCI Special Committee are Gentry Jensen, R. Brent Hardy and John Lunt, with Gentry Jensen serving as the chairman of the CCI Special Committee.
The CCI Special Committee held 36 meetings during the year ended December 31, 2020.
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
As of March 25, 2021, there were 12,214,771 and 17,518 shares of our Class A and Class T common stock issued and outstanding, respectively. The following table sets forth, as of March 25, 2021, the amount of our common stock beneficially owned by (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) our directors, (iii) our executive officers, and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes securities that a person has the right to acquire within 60 days.
Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
Enzio A. Cassinis, Chief Executive Officer and President	10,125(2)	*
Adam Larson, Chief Financial Officer	8,375(2)	*
Susan Hallenberg, Chief Accounting Officer and Treasurer	—	—
Paul Fredenberg, Chief Investment Officer	6,438(2)	*
Gregg Christensen, Chief Legal Officer and Secretary	20,000(3)	*
Daniel Shaeffer, Chairman of the Board and Director	20,000(3)	*
Chad Christensen, Director	20,000(3)	*
R. Brent Hardy, Independent Director	—	—
Gentry Jensen, Independent Director	—	—
John Lunt, Independent Director	—	—
All directors and executive officers as a group	44,938	*
*	Indicates less than 1% of the outstanding common stock.
(1)	The address of each beneficial owner listed is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2)
Reflects LTIP Units granted by the board of directors. Upon achieving parity with the common units and becoming “redeemable” in accordance with the terms of CCOP’s partnership agreement, LTIP Units may be redeemed for cash, or at our option, an equal number of shares of our common stock, subject to certain restrictions. Not all LTIP Units have vested

(3)
CROP owns 20,000 shares of our outstanding common stock. Through entities they own and control, Gregg Christensen, Daniel Shaeffer and Chad Christensen have an ownership interest in CROP. In addition, they are three of the five directors that comprise the board of directors of CRII, the general partner of CROP, and as such have voting and investment control of the shares held by CROP.

Item 13.	Certain Relationships and Related Transactions, and Director Independence
Director Independence
Our charter provides that a majority of the directors must be independent directors. We currently have three independent directors of our five-member board of directors. A majority of the directors on any committees established by the board must also be independent. Our board of directors has three standing committees: the audit committee, the conflicts committee and the compensation committee.
Under our charter, an independent director is a person who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor or any of their affiliates. A director is deemed to be associated with us or our advisor if he or she owns an interest in, is employed by, is an officer or director of, or has any material business or professional relationship with us, our advisor or any of their affiliates, performs services (other than as a director) for us, is a director for more than three REITs organized by the sponsor or advised by the advisor, or has any material business or professional relationship with the sponsor, advisor or any of their affiliates. A business or professional relationship will be deemed material if the gross income derived by the director from us, the advisor or any of their affiliates exceeds 5% of (1) the director’s annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, advisor or any of their affiliates or the company.

In addition, although our shares are not listed for trading on any national securities exchange, a majority of our directors, and all of the members of the audit committee, the conflicts committee, and the compensation committee are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has affirmatively determined that Messrs. Hardy, Jensen and Lunt each satisfies the New York Stock Exchange independence standards.
Report of the Conflicts Committee
Review of Our Policies
The conflicts committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.
Offering Policy. We have registered up to $750,000,000 in shares in the Offering, consisting of up to $675,000,000 of shares of common stock in our primary offering and up to $75,000,000 in shares of common stock pursuant to the DRP Offering at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) in both the primary and the DRP Offering. Our common stock has two classes, Class A and Class T. We are offering to sell any combination of our Class A and Class T common stock in the Offering, with a dollar value up to the maximum offering amount. Shares in the Offering are being sold without any upfront costs or expenses paid by us.
When we resume the Offering following the closing of the CRII Merger, we will offer different classes of common stock that will have different combinations of upfront and deferred selling commissions and other fees payable to our dealer manager and participating broker-dealers. We believe that having a number of different share classes with different distribution compensation structures will improve our ability to sell shares and raise capital in the current market. Our board of directors has approved articles of amendment to rename and redesignate our current Class T common stock as “Class TX” common stock and articles supplementary to classify three new classes of common stock: Class T, D and I common stock.
We intend that the upfront and deferred selling commissions will be borne by the new investors in the Offering. The fees payable to our dealer manager and participating broker-dealers in connection with the Offering as well as the other offering expenses in connection the Offering would be borne by our company (subject to certain limitations as described further below), which expenses would impact our current stockholders and new stockholders.
In addition, following the CRII Merger, we intend to calculate our NAV monthly. Our NAV will be determined pursuant to valuation guidelines adopted by our board of directors which we expect to be consistent with industry practice. We believe more frequent NAV calculations will improve our ability to offer and repurchase our shares at the most fair prices, and also improve visibility and transparency into our performance.
On November 8, 2019, we launched the Private Offering, a private placement offering exempt from registration under the Securities Act for which we initially offered a maximum of $50,000,000 in shares of our Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. Shares in the Private Offering have upfront costs and expenses paid by us from gross offering proceeds. On March 23, 2021, our board of directors approved an increase in the size of the offering to $100,000,000.
As of December 31, 2020, we have raised $32,932,909 and $121,996,723 of Series 2019 Preferred Stock and common stock, respectively. We have primarily used the net proceeds to make investments in real estate related assets. For the year ended December 31, 2020, we had no costs associated with raising capital for the Offering as our advisor has agreed to pay all offering related expenses on our behalf without reimbursement by us.
We believe the Private Offering and the Offering are in the best interest of our stockholders because it provides us with the best chance to acquire a diverse portfolio of assets, thereby reducing risk in our portfolio.
Acquisition and Investment Policies. We intend to use the proceeds of the Private Offering and the Offering to invest directly or indirectly in multifamily apartment communities and multifamily real estate-related assets located throughout the United States. The investments will be comprised primarily of stabilized multifamily apartment communities and land which will be developed into multifamily apartment communities. The strategy may also include mortgage or mezzanine loans to, or preferred equity investments in, entities that have been formed for the purpose of acquiring or developing multifamily apartment communities. We will seek to acquire, develop and actively manage these investments, with the objective of providing a stable source of income for our stockholders and maximizing potential returns upon disposition of the assets through capital appreciation.
We will seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community (including, by way of example, an existing multifamily apartment community that may require redevelopment capital for strategic repositioning within its market). We do not expect to be able to achieve the balance of these allocations until we have raised substantial proceeds in the Offering. Prior to that time, we will balance the goal of achieving our portfolio allocation targets with the goal of carefully evaluating and selecting investment opportunities to maximize risk-adjusted returns. Notwithstanding the foregoing, the actual portfolio allocation may from time to time be outside the target levels provided above due to factors such as a large inflow of capital over a short period of time, the advisor’s or board of directors’ assessment of the relative attractiveness of opportunities, an increase or decrease in the relative value of an investment or limitations or requirements relating to our intention to be treated as a REIT for U.S. federal income tax purposes. Furthermore, our board of directors may revise the targeted portfolio allocation from time to time, if it determines that a different portfolio composition is in our stockholders’ best interests. If the CRII Merger is consummated, we expect our board of directors to revisit our targeted portfolio allocation given the asset profile of the combined company.
We will target properties located in major metropolitan areas in the United States that have, in the opinion of the advisor and our board of directors, attractive investment dynamics for multifamily apartment owners. We do not intend to designate specific geographic allocations for the portfolio. Our advisor intends to target regions where it sees the best opportunities that support our investment objectives and will attempt to acquire multifamily apartment communities in diverse locations so that we are not overly concentrated in a single area (though we are not precluded from owning multiple properties in a particular area).
As of December 31, 2020, we owned two multifamily apartment communities in two states and issued a B Note secured by a deed of trust on a multifamily development project and made preferred equity investments in three multifamily development projects located in four states. If approved by the stockholders and the unitholders, as applicable, and the other closing conditions are met or waived, the Mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States and create a $1.5 billion multifamily REIT.
Borrowing Policies. We have financed and intend to continue to finance the purchase of multifamily apartment communities with proceeds of the Offering and the Private Offering and loans obtained from third-party lenders. We anticipate the use of moderate leverage to enhance total cash flow to our stockholders. We will target an aggregate loan-to-cost or loan-to-value ratio of 45% to 65% at the REIT level; provided, however, that we may obtain financing that is less than or exceeds such ratio in the discretion of our board of directors if the board of directors deems it to be in our best interest to obtain such financing. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets, unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount and such excess borrowings are disclosed in our next quarterly report, along with the conflicts committee’s justification for such excess. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. We anticipate that all financing obtained to acquire stabilized multifamily apartment communities will be non-recourse to our operating partnership and us (however, it is possible that some of these loans will require us to enter into guaranties with respect to certain non-recourse carve-outs). We may obtain recourse debt in connection with certain development transactions.
We may obtain a line of credit or other financing that will be secured by one or more of our assets. We may use the proceeds from any line of credit or financing to bridge the acquisition of, or acquire, multifamily apartment communities and multifamily real estate-related assets if our board of directors determines that we require such funds to acquire the multifamily apartment communities or real estate-related assets. On May 30, 2019, we entered into the Berkadia Credit Facility and obtained an advance secured against Cottonwood West Palm in the amount of $35,995,000. On March 19, 2020, we entered into the JP Morgan Credit Facility in conjunction with the acquisition of Cottonwood One Upland. Pursuant to the terms of the JP Morgan Credit Facility, we may obtain advances secured against Cottonwood One Upland up to the amount of $67,600,000, subject to certain debt service coverage ratio requirements. Upon the closing of Cottonwood One Upland on March 19, 2020, our initial advance was $50,000,000. As of December 31, 2020, our total borrowings on the JP Morgan Credit Facility had decreased to $35,500,000. In addition, we launched the Private Offering pursuant to which may issue up to $100,000,000 in shares of Series 2019 Preferred Stock, which has a fixed redemption date and is classified as a liability on the consolidated balance sheet. As of December 31, 2020, we had issued 3,308,326 Series 2019 Preferred Stock.
Disposition Policies. Our advisor will underwrite long-term hold periods for our investments (generally, five to ten years for stabilized operating communities and equity investments in developments, and three to four years for preferred equity or mezzanine debt investments). Our advisor will seek to avoid investment return profiles for stabilized multifamily apartment communities that depend primarily on significant appreciation, and will evaluate development opportunities that align with the overall strategic objectives of our business. We believe that holding our target assets for a long period of time will enable us to execute our business plan, generate stable cash-on-cash returns and drive long-term cash flow and net asset value growth.
From time to time, at the discretion of our board of directors and advisor, we may elect to sell an investment before the end of its underwritten hold period if our advisor believes that will maximize value for us. Our advisor and property manager will closely monitor market conditions and any decision to sell an investment (earlier or later than, or in-line with, underwritten expectations) will depend on a variety of factors. For example, the hold period may be influenced by events such as an anticipated change in the regulatory landscape in the jurisdiction in which the investment is located or an unfavorable expected shift in the investment’s sub-market that may limit future potential upside for the investment. Similarly, the current value or status of the investment’s business plan may influence an investment’s hold period. For example, the advisor may consider current market values relative to underwritten values as well as the opportunity cost of selling the investment immediately or holding the investment for a longer period of time relative to the status of any value creation plan that was established at acquisition.
Liquidation Policy. We currently anticipate holding and managing our investments until August 13, 2028 at the latest. Our charter requires that if we do not list our shares of common stock on a national securities exchange by August 13, 2028, we must either seek stockholder approval of the liquidation of the company; or postpone the decision of whether to liquidate the company if a majority of the board of directors determines that liquidation is not then in the best interests of our stockholders.
We are not, however, required to provide our stockholders a liquidity event by a specified date or at all. If a majority of the board of directors does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the board of directors revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the board of directors again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the board of directors to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take into account the prevailing real estate and finance markets, the economic conditions in the submarkets where our properties are located and the debt markets generally as well as the federal income tax consequences to our stockholders.
Allocation Policy. We rely on our advisor to identify suitable investments. Many investment opportunities that are suitable for us may also be suitable for CROP and CRII or other programs sponsored by such persons and affiliates of such persons.
It is the intent of our advisor and us that, our advisor and its affiliates will allocate potential investments between us and other entities that are sponsored by our advisor and its affiliates in a manner designed to meet each entity’s investment objectives by considering the investment portfolios of each entity, the cash available for investment by each entity and diversification objectives.
Policies Regarding Operating Expenses. Commencing upon the earlier to occur of four full fiscal quarters after (i) the acquisition of our first real estate investment, or (ii) six months after the commencement of the Offering, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. For the four consecutive quarters ended December 31, 2020, total operating expenses represented approximately 3.72% and 946% of our average invested assets and our net loss, respectively. Excluding costs associated with the proposed mergers, total operating expenses would represent 2.53% of average invested assets and 319% of net income for the four consecutive quarters ended December 31, 2020.
Our Policy Regarding Transactions with Related Persons
Our charter requires the conflicts committee to review and approve all transactions between us and our advisor, and any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the board of directors (including a majority of the conflicts committee) not otherwise interested in the transaction must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently our Chief Legal Officer, or directly to the audit committee chair, as appropriate.
Certain Transactions with Related Persons
The conflicts committee has reviewed the material transactions between our affiliates and us since the beginning of the 2019 as well as any such currently proposed material transactions. The following describes all transactions during the fiscal year ended December 31, 2020 and currently proposed transactions involving us, our directors, our sponsor or advisor or any of their affiliates and the conflicts committee’s report on their fairness.
As further described below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. CRII acts as our sponsor and is managed by its board of directors, three of the five members of which are Daniel Shaeffer, Chad Christensen, and Gregg Christensen. Daniel Shaeffer and Chad Christensen are our affiliated directors and Gregg Christensen is one of our executive officers. Cottonwood Communities Management, LLC (“CC Management”), our advisor through February 28, 2019 and our property manager, is wholly owned by Cottonwood Capital Management, Inc. (“Cottonwood Capital Management”), an indirect wholly owned subsidiary of CROP, the operating partnership of our sponsor. Effective March 1, 2019, following the restructuring by our sponsor of the entity through which we receive our advisory services (as described in additional detail below under “Restructuring of Our Advisor”), CC Advisors III, LLC (“CC Advisors III”), acts as our advisor. CC Advisors III is indirectly owned by Cottonwood Capital Management and two entities in which all of our officers and affiliated directors have an ownership interest.
Advisory Agreement
Our advisor provides day-to-day management of our business. Among the services provided by our advisor under the terms of the advisory agreement are the following:
•	finding, presenting and recommending investment opportunities to us consistent with our investment policies and objectives;
•	making certain real estate-related debt investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;
•	structuring the terms and conditions of our investments, sales and joint ventures;
•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;
•	arranging for financing and refinancing of properties and our other investments;
•	entering into leases and service contracts for our real properties;
•	supervising and evaluating each loan servicer’s and property manager’s performance;
•	reviewing and analyzing the operating and capital budgets of properties underlying our investments and properties we may acquire;

•	entering into servicing contracts for our loans;
•	assisting us in obtaining insurance;
•	generating an annual budget for us;
•	reviewing and analyzing financial information for each of our assets and the overall portfolio;
•
formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;
•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;
•	engaging and supervising the performance of our agents, including our registrar and transfer
•	performing any other services reasonably requested by us.
Our advisor is subject to the supervision of the board of directors and only has such authority as we may delegate to it as our agent. We entered the advisory agreement on August 13, 2018 and have renewed the advisory agreement for subsequent one year terms annually upon its expiration. The current advisory agreement term expires August 13, 2021. On March 28, 2019, we amended the advisory agreement to remove the provision of property management services as described below under “Restructuring of Our Advisor.” Under the terms of the advisory agreement, we pay the following fees to our advisor. Upon closing the CRII Merger, we will enter into the Amended and Restated Advisory Agreement and amend the fees payable and expenses reimbursable to our advisor. See “—Amended and Restated Advisory Agreement.”
Organization and Offering Expenses. Our advisor is obligated to pay all of the organization and offering expenses associated with our initial public offering on our behalf (with the exception of costs associated with restructuring the offering and costs associated with any equity incentive awards granted by us to registered persons associated with the dealer manager for the offering). As of December 31, 2020, our advisor incurred approximately $14,096,000 in organizational and offering costs from the issuance of our common stock.
Contingent Acquisition Fee. After our common stockholders have received, together as a collective group, aggregate distributions sufficient to provide a return of their invested capital, plus a cumulative, noncompounded annual return on their investment (the “Required Return”), the advisor will receive a contingent acquisition fee that is a percentage of the cost of investments acquired or originated by us, or the amount to be funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments plus significant capital expenditures related to the development, construction or improvement of the investment as follows: 1% contingent acquisition fee if stockholders receive a 6% Required Return; and 2% additional contingent acquisition fee if stockholders receive a 13% Required Return.
If the advisor is terminated within the first ten years of operations for any reason other than the advisor’s fraud, willful misconduct or gross negligence, the advisor will receive a 3% contingent acquisition fee.
No contingent acquisition fees were incurred for the years ended December 31, 2020 and 2019.
Acquisition Expense Reimbursement. Subject to limitations in the charter, the advisor will be reimbursed for all out-of-pocket expenses incurred in connection with the selection and acquisition of real estate assets, whether or not the acquisition is consummated. Acquisition expenses reimbursed to our advisor during the years ended December 31, 2020 and 2019 were not significant, as we have generally incurred and paid such expenses directly.
Contingent Financing Fee. After our common stockholders have received, together as a collective group, aggregate distributions sufficient to provide a return of their invested capital plus a Required Return of 13%, our advisor will receive a contingent financing fee of 1% of the original principal amount of any financing obtained or assumed by us. Notwithstanding the foregoing, if our advisor is terminated within the first ten years of our operations for any reason other than the advisor’s fraud, willful misconduct or gross negligence, the payment of the contingent financing fee will be immediately due and payable. No contingent financing fees were incurred for the years ended December 31, 2020 and 2019.

Asset Management Fee. The advisor will receive an annual asset management fee, paid monthly, of 1.25% of the gross book value of our assets prior to establishment of net asset value. The advisor will receive an annual asset management fee of 1.25% of gross asset value thereafter. We incurred asset management fees of $2,799,466 and $811,395 for the years ended December 31, 2020 and 2019, respectively. Our advisor has agreed to waive its asset management fee each month in an amount equivalent to the 6.0% discount provided to those who purchase Class A shares through certain distribution channels as specified in the prospectus for the Offering. This is to ensure that we receive proceeds equivalent to those received for sales of shares outside of these channels. As a result, the asset management fee waived by our advisor for the years ended December 31, 2020 and 2019 was $197,397 and $409,803, respectively.
Other Fees and Reimbursable Expenses. We will reimburse the advisor or its affiliates for all actual expenses paid or incurred by the advisor or its affiliates in connection with the services provided to us; provided, however, that we will not reimburse the advisor or its affiliates for salaries, wages and related benefits of personnel who perform investment advisory services for us or serve as our executive officers. In addition, subject to the approval of the board of directors we may reimburse the advisor or its affiliates for costs and fees associated with providing services to us that we would otherwise engage a third party to provide. Reimbursable company operating expenses were $1,029,920 and $541,652 for the years ended December 31, 2020 and 2019, respectively.
Our advisor is required to reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless our conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital to the extent paid by us such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) reasonable incentive fees based on the gain from the sale of our assets and (vi) acquisition fees, acquisition expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property. Our conflicts committee determined that the relationship of our total operating expenses and its net assets was justified for the four fiscal quarters ended December 31, 2020 given the costs of operating a public company, the early stage of our operations, and the costs of the proposed mergers and approved total operating expenses in excess of the operating expense reimbursement obligation in the fourth quarter of 2020.
The conflicts committee considers our relationship with our advisor to be fair. The conflicts committee believes that the amounts payable to our advisor under the advisory agreement are similar to those paid by other similarly structured, externally advised REITs and that this compensation is necessary in order for our advisor to provide the desired level of services to us and our stockholders.
Property Management Agreement
For property management services, we paid CC Management, our advisor and property manager through February 28, 2019 and our current property manager following the restructuring of our advisor as described below, a property management fee in an amount up to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages for us. A majority of the board of directors, including a majority of the conflicts committee has approved the form of property management agreement with our property manager as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. The conflicts committee believes that these arrangements with CC Management are fair. We incurred property management fees of $374,346 and $97,877 for the years ended December 31, 2020 and 2019, respectively.
Following the CRII Merger, property management will be performed primarily by our employees, and we will no longer engage an affiliated property manager to manage our multifamily apartment communities.

Promotional Interest
An affiliate of our advisor, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”) is entitled to a promotional interest equal to 15% of net income and cash distributions from the Operating Partnership after our stockholders, together as a collective group, receive aggregate distributions sufficient to provide a return of their capital, plus a 6% cumulative, noncompounded annual return on their capital. In addition, CC Advisors Promote will be entitled to a separate one-time payment upon (1) the listing of our common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of the advisory agreement, in each case for an amount that CC Advisors Promote would have been entitled to receive, as described above, if the Operating Partnership had disposed of all of its assets at the market value of the shares of common stock as of the date of the event triggering the payment. If the event triggering the payment is the termination or non-renewal of the advisory agreement other than in connection with a liquidity event, the payment will be in the form of an interest-bearing promissory note that generally will not be paid until stockholders have received the return contemplated above.
Previously this promotional interest was held by Cottonwood Communities Investor, LLC (“CC Investor”), the sole limited partner in the Operating Partnership. In connection with the restructuring of our advisor, as described below, CC Investor transferred this promotional interest to CROP who in turn transferred the interest to CC Advisor Promote effective March 1, 2019. CC Investor will not be required to make any capital contributions to the Operating Partnership to obtain the promotional interest. The conflicts committee believes the promotional interest is fair as it provides an appropriate incentive for our advisor and its affiliates to achieve our investment objectives.
Restructuring of Our Advisor
On March 28, 2019, we entered various amendments to existing agreements and new agreements with our advisor and property manager, CC Management, and its affiliates, as a result of the determination by our sponsor to restructure the ownership of the entity that provides our advisory services. Effective March 1, 2019, our advisory services are provided by a recently formed affiliate of our sponsor, CC Advisors III. Property management services will continue to be provided by CC Management under separate property management agreements to be entered at the time we acquire a property. In addition, a new entity, CC Advisors Promote owns the promotional interest in us previously held by CC Investor.
In order to implement these restructuring changes, we entered the following agreements: First Amendment to the Advisory Agreement, among us, CC Management and the Operating Partnership (the “Advisory Agreement Amendment”); First Amendment to the Three-Party Agreement among us, CC Management, and the Operating Partnership (the “Three-Party Agreement Amendment”); and Three-Party Agreement (Property Management) among us, CC Management and the Operating Partnership (the “Three-Party Agreement (Property Management)”). The Advisory Agreement Amendment removed property management services from the advisory agreement so that property management services remain with CC Management and the advisory agreement and related external advisory services could be transferred to CC Advisors III. The Three-Party Agreement Amendment and the Three- Party Agreement (Property Management) reflect changes necessary to address the fact that advisory services and property management will be provided by separate entities going forward. We have since entered an Advisory Agreement with CC Advisors III and an Amended and Restated Three-Party Agreement with CC Advisors III that incorporates the amendments entered in connection with the restructuring transaction.
In addition, as general partner of the Operating Partnership, we consented to the assignment of the promotional interest held by CC Investor, the sole limited partner of the Operating Partnership, to CROP and then to CC Advisors Promote. Finally, following the consent of the conflicts committee, we also entered into the Assignment of the Advisory Service Contracts among us, CC Management, Cottonwood Capital Management, Cottonwood Communities Advisors, LLC (“CCA”) and CC Advisors III pursuant to which CC Management assigned and transferred all of its rights, obligations and interests in the advisory agreement, the three party agreement, and the dealer manager agreement to Cottonwood Capital Management; which in turn assigned and transferred all of its rights, obligations and interests in the agreements to CCA; which in turn assigned and transferred all of its rights, obligations and interests in the agreements CC Advisors III. As a result, effective March 1, 2019, CC Advisors III will provide all of the services under the advisory agreement and will be responsible for the payment of all organization and offering expenses in the Offering (with the exception of costs associated with any equity incentive awards granted by us to registered persons associated with the dealer manager for the Offering), without reimbursement by us.

Pending Mergers with CRII, CMRI and CMRII
On January 26, 2021, we entered into separate Merger Agreements to acquire each of CRII, CMRI and CMRII. All of the Mergers are stock-for-stock transactions whereby each of CRII, CMRI and CMRII will be merged into Merger Sub, our wholly owned subsidiary. The consummation of the CRII Merger is not contingent upon the completion of either the CMRI Merger or CMRII Merger, the consummation of the CMRI Merger is not contingent upon the completion of either the CRII Merger or CMRII Merger, and the consummation of the CMRII Merger is not contingent upon the completion of either the CRII Merger or CMRI Merger; however, under certain circumstances, each of CMRI and CMRII may opt not to close if the CRII Merger does not occur. CMRI and CMRII are each externally managed by an affiliate of CC Advisors III which are wholly owned subsidiaries of CCA which is indirectly owned by Cottonwood Capital Management and two entities in which all of our officers and affiliated directors have an ownership interest.
Voting Agreement
Concurrently with the execution of the CRII Merger Agreement, Cottonwood Residential Holdings, LLC, High Traverse Holdings, LLC (“HT Holdings”), Daniel Shaeffer, Chad Christensen, Gregg Christensen and Eric Marlin (collectively, the “Affiliated Security Holders”), as the beneficial holders (through voting and investment power with respect to their interests in trusts or other entities they own or control) of 50 shares of the voting common stock of CRII (“CRII Voting Common Stock”) and of 2,034,378 CROP Common Units, entered into a voting agreement with CCI (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, the Affiliated Security Holders have delivered an irrevocable proxy to CCI with respect to the CRII Voting Common Stock beneficially owned by them to vote in favor of or act by written consent to approve the CRII Merger. The shares of CRII Voting Common Stock held by the Affiliated Security Holders represent 100% of the issued and outstanding CRII Voting Common Stock and therefore, they can provide the CRII Voting Stockholder Approval without the approval of any other stockholders of CRII.
In addition, the Affiliated Security Holders have delivered an irrevocable proxy to CCI with respect to the CROP Common Units beneficially owned by them to vote in favor of or act by written consent to approve the CRII Merger, the CROP Merger and the Amended and Restated CROP Partnership Agreement; provided that such vote will only occur following the vote in favor of the matters by holders of a majority of the outstanding CROP Common Units held by disinterested limited partners. The CROP Common Units held by the Affiliated Security Holders represents approximately 17% of the total outstanding CROP Common Units.
Pursuant to the Voting Agreement, the Affiliated Security Holders have agreed not to take any action that would be a violation of the non-solicitation obligations of the CRII Merger Agreement if those actions were taken by CRII. The Voting Agreement also requires that the Affiliated Security Holders use their best efforts to effect certain Pre-Merger Transactions if all of the other conditions to the closing of the CRII Merger have been satisfied or waived and CCI has given notice that it is prepared to consummate the CRII Merger.
Second Amended and Restated Three-Party Agreement
Concurrently with the execution of the CRII Merger Agreement, we entered into the Second Amended and Restated Three-Party Agreement by and among CCI, CCOP and CC Advisors III (the “Amended Three-Party Agreement”) to amend the obligation of CC Advisors III to pay the organization and offering expenses relating to our initial public offering (the “Offering”) on our behalf as well as provide for the entry into the Amended and Restated Advisory Agreement (described below) upon the closing of the CRII Merger. Pursuant to the Second Amended and Restated Three-Party Agreement, organization and offering costs related to the Offering, with the exception of any costs associated with restructuring the terms of the Offering following the CRII Merger, will continue to be the obligation of CC Advisors III until the Amended and Restated Advisory Agreement is executed. After the Amended and Restated Advisory Agreement is executed, CC Advisors III will no longer have any obligation to pay the organization and offering expenses related to the Offering on our behalf except (i) as set forth in the Amended and Restated Advisory Agreement, which caps CCI’s organization and offering expenses at 15% of gross proceeds in the Offering, and (ii) that the deferred selling commission associated with Class T common shares sold in the Offering as currently structured will continue to be the obligation of CC Advisors III.
Amended and Restated Advisory Agreement
CC Advisors III has agreed to enter into the Amended and Restated Advisory Agreement upon the closing of the CRII Merger. The Amended and Restated Advisory Agreement includes changes to reflect that upon the closing of the CRII Merger, CCI will acquire personnel who have historically performed certain services for CCI on behalf of CC Advisors III, including property management, legal, accounting, property development oversight and certain services relating to construction management, shareholders, human resources, renter insurance and information technology. Thereafter, CC Advisors III will have no obligation to perform those services but instead will oversee and supplement those services to the extent CC Advisors III (acting in its fiduciary capacity) deems appropriate. The Amended and Restated Advisory Agreement also removes a provision regarding the use of the Cottonwood name because following the CRII Merger, the trademark will be held by CCI. Following the CRII Merger, the parties will enter into the Trademark License Agreement described below whereby CCI will grant to CC Advisors III a non-exclusive license to use and display certain Cottonwood trademarks.
In addition, the Amended and Restated Advisory Agreement revises the compensation payable and the expenses that may be reimbursed to CC Advisors III for its services as described below.
Asset Management Fee. CC Advisors III will receive a monthly asset management fee equal to 0.0625% of the gross asset value or GAV of CROP (subject to a cap of 0.125% of net asset value or NAV of the operating partnership), before giving effect to any accruals (related to the month for which the asset management fee is being calculated) for the asset management fee, distribution fees in connection with a securities offering, the Performance Allocation (as defined in the Amended and Restated CROP Partnership Agreement) or any distributions. The GAV and NAV of CROP will be determined in accordance with the valuation guidelines adopted by our board of directors and reflective of the ownership interest held by CROP in such gross assets. If CCI owns assets other than through CROP, CCI will pay a corresponding fee.
The management fee may be paid, at CC Advisors III’s election, in cash or shares of CCI Common Stock or CROP Common Units. To the extent that CC Advisors III elects to receive any portion of its management fee in shares of CCI Common Stock or CROP Common Units, CCI or CROP may repurchase such shares or units at a later date. Shares of CCI Common Stock and CROP Common Units obtained by CC Advisors III as compensation for the management fee payable will not be subject to the repurchase limits of CCI’s share repurchase plan or any reduction or penalty for an early repurchase. Upon the request of CC Advisors III, CCI or CROP will repurchase any such securities for cash unless our board of directors determines that any such repurchase would be prohibited by applicable law, the CCI Charter, the Amended and Restated CROP Partnership Agreement, or otherwise cause CCI cash levels or leverage levels to be imprudent as determined by our board of directors. CROP will waive the one-year holding period requirement with respect to the “Exchange Right” provided for in the Amended and Restated CROP Partnership Agreement. CC Advisors III will have registration rights with respect to shares of CCI Common Stock.
Contingent Acquisition Fees and Contingent Financing Fees. If the Amended and Restated Advisory Agreement is terminated other than for cause (or non-renewal or termination by CC Advisors III), the Contingent Acquisition Fees and Contingent Financing Fees provided for in the current advisory agreement will be due and payable in an amount equal to approximately $22 million (if the termination occurs in year one) reduced by 10% each year thereafter.
Organization and Offering Expenses. CCI will reimburse CC Advisors III for any organization and offering expenses that it incurs on CCI’s behalf as and when incurred. Following the CRII Merger, CC Advisors III will no longer be obligated to pay the organization and offering expenses associated with CCI’s initial public offering with the exception of the deferred selling commission associated with Class T shares sold. After the termination of the primary offering, CC Advisors III will reimburse CCI to the extent that the organization and offering expenses that CCI incurs exceed 15% of the gross proceeds from any public offering.
Expense Reimbursement. Subject to the limitations on total operating expenses, CC Advisors III will be entitled to reimbursement of all costs and expenses incurred by it or its affiliates on CCI’s behalf, provided that CC Advisors III is responsible for the expenses related to any and all personnel of CC Advisors III who provide investment advisory services pursuant to the Amended and Restated Advisory Agreement (including, without limitation, each of CCI’s executive officers and any directors who are also directors, officers or employees of CC Advisors III or any of its affiliates), including, without limitation, salaries, bonuses and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”); provided that CCI will be responsible for the personnel costs of CCI employees even if they are also directors or officers of CC Advisors III or any of its affiliates except as provided for in a transitional services agreement to be negotiated among the parties.

Amended and Restated CROP Partnership Agreement
In addition to the compensation payable and expenses reimbursement to CC Advisors III pursuant to the Amended and Restated Advisory Agreement, the Amended and Restated CROP Partnership Agreement to be entered upon the closing of the CRII Merger provides for the payment of a performance participation interest in CROP to CC Advisors III. So long as the advisory agreement with CC Advisors III (the “Special Limited Partner” for purposes of this discussion) has not been terminated (including by means of non-renewal), the Special Limited Partner will hold a performance participation interest in CROP that entitles it to receive an allocation from CROP equal to 12.5% of the Total Return, subject to a 5% Hurdle Amount, with a Catch-Up (each term as defined in the Amended and Restated CROP Partnership Agreement). Such allocation will be made annually and accrue monthly.
Trademark License Agreement
CCI, CROP and CC Advisors III are expected to enter into a Trademark License Agreement upon the closing of the CRII Merger. Pursuant to the Trademark License Agreement, CCI will grant to CC Advisors III a non-exclusive license under CCI’s rights in certain trademarks related to the Cottonwood name to use and display the trademarks solely for the purpose of CC Advisors III performing services identified in the agreement. The agreement provides for the payment of compensation by CC Advisors III to CCI for the use of the trademarks. The agreement will be co-terminus with the Amended and Restated Advisory Agreement.
Reimbursement and Cost Sharing Agreement
Upon completion of the CRII Merger, CCI, CROP and CC Advisors III expect to enter a Reimbursement and Cost Sharing Agreement to provide for the sharing of expenses associated with employees of CROP who will perform services on behalf of CC Advisors III following the internalization of certain services by CCI.
Related Party Agreements Entered into by CROP Prior to the CRII Merger
Following the CRII Merger, we will be party to certain related party agreements entered by CROP prior to the consummation of the CRII Merger, including the following.
Tax Protection Agreement. Concurrently with the execution of the CRII Merger Agreement, CROP and HT Holdings entered into the Tax Protection Agreement, which will become effective at the effective time of the CROP Merger. Pursuant to the Tax Protection Agreement, CROP agrees to indemnify the Protected Partners against certain tax consequences of a taxable transfer of all or any portion of the Protected Properties or any interest therein, subject to certain conditions and limitations. CROP’s tax obligations under the Tax Protection Agreement will expire one day after the 10th anniversary of the effective date of the Tax Protection Agreement, subject to certain limitations.
If CROP is required to indemnify a Protected Partner under the terms of the Tax Protection Agreement, the sole right of such Protected Partner is to receive from CROP a payment in an amount equal to such Protected Partner’s tax liability using the highest U.S. federal income tax rate applicable to the character of the gain and state income tax rate in the state where the Protected Partner resides, such payment to be grossed up so that the net amount received after such gross-up is equal to the required payment. CROP will permit the Protected Partners to guarantee up to $50 million in the aggregate of CROP’s liabilities to avoid certain adverse tax consequences. Either CROP or the Protected Partners may elect to transfer assets or receive a distribution of assets equal to the net fair market value of the CROP units held by the Protected Partners in full liquidation and redemption of the CROP Units held by the Protected Partners. The Protected Partners will have the right to select the assets of CROP necessary to effectuate the in-kind redemption transaction, subject to certain limitations.
For purposes of the Tax Protection Agreement:
“HT Holdings Units” refers to the limited partner interests in HT Holdings which were outstanding at the effective time of the CROP Merger.
“Permitted Transferee” refers to any person who holds HT Holdings Units and who acquired such HT Holdings Units from HT Holdings or another Permitted Transferee in a permitted disposition (generally includes transfers to family members, family trusts, beneficiaries of trusts and partners or members of entities), in which such person’s adjusted basis in such HT Holdings Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of HT Holdings (or such other Permitted Transferee) in such HT Holdings Units and who has notified CROP of its status as a Permitted Transferee, subject to certain conditions and limitations.

“Protected Partners” refers to HT Holdings and each Permitted Transferee.
“Protected Properties” refers to the properties owned by CROP on the effective date of the Tax Protection Agreement, including any and all replacement property received in exchange for all or any portion of the Protected Properties pursuant to Code Section 1031, Code Section 1033, any other Code provision that provides for the non-recognition of income or gain or any transaction pursuant to which the tax basis of such property is determined in whole or in part by reference to the tax basis of all or any portion of the Protected Properties.
Amended and Restated Promissory Note of CCA and CROP. CCA issued a $13 million promissory note in favor of CROP dated January 1, 2021. The CCA Note has a 10-year term with an interest rate of 7%. The CCA Note requires monthly payments of interest only through June 30, 2021 and thereafter, monthly payments of principal and interest in the amount of $150,941.02. CCA may prepay the principal balance under the CCA Note, in whole or in part, with all interest then accrued, at any time, without premium or penalty.
The CCA Note will accelerate upon termination of the Amended and Restated Advisory Agreement to the extent of amounts then owed by CROP to CC Advisors III thereunder. If such acceleration occurs and CROP holds the CCA Note, then CCI may offset any termination payments payable to CC Advisors III under the Amended and Restated Advisory Agreement by the accelerated portion of the CCA Note.
Offset Agreement. CC Advisors III and CROP are parties to an Offset Agreement effective as of January 1, 2021. The Offset Agreement provides that upon certain events related to the CCA Note, CROP will have the right to offset payments due to CC Advisors III. In particular, in the event CROP were to become obligated to pay any amounts to CC Advisors III as a result of the termination of the Amended and Restated Advisory Agreement, then, until the CCA Note is paid in full, CROP has the right to assign all or a portion of the CCA Note to CC Advisors III as payment for any amounts due from CROP to CC Advisors III. The Offset Agreement terminates upon the earlier of (i) payment of the CCA Note in full, and (ii) the CCA Note Distribution.
The Allonge to the Amended and Restated Promissory Note. Upon the CCA Note Distribution, CROP and CCA expect to enter into an agreement that provides for an offset arrangement similar to the Offset Agreement as described above, but modified to account for the fact that the CCA Note will be held by the CROP unitholders and the CRII stockholders of record immediately prior to the CROP Merger and the CRII Merger.
Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
The conflicts committee has determined that the policies set forth in this Report of the Conflicts Committee are in the best interest of our stockholders because they increase the likelihood of achieving our investment objectives.
March 23, 2021	The Conflicts Committee of the Board of Directors:
Gentry Jensen (Chairman), R. Brent Hardy, and John Lunt
Item 14.	Principal Accounting Fees and Services
Independent Auditors
During the years ended December 31, 2020 and 2019, KPMG LLP served as our independent auditor.

Audit and Non-Audit Fees
Aggregate fees that we were billed for the fiscal years ended December 31, 2020 and 2019 by our independent registered public accounting firm, KPMG, were as follows:
	For the Year Ended December 31,
	2020	2019
Audit fees(a)	$339,280	$240,855
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$339,280	$240,855
(a)	Audit fees include amounts billed to us related to annual financial statement audit work, quarterly financial statement reviews and review of SEC registration statements.
The Audit Committee of our Board of Directors was advised that there were no services provided by KPMG that were unrelated to the audit of the annual fiscal year-end financial statements and the review of interim financial statements that could impair KPMG from maintaining its independence as our independent auditor.
Audit Committee Pre-Approval Policies and Procedures
In order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent registered public accounting firm, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent registered public accounting firm, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.
All services rendered KPMG for the years ended December 31, 2020 and 2019 were pre-approved in accordance with the policies and procedures described above.

Part IV
Item 15.	Exhibits, Financial Statement Schedules
(a) (1)	Financial Statement Schedules
See the accompanying Index to Financial Statement at page F-81 of this report.
The following financial statement schedule is included herein at page F-104 of this report:
Schedule III - Real Estate and Accumulated Depreciation
(a) (2)	Exhibits
Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger by and among the Company Cottonwood Communities O.P., LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Residential O.P., LP and Cottonwood Residential II, Inc. dated as of January 26, 2021 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed February 1, 2021)

2.2
Agreement and Plan of Merger by and among the Company, Cottonwood Communities O.P, LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Multifamily REIT I O.P., LP and Cottonwood Multifamily REIT I, Inc. dated as of January 26, 2021 (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed February 1, 2021)

2.3
Agreement and Plan of Merger by and among the Company, Cottonwood Communities O.P., LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Multifamily REIT II O.P., LP and Cottonwood Multifamily REIT II, Inc. dated as of January 26, 2021 (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed February 1, 2021)

3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11(No. 333-215272) filed June 27, 2018)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed December 22, 2016)
3.3	Articles Supplementary - Class A Common Stock (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.4	Articles Supplementary - Class T Common Stock (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.5	Articles of Amendment (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.6	Articles Supplementary - Preferred Stock (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019)
4.1
Form of Subscription Agreement (incorporated by reference to Appendix A to the prospectus included in the Company’s Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed April 20, 2020)

4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018)

4.3
Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Appendix B to the prospectus included in the Company’s Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed April 20, 2020)

4.4*	Description of the Company's Securities
10.1
Advisory Agreement among Cottonwood Communities, Inc., Cottonwood Communities O.P., LP and CC Advisors III, LLC dated August 13, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4 filed February 3, 2021)

10.2
Second Amended and Restated Dealer Manager Agreement (including the Form of Selected Dealer Agreement), by and among the Company, CC Advisors III, LLC and Orchard Securities, LLC, dated February 20, 2020 (incorporated by reference to Exhibit 1.4 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 filed April 20, 2020)

Exhibit Number	Exhibit Description
10.3
Voting Agreement, by and among the Company, Daniel Schaeffer, Chad Christenson, Gregg Christenson, Eric Marlin, Cottonwood Residential Holdings, LLC and High Traverse Holdings, LLC, dated January 26, 2021, (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 1, 2021)

10.4
Second Amended and Restated Three-Party Agreement by and among the Company, Cottonwood Communities O.P., LP and CC Advisors III, LLC, dated January 26, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 1, 2021)

10.5	Managing Broker-Dealer Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019)
10.6
Amended and Restated Agreement of Limited Partnership of Cottonwood Communities O.P., LP dated February 1, 2021 (incorporated by reference to Exhibit 10.5 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 filed April 20, 2020)

10.7
Assignment of Promotional Interest by and among Cottonwood Residential O.P., LP, Cottonwood Communities Investor, LLC and Cottonwood Communities Advisors Promote, LLC dated March 1, 2019 (incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 filed May 3, 2019)

10.8	Master Credit Facility Agreement by and between CC West Palm, LLC and Berkadia Commercial Mortgage, LLC dated May 30, 2019 (incorporated by reference to Exhibit 10.5 on Form 8-K filed June 4, 2019)
10.9
Consolidated, Amended and Restated Multifamily Note by and between CC West Palm, LLC and Berkadia Commercial Mortgage, LLC dated May 30, 2019 (incorporated by reference to Exhibit 10.6 on Form 8-K filed June 4, 2019)

10.10
Property Management Agreement (Luma) between CC West Palm, LLC and Cottonwood Communities Management, LLC effective as of May 30, 2019 (incorporated by reference to Exhibit 10.14 on Form 10-K filed March 25, 2020)

10.11
Revolving Loan and Security Agreement (One Upland) between KRE JAG One Upload Owner LLC and JPMorgan Chase Bank, N.A. dated March 19, 2020 (incorporated by reference to Exhibit 10.16 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 filed April 20, 2020)

10.12
Promissory Note between KRE JAG One Upland Owner LLC and JPMorgan Chase Bank, N.A. dated March 19, 2020 (incorporated by reference to Exhibit 10.17 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 filed April 20, 2020)

10.13
Property Management Agreement between KRE JAG One Upland Owner LLC and Cottonwood Communities Management, LLC dated March 19, 2020 (incorporated by reference to Exhibit 10.18 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 filed April 20, 2020)

10.14
Form of Performance-Based LTIP Unit Award Agreement (incorporated by reference to Exhibit 10.19 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 filed April 20, 2020)

10.15
Form of Time-Based LTIP Unit Award Agreement (incorporated by reference to Exhibit 10.20 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 filed April 20, 2020)

21.1*	Subsidiaries of the Company
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002
32.2*	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Share Repurchase Program (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 22, 2018)
99.2*	Amended and Restated Share Repurchase Program

Exhibit Number	Exhibit Description
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase
*	Filed herewith
Item 16.	Form 10-K Summary
None.

SIGNATURES
Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
COTTONWOOD COMMUNITIES, INC.

March 26, 2021	/s/ Enzio Cassinis
Date	Enzio Cassinis, Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.
March 26, 2021	/s/ Adam Larson
Date	Adam Larson, Chief Financial Officer (Principal Financial Officer)

March 26, 2021	/s/ Susan Hallenberg
Date	Susan Hallenberg, Chief Accounting Officer and Treasurer (Principal Accounting Officer)

March 26, 2021	/s/ Enzio Cassinis
Date	Enzio Cassinis, Chief Executive Officer and President (Principal Executive Officer)

March 26, 2021	/s/ Daniel Shaeffer
Date	Daniel Shaeffer, Chairman of the Board and Director

March 26, 2021	/s/ Chad Christensen
Date	Chad Christensen, Director

March 26, 2021	/s/ R. Brent Hardy
Date	R. Brent Hardy, Independent Director

March 26, 2021	/s/ Gentry Jensen
Date	Gentry Jensen, Independent Director

March 26, 2021	/s/ John Lunt
Date	John Lunt, Independent Director

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Cottonwood Communities, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Cottonwood Communities, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, the related notes, and financial statement schedule III - Real Estate and Accumulated Depreciation (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/KPMG LLP
We have served as the Company’s auditor since 2016.
Denver, Colorado
March 26, 2021

Cottonwood Communities, Inc.
Consolidated Balance Sheets
	December 31,
	2020	2019
Assets
Real estate assets, net	$161,091,994	$63,905,651
Investments in unconsolidated real estate entities	30,000,461	4,961,868
Real estate note investment, net	8,254,736	2,059,309
Cash and cash equivalents	4,361,564	47,549,804
Restricted cash	271,240	192,190
Other assets	824,687	707,524
Total assets	204,804,682	119,376,346
Liabilities and equity
Liabilities
Credit facilities, net	70,319,868	34,990,146
Preferred stock, net	29,824,988	809,478
Related party payables	580,983	287,561
Accounts payable, accrued expenses and other liabilities	1,995,117	992,689
Total liabilities	102,720,956	37,079,874
Commitments and contingencies (Note 12)
Stockholders' equity
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 12,232,289 and 8,851,759 shares issued and outstanding at December 31, 2020 and 2019, respectively	122,323	88,518
Additional paid-in capital	121,676,787	87,973,949
Accumulated distributions	(7,767,642)	(2,369,592)
Accumulated deficit	(11,947,742)	(3,396,403)
Total stockholders' equity	102,083,726	82,296,472
Total liabilities and stockholders' equity	$204,804,682	$119,376,346
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Consolidated Statements of Operations
	Year Ended December 31,
	2020	2019
Revenues
Rental and other property revenues	$10,748,748	$2,797,475
Real estate note investment interest	575,839	44,777
Total revenues	11,324,587	2,842,252
Expenses
Property operations expense	4,569,857	1,428,925
Reimbursable operating expenses to related parties	1,029,920	541,652
Asset management fee to related party	2,799,466	811,395
Depreciation and amortization	6,966,232	2,738,190
General and administrative expenses	3,353,892	876,808
Total operating expenses	18,719,367	6,396,970
Other income (expense)
Equity in earnings of unconsolidated real estate entities	2,113,386	272,805
Interest income	198,003	492,542
Interest expense	(3,665,345)	(916,626)
Total other expense	(1,353,956)	(151,279)
Total expenses before asset management fee waiver	(20,073,323)	(6,548,249)
Asset management fee waived by Advisor	197,397	409,803
Net expenses after asset management fee waiver	(19,875,926)	(6,138,446)
Net loss	$(8,551,339)	$(3,296,194)
Weighted-average shares outstanding	10,781,487	4,711,343
Net loss per common share - basic and diluted	$(0.79)	$(0.70)
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Consolidated Statements of Stockholders' Equity
	Stockholders' Equity
	Common Stock		Additional Paid-In Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
	Shares	Amount
Balance at December 31, 2018	366,654	$3,667	$3,662,233	$—	$(100,209)	$3,565,691
Issuance of common stock	8,485,105	84,851	84,311,716	—	—	84,396,567
Distributions to investors	—	—	—	(2,369,592)	—	(2,369,592)
Net loss	—	—	—	—	(3,296,194)	(3,296,194)
Balance at December 31, 2019	8,851,759	$88,518	$87,973,949	$(2,369,592)	$(3,396,403)	$82,296,472
Issuance of common stock	3,411,837	34,118	33,900,138	—	—	33,934,256
Common stock repurchases	(31,307)	(313)	(268,300)	—	—	(268,613)
Share based compensation	—	—	71,000	—	—	71,000
Distributions to investors	—	—	—	(5,398,050)	—	(5,398,050)
Net loss	—	—	—	—	(8,551,339)	(8,551,339)
Balance at December 31, 2020	12,232,289	$122,323	$121,676,787	$(7,767,642)	$(11,947,742)	$102,083,726
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Consolidated Statements of Cash Flows
	For the Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(8,551,339)	$(3,296,194)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,966,232	2,738,190
Equity in earnings	(2,113,386)	(272,805)
Amortization of real estate note investment issuance cost	48,766	19,904
Amortization of debt issuance costs	213,243	62,248
Noncash interest expense on preferred stock	467,646	4,047
Share based compensation	71,000	—
Changes in operating assets and liabilities:
Other assets	(646,063)	(5,153)
Related party payables	293,422	158,944
Accounts payable, accrued expenses and other liabilities	434,795	131,677
Net cash used in operating activities	(2,815,684)	(459,142)
Cash flows from investing activities:
Acquisitions of real estate	(53,904,597)	(31,171,298)
Capital improvements to real estate	(210,173)	(190,488)
Investments in unconsolidated real estate entities	(22,925,207)	(4,689,063)
Issuance of real estate note investment including issuance costs	(6,244,193)	(2,079,213)
Net cash used in investing activities	(83,284,170)	(38,130,062)
Cash flows from financing activities:
Proceeds from line of credit	12,000,000	—
Repayments of line of credit	(26,500,000)	—
Proceeds from issuance of preferred stock, net of issuance costs	28,547,864	805,431
Proceeds from issuance of common stock	33,356,790	83,722,064
Common stock repurchases	(268,613)	—
Distributions to common stockholders	(4,145,377)	(1,602,472)
Net cash provided by financing activities	42,990,664	82,925,023
Net (decrease) increase in cash and cash equivalents and restricted cash	(43,109,190)	44,335,819
Cash and cash equivalents and restricted cash, beginning of period	47,741,994	3,406,175
Cash and cash equivalents and restricted cash, end of period	$4,632,804	$47,741,994
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Consolidated Statements of Cash Flows (continued)
	For the Year Ended December 31,
	2020	2019
Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$4,361,564	$47,549,804
Restricted cash	271,240	192,190
Total cash and cash equivalents and restricted cash	$4,632,804	$47,741,994

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,779,458	$726,949

Supplemental disclosure of non-cash investing and financing activities:
Credit facilities entered into in conjunction with acquisition of real estate	$49,616,479	$35,995,000
Assumption of liabilities in connection with acquisition of real estate	—	452,639
Proceeds receivable for issuance of common stock	—	528,900
Issuance of common stock through dividend reinvestment program	1,106,366	401,603
Common stock distributions declared but not yet paid	511,824	365,517
See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Notes to Consolidated Financial Statements
1. Organization and Business
Cottonwood Communities, Inc. (the “Company,” we,” “our,” or “us”) is a Maryland corporation and a real estate investment trust ("REIT"). The Company is the sole general partner of Cottonwood Communities O.P., LP, a Delaware limited partnership (the “Operating Partnership”). Unless the context indicates otherwise, the “Company,” “we,” “our” or “us” refers to Cottonwood Communities, Inc. and its consolidated subsidiaries, including the Operating Partnership. We invest in stabilized multifamily apartment communities and other real estate related assets, such as mezzanine loans and preferred equity investments in multifamily apartment community developments, throughout the United States. Substantially all of our business is conducted through the Operating Partnership.
We have registered $750,000,000 in shares in the Offering, consisting of $675,000,000 of shares of common stock offered in our primary offering and $75,000,000 in shares of common stock pursuant to the DRP Offering at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) in both the primary and DRP Offering. Common stock has two classes, Class A and Class T. The share classes have a different selling commission structure; however, these offering-related expenses are being paid by our advisor without reimbursement by us. The Offering commenced in August 2018 and is currently suspended as of December 2020 while we pursue the proposed mergers described in Note 14.
On November 8, 2019, we launched the Private Offering, a private placement offering exempt from registration under the Securities Act for which we initially offered a maximum of $50,000,000 in shares of Series 2019 Preferred Stock to accredited investors at a purchase price of $10.00 per share. Offering-related expenses in the Private Offering are paid by us from gross offering proceeds. On March 23, 2021, our board of directors approved an increase in the size of the offering to $100,000,000.
We are externally managed and have no employees. From August 13, 2018 to March 1, 2019, Cottonwood Communities Management, LLC, an affiliate of Cottonwood Residential O.P., LP (“CROP”), acted as our advisor and our property manager. Effective March 1, 2019, CC Advisors III, LLC (our “advisor”), also an affiliate of CROP, became our advisor. Cottonwood Communities Management, LLC (our “property manager”) continues to act as property manager for our multifamily apartment communities.
As of December 31, 2020, we have raised approximately $121,997,000 of common stock and approximately $32,933,000 of Series 2019 Preferred Stock. We own two multifamily apartment communities, one in West Palm Beach, Florida and the second in Norwood, Massachusetts; have issued a B Note secured by a deed of trust on a multifamily development project in Allen, Texas; and have made preferred equity investments in three multifamily development projects in Ybor City, Florida, in Queens, New York, and in West Sacramento, California.
Subsequent to December 31, 2020, and as described in Note 14, we have entered into merger agreements to acquire each of Cottonwood Residential II, Inc. (“CRII”), Cottonwood Multifamily REIT I, Inc. (“CMRI”), and Cottonwood Multifamily REIT II, Inc. (“CMRII”).
COVID-19 Pandemic
One of the most significant risks and uncertainties facing the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic. During the year ended December 31, 2020, we did not experience significant disruptions in our operations from the COVID-19 pandemic; however we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily communities.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Investments in Real Estate
In accordance with the guidance for business combinations, we determine whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, we account for the transaction as an asset acquisition. When substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. All property acquisitions to date have been accounted for as asset acquisitions.
We account for asset acquisitions by allocating the total cost to the individual assets acquired and liabilities assumed on a relative fair value basis. Transaction costs associated with the acquisition of a property are capitalized as incurred and are allocated to land, building, furniture, fixtures and equipment and intangible assets on a relative fair value basis. Real estate assets and liabilities include land, building, furniture, fixtures and equipment, other personal property, in-place lease intangibles and debt. The fair values are determined using methods similar to those used by independent appraisers, and include using replacement cost estimates less depreciation, discounted cash flows, market comparisons, and direct capitalization of net operating income.
Real Estate Assets, Net
We state real estate assets at cost, less accumulated depreciation and amortization. We capitalize costs related to the development, construction, improvement, and significant renovation of properties, which include capital replacements such as scheduled carpet replacement, new roofs, HVAC units, plumbing, concrete, masonry and other paving, pools and various exterior building improvements.
We compute depreciation on a straight-line basis over the estimated useful lives of the related assets. Intangible assets are amortized to depreciation and amortization over the remaining lease term. The useful lives of our real estate assets are as follows (in years):
Land improvements	5 - 15
Buildings	30
Building improvements	5 - 15
Furniture, fixtures and equipment	5 - 15
Intangible assets	Over lease term
We expense ordinary maintenance and repairs to operations as incurred. We capitalize significant renovations and improvements that improve and/or extend the useful life of an asset and amortize over their estimated useful life, generally five to 15 years.
Impairment of long-lived assets
Long-lived assets include real estate assets, acquired intangible assets, and real estate note investments. Intangible assets are amortized on a straight-line basis over their estimated useful lives. On an annual basis, we assess potential impairment indicators of long-lived assets. We also review for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Indicators that may cause an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results and significant market or economic trends. When we determine the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators, we determine recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows the asset is expected to generate. We recognize, if appropriate, an impairment equal to the amount by which the carrying amount exceeds the fair value of the asset. No impairment losses were recognized for the years ended December 31, 2020 and 2019 related to our long-lived assets.

Investments in Unconsolidated Real Estate Entities
Real estate investments where we have significant noncontrolling influence are accounted for under the equity method. Our equity method investments in unconsolidated real estate entities are recorded at cost, adjusted for our share of equity in earnings for each period, and reduced by distributions.
We assess potential impairment of investments in unconsolidated real estate entities whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. No impairment losses were recognized for the years ended December 31, 2020 and 2019 related to our investments in unconsolidated real estate entities.
Evaluation of Acquisition, Construction and Development Investments
We evaluate our note investments at the time of origination to determine whether these arrangements represent, in economic substance, an investment in real estate or a loan using the guidance for acquisition, development, and construction (“ADC”) arrangements. This includes evaluating the risks and rewards of each arrangement and the characteristics of an owner of real estate versus those of a lender.
Real Estate Note Investment
We carry our real estate note investment at amortized cost with an assessment made for impairment in the event recoverability of the principal amount becomes doubtful. If, upon testing for impairment, the fair value result of the real estate note investment or its collateral is lower than the carrying amount of the note, an allowance is recorded to lower the carrying amount to fair value, with a loss recorded in earnings. The amortized cost of our real estate note investment on the consolidated balance sheets consists of drawn amounts on the notes, net of unamortized costs and fees directly associated with the origination of the note. Costs we incur associated with originating real estate note investments are deferred and amortized on a straight-line basis, which approximates the effective interest method, over the term of the corresponding real estate note investment as an adjustment to interest income and are reflected on our consolidated statements of operations as real estate note investment interest. Interest income on our real estate note investment is recognized on an accrual basis over the life of the note and is being collected monthly.
Cash and Cash Equivalents
We consider all cash on deposit, money market funds and short-term investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents consist of amounts the Company has on deposit with major commercial financial institutions.
Restricted Cash
Restricted cash includes residents' security deposits, utility deposits, and escrow deposits held by the lender for property related items.
Preferred Stock
Series 2019 Preferred Stock is described in Note 8. The instrument is classified as a liability on the consolidated balance sheet due to the mandatory redemption feature of the instrument on a fixed date for a fixed amount. Preferred stock distributions are recorded as interest expense.
Debt Financing Costs
Debt financing costs are presented as a direct deduction from the carrying amount of the associated liability, which includes our credit facilities and preferred stock. Debt financing costs are amortized over the life of the related liability through interest expense.
Rental and Other Property Revenues
Revenue related to leases is recognized on an accrual basis when due from residents. Rental payments are generally due on a monthly basis and recognized on a straight-line basis over the noncancellable lease term because collection of the lease payments was probable at lease commencement.

Our leases with residents may also provide that the resident reimburse us for certain costs, primarily the resident’s share of utilities expenses, incurred by the apartment community. These services represent non-lease components in a contract as we transfer a service to the lessee other than the right to use the underlying asset. We have elected the practical expedient under the GAAP leasing standard to not separate lease and non-lease components from our lease contracts as the timing and pattern of revenue recognition for the non-lease component and related lease component are the same and the combined single lease component would be classified as an operating lease.
Income Taxes
We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with the year ending December 31, 2019.
To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to our stockholders. As a REIT, we generally are not subject to federal corporate income tax on that portion of our taxable income that is currently distributed to stockholders.
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.
Organization and Offering Costs
Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate. Offering costs include all expenses incurred in connection with any offering of our shares, including legal, accounting, printing, mailing and filing fees, escrow charges and transfer agent fees, dealer manager fees and selling commissions. All organization and offering costs in connection with the Offering are paid by our advisor. We will not incur any liability for or reimburse our advisor for any of these organizational and offering costs related to the Offering. As of December 31, 2020, organization and offering costs incurred by our advisor in connection with the Offering were approximately $14,096,000. Organization and offering costs for the Private Offering are borne by us. As of December 31, 2020, organization and offering costs incurred by us in connection with the Private Offering were approximately $3,580,000.
Recent Accounting Pronouncements
The following table provides a brief description of recent accounting pronouncements that could have a material effect on our consolidated financial statements:
Standard	Description	Required date of adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables and other long term financings including available for sale and held-to-maturity debt securities, and loans. Subsequently, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the scope of ASU 2016-13 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with the leases standard (Topic 842).
January 1, 2023
ASU 2016-13 affects entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments in ASU 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. We are evaluating the impact of adopting ASU 2016-13 on our financial statements.

3. Real Estate Assets, Net
The following table summarizes the carrying amounts of our consolidated real estate assets:
	December 31, 2020	December 31, 2019
Building and building improvements	$134,822,291	$52,466,583
Land and land improvements	28,182,025	10,658,155
Furniture, fixtures and equipment	3,983,344	2,015,778
Intangible assets	3,808,756	1,503,325
	170,796,416	66,643,841
Less: Accumulated depreciation and amortization	(9,704,422)	(2,738,190)
Real estate assets, net	$161,091,994	$63,905,651
Asset acquisitions
During 2020, we acquired Cottonwood One Upland, a multifamily community in Norwood, Massachusetts for $103,600,000, excluding closing costs. Acquired assets and liabilities were recorded at relative fair value as an asset acquisition (Note 2). The purchase price allocation of the real estate assets acquired during the year ended December 31, 2020 is as follows:
	Allocated Amounts
Property	Building	Land	Land Improvements	Personal P roperty	Intangible	Total
Cottonwood One Upland	$82,145,536	$14,514,535	$3,009,335	$1,967,566	$2,305,430	$103,942,402
The weighted-average amortization period for the intangible lease assets acquired in connection with the Cottonwood One Upland acquisition was 0.5 years after the March 19, 2020 acquisition date. As such, the intangible lease assets acquired from the Cottonwood One Upland acquisition have been fully amortized by December 31, 2020.
During 2019, we acquired Cottonwood West Palm, a multifamily community in West Palm Beach, Florida for $66,923,500. Acquired assets and liabilities were recorded at relative fair value as an asset acquisition (Note 2). The purchase price allocation of the real estate assets acquired during the year ended December 31, 2019 is as follows:
	Allocated Amounts
Property	Building	Land	Land Improvements	Personal Property	Intangible	Total
Cottonwood West Palm	$52,276,096	$9,379,895	$1,278,260	$2,015,778	$1,503,325	$66,453,354
The weighted-average amortization period for the intangible lease assets acquired in connection with the Cottonwood West Palm acquisition was 0.5 years after the May 30, 2019 acquisition date. As such, the intangible lease assets acquired from the Cottonwood West Palm acquisition have been fully amortized by December 31, 2019.
4. Investments in Unconsolidated Real Estate Entities
Our investments in unconsolidated real estate consist of preferred equity investments in development projects, and are summarized as follows:
Development	Location	Units	Commitment Date	Preferred Return	Total Commitment	Amount Funded to Date
Lector85	Ybor City, FL	254	08/15/2019	13%(1)	$9,900,000	$9,900,000
Vernon Boulevard	Queens, NY	534	07/23/2020	13%(2)	15,000,000	15,000,000
Riverfront	West Sacramento, CA	285	11/30/2020	16%	15,091,649	2,680,148
Total					$39,991,649	$27,580,148
(1)
Will be reduced to 10% annually upon the later to occur of (i) stabilization of the development project or (ii) the one-year anniversary of the receipt of all temporary certificates of occupancy subject to certain financial conditions being satisfied.

(2)	Return also includes a profit participation upon a liquidity event, pari passu alongside the preferred equity contribution from the Preferred Co-Investor.

Lector85 Investment
The Lector85 Investment is through a joint venture with Milhaus, LLC (“Milhaus”). Milhaus is using the Lector85 Investment, along with a $34,000,000 construction loan and equity of $9,300,000 to develop Lector85, a multifamily project in Ybor City, FL. The Lector85 Investment was drawn upon in stages as needed throughout the construction of the project.
Subject to one twelve-month extension option, the redemption date is no earlier than two years after the receipt of all temporary certificates of occupancy for the development project (the “Redemption Lockout Date”) but no later than the earlier of (i) the payment in full of the construction loan, if the loan is repaid after the Redemption Lockout Date, or (ii) the construction loan maturity date, if the loan is not refinanced prior to the Redemption Lockout Date. Under those terms the latest redemption date would be August 15, 2024. The investment also has a special preferred return of $200,000 to be paid upon redemption.
Vernon Boulevard Investment
We and a publicly-traded multifamily REIT (the “Preferred Co-Investor”) invested in an entity that is developing a three-building multifamily apartment community in the Astoria neighborhood of Queens, New York (the “Vernon Project”). The Vernon Boulevard Investment is our preferred contribution of $15,000,000. The Preferred Co-Investor contributed $40,000,000. In connection with our investment, we entered a joint venture agreement with the Preferred Co-Investor, an entity owned by a New York-based real estate development, investment and management firm (the “Developer”), and a foreign fund. The Developer contributed approximately $62,000,000 in common equity and is the manager of the joint venture.
Decisions of the members require approval of a majority in interest of the preferred equity holders and a majority in interest of the common holders. The Vernon Boulevard Investment has an expected redemption of July 2025 and is senior to the common equity. Additional funding for the Vernon Project will come from a $225,000,000 construction loan. The total development cost is estimated to be approximately $342,000,000.
Riverfront Investment
The Riverfront Investment is in an entity formed to invest in the development of a multifamily apartment community in West Sacramento, California (the “Riverfront Project”). A global real estate investment firm (“the Riverfront Sponsor”) is the manager of the entity and contributed $16,800,000 in common equity. Affiliated companies of the Riverfront Sponsor are responsible for the development of the Riverfront Project and managing it upon completion. We are committed to providing up to $15,091,649 in preferred equity, including the amounts already funded.
The Riverfront Sponsor has the option to redeem our interest and we have a put option to sell our interest after specified periods and events designation in the agreement. The Riverfront Investment is senior to the common equity. Additional funding for the Riverfront Project will come from a $55,400,000 construction loan and a $15,300,000 senior preferred equity investment. The total development cost is estimated to be approximately $102,600,000.
The preferred equity investments are accounted for under the equity method of accounting. The agreements governing these preferred equity investments have liquidation rights and priorities that are different from ownership percentages. As such, equity in earnings is determined using the hypothetical liquidation book value (“HLBV”) method. Income or loss is recorded based on changes in what would be received should the entity liquidate all of its assets (as valued in accordance with GAAP) and distribute the resulting proceeds based on the terms of the respective agreements. The HLBV method is a balance sheet focused approach commonly applied to equity investments where cash distribution percentages vary at different points in time and are not directly linked to an equity holder’s ownership percentage.
For the year ended December 31, 2020, we recorded equity in earnings from the Lector85 Investment of $1,223,221, equity in earnings from the Vernon Boulevard Investment of $852,047, and equity in earnings from the Riverfront Investment of $38,118. For the year ended December 31, 2019, we had equity in earnings from the Lector85 Investment of $272,805.

5. Real Estate Note Investment
Dolce B Note
During the years ended December 31, 2020 and 2019, we issued $6,412,091 and $1,793,771, respectively, of our $10,000,000 B note to a developer (the “Dolce B Note”), bringing the total amount issued to $8,205,862. Our commitment could rise to $10,500,000 in certain circumstances. The developer is using the proceeds from the Dolce B Note, additional financing in the amount of up to $45,500,000 (the “Dolce A Note”) and $17,900,000 in common equity to develop Dolce Twin Creeks, Phase II, a 366-unit multifamily project in Allen Texas that includes medical office space.
The Dolce B Note bears interest at a rate of 9.5% plus 1-month LIBOR and is being drawn in stages as needed throughout the construction of the project. The Dolce B Note includes a 1-month LIBOR floor equal to 2.5%, resulting in an interest rate floor equal to 12% and matures on December 31, 2021, with two six-month extension options. Prior to maturity, the borrower is required to make monthly interest only payments with principal due at maturity. Prepayment is permitted in whole but not in part subject to certain prepayment fees, with certain exceptions.
Net interest income from the Dolce B Notes was $575,839 and $44,777 for the years ended December 31, 2020 and 2019, respectively. No allowance was recorded on the Dolce B Note during the years ended December 31, 2020 and 2019.
6. Credit Facilities
Information regarding secured credit facilities of our wholly owned investments is as follows:
					December 31,
Property Name	Debt Issuer	Maturity Date	Payment Type	Rate	2020	2019
Cottonwood West Palm	Berkadia Commercial Mortgage, LLC	June 1, 2029	Interest Only	3.93%	$35,995,000(3)	$35,995,000
Cottonwood One Upland	J.P. Morgan Chase Bank, N.A.	March 19, 2023(1)	Interest Only	Libor + 1.50 -1.75%(2)	35,500,000(4)	—
Total credit facilities					71,495,000	35,995,000
Unamortized debt issuance costs					(1,175,132)	(1,004,854)
Credit facilities, net					$70,319,868	$34,990,146
(1)	All or a portion of the amount outstanding can be prepaid at any time and the maturity date can be extended for two one-year periods, subject to the satisfaction of certain conditions.
(2)	The spread is contingent upon certain debt yield metrics.
(3)
We may finance other acquisitions through our Berkadia Credit facility. There is no limit on the amount we can draw as long as we maintain certain loan-to-value ratios and other requirements as set forth in the loan documents.

(4)
We may obtain advances secured against Cottonwood One Upland up to $67,600,000 on our JP Morgan Credit Facility, as well as finance other future acquisitions up to $125,000,000 as long as certain loan-to-value ratios and other requirements are maintained.

Should we finance other acquisitions through either of these credit facilities, each advance will be cross-collateralized with other advances within the respective facility. We are permitted to sell the multifamily apartment communities that are secured by the credit facilities individually, provided that certain debt coverage ratios and other requirements within the respective loan agreements are met.
We are in compliance with all covenants associated with our outstanding credit facilities as of December 31, 2020.
Principal payments on credit facilities for the years subsequent to December 31, 2020, are as follows:
Year	Total
2021	$—
2022	—
2023	35,500,000(1)
2024	—
2025	—
Thereafter	35,995,000
$71,495,000
(1)	The maturity date on the JP Morgan Credit Facility can be extended for two one-year periods, subject to the satisfaction of certain conditions.

7. Fair Value of Financial Instruments
We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate. As of December 31, 2020 and 2019, the fair values of cash and cash equivalents, restricted cash, other assets, related party payables, and accounts payable, accrued expenses and other liabilities approximate their carrying values due to the short-term nature of these instruments.
Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.
The fair value hierarchy is as follows:
Level 1 - Quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2 - Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:
•	Quoted prices for similar assets/liabilities in active markets;
•	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);
•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and
•	Inputs that are derived principally from or corroborated by other observable market data.
Level 3 - Unobservable inputs that cannot be corroborated by observable market data.
The table below includes the carrying value and fair value for our financial instruments for which it is practicable to estimate fair value:
	As of December 31, 2020		As of December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Asset:
Real estate note investment	$8,205,862	$8,205,862	$1,793,771	$1,793,771

Financial Liability:
Berkadia Credit Facility	$35,995,000	$38,658,000	$35,995,000	$37,410,000
JP Morgan Credit Facility	$35,500,000	$35,500,000	$—	$—
Series 2019 Preferred Stock	$32,932,909	$32,932,909	$1,198,000	$1,198,000
Our real estate note investment, Berkadia Credit Facility, JP Morgan Credit Facility and Series 2019 Preferred Stock are categorized as Level 3 in the fair value hierarchy.
8. Preferred Stock
The board of directors is authorized, without approval of common stockholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. Effective November 8, 2019, we initially classified and designated 5,000,000 shares of our authorized but unissued preferred stock as shares of Series 2019 Preferred Stock. The Series 2019 Preferred Stock ranks senior to common stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the company. Holders of our Series 2019 Preferred Stock have no voting rights. Subsequent to December 31, 2020, and as described in Note 14, we increased the size of the offering to 10,000,000 shares.

The Series 2019 Preferred Stock receives a fixed preferred dividend based on a cumulative, but not compounded, annual return of 5.5% (based on $10.00 per share), has a fixed redemption date of December 31, 2023 and is classified as a liability on the consolidated balance sheets. We have the option to extend redemption of the Series 2019 Preferred Stock for two one-year extension periods, subject to an increase in the preferred dividend rate to 6.0%. We can also redeem the Series 2019 Preferred Stock early for cash at $10.00 per share plus all accrued and unpaid dividends beginning on January 1, 2022 or upon the occurrence of certain special events. Dividends to preferred stockholders are classified as interest expense on the consolidated statements of operations.
During the years ended December 31, 2020 and 2019 we raised approximately $31,735,000 and $1,198,000 of Series 2019 Preferred Stock, respectively. We incurred approximately $823,000 and $2,000 in dividends on our Series 2019 Preferred Stock for the years ended December 31, 2020 and 2019, respectively. We had 3,308,326 and 119,800 shares of Series 2019 Preferred Stock outstanding as of December 31, 2020 and 2019, respectively. The Series 2019 Preferred Stock ranks senior to common stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the company.
9. Stockholders' Equity
Our charter authorizes the issuance of up to 1,100,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock at $0.01 par value per share and 100,000,000 are designated as preferred stock at $0.01 par value per share.
Common Stock
Effective August 13, 2019, we established two classes of common stock by designating 500,000,000 shares of common stock as Class A and 500,000,000 shares of common stock as Class T. In addition, on August 13, 2019, the currently issued and outstanding shares of common stock were renamed as Class A common stock. Both classes have identical rights and privileges. Holders of our Class A and Class T common stock are entitled to receive such distributions as may be declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of outstanding preferred stock. With respect to each authorized and declared distribution, each outstanding share of common stock shall be entitled to receive the same amount. Stockholders are also entitled to one vote per share on all matters submitted to a vote, including the election of directors. As of December 31, 2020, we had 12,232,289 of common stock outstanding, of which 12,214,771 was Class A common stock and 17,518 was Class T common stock, which includes 20,000 Class A shares owned by CROP and 150,762 of combined Class A or Class T shares issued through our distribution reinvestment program.
Common Stock Distributions
Distributions on our common stock are determined by the board of directors based on our financial condition and other relevant factors. Common stockholders may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan. We have paid distributions from offering proceeds and from cash flows from operations, and we may continue to fund distributions with offering proceeds. For the year ended December 31, 2020, we paid aggregate distributions of $5,251,743, including $4,145,377 distributions paid in cash and $1,106,366 of distributions reinvested through our distribution reinvestment plan. For the year ended December 31, 2019, we paid aggregate distributions of $2,004,075, including $1,602,472 distributions paid in cash and $401,603 of distributions reinvested through our distribution reinvestment plan. Accrued distributions declared but not yet paid as December 31, 2020 were $511,824. Distributions were $0.50 per common share for the years ended December 31, 2020 and 2019.
For the year ended December 31, 2020, 100% (unaudited) of distributions to stockholders were reported as a return of capital or, to the extent they exceed a stockholder’s adjusted tax basis, as gains from the sale or exchange of property.
LTIP Unit Awards
On March 25, 2020, we amended the agreement of our Operating Partnership effective February 1, 2020 to establish LTIP Units, a new series of partnership units, and to permit the admission of additional limited partners.
We also entered into LTIP Unit Award Agreements with certain executive officers and a person associated with the dealer manager for our Offering, awarding 12,438 time-based LTIP Units and a target total of 37,312  performance-based

LTIP Units. The time-based LTIP Units vest over a four year period at a rate of 25% each on January 1 of the following years: 2021, 2022, 2023 and 2024. The actual amount of each performance-based award is determined at the conclusion of the performance period, which is December 31, 2022 and will depend on the internal rate of return as defined in the award agreement. The earned performance-based LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with the advisor or its affiliates.
The number of units was awarded at the estimated value per share of our common stock of $10.00. Time-based LTIP Units, whether vested or unvested, receive the same distribution per unit as common stockholders. Performance-based LTIP units receive 10% of that amount per unit on the total target units during the performance period, whereupon the participant receives an additional grant of LTIP Units the equivalent of 90% of distributions that would have been paid on the earned units during the performance period. Share based compensation for these awards during the year ended December 31, 2020 was approximately $71,000. There was no share based compensation for the year ended December 31, 2019.
10. Related-Party Transactions
Advisory Agreement
Our advisor is responsible for making decisions related to the structuring, acquisition, management, financing and disposition of our assets in accordance with our investment objectives, guidelines, policies and limitations. Our advisor also manages day-to-day operations, retains property managers, and performs other duties. These activities are all subject to oversight by our board of directors. Per the terms of our advisory agreement, our advisor is entitled to receive the fees for these services which are mentioned below.
Asset Management Fee
Our advisor receives an annual asset management fee, paid monthly, in an amount equal to 1.25% of gross assets, as defined in the advisory agreement, as of the last day of the prior month. We incurred asset management fees of $2,799,466 and $811,395 for the years ended December 31, 2020 and 2019, respectively. Our advisor has agreed to waive its asset management fee each month in an amount equivalent to the 6.0% discount provided to those who purchase Class A shares through certain distribution channels as specified in the prospectus for the Offering. This is to ensure that we receive proceeds equivalent to those received for sales of shares outside of these channels. As a result, the asset management fee waived by our advisor for the years ended December 31, 2020 and 2019 was $197,397 and $409,803, respectively.
Contingent Acquisition Fee
After common stockholders have received, or are deemed to have received (with respect to a merger or a listing), together as a collective group, aggregate distributions sufficient to provide a return of their invested capital, plus a cumulative, noncompounded annual return on their investment (a “Required Return”), our advisor will receive a contingent acquisition fee from us that is a percentage of the cost of investments acquired or originated by us, or the amount to be funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments plus significant capital expenditures related to the development, construction or improvement of the investment as follows: 1% contingent acquisition fee if stockholders receive a 6% Required Return; and 2% additional contingent acquisition fee if stockholders receive a 13% Required Return. The contingent acquisition fee is immediately payable when each Required Return has been met. The fee is based on all assets we have acquired even if no longer in our portfolio. To the extent we acquire any assets after satisfying the return threshold, the contingent acquisition fee will be immediately payable at the closing of the acquisition.
If our advisor agreement is terminated before August 13, 2028 for any reason other than our advisor’s fraud, willful misconduct or gross negligence, our advisor will receive a 3% contingent acquisition fee less the amount of any prior payments of contingent acquisition fees to our advisor. No contingent acquisition fees were incurred for the years ended December 31, 2020 and 2019.
Contingent Financing Fee
After our common stockholders have received, or are deemed to have received (with respect to a merger or a listing), together as a collective group, aggregate distributions sufficient to provide a return of their invested capital, plus a Required Return of 13%, our advisor will receive from us a contingent financing fee of 1% of the original principal amount of any financing obtained or assumed by us.

The contingent financing fee is payable upon satisfying the return threshold with respect to any financing obtained or assumed by us prior to satisfaction of the return threshold and at the closing of new financing following satisfaction of the return threshold. If our advisor agreement is terminated before August 13, 2028 for any reason other than the advisor’s fraud, willful misconduct or gross negligence, the payment of the contingent financing fee will be immediately due and payable. No contingent financing fees were incurred for the years ended December 31, 2020 and 2019.
Acquisition Expense Reimbursement
Subject to the limitations contained in our charter, our advisor receives reimbursement from us for all out-of-pocket expenses incurred in connection with the selection and acquisition or origination of investments, whether or not we ultimately acquire the property or other real estate-related investment. Acquisition expenses reimbursed to our advisor during the years ended December 31, 2020 and 2019 were not significant, as we have generally incurred and paid such expenses directly.
Reimbursable Operating Expenses
We reimburse our advisor or its affiliates for all actual expenses paid or incurred by our advisor or its affiliates in connection with the services provided to us, including our allocable share of our advisor’s or its affiliates’ overhead, such as rent, personnel costs, utilities, cybersecurity and IT costs; provided, however, that we will not reimburse our advisor or its affiliates for salaries, wages and related benefits of personnel who perform investment advisory services for us or serve as our executive officers. In addition, subject to the approval of our board of directors we may reimburse our advisor or its affiliates for costs and fees associated with providing services to us that we would otherwise engage a third party to provide. Reimbursable company operating expenses were $1,029,920 and $541,652 for the years ended December 31, 2020 and 2019, respectively.
Our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Our conflicts committee determined that no reimbursement was required as of December 31, 2020.
Property Management Fee
Our property manager operates under the terms of separate property management agreements for each community. Our property manager receives from us a property management fee in an amount up to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages. We incurred property management fees of $374,346 and $97,877 for the years ended December 31, 2020 and 2019, respectively. Property management fees are presented within property operations expense on the consolidated statements of operations.
Promotional Interest
Cottonwood Communities Advisors Promote, LLC, an affiliated entity, will receive from the Operating Partnership a promotional interest equal to 15% of net income and cash distributions, but only after our common stockholders, together as a collective group, receive in the aggregate, cumulative distributions from us sufficient to provide a return of their invested capital plus a 6% cumulative, non-compounded annual return on their invested capital. Cottonwood Communities Advisors Promote, LLC, will not be required to make any capital contributions to our Operating Partnership in order to obtain the promotional interest.
In addition, Cottonwood Communities Advisors Promote, LLC will be entitled to a separate one-time payment upon (1) the listing of our common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of our advisory agreement, in each case for an amount that Cottonwood Communities Advisors Promote, LLC would have been entitled to receive as if our Operating Partnership had disposed of all of its assets at the market value of our shares of common stock as of the date of the event triggering the payment.
A separate one-time payment following the termination or non-renewal of our advisory agreement for reasons unrelated to a liquidity event for our common stockholders will be in the form of an interest-bearing promissory note that is payable only after our common stockholders have actually received distributions in the amount required before

Cottonwood Communities Advisors Promote, LLC can receive the promotional interest. Provided, however, if the promissory note has not been repaid prior to a liquidity event for our common stockholders, the promissory note shall be paid in full on the date of or immediately prior to the liquidity event.
Independent Director Compensation
We pay each of our independent directors an annual retainer of $10,000. We also pay our independent directors for attending meetings as follows: (i) $500 for each board meeting attended and (ii) $500 for each committee meeting attended (if held at a different time or place than a board meeting). All directors receive reimbursement of reasonable out of pocket expenses incurred in connection with attendance at meetings of the board of directors. In addition, we will pay each member of our special committee a $70,000 retainer for their service on the special committee, which is discussed below.
Special Committee
The CCI Special Committee was formed for the purpose of reviewing, considering, investigating, evaluating and, if deemed appropriate by the CCI Special Committee, negotiating the CRII Merger, CMRI Merger, CMRII Merger, or any alternative extraordinary transaction. The members of the CCI Special Committee are Gentry Jensen, R. Brent Hardy and John Lunt, with Gentry Jensen serving as the chairman of the CCI Special Committee. See Note 14 for additional information regarding pending mergers.
11. Economic Dependency
Under various agreements, we have engaged or will engage our advisor or its affiliates to provide certain services that are essential to us, including asset management services and other administrative responsibilities for the Company including accounting services and investor relations. Because of these relationships, we are dependent upon our advisor. If these companies were unable to provide us with the respective services, we would be required to find alternative providers of these services.
12. Commitments and Contingencies
As of December 31, 2020, we had remaining commitments on our Dolce B Note and on our Riverfront investment of up to approximately $1,794,000 and $12,412,000, respectively. See Note 4 and Note 5 for additional information regarding these investments.
2980 Huron Investment
On October 25, 2019, we entered into a joint venture agreement to provide $20,000,000 of preferred equity in an entity that purchased land it intended to develop in downtown Denver, Colorado (the “2980 Huron Project”). Pursuant to the terms of the agreement, our obligation to advance funds for our preferred equity membership interest was subject to the satisfaction of certain conditions which were not satisfied. Our contractual obligation to fund our preferred equity investment in the 2980 Huron Project has expired and we are no longer pursuing this investment.
Litigation
As of December 31, 2020, we were not subject to any material litigation nor were we aware of any material litigation threatened against us.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby common stockholders may elect to have us apply their dividends and other distributions to the purchase of additional shares of common stock. Participants in the plan will acquire common stock at the per share price effective on the date of purchase (currently $10.00).

Share Repurchase Programs
Series 2019 Preferred Stock
Upon the request of a holder of Series 2019 Preferred Stock, we may, at the sole discretion of the board of directors, repurchase their shares at the following prices, which are dependent on how long a redeeming stockholder has held each share:
Share Purchase Anniversary	Repurchase Price
Less than 1 year	$8.80
1 year	$9.00
2 years	$9.20
3 years	$9.40
4 years	$9.60
5 years	$9.80
A stockholder’s death or complete disability, 2 years or more	$10.00
No Series 2019 Preferred Stock shares were redeemed during the years ended December 31, 2020 and 2019.
Common Stock
Our board of directors has adopted a share repurchase program that permits holders of common stock to request, on a quarterly basis, that we repurchase all or any portion of their shares. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased at our discretion, subject to limitations in the share repurchase plan. The total amount of aggregate repurchased shares will be limited to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. In addition, during any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year.
The repurchase price is subject to the following discounts, depending on how long a redeeming stockholder has held each share:
Share Purchase Anniversary	Repurchase Price as a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year - 2 years	85%
3 years - 4 years	90%
5 years and thereafter	95%
A stockholder’s death or complete disability, less than 2 years	95%
A stockholder’s death or complete disability, 2 years or more	100%
(1)
For the purposes of the share repurchase program, the “estimated value per share” will initially be equal to the purchase price per share at which the original purchaser or purchasers of the shares bought its shares from us, and the purchase price per share will be adjusted to reflect any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares outstanding.

We plan to establish an estimated net asset value (“NAV”) per share of our common stock based on valuations of our assets and liabilities no later than May 17, 2021 and annually thereafter. Upon our establishment of an estimated NAV per share, the estimated NAV per share will be the estimated value per share pursuant to the share repurchase program.
During the year ended December 31, 2020, we redeemed 31,307 and zero shares of Class A and Class T common stock, respectively, pursuant to our share redemption program for $268,613, which was an average repurchase price of $8.58. No shares were redeemed during the years ended December 31, 2019.
Our board of directors may, in its sole discretion, amend, suspend or terminate our share repurchase program for any reason upon 15 days’ notice to our stockholders.

13. Quarterly Financial Information (Unaudited)
The following tables present our quarterly results for 2020 and 2019:
	For the Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Revenues
Rental and other property revenues	$1,539,577	$3,011,391	$3,054,823	$3,142,957
Real estate note investment interest	71,715	117,413	171,746	214,965
Total revenues	1,611,292	3,128,804	3,226,569	3,357,922
Expenses
Property operations expense	655,284	1,268,246	1,358,507	1,287,820
Reimbursable operating expenses to related parties	236,509	232,574	263,915	296,922
Asset management fee to related party	449,653	680,656	811,233	857,924
Depreciation and amortization	843,984	2,489,818	2,295,445	1,336,985
General and administrative expenses	230,361	550,352	1,534,590	1,038,589
Total operating expenses	2,415,791	5,221,646	6,263,690	4,818,240
Other income (expense)
Equity in earnings of unconsolidated real estate entities	240,096	325,325	708,067	839,898
Interest income	184,884	5,050	6,887	1,182
Interest expense	(537,971)	(897,013)	(1,045,464)	(1,184,897)
Total other expense	(112,991)	(566,638)	(330,510)	(343,817)
Total expenses before asset management fee waiver	(2,528,782)	(5,788,284)	(6,594,200)	(5,162,057)
Asset management fee waived by Advisor	127,440	12,350	48,543	9,064
Net expenses after asset management fee waiver	(2,401,342)	(5,775,934)	(6,545,657)	(5,152,993)
Net loss	$(790,050)	$(2,647,130)	$(3,319,088)	$(1,795,071)
Net loss per common share - basic and diluted	$(0.08)	$(0.25)	$(0.30)	$(0.15)
	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Revenues
Rental and other property revenues	$—	$367,542	$1,180,972	$1,248,961
Real estate note investment interest	—	—	16,699	28,078
Total revenues	—	367,542	1,197,671	1,277,039
Expenses
Property operations expense	—	222,641	661,181	545,103
Reimbursable operating expenses to related parties	125,000	125,485	148,906	142,261
Asset management fee to related party	19,783	137,942	296,126	357,544
Depreciation and amortization	—	445,951	1,270,577	1,021,662
General and administrative expenses	118,160	134,198	210,700	413,750
Total operating expenses	262,943	1,066,217	2,587,490	2,480,320
Other income (expense)
Equity in earnings of unconsolidated real estate entity	—	—	—	272,805
Interest income	31,432	130,599	137,543	192,968

	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Interest expense	—	(134,636)	(388,186)	(393,804)
Total other income (expense)	31,432	(4,037)	(250,643)	71,969
Total expenses before asset management fee waiver	(231,511)	(1,070,254)	(2,838,133)	(2,408,351)
Asset management fee waived by Advisor	—	—	310,484	99,319
Net expenses after asset management fee waiver	(231,511)	(1,070,254)	(2,527,649)	(2,309,032)
Net loss	$(231,511)	$(702,712)	$(1,329,978)	$(1,031,993)
Net loss per common share - basic and diluted	$(0.26)	$(0.18)	$(0.22)	$(0.12)
14. Subsequent Events
We have evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than those mentioned below.
Pending Mergers
On January 26, 2021, we entered into merger agreements to acquire each of CRII, CMRI, and CMRII. All of the mergers are stock-for-stock transactions whereby each of CRII, CMRI, and CMRII will be merged into a wholly owned subsidiary of us (collectively, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers; however, under certain circumstances, CMRI and CMRII may opt not to close if the CRII merger does not occur. Each of the Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended.
If approved by the stockholders and the unitholders, as applicable, and the other closing conditions are met or waived, the mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States. We expect the combined company to benefit from improved scale and operating efficiencies, enhanced geographic diversification and expanded access to capital to pursue potential accretive transactions.
Further, as a result of the merger with CRII, CRII’s affiliate property manager, which currently manages over 13,000 units, including approximately 8,600 for Cottonwood affiliates (including us), will become wholly owned by us.
There is no guarantee that the Mergers will be consummated.
Second Amended and Restated Three-Party Agreement
Concurrently with the execution of the merger agreement for the merger with CRII, we entered into the Second Amended and Restated Three-Party Agreement by and among us, the Operating Partnership and our advisor, to amend the obligation of our advisor to pay the organization and offering expenses relating to the Offering as well as provide for the entry into an amended and restated advisory agreement with revised compensation upon the closing of the merger with CRII. Pursuant to the Second Amended and Restated Three-Party Agreement, organization and offering costs related to the Offering, with the exception of any costs associated with restructuring the terms of the Offering following the merger with CRII, will continue to be the obligation of our advisor until the amended and restated advisory agreement is executed. After the amended and restated advisory agreement is executed, our advisor will no longer have any obligation to pay the organization and offering expenses related to the Offering except (i) as set forth in the amended and restated advisory agreement, which caps our organization and offering expenses at 15% of gross proceeds in the Offering, and (ii) that the deferred selling commission associated with Class T (which will be renamed and reclassified to Class TX) common shares sold in the Offering as currently structured will continue to be the obligation of our advisor.

Status of the Private Offering
As of March 25, 2021, we had sold 4,244,388 shares of Series 2019 Preferred Stock for aggregate gross offering proceeds of $42,277,281. In connection with the sale of these shares in the Private Offering, the Company paid aggregate selling commissions of $2,784,995 and placement fees of $819,728. On March 23, 2021, our board of directors approved an increase in the size of the offering to 10,000,000 shares ($100,000,000).
Status of the Offering
As of March 25, 2021, we had sold 12,214,771 shares of our Class A common stock and 17,518 shares of our Class T common stock in the Offering for aggregate gross offering proceeds of $121,996,723. Included in these amounts were approximately 151,000 shares of common stock sold pursuant to the DRP Offering for aggregate gross offering proceeds of approximately $1,510,000.
Dividends Paid - Series 2019 Preferred Stock
Subsequent to December 31, 2020 and through the date of this report, we paid $445,065 of dividends to holders of record of Series 2019 Preferred Stock at an effective annual rate of 5.5% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate.
Dividends Declared - Series 2019 Preferred Stock
On March 23, 2021, our board of directors declared cash distributions at a daily distribution rate of $0.00150685, or 5.5% annually on the $10.00 purchase price, to holders of record of our Series 2019 Preferred Stock for the months of March, April and May 2021.
Distributions Paid - Common Stock
Subsequent to December 31, 2020 and through the date of this report, we paid $1,500,411 of distributions to our common stockholders at an effective annual rate of 5.0% on the $10.00 purchase price, assuming distributions are paid every day for a year at the daily distribution rate.
Distributions Declared - Common Stock
On March 23, 2021, our board of directors declared cash distributions at a daily distribution rate of $0.00136986, or 5.0% annually on the $10.00 purchase price, to holders of record of our common stock for the month of March, April and May 2021. Effective December 22, 2020 our board of directors approved the immediate suspension of our share repurchase program while the board of directors evaluated the Mergers. All distributions are currently being paid in cash until the suspension is lifted.
Grant of LTIP Unit Awards
On February 21, 2021, the compensation committee approved the grant of an aggregate of 17,500 time-based LTIP Units and 52,500 performance-based LTIP units to executive officers. The grants were made on February 28, 2021.
Riverfront Amendment
In March 2021, we amended our Riverfront partnership agreement in response to a liquidity covenant default by the Riverfront Sponsor. The amendment, among other things, added the Riverfront Sponsor's majority owner as an additional guarantor and provided additional remedies should the Riverfront Sponsor not cure the default by April 30, 2021. On March 25, 2021, the Riverfront Sponsor cured the liquidity default and we funded approximately $2,500,000 toward project costs, bringing our total investment in the project to approximately $5,200,000.
Amended and Restated Share Repurchase Program
Our board of directors has adopted an amended and restated share repurchase program to be effective following the proposed merger with CRII. The revised share repurchase program provides that we may make monthly redemptions with an aggregate value of up to 5% of our net asset value or "NAV" each quarter. In addition, we have removed the funding restrictions from the share repurchase program. For newly designated share classes purchased after we resume the Offering, the redemption price will be equal to the most recently disclosed monthly NAV, or at

95% of the most recently disclosed NAV if the shares have been held for less than a year. For shares currently outstanding, our Class A and our Class T (which will be renamed and reclassified to Class TX) common stock, the repurchase price will not change except that stockholders may have their shares repurchased at 100% of NAV after a five-year hold period.
Cottonwood Communities, Inc.
Schedule III - Real Estate and Accumulated Depreciation
December 31, 2020
					Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried as of December 31, 2020			Accumulated Depreciation and Amortization(2)	Date of Construction	Date Acquired
Multifamily Apartment Community	Location	Ownership Percent	Number of Units	Encumbrances	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(1)
Cottonwood West Palm	West Palm Beach, FL	100.0%	245	$(35,995,000)	$9,379,895	$57,073,459	$248,531	$9,379,895	$57,321,990	$66,701,885	$(4,829,958)	2018	5/30/2019
Cottonwood One Upland	Norwood, MA	100.0%	262	(35,500,000)	14,514,535	89,427,867	152,129	14,514,535	89,579,996	104,094,531	(4,874,464)	2016	3/19/2020
		Total	507	$(71,495,000)	$23,894,430	$146,501,326	$400,660	$23,894,430	$146,901,986	$170,796,416	$(9,704,422)
(1)	The aggregate cost of real estate for federal income tax purposes was $170,922,363 (unaudited) as of December 31, 2020.
(2)
Depreciation is recognized on a straight-line basis over the estimated useful asset lives of the related assets, which is 30 years for buildings and ranges from five to 15 years for land improvements, building improvements and furniture, fixtures and equipment. Intangible assets are amortized to depreciation and amortization over the remaining lease term.

The following table summarized the changes in our consolidated real estate assets and accumulated depreciation for the years ended December 31, 2020 and 2019:
	2020	2019
Real estate assets:
Balance at beginning of the year	$66,643,841	$—
Acquisitions of properties	103,942,402	66,453,353
Improvements	210,173	190,488
Balance at end of the year	$170,796,416	$66,643,841
Accumulated depreciation and amortization:
Balance at beginning of the year	$(2,738,190)	$—
Depreciation and amortization	(6,966,232)	(2,738,190)
Balance at end of the year	$(9,704,422)	$(2,738,190)

Annex F

Cottonwood Residential II, Inc.
Unaudited Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

Cottonwood Residential II, Inc.

Consolidated Balance Sheets
(Amounts in Thousands, Except Share Data)
	December 31,
	2020	2019
Assets
Real estate assets, net	$822,239	$675,821
Investments in unconsolidated real estate entities	44,723	73,015
Cash and cash equivalents	36,359	44,568
Restricted cash	20,924	8,127
Related party notes	9,177	9,208
Related party receivables	1,187	1,485
Deficiency notes	—	10,130
Other assets	36,163	38,378
Total assets	$970,772	$860,732
Liabilities, Equity, and Noncontrolling Interests
Liabilities
Mortgage notes, net	$628,042	$568,451
Construction loans, net	50,007	—
Preferred stock, net	143,532	142,634
Unsecured promissory notes, net	46,642	46,424
Accounts payable, accrued expenses and other liabilities	33,354	20,394
Total liabilities	901,577	777,903
Commitments and contingencies (Note 11)
Equity and Noncontrolling Interests
Stockholders’ equity
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized, 213,484 and 297,650 shares issued and outstanding at December 31, 2020 and 2019, respectively	2	3
Additional paid-in capital	3,554	5,355
Cumulative distributions	(380)	(166)
Accumulated deficit	(1,889)	(930)
Total stockholders’ equity	1,287	4,262
Noncontrolling interests
Limited partners	(70,684)	(35,634)
Partially owned entities	138,592	118,444
Total noncontrolling interests	67,908	82,810
Total equity and noncontrolling interests	69,195	87,072
Total liabilities, equity and noncontrolling interests	$970,772	$864,975
See accompanying notes to consolidated financial statements

Cottonwood Residential II, Inc.

Consolidated Statements of Operations
(Amounts in Thousands)
	Years Ended December 31,
	2020	2019
Revenues
Rental and other property revenues	$85,851	$85,203
Property management and development	15,532	12,545
Advisory services	5,316	2,717
Total revenues	106,699	100,465
Operating expenses
Property operations	34,266	35,189
Property management	14,732	14,070
Depreciation and amortization	32,858	32,793
General and administrative	14,245	14,568
Total operating expenses	96,101	96,620
Income from operations	10,598	3,845
Equity in earnings of unconsolidated real estate entities	589	1,179
Interest income	4,137	1,412
Interest expense	(41,704)	(41,488)
Gain on sale of unconsolidated real estate entities	—	6,823
Loss on consolidation of variable interest entity	(2,543)	—
Other expenses, net	(2,385)	(148)
Loss before income taxes	(31,308)	(28,377)
Income tax benefit (loss)	3,768	(292)
Net loss	(27,540)	(28,669)
Net loss attributable to noncontrolling interests:
Limited partners	23,893	22,194
Partially owned entities	2,688	5,546
Net loss attributable to common stockholders	$(959)	$(929)
See accompanying notes to consolidated financial statements

Cottonwood Residential II, Inc.

Consolidated Statements of Stockholders' Equity
(Amounts in Thousands, Except Share Data)
	Cottonwood Residential II, Inc. Stockholders’ Equity						Noncontrolling Interests
	Common Stock		Additional Paid-In- Capital	Cumulative Distributions	Accumulated Deficit	Total Stockholders' Equity	Limited Partners	Partially Owned Entities	Total Equity and Noncontrolling Interests
	Shares	Amount
Balance at December 31, 2018	50	$ —	$1	$—	$(1)	$0	$2,989	$65,018	$68,007
Acquisition of consolidated real estate assets	—	—	—	—	—	—	—	28,866	28,866
OP Units issued for interests in unconsolidated real estate entities	—	—	—	—	—	—	9,697	—	9,697
Development contributions from noncontrolling interests	—	—	—	—	—	—	—	30,416	30,416
Advisor contributions from noncontrolling interests	—	—	—	—	—	—	—	6,457	6,457
Issuance of common stock, net of issuance costs	297,600	3	5,354	—	—	5,357	—	—	5,357
Repurchase of OP Units	—	—	—	—	—	—	(15,492)	—	(15,492)
Share based compensation	—	—	—	—	—	—	2,302	—	2,302
Other comprehensive income	—	—	—	—	—	—	143	—	143
Net loss	—	—	—	—	(929)	(929)	(22,194)	(5,546)	(28,669)
Distributions	—	—	—	(166)	—	(166)	(13,079)	(6,767)	(20,012)
Balance at December 31, 2019	297,650	$3	$5,355	$(166)	$(930)	$4,262	$(35,634)	$118,444	$87,072
Development contributions from noncontrolling interests	—	—	—	—	—	—	—	20,453	20,453
Consolidation upon change of control (Note 3)	—	—	—	—	—	—	—	15,430	15,430
Consolidation upon exchange of senior executive notes (Note 5)	—	—	—	—	—	—	—	(2,800)	(2,800)
Interest acquired upon exchange of senior executive notes (Note 5)	—	—	—	—	—	—	1,714	(1,714)	—
Redemption of common stock	(84,166)	(1)	(1,801)	—	—	(1,802)	—	—	(1,802)
Repurchase of OP Units	—	—	—	—	—	—	(2,792)	—	(2,792)
Share based compensation	—	—	—	—	—	—	2,987	—	2,987
Other	—	—	—	—	—	—	356	—	356
Net loss	—	—	—	—	(959)	(959)	(23,893)	(2,688)	(27,540)
Distributions	—	—	—	(214)	—	(214)	(13,422)	(8,533)	(22,169)
Balance at December 31, 2020	213,484	$2	$3,554	$(380)	$(1,889)	$1,287	$(70,684)	$138,592	$69,195
See accompanying notes to consolidated financial statements

Cottonwood Residential II, Inc.

Consolidated Statements of Cash Flows
(Amounts in Thousands)
	Years Ended December 31,
	2020	2019
Operating activities
Net loss	$(27,540)	$(28,669)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	32,858	32,793
Amortization of deferred financing costs	6,632	6,301
Loss on consolidation of variable interest entity	2,543	—
Gain on sale of unconsolidated real estate entities	—	(6,823)
Share based compensation	2,987	2,302
Other operating	(64)	126
Equity in earnings of unconsolidated real estate entities	(589)	(1,179)
Distributions from unconsolidated real estate entities - return on capital	4,310	4,389
Changes in operating assets and liabilities:
Other assets	715	4,920
Accounts payable, accrued and other liabilities	6,061	259
Net cash provided by operating activities	27,913	14,419
Cash flows from investing activities
Acquisition of interests in consolidated real estate assets, net of cash and restricted cash acquired	—	(1,675)
Capital expenditures and development activities	(55,013)	(19,933)
Contributions to developments from noncontrolling interests	22,168	21,525
Investment in unconsolidated real estate entities	(274)	(9,186)
Cash and restricted cash from consolidation of variable interest entity	8,681	—
Distributions from unconsolidated real estate entities - return of capital	—	11,140
Related party receivables	451	(1,056)
Related party notes	(4,484)	(4,553)
Issuance of deficiency notes	(30,942)	(10,130)
Contributions to Advisor from noncontrolling interests	—	6,457
Sponsored offering costs	(3,992)	(11,374)
Other investing activities	(15)	(114)
Net cash used in investing activities	(63,420)	(18,899)
See accompanying notes to consolidated financial statements

Cottonwood Residential II, Inc.

Consolidated Statements of Cash Flows (continued)
(Amounts in Thousands)
	Years Ended December 31,
	2020	2019(1)
Cash flows from financing activities
Principal payments on mortgage notes	(829)	(918)
Proceeds from mortgage notes, net of issuance costs	218,291	117,132
Proceeds from construction loans	8,361	—
Repayment of mortgage notes	(158,834)	(95,679)
Redemption of preferred stock	(1,192)	(1,640)
Issuance of unsecured promissory notes, net of issuance costs	947	21,819
Issuance of common stock	—	5,665
Redemption of common stock	(1,802)	—
Repurchase of OP Units	(2,792)	(15,492)
Distributions to common stockholders	(214)	(166)
Distributions to noncontrolling interest holders	(21,963)	(19,908)
Other financing activity	122	467
Net cash provided by financing activities	40,095	11,280
Net increase in cash, cash equivalents and restricted cash	4,588	6,800
Cash, cash equivalents, and restricted cash at the beginning of period	52,695	45,895
Cash, cash equivalents, and restricted cash at the end of period	$57,283	$52,695

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents(1)	$36,359	$44,568
Restricted cash(1)	20,924	8,127
Total cash, cash equivalents and restricted cash	$57,283	$52,695

Supplemental schedule of cash flow information
Interest paid	$33,813	$34,688
Income taxes paid (refunded), net	(2,907)	90

Supplemental schedule of noncash investing and financing activities
Consolidation upon change of control
Capitalized development costs	$119,532	$—
Construction loan	41,646	—
Elimination of deficiency notes	41,072	—
Acquisition of investments in unconsolidated entities
Value of OP Units issued for investments in unconsolidated real estate entities	—	9,697
Note receivable exchanged for investment in unconsolidated real estate entity	—	2,474
Related party note issuance	—	4,655
Related party notes extinguished on exchange	4,514	—
(1)	As of January 1, 2019, our cash and cash equivalents balance was $33,052 and our restricted cash balance was $12,843.
See accompanying notes to consolidated financial statements

Cottonwood Residential II, Inc.
Notes to Condensed Consolidated Financial Statements
(Amounts in Thousands, Except Property, Share and Unit Data)
1.	Organization and Business
Cottonwood Residential II, Inc. (“CRII”) is a Maryland real estate investment trust (“REIT”) dedicated to acquiring, developing, managing and investing in multifamily apartment properties located throughout the United States. Cottonwood Residential O.P., L.P. is our Operating Partnership and together with its subsidiaries holds the Company's real estate interests and conducts the ongoing operations of the Company. CRII is the general partner, and owns interests in, our Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes CRII, our Operating Partnership and its subsidiaries, unless the context indicates otherwise.
This chart illustrates our corporate structure and ownership percentages as of December 31, 2020:

Cottonwood Residential II, Inc.
("Company", "CRII", or "REIT")
213,484 shares issued and outstanding
213,484 OP Units
Cottonwood Residential O.P., L.P.
("Operating Partnership")
OP Units
Noncontrolling interests – limited partners
Various %
Real estate investments, property and asset management, and advisory services
Various %
Noncontrolling interests – partially owned entities

The Company is structured as an umbrella partnership REIT and contributes all net proceeds from its equity offerings to the Operating Partnership. In return for those contributions, the Company receives Operating Partnership Units (“OP Units”) in the Operating Partnership equal to the number of shares of Common Stock it has issued. Interests in properties can be contributed directly to the Operating Partnership through tax-deferred transactions, which is one of the reasons why we are structured in the manner shown above. OP Units can be exchanged for Common Stock on a one-for-one basis after certain criteria are met. OP Units can also be redeemed for cash at the discretion of the board of directors. We maintain a one-for-one relationship between the OP Units issued to CRII and Common Stock. Therefore, holders of Common Stock share in the profits, losses and cash distributions of the Operating Partnership similarly to holders of OP Units.
At December 31, 2020, we held controlling and noncontrolling investments in 28 multifamily apartment properties representing approximately 8,200 apartment units and managed 20 properties for third parties, bringing the total number of properties which we owned interests in or managed to 48, representing approximately 14,000 units located in 13 states. This number includes structured investment interests in two properties as well as investments in four development projects.
We perform advisory services for Cottonwood Communities, Inc. (“CCI”), Cottonwood Multifamily REIT I, Inc. (“CMRI”), Cottonwood Multifamily REIT II, Inc. (“CMRII”), and Cottonwood Multifamily Opportunity Fund, Inc. (“CMOF”). These are separately sponsored REITs that we have joint ventured with and have small ownership interests in. CCI, CMRI, and CMR II are advised by Cottonwood Communities Advisors, LLC (the “Advisor”). We own 50.005% of the Advisor with the remaining being owned by senior executives. We also invested $2,000 of promotional interests in CCI, CMRI, CMRII in an entity and receive a 5% cumulative but not compounded return on this contribution. Executives are entitled to receive a percentage membership interest in this entity should certain performance thresholds be met. In such case, our percentage interest will be reduced.
2.	Basis of Presentation and Principles of Consolidation
The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and subsidiaries under its control. The Operating Partnership and its subsidiaries are consolidated as they are controlled by CRII. All intercompany balances and transactions have been eliminated in consolidation. These consolidated financial statements, including the notes thereto, are unaudited.
Some of our partially owned and unconsolidated properties are owned through a tenant in common (“TIC interest”) structure. TIC interests constitute separate and undivided interests in real property. TIC interests in properties for which we exercise significant influence are accounted for using the equity method of accounting until we have acquired a 100% interest in the property.
Number of units and certain other measures used to describe real estate assets included in the notes to the consolidated financial statements are presented on an unaudited basis.
In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.
Use of Estimates
We make estimates and assumptions in preparing these consolidated financial statements that affect reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well, as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.
Variable Interest Entities
We invest in entities that qualify as variable interest entities (“VIEs”). All VIEs for which we are the primary beneficiary are consolidated. VIEs for which we are not the primary beneficiary are accounted for under the equity method. A VIE is a legal entity in which the equity investors at risk lack sufficient equity to finance the entity's activities without additional subordinated financial support or, as a group, the equity investors at risk lack the power to direct the entity's activities and the obligation to absorb the entity's expected losses or the right to receive the entity's expected residual returns. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.
The Operating Partnership is a VIE as the limited partners lack substantive kick-out rights and substantive participating rights. We are the primary beneficiary of the Operating Partnership as we have the power to direct the activities that most significantly impact economic performance and the rights to receive economic benefits. Substantially all of our assets and liabilities are held in the Operating Partnership.
In cases where we become the primarily beneficiary of a VIE, we recognized a gain or loss for the difference between the sum of (1) the fair value of any consideration paid, the fair value of the noncontrolling interest, and the reported amount of our equity method investment and (2) the net fair value of identifiable assets and liabilities of the VIE.
Acquisition of Real Estate Assets
Our real estate acquisitions qualify as asset acquisitions and are recorded at cost based on relative fair value. Real estate assets and liabilities include land, building, furniture, fixtures and equipment, other personal property, in-place lease intangibles and debt. The value of land, buildings and improvements are determined as if vacant using methods similar to those used by independent appraisers. These methods include third-party appraisals, replacement cost estimates less depreciation, discounted cash flows, and direct capitalization of net operating income. In-place leases are valued based on current rental rates and the average time necessary to lease a unit and are amortized over the estimated remaining term. We generally do not record an asset or liability for above or below market leases as acquired leases approximate market rates due to lease terms generally not extending beyond one year. The fair value of debt assumed is determined using a discounted cash flow analysis based on remaining loan terms and principal. Discount rates are based on management’s estimates of current market interest rates for instruments with similar characteristics, and consider remaining loan term and loan-to-value ratio. Transactional costs are capitalized.
Asset acquisition accounting is also used when we acquire a controlling interest through the acquisition of additional interests in partially owned real estate.
Real Estate Assets, Net
Real estate assets are reported at cost, less accumulated depreciation. We capitalize costs related to the development, construction, improvement, and significant renovation of properties, which include capital replacements such as scheduled carpet replacement, new roofs, HVAC units, plumbing, concrete, masonry and other paving, pools and various exterior building improvements. We also capitalize salary costs directly attributable to significant renovation work.
We compute depreciation on a straight-line basis over the estimated useful lives of the related assets as follows (in years):
Land improvements	5–15
Building	30
Building improvements	5–15
Furniture, fixtures, and equipment	5–15
We expense ordinary maintenance and repairs to operations as incurred. We capitalize significant renovations and improvements that improve and/or extend the useful life of an asset and amortize over their estimated useful life, generally five to 15 years.
Impairment of Long-Lived Assets
Long-lived assets include real estate assets and acquired intangible assets. Intangible assets are amortized on a straight-line basis over their estimated useful lives. We review for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Indicators that may cause an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results and significant market or economic trends. When we determine the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators, we determine recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows the asset is expected to generate. We recognize, if appropriate, an impairment charge equal to the amount by which the carrying amount exceeds the fair value of the asset. No impairment losses were recognized for the years ended December 31, 2020 or 2019 related to long-lived assets.
Investments in Unconsolidated Real Estate Entities
Real estate investments where we have significant noncontrolling influence and VIEs where we are not the primary beneficiary are accounted for under the equity method.
Equity method investments in unconsolidated real estate entities are recorded at cost, adjusted for our share of net earnings or losses each period, and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the unconsolidated real estate entities. We follow the “look through” approach for classification of distributions from unconsolidated real estate entities in the consolidated statements of cash flows. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in unconsolidated real estate entities whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. No impairment losses were recognized for the years ended December 31, 2020 or 2019 related to our investments in unconsolidated real estate entities.

Transaction costs incurred for investments in unconsolidated real estate entities not related to the issuance of OP Units are included in the carrying amount of that investment.
Cash and Cash Equivalents
We consider all cash on deposit, money market funds and short-term investments with original maturities of three months or less to be cash and cash equivalents.
We maintain cash in demand deposit accounts at several major commercial banks where balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.
Restricted Cash
Restricted cash includes a construction bond, residents’ security deposits, cash in escrow for self-insurance retention, cash in escrow for acquisitions, escrow deposits held by lenders for property taxes, insurance, debt service and replacement reserves, and utility deposits.
Other Assets
Other assets consist primarily of sponsored offering costs, intangible assets and goodwill acquired in connection with the acquisition of affiliated companies in 2011, receivables, deferred tax assets, prepaid expenses, equipment and other assets.
Sponsored offering costs are organizational and offering costs for our sponsored REITs. We pay the organizational and offering costs for these offerings and in return earn asset management fees and receive promotional interests should returns be met above certain thresholds when the company terminates. We may also serve as the property manager, which entitles us to earn property management and ancillary fees. These organizational and offering costs are deferred and amortized over the expected life of the sponsored company. As of December 31, 2020 and 2019, we had $21,059 and $20,530 of unamortized sponsored offering costs, respectively.
Unsecured Promissory Notes
The 2017 and 2019 6% Notes and 2017 6.25% Notes are unsecured notes issued to investors outside of the United States. These notes are described in Note 7. These instruments are similar in nature, have fixed interest rates and maturity dates, and are denominated in U.S. dollars.
Preferred Stock
Series 2016 Preferred Stock and Series 2017 Preferred Stock are described in Note 8. These instruments are similar in nature and classified as liabilities on the consolidated balance sheet due to the mandatory redemption of these instruments on a fixed date for a fixed amount. Preferred stock distributions are recorded as interest expense.
Debt Financing Costs
Debt financing costs are presented as a direct deduction from the carrying amount of the associated debt liability, which includes mortgage notes, unsecured promissory notes, and preferred stock. Debt financing costs are amortized over the life of the related debt through interest expense.
Revenue Recognition
We lease our multifamily residential units with rents generally due on a monthly basis. Terms are one year or less, renewable upon consent of both parties on an annual or monthly basis. Rental and other property revenues is recognized in accordance with Accounting Standards Codification (“ASC”) No. 842, Leases (“Topic 842”). Rental and other property revenues represented approximately 80% of our total revenue for the year ended December 31, 2020.
Our non-lease related revenue consists of income earned from our property management, development, and advisory services. Property management and development revenue is derived primarily from our property management services, development and construction work, and internet services. Advisory services revenue is derived from services provided to our sponsored REITs and based on a percent of gross asset value, as defined in the advisory services agreements.

Non-lease revenues are recognized in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) (“ASU 2014-09”), as subsequently amended. We adopted this standard on January 1, 2020 using the modified retrospective approach. The guidance requires that revenue (outside of the scope of Topic 842) is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. The adoption of this ASU did not have a material impact on our consolidated financial statements or our accounting policies and did not result in an opening adjustment to retained earnings.
Leases
On January 1, 2020, we adopted Topic 842 using the modified retrospective transition approach. This standard established new principles, presentation and disclosure requirements for lease accounting for both the lessee and lessor. Under the new standard, lessors generally account for leases in a similar manner as previous lease accounting guidance. Lessees recognize a lease obligation liability and a right-of-use asset for all leases with terms of more than twelve months, and record lease expense in a similar manner to past practice.
The adoption of the new lease standard did not result in a significant change in the accounting for our rental revenues. We have elected the practical expedient to account for separate lease and non-lease components as a single lease component and report as one line item, “Rental and other property revenues”.
We are also the lessee of office and other operating leases which are immaterial to us.
Income Taxes
CRII, as a REIT, is not subject to federal income tax with respect to that portion of its income that meets certain criteria and is distributed annually to stockholders. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s taxable income, excluding net capital gains, to stockholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the years ended December 31, 2020 and 2019, 100% (unaudited) of all distributions to stockholders were reported as a return of capital. In addition, taxable income from activities managed through our taxable REIT subsidiary (“TRS”) are subject to federal, state and local income taxes. Provision for such taxes has been included in income tax expense on our consolidated statements of operations.
The Operating Partnership is generally not subject to federal and state income taxes. OP Unit holders, including CRII, are subject to tax on their respective allocable shares of the Operating Partnership’s taxable income. However, there are certain states that require an entity level tax on the Operating Partnership.
We determine deferred tax assets and liabilities applicable to the TRS based on differences between financial reporting and tax bases of existing assets and liabilities. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, only to the extent that it is more likely than not that future taxable profits will be available against which they can be utilized. We recognize interest and penalties relating to uncertain tax positions in income tax expense when incurred.
Our net deferred tax assets were fully allowed for in 2019. In 2020, we released the full valuation allowance primarily as a result of the passage of the CARES act and projected fees from our development services. The release created a benefit of $1,214. For the year ended December 31, 2020, we had an income tax benefit of $3,768, of which $[ ] was current and $[ ] was deferred. For the year ended December 31, 2020, we had an income tax provision of $292, of which all was current. As of December 31, 2020, our net deferred tax asset was $1,540.
Noncontrolling Interests
The portion of ownership interests in consolidated entities not attributable to CRII are reported as noncontrolling interests. Equity and net income (loss) directly attributable to CRII and to noncontrolling interests are presented separately on the consolidated financial statements. Changes in noncontrolling ownership interests are accounted for as equity transactions.
Noncontrolling interest – limited partners – These noncontrolling interests represent OP Units not held by CRII, the general partner. Net income or loss is allocated to noncontrolling interests in the Operating Partnership based on ownership percentage. It is calculated by dividing the weighted average number of OP Units held by the limited partners by the total number of OP Units outstanding (i.e. OP Units held by CRII and the limited partners). Issuance of additional Common Stock and OP Units changes the ownership interests of both CRII and the limited partners in the Operating Partnership.
Consistent with the one-for-one relationship between the OP Units issued to CRII, limited partners are attributed a share of net income or loss in the Operating Partnership based on their weighted average ownership interest in the Operating Partnership during the period.
Noncontrolling interest – partially owned entities – These noncontrolling interests represent ownership interests that are not held by us in consolidated entities. Net income (loss) is allocated to noncontrolling interests in partially owned entities based on ownership percentage in those entities.
Refer to Note 10 for more information on our noncontrolling interests.
Recent Accounting Pronouncements
The following table provides a brief description of recent accounting pronouncements that could have a material effect on our consolidated financial statements:
Standard	Description	Required date of adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables and other long term financings including available for sale and held-to-maturity debt securities, and loans. Subsequently, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the scope of ASU 2016-13 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with the leases standard (Topic 842).
January 1, 2023
ASU 2016-13 affects entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments in ASU 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. We are evaluating the impact of adopting ASU 2016-13 on our financial statements.

3. Real Estate Assets
The following table summarizes the carrying amounts of our consolidated real estate assets:
	December 31,
	2020	2019
Land	$121,029	$103,372
Construction in progress (1)	167,506	15,570
Depreciable property:
Buildings and improvement	624,672	624,671
Furniture, fixtures, and equipment	30,114	26,302
Intangible assets	17,976	17,976
	961,297	787,891
Less: Accumulated depreciation and amortization	(139,058)	(112,070)
Real estate assets, net	$822,239	$675,821
(1)	Includes construction in progress for our development projects and capitalized costs for improvements not yet placed in service at our stabilized properties.
Change of Control
Sugarmont is a development in Salt Lake City, UT that we invested in through a joint venture with a third-party developer (“Sugarmont JV”). The project commenced in July 2016. Due to continued delays, Sugarmont JV terminated the initial general contractor and engaged a replacement general contractor in 2019. In November 2020, we became the primary beneficiary and consolidated Sugarmont JV, a VIE, by replacing the developer as the manager and obtaining control. The assets and liabilities of Sugarmont JV were recorded at fair value, along with a loss of $2,543 related to the difference between the (1) the reported amount of our equity method investment in Sugarmont JV and the fair value of noncontrolling interest; and (2) the net fair value of Sugarmont JV's identifiable assets and liabilities. The consolidation of Sugarmont JV added $119,532 of capitalized development costs to the consolidated balance sheet.
Asset Acquisition
In January 2019, we consolidated Heights at Meridian through the purchase of a 10% controlling ownership interest. The Heights at Meridian interest was purchased for approximately $3,200 in cash. We had no ownership of or investment in Heights at Meridian prior to the acquisition. Acquired assets were recorded at relative fair value as follows:
		Allocated Amounts
Property	Consolidation Date	Land	Building	Property Improvements	Intangible	Net Other
Heights at Meridian	January 8, 2019	$5,855	$52,920	$4,153	$1,658	$942
4. Investments in Unconsolidated Real Estate Entities
Stabilized Properties
We had equity method investments in five stabilized properties at December 31, 2020 and 2019, respectively. In 2019, we recognized gains of $6,823 from the sale of two equity method investments. Information on our total ownership in these properties and selected operating detail is found in Appendix B to these consolidated financial statements (unaudited).
Other Projects and Investments
For the years ended December 31, 2020 and 2019, we had equity method investments in development projects and other real estate related investments. These investments have various capital commitments, promotes and preferred returns as outlined in their respective governing documents. The decrease in our investments in unconsolidated real estate entities during the year ended December 31, 2020 was driven primarily by the consolidation of Sugarmont, which was previously accounted for as an equity method investment. Refer to Note 3.

5. Transactions with Related Parties
Related Party Notes
As of December 31, 2020 and 2019, our Operating Partnership had outstanding notes to senior executives. These notes were created under an executive compensation plan whereby the Operating Partnership could lend money to senior executives so they could purchase interests in affiliated real estate and business related entities. The loans cover the senior executives' equity investment and additional capital commitments, if necessary, for their acquired interests. Half of the loans are nonrecourse and secured by the executive’s interest in the respective entity, the other half are recourse and secured by certain collateral. Nonrecourse loans cannot exceed 50% of the applicable executive’s investment in the applicable entity. The nonrecourse loans and recourse loans bear interest at a rate of 5.75% and 4.75%, respectively. They mature no later than June 30, 2024.
The Advisor has also issued a $2,000 unsecured revolving note to CMRI and a $2,600 unsecured revolving note to CMRII that bear interest of 6% per annum and mature on June 30, 2021. These sponsored REITs may draw on this note as needs required.
The following table summarized the related party notes as described above:
			December 31,
Lender	Debtor	Investment Type	2020	2019
Operating Partnership	Senior Executives	Cottonwood Communities Advisor	$6,457	$6,457
Operating Partnership	Senior Executives	Park Avenue Development	—	1,811
Operating Partnership	Senior Executives	Broadway Development	—	940
Cottonwood Communities Advisor	Cottonwood Multifamily REIT I, Inc.	Sponsored REIT	996	—
Cottonwood Communities Advisor	Cottonwood Multifamily REIT II, Inc.	Sponsored REIT	1,724	—
			$9,177	$9,208
In 2020, the notes provided to certain senior executives for their investment in the Park Avenue and Broadway developments increased to $2,800 and $1,714, respectively. On October 1, 2020, the executives transferred to the Operating Partnership the rights to a 5% preferred return and the capital interest associated with their respective investments in exchange for the notes. Each of these senior executives continue to hold residual interests in Park Avenue and Broadway.
The exchange of the Broadway investment was accounted for as an equity transaction as we acquired an additional interest in a previously consolidated entity. The entity holding the employee's interest in Park Avenue is a VIE. We acquired an ownership interest in this entity through the exchange and consolidated it as the new primary beneficiary.
Related Party Receivables
As of December 31, 2020 and 2019, we had receivables of $1,187 and $1,485 from entities for which we sponsor, manage or to which we are affiliated. These receivables are generally short term in nature and cover operating and other obligations on behalf of these entities.
Other Transactions with Related Parties
We own a de minimis number of shares in our sponsored REITs. We received asset management fees of $5,316 and $2,717 during the years ended December 31, 2020 and 2019, respectively, for our advisory services to these sponsored REITs.

6. Deficiency Notes
In 2019, we began funding Sugarmont JV's capital calls in the form of deficiency notes, which included our joint venture partner's capital commitment, under the terms of our joint venture agreement. The notes bear interest at 10% for the first 90 days and 18% thereafter. The notes can be converted to capital contributions at any time after 180 days of making the deficit loan.
As of 12/31/2019, we had outstanding deficiency notes to Sugarmont JV of $10,130. The deficiency notes remain outstanding but were eliminated when Sugarmont JV was consolidated in 2020. Refer to Note 3.
7. Debt
Mortgage Notes, Net
Our mortgage notes are summarized as follows:
	December 31,
	2020	2019
Fixed rate mortgage notes	$193,032	$252,275
Variable rate mortgage notes	440,813	321,317
Total mortgage notes	633,845	573,592
Unamortized debt financing costs	(5,803)	(5,141)
Mortgage notes, net	$628,042	$568,451
Each mortgage note is collateralized or cross-collateralized by real estate. The mortgage notes outstanding at December 31, 2020 mature at various dates from 2022 through 2030, with a weighted average remaining term of approximately 6.2 years. The weighted average interest rate of our fixed rate mortgage notes was 4.03% and 4.14% at December 31, 2020 and 2019, respectively. The weighted average interest rate of our variable rate mortgage notes was 2.57% and 3.92% at December 31, 2020 and 2019, respectively.
Principal payments on mortgage notes for years subsequent to December 31, 2020, are as follows:
Year	Total
2021	$1,371
2022	17,187
2023	83,465
2024	140,383
2025	4,135
Thereafter	387,304
$633,845
Construction Loans, Net
In 2020, we began drawing on construction loan facilities for two development projects. Information on those construction loans are as follows:
Development	Interest Rate	Final Expiration Date	Loan Amount	Amount Drawn as of December 31, 2020
Sugarmont	3.50%	October 1, 2022	$63,250	$41,646
Park Ave	Daily Libor + 1.9%	May 15, 2023	37,000	8,361
			$100,250	$50,007

Unsecured Promissory Notes, Net
Our Operating Partnership has issued unsecured promissory notes to investors outside of the United States. These notes are subordinate to all debt of the Operating Partnership. Each note has two 1-year extension options during which the interest rate will increase 0.25% each additional period.
Information on our unsecured promissory notes are as follows:
				December 31,
	Offering Size	Interest Rate	Maturity Date	2020	2019
2017 6.25% Notes	$5,000	6.25%	December 31, 2021	$5,000	$4,000
2017 6% Notes	35,000	6.00%	December 31, 2022	20,918	20,918
2019 6% Notes	25,000	6.00%	December 31, 2023	22,725	22,675
Unamortized debt financing costs				(2,001)	(2,764)
	$65,000			$46,642	$44,829
8. Preferred Stock
Our Series 2016 Preferred Stock and Series 2017 Preferred Stock receive a fixed preferred dividend based on a cumulative, but not compounded, annual return, have a fixed redemption date and are classified as liabilities on the consolidated balance sheets. We have the option to extend redemption of preferred stock for two 1-year extension periods, subject to an increase in the preferred dividend rate. We can also redeem the preferred stock early for cash at $10.20 per share plus all accrued and unpaid dividends. Dividends to preferred stockholders are classified as interest expense on the consolidated statement of operations.
Information on our preferred stock is as follows:
				Shares Outstanding at December 31,
	Dividend Rate	Extension Dividend Rate	Redemption Date	2020	2019
Series 2016 Preferred Stock	6.5%	7.0%	January 31, 2021	14,149,943	14,277,566
Series 2017 Preferred Stock	7.5%	8.0%	January 31, 2022	258,550	258,550
During the years ended December 31, 2020 and 2019, we incurred $9,239 and $9,349 in dividends on our Series 2016 Preferred Stock and $193 and $197 in dividends on our Series 2017 Preferred Stock, respectively. We also redeemed 127,622 shares of Series 2016 Preferred Stock for $1,192 and 174,150 shares of Series 2016 Preferred Stock for $1,640 during the years ended December 31, 2020 and 2019. In December 2020, we elected to exercise our first one-year extension option on the Series 2016 Preferred Stock.
Series 2016 Preferred Stock and Series 2017 Preferred Stock have priority over common stock. Series 2016 Preferred Stock has a priority that is equal to Series 2017 Preferred Stock, except with respect to the earlier redemption date.
9. Stockholders' Equity
The Company's authorized and outstanding shares are summarized below:
		Shares Outstanding at December 31,
Class	Shares Authorized	2020	2019
Common Stock Total	1,100,000,000	213,484	297,650
Voting Common Stock	50	50	50
Non-Voting Common Stock	2,000,000	213,434	213,434
Non-Voting Series B Common Stock	100,000	—	84,166
Voting Common Stock
At December 31, 2020 and 2019, 50 voting shares of Common Stock were outstanding. These shares are indirectly owned by senior executives of the Company.

Non-Voting Common Stock
At December 31, 2020, there were 213,434 shares of non-voting Common Stock outstanding. During 2020 we redeemed the shares designated as Series B Common Stock for $1,802. At December 31, 2019, there were 297,600 shares of non-voting Common Stock outstanding, of which 84,166 shares were Series B Common Stock.
10. Noncontrolling Interests
Noncontrolling Interests - Limited Partners
Common Limited OP Units and LTIP Units are Operating Partnership units not owned by CRII and collectively referred to as “Noncontrolling Interests – Limited Partners”.
Common Limited OP Units - Common Limited OP Units share in the profits, losses and cash distributions of the Operating Partnership as defined in the partnership agreement, subject to certain special allocations.
During 2019, we issued approximately 493,700 OP Units for real estate interests. We also repurchased approximately 820,800 OP Units for $15,492, of which $11,526 related to OP Units issued to employees with the conversion of their LTIP Units as a result of a restructuring transaction in 2018.
During the year ended December 31, 2020, we declared distributions to noncontrolling OP Unit holders of $13,422, of which $12,310 were paid and $1,112 were accrued. During the year ended December 31, 2019, we declared distributions to noncontrolling OP Unit holders of $13,079, of which $11,978 were paid and $1,101 were accrued.
LTIP Units - Certain executives and key employees receive Time-Based LTIP Unit Awards (“Time Awards”) and Performance-Based LTIP Unit Awards (“Performance Awards”), together “LTIP Units”, as a form of share based compensation. LTIP Units are partnership interests in the Operating Partnership constituting profits interests and have no voting rights in the Company.
Vesting of Time Awards is based on continued service. Vesting of Performance Awards is based on internal rate of return hurdles over a specified period. Time Awards receive the same distributions on a per unit basis as holders of OP Units. During the performance period, 10% of the Performance Awards receive the same distributions as holders of OP Units. At the end of the performance period additional LTIP Units are issued to cover unpaid distributions on actual LTIP Units earned.
Vested awards that receive the requisite allocation of book income through the operation of tax rules automatically convert into OP Units on a one-for-one basis and may in turn be converted into shares of Common Stock of CR II upon certain events.
As of December 31, 2020, there were 352,277 unvested Time Awards and 250,618 unvested Performance Awards outstanding. Share based compensation was $2,987 and $2,302 for the years ended December 31, 2020 and 2019, respectively. Total unrecognized compensation expense for LTIP Units at December 31, 2020 is $3,379 and is expected to be recognized on a straight-line basis through December 2023.
The fair value of Time and Performance Awards is determined based on a combination of third-party appraisals, third-party valuations and other market data points, such as the price used for the Restructuring Transactions and LTIP Unit redemptions.
Noncontrolling Interests - Partially Owned Entities
As of December 31, 2020, noncontrolling interests in entities not wholly owned by us ranged from 1% to 91%, with the average being 50%.
11. Commitments and Contingencies
Legal Proceedings
We are subject to a variety of legal actions for personal injury, property damage, or other matters arising in the ordinary course of its business, most of which are covered by liability insurance. Various claims of employment and resident discrimination are also periodically brought, most of which also are covered by insurance. While the resolution of these matters cannot be predicted with certainty, we believe the final outcome of such legal proceedings and claims will not have a material adverse effect on our liquidity, financial position or results of operations.

Operating Leases
We have operating leases for office space and office equipment with remaining terms of one to three years. Future minimum lease payments on these operating leases are not significant.
Environmental
As an owner of real estate, we are subject to various federal, state and local environmental laws. Compliance with existing laws has not had a material adverse effect on us. However, we cannot predict the impact of new or changed laws or regulations on our properties or on properties that we may acquire in the future.
COVID-19 Pandemic
One of the most significant risks and uncertainties facing the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus (COVID-19) pandemic. During the year ended December 31, 2020, we did not experience significant disruptions in our operations from the COVID-19 pandemic; however we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact our tenants and multifamily communities.
12. Subsequent Events
We had the following activity subsequent to December 31, 2020:
Merger with CCI
In March 2021, the holders of Common Limited OP Units voted in favor of merging CRII with CCI and our Operating Partnership with Cottonwood Communities's Operating Partnership (“CCOP”) in a stock for stock and unit for unit transaction. The exchange ratio was 2.015 of CCI shares and units for one of ours. The mergers closed on April [ ], 2020. As a result of these mergers, the separate existence of CRII and CCOP ceased. Our Operating Partnership survived as the new operating partnership of CCI. Refer to CCI's filings furnished to the U.S. Securities and Exchange Commission for further information regarding these mergers.
LTIP Grants
On January 2, 2021, we issued 57,290 Time Awards and 114,575 Performance Awards to board members, certain executives and key employees.
Sale of Timber Ridge
On April [], 2021, Timber Ridge was sold for $[ ]. We received proceeds of $[ ] related to our investment in the property.

Cottonwood Residential II, Inc.
Appendix A: Real Estate and Accumulated Depreciation (Unaudited)
(Amounts in Thousands, Except Property, Share and Unit Data)
					Initial Cost to Company			December 31, 2020
Property Name	Property Location	Number of Units	Year(s) Built	Percent Owned by the Operating Partnership	Land	Buildings, Intangibles and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Fixtures	Total	Accumulated Depreciation and Amortization	Total Cost, Net	Encumbrances
Stabilized Multifamily Communities
Alpha Mill	Charlotte, NC	267	2007, 2014	10.0%	$8,156	$43,770	$1,427	$8,156	$45,163	$53,319	$(8,549)	$44,770	$(36,265)
Cason Estates	Murfreesboro, TN	262	2005	100.0%	1,865	25,028	440	1,865	25,463	27,328	(4,568)	22,760	(33,594)
Cottonwood	Salt Lake City, UT	264	1986	100.0%	3,290	20,645	1,278	3,290	21,921	25,211	(3,992)	21,219	(21,645)
Cottonwood Reserve	Charlotte, NC	352	2004	91.1%	2,911	34,987	11,277	3,757	45,411	49,168	(10,180)	38,988	(38,788)
Cottonwood Westside	Atlanta, GA	197	2014	10.0%	5,894	37,107	852	5,894	37,954	43,848	(6,901)	36,947	(25,655)
Enclave at Golden Triangle	Keller, TX	273	2006	98.9%	2,523	23,984	1,565	2,523	25,545	28,068	(7,226)	20,842	(34,000)
Heights at Meridian	Durham, NC	339	2015	10.0%	5,882	58,703	308	5,882	59,008	64,890	(6,093)	58,797	(33,750)
Melrose	Nashville, TN	220	2015	100.0%	6,181	52,920	458	6,181	53,371	59,552	(10,036)	49,516	(47,100)
Parc Westborough	Westborough, MA	249	2016	35.7%	10,221	55,179	269	10,221	55,444	65,665	(7,068)	58,597	(38,010)
Pavilions	Albuquerque, NM	240	1992	96.4%	2,100	24,437	5,222	2,100	29,651	31,751	(12,454)	19,297	(37,350)
Raveneaux	Houston, TX	382	2000	97.0%	3,423	45,308	2,387	3,423	47,688	51,111	(9,816)	41,295	(26,675)
Regatta	Houston, TX	490	1968-1976	100.0%	4,633	21,033	2,037	4,633	23,053	27,686	(3,697)	23,989	(35,367)
Retreat at Peachtree	Peachtree City, GA	312	1999	100.0%	6,415	38,790	1,666	6,415	40,446	46,861	(9,979)	36,882	(48,719)
Scott Mountain	Portland, OR	262	1997, 2000	95.8%	3,500	34,672	2,496	3,500	37,163	40,663	(9,352)	31,311	(48,373)
Stonebriar of Frisco	Frisco, TX	306	1999	84.2%	3,785	22,843	3,110	3,785	25,958	29,743	(7,922)	21,821	(36,400)
Summer Park	Buford, GA	358	2001	98.7%	6,596	30,116	529	6,596	30,640	37,236	(3,713)	33,523	(44,620)
Timber Ridge	Mobile, AL	320	1998, 2000	30.4%	1,833	21,614	3,521	1,833	25,135	26,968	(7,865)	19,103	(15,274)
The Marq Highland Park	Tampa, FL	239	2015	10.0%	2,962	43,039	868	2,962	43,906	46,868	(9,647)	37,221	(32,260)
Development Projects
Sugarmont	Salt Lake City, UT	341	N/A	60.6%	15,037	113,179	—	15,037	113,179	128,216	—	128,216	(41,646)
Broadway	Salt Lake City, UT	254	N/A	18.8%	6,215	31,796	—	6,215	31,796	38,011	—	38,011	(8,361)
Other Developments	Various	484	N/A	Various	16,761	22,373	—	16,761	22,373	39,134	—	39,134	—
		6,411			$120,183	$801,523	$39,710	$121,029	$840,268	$961,297	$(139,058)	$822,239	$(683,852)

Cottonwood Residential II, Inc.
Appendix B: Selected Financial Data on Unconsolidated Stabilized Property Investments (Unaudited)
(Amounts in Thousands, Except Property, Share and Unit Data)
				Balance Sheet Information as of December 31, 2020					Operating data for the period ending December 31, 2020
Property	Location	% Owned	Apartment Units	Real Estate Assets, Net	Other Assets	Mortgage Debt	Other Liabilities	Equity	Revenue	Direct Expenses	Interest	Management Fee	Net Operating Income	Depreciation	Other Income (Loss)	Property Income (Loss)
3800 Main	Houston, TX	50.0%	319	$44,850	$2,435	$36,283	$1,673	$9,329	$5,623	$2,937	$1,165	$148	$1,373	$1,721	$(48)	$(300)
Cottonwood Bayview	St. Petersburg, FL	71.0%	309	66,240	1,073	48,163	341	18,809	7,109	2,919	1,897	213	2,080	2,522	29	(471)
Cottonwood Ridgeview	Plano, TX	90.5%	322	36,369	1,744	30,394	1,294	6,425	5,740	2,516	1,330	172	1,722	1,689	57	(24)
Fox Point	Salt Lake City, UT	52.8%	398	25,263	1,171	20,809	338	5,287	5,461	1,721	705	218	2,817	1,226	8	1,583
Toscana at Valley Ridge	Lewisville, TX	58.6%	288	24,103	1,355	18,157	806	6,495	4,019	1,698	824	121	1,376	1,150	(50)	276
			1,636	$196,825	$7,778	$153,806	$4,452	$46,345	$27,952	$11,791	$5,921	$872	$9,368	$8,308	$(4)	$1,064

Annex G
UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 1-K
☒ ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020

OR

 ☐ Special Financial report for the fiscal year ended December 31, 2020
Cottonwood Multifamily REIT II, Inc.
(Exact name of registrant as specified in its charter)
Maryland	61-1795178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1245 Brickyard Road, Suite 250, Salt Lake City, UT	84106
(Address of principal executive offices)	(Zip Code)
(801) 278-0700

(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Unclassified Shares of Common Stock

Cottonwood Multifamily REIT II, Inc.
ANNUAL REPORT ON FORM 1-K
For the Year Ended December 31, 2020

Item 1.	Business
The Company
Cottonwood Multifamily REIT II, Inc. is Maryland corporation formed on June 10, 2016 to invest in multifamily apartment communities located throughout the United States. Further, we may also participate in mezzanine loans and preferred equity in limited situations. The use of the terms the “Company”, “we”, “us”, or “our” in this annual report refer to Cottonwood Multifamily REIT II, Inc., unless the context indicates otherwise.
We completed our $50,000,000 offering that was qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act in August 2018, after raising the full offering amount. We may pursue additional offerings at the discretion of our board of directors.
We have no employees; we have engaged an affiliate of Cottonwood Residential O.P., LP (“CROP”) to act as our asset manager and property manager. We rely on our board of directors, and the team of real estate professionals that CROP has assembled for the day-to-day operation of our business. Cottonwood Residential II, Inc. (“CRII”) is the general partner of CROP, its operating partnership, and makes all decisions on behalf of CROP.
From the launch of our offering in July 2017, Cottonwood Capital Property Management II, LLC, has acted as our property manager. From the launch of our offering through February 28, 2019, it also acted as our asset manager. Effective March 1, 2019, CC Advisors II, LLC (“CC Advisors II”) acts as our asset manager and is responsible for the asset management services rendered to us. CROP has an indirect ownership interest in CC Advisors II along with two additional entities, which are owned by employees of CROP and its affiliates. Also effective March 1, 2019, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”), another entity for which CROP and employees of CROP and its affiliates have membership interests, owns the promotional interest in our investments.
We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. We have four members on our board of directors, three of whom are on the board of directors and are officers of CRII, and one of whom is independent. As a result, we do not have a majority of independent directors on our board of directors. Our board of directors is classified into three classes. Each class of directors is elected for successive terms ending at the annual meeting of the shareholders the third year after election and until his or her successor is elected and qualified. The board of directors has the right, with input from our investment committee, to make decisions regarding investments by our operating partnership.
We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with the taxable year ending December 31, 2018. As of December 31, 2020, our portfolio was comprised of two investments in joint ventures owning Class A multifamily apartment communities near Boston, Massachusetts and Durham, North Carolina. We do not anticipate making any additional investments.
Pending Merger
On January 26, 2021, we, Cottonwood Multifamily REIT II O.P., LP (“CMRII OP”), our operating partnership, Cottonwood Communities, Inc. (“CCI”), a non-traded real estate investment trust sponsored by Cottonwood Residential II, Inc., Cottonwood Communities O.P., LP (“CCOP”), the operating partnership of CCI, and Cottonwood Communities GP Subsidiary, LLC (“Merger Sub”), a wholly owned subsidiary of CCI, entered into an Agreement and Plan of Merger (the “Merger Agreement”).
Subject to the terms and conditions of the Merger Agreement, (i) we will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of CCI (the “Company Merger”) and (ii) CMRII OP will merge with and into CCOP or its successor, with CCOP or its successor surviving (the “OP Merger” and, together with the Company Merger referred to as the “Merger”). At such time, the separate existence of us and our operating partnership will cease.
At the effective time of the Company Merger, each issued and outstanding share of our common stock (the “CMRII Common Stock”) will be converted into the right to receive 1.072 shares of common stock of CCI (the “CCI Common Stock”).
At the effective time of the OP Merger, each partnership unit of CMRII OP outstanding immediately prior to the effective time of the OP Merger will be split so that the total number of partnership units of CMRII OP then outstanding equals the number of shares of CMRII Common Stock that were outstanding immediately prior to the effective time of the OP Merger (the “CMRII OP Unit Split”). Immediately following the CMRII OP Unit Split, each partnership unit of CMRII OP outstanding immediately prior to the effective time of the OP Merger will convert into the right to receive 1.072 common limited partner units in CCOP (“CCOP Common Units”). As described below, CCI is also party to a merger agreement to acquire CRII by merger, which we refer to as the CRII Merger. If the CRII Merger closes before the Merger, as is expected, CMRII OP will merge with and into CROP, the operating partnership of CRII, with CROP surviving, and the holders of CMRII OP partnership units will receive common limited partner units in CROP at the same exchange ratio.
Also on January 26, 2021, CCI entered into two additional merger agreements to acquire each of CRII and Cottonwood Multifamily REIT I, Inc. (“CMRI”) in separate stock-for-stock transactions whereby each of CRII and CMRI will be merged into Merger Sub (collectively with the Merger, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers. Each of the Mergers is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended. If approved by the stockholders and the unitholders, as applicable, and the other closing conditions are met or waived, the Mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States and create a $1.5 billion multifamily REIT.
The foregoing description of the Merger is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as an exhibit to our Current Report on Form 1-U filed with the SEC on February 1, 2021. There is no guarantee that the Mergers will be consummated. The consummation of the Merger will necessarily impact our business as discussed herein; however, as the Merger was not complete as of December 31, 2020 or the date of this filing, our business and operations as currently in effect are described herein.
Investment Strategy
All of our investments are through joint ventures with CROP. We may hold and manage our investments until December 31, 2024, the termination date. The termination date may be extended by the board for an additional two years, with an additional two-year extension available by a majority vote of the shareholders. If approvals for extension are not met, we will begin an orderly sale of our assets within a one-year period from the date the decision not to extend was made. The termination date may be accelerated in the sole discretion of the board of directors.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless we are dissolved pursuant to a vote of our shareholders and other any applicable statutory provisions. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by our shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to our shareholders.
Investment Objectives
Our investment objectives are to:
•	preserve, protect and return invested capital;
•	pay attractive and stable cash distributions to shareholders; and
•	realize capital appreciation in the value of our investments over the long term.
Our board of directors may revise our investment policies without the approval of our shareholders.
Risk Factors
We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. Many of these risks are outlined under the heading “Risk Factors” contained in our Offering Circular,. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

COVID-19
One of the most significant risks and uncertainties facing the Company and the real estate industry generally continues to be the effect of the novel coronavirus (COVID-19) pandemic. The extent to which the COVID-19 pandemic impacts our results of operations or our overall value depends on future developments, which are highly uncertain and cannot be predicted with confidence.
As a result of shutdowns, quarantines or actual viral health issues, some of the tenants at the multifamily apartment communities of the properties owned by our joint ventures have experienced job loss or reduced income and have or may be unable to make their rental payments. During the year ended December 31, 2020, our joint ventures have experienced a limited number of requests for rent deferrals. Our joint ventures have been and may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 pandemic. We have also seen some impact on our profitability as a result of waiving late fees and the suspension of evictions at the multifamily apartment communities of the properties owned by our joint ventures. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. The occurrence of any of the foregoing events or any other related matters could materially and adversely affect our financial performance and our overall value.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Cautionary Statement Regarding Forward-Looking Statements
This Annual Report on Form 1-K contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.
Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Overview
Cottonwood Multifamily REIT II, Inc. is Maryland corporation formed to acquire and own directly or indirectly multifamily apartment communities located throughout the United States. We completed our $50,000,000 offering that was qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act in August 2018 after raising the full offering amount.
Our Investments
Proceeds from our offering were used to acquire membership interests in two joint ventures formed by us and subsidiaries of CROP. Each joint venture acquired interests in one of the properties below:
Property Name	Property Location	Percent Acquired	Units	Net Rentable Square Feet	Average Unit Size	Year Built	Occupancy at December 31, 2020	Date Acquired by the Joint Venture
Parc Westborough	Westborough, MA	64.4%	249	250,945	1,008	2016	94.0%	June 29, 2018
Heights at Meridian	Durham, NC	90.0%	339	337,852	997	2015	94.7%	January 8, 2019
In connection with the acquisition of Parc Westborough, wholly owned subsidiaries of the joint venture obtained a credit facility from Berkadia Commercial Mortgage, LLC under the Fannie Mae credit facility program (the “Fannie Mae facility”) pursuant to which advances secured against the real properties were obtained. As of December 31, 2020, the amount outstanding under the Fannie Mae facility was $71,760,000 in the aggregate with $38,010,000 and $33,750,000 allocated to Parc Westborough and Heights at Meridian, respectively. The advance associated with Parc Westborough carries an interest-only term of ten years and bears interest at a variable rate equal to 1.48% over the then current 1-month LIBOR. A LIBOR rate hedging instrument was also purchased, providing a 2.75% cap on 1-month LIBOR, resulting in a maximum effective interest rate of 4.23%. The advance associated with Heights at Meridian carries an interest-only term of seven years, and bears interest at a fixed annual rate of 4.62%.
More information regarding the investment in Parc Westborough and the investment in Heights at Meridian can be found in our Form 1-U's here and here, respectively.
Sources of Operating Revenue and Cash Flow
Revenue and cash flow are generated from operations of the properties acquired through our unconsolidated joint venture investments with subsidiaries of CROP.
Profitability and Performance Metrics
We calculate funds from operations (“FFO”) and core funds from operations (“Core FFO”) to evaluate the profitability and performance of our business. See “Non-GAAP Financial Measures” below for a description of these metrics. All of our investing activities relate to commercial real estate and are all considered a single reportable business segment for financial reporting purposes. All of our investments have similar economic characteristics and are evaluated using similar criteria.

Market Outlook and Recent Trends
Overview
We believe that factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market continue to support the value proposition for owning multifamily apartment communities. In addition, we believe the residential real estate market, and in particular the stabilized multifamily properties owned by our joint ventures are well positioned to withstand many of the adverse impacts of COVID-19 as housing is a basic need, rather than a discretionary expense.
Nonetheless, one of the most significant risks and uncertainties on our results of operations and liquidity and capital resources is the impact of the current pandemic of the novel coronavirus, COVID-19. To date, the impact of COVID-19 on our operations has been minimal as tenant collections from the multifamily apartment communities owned by our joint ventures were fairly consistent with collection levels prior to the pandemic. Tenant payments were equal to approximately 98%, 97% and 97% of the monthly tenant charges billed for the second, third and fourth quarter of 2020, respectively, compared to 99% for the first quarter of 2020. In addition, our joint ventures have received requests for rent deferral from a small percent of the multifamily tenants at their multifamily properties, which will not all result in rent deferrals. We remain encouraged by the stability of residential real estate markets and believe we are well-positioned to withstand the adverse impact of COVID-19 on our operations; however, the long term impact of COVID-19 on our business will largely depend on actions taken to mitigate the impact of the pandemic, which remains uncertain and cannot be accurately predicted. Recent collections and rent relief requests to date may not be indicative of collections or requests in any future period. The impact of the COVID-19 pandemic on our rental revenue for 2021 and thereafter cannot, however, be determined at present.
As a result of shutdowns, quarantines or actual viral health issues, tenants at the multifamily apartment communities owned by our joint ventures have or may experience job loss or reduced income and may be unable to make their rental payments. Our joint ventures have been and may be unable to evict tenants due to federal, state and/or local laws or regulations or lender requirements implemented as a result of the COVID-19 virus outbreak. Market fluctuations may affect our ability to obtain necessary funds for our operations from current lenders or new borrowings. The occurrence of any of the foregoing events or other related matters could materially and adversely affect our financial performance and our overall value.
Recent activity in the markets where our two properties are located is described below.
Boston, Massachusetts
Parc Westborough is located in a suburb of Boston, MA, approximately 30 miles east of the city center. This area is home to some of the world's leading universities and research institutions, supporting large payrolls of high paying positions and attracting global businesses towards the resources and labor pool provided by these educational institutions. Touting a diversified industry base, Boston's robust economy includes major industries such as education, health services, professional and business services, and transportation and utilities. The area also boasts a biotechnology sector attracting companies such as Biogen, Genzyme, Novartis, Vertex Pharmaceuticals and Millennium Pharmaceuticals. From a housing perspective, Boston’s strong submarkets have historically exhibited low crime rates with good school ratings. Future demand is expected to be supported by five-year forecasted job growth of 2.3% annually, according to Green Street.
The neighborhood surrounding Parc Westborough currently has an above average income demographic profile. The area should benefit from its concentration of a highly skilled workforce, educational institutions and young professionals.
Durham, North Carolina
Durham benefits from a well-diversified and relatively young employment base. With the support of prominent local universities such as Duke University and the University of North Carolina, the area continues to produce highly educated workers. Collaboration between businesses, university and local government has helped the area become an important regional hub for technology, healthcare and biotechnology companies and has also attracted talent from many different geographies. As an example, Research Triangle Park is the largest research park in the country with over 40,000 employees working in these high-paying, oftentimes more recession resistant, sectors.

The Durham metropolitan area has had a period of economic stability during the last decade due to the high concentration of education and research and development, including other professional and technical related trades. With its numerous research and technical facilities, the area is still a draw for an educated work force. Both population and job growth have outperformed the national average in recent years, and the rental market has been a primary beneficiary of this growth. Green Street Advisors currently ranks Raleigh-Durham #3 out of its top 50 MSAs for five-year forecasted “Market RevPAF” growth (Green Street’s single measure of revenue growth that combines changes in market-level occupancy and rent). Additionally, CoStar reports projected employment growth over the next five years to be 2.5%, comparing favorably to most major U.S. metros.
Critical Accounting Policies
The preparation of financial statements in accordance with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our experience, the experience of our management, and industry data. We consider these policies critical because we believe understanding these policies is necessary in order to understand and evaluate our reported financial results. These policies may involve significant judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures in the financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
We believe our accounting policy for evaluating potential impairment of our investments in joint ventures is critical. Please refer to Note 2 included in the consolidated financial statements contained in this report for a more thorough discussion of our accounting policies and procedures.
Results of Operations
We acquired the membership interest in our second joint venture with CROP in January 2019, and as a result, our results of operations during the years ended December 31, 2020 and 2019 are not directly comparable. Our operating results during the years ended December 31, 2020 and 2019 were as follows:
(Amounts in thousands, except share and per share data)	2020	2019
Interest income	$—	$14
Equity in losses of joint ventures	(262)	(2,350)
Asset management fee to related party	(807)	(745)
Other expenses	(621)	(522)
Net loss	$(1,690)	$(3,603)
Net loss per basic and diluted common shares	$(0.34)	$(0.72)
Weighted average common shares outstanding, basic and diluted	4,920,913	4,982,816

Equity in losses for the properties owned by our joint ventures was comprised of the following:
	For the Six Months Ended				For the Six Months Ended
(Amounts in thousands)	June 30, 2020	December 31, 2020	Total	Equity in Earnings (Losses)(1)	June 30, 2019(2)	December 31, 2019	Total	Equity in Earnings (Losses)(1)
Revenues
Rental and other operating income	$5,734	$5,631	$11,365	$8,753	$5,449	$5,682	$11,131	$8,580
Operating expenses
Rental operations expense	1,991	2,031	4,022	3,065	1,985	2,009	3,994	3,036
Advertising and marketing	33	41	74	56	38	38	76	56
General and administrative	101	96	197	153	100	113	213	167
Property management fees	201	197	398	307	191	198	389	300
Total operating expenses	2,326	2,365	4,691	3,581	2,314	2,358	4,672	3,559
Net operating income	3,408	3,266	6,674	5,172	3,135	3,324	6,459	5,021
Non operating expenses (income)
Interest on Fannie Mae facility	1,317	1,152	2,469	2,006	1,549	1,518	3,067	2,382
Depreciation and amortization	2,128	2,132	4,260	3,308	3,771	2,114	5,885	4,774
Mark to market adjustments on interest rate caps	(2)	3	1	1	102	9	111	71
Other non operating expenses	138	45	183	119	61	157	218	144
Net loss	$(173)	$(66)	$(239)	$(262)	$(2,348)	$(474)	$(2,822)	$(2,350)
(1)	Represents equity in earnings (losses) attributable to our 64.35% and 90% joint venture interest in Parc Westborough and Heights at Meridian, respectively.
(2)
Operational information included for Heights at Meridian for the six months ended June 30, 2019 is for the period from January 8, 2019, the date of acquisition by the joint venture, to June 30, 2019. Operational information included for Parc Westborough for the six months ended June 30, 2019 is for the entire period.

Our net loss was $1.7 million and $3.6 million for the years ended December 31, 2020 and 2019, respectively. The decrease in net loss is primarily due to the reduction of equity in losses of joint ventures in 2020 compared to 2019, as equity in losses of joint ventures in 2019 included amortization of approximately $1.5 million on intangibles recorded with the acquisition of Heights at Meridian, which were fully amortized as of July 1, 2019. The decrease in equity in losses of joint ventures was also impacted by increased rental income at the two properties in 2020 and by reduced interest expense related to the Fannie Mae debt facility for Parc Westborough as a result of lower variable interest rates in 2020 compared to 2019. The interest charge on the Parc Westborough facility fluctuates with changes in the 1-month LIBOR rate. Other expenses also increased in 2020 when compared to 2019 due to non-recurring legal and financial advisor costs incurred related to our evaluation of a strategic merger transaction (as described in Item 1. “Business”).
We expect our operating results to fluctuate based on occupancy at the multifamily properties owned by our joint ventures, based on uncertainty and possible business disruptions as a result of the COVID-19 pandemic, as well as fluctuations that result due to changes in interest rates. In addition, the consummation of the Merger will result in a material change to our operations as we will merge with and into a wholly owned subsidiary of CCI. Refer to Note 3 in our consolidated financial statements in “Item 7. Consolidated Financial Statements” for further details on individual property operating information.
Liquidity and Capital Resources
Our primary sources of liquidity are cash and cash equivalents on hand, lender held escrow reserves, and cash flow generated from operations. Other sources may include additional borrowings from our facility or loans from

CROP or its affiliates. CROP and its affiliates may, but are not obligated to, lend us money. All of the terms and conditions of such loans shall be determined by us and CROP; provided however that the interest rate on any such loan shall not exceed the 10-year Treasury rate plus 600 basis points.
In April 2020, we borrowed from Cottonwood Communities Advisors, LLC, the parent entity of CC Advisors II, our asset manager. In connection with the borrowing, we executed a promissory note in favor of Cottonwood Communities Advisors, LLC. As of December 31, 2020, the outstanding principal balance on the promissory note was $1.725 million and we may borrow up to $2.6 million under the promissory note. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum, or the maximum amount of interest allowed under the laws of the State of Utah, whichever is less. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. Pursuant to the promissory note and related amendments, we agreed to repay any advances plus any interest on the unpaid principal advanced under the note, by June 30, 2021. Effective January 1, 2021, Cottonwood Communities Advisors, LLC assigned this note to CROP. If the Merger is not consummated prior to the maturity date, we expect to either extend the maturity date with CROP or refinance the promissory note.
We intend to strengthen our capital and liquidity positions by continuing to focus on our core fundamentals at the property level. Factors which could increase or decrease our future liquidity include but are not limited to operating performance of the properties owned by our joint ventures, including the impact of COVID-19 on the properties owned by the joint ventures, volatility in interest rates, and the satisfaction of REIT dividend requirements.
Cash Flow
The following presents our summarized cash flows information for the years ended December 31, 2020 and 2019:
(Amounts in thousands)	2020	2019
Net cash provided by operating activities	$1,653	$2,563
Net cash used in investing activities	—	(27,461)
Net cash used in financing activities	(1,625)	(2,834)
Net increase (decrease) in cash and cash equivalents	28	(27,732)
Cash and cash equivalents at beginning of period	141	27,873
Cash and cash equivalents at end of period	$169	$141
Distributions
Our Board of Directors has authorized cash distributions equivalent to 5.25% of the original purchase price of $10 per share on an annualized basis through December 31, 2020. During the years ended December 31, 2020 and 2019, distributions of $2,584 and $2,618, respectively, were declared and paid (amounts in thousands). Total distributions as of December 31, 2020 were $7,397 (amount in thousands).
Non-GAAP Financial Measures
Funds from operations, or FFO, is a measure of the operating performance of a REIT and of our company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for our share of unconsolidated partnerships and joint ventures.
Our management also uses Core FFO as a measure of our operating performance. Core FFO excludes certain non-cash or non-routine items that we do not believe are reflective of our ongoing operating performance. Core FFO excludes from FFO amortization of debt issuance costs, mark-to-market adjustments on our interest rate caps, acquisition costs, and transaction and other nonrecurring expenses. We believe excluding these items provides investors with a useful supplemental metric that directly addresses our ongoing operating performance.
Our calculation of Core FFO may differ from the methodology used for calculating Core FFO by other REITs and, accordingly, our Core FFO may not be comparable. We utilize FFO and Core FFO as measures of our operating performance, and believe these measures are also useful to investors because they facilitate an understanding of our operating performance after adjusting for certain non-cash expenses and other items not indicative of operating performance.
Neither FFO nor Core FFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and Core FFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor Core FFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.
Our unaudited FFO and Core FFO calculation for the years ended December 31, 2020 and 2019 is as follows:
(Amounts in thousands, except share and per share data)	2020	2019
Net loss	$(1,690)	$(3,603)
Adjustments:
Depreciation and amortization - our share of joint ventures	3,308	4,774
FFO	1,618	1,171
Adjustments:
Amortization of our share of debt issuance costs	59	59
Mark to market adjustments on our share of interest rate cap	1	71
Acquisition costs	—	62
Transaction and other nonrecurring expenses	243	—
Core FFO	$1,921	$1,363
FFO per basic and diluted common shares	$0.33	$0.24
Core FFO per basic and diluted common shares	$0.39	$0.27
Weighted average common shares outstanding, basic and diluted	4,920,913	4,982,816
See “Results of Operations” above for further detail.
Related Party Arrangements
See Note 6 to our consolidated financial statements in “Item 7. Consolidated Financial Statements” for discussion on related party arrangements.

Item 3.	Directors and Officers
We operate under the direction of our board of directors. The board of directors is responsible for the management and control of our affairs. The current board members are Daniel Shaeffer (Chairman of the Board), Chad Christensen, Gregg Christensen and Blake Bunker (independent director). The current Chief Executive Officer and President is Enzio Cassinis, the current Chief Financial Officer is Adam Larson; the current Chief Accounting Officer is Susan Hallenberg; the current Chief Investment Officer is Paul Fredenberg; and the current Chief Legal Officer is Gregg Christensen.
Investment Committee
We have established an investment committee that is charged with identifying and investigating potential investment opportunities for us. The investment committee analyzes and approves any investment to be made by us. The investment committee has seven committee members and is currently comprised of Enzio Cassinis, Adam Larson, Susan Hallenberg, Gregg Christensen, Paul Fredenberg, Daniel Shaeffer and Chad Christensen. The investment committee may request information from third parties in making its recommendations.
Executive Officers and Directors
The following table shows the names and ages of our current directors and executive officers and the positions held by each individual:
Name(1)	Positions	Age(2)	Term of Office
Enzio Cassinis	Chief Executive Officer, President, and Investment Committee Member	43	October 2018 to Present(3) July 2016 to Present(5)
Adam Larson	Chief Financial Officer and Investment Committee Member	39	October 2018 to Present(3),(6)
Susan Hallenberg	Chief Accounting Officer and Treasurer and Investment Committee Member	53	October 2018 to Present(3),(6)
Gregg Christensen	Chief Legal Officer, Director and Investment Committee Member	52	July 2016 to Present
Paul Fredenberg	Chief Investment Officer and Investment Committee Member	44	October 2018 to Present(3) July 2016 to Present(5)
Daniel Shaeffer	Chairman of the Board, Director and Investment Committee Member	50	July 2016 to Present(4),(5)
Chad Christensen	Director and Investment Committee Member	48	July 2016 to Present(4),(5)
Blake Bunker	Independent Director	43	April 2020 to Present
(1)	The address of each director and executive officer listed is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2)	As of March 31, 2021.
(3)	The current executive officers were appointed in October 2018.
(4)	The current directors were appointed in July 2016.
(5)	These investment committee members were appointed in July 2016.
(6)	These investment committee members were appointed in October 2018.
Enzio Cassinis has been our Chief Executive Officer since October 2018. In addition to serving as our Chief Executive Officer and President, Mr. Cassinis serves as the Chief Executive Officer and President of CCI, a Cottonwood-sponsored non-traded real estate investment trust conducting an offering of $750 million that was registered under the Securities Acts of 1933, and CMRI, another Cottonwood-sponsored real estate investment trust that raised $50 million in an offering that was qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act. He also serves as the Chief Executive Officer for the current asset manager.
From June 2013 through September 2018, Mr. Cassinis served in various roles at Cottonwood Residential, Inc. Most recently, he served as the Senior Vice President of Corporate Strategy, where he was responsible for financial planning and analysis, balance sheet management and capital and venture formation activity. Prior to joining Cottonwood Residential in June 2013, Mr. Cassinis was Vice President of Investment Management at Archstone, one of the largest apartment operators and developers in the U.S. and Europe. There, he negotiated transactions in both foreign and domestic markets with transaction volume exceeding several billion dollars in total capitalization. Prior to Archstone, Mr. Cassinis worked as an attorney with Krendl, Krendl, Sachnoff & Way, PC (now Kutak Rock LLP) from February 2003 to May 2006, focusing his practice on corporate law and merger and acquisition transactions.
Mr. Cassinis earned a Master of Business Administration and Juris Doctorate (Order of St. Ives) from the University of Denver, and a Bachelor of Science in Business Administration from the University of Colorado at Boulder and is a CFA® charterholder.
Adam Larson has been our Chief Financial Officer since October 2018. In addition to serving as our Chief Financial Officer, Mr. Larson also serves as the Chief Financial Officer of CCI and CMRI. He also serves as Chief Financial Officer for our current asset manager.
Through September 2018, Mr. Larson was the Senior Vice President of Asset Management of Cottonwood Residential, Inc. In this role he provided strategic guidance with respect to asset management, financial planning and analysis, and property operations. Prior to joining Cottonwood in June 2013, Mr. Larson worked in the Investment Banking Division at Goldman Sachs advising clients on mergers and acquisitions and other capital raising activities in the Real Estate, Consumer/Retail and Healthcare sectors.
Mr. Larson previously worked at Barclays Capital, Bonneville Real Estate Capital and Hitachi Consulting. Mr. Larson holds an MBA from the University of Chicago Booth School of Business, and a BS in Business Management from Brigham Young University where he also served as Student Body President.
Susan Hallenberg has been an officer of us since July 2016, and served as our principal accounting officer and principal financial officer in her role as Chief Financial Officer from July 2016 through September 2018. Ms. Hallenberg continues to serve as our principal accounting officer in her position as Chief Accounting Officer and Treasurer, which positions she has held since October 2018. Ms. Hallenberg also serves as Chief Accounting Officer and Treasurer of CCI and CMRI. She is also Chief Financial Officer and Treasurer of Cottonwood Multifamily Opportunity Fund, Inc. (“CMOF”), a Cottonwood-sponsored program conducting a $50 million offering that was qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act. Ms. Hallenberg is also the Chief Financial Officer and Treasurer of CRII and its predecessor entity, positions she has held since May 2005.
Prior to joining Cottonwood, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison & Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant Portfolio Controller.
Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years. Ms. Hallenberg holds a BA in Economics/Accounting from The College of the Holy Cross.
Gregg Christensen has served as our Chief Legal Officer and one of our directors since July 2016. Mr. Christensen also serves as the Executive Vice President, Secretary, General Counsel and a Director of CRII and its predecessor entities since 2007. He holds similar officer positions with CCI, CMRI and CMOF. In addition, he serves as a director of CMOF and CMRI. Mr. Christensen oversees and coordinates all legal aspects of Cottonwood Residential II, Inc. and its affiliates, including our company, and is also actively involved in operations, acquisitions, and due diligence activities for us and our affiliates.
Prior to joining Cottonwood Residential, Inc., Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 24 years.
Mr. Christensen holds an Honors Bachelor of Arts Degree in English from the University of Utah and a Juris Doctorate Degree from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.
Paul Fredenberg has been our Chief Investment Officer since October 2018. In addition to serving as our Chief Investment Officer, Mr. Fredenberg serves as the Chief Investment Officer of CCI, CMRI, and our asset manager, positions he has held since October 2018.
Through September 2018, Mr. Fredenberg served as the Senior Vice President of Acquisitions of Cottonwood Residential, Inc. a position he had held since September 2005. As Senior Vice President of Acquisitions, he focused exclusively on sourcing and evaluating new multifamily investment opportunities for Cottonwood Residential, Inc. Prior to joining Cottonwood in 2005, Mr. Fredenberg worked in the Investment Banking division of Wachovia Securities advising clients on mergers and acquisitions activities across multiple industries. He has also held investment banking and management consulting positions at Piper Jaffray and the Arbor Strategy Group.
Mr. Fredenberg holds an MBA from the Wharton School at the University of Pennsylvania, an MA in Latin American Studies from the University of Pennsylvania, and a BA in Economics from the University of Michigan, Ann Arbor.
Daniel Shaeffer has served as one of our Directors since July 2016 and as our Chairman of the Board since October 2018. He was formerly our Chief Executive Officer from June 2015 through September 2018. Mr. Shaeffer also has served as the Chief Executive Officer and a Director of CRII and its predecessor entities since 2004. He is also a director of CCI, CMRI and CMOF. In addition, he serves as Chief Executive Officer of CMOF. Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning for CRII and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing for more than 15 years.
Mr. Shaeffer holds an International MBA from the University of Chicago Graduate School of Business and a BS in Accounting from Brigham Young University and is a Certified Public Accountant.
Chad Christensen has served as one of our Directors since July 2016 and was formerly our President and Chairman of the Board from June 2015 through September 2018. Mr. Christensen also has served as the President and a Director of CRII and its predecessor entities since 2004. He is also a director of CCI, CMRI and CMOF. In addition, he serves as President and Chairman of the Board of CMOF. Mr. Christensen oversees financial and general operations for CRII and its affiliates. Mr. Christensen is also actively involved in acquisitions, marketing and capital raising activities for CRII and its affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Christensen worked with the Stan Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing for more than 17 years.
Mr. Christensen holds a MBA from The Wharton School at the University of Pennsylvania with an emphasis in Finance and Real Estate and a BA in English from the University of Utah. Mr. Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.
Blake Bunker has served as an independent Director since April 2020. Mr. Bunker is a managing partner at Okland Capital, a position he has held since the summer of 2017 when he formed the company to invest in and develop real estate using the resources of Okland Construction and the Okland Family. In his position at Okland Capital, Mr. Bunker is responsible for the underwriting, investment, financing, and development of real estate ventures. Prior to forming Okland Capital, from 2015 Mr. Bunker served as the Chief Investment and Development Officer for Avista Senior Living where he was responsible for the acquisition, development, financing and negotiation of senior living residential communities. Early in his career, Mr. Bunker worked at Shae Properties where he ultimately managed the development, acquisition, disposition and financial underwriting efforts for the multifamily and mixed use-division of Shae in California. While at Shae, Mr. Bunker was an Assistant Professor for University of Southern California's Masters in Real Estate Development Program, where he taught for three years in the multifamily development course. Mr. Bunker started his career in public accounting at PwC and is a licensed CPA.
Compensation of Executive Officers
As described above, certain of the executive officers of CRII and its affiliates also serve as our executive officers. Each of these individuals receive compensation for his or her services, including services performed by CROP for us on behalf of our asset manager and property manager and their affiliates. As executive officers of our asset manager and property manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our asset manager and property manager, we do not intend to pay any compensation directly to these individuals. More information regarding the compensation of our officers and affiliated directors and our asset manager and property manager can be found here. We pay our independent director a retainer of $35,000 for his service on the Special Committee formed to evaluate the Merger.

Item 4.	Security Ownership of Management and Certain Securityholders
The following table sets forth the beneficial ownership of our shares of common stock as of April 6, 2021, for each person or group that holds more than 10% of our shares of common stock, for each director, executive officer and for the directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares of common stock has sole voting and disposition power with regards to such shares.
Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Daniel Shaeffer(2)	2,375	*
Chad Christensen(2)	2,375	*
Gregg Christensen(2)	2,375	*
Enzio Cassinis	—	—
Adam Larson	—	—
Susan Hallenberg	—	—
Paul Fredenberg	—	—
Blake Bunker	—	—
All executive officers and directors as a group (8 persons)	2,375	*
*	Less than 1% of all shares.
(1)
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)
CROP owns 2,375 shares of our common stock. CROP is managed by its general partner, CRII. CRII is managed by its board of directors, which currently consists of Daniel Shaeffer, Chad Christensen, Gregg Christensen, Jonathan Gardner and Philip White. The board of directors of CRII., as the general partner of CROP, has the voting and investment control of the shares of our common stock held by CROP.

Item 5.	Interest of Management and Others in Certain Transactions
Set forth below is a description of the material transactions between our affiliates and us since 2019, as well as any currently proposed material transactions.
As further described below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. Cottonwood Capital Property Management II, LLC (“CCPM II”) is our sponsor, was our asset manager through February 28, 2019 and is our property manager. CCPM II is an indirect wholly owned subsidiary of CROP. Daniel Shaeffer, Chad Christensen and Gregg Christensen are our affiliated directors and are three of the five directors of CRII, the general partner of CROP. Effective as of March 1, 2019, following the restructuring of the entity through which we receive our asset management services (as described in additional detail below under “— March 2019 Restructuring of Our Asset Manager”), CC Advisors II, LLC (“CC Advisors II”) has acted as our asset manager. CCI Advisors II is indirectly owned by Cottonwood Capital Management and two entities in which all of our officers and affiliated directors have an ownership interest.
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for our management and affairs.
Our Relationship with CC Advisors II
Our asset manager provides asset management services to us with respect to managing, operating, directing and supervising our operations and administration. Among the services provided by our asset manager under the terms of our asset management agreement are the following:
•	performing and supervising our administrative functions either directly or through access to our asset manager’s employees or contractors;
•	selecting service providers and entering into service contracts for us and our properties;

•	performing due diligence and underwriting duties as required by our board of directors in connection with the acquisition or disposition of our investments;
•	monitoring and evaluating the performance of our investments and managing our relationships with our joint venture partners;
•	overseeing each property manager’s performance;
•	assisting us with respect to recommendations regarding capital improvements, payment and contestation of property and other taxes, and insurance policies for us and our joint ventures;
•	arranging for financing and refinancing of our properties;
•	providing cash management services for us; and
•	performing any other services reasonably requested by us.
Our asset manager is subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. We initially entered into an asset management agreement with CCPM II in July 2017, which was assigned to our current asset manager, CC Advisors II, effective March 1, 2019. The current term of the agreement expires on December 31, 2024. Under the terms of the asset management agreement, we pay an asset management fee to our asset manager.
Asset Management Fee. Our asset manager receives an annual asset management fee, payable monthly, of 0.75% of the gross book value of our assets prior to establishment of the net asset value. Our asset manager will receive an annual asset management fee of 0.75% of our gross asset value thereafter. For the years ended December 31, 2020 and 2019, we incurred asset management fees of $807 and $745, respectively (amounts in thousands).
Our Relationship with Cottonwood Capital Property Management II, LLC
CCPM II, our asset manager and property manager through February 28, 2019 and our current property manager following the restructuring of our asset manager as described below, manages, operates and maintains our properties under the terms of property management agreements. Under the terms of the property management agreements, our property manager receives the following fees.
Property Management Fee. For property management services, our property manager receives a property management fee equal to 3.5% of the annual gross revenues of the multifamily apartment communities that it manages for us. Our property manager is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. During the years ended December 31, 2020 and 2019, property management fees charged to the two properties were $398 and $389, respectively.
Construction Management Fee. Our property manager will receive for its services in supervising any renovation or construction project in excess of $5,000 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended (including related professional services and any supervisory onsite personnel). Construction management fees paid to our property manager were not significant for the years ended December 31, 2020 and 2019.
In addition to the fees paid to our property manager under the property management agreements, our property manager is entitled to receive the following fees under the terms of the Property Management Three-Party Agreement dated March 1, 2019 among CMRII OP, CROP and our property manager.
Property Management Corporate Service Fee. Our property manager allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our property manager and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our property manager will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees paid to our property manager were not significant for the years ended December 31, 2020 and 2019.
Insurance Fee. A licensed insurance broker affiliated with our property manager receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for our multifamily apartment communities. Insurance fees were not significant for the years ended December 31, 2020 and 2019.
Following consummation of the Merger, and subject to consummation of the CRII Merger, we expect property management for our properties will be performed by CCI’s employees.
Our Relationship with Cottonwood Communities Advisors Promote, LLC
CC Advisors Promote, an affiliate of our asset manager, is entitled to a promotional interest equal to 20% of the profits of each of our joint ventures after CMRII OP receives an 8% cumulative, noncompounded annual return on its capital. Previously this promotional interest was held by certain subsidiaries of CROP that acted as managing members of each of our joint ventures. In connection with the restructuring of our asset manager, as described below, CROP’s subsidiaries assigned their promotional interests to CROP which subsequently assigned the promotional interests to CC Advisors Promote effective as of March 1, 2019. CROP’s subsidiaries were not required to make any capital contributions to our joint ventures to obtain the promotional interest.
March 2019 Restructuring of Our Asset Manager
On March 28, 2019, we entered into various amendments to existing agreements and new agreements with our asset manager and property manager, CCPM II, and its affiliates, as a result of the determination to restructure the ownership of the entity that provides our asset management services. Effective March 1, 2019, our asset management services are provided by CC Advisors II. Our property management services continued to be provided by CCPM II under separate property management agreements entered into at the time we acquire a property. In addition, CC Advisors Promote holds the promotional interest in our joint ventures previously held by subsidiaries of CROP.
Loan from CCA
On April 20, 2020, we borrowed $945,000 from CCA, and we executed a promissory note in favor of CCA for advances up to an aggregate principal amount of $1,600,000 with a maturity date of September 30, 2020. On June 30, 2020, we amended and restated the promissory note to increase the aggregate principal amount up to $2,600,000 and extend the maturity date to December 31, 2020. On December 30, 2020, we again amended and restated our promissory note to update the maturity date to June 30, 2021. The unpaid principal on the note bears simple interest from the date of the advance at a rate of 6% per annum (or the maximum amount of interest allowed under the laws of the state of Utah, if less) and is unsecured. We may prepay the principal balance under the note, in whole or in part, with all interest then accrued, at any time, without premium or penalty. CCA may, upon written demand, require us to repay outstanding amounts under the note, in whole or in part, but only if funds are available from the net proceeds of our Fannie Mae credit facility. As of December 31, 2020, the outstanding principal balance on the note was approximately $1,725,000 plus accrued interest of approximately $63,000. Effective January 1, 2021, CCA assigned this note to CROP. If the Merger is not consummated prior to the maturity date, we expect to either extend the maturity date with CROP or refinance the promissory note.
Pending Merger with CCI
Subject to the terms and conditions of the Merger Agreement, we will merge with and into Merger Sub with Merger Sub surviving the Merger, such that following the Merger, the surviving entity will continue as a wholly owned subsidiary of CCI. In accordance with the applicable provisions of the Maryland General Corporate Law, our separate existence will cease.
Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
Item 6.	Other Information
None.

Cottonwood Multifamily REIT II, Inc.

Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Independent Auditors' Report
The Board of Directors and Stockholders
Cottonwood Multifamily REIT II, Inc.:
We have audited the accompanying consolidated financial statements of Cottonwood Multifamily REIT II, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cottonwood Multifamily REIT II, Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
/s/KPMG LLP
Denver, Colorado
April 8, 2021

Cottonwood Multifamily REIT II, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and par value data)
	December 31,
	2020	2019
Assets
Investments in joint ventures	$37,676	$40,668
Cash and cash equivalents	169	141
Other assets	87	38
Total assets	$37,932	$40,847
Liabilities and equity
Liabilities:
Accounts payable and accrued liabilities	301	339
Related party payables	1,131	697
Promissory note to advisor	1,725	—
Total liabilities	$3,157	$1,036
Commitments and contingencies (Note 7)
Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 4,881,490 and 4,969,990 shares issued and outstanding at December 31, 2020 and 2019, respectively	49	50
Additional paid in capital	48,915	49,676
Accumulated distributions	(7,397)	(4,813)
Accumulated deficit	(6,792)	(5,102)
Total equity	34,775	39,811
Total liabilities and equity	$37,932	$40,847
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
	Year Ended December 31,
	2020	2019
Revenues
Interest income	$—	$14
Expenses
Equity in losses of joint ventures	(262)	(2,350)
Asset management fee to related party	(807)	(745)
Other expenses	(621)	(522)
Net loss	$(1,690)	$(3,603)
Net loss per basic and diluted common shares	$(0.34)	$(0.72)
Weighted average common shares outstanding, basic and diluted	4,920,913	4,982,816
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc
Consolidated Statements of Equity
(Amounts in thousands, except share data)
	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Distributions	Accumulated Deficit	Total Equity
Balance at December 31, 2018	4,993,600	$50	$49,891	$(2,195)	$(1,499)	$46,247
Common stock repurchases	(23,610)	—	(215)	—	—	(215)
Distributions to investors	—	—	—	(2,618)	—	(2,618)
Net loss	—	—	—	—	(3,603)	(3,603)
Balance at December 31, 2019	4,969,990	$50	$49,676	$(4,813)	$(5,102)	$39,811
Common stock repurchases	(88,500)	(1)	(761)	—	—	(762)
Distributions to investors	—	—	—	(2,584)	—	(2,584)
Net loss	—	—	—	—	(1,690)	(1,690)
Balance at December 31, 2020	4,881,490	$49	$48,915	$(7,397)	$(6,792)	$34,775
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc
Consolidated Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31,
	2020	2019
Operating activities
Net loss	$(1,690)	$(3,603)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in losses of joint ventures	262	2,350
Distributions of capital from joint ventures	2,730	2,965
Changes in operating assets and liabilities:
Related party receivables	—	9
Other assets	(49)	46
Accounts payable and accrued liabilities	(34)	101
Related party payables	434	695
Net cash provided by operating activities	1,653	2,563
Investing activities
Investments in joint ventures	—	(27,461)
Net cash used in investing activities	—	(27,461)
Financing activities
Promissory note to advisor	1,725	—
Common stock repurchases	(762)	(215)
Distributions to common stockholders	(2,588)	(2,619)
Net cash used in financing activities	(1,625)	(2,834)
Net increase (decrease) in cash and cash equivalents	28	(27,732)
Cash and cash equivalents at beginning of period	141	27,873
Cash and cash equivalents at end of period	$169	$141
See accompanying notes to consolidated financial statements.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Note 1 - Organization and Business
Cottonwood Multifamily REIT II, Inc. (the “Company”) is a Maryland corporation formed on June 10, 2016 to invest in multifamily apartment communities and real estate related assets in the United States primarily through joint ventures with Cottonwood Residential O.P., LP (“CROP”). Substantially all of the Company’s business is conducted through Cottonwood Multifamily REIT II O.P., LP (the “Operating Partnership”), a Delaware limited partnership. The Company is a limited partner and the sole member of the general partner of the Operating Partnership. As used herein, the term “Company”, “we”, “our” or “us” includes the Company, the Operating Partnership and its subsidiaries, unless the context indicates otherwise.
A subsidiary of CROP, Cottonwood Capital Property Management II, LLC (“CCPM II” or “our sponsor”), sponsored the formation of the Company and the offering of up to $50 million in shares of common stock at a purchase price of $10.00 per share through a Tier 2 Regulation A plus offering with the SEC (“our Offering”). We completed our Offering in August 2018, raising the full $50 million.
Our sponsor paid all of the selling commissions and managing broker-dealer fees and the organizational and offering expenses related to our Offering. We have an asset management agreement whereby we pay an affiliate of our sponsor an asset management fee. Our sponsor is also the sole property manager for the properties acquired by the joint ventures.
Restructuring of Asset Manager
As a result of the determination by CROP to restructure the ownership of our asset manager, effective March 1, 2019, our asset management agreement was assigned to an affiliate of CROP, CC Advisors II, LLC (“CC Advisors II”). As our new asset manager, CC Advisors II is responsible for the asset management services rendered to us. Property management services will continue to be provided by CCPM II.
CROP continues to have an indirect ownership interest in the new asset manager, CC Advisors II; however, two additional entities in which employees of CROP and its affiliates have an ownership interest also have an indirect ownership interest in our new asset manager. As our asset manager is an affiliate of CROP, our new asset manager will rely on the expertise and experience of CROP to provide our asset management services. In addition, as part of the restructuring, a new entity, Cottonwood Communities Advisors Promote, LLC (“CC Advisors Promote”), owns the promotional interest in us previously held by CROP. The fees and services to be provided to us remain unchanged following these changes.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
The following chart illustrates our corporate structure and ownership percentages as of December 31, 2020:

COVID-19
One of the most significant risks and uncertainties facing the real estate industry generally continues to be the effect of the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic. During the year ended December 31, 2020, the multifamily apartment communities owned by our joint ventures did not experience significant disruptions in our operations from the COVID-19 pandemic; however we continue to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how the pandemic will impact the tenants at the multifamily apartment communities owned by our joint ventures.
Note 2 - Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The joint ventures are variable interest entities (“VIEs”). Generally, VIEs are legal entities in which the equity investors do not have the characteristics of a controlling financial interest or the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. All VIEs for which we are the primary beneficiary are consolidated. Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.
The Company consolidates the Operating Partnership and control of the joint ventures is shared equally between CROP and us. We are not considered the primary beneficiary of the joint ventures as our sponsor, who is a subsidiary of CROP, is most closely associated with joint venture activities through their asset and property management agreements. As a result, our investments in joint ventures are recorded under the equity method of accounting on the consolidated financial statements.
Use of Estimates
We make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated financial statements as well as the amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.
Organization and Offering Costs
Organization costs include all expenses incurred in connection our formation, including but not limited to legal fees and other costs to incorporate the Company. Offering costs include all expenses incurred in connection with the offering, including managing broker-dealer fees and selling commissions. All organization and offering costs are paid by our sponsor. We will not incur any liability for or reimburse our sponsor for any of these organizational and offering costs. Total offering costs incurred by our sponsor in connection with our Offering were approximately $6,448. Organizational costs incurred by our sponsor were not significant.
Investments in Joint Ventures
Under the equity method of accounting, our investments in joint ventures are stated at cost, adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the joint ventures. For the purposes of presentation in the consolidated statements of cash flows, we follow the “look through” approach for classification of distributions from unconsolidated real estate assets. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in joint ventures whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. We have not recognized impairment on any of our joint venture investments.
Cash and Cash Equivalents
We maintain our cash in demand deposit accounts at major commercial banks. Balances in individual accounts at times exceeds FDIC insured amounts. We have not experienced any losses in such accounts.
Income Taxes

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
We elected to be taxed as a REIT beginning with the taxable year ending December 31, 2018. As a REIT, we are not subject to federal income tax with respect to that portion of our income that meet certain criteria and is distributed annually to shareholders. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income, excluding net capital gains, to shareholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status.
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. For the years ended December 31, 2020 and 2019, 100% (unaudited) of all distributions to stockholders qualified as a return of capital.
Note 3 - Investments in Joint Ventures
On January 8, 2019, we acquired a 90% interest in a joint venture with CROP that purchased Heights at Meridian. On June 29, 2018, we acquired a 99% interest in a joint venture with CROP that owns a 65% tenant in common interest in Parc Westborough. A wholly owned subsidiary of CROP owns the remaining 35% tenant in common interest.
Our investment activity in our joint ventures is as follows:
	Parc Westborough	Heights at Meridian	Total
2018 carrying value	$17,117	$—	$17,117
Investment in Heights at Meridian	—	28,866	28,866
Equity in losses	(475)	(1,875)	(2,350)
Distributions	(850)	(2,115)	(2,965)
2019 carrying value	$15,792	$24,876	$40,668
Equity in losses	116	(378)	(262)
Distributions	(1,163)	(1,567)	(2,730)
2020 carrying value	$14,745	$22,931	$37,676
Operational information for the properties owned by our joint ventures for the year ended December 31, 2020 is as follows:
Year Ended December 31, 2020	Parc Westborough	Heights at Meridian	Total	Equity in Earnings (Losses)(1)
Revenues
Rental and other operating income	$5,751	$5,614	$11,365	$8,753
Operating expenses
Rental operations expense	2,161	1,861	4,022	3,065
Advertising and marketing	43	31	74	56
General and administrative	93	104	197	153
Property management fees	201	197	398	307
Total operating expenses	2,498	2,193	4,691	3,581

Net operating income	3,253	3,421	6,674	5,172
Non operating expenses
Interest on Fannie Mae facility	841	1,628	2,469	2,006
Depreciation and amortization	2,052	2,208	4,260	3,308
Mark to market adjustments on interest rate cap	1	—	1	1
Other non operating expenses	178	5	183	119
Net loss	$181	$(420)	$(239)	$(262)
(1)	Represents equity in earnings (losses) attributable to our 64.35% and 90% joint venture interest in Parc Westborough and Heights at Meridian, respectively.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Operational information for the properties owned by our joint ventures for the year ended December 31, 2019 is as follows:
Year Ended December 31, 2019	Parc Westborough	Heights at Meridian(2)	Total	Equity in Earnings (Losses)(1)
Revenues
Rental and other operating income	$5,604	$5,527	$11,131	$8,580
Operating expenses
Rental operations expense	2,176	1,818	3,994	3,036
Advertising and marketing	48	28	76	56
General and administrative	96	117	213	167
Property management fees	196	193	389	300
Total operating expenses	2,516	2,156	4,672	3,559

Net operating income	3,088	3,371	6,459	5,021
Non operating expenses
Interest on Fannie Mae facility	1,474	1,593	3,067	2,382
Depreciation and amortization	2,038	3,847	5,885	4,774
Mark to market adjustments on interest rate cap	111	—	111	71
Other non operating expenses	204	14	218	144
Net loss	$(739)	$(2,083)	$(2,822)	$(2,350)
(1)	Represents equity in earnings (losses) attributable to our 64.35% and 90% joint venture interest in Parc Westborough and Heights at Meridian, respectively.
(2)	Operational information for Heights at Meridian is for the period from January 8, 2019, the date of acquisition by the joint venture, to December 31, 2019.
Summarized balance sheet information for the properties owned by our joint ventures, of which we are partial owners through our joint venture interests, is as follows:
December 31, 2020	Parc Westborough	Heights at Meridian	Total
Real estate assets, net	$58,848	$59,016	$117,864
Other assets	1,574	688	2,262
Fannie Mae facility	38,010	33,750	71,760
Other liabilities	376	345	721
Equity	22,036	25,609	47,645
December 31, 2019	Parc Westborough	Heights at Meridian	Total
Real estate assets, net	$60,829	$61,168	$121,997
Other assets	1,332	737	2,069
Fannie Mae facility	38,010	33,750	71,760
Other liabilities	488	385	873
Equity	23,663	27,770	51,433
The excess of cost over our share of net assets of our investments in joint ventures is approximately $450 at December 31, 2020 and 2019, and relates to acquisition date accounting differences.
Note 4 - Stockholders' Equity
Our charter authorizes the issuance of up to 1,000,000,000 shares of common stock at $0.01 par value per share and 100,000,000 shares of preferred stock at $0.01 par value per share.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Voting Common Stock
Holders of our common stock are entitled to receive dividends when authorized by the board of directors, subject to any preferential rights of outstanding preferred stock. Holders of common stock are also entitled to one vote per share on all matters submitted to a shareholder vote, including election of directors to the board, subject to certain restrictions. As of December 31, 2020, and 2019, the Company had issued 4,881,490 shares and 4,969,990 shares, respectively. Our sponsor owns 2,375 shares.
Preferred Stock
The board of directors is authorized, without approval of common shareholders, to provide for the issuance of preferred stock, in one or more classes or series, with such rights, preferences and privileges as the board of directors approves. No preferred stock was issued and outstanding as of December 31, 2020 and 2019.
Distributions
Distributions are determined by the board of directors based on the Company’s financial condition and other relevant factors. Should cash flows from operations not cover distributions, we may look to third party borrowings, including CROP or its affiliates, to fund distributions. We may also use funds from the sale of assets or from the maturity, payoff or settlement of debt investments for distributions not covered by operating cash. Distributions for the years ended December 31, 2020 and 2019 were $2,584 and $2,618, respectively.
Note 5 - Joint Venture Distributions
Cash from operations of the Company’s individual joint ventures after payment of property management fees shall be distributed to provide a preferred return of up to 8% on invested capital in the joint venture. Profits will then be allocated 50% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 50% to CC Advisors Promote until CC Advisors Promote has received an amount equal to 20% of all distributions. Profits after the above distributions will be allocated 80% to the Operating Partnership and CROP (in proportion to their respective interests in the joint venture) and 20% to CC Advisors Promote.
Note 6 - Related Party Transactions
Our affiliated directors and officers hold key positions at CROP and its affiliates, including at our property manager and asset manager. They are not compensated by us but are responsible for the management and affairs of the Company.
Asset Management Fee
CC Advisors II, which certain officers and our affiliated directors have an indirect ownership interest in, provides asset management services for the Company subject to the board of directors’ supervision. As compensation for those services, CC Advisors II receives a fee of 0.75% of gross assets, defined initially as the gross book value of our assets and subsequently as gross asset value once NAV is established. For the years ended December 31, 2020 and 2019, we incurred asset management fees of $807 and $745, respectively.
Property Management Fee
Our sponsor provides property management services for the multifamily apartment communities acquired by the joint ventures and receives a fee of 3.5% of gross revenues of each property managed for these services. Our sponsor is also reimbursed for expenses incurred on behalf of their management duties in accordance with the property management agreement. During the years ended December 31, 2020 and 2019, property management fees charged to the two properties were $398 and $389, respectively.
Construction Management Fee
Our sponsor will receive for its services in supervising any renovation or construction project in excess of $5 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. Construction management fees were not significant for the years ended December 31, 2020 and 2019.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Property Management Corporate Service Fee
Our sponsor allocates a flat fee each month to each of the joint ventures which is intended to fairly allocate the overhead costs incurred by our sponsor and its affiliated entities with respect to the management of all assets. This fee may vary depending on the number of assets managed and the actual overhead expenses incurred. Our sponsor will have the right to retain any excess between actual costs and the amount of the fee charged. Property management corporate service fees were not significant for the years ended December 31, 2020 and 2019.
Insurance Fee
A licensed insurance broker affiliated with our sponsor receives 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily apartment communities. Insurance fees were not significant for the years ended December 31, 2020 and 2019.
Promotional Interest
CC Advisors Promote, which certain officers and our affiliated directors have an indirect ownership interest in, and will receive a 20% promotional interest after an 8% preferred return on invested capital.
Promissory Note to Advisor
On April 20, 2020, we borrowed $945 from Cottonwood Communities Advisors, LLC, the parent entity of CC Advisors II, LLC, our asset manager. In connection with the borrowing, we executed a promissory note in favor of Cottonwood Communities Advisors, LLC. Pursuant to the promissory note, we agreed to repay any advances, up to an aggregate principal amount of $1,600, plus any interest on the unpaid principal advanced under the note, by September 30, 2020. On June 30, 2020, we amended and restated our promissory note and agreed to repay any advances, up to an aggregate principal amount of $2,600, plus any interest on the unpaid principal advanced under the note, by December 31, 2020. On December 30, 2020, we again amended and restated our promissory note to update the maturity date to June 30, 2021. The other terms of the note were unchanged in this amended agreement. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum, or the maximum amount of interest allowed under the laws of the State of Utah, whichever is less. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. Cottonwood Communities Advisors, LLC may upon written demand require us to prepay outstanding amounts under the promissory note, in whole or in part, provided that funds are available from the Fannie Mae facility. The promissory note is unsecured. As of December 31, 2020, the outstanding principal balance on the promissory note was $1,725 plus accrued interest of $63. Effective January 1, 2021, Cottonwood Communities Advisors, LLC assigned this note to CROP. If the CMRII Merger discussed in Note 8 is not consummated prior to the maturity date, we expect to either extend the maturity date with CROP or refinance the promissory note.
Note 7 - Commitments and Contingencies
Economic Dependency
Under various agreements, we have engaged or will engage our sponsor or affiliates of our sponsor to provide certain services that are essential to us, including asset management services and other administrative responsibilities that include accounting services and investor relations. As a result of these relationships, we are dependent upon our sponsor. In the event that our sponsor is unable to provide us with the respective services, we would be required to find alternative providers of these services.
Liquidity Strategy
Our board of directors will try to determine which liquidity strategy would result in the greatest value for shareholders. A liquidity event will occur no later than December 31, 2024, which may be extended for two one-year periods in the sole discretion of our board of directors and an additional two one-year periods by a majority vote of

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
the shareholders. If no extension is approved, an orderly sale of the Company’s assets will begin within a one-year period from the decision not to extend. If all extensions are approved, the final termination date would be December 31, 2028. The precise timing of sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to shareholders.
In the event that a listing occurs on or before the termination date, we will continue perpetually unless dissolved pursuant to a vote of the shareholders or any applicable provision of the Maryland General Corporation Law. A listing shall mean the commencement of trading of our common stock on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of the board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders. A listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the shareholders is securities of another entity that are listed on any securities exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended, any over the counter exchange or, as determined in the sole discretion of our board of directors, any similar exchange that offers sufficient trading to offer similar liquidity to the shareholders.
Right of First Refusal
If we or CROP desire to transfer all or a portion of membership interests in a joint venture, the non-transferring member shall have the option to purchase the transferring member’s membership interest on the same terms the transferring member intends to sell its interest to a third-party.
Share Repurchase Program
We have a share repurchase program that may enable stockholders to sell back to us up to 3% of the weighted average number of shares of common stock outstanding during the prior calendar year at the sole discretion and option of the board of directors. The board of directors may amend, suspend, or terminate the repurchase plan at any time in its sole discretion, upon 30 days’ written notice to the shareholders, if it believes that such action is in the best interest of the shareholders. In connection with the evaluation of the CMRII Merger (as defined below), the board of directors determined not to repurchase any shares during the fourth quarter of 2020 and suspended the share repurchase program upon entry into the CMRII Merger Agreement. If the CMRII Merger is not consummated, we expect our board of directors to resume the share repurchase program. Following the CMRII Merger, we expect that holders of our common stock may participate in the share repurchase program adopted by the board of directors of the acquiring company.
The repurchase price is subject to the following discounts, depending upon when the shares are repurchased:
Share Purchase Anniversary	Repurchase Price As a Percentage of Estimated Value(1)
Less than 1 year	No repurchase allowed
1 year	80%
2 years	85%
3 years	90%
4 years and thereafter	95%
In the event of a shareholder’s death or complete disability	95%
(1)
Estimated value equals Net Asset Value (“NAV”) as determined and disclosed by the board of directors. On December 13, 2019, the board of directors determined the value of our shares of common stock at $10.46 per share as of September 30, 2019, based on our net asset value. See the Form 1-U filed with the SEC on December 17, 2019 for additional information on our most recent NAV. Prior to December 2019, our estimated value per share was equal to the purchase price of shares in our offering. Due to the negotiations and subsequent entry into the merger agreement discussed below in Note 8, the board of directors determined not to update our September 30, 2019 NAV. If the proposed merger is not consummated, our board of directors intends to update our NAV as of a more recent date.

The purchase price will further be reduced by amounts distributed to shareholders as a result of the sale of one or more of assets constituting a return of capital. During the year ended December 31, 2020, we repurchased 88,500 shares of our common stock for an average purchase price of approximately $8.61.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Note 8 - Subsequent Events
We have evaluated subsequent events up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than as mentioned below.
Pending Merger
On January 26, 2021, we (Cottonwood Multifamily REIT II, Inc. (“CMRII”)), Cottonwood Multifamily REIT II O.P., LP (“CMRII OP”), Cottonwood Communities, Inc. (“CCI”), Cottonwood Communities O.P., LP (“CCOP”) and Cottonwood Communities GP Subsidiary, LLC, a wholly owned subsidiary of CCI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “CMRII Merger Agreement”).
Subject to the terms and conditions of the Merger Agreement, (i) we will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of CCI (the “Company Merger”) and (ii) CMRII OP will merge with and into CCOP or its successor, with CCOP or its successor surviving (the “OP Merger” and, together with the Company Merger referred to as the “Merger”). At such time, the separate existence of us and our operating partnership will cease.
At the effective time of the Company Merger, each issued and outstanding share of our common stock (the “CMRII Common Stock”) will be converted into the right to receive 1.072 shares of common stock of CCI (the “CCI Common Stock”).
At the effective time of the OP Merger, each partnership unit of CMRII OP outstanding immediately prior to the effective time of the OP Merger will be split so that the total number of partnership units of CMRII OP then outstanding equals the number of shares of CMRII Common Stock that were outstanding immediately prior to the effective time of the OP Merger (the “CMRII OP Unit Split”). Immediately following the CMRII OP Unit Split, each partnership unit of CMRII OP outstanding immediately prior to the effective time of the OP Merger will convert into the right to receive 1.072 common limited partner units in CCOP (“CCOP Common Units”). As described below, CCI is also party to a merger agreement to acquire Cottonwood Residential II, Inc. (“CRII”) by merger, which we refer to as the CRII Merger. If the CRII Merger closes before the Merger, as is expected, CMRII OP will merge with and into CROP, the operating partnership of CRII, with CROP surviving, and the holders of CMRII OP partnership units will receive common limited partner units in CROP at the same exchange ratio.
On January 26, 2021, CCI, CCOP and Merger Sub also entered into merger agreements to acquire each of CRII and Cottonwood Multifamily REIT I, Inc. (“CMRI”). All of the mergers are stock-for-stock transactions whereby each of CMRII, CRII and CMRI will be merged into a wholly owned subsidiary of CCI (collectively, the “Mergers”). None of the Mergers are contingent upon the closing of any of the other Mergers; however, under certain circumstances, CMRII may opt not to close if the CRII merger does not occur. CMRI has a similar option. Each of the Mergers is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended.
If approved by the stockholders of each of CMRII, CRII and CMRI and, in the case of CRII, the unitholders of its operating partnership, and the other closing conditions are met or waived, the Mergers will combine four portfolios of multifamily apartment communities and other real estate-related investments located predominantly in growth markets across the United States.
See the Form 1-U filed with the SEC on February 1, 2021 for additional information regarding the CMRII Merger Agreement.
There is no guarantee that the Mergers will be consummated.
Suspension of Share Repurchase Program
In connection with our entry into the CMRII Merger Agreement, our board of directors suspended our share repurchase program.

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Item 8.	Exhibits
INDEX OF EXHIBITS
Exhibit Number	Description
2.1	CHARTER. INCORPORATED BY REFERENCE TO EXHIBIT 2.1 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

2.2	BYLAWS. INCORPORATED BY REFERENCE TO EXHIBIT 2.2 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

4.1	FORM OF SUBSCRIPTION AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 4.1 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

4.2	ISRAELI INVESTOR QUESTIONNAIRE. INCORPORATED BY REFERENCE TO EXHIBIT 4.2 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED APRIL 3, 2017

6.1	SHARE REPURCHASE PROGRAM. INCORPORATED BY REFERENCE TO EXHIBIT 6.1 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

6.2	LIMITED PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP. INCORPORATED BY REFERENCE TO EXHIBIT 6.2 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

6.3
LIMITED LIABILITY COMPANY AGREEMENT OF GENERAL PARTNER OF OPERATING PARTNERSHIP. INCORPORATED BY REFERENCE TO EXHIBIT 6.3 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

6.4	FORM OF JOINT VENTURE AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.4 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

6.5	ASSET MANAGEMENT AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.5 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

6.6	FORM OF PROPERTY MANAGEMENT AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.6 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

6.7	INVESTMENT POLICY AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.8 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

6.8	THREE-PARTY AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.9 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Exhibit Number	Description
6.9	PURCHASE AND SALE AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.10 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

6.10	ASSIGNMENT OF PURCHASE AND SALE AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.11 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

6.11	FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.12 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

6.12	MASTER CREDIT FACILITY AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.13 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

6.13	MULTIFAMILY NOTE (VARIABLE RATE). INCORPORATED BY REFERENCE TO EXHIBIT 6.14 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

6.14	CONTRIBUTION AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 6.15 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

6.15	MEMBERSHIP INTEREST PURCHASE AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.1 TO THE COMPANY’S CURRENT REPORT ON 1-U FILED DECEMBER 14, 2018

6.16	FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.2 TO THE COMPANY’S CURRENT REPORT ON 1-U FILED DECEMBER 14, 2018

6.17	CW HEIGHTS AT MERIDIAN JV, LLC JOINT VENTURE AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.1 TO THE COMPANY’S CURRENT REPORT ON 1-U FILED JANUARY 14, 2019

6.18	AMENDMENT NO. 1 TO MASTER CREDIT FACILITY AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.2 TO THE COMPANY’S CURRENT REPORT ON 1-U FILED JANUARY 14, 2019

6.19	MULTIFAMILY NOTE (FIXED RATE), INCORPORATED BY REFERENCE TO EXHIBIT 6.3 TO THE COMPANY’S CURRENT REPORT ON 1-U FILED JANUARY 14, 2019

6.20	AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.4 TO THE COMPANY’S CURRENT REPORT ON 1-U FILED JANUARY 14, 2019

6.21	JOINDER TO MULTIFAMILY NOTE, INCORPORATED BY REFERENCE TO EXHIBIT 6.5 TO THE COMPANY’S CURRENT REPORT ON 1-U FILED JANUARY 14, 2019

6.22	PROPERTY MANAGEMENT AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.6 TO THE COMPANY’S CURRENT REPORT ON 1-U FILED JANUARY 14, 2019

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Exhibit Number	Description
6.23	FIRST AMENDMENT TO THE THREE-PARTY AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.24 TO THE COMPANY’S ANNUAL REPORT ON FORM 1-K, FILED APRIL 29, 2020

6.24	ASSIGNMENT OF ADVISORY SERVICES CONTRACTS, INCORPORATED BY REFERENCE TO EXHIBIT 6.25 TO THE COMPANY’S ANNUAL REPORT ON FORM 1-K, FILED APRIL 29, 2020

6.25	PROPERTY MANAGEMENT THREE-PARTY AGREEMENT, INCORPORATED BY REFERENCE TO EXHIBIT 6.26 TO THE COMPANY’S ANNUAL REPORT ON FORM 1-K, FILED APRIL 29, 2020

6.26	ASSIGNMENT OF PROMOTIONAL INTEREST, INCORPORATED BY REFERENCE TO EXHIBIT 6.27 TO THE COMPANY’S ANNUAL REPORT ON FORM 1-K, FILED APRIL 29, 2020

6.27	PROMISSORY NOTE, INCORPORATED BY REFERENCE TO EXHIBIT 6.28 TO THE COMPANY'S ANNUAL REPORT ON FORM 1-K, FILED APRIL 29, 2020

6.28	AMENDED AND RESTATED PROMISSORY NOTE, INCORPORATED BY REFERENCE TO EXHIBIT 6.29 TO THE COMPANY’S SEMIANNUAL REPORT ON FORM 1-SA, FILED AUGUST 28, 2020

6.29	SECOND AMENDED AND RESTATED PROMISSORY NOTE**

8.1	ESCROW AGREEMENT. INCORPORATED BY REFERENCE TO EXHIBIT 8 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED JULY 11, 2017

8.2	AGREEMENT AND PLAN OF MERGER. INCORPORATED BY REFERENCE TO EXHIBIT 2.1 TO THE COMPANY’S CURRENT FORM ON FORM 1-U FILED FEBRUARY 1, 2021

9.1
LETTER FROM ERNST & YOUNG LLP TO THE SECURITIES AND EXCHANGE COMMISSION DATED NOVEMBER 29, 2018, INCORPORATED BY REFERENCE TO EXHIBIT 9.1 TO THE COMPANY’S CURRENT FORM ON FORM 1-U FILED DECEMBER 5, 2018

10.1
POWER OF ATTORNEY OF CHAD CHRISTENSEN, GREGG CHRISTENSEN, AND SUSAN HALLENBERG. INCORPORATED BY REFERENCE TO THE SIGNATURE PAGE OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED JUNE 8, 2017

11.1	CONSENT OF ERNST & YOUNG LLP. INCORPORATED BY REFERENCE TO EXHIBIT 11 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

11.2	CONSENT OF WSRP, LLC. INCORPORATED BY REFERENCE TO EXHIBIT 11.2 OF THE COMPANY'S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 17, 2018

15.1	PRIOR PERFORMANCE TABLES. INCORPORATED BY REFERENCE TO EXHIBIT 15.1 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A POS (FILE NO. 024-10615) FILED JULY 5, 2018

15.2
UNAUDITED BALANCE SHEETS AND INCOME STATEMENTS OF COTTONWOOD RESIDENTIAL, INC. INCORPORATED BY REFERENCE TO EXHIBIT 15.2 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED DECEMBER 23, 2016

Cottonwood Multifamily REIT II, Inc.

Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Exhibit Number	Description
15.3	DLA RESPONSE LETTER TO SEC DATED SEPTEMBER 28, 2016. INCORPORATED BY REFERENCE TO EXHIBIT 15.3 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED JUNE 8, 2017

15.4	DLA RESPONSE LETTER TO SEC DATED APRIL 3, 2017. INCORPORATED BY REFERENCE TO EXHIBIT 15.4 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED JUNE 8, 2017

15.5	DLA RESPONSE LETTER TO SEC DATED MAY 11, 2017. INCORPORATED BY REFERENCE TO EXHIBIT 15.5 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED JUNE 8, 2017

15.6	ACCELERATION REQUEST DATED MAY 11, 2017. INCORPORATED BY REFERENCE TO EXHIBIT 15.6 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED JUNE 8, 2017

15.7	DLA RESPONSE LETTER TO SEC DATED JUNE 8, 2017. INCORPORATED BY REFERENCE TO EXHIBIT 15.7 OF THE COMPANY’S OFFERING STATEMENT ON FORM 1-A/A (FILE NO. 024-10615) FILED JUNE 8, 2017
**	Exhibits filed herewith.

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on April 8, 2021.
COTTONWOOD MULTIFAMILY REIT II, INC.
By:	/s/ Enzio Cassinis
Enzio Cassinis, Chief Executive Officer
We, the undersigned officers and directors of Cottonwood Multifamily REIT II, Inc., hereby severally constitute Enzio Cassinis our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Annual Report filed herewith and any and all amendments to said Annual Report and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Multifamily REIT II, Inc. to comply with the provisions of the Securities Act of 1933, Regulation A promulgated thereunder and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorney to said Annual Report and any and all amendments thereto.
This Annual Report has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Enzio Cassinis	Chief Executive Officer	April 8, 2021
Enzio Cassinis

/s/Adam Larson	Chief Financial Officer (Principal Financial Officer)	April 8, 2021
Adam Larson

/s/ Gregg Christensen	Chief Legal Officer and Director	April 8, 2021
Gregg Christensen

/s/ Susan Hallenberg	Chief Accounting Officer (Principal Accounting Officer)	April 8, 2021
Susan Hallenberg

/s/ Chad Christensen	Director	April 8, 2021
Chad Christensen

/s/ Daniel Shaeffer	Director	April 8, 2021
Daniel Shaeffer

PART II

Information Not Required in the Prospectus
Item 20. Indemnification of Directors and Officers
Subject to the significant conditions set forth below, Cottonwood Communities, Inc. (the “Company”, “we”, “our” or the “registrant”) has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages. In addition to the limitations set forth below, under Maryland law such exculpation is not permitted for any liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.
Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.
Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.
It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
The Company will also purchase and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 21. Exhibits and Financial Statement Schedules.
(a) The following is a list of exhibits filed as part of this registration statement.
Ex.	Description
2.1
Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P, LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Multifamily REIT I O.P., LP and Cottonwood Multifamily REIT I, Inc., incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed February 1, 2021

2.2
Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P., LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Residential O.P., LP and Cottonwood Residential II, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed February 1, 2021

2.3
Agreement and Plan of Merger, dated as of January 26, 2021, by and among the Company, Cottonwood Communities O.P., LP, Cottonwood Communities GP Subsidiary, LLC, Cottonwood Multifamily REIT II O.P., LP and Cottonwood Multifamily REIT II, Inc., incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed February 1, 2021

3.1
Articles of Amendment and Restatement, incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018

3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed December 22, 2016
3.3	Articles Supplementary for the Class A shares of common stock, incorporated by reference to Exhibit 3.1 on Form 8-K (No. 333-215272) filed August 19, 2019
3.4	Articles Supplementary for the Class T shares of common stock, incorporated by reference to Exhibit 3.2 on Form 8-K (No. 333-215272) filed August 19, 2019
3.5	Articles of Amendment, incorporated by reference to Exhibit 3.3 on Form 8-K (No. 333-215272) filed August 19, 2019
3.6	Article Supplementary – Preferred Stock, incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019
3.7	Articles Supplementary for the Series 2016 Preferred Stock, incorporated by reference to Exhibit 3.1 on Form 8-K (No. 000-56165) filed April 2, 2021
3.8	Articles Supplementary for the Series 2017 Preferred Stock, incorporated by reference to Exhibit 3.2 on Form 8-K (No. 000-56165) filed April 2, 2021
3.9	Articles Supplementary for the Series 2019 Preferred Stock, incorporated by reference to Exhibit 3.3 on Form 8-K (No. 000-56165) filed April 2, 2021
3.10	Articles of Amendment for the Class TX shares of common stock, incorporated by reference to Exhibit 3.4 on Form 8-K (No. 000-56165) filed April 2, 2021
3.11	Articles Supplementary for the Class D, Class I and Class T shares of common stock, incorporated by reference to Exhibit 3.5 on Form 8-K (No. 000-56165) filed April 2, 2021
4.1
Form of Subscription Agreement, incorporated by reference to Appendix A to the prospectus included in the Company’s Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed April 20, 2020

4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018

4.3
Amended and Restated Distribution Reinvestment Plan, incorporated by reference to Appendix B to the prospectus included in the Company’s Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed April 20, 2020

5.1	Opinion of DLA Piper LLP (US) re legality*
8.1	Opinion of DLA Piper LLP (US) as to tax issues regarding reorganization*
8.2	Opinion of Snell & Wilmer L.L.P. as to tax issues regarding reorganization*
8.3	Opinion of DLA Piper LLP (US) regarding REIT qualification of Cottonwood Communities, Inc.*

Ex.	Description
8.4	Opinion of DLA Piper LLP (US) regarding REIT qualification of Cottonwood Multifamily REIT I, Inc.*
10.1
Advisory Agreement, by and among the Company, Cottonwood Communities O.P., LP and CC Advisors III, LLC, dated August 13, 2020, incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4 (No. 333-252697) filed February 3, 2021

10.2
Second Amended and Restated Dealer Manager Agreement (including the Form of Selected Dealer Agreement), by and among the Company, CC Advisors III, LLC and Orchard Securities, LLC, dated February 20, 2020, incorporated by reference to Exhibit 1.4 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.3
Voting Agreement, by and among the Company, Daniel Schaeffer, Chad Christensen, Gregg Christensen, Eric Marlin, Cottonwood Residential Holdings, LLC and High Traverse Holdings, LLC, dated January 26, 2021, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 1, 2021

10.4
Second Amended and Restated Three-Party Agreement by and among the Company, Cottonwood Communities O.P., LP and CC Advisors III, LLC, dated January 26, 2021, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 1, 2021

10.5	Managing Broker-Dealer Agreement, incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019
10.6
Amended and Restated Agreement of Limited Partnership of Cottonwood Communities O.P., LP dated February 1, 2021, incorporated by reference to Exhibit 10.5 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.7
Assignment of Promotional Interest by and among Cottonwood Residential O.P., LP, Cottonwood Communities Investor, LLC and Cottonwood Communities Advisors Promote, LLC dated March 1, 2019, incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed May 3, 2019

10.8
Master Credit Facility Agreement by and between CC West Palm, LLC and Berkadia Commercial Mortgage, LLC dated May 30, 2019, incorporated by reference to Exhibit 10.5 on Form 8-K (No. 333-215272) filed June 4, 2019

10.9
Consolidated, Amended and Restated Multifamily Note by and between CC West Palm, LLC and Berkadia Commercial Mortgage, LLC dated May 30, 2019, incorporated by reference to Exhibit 10.6 on Form 8-K (No. 333-215272) filed June 4, 2019

10.10
Property Management Agreement (Luma) between CC West Palm, LLC and Cottonwood Communities Management, LLC effective as of May 30, 2019, incorporated by reference to Exhibit 10.14 on Form 10-K (No. 333-215272) filed March 25, 2020

10.11
Revolving Loan and Security Agreement (One Upland) between KRE JAG One Upload Owner LLC and JPMorgan Chase Bank, N.A. dated March 19, 2020, incorporated by reference to Exhibit 10.16 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.12
Promissory Note between KRE JAG One Upland Owner LLC and JPMorgan Chase Bank, N.A. dated March 19, 2020, incorporated by reference to Exhibit 10.17 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.13
Property Management Agreement between KRE JAG One Upland Owner LLC and Cottonwood Communities Management, LLC dated March 19, 2020, incorporated by reference to Exhibit 10.18 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.14
Form of Performance-Based LTIP Unit Award Agreement, incorporated by reference to Exhibit 10.19 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

10.15
Form of Time-Based LTIP Unit Award Agreement, incorporated by reference to Exhibit 10.20 to the Company’s Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-184476) filed April 20, 2020

Ex.	Description
21.1	Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 on Form 10-K (No. 000-56165) filed March 26, 2021
23.1	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Communities, Inc.**
23.2	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Multifamily REIT I, Inc.**
23.3	Consent of KPMG LLP, independent registered public accounting firm, regarding Cottonwood Multifamily REIT II, Inc.**
23.4	Consent of DLA Piper LLP (US) (included in Exhibits 5.1, 8.1, 8.3 and 8.4)*
23.5	Consent of Snell & Wilmer L.L.P. (included in Exhibit 8.2)*
24.1	Power of Attorney (included on signature page of registration statement)**
99.1	Amended and Restated Share Redemption Program, incorporated by reference to Exhibit 99.2 on Form 10-K (No. 000-56165) filed March 26, 2021
99.2	Consent of CBRE Capital Advisors, Inc.**
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase
*	To be filed by amendment.
**	Filed herewith.
Item 22. Undertakings
(a) The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b) The Company undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c) The Company undertakes that, for the purpose of determining liability under the Act to any purchaser, if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) For the purpose of determining liability of the Company under the Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company, and (iv) any other communication that is an offer in the offering made by the Company to the purchaser.
(e) The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(f) The Company undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(h) The undersigned Company hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(i) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on April 9, 2021.
COTTONWOOD COMMUNITIES, INC.

By:	/s/ Enzio Cassinis
Enzio Cassinis
Chief Executive Officer and President
We, the undersigned officers and directors of Cottonwood Communities, Inc., hereby severally constitute Enzio Cassinis, Gregg Christensen, Adam Larson and Susan Hallenberg and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Cottonwood Communities, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date
/s/ Enzio Cassinis	Chief Executive Officer, President and Director (principal executive officer)
Enzio Cassinis		April 9, 2021

/s/ Susan Hallenberg	Chief Accounting Officer and Treasurer (principal accounting officer)
Susan Hallenberg		April 9, 2021

/s/ Adam Larson	Chief Financial Officer (principal financial officer)
Adam Larson		April 9, 2021

/s/ Chad Christensen	Director	April 9, 2021
Chad Christensen

/s/ Daniel Shaeffer	Chairman of the Board and Director	April 9, 2021
Daniel Shaeffer

/s/ R. Brent Hardy	Director	April 9, 2021
R. Brent Hardy

/s/ Gentry Jensen	Director	April 9, 2021
Gentry Jensen

/s/ John Lunt	Director	April 9, 2021
John Lunt